As filed with the Securities and Exchange Commission on January 20, 2026.
Registration
No. 333-292582

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Churchill Capital Corp X
(Exact name of registrant as specified in its charter)
For
Co-Registrants,
see “Table of
Co-Registrants”
on the following page.

Cayman Islands*	6770	86-1946291
State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

640 Fifth Avenue, 14th Floor
New York,
NY
10019
Tel: (212)
380-7500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jay Taragin
Chief Financial Officer
c/o Churchill Capital Corp X
640 Fifth Avenue, 14th Floor
New York,
NY
10019
Tel: (212)
380-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Mike Nelson Garth Osterman Kristin VanderPas Peter Byrne Cooley LLP 1144 15th Street, Suite 2300 Denver, CO 80202 (212) 479-6000	Copies to: Matthew Kinsella Chief Executive Officer ColdQuanta, Inc. 1315 West Century Drive, Suite 150 Louisville, CO 80027	Gregory Astrachan Sean Ewen Esther Chang Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer) ☐

*
As part of the consummation of the business combination described herein, the Registrant intends to effect a deregistration under Part 12 of the Companies Act (As Revised) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Churchill Capital Corp X (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Infleqtion, Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF
CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter (1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
ColdQuanta, Inc.	Delaware	7374	20-8401414

(1)	The Co-Registrant has the following principal executive office:
ColdQuanta, Inc.
1315 West Century Drive, Suite 150
Louisville, CO 80027
Tel: (303)
440-1284

(2)	The agent for service for the Co-Registrant is:
Matthew Kinsella
Chief Executive Officer
ColdQuanta, Inc.
1315 West Century Drive, Suite 150
Louisville, CO 80027

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus relates to an Agreement and Plan of Merger and Reorganization, dated as of September 8, 2025 (as amended, modified, supplemented or waived from time to time, the “
Merger Agreement
”), by and among Churchill Capital Corp X, a Cayman Islands exempted company (“
CCX
”), AH Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned subsidiary of CCX (“
Merger Sub I
”), AH Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of CCX (“
Merger Sub II
,” and, together with Merger Sub I, “
Merger Subs
”) and ColdQuanta, Inc. (d/b/a Infleqtion), a Delaware corporation (“
Infleqtion
”), a copy of which is attached to this proxy statement/prospectus as an annex thereto.
The Merger Agreement, among other things and subject to the terms and conditions contained therein, provides for (a) the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware (the “
Domestication
”), and (b) following the Domestication, the merger of Merger Sub I with and into Infleqtion, with Infleqtion continuing as the surviving corporation, and immediately thereafter, the merger of such surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly-owned subsidiary of CCX (collectively, the “
Mergers
,” and, together with the Domestication and other transactions contemplated by the Merger Agreement and the related agreements, the “
Transactions
” or the “
business combination
”). In connection with the business combination, CCX will change its name to “Infleqtion, Inc.” We refer to the new public entity following the consummation of the business combination as the “
Post-Closing Company
.”
This proxy statement/prospectus serves as:

•
a proxy statement for the extraordinary general meeting of CCX, where CCX shareholders will vote on, among other things, proposals to (1) approve the Merger Agreement and the business combination (the “
business combination proposal
”), (2) approve the Domestication on a
non-binding
advisory basis (the “
domestication proposal
”), (3) approve and adopt, with written effect from the Domestication, the amended and restated certificate of incorporation (“
Proposed Certificate of Incorporation
”) and bylaws (“
Proposed Bylaws
”) of the Post-Closing Company on a
non-binding
advisory basis (the “
organizational documents proposal
”), (4) approve, on a
non-binding
advisory basis, certain of the material differences between CCX’s current Amended and Restated Memorandum and Articles of Association (the “
CCX current articles of association
”) and the Proposed Certificate of Incorporation and the Proposed Bylaws (the “
advisory organizational documents proposal
”), (5) approve the issuance of shares of common stock of the Post-Closing Company following the Domestication in connection with the Merger (the “
stock issuance proposal
”), (6) approve and adopt the Incentive Plan and the material terms thereof, including the authorization of the initial share reserve thereunder (the “
incentive plan proposal
”), (7) approve and adopt the ESPP and the material terms thereof, including the authorization of the initial share reserve thereunder (the “
ESPP proposal
”), (8) approve, on a
non-binding
advisory basis, the election of directors to serve staggered terms on the Post-Closing Company Board following the consummation of the business combination until immediately following the date of the 2026, 2027 and 2028 annual stockholder meetings, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death (the “
director election proposal
”) and (9) approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the proposals at the extraordinary general meeting (“
adjournment proposal
”); and

•	a prospectus for the shares of common stock of the Post-Closing Company that Infleqtion securityholders will receive as consideration in the business combination.
The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JANUARY
20
, 2026
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING IN
LIEU
OF AN ANNUAL MEETING OF
Churchill Capital Corp X

PROSPECTUS FOR UP TO 244,463,410 SHARES OF COMMON STOCK

OF
CHURCHILL CAPITAL CORP X
(TO BE RENAMED “INFLEQTION, INC.” FOLLOWING DOMESTICATION
IN THE STATE OF DELAWARE AND IN CONNECTION WITH THE
BUSINESS COMBINATION DESCRIBED IN THIS PROXY STATEMENT)

The board of directors of Churchill Capital Corp X, a Cayman Islands exempted company (“
CCX
,” “
we
” or “
our
”), has approved the Agreement and Plan of Merger and Reorganization, dated as of September 8, 2025 (as amended, modified, supplemented or waived from time to time, the “
Merger Agreement
”), by and among CCX, AH Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned subsidiary of CCX (“
Merger Sub I
”), AH Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of CCX (“
Merger Sub II,
” and, together with Merger Sub I, “
Merger Subs
”) and ColdQuanta, Inc. (d/b/a Infleqtion), a Delaware corporation (“
Infleqtion
”). The Merger Agreement, among other things and subject to the terms and conditions contained therein, provides for (a) the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware (the “
Domestication
”), and (b) following the Domestication, the merger of Merger Sub I with and into Infleqtion, with Infleqtion continuing as the surviving corporation, and immediately thereafter, the merger of such surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly-owned subsidiary of CCX (collectively, the “
Mergers
,” and, together with the Domestication and other transactions contemplated by the Merger Agreement and the related agreements, the “
Transactions
” or the “
business combination
”). In connection with the business combination, CCX will change its name to “Infleqtion, Inc.” We refer to the new public entity following the consummation of the business combination as the “
Post-Closing Company
.” Subject to the terms and conditions of the Merger Agreement, the value of the aggregate consideration to be paid to Infleqtion stockholders, holders of outstanding Infleqtion restricted stock awards and holders of Infleqtion options will be $1,800,000,000 (the “
Equity Value
”), which consideration will be paid entirely in shares of common stock, par value $0.0001 per share, of the Post-Closing Company (“
Post-Closing Company common stock
”), in an amount equal to $10.00 per share. At the Effective Time, each share of Infleqtion common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically cancelled and converted into the right to receive a number of shares of Post-Closing Company common stock equal to the Exchange Ratio. The Exchange Ratio is based on the per share Equity Value (calculated in accordance with the Merger Agreement). Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, we estimate that the Exchange Ratio will be approximately

0.347
shares of Post-Closing Company common stock for each issued and outstanding share of Infleqtion common stock (after giving effect to the conversion of Infleqtion preferred stock, including Infleqtion restricted stock awards in respect of Infleqtion preferred stock, into Infleqtion common stock); see the section entitled “
Proposal No.
 1 — The Business Combination Proposal — General — Structure of the Transactions
.
”
Accordingly, this proxy statement/prospectus covers up to an aggregate of shares of Post-Closing Company common stock, representing the estimated maximum number of shares to be issued to the existing securityholders of Infleqtion at the Closing.

To raise additional proceeds to fund the Transactions, CCX has entered into subscription agreements (“
PIPE Subscription Agreements
”) with certain investment funds (the “
PIPE Investors
”), pursuant to which, subject to the terms and conditions thereof, CCX has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to purchase an aggregate of, $126,547,600 of CCX common stock at a purchase price of $10.00 per share, which we refer to as the “
PIPE Investment
.” The PIPE Subscription Agreements contain customary representations, warranties, covenants and agreements of CCX and the PIPE Investors and are subject to customary closing conditions and termination rights.
Interests of Sponsor and its Affiliates
In February 2024, Churchill Sponsor X, LLC (the “
Sponsor
”) acquired an aggregate of 7,187,500 CCX Founder Shares (as defined herein), for approximately $0.003 per share. In April 2025, CCX, through a share capitalization, issued the Sponsor an additional 1,437,500 CCX Founder Shares. In May 2025, CCX, through a share capitalization, issued the Sponsor an additional 1,725,000 CCX Founder Shares, for which the Sponsor now holds 10,350,000 CCX Founder Shares in the aggregate. The CCX Founder Shares (including the Class A ordinary shares of CCX, par value $0.0001 per share (the “
CCX Class
 A Ordinary Shares
”) issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. See the section entitled “
Certain Relationships and Related Person Transactions — CCX Related Person Transactions
.”
In May 2025, the Sponsor purchased an aggregate of 300,000 CCX private placement units (as defined herein), at a price of $10.00 per unit, for an aggregate purchase price of $3,000,000, in the private placement in connection with the CCX IPO (as defined herein). Each CCX private placement warrant contained in the CCX private placement units is exercisable to purchase one whole CCX Class A Ordinary Share at a price of $11.50 per share. The CCX private placement warrants will become exercisable 30 days after the completion of the business combination. The CCX private placement warrants (including the CCX Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the business combination; however, if the business combination is consummated, each Sponsor Signatory (as defined below) holding the CCX private placement warrants has agreed to the Sponsor Lockup (as defined herein). See the section entitled “
Proposal No.
 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.
” The CCX private placement warrants are
non-redeemable
and exercisable for cash or on a “cashless basis.” The CCX private placement warrants do not expire except upon liquidation.
In May 2025, CCX agreed to reimburse M. Klein Associates, Inc., the managing member of the Sponsor, through its affiliate The Klein Group, LLC, an amount equal to $30,000 per month for office space, utilities and secretarial and administrative support made available to us. In addition, CCX has agreed, pursuant to an administrative services and indemnification agreement with the managing member of the Sponsor, that it will indemnify the Sponsor from any claims arising out of or relating to the CCX IPO, or its operations or conduct of its business (including the business combination) or any claims against CCX alleging any expressed or implied management or endorsement by them of any of its activities or any express implied association between the Sponsor and CCX, which agreement provides that the indemnified parties cannot access the funds held in CCX’s trust account. Upon completion of the business combination or CCX’s liquidation, the obligation to continue paying these monthly fees will be terminated and CCX will cease paying these monthly fees.
Michael Klein, a director of CCX, and the controlling shareholder of M. Klein Associates, Inc., which is the managing member of the Sponsor, may be deemed to beneficially own the securities of CCX owned by Sponsor. For more information about our officers’ and directors’ economic interests in the Transactions, see the section entitled “
Beneficial Ownership of Securities
.”
Prior to or in connection with the completion of the business combination, there may be payment by the Company to the Sponsor, its officers or directors, or CCX’s or their affiliates, of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of the business combination, which, if made prior to the completion of the initial business combination, will be paid from (1) funds held outside the trust account or (2) permitted withdrawals (as defined herein).

The Sponsor, its executive officers and directors, or any of their respective affiliates, are entitled to reimbursement for any out-of-pocket
expenses incurred in connection with activities on CCX’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CCX’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, its officers or directors or CCX’s or their affiliates. Any such payments prior to an initial business combination are made from funds held outside the trust account, including permitted withdrawals.
Subject to the terms of the Merger Agreement, there is no cap or ceiling on the reimbursement of out-of-pocket
expenses incurred by such persons in connection with activities on CCX’s behalf.
In February 2024, CCX and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan CCX an aggregate of up to $600,000 to cover expenses related to the CCX IPO, pursuant to the IPO Promissory Note (as defined herein). This loan was non-interest
bearing and payable on the earlier of December 31, 2025, or the date on which the Company consummated the CCX IPO. As of September 30, 2025 and December 31, 2024, there were amounts of $0 and $184,847, respectively outstanding under the IPO Promissory Note. The Company repaid the borrowings in full at the closing of the CCX IPO. Borrowings under the IPO Promissory Note are no longer available.
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an intended business combination, the Sponsor, CCX or their respective affiliates may, but are not obligated to, loan CCX funds as may be required (the “
Working Capital Loans
”). If CCX completes the business combination, CCX would repay the Working Capital Loans. In the event that the business combination does not close, CCX may use a portion of the working capital held outside the trust account to repay the Working Capital Loans but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of the Working Capital Loans may be convertible into units of the Post-Closing Company at a price of $10.00 per unit at the option of the lender. The units and their underlying securities would be identical to the CCX private placement units. Except as set forth above, the terms of the Working Capital Loans by CCX’s officers and directors, if any, have not been determined and no written agreements exist with respect to the Working Capital Loans. Prior to the completion of the business combination, CCX does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as CCX does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account. As of September 30, 2025 and December 31, 2024, CCX had no borrowings under the Working Capital Loans.
CCX has agreed to indemnify the Sponsor and its members (present and former), managers and affiliates and their respective present and former officers and directors to the fullest extent permitted under applicable law from any claims made by CCX or a third party in respect of any investment opportunities sourced by them or any liability arising with respect to their activities in connection with CCX’s affairs, to the extent that such indemnification, hold harmless and exoneration obligations with respect to such matters are not expressly covered by a separate written agreement between CCX and any such party. Such indemnity will provide that the indemnified parties cannot access the funds held in the trust account.
After the business combination, members of CCX’s management team who remain with CCX may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to CCX’s shareholders, to the extent then known, in this proxy statement/prospectus or other proxy solicitation materials (as applicable) furnished to CCX’s shareholders. It is unlikely the amount of such compensation is fully known at the time of distribution of this proxy statement/prospectus, or will be fully known at the time of a general meeting held to consider the business combination, as it will be up to the directors of the Post-Closing Company to determine executive and director compensation.
Concurrently with the execution of the Merger Agreement, CCX entered into the Sponsor Agreement (as defined herein) with the Sponsor and the Insiders, which amended and restated that certain letter agreement, dated May 13, 2025, from each of the persons undersigned thereto (the “
Initial Insiders
”). The following summary of material provisions of the Sponsor Agreement is qualified by reference to the complete text of the Sponsor Agreement, a copy of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. All shareholders are encouraged to read the Sponsor Agreement in its entirety for a more complete description of the terms and conditions of the Sponsor Agreement.
Pursuant to the terms of the Sponsor Agreement, the Sponsor and each of the Insiders (each, a “
Sponsor Signatory
”) agreed (1) to vote or consent (or cause to be voted or consented) all of such Sponsor Signatory’s shares of CCX common stock (a) in favor of the business combination and the Transactions (as applicable) and other matters related to the Transactions (and all actions required in furtherance thereof) and (b) against any proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of CCX in the Merger Agreement, result in competition with the Merger Agreement, or otherwise interfere with or delay or adversely affect the Transactions, (2) not to redeem any of such Sponsor Signatory’s CCX shares, in connection with the CCX shareholder redemption, (3) to vote in favor of the appointment or election of the individuals nominated for election to the Post-Closing Company Board in this proxy statement/prospectus, and (4) to be bound to certain other obligations as described therein.
There may be actual or potential material conflicts of interest between or among (1) the Sponsor, CCX’s officers and directors, Infleqtion’s officers and directors and (2) unaffiliated security holders of CCX. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the business combination, the compensation of CCX’s directors and officers and the compensation of the Sponsor, Michael Klein, and M. Klein Associates, Inc. in connection with the business combination. See the section entitled “
Proposal No.
 1 —The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination
” and “
Other Information Related to CCX — Conflicts of Interest.”
Infleqtion’s managers and executive officers have interests in the business combination that are different from, or in addition to, those of the CCX shareholders generally.
The following summarizes the pro forma shares of the Post-Closing Company common stock (as defined herein) issued and outstanding immediately after the business combination and Transactions (as defined herein) on an issued and outstanding basis, presented under the following redemption scenarios:

•	No Redemption Scenario : which is the scenario that assumes no CCX public shareholders exercise their redemption rights.

•
Maximum Redemptions Scenario
: which is the scenario that illustrates the largest number of redemptions by CCX public shareholders that can occur while still satisfying the Minimum Cash Condition. This scenario assumes that Available Closing SPAC Cash is equal to $100.0 million.

	No Redemption Scenario (1)		Maximum Redemptions Scenario (2)
	Shares	% Ownership	Shares	% Ownership
Infleqtion stockholders (3)	150,220,002	69.9%	150,220,002	86.6%
Sponsor shares (4)	10,650,000	5.0%	10,650,000	6.1%
CCX public shareholders	41,400,000	19.3%	—	—
PIPE Investors (5)	12,654,760	5.8%	12,654,760	7.3%

Total	214,924,762	100%	173,524,762	100%

(1)	Assumes no CCX public shareholders exercise their redemption rights.
(2)
Assumes redemptions of 41,400,000 CCX public shares in connection with the Transactions, which would still result in satisfaction of the Minimum Cash Condition. This scenario is based on the trust account balance as of September 30, 2025, as described under the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information

—

Basis of Pro Forma Presentation
.”

(3)
Consists of 148,799,431 shares of Post-Closing Company common stock issuable in respect of shares of Infleqtion common stock and Infleqtion preferred stock, and 1,420,571 shares of Post-Closing Company common stock issuable in respect of Infleqtion restricted stock awards, which are considered to be legally outstanding as of Closing. Both are based on an assumed Exchange Ratio of 0.347. The Exchange Ratio reflects the Infleqtion common stock, preferred stock, and options, in each case, outstanding as of September 11, 2025 and does not reflect any issuances of Infleqtion capital stock or Infleqtion options after such date.
(4)
Includes 300,000 CCX private placement shares held by the Sponsor and 10,350,000 CCX Founder Shares held by the Sponsor. The outstanding amount of CCX Founder shares includes 1,500,000 shares that will become unvested as of the Closing and will revest on the occurrence of the Triggering Event. At the Closing, all of the CCX Founder Shares held by the Sponsor will be outstanding and entitled to vote.

(5)
Pursuant to the terms of the PIPE Subscription Agreements, as described above, CCX has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy, 12,654,760 Subscribed Shares at a purchase price of $10.00 per share for an aggregate commitment of $126.5 million.

See the sections entitled “Proposal No. 1 — The Business Combination Proposal — General — Impact of the Business Combination on Our Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
After careful consideration, the CCX Board has unanimously approved the Merger Agreement and the other proposals described in this proxy statement/prospectus. The CCX Board has also determined that it is advisable to consummate the business combination and that the business combination is in the best interests of shareholders of CCX. The CCX Board took into account the oral opinion of Ocean Tomo, a part of J.S. Held (“
Ocean Tomo
”) (subsequently confirmed in writing), rendered on September 7, 2025, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Ocean Tomo in preparing its opinion, the Purchase Price (as defined herein), pursuant to the Merger Agreement is fair from a financial point of view to the shareholders of CCX (other than the Sponsor). A copy of the written opinion is attached as Annex G to this proxy statement/prospectus. Please see the section entitled “
Proposal No.
 1 — The Business Combination Proposal — Opinion of CCX’s Financial Advisor
” for further information. The CCX Board recommends that you vote “FOR” each proposal described in this proxy statement/prospectus.
Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting in lieu of an annual meeting of shareholders of CCX scheduled to be held on , 2026.
The CCX public units, CCX public shares and CCX public warrants are each traded on the Nasdaq Stock Market (“
Nasdaq
”) under the symbols CCCXU, CCCX and CCCXW, respectively. In connection with the Transactions, CCX intends to apply to have Post-Closing Company common stock listed on The New York Stock Exchange (“NYSE”) under the symbol “INFQ,” and the Post-Closing Company will change its name to “Infleqtion, Inc.” It is a condition to the consummation of the business combination that the shares of Post-Closing Company common stock to be issued (or reserved for issuance) in the Transactions have been listed on Nasdaq or any other stock exchange mutually agreed upon by CCX and Infleqtion and shall be eligible for continued listing immediately following the closing, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the business combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.
CCX is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “
JOBS Act
”) and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Transactions and other matters to be considered at the extraordinary general meeting in lieu of an annual meeting of CCX’s shareholders. It also contains or references information about CCX, Infleqtion and the Post-Closing Company. We encourage you to carefully read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the CCX Board, you should keep in mind that the Sponsor and CCX’s directors and officers have interests in the business combination that are different from or in addition to, or may conflict with, your interests as a shareholder. For instance, the Sponsor, CCX’s officers and directors and/or their affiliates will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating CCX. See the section of this proxy statement/prospectus entitled “
Proposal No.
 1 —The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination
” and “
Other Information Related to CCX — Conflicts of Interest”
for a further discussion of these considerations. You should also carefully consider the risk factors described in “
Risk Factors
”
beginning on page 62 of this proxy statement/prospectus.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated     , 2026, and is first being mailed to CCX shareholders on or about    , 2026.

CHURCHILL CAPITAL CORP X

640 Fifth Avenue, 14th Floor

New York, NY 10019

Dear Churchill Capital Corp X Shareholders,

On behalf of Churchill Capital Corp X, a Cayman Islands exempted company (“CCX,” “we” or “our”) board of directors (the “CCX Board”), we cordially invite you to an extraordinary general meeting in lieu of an annual general meeting (the “extraordinary general meeting”) of shareholders of CCX, to be held via live webcast at    a.m. Eastern Time, on    , 2026. For purposes of Cayman Islands law and the CCX current articles of association, the physical location of the extraordinary general meeting will be Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019. The extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitalx/2026, where you will be able to listen to the meeting live, and ask questions and vote during the meeting.

On September 8, 2025, CCX entered into an Agreement and Plan of Merger and Reorganization (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among CCX, AH Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of CCX (“Merger Sub I”), AH Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of CCX (“Merger Sub II,” and, together with Merger Sub I, “Merger Subs”) and ColdQuanta, Inc. (d/b/a Infleqtion), a Delaware corporation (“Infleqtion”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things and subject to the terms and conditions contained therein, provides for (a) the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”), and (b) following the Domestication, the merger of Merger Sub I with and into Infleqtion, with Infleqtion continuing as the surviving corporation, and immediately thereafter, the merger of such surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly-owned subsidiary of CCX (collectively, the “Mergers,” and, together with the Domestication and other transactions contemplated by the Merger Agreement and the related agreements, the “Transactions” or the “business combination”). In connection with the business combination, CCX will change its name to “Infleqtion, Inc.” We refer to the new public entity following the consummation of the business combination as the “Post-Closing Company.”

Subject to the terms and conditions of the Merger Agreement, the value of the aggregate consideration to be paid to Infleqtion stockholders, holders of outstanding Infleqtion restricted stock awards and holders of Infleqtion options will be $1,800,000,000 ( the “Equity Value”), which consideration will be paid entirely in shares of common stock, par value $0.0001 per share, of the Post-Closing Company (“Post-Closing Company common stock”), in an amount equal to $10.00 per share. At the Effective Time, each share of Infleqtion common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically cancelled and converted into the right to receive a number of shares of Post-Closing Company common stock equal to the Exchange Ratio. The Exchange Ratio is based on the per share Equity Value (calculated in accordance with the Merger Agreement). Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, we estimate that the Exchange Ratio will be approximately 0.347 shares of Post-Closing Company common stock for each issued and outstanding share of Infleqtion common stock (after giving effect to the conversion of Infleqtion preferred stock, including Infleqtion restricted stock awards in respect of Infleqtion preferred stock, into Infleqtion common stock); see the section entitled “Proposal No. 1 — The Business Combination Proposal — General — Structure of the Transactions.”

At the extraordinary general meeting, CCX shareholders will be asked to consider and vote upon:

•

a proposal to approve by ordinary resolution the Merger Agreement and business combination — we refer to this proposal as the “business combination proposal.” Please see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the business combination proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026), be approved, ratified and confirmed in all respects.”

•

a proposal to approve, by special resolution, on a non-binding advisory basis, the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware — we refer to this proposal as the “domestication proposal.” Please see the section entitled “Proposal No. 2 — The Domestication Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the domestication proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026), be approved, ratified and confirmed in all respects.”

•

a proposal to approve, by special resolution, on a non-binding advisory basis, and adopt with effect from the Domestication the amended and restated certificate of incorporation (“Proposed Certificate of Incorporation”) and bylaws (“Proposed Bylaws”) of CCX — we refer to this proposal as the “organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 3 — The Organizational Documents Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the organizational documents proposal (as such terms are defined in CCX’s proxy statement/prospectus dated    , 2026) be approved and adopted.”

•

proposals to approve, on a non-binding advisory basis and as required by the applicable U.S. Securities and Exchange Commission (“SEC”) guidance, by ordinary resolution, certain of the material differences between the CCX current articles of association and the Proposed Certificate of Incorporation and the Proposed Bylaws — we refer to these proposals as the “advisory organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 4 — The Advisory Organizational Documents Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that on an advisory non-binding basis, the advisory organizational documents proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026), be approved and adopted.”

•

a proposal to approve, by ordinary resolution, including for purposes of complying with applicable NYSE listing standards, the issuance of shares of common stock of the Post-Closing Company following the Domestication in connection with the Mergers — we refer to this proposal as the “stock issuance proposal.” Please see the section entitled “Proposal No. 5 — The Stock Issuance Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the stock issuance proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

•

a proposal to approve by ordinary resolution the Incentive Plan and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex E. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the incentive plan proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

•	a proposal to approve by ordinary resolution the ESPP and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached to this proxy statement/prospectus as Annex F. Please see the section entitled “Proposal No. 7 — The ESPP Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the ESPP proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

•

a proposal to approve, by ordinary resolution, on a non-binding advisory basis, the election of directors to serve staggered terms on the Post-Closing Company Board following the consummation of the business combination until immediately following the date of the 2026, 2027 and 2028 annual stockholder meetings, as applicable, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death — we refer to this proposal as the “director election proposal” and, collectively with the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal and the ESPP proposal, the “condition precedent proposals.” Please see the section entitled “Proposal No. 8 — The Director Election Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, that the director election proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

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a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals at the extraordinary general meeting — we refer to this proposal as the “adjournment proposal.” Please see the section entitled “Proposal No. 9 — The Adjournment Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

Each of these proposals are more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only CCX shareholders of record at the close of business on January 13, 2026 are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements thereof.

After careful consideration, the CCX Board has unanimously determined that the business combination proposal, domestication proposal, organizational documents proposal, advisory organizational documents proposal, stock issuance proposal, incentive plan proposal, ESPP proposal, director election proposal and, if necessary, the adjournment proposal are fair to, and in the best interests of, CCX and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the domestication proposal, “FOR” the organizational documents proposal, “FOR” the advisory organizational documents proposal, “FOR” the stock issuance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” each of the director nominees named in the director election proposal and, if presented, “FOR” the adjournment proposal. When you consider the CCX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as Churchill Sponsor X, LLC, our sponsor (the “Sponsor”), have interests in the Transactions that are different from, or in addition to, the interests of CCX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination” for additional information. The CCX Board was aware of and considered these interests, among other matters, including the fairness opinion of Ocean Tomo, in evaluating and negotiating the Transactions and in recommending to CCX shareholders that they vote in favor of the proposals presented at the extraordinary general meeting.

To raise additional proceeds to fund the Transactions, CCX has entered into subscription agreements (“PIPE Subscription Agreements”) with certain investment funds (the “PIPE Investors”) (containing commitments to funding that are subject only to conditions that are generally aligned with the conditions set forth in the Merger Agreement), pursuant to which CCX has agreed to issue and sell to the PIPE Investors $126,547,600 of CCX common stock at a purchase price of $10.00 per share, which we refer to as the “PIPE Investment.” The PIPE Subscription Agreements contain customary representations, warranties, covenants and agreements of CCX and the PIPE Investors and are subject to customary closing conditions and termination rights.

Consummation of the business combination is conditioned on the approval of each of the condition precedent proposals. If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

All CCX shareholders are cordially invited to attend the extraordinary general meeting, and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the extraordinary general meeting (or any adjournment or postponement thereof). To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible and no later than the time of the extraordinary general meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. If your CCX Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote, obtain a proxy card from your broker or bank.

Class A Ordinary Shares are currently listed on Nasdaq under the symbol “CCCX.” In connection with the Transactions, CCX intends to apply to have Post-Closing Company common stock listed on NYSE under the symbol “INFQ,” and it will change its name to “Infleqtion, Inc.”

Pursuant to the CCX current articles of association, a holder of CCX Class A Ordinary Shares sold in CCX’s initial public offering (whether they were purchased in CCX’s initial public offering or thereafter in the open market) (“CCX public shares”) may demand that CCX redeem such shares for cash if the business combination is consummated (“redemption rights”). Such redemption rights are not available to our Sponsor, officers or directors. Eligible holders of CCX public shares will be entitled to receive cash for these shares only if they demand that CCX redeem their CCX public shares for cash no later than the second business day prior to the initially scheduled vote on the business combination proposal or such later date as our directors may determine (the “Redemption Deadline”) by delivering their shares and requesting in writing that CCX redeem such CCX public shares for cash to Continental Stock Transfer & Trust Company, CCX’s transfer agent. If the business combination is not completed, the CCX public shares will not be redeemed. If an eligible holder of CCX public shares properly exercises their redemption rights and the business combination is consummated, CCX will redeem such shares for cash in an amount equal to their pro rata portion of the funds in the trust account holding the proceeds from CCX’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the business combination and net of certain permitted withdrawals.

Notwithstanding the foregoing, a holder of CCX public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the CCX public shares. Accordingly, all CCX public shares in excess of 15% held by a CCX public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the prior consent of our directors. Such redemption rights are also not available to our Sponsor, officers or directors.

CCX is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and has elected to comply with certain reduced public company reporting requirements.

CCX (including as the Post-Closing Company) will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following May 15, 2030, the fifth anniversary of the CCX IPO, (b) in which CCX has total annual gross revenue of at least $1,235,000,000, or (c) in which CCX is deemed to be a large accelerated filer, which means the market value of CCX Class A Ordinary Shares held by non-affiliates exceeds $700,000,000 as of the end of the prior June 30th; and (2) the date on which CCX has issued more than $1,000,000,000 in nonconvertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

The accompanying proxy statement/prospectus provides you with detailed information about the business combination and other matters to be considered at the extraordinary general meeting. We encourage you to carefully read the entire document, including the Annexes attached to the accompanying proxy statement/prospectus. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 62.

Your vote is important regardless of the number of CCX Ordinary Shares you own. Whether you plan to attend the extraordinary general meeting or not, please sign, date and return the enclosed proxy card as soon as possible, and no later than the time of the extraordinary general meeting (or any adjournment thereof) in the envelope provided. If your CCX Class A Ordinary Shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

The business combination described in the accompanying proxy statement/prospectus has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the merits or fairness of the business combination, or passed upon the accuracy or adequacy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Michael Klein
Chairman of the Board of Directors

    , 2026

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR CCX SHARES WILL BE VOTED AT THE DISCRETION OF YOUR NOMINATED PROXY.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE CCX REDEEM YOUR CCX PUBLIC SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT (NET OF CERTAIN PERMITTED WITHDRAWALS) AND TENDER SUCH SHARES TO CCX’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR CCX PUBLIC SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING SUCH SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN SUCH CCX PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD CCX PUBLIC SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW SUCH SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “EXTRAORDINARY GENERAL MEETING OF CCX — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Immediately following the Redemption Deadline, a public shareholder that makes an election to redeem its CCX public shares (an “Election”) may withdraw its Election with respect to all or a portion of its CCX public shares for which it previously submitted an Election (an “Election Reversal”).

TO MAKE AN ELECTION REVERSAL WITH RESPECT TO YOUR CCX PUBLIC SHARES, YOU MUST SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, AFTER 5:00 P.M. EASTERN TIME ON    , 2026, THE DATE THAT IS TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING, AND PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING, THAT THE ELECTION TO REDEEM YOUR CCX PUBLIC SHARES BE REVERSED, INCLUDING THE LEGAL NAME, PHONE NUMBER, AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REVERSAL IS REQUESTED AND THE NUMBER OR PERCENTAGE OF SHARES FOR WHICH REVERSAL IS REQUESTED. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO REQUEST REVERSAL OF THE ELECTION TO REDEEM AT THE TRANSFER AGENT.

The accompanying proxy statement/prospectus is dated    , 2026 and is first being mailed to CCX shareholders on or about    , 2026.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by CCX or Infleqtion. This proxy statement/ prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of CCX or Infleqtion since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

The accompanying proxy statement/prospectus incorporates important information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus or other information concerning CCX, without charge, by written request directed to:

Churchill Capital Corp X

640 Fifth Avenue, 14th Floor

New York, NY 10019

Attention: Jay Taragin, Chief Financial Officer

Email: info@churchillcapitalcorp.com

or:

Sodali & Co

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and Brokers:(203) 658-9400

Email: CCIX.info@investor.sodali.com

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of CCX to be held on    , 2026, you must request the information no later than five business days prior to the date of the extraordinary general meeting.

CHURCHILL CAPITAL CORP X

640 Fifth Avenue, 14th Floor

New York, NY 10019

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON     , 2026

TO THE SHAREHOLDERS OF CHURCHILL CAPITAL CORP X

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of shareholders of Churchill Capital Corp X, a Cayman Islands exempted company (“CCX,” “we” or “our”), will be held via live webcast at     a.m. Eastern Time, on     , 2026. For purposes of Cayman Islands law and the CCX current articles of association, the extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitalx/2026 where you will be able to listen to the meeting live, ask questions and vote during the meeting. The physical location of the extraordinary general meeting will be Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019.

On behalf of CCX’s board of directors (the “CCX Board”), you are cordially invited to attend the extraordinary general meeting, to conduct the following business items:

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a proposal to approve by ordinary resolution the Merger Agreement and business combination — we refer to this proposal as the “business combination proposal.” Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the business combination proposal (as such term is defined in CCX’s proxy statement/prospectus dated     , 2026), be approved, ratified and confirmed in all respects.”

•

a proposal to approve, on a non-binding advisory basis, by special resolution, the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware — we refer to this proposal as the “domestication proposal.” Please see the section entitled “Proposal No. 2 — The Domestication Proposal”;

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the domestication proposal (as such term is defined in CCX’s proxy statement/prospectus dated     , 2026), be approved, ratified and confirmed in all respects.”

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a proposal to approve, on a non-binding advisory basis, by special resolution, and adopt with effect from the Domestication the amended and restated certificate of incorporation (“Proposed Certificate of Incorporation”) and bylaws (“Proposed Bylaws”) of CCX — we refer to this proposal as the “organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 3 — The Organizational Documents Proposal”;

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the organizational documents proposal (as such terms are defined in CCX’s proxy statement/prospectus dated     , 2026) be approved and adopted.”

•

proposals to approve, on a non-binding advisory basis and as required by the applicable U.S. Securities and Exchange Commission (“SEC”) guidance, by ordinary resolution, certain of the material differences between the CCX current articles of association and the Proposed Certificate of Incorporation and the Proposed Bylaws — we refer to these proposals as the “advisory organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed

Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 4 — The Advisory Organizational Documents Proposal”;

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that on an advisory non-binding basis, the advisory organizational documents proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026), be approved and adopted.”

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a proposal to approve, by ordinary resolution, including for purposes of complying with applicable NYSE listing standards, the issuance of shares of common stock of the Post-Closing Company following the Domestication in connection with the Mergers — we refer to this proposal as the “stock issuance proposal.” Please see the section entitled “Proposal No. 5 — The Stock Issuance Proposal”;

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the stock issuance proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

•

a proposal to approve by ordinary resolution the Incentive Plan and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex E. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal”;

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the incentive plan proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

•

a proposal to approve by ordinary resolution the ESPP and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached to this proxy statement/prospectus as Annex F. Please see the section entitled “Proposal No. 7 — The ESPP Proposal”;

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the ESPP proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

•

a proposal to approve, on a non-binding advisory basis, by ordinary resolution, the election of directors to serve staggered terms on the Post-Closing Company Board following the consummation of the business combination until immediately following the date of the 2026, 2027 and 2028 annual stockholder meetings, as applicable, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death — we refer to this proposal as the “director election proposal” and, collectively with the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal and the ESPP proposal, the “condition precedent proposals.” Please see the section entitled “Proposal No. 8 — The Director Election Proposal”; and

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, that the director election proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals at the extraordinary general meeting — we refer to this proposal as the “adjournment proposal.” Please see the section entitled “Proposal No. 9 — The Adjournment Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

Each of these proposals and the business combination are more fully described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only CCX shareholders of record at the close of business on January 13, 2026 are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements thereof.

After careful consideration, the CCX Board has unanimously determined that the business combination proposal, domestication proposal, organizational documents proposal, advisory organizational documents proposal, stock issuance proposal, incentive plan proposal, ESPP proposal, director election proposal and, if necessary, the adjournment proposal are fair to, and in the best interests of, CCX and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the domestication proposal, “FOR” the organizational documents proposal, “FOR” the advisory organizational documents proposal, “FOR” the stock issuance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” each of the director nominees named in the director election proposal and, if presented, “FOR” the adjournment proposal. When you consider the CCX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as Churchill Sponsor X, LLC, our sponsor (the “Sponsor”), have interests in the Transactions that are different from, or in addition to, the interests of CCX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination” for additional information. The CCX Board was aware of and considered these interests, among other matters, including the fairness opinion of Ocean Tomo, in evaluating and negotiating the Transactions and in recommending to CCX shareholders that they vote in favor of the proposals presented at the extraordinary general meeting.

Consummation of the business combination is conditioned on the approval of each of the other condition precedent proposals. If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

Pursuant to the CCX current articles of association, a holder of CCX Class A Ordinary Shares sold in CCX’s initial public offering (whether they were purchased in CCX’s initial public offering or thereafter in the open market) (“CCX public shares”) may demand that CCX redeem such shares for cash if the business combination is consummated (“redemption rights”). Such redemption rights are not available to our Sponsor, officers or directors. Eligible holders of CCX public shares will be entitled to receive cash for these shares only if they demand that CCX redeem their CCX public shares for cash no later than the second business day prior to the initially scheduled vote on the business combination proposal or such later date as our directors may determine (the “Redemption Deadline”) by delivering their shares and requesting in writing that CCX redeem such CCX public shares for cash to Continental Stock Transfer & Trust Company, CCX’s transfer agent. If the business combination is not completed, the CCX public shares will not be redeemed. If an eligible holder of CCX public shares properly exercises their redemption rights and the business combination is consummated, CCX will redeem such shares for cash in an amount equal to their pro rata portion of the funds in the trust account holding the proceeds from CCX’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the business combination and net of certain permitted withdrawals.

Notwithstanding the foregoing, a holder of CCX public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the CCX public shares. Accordingly, all CCX public shares in excess of 15% held by a CCX public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the prior consent of our directors. Such redemption rights are also not available to our Sponsor, officers or directors.

All CCX shareholders are cordially invited to attend the extraordinary general meeting and we are providing this proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the extraordinary general meeting (or any adjournment or postponement thereof). To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible and no later than the time of the extraordinary general meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. If your CCX Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote, obtain a proxy card from your broker or bank.

Your vote is important regardless of the number of CCX Ordinary Shares you own. Whether you plan to attend the extraordinary general meeting or not, please sign, date and return the enclosed proxy card as soon as possible, and no later than the time of the extraordinary general meeting or, if the meeting is adjourned, the time for holding such adjourned meeting, in the envelope provided. If your CCX Ordinary Shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Michael Klein
Chairman of the Board of Directors

    , 2026

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES OF CCX PUBLIC SHARES WILL BE VOTED AT THE DISCRETION OF YOUR PROXY.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE CCX REDEEM YOUR CCX PUBLIC SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT (NET OF PERMITTED WITHDRAWALS) AND TENDER SUCH SHARES TO CCX’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR CCX PUBLIC SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING SUCH SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN SUCH CCX PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD CCX PUBLIC SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW SUCH SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “EXTRAORDINARY GENERAL MEETING OF CCX — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Immediately following the Redemption Deadline, a public shareholder that makes an election to redeem its CCX public shares (an “Election”) may withdraw its Election with respect to all or a portion of its CCX public shares for which it previously submitted an Election (an “Election Reversal”).

TO MAKE AN ELECTION REVERSAL WITH RESPECT TO YOUR CCX PUBLIC SHARES, YOU MUST SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, AFTER 5:00 P.M. EASTERN TIME ON     , 2026, THE DATE THAT IS TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING, AND PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING, THAT THE ELECTION TO REDEEM YOUR CCX PUBLIC SHARES BE REVERSED, INCLUDING THE LEGAL NAME, PHONE NUMBER, AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REVERSAL IS REQUESTED AND THE NUMBER OR PERCENTAGE OF SHARES FOR WHICH REVERSAL IS REQUESTED. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO REQUEST REVERSAL OF THE ELECTION TO REDEEM AT THE TRANSFER AGENT.

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

“2017 Plan” are to the 2017 Share Plan of Infleqtion, duly adopted by the Infleqtion Board in 2017.

“Advisor” are to The Klein Group, LLC.

“Advisory Agreement” are to that certain Advisory Agreement, dated as of September 8, 2025, by and among CCX and M. Klein & Company, through its affiliate, The Klein Group, LLC, as the same has been or may be amended, modified, supplemented or waived from time to time.

“Appraisal Rights Deadline” are to the last day of the 20-day period during which appraisal must be demanded as contemplated by Section 262(d)(2) of the DGCL.

“Available Closing SPAC Cash” are to all amounts in the trust account (after reduction for the aggregate amount of payments required to be made in connection with any valid CCX public shareholder redemptions of CCX public shares and any permitted withdrawals (as defined in the CCX current articles of association), but before payment of any CCX or Infleqtion transaction expenses and repayment of any Sponsor loans, if any), plus the net proceeds of any incremental financing raised by CCX or Infleqtion in connection with the Transactions, including the PIPE Investment in accordance with the terms and conditions of the PIPE Subscription Agreements. For the avoidance of doubt, such amount shall exclude any cash and cash equivalents on the balance sheet or otherwise in the bank accounts of the Company.

“BTIG Founder Shares” are to the interests in the Sponsor corresponding to 360,000 CCX Founder Shares allocated to BTIG in connection with the closing of the CCX IPO as upfront underwriting compensation in lieu of a cash underwriting discount.

“business combination” are to the Mergers and the Domestication, together with the other transactions contemplated by the Merger Agreement. The “business combination” will constitute an initial business combination under the terms of the CCX current articles of association.

“CCX” are to Churchill Capital Corp X. Prior to the Domestication, CCX is an exempted company incorporated and registered under the laws of the Cayman Islands. Following the Domestication, subject to shareholder approval, CCX will be a corporation incorporated under the laws of the State of Delaware named “Infleqtion, Inc.”

“CCX Board” are to the board of directors of CCX.

“CCX Class A Ordinary Shares” are to the Class A ordinary shares of CCX, par value $0.0001 per share.

“CCX Class B Ordinary Shares” are to the Class B ordinary shares of CCX, par value $0.0001 per share.

“CCX common stock” are to the shares of common stock of CCX, par value $0.0001 per share, immediately upon the Domestication.

“CCX current articles of association” are to CCX’s amended and restated memorandum and articles of association in effect as of the date of this proxy statement/prospectus.

“CCX Founder Shares” are to CCX Class B Ordinary Shares held by the Sponsor upon the CCX IPO and the Class A Ordinary Shares that will be issued upon the conversion of such CCX Class B Ordinary Shares immediately prior to the Domestication.

“CCX IPO” means the initial public offering of 41,400,000 CCX public units, including 5,400,000 CCX public units under the underwriters’ over-allotment option, which closed on May 15, 2025.

“CCX Ordinary Shares” collectively, are to the CCX Class A Ordinary Shares and the CCX Class B Ordinary Shares.

“CCX private placement shares” are to the Class A Ordinary Shares included within the CCX private placement units.

“CCX private placement units” are to the units issued to the Sponsor in the private placement that occurred simultaneously with the closing of the CCX IPO.

“CCX private placement warrants” are to the warrants (i.e., one-quarter warrant for each Class A Ordinary Share) included within the CCX private placement units.

“CCX public shares” are to shares of Class A Ordinary Shares sold as part of the CCX public units sold in the CCX IPO.

“CCX public shareholders” are to the holders of CCX public shares. CCX public shareholders includes the Sponsor and the CCX officers or directors to the extent that the Sponsor and/or CCX’s officers or directors hold CCX public shares, provided that each of their status as a CCX public shareholder will only exist with respect to such CCX public shares.

“CCX public units” are to the CCX public units sold in the CCX IPO, all of which (other than 493,569 as of the date hereof) have been separated into CCX public shares and CCX public warrants.

“CCX public warrants” are to the warrants (i.e., one-quarter warrant for each Class A Ordinary Share) sold as part of the CCX public units sold in the CCX IPO.

“CCX record date” are to the close of business on January 13, 2026.

“CCX Units” are to the CCX public units and CCX private placement units.

“CCX Warrants” are to the CCX public warrants and CCX private placement warrants.

“CFIUS” are to the Committee on Foreign Investment in the United States.

“Citi” are to Citigroup Global Markets Inc.

“Closing” are to the closing of the business combination.

“Closing Date” are to the date the Closing occurs.

“Code” are to the U.S. Internal Revenue Code of 1986, as amended.

“Code of Conduct” are to a code of business conduct and ethics that the Post-Closing Company Board will adopt.

“CODM” are to the chief operating officer decision maker.

“Companies Act” are to the Companies Act (As Revised) of the Cayman Islands.

“completion window” are to the period following the completion of the CCX IPO at the end of which, if CCX has not completed an initial business combination, it will redeem 100% of the CCX public shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and less up to $100,000 of such accrued interest to pay dissolution expenses), divided by the number of then outstanding CCX public shares, subject to applicable law and certain conditions. The completion window ends on May 15, 2027 (or by August 15, 2027 if CCX has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by May 15, 2027).

“condition precedent proposal” are to, collectively, the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal and the director election proposal.

“Conversion” are to the conversion immediately prior to the Closing of all shares of Infleqtion preferred stock (including, for the avoidance of doubt, Infleqtion restricted stock awards in respect of Infleqtion preferred stock) into shares of Infleqtion common stock in accordance with the terms of Infleqtion’s current certificate of incorporation, pursuant to the terms of the Merger Agreement.

“Court” are to the Delaware Court of Chancery.

“DGCL” are to the Delaware General Corporation Law, as amended.

“Dissenting Shares” are to the shares of Infleqtion capital stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders (including beneficial owners) that neither voted in favor of the Merger nor consented thereto in writing and that have demanded properly in writing appraisal or dissenters’ rights for such shares of Infleqtion capital stock in accordance with the DGCL or who will have validly exercised a redemption right for such shares of Infleqtion capital stock under Infleqtion’s current certificate of incorporation.

“Domestication” are to the deregistration of CCX as an exempted company registered under the laws of the Cayman Islands and registration by way of continuation and domestication of CCX into a Delaware corporation under the applicable provisions of the CCX current articles of association, the Companies Act and the DGCL. The term “Domestication” includes all matters and necessary or ancillary changes in order to effect such domestication, including the adoption of the Proposed Certificate of Incorporation (a form of which is attached to this proxy statement/prospectus as Annex B) consistent with the DGCL and changing the name of the registered agent and the address of the registered office of CCX.

“domestication proposal” are to the proposal to be considered at the extraordinary general meeting to approve by special resolution the Domestication.

“DWAC” are to the Depository Trust Company’s Deposit and Withdrawal at Custodian System.

“Effective Time” are to the date and time that the merger of Merger Sub I with and into Infleqtion becomes effective pursuant to the terms of the Merger Agreement.

“Eligible Infleqtion Equityholder” are to all persons that hold one or more shares of Infleqtion common stock as of immediately prior to the Effective Time (after giving effect to the Conversion).

“Equity Value” are to $1,800,000,000.

“ESPP” are to the proposed Infleqtion, Inc. 2026 Employee Stock Purchase Plan, a copy of which is attached to this proxy statement/prospectus as Annex F.

“Exchange Act” are to the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” are to the quotient, rounded to the nearest thousandth (0.001), obtained by dividing (1) the per share Equity Value by (2) $10.00.

“Excluded Shares” are to the shares of Infleqtion capital stock held in Infleqtion’s treasury or owned by CCX, Merger Sub I or Infleqtion immediately prior to the Effective Time.

“existing registration rights agreement” are to the Registration Rights Agreement, dated May 13, 2025, between CCX and certain other security holders named therein, in connection with the CCX IPO.

“extraordinary general meeting” are to the extraordinary general meeting of shareholders of CCX, to be held via live webcast at     a.m. Eastern Time, on     , 2026. For purposes of Cayman Islands law and the CCX current articles of association, the physical location of the extraordinary general meeting will be Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019.

“FATA” are to the Foreign Acquisitions and Takeovers Act 1975 (Cth);

“FASB” are to the Financial Accounting Standards Board.

“GAAP” are to accounting principles generally accepted in the United States of America.

“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan” are to the proposed Infleqtion, Inc. 2026 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E.

“Infleqtion” are to ColdQuanta, Inc., a Delaware corporation, prior to the Effective Time (or, as expressly stated in this proxy statement/prospectus or the context otherwise requires, the Post-Closing Company).

“Infleqtion Board” are to the board of directors of Infleqtion.

“Infleqtion capital stock” are to Infleqtion common stock and Infleqtion preferred stock.

“Infleqtion common stock” are to Infleqtion’s common stock, par value $0.0001 per share.

“Infleqtion options” are to all issued and outstanding options to purchase or otherwise acquire shares of Infleqtion common stock (whether or not vested) held by any person, including Infleqtion stock options granted under the 2017 Plan.

“Infleqtion preferred stock” are to, collectively, Infleqtion Series Seed preferred stock, Infleqtion Series Seed II preferred stock, Infleqtion Series A preferred stock, Infleqtion Series B preferred stock, Infleqtion Series B-1 preferred stock, Infleqtion Series C preferred stock and Infleqtion Series C-1 preferred stock.

“Infleqtion restricted stock awards” are to any shares of Infleqtion common stock or Infleqtion preferred stock that are subject to vesting or forfeiture, whether granted under the 2017 Plan, issued in respect of early exercised Infleqtion options, issued as contingent consideration or otherwise.

“Infleqtion Series Seed preferred stock” are to Infleqtion’s Series Seed preferred stock, par value $0.0001 per share.

“Infleqtion Series Seed II preferred stock” are to Infleqtion’s Series Seed II preferred stock, par value $0.0001 per share.

“Infleqtion Series A preferred stock” are to Infleqtion’s Series A-1 preferred stock, par value $0.0001 per share.

“Infleqtion Series B preferred stock” are to Infleqtion’s Series B preferred stock, par value $0.0001 per share.

“Infleqtion Series B-1 preferred stock” are to Infleqtion’s Series B-1 preferred stock, par value $0.0001 per share.

“Infleqtion Series C preferred stock” are to Infleqtion’s Series C preferred stock, par value $0.0001 per share.

“Infleqtion Series C-1 preferred stock” are to Infleqtion’s Series C-1 preferred stock, par value $0.0001 per share.

“Infleqtion stockholders” are to holders of shares of Infleqtion capital stock.

“Infleqtion Total Shares” are to the sum of (1) the aggregate number of issued and outstanding shares of Infleqtion common stock as of immediately prior to the Effective Time after giving effect to the Conversion and including, for the avoidance of doubt shares subject to any Infleqtion restricted stock award and (2) the aggregate number of shares of Infleqtion common stock issuable upon the exercise of all outstanding Infleqtion options as of immediately prior to the Effective Time.

“Infleqtion Voting and Support Agreements” are to those certain Voting and Support Agreements by and among CCX, Infleqtion and certain Infleqtion stockholders (as may be amended, modified, supplemented or waived from time to time).

“Infleqtion’s current bylaws” are to Infleqtion’s bylaws in effect as of the date of this proxy statement/prospectus.

“Infleqtion’s current certificate of incorporation” are to Infleqtion’s amended and restated certificate of incorporation in effect as of the date of this proxy statement/prospectus.

“Insiders” are to Michael Klein, Jay Taragin, Stephen Murphy, William Sherman, and Paul Lapping.

“IPO Promissory Note” are to the loan agreement entered into between CCX and the Sponsor on February 15, 2024, whereby the Sponsor agreed to loan CCX an aggregate of up to $600,000 to cover expenses related to the CCX IPO pursuant to a promissory note.

“IRS” are to the Internal Revenue Service.

“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012.

“J.P. Morgan” are to J.P. Morgan Securities LLC.

“Lockup Release Trigger Event” are to the date on which the VWAP of the Post-Closing Company common stock on NYSE, or such other securities exchange where Post-Closing Company common stock is primarily listed or quoted, equals or exceeds $12.00 for any 15 trading days within any 180 consecutive trading day period.

“Maximum Redemptions Scenario” are to the scenario that illustrates that largest number of redemptions by CCX public shareholders that can occur while still satisfying the Minimum Cash Condition. This scenario assumes that Available Closing SPAC Cash is equal to $100 million.

“Mergers” are to the merger of Merger Sub I with and into Infleqtion, with Infleqtion continuing as the surviving corporation and, immediately thereafter, the merger of the surviving company with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and a wholly-owned subsidiary of CCX, collectively.

“Merger Agreement” are to that certain Agreement and Plan of Merger and Reorganization, dated as of September 8, 2025, by and among CCX, Infleqtion, Merger Sub I, and Merger Sub II, as the same has been or may be amended, modified, supplemented or waived from time to time.

“Merger Consideration” are to the number of shares of CCX common stock (after the Domestication) (including shares subject to any CCX restricted stock awards) issuable to Infleqtion stockholders (including, for the avoidance of doubt, shares subject to Infleqtion restricted stock awards) in the Mergers, pursuant to the Merger Agreement.

“Merger Sub I” are to AH Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of CCX.

“Merger Sub II” are to AH Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of CCX.

“Minimum Cash Condition” are to the condition to the obligations of Infleqtion to consummate the Transactions that there will be at least $100 million of Available Closing SPAC Cash.

“MKA” are to M. Klein Associates, Inc., a New York corporation.

“MTM” are to a mark-to-market election under Section 1296 of the Code.

“NATO” are to the North Atlantic Treaty Organization.

“Nasdaq” are to the Nasdaq Stock Market.

“Nasdaq Rules” are to the listing rules of the Nasdaq Stock Market.

“No Redemption Scenario” are to the scenario that assumes no CCX public shareholders exercise their redemption rights.

“NSI Act” are to the National Security and Investment Act 2021.

“NYSE” are to The New York Stock Exchange.

“NYSE listing standards” are to the listing standards of The New York Stock Exchange.

“Opinion Date” are to the Ocean Tomo written Opinion to CCX dated September 7, 2025.

“ordinary resolution” are to a resolution (a) passed by a simple majority of such holders of outstanding CCX Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the CCX and where a poll is taken regard shall be had in computing a majority to the number of votes to which each holder of outstanding CCX Ordinary Shares is entitled; or (b) approved in writing by all of the holders of outstanding CCX Ordinary Shares entitled to vote at a general meeting of the CCX (or such lower threshold as may be allowed under the Companies Act from time to time) in one or more instruments each signed by one or more of such holders of outstanding CCX Ordinary Shares and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“permitted withdrawals” are to amounts that may be withdrawn from the trust account (i) to fund CCX’s working capital requirements, subject to an annual limit of $1,000,000, and (ii) to pay CCX’s taxes, provided that notwithstanding the $1,000,000 annual limitation applicable to working capital withdrawals, all permitted withdrawals may only be made from interest and not from the principal held in the trust account.

“Permitted Working Capital Loan” are to one or more Working Capital Loans in an aggregate principal amount up to $1,500,000, which may be converted into up to an additional 150,000 issued and outstanding units of CCX, at the price of $10.00 per unit, prior to the Domestication.

“per share Equity Value” are to the quotient obtained by dividing (1) the sum of (a) the Equity Value plus (b) the aggregate exercise price of all Infleqtion options (whether vested or unvested) as of immediately prior to the Effective Time by (2) the Infleqtion Total Shares.

“PFIC” are to a passive foreign investment company.

“PIPE Investment” are to the private placement pursuant to which CCX entered into PIPE Subscription Agreements with certain investment funds, pursuant to which, subject to the terms and conditions thereof, CCX has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to purchase an aggregate of, $126,547,600 of CCX common stock at a purchase price of $10.00 per share

“PIPE Investors” are to the investors participating in the PIPE Investment;

“PIPE Subscription Agreements” are to the common stock subscription agreements entered into by and among CCX, and the investors party thereto, in each case, dated as of September 8, 2025 and entered into in connection with the PIPE Investment;

“Post-Closing Company” are to Infleqtion, Inc., the public entity (formerly named Churchill Capital Corp X) following the consummation of the business combination.

“Post-Closing Company Board” are to the board of directors of the Post-Closing Company.

“Post-Closing Company common stock” are to shares of common stock, par value $0.0001 per share, of the Post-Closing Company.

“Post-Closing Company options” are to all issued and outstanding options to purchase shares of Post-Closing Company common stock, including Infleqtion options assumed by the Post-Closing Company that become an option to purchase shares of Post-Closing Company common stock in accordance with the terms of the Merger Agreement.

“Post-Closing Company preferred stock” are to the Post-Closing Company’s preferred stock, par value $0.0001 per share.

“Post-Closing Company public warrants” are to all issued and outstanding warrants to purchase shares of Post-Closing Company common stock immediately following the Closing of the Merger as a result of the conversion of CCX public warrants in connection with the Domestication and the Merger in accordance with the terms of the Merger Agreement.

“Post-Closing Company restricted stock awards” are to all issued and outstanding restricted stock awards that are equal to the product of (1) the number of shares of Infleqtion common stock that were subject to such Infleqtion restricted stock award immediately prior to the Effective Time multiplied by (2) the Exchange Ratio, rounded up or down to the nearest whole share (with 0.5 of a share or greater rounded up), as applicable, in accordance with the terms of the Merger Agreement.

“Post-Closing Company warrants” are to the Post-Closing Company public warrants.

“pro forma” are to giving pro forma effect to the Transactions and the other related events contemplated by the Merger Agreement.

“Proposed Bylaws” are to the proposed amended and restated bylaws of the Post-Closing Company in the form attached as Annex C.

“Proposed Certificate of Incorporation” are to the proposed second amended and restated certificate of incorporation of the Post-Closing Company in the form attached hereto as Annex B. CCX will be renamed Infleqtion, Inc. pursuant thereto.

“QEF Election” are to a “qualified electing fund” under Section 1295 of the Code.

“redemption rights” are to the rights of eligible CCX public shareholders to demand that CCX redeem their CCX public shares for cash in an amount equal to their pro rata portion of the funds held in the trust account, net of certain permitted withdrawals, if the business combination is consummated.

“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement, to be effective as of the Closing Date, by and among the Post-Closing Company, certain CCX shareholders and certain Infleqtion stockholders.

“SAFE” are to a simple agreement for future equity.

“SEC” are to the U.S. Securities and Exchange Commission.

“SEC Clawback Rule” are to the clawback provisions of Rule 10D-1 under the Exchange Act.

“Securities Act” are to the Securities Act of 1933, as amended.

“SPAC” are to a special purpose acquisition company.

“SPAC Material Adverse Effect” are to, with respect to CCX, a material adverse effect on: (1) the ability of CCX, Merger Sub I, or Merger Sub II to enter into the Merger Agreement or any Transaction Agreement and perform its respective obligations thereunder or consummate the Transactions or (2) the business, condition (financial or otherwise), assets, liabilities or operations of CCX; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a SPAC Material Adverse Effect under this clause (3): (a) any change in applicable laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) any actions taken or not taken by CCX, or such other changes or events, in each case, which (i) Infleqtion has consented in writing or (ii) are required by the Merger Agreement and (d) the announcement or the execution of the Merger Agreement, the pendency or consummation of the Merger or the performance of the Merger Agreement.

“special resolution” means a special resolution of CCX passed in accordance with the Companies Act, being a resolution: (a) passed by a majority of not less than two-thirds, other than with respect to amending either of Articles 22.5 or 27(d) of the CCX current articles of association (except where such amendment is proposed in respect of the consummation of the business combination) where such majority shall be at least 90%, of such holders of outstanding CCX Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of CCX of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each holder of outstanding CCX Ordinary Shares is entitled; or (b) approved in writing by all of the holders of outstanding CCX Ordinary Shares entitled to vote at a general meeting of CCX (or such lower threshold as may be allowed under the Companies Act from time to time) in one or more instruments each signed by one or more of such holder of outstanding CCX Ordinary Shares and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Sponsor” are to Churchill Sponsor X, LLC, a Delaware limited liability company and an affiliate of MKA in which certain of CCX’s directors and officers hold membership interests.

“Sponsor Agreement” are to the Amended and Restated Letter Agreement, dated as of September 8, 2025, by and among CCX, the Sponsor and the Insiders.

“Sponsor Lockup” are to the contractual restrictions on transfers of CCX Founder Shares and CCX private placement units by the Sponsor and Insiders, generally prohibiting transfers for 180 days following the Closing Date; however, such transfer restrictions terminate as of the Lockup Release Trigger Event.

“Sponsor Signatory” are to the Sponsor and each of the Insiders pursuant to the Sponsor Agreement.

“Subscribed Shares” are to the CCX common stock subscribed for by PIPE Investors pursuant to the PIPE Investment.

“Transaction Agreements” or “related agreements” are to the Merger Agreement, the Sponsor Agreement, the Registration Rights Agreement, the Infleqtion Voting and Support Agreements, the Proposed Bylaws and the Proposed Certificate of Incorporation and all of the agreements, documents, instruments and certificates entered into in connection with such documents and any and all exhibits and schedules thereto.

“Transactions” are to the Mergers, together with the Domestication and other transactions contemplated by the Merger Agreement and the related agreements.

“Termination Date” are to March 1, 2026.

“Triggering Event” are to occur when (i) the VWAP of the Post-Closing Company common stock equals or exceeds $12.00 per share during any 15 trading days within any 180 consecutive trading day period following the Closing or (ii) CCX undergoes a change of control and the price per share received by stockholders of CCX in such change of control transaction equals or exceeds $12.00 per share (or if consideration is not received by stockholders of Churchill, the price per share implied by such transaction is $12.00)

“trust account” are to the trust account of CCX that holds the proceeds from the CCX IPO.

“Vesting Period” are to a period within five years of the Closing.

“VWAP” are to any security as of any trading day, are to the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such shall be the fair market value per share on such day as reasonably determined by the Post-Closing Company Board (including for the avoidance of doubt a duly authorized committee thereof).

“Working Capital Loans” are to any loan made to SPAC by any of Sponsor or any of SPAC’s officers or directors, and evidenced by a promissory note for the purpose of financing CCX transaction expenses.

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS
This summary term sheet, together with the sections entitled “
Questions and Answers About the Business Combination
” and “
Summary of the Proxy Statement/Prospectus
,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the extraordinary general meeting, as applicable. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “
Frequently Used Terms
.”

•
Churchill Capital Corp X, a Cayman Islands exempted company (“
CCX
,” “
we
,” “
us
,” or “
our
”), is a special purpose acquisition company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

•
On May 15, 2025, CCX consummated its initial public offering (the “
CCX IPO
”) of 41,400,000 units (“
CCX public units
”), including 5,400,000 CCX public units under the underwriters’ over-allotment option. Each CCX public unit consists of one Class A ordinary share of CCX, par value $0.0001 per share (the “
CCX Class
 A Ordinary Shares
”), and
one-quarter
of one redeemable warrant of CCX (each, a “
CCX public warrant
”), with each whole CCX public warrant entitling the holder thereof to purchase one Class A Ordinary Share for $11.50 per share. The CCX public units were sold at an offering price of $10.00 per unit, generating gross proceeds to CCX of $414,000,000. Simultaneously with the consummation of the CCX IPO and the exercise of the underwriters’ over-allotment option, CCX consummated the private placement of 300,000 units (the “
CCX private placement units
”) to the Sponsor at a price of $10.00 per unit, generating total proceeds of $3,000,000. Transaction costs amounted to $4,638,840, consisting of $3,000,000 of deferred underwriting fees, and $1,638,840 of other offering costs.

•
Following the consummation of the CCX IPO, $414,000,000 was deposited into a U.S.-based trust account with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for the CCX IPO, these proceeds will not be released until the earlier of the completion of an initial business combination and CCX’s redemption of 100% of the outstanding CCX public shares upon its failure to consummate an initial business combination within the completion window.

•
ColdQuanta, Inc., a Delaware corporation (“
Infleqtion
”), is a global leader in neutral atom-based quantum technology. See the sections entitled “
Information About Infleqtion
,” “
Infleqtion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and “
Board of Directors and
Management After the Business Combination
.”

•
On September 8, 2025, CCX entered into the Merger Agreement, which, among other things and subject to the terms and conditions contained therein, provides for the merger of Merger Sub I with and into Infleqtion, with Infleqtion continuing as the surviving corporation, and immediately thereafter, the merger of such surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly-owned subsidiary of CCX (collectively, the “
Mergers
” and, together with the Domestication and other transactions contemplated by the Merger Agreement and the related agreements, the “
Transactions
” or the “
business combination”
).

•
Subject to the terms and conditions of the Merger Agreement, the value of the aggregate consideration to be paid to Infleqtion stockholders, holders of outstanding Infleqtion restricted stock awards and holders of Infleqtion options will be $1,800,000,000 (the “
Equity Value
”), which consideration will be paid entirely in shares of common stock, par value $0.0001 per share, of the Post-Closing Company (“
Post-Closing Company common stock
”), in an amount equal to $10.00 per share. At the Effective Time, each share of Infleqtion common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically cancelled and converted into the right to receive a number of shares of Post-Closing Company common stock equal to the Exchange Ratio. The Exchange Ratio is based on the per share Equity Value (calculated in accordance with the Merger Agreement). Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, we estimate that the Exchange Ratio will be approximately 0.347 shares of Post-Closing Company common stock for each issued and outstanding share of Infleqtion common stock (after giving effect to the conversion of Infleqtion preferred stock, including Infleqtion restricted stock awards in respect of Infleqtion preferred stock, into Infleqtion common stock); see the section entitled “
Proposal No.
 1 — The Business Combination Proposal — General — Structure of the Transactions
.”

•
Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, at the Closing, we estimate that approximately 150,220,012 shares of Post-Closing Company common stock will be issued to holders of Infleqtion common stock in the Merger, in exchange for all outstanding shares of Infleqtion common stock (including shares of Infleqtion common stock resulting from the conversion of Infleqtion preferred stock and Infleqtion restricted stock awards in respect of Infleqtion preferred stock, immediately prior to the Closing). We also estimate that we will reserve for issuance up to 31,768,398 shares of Post-Closing Company common stock in respect of the Infleqtion options pursuant to the terms of the Merger Agreement. The reserved shares referred to in the immediately preceding sentence are not included in the 244,463,410 shares the sale and issuance of which are registered by this registration statement, are not subject to registration rights but will be registered in a registration statement on Form
S-8
to the extent that such Infleqtion options were granted to service providers of Infleqtion. See the section entitled “
Proposal No.
 1 — The Business Combination Proposal — General — Merger Consideration
.”

•
Pursuant to the PIPE Investment, CCX has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy from CCX $126,547,600 of CCX common stock, in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act, at a purchase price of $10.00 per share.

•
Upon completion of the business combination, (1) Infleqtion stockholders are expected to hold an ownership interest of 69.9% of the issued and outstanding Post-Closing Company common stock, (2) the Sponsor is expected to hold an ownership interest of 5.0% of the issued and outstanding Post-Closing Company common stock, (3) CCX public shareholders (other than the PIPE Investors) are expected to hold an ownership interest of 19.3% of the issued and outstanding Post-Closing Company common stock and (4) PIPE Investors are expected to hold an ownership interest of 5.9% of the issued and outstanding Post-Closing Company common stock. These levels of ownership interest (1) assume that (a) no CCX public shareholder exercises their redemption rights in connection with the Transactions, (b) no CCX common stock is issued to the Sponsor in connection with the conversion of unpaid amounts under the Working Capital Loans, (c) CCX sells and issues 12,654,760 shares of CCX common stock to the PIPE Investors pursuant to the PIPE Investment and (d) there are no other issuances of equity interests of CCX or Infleqtion and (2) do not take into account (a) any assumed Infleqtion options that may be exercised after the consummation of the business combination, for which an estimated 31,768,398 shares of Post-Closing Company common stock are expected to be reserved, or (b) the potential issuance of any shares of Post-Closing Company common stock reserved for issuance under the Post-Closing Company 2026 Equity Incentive Plan (the “
Incentive Plan
”) and Post-Closing Company 2026 Employee Stock Purchase Plan (the “
ESPP
”). The estimated Exchange Ratio of 0.347 reflects Infleqtion capital stock outstanding as of September 11, 2025. If the actual facts are different from these assumptions, CCX public shareholders’ percentage ownership in the Post-Closing Company will be different. For a table illustrating each scenario, see “
Questions and Answers about the Business Combination — Questions and Answers for CCX shareholders about the extraordinary general meeting and the business combination — What equity stake will current CCX shareholders and Infleqtion stockholders hold in the Post-Closing Company immediately after the consummation of the business combination?
”

•
CCX management and the CCX Board considered various factors in determining whether to approve the Merger Agreement, the related agreements to which CCX is a party and the Transactions, including the Domestication and Mergers. For more information about the reasons that the CCX Board considered in determining its recommendation, please see the section entitled “
Proposal No.
 1 — The
Business Combination Proposal — Reasons for Approval of the Transactions.
” When you consider the CCX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCX shareholders generally. Please see the section entitled “
Proposal No.
 1 — The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination
” for additional information. The CCX Board was aware of and considered these interests, among other matters, including the fairness opinion of Ocean Tomo, in evaluating and negotiating the Transactions and in recommending to CCX shareholders that they vote “FOR” the proposals presented at the extraordinary general meeting.

•	At the extraordinary general meeting, CCX shareholders will be asked to consider and vote on the following proposals:

•
a proposal to approve by ordinary resolution the Merger Agreement and business combination — we refer to this proposal as the “
business combination proposal
.” Please see the section entitled “
Proposal No.
 1 — The Business Combination Proposal
”;

•
a proposal to approve, on a
non-binding
advisory basis, by special resolution, the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware — we refer to this proposal as the “
domestication proposal
.” Please see the section entitled “
Proposal No.
 2
—
The Domestication Proposal
”;

•
a proposal to approve by, on a
non-binding
advisory basis, by special resolution, and adopt with effect from the Domestication the amended and restated certificate of incorporation (“
Proposed Certificate of Incorporation
”) and bylaws (“
Proposed Bylaws
”) of CCX — we refer to this proposal as the “
organizational documents proposal
.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “
Proposal No.
 3 — The Organizational Documents Proposal
”;

•
proposals to approve, on a
non-binding
advisory basis and as required by the applicable U.S. Securities and Exchange Commission (“
SEC
”) guidance, by ordinary resolution, certain of the material differences between the CCX current articles of association and the Proposed Certificate of Incorporation and the Proposed Bylaws — we refer to these proposals as the “
advisory organizational documents proposal
.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “
Proposal No.
 4 — The Advisory Organizational Documents Proposal”
;

•
a proposal to approve, by ordinary resolution, including for purposes of complying with applicable NYSE listing standards, the issuance of shares of common stock of the Post-Closing Company following the Domestication in connection with the Mergers — we refer to this proposal as the “
stock issuance proposal
.” Please see the section entitled “
Proposal No.
 5 — The Stock Issuance Proposal
”;

•
a proposal to approve by ordinary resolution the Incentive Plan and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “
incentive plan proposal
.” A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex E. Please see the section entitled “
Proposal No.
 6 — The Incentive Plan Proposal
”;

•	a proposal to approve by ordinary resolution the ESPP and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “ ESPP proposal .” A copy of the ESPP is attached to this proxy statement/prospectus as Annex F. Please see the section entitled “ Proposal No. 7 — The ESPP Proposal ”;

•
a proposal to approve, on a
non-binding
advisory basis, by ordinary resolution, the election of directors to serve staggered terms on the Post-Closing Company Board following the consummation of the business combination until immediately following the date of the 2026, 2027 and 2028 annual stockholder meetings, as applicable, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death — we refer to this proposal as the “
director election proposal
” and, collectively with the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal and the ESPP proposal, the “
condition precedent proposals
.” Please see the section entitled “
Proposal No.
 8 — The Director Election Proposal
”; and

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals at the extraordinary general meeting — we refer to this proposal as the “
adjournment proposal
.” Please see the section entitled “
Proposal No.
 9 — The Adjournment Proposal
.”

•
Upon consummation of the business combination, it is expected that each Class I director of the Post-Closing Company will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2027, each Class II director of the Post-Closing Company will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2028 and each Class III director of the Post-Closing Company will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2029, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Please see the sections entitled “
Proposal No.
 8 — The Director Election Proposal
” and “
Board of Directors and Management After the Business Combination
” for additional information.

•	An assumed Closing Date of , 2026 has been used throughout this proxy statement/prospectus for illustrative purposes only and is not intended to be a projection of the actual Closing Date.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the extraordinary general meeting and the proposals to be presented at the extraordinary general meeting, including with respect to the business combination proposal. The following questions and answers do not include all the information that is important to CCX shareholders, who are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the business combination and the voting procedures for the extraordinary general meeting. Unless the context indicates or otherwise requires, references in this section to “we,” “us” or the “Company” refer to Churchill Capital Corp X.
Questions and Answers for CCX shareholders about the extraordinary general meeting and the business combination

Q.	Why am I, a CCX shareholder, receiving this proxy statement/prospectus?

A.
CCX and Infleqtion have agreed to (1) the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware (the “
Domestication
”), and (2) following the Domestication, the merger of Merger Sub I with and into Infleqtion, with Infleqtion continuing as the surviving corporation, and immediately thereafter, the merger of such surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly-owned subsidiary of CCX (collectively, the “Mergers,” and, together with the Domestication and other transactions contemplated by the Merger Agreement). A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and CCX encourages its shareholders to read it in its entirety. Infleqtion stockholders are being asked, among other things, to consider and vote upon a proposal to approve and adopt the Merger Agreement and the related agreements to which CCX is a party and to approve the Merger and the other Transactions (the “
business combination proposal
”). Please see the section entitled “
Proposal No.
 1 — The Business Combination Proposal
.”

This proxy statement/prospectus and its Annexes contain important information about the business combination proposal and the other matters and proposals to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy card as soon as possible after carefully reviewing this proxy statement/prospectus, its Annexes and the other documents referred to herein.

Q.	When and where is the extraordinary general meeting?

A.
The extraordinary general meeting will be held via live webcast on     , 2026 at   a.m. Eastern Time. The extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitalx/2026 where you will be able to listen to the meeting live ask questions and vote during the meeting. For the purposes of Cayman Islands law and the CCX current articles of association, the physical location of the extraordinary general meeting will be Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019.

Q.	What are the proposals on which I am being asked to vote at the extraordinary general meeting?

A.	CCX shareholders will be asked to consider and vote on the following proposals at the extraordinary general meeting:

1.
a proposal to approve by ordinary resolution the Merger Agreement and business combination — we refer to this proposal as the “
business combination proposal
.” Please see the section entitled “
Proposal No.
 1 — The Business Combination Proposal
”;

2.
a proposal to approve, on a
non-binding
advisory basis, by special resolution, the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware — we refer to this proposal as the “
domestication proposal
.” Please see the section entitled “
Proposal No.
 2
—
The Domestication Proposal
”;

3.
a proposal to approve, on a
non-binding
advisory basis, by special resolution and adopt with effect from the Domestication the Proposed Certificate of Incorporation and Proposed
Bylaws of CCX — we refer to this proposal as the “
organizational documents proposal
.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “
Proposal No.
 3 — The Organizational Documents Proposal
”;

4.
proposals to approve, on a
non-binding
advisory basis and as required by the applicable SEC guidance, by ordinary resolution, certain of the material differences between the CCX current articles of association and the Proposed Certificate of Incorporation and the Proposed Bylaws — we refer to these proposals as the “
advisory organizational documents proposal
.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “
Proposal No.
 4 — The Advisory Organizational Documents Proposal
”;

5.
a proposal to approve, by ordinary resolution, including for purposes of complying with applicable NYSE listing standards, the issuance of shares of common stock of the Post-Closing Company following the Domestication in connection with the Mergers — we refer to this proposal as the “
stock issuance proposal
.” Please see the section entitled “
Proposal No.
 5 — The Stock Issuance Proposal
”;

6.
a proposal to approve by ordinary resolution the Incentive Plan and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “
incentive plan proposal
.” A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex E. Please see the section entitled “
Proposal No.
 6 — The Incentive Plan Proposal
”;

7.
a proposal to approve by ordinary resolution the ESPP and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “
ESPP proposal
.” A copy of the ESPP is attached to this proxy statement/prospectus as Annex F. Please see the section entitled “
Proposal No.
 7 — The ESPP Proposal
”;

8.
a proposal to approve, on a
non-binding
advisory basis, the election of directors to serve staggered terms on the Post-Closing Company Board following the consummation of the business combination until immediately following the date of the 2026, 2027 and 2028 annual stockholder meetings, as applicable, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death — we refer to this proposal as the “director election proposal” and, collectively with the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal and the ESPP proposal, the “
condition precedent proposals
.” Please see the section entitled “
Proposal No.
 8 — The Director Election Proposal
”; and

9.
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals at the extraordinary general meeting — we refer to this proposal as the “
adjournment proposal
.” Please see the section entitled “
Proposal No.
 9 — The Adjournment Proposal
.”

CCX will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposals to be acted upon at the extraordinary general meeting. Shareholders should read it carefully, including its Annexes.
Consummation of the business combination is conditioned on the approval of each of the condition precedent proposals (as defined above). If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

The vote of CCX shareholders is important. CCX shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	Why is CCX proposing the business combination?

A.	CCX was organized to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
On May 15, 2025, CCX completed its initial public offering (the “
CCX IPO
”) of CCX public units at an offering price of $10.00 per unit, each consisting of one share of CCX Class A Ordinary Shares and one quarter of one warrant, raising total gross proceeds of approximately $414,000,000. Simultaneously with the closing of the CCX IPO and pursuant to a private placement of the CCX private placement units at a price of $10.00 per unit (the “
CCX Private Placement
”), CCX raised total gross proceeds of approximately $3,000,000. Since the CCX IPO and the CCX Private Placement, CCX’s activity has been limited to the evaluation of initial business combination candidates.
Infleqtion was founded in 2007.
Infleqtion is designing and building quantum computers, precision sensors and quantum software for governments, enterprises and research institutions.
The CCX Board conducted extensive due diligence on Infleqtion’s business, financial condition, management team, and future growth prospects in executing upon and achieving its business plan. The CCX Board considered the results of the diligence review, including the expertise of Infleqtion’s management team in quantum computing, sensing and software products, the large expected market opportunity for quantum technology, the government policy and funding support being made available to accelerate development in quantum and Infleqtion’s existing partnerships. As a result, CCX believes that the business combination will provide CCX shareholders with an opportunity to participate in the ownership of a company with growth potential. Please see the section entitled “
Proposal No.
 1 — The Business Combination Proposal — Reasons for Approval of the Transactions.
”

Q.	Why is CCX providing shareholders with the opportunity to vote on the business combination?

A.
Under the CCX current articles of association, CCX must provide all holders of CCX public shares with the opportunity to have their CCX public shares redeemed upon the consummation of an initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, CCX has elected to provide its shareholders with the opportunity to have their CCX public shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, CCX is seeking to obtain the approval of its shareholders of the business combination proposal in order to allow CCX public shareholders to exercise their redemption rights in connection with the Closing.

Q.	What will happen in the business combination?

A.
Pursuant to the Merger Agreement and the related agreements, and upon the terms and subject to the conditions set forth therein, CCX will acquire Infleqtion and Infleqtion will become a publicly traded company through the business combination. The business combination consists of (1) the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware (the “
Domestication
”), and (2) following the Domestication, the merger of Merger Sub I with and into Infleqtion, with Infleqtion continuing as the surviving corporation, and immediately thereafter, the merger of such surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly-owned subsidiary of CCX. Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, at the Closing, we estimate that approximately 150,220,012 shares of Post-Closing Company common stock will be issued to holders of Infleqtion common stock in the Merger, in exchange for all outstanding shares of Infleqtion common stock (including shares of Infleqtion common stock resulting from the conversion of Infleqtion preferred stock and Infleqtion restricted stock awards in respect of Infleqtion preferred stock, immediately prior to the Closing). We also estimate that we will reserve for issuance up to 31,768,398 shares of Post-Closing Company common stock in respect of the Infleqtion options pursuant to the terms of the Merger Agreement. The reserved shares referred to in the immediately preceding sentence are not included in the 244,463,410 shares the sale and issuance of which are registered by this registration statement, are not subject to registration rights but will be registered in a registration statement on Form
S-8
to the extent that such Infleqtion options or Infleqtion restricted stock awards were granted to or acquired by service providers of Infleqtion in accordance with the 2017 Plan. See the section entitled
“Proposal No.
 1 — The Business Combination Proposal — General — Merger Consideration.”

Q.	Following the business combination, will CCX’s securities continue to trade on a stock exchange?

A.
Yes. We intend to apply to continue CCX’s existing listing by listing the Post-Closing Company common stock on NYSE. In connection with the business combination, CCX will change its name to Infleqtion, Inc., and upon the Closing, we expect that Post-Closing Company common stock will begin trading on NYSE under the symbol “INFQ” and that the Post-Closing Company warrants will begin trading on NYSE under the symbol “INFQW.” Each CCX public unit has been or will be, prior to the Closing, separated into one CCX Class A Ordinary Share and one-quarter of one CCX public warrant. The CCX public units will no longer be listed on Nasdaq following the Closing.

Q.	Will the management of Infleqtion change in the business combination?

A.
We anticipate that all of the executive officers of Infleqtion will remain with the Post-Closing Company. In addition, we are proposing Mr. Bjornholt and Ms. Meyerriecks to serve as the Class I directors, Mr. Singer and Dr. Johnson to serve as the Class II directors and Mr. Kinsella and Ms. Lego to serve as the Class III directors of the Post-Closing Company. Each Class I director will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2027, each Class II director will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2028 and each Class III director will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2029, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Please see the sections entitled “
Proposal No.
 8 — The Director Election Proposal
” and “
Board of Directors and Management After the Business Combination
” for additional information.

Q:	What equity stake will current CCX shareholders and Infleqtion stockholders hold in the Post-Closing Company immediately after the consummation of the business combination?

A:
The following table illustrates varying ownership levels in the Post-Closing Company immediately following the consummation of the business combination, excluding the dilutive effect of the potential issuance of any shares of Post-Closing Company common stock upon exercise of outstanding Infleqtion options assumed by the Post-Closing Company and the potential issuance of shares of Post-Closing Company common stock initially reserved for issuance under the Incentive Plan and the ESPP, in each of the No Redemption Scenario and Maximum Redemptions Scenario:

•	No Redemption Scenario : which is the scenario that assumes no CCX public shareholders exercise their redemption rights.

•
Maximum Redemptions Scenario
: which is the scenario that illustrates the largest number of redemptions by CCX public shareholders that can occur while still satisfying the Minimum Cash Condition. This scenario assumes that Available Closing SPAC Cash is equal to $100.0 million.

	No Redemption Scenario (1)		Maximum Redemptions Scenario (2)
	Shares	% Ownership	Shares	% Ownership
Infleqtion stockholders (3)	150,220,002	69.9%	150,220,002	86.6%
Sponsor shares (4)	10,650,000	5.0%	10,650,000	6.1%
CCX public shareholders	41,400,000	19.3%	—	—
PIPE Investors (5)	12,654,760	5.8%	12,654,760	7.3%

Total	214,924,762	100%	173,524,762	100%

(1)	Assumes no CCX public shareholders exercise their redemption rights.
(2)
Assumes redemptions of 41,400,000 CCX public shares in connection with the Transactions, which would still result in satisfaction of the Minimum Cash Condition. This scenario is based on the trust account balance as of September 30, 2025, as described under the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information

—

Basis of Pro Forma Presentation
.”

(3)
Consists of 148,799,431 shares of Post-Closing Company common stock issuable in respect of shares of Infleqtion common stock and Infleqtion preferred stock, and 1,420,571 shares of Post-Closing Company common stock issuable in respect of Infleqtion restricted stock awards, which are considered to be legally outstanding as of Closing. Both are based on an assumed Exchange Ratio of 0.347. The Exchange Ratio reflects the Infleqtion common stock, preferred stock, and options, in each case, outstanding as of September 11, 2025 and does not reflect any issuances of Infleqtion capital stock or Infleqtion options after such date.

(4)
Includes 300,000 CCX private placement shares held by the Sponsor and 10,350,000 CCX Founder Shares held by the Sponsor. The outstanding amount of CCX Founder shares includes 1,500,000 shares that will become unvested as of the Closing and will revest on the occurrence of the Triggering Event. At the Closing, all of the CCX Founder Shares held by the Sponsor will be outstanding and entitled to vote.

(5)
Pursuant to the terms of the PIPE Subscription Agreements, as described above, CCX has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy, 12,654,760 Subscribed Shares at a purchase price of $10.00 per share for an aggregate commitment of $126.5 million.

See the sections entitled “
Proposal No.
 1 — The Business Combination Proposal — General — Impact of the Business Combination on Our Public Float
” and “
Unaudited Pro Forma Condensed Combined Financial Information
” for more information.

Q.	What is the amount of net cash per share of CCX common stock that is being contributed to the Post-Closing Company in the Transactions?

A.	The estimated net cash per share of CCX that is being contributed by CCX to the Post-Closing Company, calculated as of September 30, 2025 and including CCX Founder Shares is approximately:

(Amounts in millions, except for shares and per share amounts)	Assuming No Redemptions (1)	Assuming Maximum Redemptions (2)
CCX Class A ordinary shares not redeemed	41,400,000	—
Gross Cash Proceeds of Trust at $10.13 per share	$419.6	$—
Gross Cash Proceeds from PIPE Financing	$126.5	$126.5
Total Gross Cash Proceeds	$546.1	$126.5
Estimated Transaction Expenses	$38.0	$38.0
Net Cash Proceeds	$508.1	$88.5
Total Shares Outstanding	214,924,762	173,524,762
Net Cash per share of Post-Closing Company Common Stock Outstanding	$2.36	$0.51

(1)	Assumes no CCX public shareholders exercise their redemption rights.
(2)	Assumes that all 41,400,000 CCX public shares are redeemed.

Q.	Will CCX obtain new financing in connection with the business combination?

A.
Yes. CCX has entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with the PIPE Investors, pursuant to which CCX has agreed to issue and sell to the PIPE Investors and the PIPE Investors have agreed to buy from CCX $126,547,600 of CCX common stock at a purchase price of $10.00 per share. Please see the section entitled “
Proposal No.
 1

—

The Business Combination Proposal

—

Sources and Uses of Funds for the Transactions
.”

Q.	Why is CCX proposing the Domestication?

A.
The Domestication is part of the business combination. The CCX Board believes that there are significant advantages to Infleqtion that will arise as a result of a change of CCX’s domicile to the State of Delaware, including: (1) the prominence, predictability and flexibility of the DGCL; (2) Delaware’s well-established principles of corporate governance; and (3) the increased ability for Delaware corporations to attract and retain qualified directors. Further, the CCX Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. Each of the foregoing are discussed in greater detail in the section of this proxy statement/prospectus entitled “
Proposal No.
 2 — The Domestication Proposal — Reasons for the Domestication
.”

Under the CCX current articles of association, CCX’s directors have the authority to resolve that CCX be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing (including, but not limited to, the approval of the organizational documents to be adopted by the Company in such other jurisdiction to the extent applicable). Accordingly, it is not necessary for CCX to receive shareholder consent to the Domestication, and the Domestication Proposal and the Organizational Documents Proposal are therefore being presented to CCX shareholders on a non-binding
advisory basis only.
To effect the Domestication, CCX will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents and fees, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CCX will be domesticated and continue as a Delaware corporation.

The approval of the domestication proposal is a condition to closing the business combination under the Merger Agreement. The approval of the domestication proposal requires a special resolution, being the affirmative vote of holders of at least two-thirds
of the CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q .	How will the Domestication affect my CCX Class A Ordinary Shares and CCX Warrants?

A.
In connection with, and upon the effectiveness of, the Domestication: (1) each CCX Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert, on a one-for-one
basis, into one share of CCX common stock; and (2) each of the issued and outstanding CCX Warrants will automatically convert into warrants (“
CCX Delaware Warrants
”) to acquire a corresponding number of shares of the CCX common stock, on a one-for-one
basis.

Q.	What are the material U.S. federal income tax consequences of the Domestication?

A.
As discussed more fully under “
Proposal No.
 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCX Shareholders
” of this proxy statement/prospectus, CCX intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an “
F Reorganization
”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“
PFIC
”) rules discussed below and under “
Proposal No.
 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCX Shareholders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations
” U.S. Holders (as defined in “
Proposal No.
 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCX Shareholders
”) will be subject to Section 367(b) of the Code in connection with the Domestication and, as a result:

•
a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of CCX shares entitled to vote or 10% or more of the total value of all classes of CCX shares (a “
10% U.S. Shareholder
”) on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by CCX the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the CCX Class A Ordinary Shares held directly by such U.S. Holder;

•
a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose CCX Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication generally will recognize gain (but not loss) with respect to its CCX Class A Ordinary Shares as if such U.S. Holder exchanged its CCX Class A Ordinary Shares for CCX common stock in a taxable transaction unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by CCX the “all earnings and profits” amount attributable to such U.S. Holder’s CCX Class A Ordinary Shares; and

•
a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose CCX Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367(b) of the Code in connection with the Domestication.

CCX does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication. However, the determination of earnings and profits is complex and may be impacted by numerous factors (including matters discussed in this proxy statement/prospectus). It is possible that the amount of CCX’s cumulative net earnings and profits could be positive through the date of the Domestication.

As discussed more fully under “
Proposal No.
 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCX Shareholders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations,
” CCX believes that it is likely classified as a PFIC for U.S. federal income tax purposes. If CCX were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive proposed effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of CCX Class A Ordinary Shares for CCX common stock or CCX Warrants for CCX Delaware Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. The proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “
Proposal No.
 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCX Shareholders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations
” with respect to their CCX Class A Ordinary Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Under current law, no such elections may be made with respect to CCX Warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “
Proposal No.
 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCX Shareholders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations.
”
Each U.S. Holder is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of CCX Class A Ordinary Shares for CCX common stock and CCX Warrants for CCX Delaware Warrants pursuant to the Domestication.
Moreover, U.S. Holders of CCX public shares exercising redemption rights will be subject to the potential tax consequences of the Domestication.
Additionally, the Domestication may cause
Non-U.S.
Holders (as defined in “
Proposal No.
 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCX Shareholders
”) to become subject to U.S. federal withholding taxes on any amounts treated as dividends paid in respect of such
Non-U.S.
Holder’s Infleqtion common stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders of CCX Class A Ordinary Shares or CCX Warrants are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and
non-U.S.
tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “
Proposal No.
 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCX Shareholders
.”

Q.	What conditions must be satisfied to complete the business combination?

A.
There are a number of closing conditions in the Merger Agreement, including the expiration or termination of the applicable waiting period under the HSR Act and the approval by CCX shareholders of the business combination proposal, the domestication proposal, the organizational document proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal and the director election proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, please see the section entitled “
Proposal No.
 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Merger Agreement — Conditions to Closing General Conditions
.”

Q.
Are there any arrangements to help ensure that CCX will have sufficient funds, together with the proceeds in its trust account and from the PIPE Investment, to satisfy the applicable conditions to Closing under the Merger Agreement?

A.
The obligations of Infleqtion to consummate the business combination are conditioned upon, among others, the Available Closing SPAC Cash being at least $100 million. Additionally, the Merger Agreement provides that the consummation of the business combination is conditioned upon, among other things, CCX having at least $5,000,001 of net tangible assets as of the Closing, after giving effect to the receipt of CCX of the net amount of proceeds from the PIPE Investment.

Please see the section entitled “
Proposal No.
 1 — The Business Combination Proposal — Sources and Uses of Funds for the Transactions
.”

Q.	What happens if I sell my CCX Class A Ordinary Shares before the extraordinary general meeting?

A.
The record date for the extraordinary general meeting is earlier than the date that the business combination is expected to be completed. If you transfer your CCX Class A Ordinary Shares after the CCX record date, but before the extraordinary general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting. However, you will not be able to seek redemption of your CCX public shares because you will no longer be able to deliver them for cancellation upon consummation of the business combination. If you transfer your CCX Class A Ordinary Shares prior to the CCX record date, you will have no right to vote those shares at the extraordinary general meeting or redeem CCX public shares for a pro rata portion of the funds held in the trust account net of permitted withdrawals.

Q.	What constitutes a quorum at the extraordinary general meeting?

A.
At least
one-third
(1/3) of the paid up voting share capital of CCX entitled to vote as of the CCX record date at the extraordinary general meeting must be present by attendance via the virtual meeting website, or represented by proxy, at the extraordinary general meeting to constitute a quorum and in order to conduct business at the extraordinary general meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the extraordinary general meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law. As of the CCX record date, the close of business on January 13, 2026 26,025,001 CCX Ordinary Shares would be required to be present at the extraordinary general meeting to achieve a quorum.

The CCX current articles of association permit the chair of the extraordinary general meeting to adjourn the extraordinary general meeting, from time to time and from place to place either (1) with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or (2) without the consent of such meeting if, in his or her sole opinion, he or she considers it necessary to do so to: (a) secure the orderly conduct or proceedings of the meeting; or (b) give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so. No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen (14) days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

Q.	What vote is required to approve the proposals presented at the extraordinary general meeting?

A.
The approval of each of the business combination proposal, the advisory organizational document proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal and, if presented, the adjournment proposal require approval by ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting with regard to the business combination proposal, the advisory organizational document proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal and, if presented, the adjournment proposal will have no effect on such proposals. The business combination proposal does not require the approval of a majority of the unaffiliated holders of CCX Ordinary Shares. Prior to the closing of an initial business combination, the CCX current articles of association prescribe that only holders of CCX Class B Ordinary Shares are entitled to appoint and remove directors. Accordingly, the director election proposal is being voted on by CCX shareholders on a non-binding
advisory basis only.

The approval of the domestication proposal and the organizational document proposal require approval by special resolution, being the affirmative vote of holders of at least two-thirds
of the CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting with regard to the domestication proposal and the organizational documents proposal will have no effect on such proposals. Under the CCX current articles of association, CCX’s directors have the authority to resolve that CCX be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing (including, but not limited to, the approval of the organizational documents to be adopted by the Company in such other jurisdiction to the extent applicable). Accordingly, it is not necessary for CCX to receive shareholder consent to the Domestication, and the Domestication Proposal and the Organizational Documents Proposal are therefore being presented to CCX shareholders on a non-binding
advisory basis only.

Q.	How many votes do I have at the extraordinary general meeting?

A.
CCX shareholders are entitled to one vote on each proposal presented at the extraordinary general meeting for each share of CCX Ordinary Shares held of record as of the close of business on January 13, 2026, the record date for the extraordinary general meeting. As of the close of business on the CCX record date, there were 41,700,000 outstanding CCX Class A Ordinary Shares and 10,350,000 outstanding CCX Class B Ordinary Shares.

Q.	Why is CCX proposing the advisory organizational document proposal?

A.
As required by applicable SEC guidance, CCX is requesting that its shareholders vote upon, on a non-binding
advisory basis, a proposal to approve certain governance provisions contained in the Proposed Certificate of Incorporation that materially affect shareholder rights. This separate vote is not otherwise required by Delaware law separate and apart from the organizational documents proposal, but pursuant to SEC guidance, CCX is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding this proposal is an advisory vote, and is not binding on CCX and the CCX Board (separate and apart from the approval of the charter proposal). Furthermore, the business combination is not conditioned on the separate approval of the advisory organizational document proposal (separate and apart from approval of the organizational documents proposal). Please see the section entitled “
Proposal No.
 4 — The Advisory Organizational Documents Proposal
.”

Q.	Do I have redemption rights?

A.
If you are a holder of CCX public shares, you have the right to demand that CCX redeem such shares for cash in an amount equal to the pro rata portion of the funds held in the trust account, net of permitted withdrawals. CCX sometimes refers to these rights to demand redemption of CCX public shares as “
redemption rights
.” Redemption rights in connection with a vote to approve the business combination are not available to our Sponsor, directors and officers.

Notwithstanding the foregoing, a holder of CCX public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the CCX public shares. Accordingly, all CCX public shares in excess of 15% held by a CCX public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the prior written consent of our directors.
Under the Exchange Act, the business combination may be consummated only if CCX has at least $5,000,001 of net tangible assets after giving effect to all holders of CCX public shares that properly demand redemption of their shares for cash on the date that is two business days prior to the date of the extraordinary general meeting.
Pursuant to the Sponsor Agreement, the Sponsor and the Insiders have agreed to waive their redemption rights with respect to all of their CCX Ordinary Shares in connection with the consummation of the business combination and, because of this, such CCX Ordinary Shares are excluded from the pro rata calculation used to determine the per share redemption price. As is customary in transactions of this type, the Sponsor and the Insiders did not receive any consideration for waiving their redemption rights.

Q.	How do I exercise my redemption rights?

A.
If you are a holder of CCX public shares and wish to exercise your redemption rights, you must demand that CCX redeem your shares into cash no later than 5:00 p.m. Eastern time on    , 2026, the second business day preceding the extraordinary general meeting vote on the business combination proposal (or such later date as may be determined by our directors), by delivering your stock to Continental Stock Transfer & Trust Company, CCX’s transfer agent, physically or electronically using Depository Trust Company’s Deposit and Withdrawal at Custodian (“
DWAC
”) System and requesting in writing that we redeem your CCX public shares for cash to Continental Stock Transfer & Trust Company, CCX’s transfer agent, at the following address: One State Street 30th Floor, New York, New York 10004. Any holder of CCX public shares will be entitled to demand that such holder’s shares be redeemed for cash in an amount equal to their pro rata portion of the funds held in the trust account (which, for illustrative purposes, was approximately $424,248,406.86 or $10.25 per share, as of the CCX record date). Such amount, less any permitted withdrawals, will be paid promptly upon consummation of the business combination. However, the funds held in the trust account could be subject to claims of creditors which could take priority over those of CCX public shareholders exercising redemption rights, regardless of whether such holders vote for or against the business combination proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the business combination proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of CCX public shares, may be withdrawn at any time up to the time the vote is taken with respect to the business combination proposal at the extraordinary general meeting. If you deliver your CCX public shares for redemption to CCX’s transfer agent and later decide prior to the extraordinary general meeting not to elect redemption, you may request that CCX’s transfer agent return the shares (physically or electronically). You may make such request by contacting CCX’s transfer agent at the address listed at the end of this section.
Any corrected or changed proxy card or written demand of redemption rights must be received by CCX’s transfer agent at least two business days prior to the initially scheduled vote taken on the business combination proposal at the extraordinary general meeting or such later date as our board of directors may determine. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent at least two business days prior to the initially scheduled vote at the extraordinary general meeting.
If a redemption demand is properly made as described above, then, if the business combination is consummated, CCX will redeem such CCX public shares for a pro rata portion of funds held in the trust account. If you exercise your redemption rights, then you will be exchanging your CCX public shares for cash.

Q.	If I am a holder of CCX public units or CCX public shares, can I exercise redemption rights with respect to my CCX public warrants?

A.
No. Beginning on July 7, 2025, holders of CCX public units issued in the CCX IPO were given the option to elect to separately trade their CCX public shares and CCX public warrants included in their CCX public units. Any CCX public units not separated continue to trade on Nasdaq under the symbol “CCCXU.” Holders of CCX public units, or, if separated, CCX public shares who still hold CCX public warrants, have no redemption rights with respect to the CCX public warrants. Therefore, if any such holder has exercised their right to redeem their CCX public units or CCX public shares, such holder will still own CCX public warrants prior to the Closing and, after the Closing, Post-Closing Company public warrants, unless such holder has otherwise elected to sell such warrants.

Q.	How do the CCX public warrants differ from the CCX private placement warrants, and what are the related risks for holders of CCX public warrants after the business combination?

A.
The CCX public warrants are identical to the CCX private placement warrants in all material terms and provisions, except that, unlike the CCX public warrants, the CCX private placement warrants (including the shares of CCX Class A Ordinary Shares issuable upon exercise of the CCX private placement warrants) are not redeemable by CCX (or, upon Closing, the Post-Closing Company) and the holders of CCX private placement warrants have the right to exercise such warrants on a “cashless basis” (whereas the holders of CCX public warrants cannot do so unless required by CCX under certain circumstances). See the section entitled “
Description of Securities — Warrants
” for more information regarding the CCX public warrants and the CCX private placement warrants.

Upon the Closing, the Post-Closing Company public warrants and Post-Closing Company private placement warrants will have the same rights as the CCX public warrants and CCX private placement warrants, respectively. Following the Closing, the Post-Closing Company may redeem your unexpired Post-Closing Company public warrants prior to their exercise at a time that is disadvantageous to you, making your warrants worthless. The Post-Closing Company may redeem outstanding Post-Closing Company public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Post-Closing Company public warrant. To exercise such redemption right: (1) the last reported sale price of Post-Closing Company Class A common stock must equal or exceed $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we send notice of redemption to the warrant holders; and (2) certain other conditions must be met. If and when the Post-Closing Company public warrants become redeemable by the Post-Closing Company, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, the Post-Closing Company may redeem the Post-Closing Company public warrants as set forth above even if the holders are otherwise unable to exercise the Post-Closing Company public warrants. Redemption of the outstanding Public Warrants could force you to: (1) exercise your Post-Closing Company public warrants and pay the exercise price at a time when it may be disadvantageous for you to do so; (2) sell your Post-Closing Company public warrants at the then-current market price when you might otherwise wish to hold your Post-Closing Company public warrants; or (3) accept the nominal redemption price which, at the time the outstanding Post-Closing Company public warrants are called for redemption, is likely to be substantially less than the market value of your Post-Closing Company public warrants. Please see “
Risk Factors — Risk Related to CCX, the Domestication and the Business
Combination — CCX may redeem your unexpired CCX public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants without value to the holder
.”
If the Post-Closing Company calls the Post-Closing Company public warrants for redemption, management of the Post-Closing Company will have the option to require all holders that wish to exercise the Post-Closing Company public warrants to do so on a “cashless basis,” as described in the section entitled “
Description of Securities –
Warrants
” and the CCX public warrant agreement, a copy of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. The exercise price and number of shares of the Post-Closing Company Class A common stock issuable upon exercise of the Post-Closing Company public warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the Post-Closing Company public warrants will not be adjusted for issuance of the Post-Closing Company Class A common stock at a price below its exercise price. Additionally, in no event will the Post-Closing Company be required to net cash settle the Post-Closing Company public warrants.
If CCX is unable to complete the business combination within the completion window, and CCX liquidates the funds held in the trust account, holders of the CCX public warrants will not receive any of such funds with respect to their CCX public warrants, nor will they receive any distribution from CCX’s assets held outside of the trust account with the respect to such CCX public warrants. Accordingly, the CCX public warrants may expire worthless.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of exercising your redemption rights with respect to your CCX public shares depend on your particular facts and circumstances. It is possible that you may be treated as selling your shares and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of CCX public shares you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning CCX public warrants and any shares that you directly or indirectly acquire pursuant to the business combination) relative to all of the CCX Class A Ordinary Shares outstanding both before and after the redemption. U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication, including under Section 367 of the Code and potential tax consequences of the U.S. federal income tax rules relating to PFICs. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “
Proposal No.
 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCX Shareholders
.”

All shareholders considering exercising redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and
non-U.S.
tax laws.

Q.	Do I have appraisal rights if I object to the business combination proposal?

A.
CCX shareholders do not have appraisal rights in connection with the business combination or the Domestication under the Companies Act or under the DGCL. Please see the section entitled “
Appraisal Rights — Appraisal Rights of CCX Shareholders.
”

Q.	How are the funds in the trust account currently being held?

A.
All funds in the trust account are held and will be held in cash (which may include demand deposit accounts) until the earlier of consummation of our initial business combination or liquidation. Please see “
Risk Factors — Risk Related to CCX, the Domestication and the Business Combination —
If CCX is deemed to be an investment company under the Investment Company Act, CCX may be required to institute burdensome compliance requirements and CCX’s activities may be restricted, which may make it difficult for CCX to complete CCX’s initial business combination.”
If we are deemed to be an investment company under the Investment Company Act of 1940, as amended (the “
Investment Company Act
”), we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination
.

Q.	What happens to the funds deposited in the trust account after consummation of the business combination?

A.
A total of $414,000,000 was placed in the trust account immediately following the CCX IPO. After consummation of the business combination, the funds in the trust account will be used to pay holders of the CCX public shares that exercise redemption rights, and to pay fees and expenses incurred in connection with the business combination. Please see the section entitled “
Proposal No.
 1 — The Business Combination Proposal — Sources and Uses of Funds for the Transactions
.”

Q.	What happens if a substantial number of CCX public shareholders vote in favor of the business combination proposal and exercise their redemption rights?

A.
CCX public shareholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of CCX public shareholders are substantially reduced as a result of redemptions by CCX public shareholders, subject to satisfaction or waiver of the Minimum Cash Condition under the Merger Agreement.

Q.	What happens if the business combination is not consummated?

A.
If CCX does not complete the business combination for whatever reason, following the termination of the Merger Agreement CCX would search for another target business with which to complete an initial business combination. If CCX does not complete an initial business combination with Infleqtion or another target business by the end of the completion window, CCX must redeem 100% of the outstanding CCX public shares, at a per share price, payable in cash, equal to the amount then held in the trust account including interest earned (which interest shall be net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses and net of taxes payable) divided by the number of outstanding CCX public shares. The redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to CCX’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor and the Insiders have no redemption rights with respect to any CCX Class B Ordinary Shares or CCX private placement shares in the event an initial business combination is not effected in the completion window, and, accordingly, the CCX Class B Ordinary Shares and CCX private placement shares will be worthless. CCX shareholders may also resolve to amend the CCX current articles of association to modify the amount of time CCX has to complete an initial business combination, in which case eligible holders of CCX public shares will be offered an opportunity to redeem their CCX public shares.

Q.	How do the Sponsor and the Insiders intend to vote on the proposals?

A.
The Sponsor owns of record and is entitled to vote an aggregate of 0.72% of the outstanding CCX Class A Ordinary Shares and 100% of the outstanding CCX Class B Ordinary Shares as of the CCX record date.

Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to vote their CCX Ordinary Shares, including CCX Class B Ordinary Shares, CCX private placement shares and any CCX public shares held by them as of the CCX record date, in favor of the business combination proposal and the other proposals described in this proxy statement/prospectus. The Sponsor and Insiders may have interests in the Transactions that may conflict with your interests as a CCX shareholder; for further information please see the section entitled “
Proposal No.
 1 — The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination.
”

Q.	When do you expect the business combination to be completed?

A.
It is currently anticipated that the business combination will be consummated promptly following the extraordinary general meeting, which is set for    , 2026, subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement; however, such meeting could be adjourned or postponed, as described above. For a description of the conditions to the completion of the business combination, please see the section entitled “
Proposal No.
 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — The Merger Agreement — Conditions to Closing General Conditions.
”

Q.	What do I need to do now?

A.
CCX urges you to read carefully and consider the information contained in this proxy statement/ prospectus, including the Annexes and the other documents referred to herein, and to consider how the business combination will affect you as a CCX shareholder. CCX shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card, or, if you hold your CCX Ordinary Shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Q.	How do I vote?

A.
The extraordinary general meeting will be held via live webcast at   a.m. Eastern Time, on     , 2026. The extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitalx/2026 where you will be able to listen to the meeting live, ask questions and vote during the meeting. For the purposes of Cayman Islands law and the CCX current articles of association, the physical location of the extraordinary general meeting will be Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019.

If you are a holder of record of CCX Ordinary Shares on the CCX record date, you may vote at the extraordinary general meeting via the virtual meeting website or by submitting a proxy for the extraordinary general meeting. If you attend and vote at the extraordinary general meeting, you will automatically revoke any previously submitted proxy. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed
postage paid envelope no later than the time of the extraordinary general meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. If you hold your CCX Ordinary Shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your CCX Ordinary Shares or, if you wish to attend the meeting and vote, obtain a proxy card from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your CCX Ordinary Shares with respect to nonroutine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the shareholders at the extraordinary general meeting will be considered nonroutine and, therefore, your broker, bank or nominee cannot vote your CCX Ordinary Shares without your instruction on any of the proposals presented at the extraordinary general meeting. If you do not provide voting instructions to your broker, bank or other nominee with respect to any of the proposals presented at the extraordinary general meeting, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your CCX Ordinary Shares with respect to those proposals; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.”
Broker
non-votes
will be counted for the purposes of determining the existence of a quorum but will not be considered votes cast at the extraordinary general meeting. Your bank, broker or other nominee can vote your CCX Ordinary Shares only if you provide instructions on how to vote. You should instruct your broker to vote your CCX Ordinary Shares in accordance with directions you provide.

Q.	How will an abstention or broker non-vote impact the results of each proposal?

A.
Abstentions and broker
non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and will not have any effect on the outcome of the proposals.

Q.	May I change my vote after I have mailed my signed proxy card?

A.
CCX shareholders of record may send a later-dated, signed proxy card to CCX’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the extraordinary general meeting. CCX shareholders also may revoke their proxy by attending and voting at the extraordinary general meeting or by sending a notice of revocation to CCX’s transfer agent, which must be received prior to the vote at the extraordinary general meeting.

Q.	What happens if I fail to take any action with respect to the extraordinary general meeting?

A.
If you fail to take any action with respect to the extraordinary general meeting and the business combination is approved by CCX shareholders, the business combination will be consummated in accordance with the terms of the Merger Agreement. If you fail to take any action with respect to the extraordinary general meeting and the business combination is not approved, we will not consummate the business combination.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.
Signed and dated proxies received by us without an indication of how a CCX shareholder intends to vote on a proposal will be voted at the discretion of the proxyholder. If you return a signed proxy card without appointing a proxyholder, you will be deemed to have appointed the chairman of the extraordinary general meeting as your proxy, who intends to vote “FOR” each proposal unless otherwise directed.

Q.	What should I do if I receive more than one set of voting materials?

A.
CCX shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your CCX Ordinary Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your CCX Ordinary Shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your CCX Ordinary Shares.

Q.	Who can help answer my questions?

A.	If you have questions about the business combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
Churchill Capital Corp X
640 Fifth Avenue, 14th Floor
New York, NY 10019
Attention: Jay Taragin, Chief Financial Officer
Email: info@churchillcapitalcorp.com
or:
Sodali & Co
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and Brokers:(203) 658-9400
Email: CCIX.info@investor.sodali.com
To obtain timely delivery, our shareholders must request any additional materials no later than five business days prior to the extraordinary general meeting. You may also obtain additional information about CCX from documents filed with the SEC by following the instructions in the section entitled “
Where You Can Find More Information.
” If you are an eligible holder of CCX public shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to CCX’s transfer agent at the address below prior to the vote at the extraordinary general meeting. See the section entitled “
Extraordinary General Meeting of CCX — Redemption Rights
.”
If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted by CCX for a vote at the extraordinary general meeting, including the business combination proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Merger Agreement.” Unless the context otherwise requires, references in this section to “we,” “our” and “us” generally refer to CCX prior to the business combination.
The Parties
CCX
Churchill Capital Corp X is a blank check company formed in order to effect a merger, amalgamation, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. CCX was incorporated under the laws of the Cayman Islands on January 4, 2024.
On May 15, 2025, CCX consummated its initial public offering (the “
CCX IPO
”) of 41,400,000 CCX public units, including 5,400,000 CCX public units pursuant to the underwriters’ full exercise of the over-allotment option. The CCX public units were sold at an offering price of $10.00 per unit, generating gross proceeds to CCX of $414,000,000. Simultaneously with the consummation of the CCX IPO and the exercise of the underwriters’ over-allotment option, CCX consummated the private placement of 300,000 CCX private placement units to the Sponsor at a price of $10.00 per unit, generating total proceeds of $3,000,000 Transaction costs amounted to $4,638,840, consisting of $3,000,000 of deferred underwriting fees, and $1,638,840 of other offering costs.
A total of $414,000,000 was deposited into the trust account and the remaining net proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective initial business combinations and continuing general and administrative expenses. The CCX IPO was conducted pursuant to a registration statement on Form
S-1
that became effective on May 13, 2025. As of the close of business on January 13, 2026, the record date for the extraordinary general meeting of shareholders of CCX (the “
extraordinary general meeting
”), there was approximately $424,248,406.86 held in the trust account. Each of the CCX public units, CCX public shares and CCX public warrants are each traded on the Global Market tier of Nasdaq under the symbols CCCXU, CCCX and CCCXW, respectively. In connection with the business combination, CCX will change its name to “Infleqtion, Inc.,” and upon the Closing, CCX expects that Post-Closing Company common stock and Post-Closing Company warrants will begin trading on NYSE under the symbol “INFQ” and “INFQW,” respectively.
The mailing address of CCX’s principal executive office is 640 Fifth Avenue, 14th Floor, New York, NY 10019. Its telephone number is (212)
380-7500.
After the consummation of the business combination, its principal executive office will be that of Infleqtion.
Merger Subs
Each of AH Merger Sub I, Inc. (“
Merger Sub I
”), a Delaware corporation, and AH Merger Sub II, LLC (“
Merger Sub II
” and, together with Merger Sub I, “
Merger Subs
”), a Delaware limited liability company, is a wholly-owned subsidiary of CCX formed under the laws of Delaware on September 2, 2025, solely for the purpose of effectuating the Merger described herein. Merger Subs own no material assets and do not operate any business.

The mailing address of Merger Subs’ principal executive office is 640 Fifth Avenue, 14th Floor, New York, NY 10019. Their telephone number is (212)
380-7500.
After the consummation of the business combination, Merger Subs will cease to exist as separate legal entities.
Infleqtion
ColdQuanta, Inc. (d/b/a Infleqtion) was formed as a Colorado corporation on February 7, 2007 and subsequently converted to a Delaware corporation on June 29, 2018. Inflection is a global leader in neutral atom-based quantum technology.
The mailing address of Infleqtion’s principal executive office is 1315 West Century Drive, Suite 150 Louisville, CO 80027. Its telephone number is (303)
440-1284.
See the sections entitled “
Information about Infleqtion
” and “
Infleqtion’s Management’s Discussion and Analysis of Financial Condition and Results of Operation
” for further information about Infleqtion.
Emerging Growth Company
CCX is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “
JOBS Act
”). As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “
Sarbanes-Oxley Act
”), reduced disclosure obligations regarding executive compensation in their periodic reports and this proxy statement/prospectus, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find CCX’s securities less attractive as a result, there may be a less active trading market for CCX’s securities and the prices of its securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. CCX intends to take advantage of the benefits of this extended transition period.
CCX (including the Post-Closing Company) will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following May 15, 2030, the fifth anniversary of the CCX IPO, (b) in which CCX has total annual gross revenue of at least $1,235,000,000, or (c) in which CCX is deemed to be a large accelerated filer, which means the market value of CCX common stock that is held by non-affiliates
exceeds $700,000,000 as of the end of the prior June 30; and (2) the date on which CCX has issued more than $1,000,000,000 in nonconvertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
CCX is also a “smaller reporting company” under the Exchange Act, and may continue to be a smaller reporting company so long as, as of June 30 of the preceding year, (1) the market value of our Class A ordinary shares held by non-affiliates,
or CCX’s public float, is less than $250 million; or (2) CCX has annual revenues less than $100 million and our public float is less than $700 million. If the Post-Closing Company is a smaller reporting company at the time it ceases to be an emerging growth company, it may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company the Post-Closing Company may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form
10-K
and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.
The Business Combination
Structure of the Transactions
On September 8, 2025, CCX entered into the Merger Agreement with Merger Subs and Infleqtion. Pursuant to the Merger Agreement, the parties thereto will enter into the business combination, which includes (1) the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware (the “
Domestication
”), and (2) following the Domestication, the merger of Merger Sub I with and into Infleqtion, with Infleqtion continuing as the surviving corporation, and immediately thereafter, the merger of such surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly-owned subsidiary of CCX (collectively, the “
Mergers,
” and, together with the Domestication and other transactions contemplated by the Merger Agreement and the related agreements, the “
Transactions
” or the “
business combination
”).
Merger Consideration
Infleqtion will take all actions necessary or appropriate so that, immediately prior to the Closing, all shares of Infleqtion preferred stock (including Infleqtion restricted stock awards in respect of Infleqtion preferred stock) will be converted into shares of Infleqtion common stock (the “
Conversion
”) pursuant to the terms of the Merger Agreement. See the section entitled “
Description of Securities”
for more information regarding the Post-Closing Company common stock. Following the Conversion, no shares of Infleqtion preferred stock will be outstanding and each holder of Infleqtion preferred stock will thereafter cease to have any rights with respect to any shares of Infleqtion preferred stock.
Subject to the terms and conditions of the Merger Agreement, the value of the aggregate consideration to be paid to Infleqtion stockholders, holders of outstanding Infleqtion restricted stock awards and holders of Infleqtion options will be $1,800,000,000 ( the “
Equity Value
”), which consideration will be paid entirely in shares of Post-Closing Company common stock in an amount equal to $10.00 per share.
Each share of Infleqtion common stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Conversion, but other than Excluded Shares and Dissenting Shares) will be automatically cancelled and converted into the right to receive a number of shares of Post-Closing Company common stock equal to the Exchange Ratio. The Exchange Ratio is based on the per share Equity Value (calculated in accordance with the Merger Agreement). Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, we estimate that the Exchange Ratio will be approximately 0.347 shares of Post-Closing Company common stock for each issued and outstanding share of Infleqtion common stock (after giving effect to the conversion of Infleqtion preferred stock, including Infleqtion restricted stock awards in respect of Infleqtion preferred stock, into Infleqtion common stock); see the section entitled “
Proposal No.
 1 — The Business Combination Proposal — General — Structure of the Transactions
.”
At the Effective Time, by virtue of the Merger and without any further action on the part of CCX, Merger Subs, Infleqtion or any holder of any securities of CCX or Infleqtion, the following will occur:

•
Each share of Infleqtion common stock (including shares of Infleqtion common stock issued upon the Conversion) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and exchanged for the right to receive a number of shares of Post-Closing Company common stock equal to the Exchange Ratio in accordance with the terms of the Merger Agreement.

•
Each issued and outstanding share of common stock of Merger Sub I will be converted into and become one validly issued, fully paid and nonassessable share of common stock of Infleqtion, which will constitute the only outstanding shares of common stock of Infleqtion as the surviving corporation of the first merger, and, immediately thereafter in the second merger, each issued and outstanding share of common stock of Infleqtion will be cancelled and retired and each issued and outstanding membership interest of Merger Sub II will remain outstanding and constitute all of the membership interests of the surviving entity as a wholly-owned subsidiary of CCX, as the Post-Closing Company.

•
Each share of Infleqtion capital stock held in Infleqtion’s treasury or owned by CCX, Merger Sub I or Infleqtion immediately prior to the Effective Time (each, an “
Excluded Share
”) will automatically be cancelled or surrendered (as applicable) and no consideration will be paid or payable with respect thereto.

For more information regarding the sources and uses of the funds utilized to consummate the business combination, please see the section entitled “
Proposal No.
 1 — The Business Combination Proposal — Sources and Uses of Funds for the Transactions
.”
Exchange and Fractional Shares
Immediately prior to or at the Effective Time, CCX will deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “
Exchange Agent
”) evidence in book-entry form of shares of Post-Closing Company common stock representing the number of shares of Post-Closing Company common stock sufficient to deliver the Merger Consideration (as defined herein).
At or prior to the Effective Time, CCX will instruct the Exchange Agent to, at or promptly after the Effective Time, issue to each Infleqtion stockholder the portion of the Merger Consideration to which that Infleqtion stockholder is entitled pursuant to the Merger Agreement.
Notwithstanding anything to the contrary as described in the Merger Agreement, no fraction of a share of CCX common stock will be issued by virtue of the Merger Agreement or the Transactions, and each Infleqtion stockholder that would otherwise be entitled to a fraction of a share of CCX common stock (after aggregating all shares of CCX common stock to which such Infleqtion stockholder otherwise would be entitled) will instead have the number of shares of CCX common stock issued to such Infleqtion stockholder rounded up or down to the nearest whole share of CCX common stock (with 0.5 of a share or greater rounded up), as applicable.
Treatment of Infleqtion Options and Infleqtion Restricted Stock Awards
At the Effective Time, each outstanding and unexercised Infleqtion option (whether or not vested) will be assumed by the Post-Closing Company and converted into an option to purchase shares of Post-Closing Company common stock, on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such Infleqtion option immediately prior to the Effective Time (each, an “
Exchanged Option
”), except that (1) the number of shares of Post-Closing Company common stock subject to such Exchanged Option will equal (a) the number of shares of Infleqtion common stock that were subject to such Infleqtion option immediately prior to the Effective Time multiplied by (b) the Exchange Ratio, rounded down to the nearest whole share, and (2) the Exchanged Option’s per share exercise price will equal the quotient of (a) the exercise price per share of Infleqtion common stock at which such Infleqtion option was exercisable immediately prior to the Effective Time, divided by (b) the Exchange Ratio, with any fractional cent rounded up to the nearest whole cent. All incentive stock options will be adjusted in accordance with the requirements of Section 424 of the Code and will be adjusted in a manner that complies with or is exempt from Section 409A of the Code.

At the Effective Time, each outstanding Infleqtion restricted stock award that is outstanding as of immediately prior to the Effective Time will be converted into the right to receive a number of shares of Post-Closing Company common stock (each, a “
Post-Closing Company restricted stock award
”) equal to the product of (1) the number of shares of Infleqtion common stock that were subject to such Infleqtion restricted stock award immediately prior to the Effective Time (after giving effect to the Conversion) multiplied by (2) the Exchange Ratio, rounded up or down to the nearest whole share (with 0.5 of a share or greater rounded up), as applicable. All Post-Closing Company restricted stock awards will be subject to substantially the same terms and conditions as were applicable to such Infleqtion restricted stock award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions).
Certain Agreements Related to the Business Combination
Merger Agreement
The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. All CCX shareholders and Infleqtion stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the business combination.
Closing and Effective Time of the Transactions
The Closing will take place promptly following the satisfaction or waiver of the conditions described below under the section entitled “
Summary of the Proxy Statement/Prospectus
—
Certain Agreements Related to the Business
Combination
—
Conditions to Closing General Conditions
,” unless CCX and Infleqtion agree in writing to another time or unless the Merger Agreement is terminated pursuant to the terms set forth in the section entitled “—
Termination
.” The Transactions are expected to be consummated promptly after the approval by CCX shareholders of the proposals voted on at the extraordinary general meeting, as described in this proxy statement/prospectus.
Conditions to Closing General Conditions
Consummation of the Transactions is conditioned on the approval of the condition precedent proposals (as defined above) by CCX shareholders described in this proxy statement/prospectus, and the adoption and approval of the Merger Agreement and the approval of the Merger and the other Transactions by the requisite consent of Infleqtion’s stockholders.
In addition, the consummation of the Transactions contemplated by the Merger Agreement is conditioned upon, among other things:

•	the expiration or termination of the waiting period under the HSR Act;

•
the UK Secretary of State, the Chancellor of the Duchy of Lancaster or the Investment Security Unit having (i) notified CCX in accordance with certain provisions under the National Security and Investment Act 2021 (“
NSI Act
”) that no further action will be taken in relation to the Transaction, (ii) made a final order permitting the Transactions to proceed, or (iii) provided a written order that the Transactions are not subject to review under the NSI Act;

•
the Treasurer of the Commonwealth of Australia or their delegate having either (i) provided written notice that there is no objection under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (the “
FATA
”) to the Transactions (whether or not subject to conditions), or (ii) become precluded from exercising any power to make an order under Division 2 of Part 3 of the FATA in relation to the Transactions;

•
no governmental authority having jurisdiction over any party or the Transactions will have issued any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority preventing, materially restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, and no law will have been enforced that prevents or materially restrains the consummation of the Transactions;

•	CCX having at least $5,000,001 of net tangible assets remaining after redemptions by CCX shareholders, after giving effect to the receipt of CCX of the net amount of proceeds from the PIPE Investment;

•
the adoption or execution and delivery of any organizational documents or agreements necessary to give effect to the governance arrangements contemplated by the Merger Agreement and Transaction Agreements;

•	the taking of all action such that the Post-Closing Company Board as of immediately following the Closing will be constituted of the directors contemplated by the Merger Agreement;

•
the shares of Post-Closing Company common stock having been listed on Nasdaq or any other stock exchange mutually agreed upon by CCX and Infleqtion and being eligible for continued listing on such stock exchange immediately following the Closing; and

•
this registration statement having become effective in accordance with the Securities Act, no stop order having been issued by the SEC with respect to the registration statement and no action seeking such order having been threatened or initiated.

CCX’s Conditions to Closing
The obligations of CCX and Merger Subs to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

•	the accuracy of the representations and warranties of Infleqtion as of the Closing, subject to applicable materiality standards set forth in the Merger Agreement;

•	the covenants of Infleqtion in the Merger Agreement required to be performed as of or prior to the Closing having been performed in all material respects;

•	since the date of the Merger Agreement, there must not have occurred a Material Adverse Effect (as defined in the Merger Agreement) with respect to Infleqtion which is continuing; and

•
the last day of the
20-day
period during which appraisal must be demanded as contemplated by Section 262(d)(2) of the DGCL (the “
Appraisal Rights Deadline
”) will have occurred and no holders of Infleqtion capital stock, individually or in the aggregate, beneficially owning more than five percent of the issued and outstanding shares of Infleqtion capital stock (with such number of shares being calculated, with respect to the Infleqtion preferred stock, on an as-converted
to Infleqtion common stock basis) will beneficially own any Dissenting Shares as of the Closing.

Infleqtion’s Conditions to Closing
The obligations of Infleqtion to consummate the Transactions also are conditioned upon, among other things:

•	the accuracy of the representations and warranties of CCX and Merger Sub as of the Closing, subject to applicable materiality standards set forth in the Merger Agreement;

•	the covenants of CCX and Merger Subs in the Merger Agreement required to be performed as of or prior to the Closing having been performed in all material respects;

•	the Minimum Cash Condition having been met;

•
the Domestication having been completed as provided in the Merger Agreement and a time-stamped copy of the Proposed Certificate of Incorporation issued by the Secretary of State of Delaware in relation thereto having been delivered to Infleqtion;

•	since the date of the Merger Agreement, there must not have occurred a SPAC Material Adverse Effect with respect to CCX which is continuing; and

•
the covenants of the Sponsor and the Insiders under the Sponsor Agreement having been performed in all material respects, and no such Sponsor or Insider having threatened (orally or in writing) (1) that the Sponsor Agreement is not valid, binding and in full force and effect, (2) that CCX or Infleqtion is in breach of or default under the Sponsor Agreement or (3) to terminate the Sponsor Agreement.

Waiver
Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Merger Agreement. Notwithstanding the foregoing, pursuant to the CCX current articles of association, CCX cannot consummate the business combination if it has less than $5,000,001 of net tangible assets remaining after the Closing, after giving effect to the receipt of CCX of the net amount of proceeds from the PIPE Investment.
The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what such director may believe is best for CCX and what such director may believe is best for such director in determining whether or not to grant a waiver in a specific situation.
Termination
The Merger Agreement may be terminated and the Transactions abandoned prior to the Closing, as follows:

•	by mutual written consent of CCX and Infleqtion;

•
by CCX if the Transactions are not consummated on or before March 1, 2026 (the “
Termination Date
”), which date may be automatically extended in the event that any action or legal proceeding for specific performance or other equitable relief by any Party with respect to the Merger Agreement, any other Transaction Agreement, or otherwise with respect to the Transactions is commenced or pending on or before March 1, 2026, in which case the Termination Date will be extended until the date that is 30 days following the date on which a final, non-appealable
order or judgment has been entered with respect to such action or legal proceeding, provided that CCX’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before the Termination Date (as it may be extended);

•
by Infleqtion if the Transactions are not consummated on or before the Termination Date (as it may be extended), provided that Infleqtion’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before the Termination Date (as it may be extended); and provided, further, that, Infleqtion will use reasonable best efforts to provide written notice to CCX, in good faith, prior to the Domestication, if Infleqtion believes it has the right to, and intends to, terminate the Merger Agreement prior to the closing of the Transactions;

•	by either CCX or Infleqtion if the other party has breached any of its covenants, agreements, representations or warranties which would cause the conditions to the Closing not to be satisfied and has not cured its breach, if curable, within 30 days of receiving written notice of such breach, provided that the terminating party’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before such date;

•	by either CCX or Infleqtion if a final, non-appealable governmental order or a statute, rule or regulation permanently enjoins or prohibits consummation of the Merger;

•
by either CCX or Infleqtion if the approval by CCX shareholders of the proposals voted on at the extraordinary general meeting and required to consummate the Transactions is not obtained at the extraordinary general meeting (subject to any adjournment or postponement thereof), provided that CCX is not entitled to terminate on these grounds if, at the time of such termination, CCX is in breach of its obligations under the Merger Agreement with respect to this proxy statement/prospectus and the stockholders’ meeting;

•
by CCX if the event the Infleqtion stockholders holding Infleqtion capital stock sufficient to obtain the Company Stockholder Approval (as defined in the Merger Agreement) fail to deliver the Infleqtion stockholder written consent within forty-eight hours of the registration statement becoming effective, provided that this right to terminate the Merger Agreement will not be available if the Company Stockholder Approval is obtained prior to CCX providing notice of its intent to terminate the Merger Agreement on account of a Written Consent Failure (as defined in the Merger Agreement); or

•
by Infleqtion if the CCX Board changes, withdraws, withholds, qualifies or modifies (or publicly proposes to do so) its recommendation to CCX shareholders to approve certain matters related to the Transactions.

Effect of Termination
In the event of proper termination by either CCX or Infleqtion, the Merger Agreement will become void and have no effect (other than with respect to certain surviving provisions specified in the Merger Agreement), without any liability under the Merger Agreement on the part of any party thereto or its respective affiliates, officers, directors, employees, representatives or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.
Fees and Expenses
All fees and expenses incurred in connection with the Merger Agreement and Transactions, except for those fees associated with the filing to obtain clearance pursuant to the HSR Act, will be paid by the party incurring such expenses whether or not the Transactions will be consummated; except that if the Closing occurs, CCX will bear and pay at or promptly after the Closing:

•	all CCX transaction expenses; and

•	all Infleqtion transaction expenses;
provided that
all costs of investigation and all defense and attorneys’ and other professional fees and settlement payments related to stockholder actions initiated by or on behalf of any stockholders of Infleqtion, whether borne by CCX or Infleqtion, will be fully payable by the Post-Closing Company if the closing of the Transactions occurs and not subject to any limitation or cap. All fees and expenses in connection with filing to obtain clearance pursuant to the HSR Act will be paid by CCX.
Sponsor Agreement
Concurrently with the execution of the Merger Agreement, CCX entered into the Sponsor Agreement with the Sponsor and the Insiders, which amended and restated that certain letter agreement, dated May 13, 2025, from each of the persons undersigned thereto (the “
Initial Insiders
”). The following summary of material provisions of the Sponsor Agreement is qualified by reference to the complete text of the Sponsor Agreement, a copy of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. All shareholders are encouraged to read the Sponsor Agreement in its entirety for a more complete description of the terms and conditions of the Sponsor Agreement.
Pursuant to the terms of the Sponsor Agreement, the Sponsor and each of the Insiders (each, a “
Sponsor Signatory
”) agreed (1) to vote or consent (or cause to be voted or consented) all of such Sponsor Signatory’s shares of CCX common stock (a) in favor of the business combination and the Transactions (as applicable) and other matters related to the Transactions (and all actions required in furtherance thereof) and (b) against any proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of CCX in the Merger Agreement, result in competition with the Merger Agreement, or otherwise interfere with or delay or adversely affect the Transactions, (2) not to redeem any of such Sponsor Signatory’s shares of CCX common stock, in connection with the CCX shareholder redemption, (3) to vote in favor of the appointment or election of the individuals nominated for election to the Post-Closing Company Board in this proxy statement/prospectus, and (4) to be bound to certain other obligations as described therein.
Also pursuant to the terms of the Sponsor Agreement, 1,500,000 CCX Founder Shares held by the Sponsor will become unvested as of the Closing and will revest on the occurrence of the Triggering Event. If the Triggering Event is not achieved within five years of the Closing, such CCX Founder Shares will be forfeited in accordance with the terms of the Sponsor Agreement. In the event of a change of control of CCX prior to the fifth anniversary of the Closing, the CCX Founder Shares will vest immediately prior to the closing of such change of control if the change of control also constitutes the Triggering Event; otherwise, they will be automatically forfeited immediately prior to the closing for no consideration.
Registration Rights Agreement
Effective upon the Closing, that certain Registration Rights Agreement of CCX, dated May 13, 2025 (the “
existing registration rights agreement
”), will be amended and restated, and CCX, the Sponsor and certain persons and entities receiving shares of CCX common stock in connection with the business combination (the “
New Holders
” and, together with the Sponsor, the “
Reg Rights Holders
”) will enter into the Registration Rights Agreement. The following summary of material provisions of the Registration Rights Agreement is qualified by reference to the complete text of the form of Registration Rights Agreement, a copy of which is filed as Exhibit E to the Merger Agreement attached as Annex A to this proxy statement/prospectus. All shareholders are encouraged to read the Registration Rights Agreement in its entirety for a more complete description of the terms and conditions of the Registration Rights Agreement.
Pursuant to the Registration Rights Agreement, the Post-Closing Company will agree to use its commercially reasonable efforts to (1) file with the SEC (at the Post-Closing Company’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Reg Rights Holders within 30 business days after the Closing (the “
Resale Registration Statement
”) and (2) cause the Resale Registration Statement to become effective as soon as reasonably practicable after the filing thereof, but in no event later than the 105th calendar day (or 165th calendar day if the SEC notifies the Post-Closing Company that it will “review” the Resale Registration Statement) after the Closing Date. In certain circumstances, the Reg Rights Holders may demand in the aggregate up to three underwritten offerings and will be entitled to customary piggyback registration rights.
Pursuant to the Registration Rights Agreement, the Reg Rights Holders have agreed not to transfer their respective shares for a period of 180 days following the Closing Date; however, such transfer restrictions terminate as of the Lockup Release Trigger Event.

Similar transfer restrictions will apply to the shares of Post-Closing Company common stock issued to former securityholders of Infleqtion in connection with the Merger pursuant to the Proposed Bylaws in effect following the Domestication and the Closing.
Infleqtion Voting and Support Agreements
In connection with the Merger Agreement, CCX, Infleqtion and certain Infleqtion stockholders entered into the Infleqtion Voting and Support Agreements. The following is a summary of the material provisions of the Infleqtion Voting and Support Agreements and is qualified by reference to the complete text of the Infleqtion Voting and Support Agreements, a form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part.
Pursuant to the Infleqtion Voting and Support Agreements, the Infleqtion stockholders party thereto, whose ownership interests as of the date hereof collectively represent 60.6% of the voting power of the outstanding capital stock of Infleqtion (voting together as a single class, and, with respect to the Infleqtion preferred stock, on an as-converted
to Infleqtion common stock basis) and 64.4% of the voting power of the outstanding Infleqtion preferred stock (voting together as a single class on an as-converted
to Infleqtion common stock basis), which is sufficient to approve the Infleqtion business combination proposal on behalf of Infleqtion, have agreed to vote or deliver written consents with respect to such shares: (1) in favor of the adoption and approval of the Merger Agreement and the approval of the Transactions (and any actions required in furtherance thereof), (2) to the extent such Infleqtion stockholder is a holder of Infleqtion preferred stock, the Conversion and (3) in opposition to: (a) any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Infleqtion (other than the Merger Agreement and the Transactions), (b) any change in the business, management or board of directors of the Infleqtion that would or would reasonably be expected to adversely affect the ability of Infleqtion to consummate the Transactions, (c) any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of the Merger Agreement, the Voting and Support Agreement or the Transactions, including the Mergers, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (iii) result in any of the closing conditions not being fulfilled or (iv) change in any manner the dividend policy or capitalization of, including the voting rights of any class of, capital stock or securities convertible into capital stock of Infleqtion. In addition, each Infleqtion stockholder party to a Infleqtion Voting and Support Agreement has agreed to refrain from exercising any dissenters’ rights under applicable law.
The Infleqtion Voting and Support Agreements generally prohibit the Infleqtion stockholders party thereto from transferring, or permitting any liens to exist on, the Infleqtion equity held by them prior to the termination of the Infleqtion Voting and Support Agreements, subject to certain exceptions.
The Infleqtion Voting and Support Agreements will automatically terminate upon the earliest of (1) the Effective Time, (2) the date of termination of the Merger Agreement in accordance with its terms prior to the Effective Time and (3) the mutual written consent of CCX, Infleqtion and the Infleqtion stockholders party thereto.
Subscription Agreements
In connection with the execution of the Merger Agreement, CCX entered into the PIPE Subscription Agreements with PIPE Investors. The following summary of the PIPE Subscription Agreements is qualified by reference to the complete text of the PIPE Subscription Agreement, a copy of which is attached as Annex D to this proxy statement/prospectus. All stockholders are encouraged to read the form of the PIPE Subscription Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the PIPE Subscription Agreements, CCX has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy, 12,654,760 shares of CCX common stock (collectively, the “
Subscribed Shares
”) at a purchase price of $10.00 per share for an aggregate commitment of $126,547,600.
The PIPE Subscription Agreements provide that CCX is required to file with the SEC, within 30 days after the consummation of the Transactions, a shelf registration statement covering the resale of the Subscribed Shares and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th day (or 150th day if the SEC notifies CCX that it will review such registration statement) following the closing of the PIPE Investment and (ii) the fifth business day after the date CCX is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be reviewed or will not be subject to further review.
The closing of the PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the PIPE Investment. The PIPE Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement, (ii) the mutual written agreement of the parties thereto and (iii) March 21, 2026.
Incentive Plan and ESPP
Incentive Plan
The CCX Board will approve the Incentive Plan, subject to the approval of the CCX shareholders. The Incentive Plan will initially reserve for issuance a number of shares of Post-Closing Company common stock equal to 13% of the fully diluted, and as converted, outstanding Post-Closing Company stock immediately following the consummation of the business combination, subject to certain adjustments and an evergreen provision. The purpose of the Incentive Plan is to provide a means whereby the Post-Closing Company can secure and retain the services of employees, directors and consultants; to provide incentives for such persons to exert maximum efforts for the success of the Post-Closing Company and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Post-Closing Company common stock through the granting of awards under the Incentive Plan. A copy of the Incentive Plan is included as Annex E to this proxy statement/prospectus. See the section entitled “
Proposal No.
 6

—

The Incentive Plan
 Proposal
.”
ESPP
The CCX Board will approve the ESPP, subject to the approval of the CCX shareholders. The ESPP will initially reserve for issuance a number of shares of Post-Closing Company common stock equal to two percent of the fully diluted, and as converted, outstanding Post-Closing Company stock immediately following the consummation of the business combination, subject to certain adjustments and an evergreen provision. The purpose of the ESPP is to provide a means whereby the Post-Closing Company can align the long-term financial interests of its employees with the financial interests of its stockholders. A copy of the ESPP is included as Annex F to this proxy statement/prospectus. See the section entitled “
Proposal No.
 7

—

The ESPP Proposal
.”
Impact of the Business Combination on Our Public Float
As of the date of this proxy statement/prospectus, there are 52,050,000 CCX Ordinary Shares issued and outstanding, which includes 41,700,000 CCX Class A Ordinary Shares and 10,350,000 CCX Class B Ordinary Shares. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Transactions) CCX’s fully diluted share capital would be 52,050,000 CCX Class A Ordinary Shares equivalents.
The following table illustrates varying ownership levels in the Post-Closing Company immediately following the consummation of the business combination, excluding the dilutive effect of the potential issuance of any shares of Post-Closing Company common stock upon exercise of outstanding Infleqtion options assumed by the Post-Closing Company and the potential issuance of shares of Post-Closing Company common stock initially reserved for issuance under the Incentive Plan and the ESPP, in each of the No Redemption Scenario and Maximum Redemptions Scenario:

•	No Redemption Scenario : which is the scenario that assumes no CCX public shareholders exercise their redemption rights.

•
Maximum Redemptions Scenario
: which is the scenario that illustrates the largest number of redemptions by CCX public shareholders that can occur while still satisfying the Minimum Cash Condition. This scenario assumes that Available Closing SPAC Cash is equal to $100.0 million.

	No Redemption Scenario (1)		Maximum Redemptions Scenario (2)
	Shares	% Ownership	Shares	% Ownership
Infleqtion stockholders (3)	150,220,002	69.9%	150,220,002	86.6%
Sponsor shares (4)	10,650,000	5.0%	10,650,000	6.1%
CCX public shareholders	41,400,000	19.3%	—	—
PIPE Investors (5)	12,654,760	5.8%	12,654,760	7.3%

Total	214,924,762	100%	173,524,762	100%

(1)	Assumes no CCX public shareholders exercise their redemption rights.
(2)
Assumes redemptions of 41,400,000 CCX public shares in connection with the Transactions, which would still result in satisfaction of the Minimum Cash Condition. This scenario is based on the trust account balance as of September 30, 2025, as described under the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information

—

Basis of Pro Forma Presentation
.”

(3)
Consists of 148,799,431 shares of Post-Closing Company common stock issuable in respect of shares of Infleqtion common stock and Infleqtion preferred stock, and 1,420,571 shares of Post-Closing Company common stock issuable in respect of Infleqtion restricted stock awards, which are considered to be legally outstanding as of Closing. Both are based on an assumed Exchange Ratio of 0.347. The Exchange Ratio reflects the Infleqtion common stock, preferred stock, and options, in each case, outstanding as of September 11, 2025 and does not reflect any issuances of Infleqtion capital stock or Infleqtion options after such date.

(4)
Includes 300,000 CCX private placement shares held by the Sponsor and 10,350,000 CCX Founder Shares held by the Sponsor. The outstanding amount of CCX Founder shares includes 1,500,000 shares that will become unvested as of the Closing and will revest on the occurrence of the Triggering Event. At the Closing, all of the CCX Founder Shares held by the Sponsor will be outstanding and entitled to vote.

(5)
Pursuant to the terms of the PIPE Subscription Agreements, as described above, CCX has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy, 12,654,760 Subscribed Shares at a purchase price of $10.00 per share for an aggregate commitment of $126.5 million.

See the sections entitled “
Proposal No.
 1 — The Business Combination Proposal — General — Impact of the Business Combination on Our Public Float
” and “
Unaudited Pro Forma Condensed Combined Financial Information
” for more information.
CCX Deferred Underwriting Fees
Approximately $3.0 million of the underwriting fee payable in connection with the CCX IPO was deferred and conditioned upon completion of an initial business combination. The amount of fees payable to BTIG, LLC

(“
BTIG
”) will be reduced from $3.0 million to $1.5 million in the event that the amount held in CCX’s trust account following the closing of the Transactions is less than $100 million.
Matters Being Voted On at the Extraordinary General Meeting
CCX shareholders will be asked to consider and vote on the following proposals at the extraordinary general meeting:

•
a proposal to approve by ordinary resolution the Merger Agreement and business combination — we refer to this proposal as the “
business combination proposal
.” Please see the section entitled “
Proposal No.
 1 — The Business Combination Proposal
”;

•
a proposal to approve on a
non-binding
advisory basis, by special resolution, the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware — we refer to this proposal as the “
domestication proposal
.” Please see the section entitled “
Proposal No.
 2
—
The Domestication Proposal
”;

•
a proposal to approve on a
non-binding
advisory basis, by special resolution, and adopt with effect from the Domestication the Proposed Certificate of Incorporation and Proposed Bylaws of CCX — we refer to this proposal as the “
organizational documents proposal
.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “
Proposal No.
 3 — The Organizational Documents Proposal
”;

•
proposals to approve, on a
non-binding
advisory basis and as required by the applicable SEC guidance, by ordinary resolution, certain of the material differences between the CCX current articles of association and the Proposed Certificate of Incorporation and the Proposed Bylaws — we refer to these proposals as the “
advisory organizational documents proposal
.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “
Proposal No.
 4 — The Advisory Organizational Documents Proposal”
;

•
a proposal to approve, by ordinary resolution, including for purposes of complying with applicable NYSE listing standards, the issuance of shares of common stock of the Post-Closing Company following the Domestication in connection with the Mergers — we refer to this proposal as the “
stock issuance proposal
.” Please see the section entitled “
Proposal No.
 5 — The Stock Issuance Proposal
”;

•
a proposal to approve by ordinary resolution the Incentive Plan and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “
incentive plan proposal
.” A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex E. Please see the section entitled “
Proposal No.
 6 — The Incentive Plan Proposal
”;

•
a proposal to approve by ordinary resolution the ESPP and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “
ESPP proposal
.” A copy of the ESPP is attached to this proxy statement/prospectus as Annex F. Please see the section entitled “
Proposal No.
 7 — The ESPP Proposal
”;

•
a proposal to approve, on a
non-binding
advisory basis, by ordinary resolution, the election of directors to serve staggered terms on the Post-Closing Company Board following the consummation of the business combination until immediately following the date of the 2026, 2027 and 2028 annual stockholder meetings, as applicable, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death — we refer to this proposal as the “
director election proposal
” and, collectively with the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal and the ESPP proposal, the “ condition precedent proposals .” Please see the section entitled “ Proposal No. 8 — The Director Election Proposal ”; and

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals at the extraordinary general meeting — we refer to this proposal as the “
adjournment proposal
.” Please see the section entitled “
Proposal No.
 9 — The Adjournment Proposal
.”

Date, Time and Place of Extraordinary General Meeting
The extraordinary general meeting will be held via live webcast at     a.m. Eastern Time, on     , 2026. For the purposes of Cayman Islands law and the CCX current articles of association, the extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitalx/2026 where you will be able to listen to the meeting live, ask questions and vote during the meeting. For the purposes of Cayman Islands law and the CCX current articles of association, the physical location of the extraordinary general meeting will be Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019.
At the extraordinary general meeting, CCX shareholders will be asked to consider and vote upon the business combination proposal, domestication proposal, organizational documents proposal, advisory organizational documents proposal, stock issuance proposal, incentive plan proposal, ESPP proposal, director election proposal and, if necessary, the adjournment proposal to permit further solicitation and vote of proxies if CCX is not able to consummate the business combination.
Voting Power; CCX Record Date
CCX shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned CCX Ordinary Shares at the close of business on January 13, 2026 (the “
CCX record date
”), which is the record date for the extraordinary general meeting. CCX shareholders will have one vote for each share of CCX Ordinary Shares owned at the close of business on the CCX record date. If your CCX Ordinary Shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the CCX record date, there were 52,050,000 CCX Ordinary Shares outstanding, of which 41,700,000 were CCX Class A Ordinary Shares and 10,350,000 were CCX Class B Ordinary Shares.
Quorum and Vote of CCX Shareholders
A quorum of CCX shareholders is necessary to hold a valid meeting. A quorum for such meeting will consist of the holders present by attendance via the virtual meeting website, in person or by proxy of shares of CCX representing at least one-third
(1/3) of the paid up voting share capital of CCX entitled to vote at such meeting.
Proxies that are marked “abstain” will be treated as shares of CCX public shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes
will be counted for the purposes of determining the existence of a quorum, but will not be considered votes cast at the extraordinary general meeting.
The Sponsor owns of record and is entitled to vote 20.46% of the outstanding CCX Ordinary Shares (0.72% of the outstanding CCX Class A Ordinary Shares and 100.0% of the outstanding CCX Class B Ordinary Shares) as of the CCX record date. Such shares, as well as any shares of CCX public shares acquired in the aftermarket by the Sponsor, will be voted in favor of the proposals presented at the extraordinary general meeting.
The proposals presented at the extraordinary general meeting will require the following votes:

•	the approval of each of the business combination proposal, the advisory organizational document proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal and, if presented, the adjournment proposal require approval by ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting with regard to the business combination proposal, the advisory organizational document proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal and, if presented, the adjournment proposal will have no effect on such proposals;

•
the approval of the domestication proposal and the organizational document proposal require approval by special resolution, being the affirmative vote of holders of at least two-thirds
of the CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting with regard to the domestication proposal and the organizational documents proposal will have no effect on such proposals. Under the CCX current articles of association, CCX’s directors have the authority to resolve that CCX be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing (including, but not limited to, the approval of the organizational documents to be adopted by the Company in such other jurisdiction to the extent applicable). Accordingly, it is not necessary for CCX to receive shareholder consent to the Domestication, and the Domestication Proposal and the Organizational Documents Proposal are therefore being presented to CCX shareholders on a non-binding
advisory basis only; and

•
with respect to the director election proposal, directors are elected by a majority of the votes cast by holders of outstanding CCX Class B Ordinary Shares at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote thereon at the extraordinary general meeting. Accordingly, if a valid quorum is established, a CCX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting or a withhold vote with regard to a director nominee named in the director election proposal will have no effect on such proposal.

The business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal and the director election proposal are referred to as the “
condition precedent proposals
.” Each condition precedent proposal is conditioned on the approval of each of the condition precedent proposals. Therefore, if any of the condition precedent proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), none of the other condition precedent proposals will have any effect, even if approved by the requisite holders of CCX Ordinary Shares. It is important for you to note that in the event that any of those proposals are not approved, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.
Redemption Rights
Pursuant to the CCX current articles of association, a holder of CCX public shares may demand that CCX redeem such shares for cash if the business combination is consummated. Such redemption rights are not available to the Sponsor, officers or directors. Eligible holders of CCX public shares will be entitled to receive cash for these shares only if they demand in writing that CCX redeem their CCX public shares for cash no later than the Redemption Deadline by delivering their shares and requesting in writing that CCX redeem such CCX public shares for cash to Continental Stock Transfer & Trust Company, CCX’s transfer agent. If the business combination is not completed, the CCX public shares will not be redeemed. If an eligible holder of CCX public shares properly exercises their redemption rights and the business combination is consummated, CCX will redeem such shares for cash in an amount equal to their pro rata portion of the funds in the trust account, calculated as of two business days prior to the consummation of the business combination and net of certain permitted withdrawals. As of the CCX record date, this would amount to approximately $10.25 per share. In such case, such holder of CCX public shares will be exchanging their shares for cash and will no longer own such shares. Please see the section entitled “
Extraordinary General Meeting of CCX — Redemption Rights
” for a detailed description of the procedures to be followed if you wish to redeem your CCX public shares for cash.
Notwithstanding the foregoing, a holder of CCX public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the CCX public shares.
Accordingly, all CCX public shares in excess of 15% held by a CCX public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the prior consent of our directors.
The business combination will not be consummated if CCX has net tangible assets of less than $5,000,001 after taking into account holders of CCX public shares that have properly demanded redemption of their shares for cash on the date that is two business days prior to the date of the extraordinary general meeting and after giving effect to the receipt of CCX of the net amount of proceeds from the PIPE Investment.
Pursuant to the Sponsor Agreement, the Sponsor and the Insiders have agreed to waive their redemption rights with respect to all of their CCX Ordinary Shares in connection with the consummation of the business combination and, because of this, such CCX Ordinary Shares are excluded from the pro rata calculation used to determine the per share redemption price. As is customary in transactions of this type, the Sponsor and the Insiders did not receive any consideration for waiving their redemption rights.
Appraisal Rights of CCX Shareholders
CCX shareholders do not have appraisal rights in connection with the Transactions under the DGCL or the Companies Act.
Proxy Solicitation
Proxies may be solicited by mail or in person. CCX has engaged Sodali & Co (“
Proxy Solicitor
”) to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its CCX Ordinary Shares during the meeting if it revokes its proxy before the extraordinary general meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “
Extraordinary General Meeting of CCX— Revoking Your Proxy
.”
Interests of Certain CCX Persons in the Business Combination
In considering the recommendation of the CCX Board to vote in favor of approval of the business combination proposal and the other proposals, CCX shareholders should keep in mind that the Sponsor and the Insiders have interests in such proposals that are different from, or in addition to, the interests of CCX shareholders generally. In particular:

•
If the Transactions or another business combination are not consummated by the end of the completion window, CCX will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding CCX public shares for cash and, subject to the approval of its remaining shareholders and the CCX Board, dissolving and liquidating, and subject in each case to CCX’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,350,000 CCX Founder Shares held by the Sponsor will become worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $186,921,000 based upon the closing price of $18.06 per share on Nasdaq on January 13, 2026, the record date of the extraordinary general meeting. 1,500,000 of such CCX Founder Shares are subject to certain time and performance-based vesting provisions as described under “
Proposal No.
 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement
.”

•
In May 2025, the Sponsor purchased an aggregate of 300,000 CCX private placement units, generating gross proceeds of $3,000,000 ($10.00 per CCX private placement unit), simultaneously with the consummation of the CCX IPO. Of the proceeds from the sale of the CCX private placement units, $286,500 was added to the proceeds from the CCX IPO held in the trust account. The CCX private placement shares had an aggregate market value of approximately $5,418,000 based upon the closing price of $18.06 per share on Nasdaq on January 13, 2026, the record date for the extraordinary general meeting. The CCX private placement shares will become worthless if CCX does not consummate a business combination by the end of the completion window.

•
Michael Klein, a director of CCX, and the controlling shareholder of M. Klein Associates, Inc., which is the managing member of the Sponsor, may be deemed to beneficially own the securities of CCX owned by Sponsor. For more information about our officers’ and directors’ economic interests in the Transactions, see the section entitled “
Beneficial Ownership of Securities
.”

•
If CCX is unable to complete a business combination within the completion window, its executive officers will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CCX for services rendered or contracted for or products sold to CCX. If CCX consummates a business combination, on the other hand, CCX will be liable for all such claims.

•
The Sponsor and the Insiders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Transactions rather than liquidate (in which case the Sponsor would lose its entire investment), even if Infleqtion is a less favorable target company or the terms of the Transactions are less favorable to CCX shareholders than an alternative transaction.

•
The Sponsor has invested an aggregate of $3,025,000 (consisting of $3,000,000 for CCX private placement units and $25,000 for the CCX Founder Shares), which means the Sponsor, following the Transactions, may experience a positive rate of return on their investment, even if other CCX shareholders experience a negative rate of return on their investment.

•
The Sponsor (including its representatives and affiliates) and CCX’s directors and officers presently have, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of such officers or directors become aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. The CCX current articles of association provide that, to the fullest extent permitted by law: (1) no individual serving as a director or an officer, among other persons, shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CCX, and (2) CCX renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and CCX, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. CCX does not believe that the fiduciary duties or contractual obligations of its officers or directors will materially affect CCX’s ability to complete the initial business combination.

•
CCX’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket
expenses incurred by them in connection with certain activities on CCX’s behalf, such as identifying and investigating possible business targets and business combinations and with respect to the PIPE Investment. As of the date of this proxy statement/prospectus, no such reimbursement is contemplated. However, if CCX fails to consummate a business combination within the completion window, they will not have any claim against the trust account for any reimbursement. Accordingly, CCX may not be able to reimburse expenses, if any, if the Transactions or another business combination are not completed within the completion window.

•
The continued indemnification of current directors and officers and the continuation of the current directors’ and officers’ liability insurance by obtaining a six-year
“tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “
D&O Tail
”).

•
Effective upon the Closing, the Post-Closing Company and M. Klein & Company, an affiliate of the Sponsor, through its affiliate, The Klein Group, LLC (the “
Advisor
”), entered into an advisory agreement (the “
Advisory Agreement
”), pursuant to which, Advisor will provide financial advisory, strategic consulting, and business development services to the Post-Closing Company. The Advisory Agreement has an initial term of two (2) years and is renewable for an additional one-year
term upon mutual agreement of the parties. The Advisory Agreement provides (i) for payments from the Post-Closing Company to Advisor of a fixed cash retainer fee of $250,000 per quarter, and (ii) that in the event the Post-Closing Company undertakes (a) any merger, acquisition or other strategic transaction, or (b) any capital-markets financing (including an issuance of equity, debt or convertible securities in U.S. markets), the Post-Closing Company shall consider in good faith retaining the Advisor as a financial advisor for that transaction, in each case with such engagement to be covered by a separate agreement between the Post-Closing Company and Advisor, including mutually agreed frees and other terms.

In addition, the PIPE Investors have agreed to buy shares of CCX common stock at a purchase price of $10.00 per share. The closing price of CCX common stock on Nasdaq was $18.06 per share on January 13, 2026, the record date for the extraordinary general meeting.
Sponsor and Affiliates Compensation
The following table sets forth the payments received by Sponsor and its affiliates from CCX prior to or in connection with the completion of the initial business combination and the securities issued by CCX to Sponsor or its affiliates:

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid
Sponsor	10,350,000 CCX Founder Shares 300,000 CCX Private Placement Units Up to $600,000	$25,000 (approximately $0.003 per share) $3,000,000 Repayment of loans made to us to cover offering related and organizational expenses

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid

Up to $1,500,000 in Working Capital Loans, which loans may be convertible into units of the Post-Closing Company at a price of $10.00 per unit.

Reimbursement for any
out-of-pocket
expenses related to identifying, investigation and completing an initial business combination

Working Capital Loans to finance transaction costs in connection with an initial business combination

Services in connection with identifying, investigating and completing an initial business combination

M. Klein & Associates	$ 30,000 per month $ 250,000 per quarter for an initial two year term, renewable for an additional one year term.	Office space, administrative and shared personnel support services Financial advisory, strategic consulting, and business development services.

Sponsor, our officers, directors, or our or their affiliates	Finder’s fee, advisory fee, consulting fee or success fee
Any services they render in order to effectuate the completion of our initial business combination.

We may engage one or more affiliates of our sponsor, officers or directors or their respective affiliates to provide additional services to us after this offering, including, for example, identifying potential targets or providing financial advisory services, and may pay such affiliates fair and reasonable fees or other compensation that would be determined at that time in an arm’s length negotiation.

See the section of this proxy statement/prospectus entitled “
Proposal No.
 1 —The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination
” for a further discussion of the compensation received by the Sponsor.
Board of Directors Following the Business Combination
Upon consummation of the business combination, it is expected that each Class I director of the Post-Closing Company will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2027, each Class II director of the Post-Closing Company will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2028 and each Class III director of the Post-Closing Company will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2029, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

We are proposing Mr. Bjornholt and Ms. Meyerriecks to serve as the Class I directors, Mr. Singer and Dr. Johnson to serve as the Class II directors and Mr. Kinsella and Ms. Lego to serve as the Class III directors.
Please see the sections entitled “
Proposal No.
 8 — The Director Election Proposal
” and “
Board of Directors and Management After the Business Combination
” for additional information.
Opinion of CCX’s Financial Advisor
Pursuant to an engagement letter, dated July 15, 2025 (the “
OT Engagement Letter
”), CCX retained Ocean Tomo, LLC a part of J.S. Held LLC (“
Ocean Tomo
”), to advise the CCX Board regarding the fairness of the equity value (the “
Purchase Price
”) ascribed to Infleqtion pursuant to the Merger Agreement and deliver a letter to CCX outlining its opinion as to whether the Purchase Price is fair, from a financial point of view, to the shareholders of CCX (other than the Sponsor), (such opinion and advice, the “
Opinion
”). Ocean Tomo delivered its written Opinion to CCX on September 7, 2025 (the “
Opinion Date
”). In selecting Ocean Tomo, CCX considered, among other things, the fact that Ocean Tomo is (i) regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions and (ii) has undertaken numerous engagements in computing, artificial intelligence, software, and advanced electronics technology. The Opinion was provided for the information of, and directed to, the CCX Board for its information and assistance in connection with the business combination. Based upon and subject to the limitations and assumptions referenced in “
Proposal No.
 1 — The Business Combination Proposal — Opinion of CCX’s Financial Advisor
.” Ocean Tomo is of the opinion that as of the Opinion Date, the Purchase Price pursuant to the Merger Agreement is fair from a financial point of view to the shareholders of CCX (other than the Sponsor).
The full text of the Opinion is attached to this proxy statement/prospectus as Annex G and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. CCX’s shareholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Ocean Tomo in connection with the Opinion, as well as other qualifications contained in the Opinion. The full text of the Opinion and a summary of Ocean Tomo’s financial analysis is being included in this proxy statement/prospectus because it was provided to CCX for their evaluation of the business combination.
For a description of the Opinion, see “
Proposal No.
 1 — The Business Combination Proposal — Opinion of CCX’s Financial Advisor
.”
Recommendation of the CCX Board to CCX Shareholders
The CCX Board believes that the business combination proposal and the other proposals to be presented at the extraordinary general meeting are fair to, and in the best interests of, CCX and its shareholders and unanimously recommends that its shareholders vote or give instruction to vote “FOR” the business combination proposal, “FOR” the domestication proposal, “FOR” the organizational documents proposal, “FOR” the advisory organizational documents proposal, “FOR” the stock issuance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” each of the director nominees named in the director election proposal and, if presented, “FOR” the adjournment proposal.
When you consider the CCX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCX shareholders generally. Please see the section entitled “
Proposal No.
 1 — The Business
Combination Proposal — Interests of Certain CCX Persons in the Business Combination
” for additional information. The CCX Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to CCX shareholders that they vote in favor of the proposals presented at the extraordinary general meeting.
Material U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and an exercise of redemption rights in connection with the business combination, please see “
Proposal No.
 1 — The
Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCX Shareholders.
”
For a discussion summarizing the U.S. federal income tax considerations of the Merger with respect to Infleqtion and Infleqtion stockholders, please see “
Material U.S. Federal Income Tax Considerations of the Merger.
”
Expected Accounting Treatment of the Transactions
See the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information — Expected Accounting Treatment for the Transactions
.”
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “
FTC
”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the “
Antitrust Division
”) and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Request for Additional Information or Documentary Material (a “
Second Request
”) within the initial
30-day
waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. The parties may also enter into a timing agreement with the Antitrust Division or FTC to not consummate the Transactions for a specified period of time. Complying with a Second Request can take a significant period of time.
Each of CCX and Infleqtion filed a Notification and Report Form with the FTC and the Antitrust Division in connection with the Transactions on October 2, 2025. The initial
30-day
waiting period therefore expired at 11:59 p.m., Eastern time, on November 3, 2025.
At any time before or after consummation of the Transactions, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
Neither CCX nor Infleqtion is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Summary Risk Factors
Infleqtion’s business is subject to a number of risks of which you should be aware before making a decision to invest in our securities. These risks include, among others, the following:

•	Infleqtion’s business involves technology that is not mature, and Infleqtion faces significant barriers in its attempts to produce products that meet desired technical specifications.

•	Infleqtion has a history of operating losses and may not achieve or sustain profitability in the future.

•
If Infleqtion does not adequately fund its research and development efforts or use research and development teams effectively, it may not be able to achieve its technological goals, build scalable, commercial quantum solutions, or compete effectively, and its business and operating results may be harmed.

•	If Infleqtion’s computers fail to achieve a broad quantum advantage, its business, financial condition and future prospects may be harmed.

•	Infleqtion’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

•
Infleqtion may not be able to scale its business quickly enough to meet customer and market demand, which could adversely affect its financial condition and results of operations or cause it to fail to execute on its business strategies.

•	Infleqtion’s business could be harmed if it fails to manage growth effectively.

•	Even if the market in which Infleqtion competes achieves the forecasted growth, its business could fail to grow at similar rates, if at all.

•
Infleqtion will require substantial additional capital to pursue its business objectives and respond to business opportunities, challenges or unforeseen circumstances, and Infleqtion cannot be sure that additional financing will be available.

•
Infleqtion is or may be subject to risks associated with its current or future partnerships or strategic relationships, and it may not be able to maintain its current strategic partnerships, including relationships with certain government entities or prime contractors, or realize the anticipated benefits from any such relationships or opportunities in the future.

•	If Infleqtion’s quantum solutions are not compatible with some or all industry-standard software and hardware in the future, its business could be harmed.

•
The quantum technology industry is competitive on a global scale, and Infleqtion may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers.

•
The quantum technology industry is in its early stages and volatile, and if it does not develop, if it develops slower than Infleqtion expects, if it develops in a manner that does not require use of Infleqtion’s quantum solutions, if it encounters negative publicity or if Infleqtion’s solutions do not drive commercial engagement, the growth of its business will be harmed.

•
Infleqtion may not be able to accurately estimate the future supply and demand for its products, including its quantum solutions, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If Infleqtion fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

•	Infleqtion’s future growth and success depends in part on its ability to sell effectively to government entities and large enterprises.

•
Infleqtion is subject to governmental export and import controls and trade and economic sanctions that could impair its ability to compete in global markets and subject it to liability if it is not in full compliance with applicable laws and other controls.

•	Contracts with government entities subject Infleqtion to risks, including early termination, audits, investigations, sanctions and penalties.

•
Licensing of intellectual property to Infleqtion is of critical importance to its business. If a University License (as hereinafter defined) terminates, becomes non-exclusive,
or if any of the other agreements under which Infleqtion acquired or licensed, or will acquire or license, material intellectual property rights is terminated, Infleqtion could lose its rights to use key technologies to develop and operate its business.

•
If Infleqtion is unable to obtain and maintain patent protection for its products and technology, or if the scope of the patent protection obtained is not sufficiently broad or robust, its competitors could develop and commercialize products and technology similar or identical to Infleqtion’s, and Infleqtion’s ability to successfully commercialize its products and technology may be adversely affected. Moreover, Infleqtion’s trade secrets could be compromised, which could cause it to lose the competitive advantage resulting from these trade secrets.

•
Some of Infleqtion’s intellectual property and
in-licensed
intellectual property, including the intellectual property licensed under the University Licenses, has been conceived or developed through government-funded research and thus may be subject to federal regulations providing for certain rights for the U.S. government or imposing certain obligations on Infleqtion, such as a license to the U.S. government covered by such intellectual property,
“march-in”
rights, certain reporting requirements and a preference for U.S.-based companies, and compliance with such regulations may limit Infleqtion’s exclusive rights and its ability to contract with
non-U.S.
manufacturers.

•	The market price of shares of the Post-Closing Company’s common stock may be volatile, which could cause the value of your investment to decline.

•
Infleqtion has identified material weaknesses in its internal control over financial reporting. If Infleqtion’s remediation of such material weaknesses is not effective, or if Infleqtion identifies additional material weaknesses in the future or otherwise fails to develop and maintain effective internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

•
The provisions of the Proposed Certificate of Incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against the Post-Closing Company’s directors and officers, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable.

•
Market values of growth-oriented companies like Infleqtion, particularly companies that entered into business combination agreements with SPACs, have at times been affected by adverse economic and market forces which may induce downward pressure on the price and trading volume of the Post-Closing Company common stock.

•
Provisions contained in the Proposed Certificate of Incorporation, the Proposed Bylaws and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of the Post-Closing Company’s stock.

Sources and Uses of Funds for the Transactions
The following tables summarize the sources and uses for funding the business combination, assuming (i) no CCX public shareholders exercise their redemption rights and (ii) the largest number of redemptions by CCX public shareholders that can occur while still satisfying the Minimum Cash Condition. This scenario assumes that Available Closing SPAC Cash is equal to $100.0 million.
Where actual amounts are not known or knowable, the figures below represent Infleqtion’s good faith estimate of such amounts. For more information, see “
Unaudited Pro Forma Condensed Combined Financial Information
.”
Sources and Uses of Funds for the Business Combination

($ in millions)	Assuming No Redemptions (1)	Assuming Maximum Redemptions (2)
Sources
CCX cash in trust	$420	$—
PIPE proceeds (3)	127	127
Infleqtion equity rollover	1,800	1,800
Net cash on balance sheet rollover	26	26

Total sources	$2,373	$1,953

Uses (1)(2)(3)
Infleqtion Equity Rollover	$1,800	$1,800
Illustrative fees and expenses	38	38
Cash to balance sheet	535	115

Total uses	$2,373	$1,953

(1)	Assumes no CCX public shareholders exercise their redemption rights.
(2)	Assumes that all 41,400,000 CCX public shares are redeemed.
(3)	Assumes a PIPE Investment of $126.5 million.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information (the “selected pro forma data”) give effect to the business combination and other events contemplated by the Merger Agreement as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The business combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CCX, which is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and Infleqtion, which is the legal acquiree, will be treated as the accounting acquirer for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Infleqtion will become the historical financial statements of the Post-Closing Company, and CCX’s assets, liabilities and results of operations will be consolidated with Infleqtion’s beginning on the acquisition date. For accounting purposes, the financial statements of the Post-Closing Company will represent a continuation of the financial statements of Infleqtion with the business combination being treated as the equivalent of Infleqtion issuing stock for the net assets of CCX, accompanied by a recapitalization. The selected unaudited pro forma condensed combined balance sheet data as of September 30, 2025 gives effect to the business combination and financing activities described above as if they had occurred on September 30, 2025. The selected unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2025 and for the year ended December 31, 2024 give effect to the Business Combination and financing activities described above as if they had occurred on January 1, 2024.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “Pro Forma Financial Information”) of Infleqtion and CCX appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the Pro Forma Financial Information. In addition, the Pro Forma Financial Information were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of the entities for the applicable periods included in this proxy statement/prospectus. The selected unaudited pro forma data has been presented for informational purposes only and are not necessarily indicative of what the combined financial position or results of operations actually would have been had the business combination been completed as of the dates indicated. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the business combination. In addition, the selected unaudited pro forma data does not purport to project the future financial position or operating results of Infleqtion and CCX subsequent to the close of the business combination.

	As of September 30, 2025
($ in thousands)	Assuming No Redemptions(1)	Assuming Maximum Redemptions(2)
Selected Unaudited Pro Forma Combined Balance Sheet Data
Total assets	$624,195	$204,643
Total liabilities	$18,899	$18,899
Total equity	$605,296	$185,744

	Assuming No Redemptions(1)		Assuming Maximum Redemptions(2)
($ in thousands)	For the nine months ended September 30, 2025	For the year ended December 31, 2024	For the nine months ended September 30, 2025	For the year ended December 31, 2024
Selected Unaudited Pro Forma Condensed Combined Statement of Operations
Revenue	$21,674	$28,836	$21,674	$28,836
Net loss	$(23,088)	$(57,020)	$(23,088)	$(57,020)
Shares used in computing net loss per share attributable to Post-Closing Company shareholders– basic and diluted	212,004,191	212,004,191	170,604,191	170,604,191
Net loss per share attributable to Post-Closing Company shareholders – basic and diluted	$(0.11)	$(0.27)	$(0.14)	$(0.33)

(1)	Assumes no CCX public shareholders exercise their redemption rights.
(2)	Assumes that all 41,400,000 CCX public shares are redeemed.

Comparative Historical and Unaudited Pro Forma Combined Per Share Financial Information

The following tables set forth:

•	historical per share information of CCX for the nine months ended September 30, 2025, and for the period from January 4, 2024 through December 31, 2024;

•	historical per share information of Infleqtion for the nine months ended September 30, 2025, and for the year ended December 31, 2024;

•

unaudited pro forma per share information of the combined company for the nine months ended September 30, 2025, and for the year ended December 31, 2024, after giving effect to the business combination, as follows:

No Redemption Scenario: This scenario assumes no CCX public shareholders exercise their redemption rights.

Maximum Redemptions Scenario: This scenario illustrates that largest number of redemptions by CCX public shareholders that can occur while still satisfying the Minimum Cash Condition. This scenario assumes that Available Closing SPAC Cash is equal to $100.0 million.

The following tables should be read in conjunction with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of CCX and Infleqtion and the related notes thereto that are included elsewhere in this proxy statement/prospectus. The unaudited CCX and Infleqtion pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net income per share information below does not purport to represent the actual results of operations that would have occurred had the companies been combined during the periods presented, nor does it purport to represent the actual results of operations for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of CCX and Infleqtion would have been had the companies been combined during the periods presented.

			Combined Pro Forma		Infleqtion Equivalent Per Share Pro Forma(1)
	Churchill Capital Corp X (Historical)	ColdQuanta, Inc. (Historical)	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
As of and for the Nine Months ended September 30, 2025
Total equity	$(37,980)	$(200,429)	$605,296	$185,744
Shares outstanding	9,684,926	45,456,929	212,004,191	170,604,191
Book value per share - Class A Ordinary shares(2)	$(3.92)
Book value per share – Infleqtion common stock(2)		$(4.41)
Book value per share - Post-Closing Company shareholders			$2.86	$1.09	$0.99	$0.38

Weighted average shares:
Weighted average Class A Ordinary shares outstanding, basic and diluted	9,684,926
Weighted average shares outstanding of Infleqtion common stock—basic and diluted		45,456,929
Shares used in computing net loss per share attributable to Post-Closing Company shareholders - basic and diluted			212,004,191	170,604,191

Income (loss) per share:
Basic and diluted loss per share — Class A Ordinary Shares	$(1.02)
Basic and diluted net loss per share—Infleqtion common stock		$(0.46)
Net loss per share attributable to Post-Closing Company shareholders – basic and diluted			$(0.11)	$(0.14)	$(0.04)	$(0.05)

			Combined Pro Forma				Infleqtion Equivalent Per Share Pro Forma(1)
	Churchill Capital Corp X (Historical)	ColdQuanta, Inc. (Historical)	Assuming No Redemption		Assuming Maximum Redemption		Assuming No Redemption		Assuming Maximum Redemption
As of and for the year ended December 31, 2024
Total equity	(27)	(183,175)
Shares outstanding	7,500,000	39,808,027
Book value per share - Class A Ordinary shares(2)	(0.00)
Book value per share – Infleqtion common stock(2)		(4.60)
Book value per share - Post-Closing Company shareholders			N/A	(3)	N/A	(3)	N/A	(3)	N/A	(3)

Weighted average shares:
Weighted average Class A Ordinary shares outstanding, basic and diluted	7,500,000
Weighted average shares outstanding of Infleqtion common stock—basic and diluted		39,808,027
Shares used in computing net loss per share attributable to Post-Closing Company shareholders - basic and diluted			212,004,191		170,604,191

Income (loss) per share:
Basic and diluted loss per share – Class A Ordinary Shares	(0.01)
Basic and diluted net loss per share—Infleqtion common stock		(1.35)
Net loss per share attributable to Post-Closing Company shareholders – basic and diluted			(0.27)		(0.33)		(0.09)		(0.12)

(1)	The Infleqtion equivalent pro forma basic and diluted per share data is calculated by multiplying the combined pro forma per share data by the Exchange Ratio.
(2)	Historical book value per share is calculated as (a) stockholders’ equity (deficit) divided by (b) the total number of weighted average shares of common stock outstanding.
(3)	A pro forma balance sheet as of December 31, 2024 is not required. As such, no such calculation is included in this table.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “expect,” “potential,” “plan,” “seek,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Unless the context indicates or otherwise requires, references in this section to “we,” “us” or the “Company” refer to Churchill Capital Corp X. Forward-looking statements contained in this proxy statement/prospectus include statements about:

•	Our ability to consummate the business combination;

•	The anticipated timing of the business combination;

•	The expected benefits and costs of the business combination;

•	The Post-Closing Company’s financial and business performance following the business combination;

•	Changes in Infleqtion’s strategy, future operations, financial position, prospects and plans;

•	The implementation, market acceptance and success of Infleqtion’s business model, growth strategy and opportunities, and its ability to commercialize its quantum computing technology;

•	Infleqtion’s expectations with respect to market opportunity and market growth;

•	The expected benefits of and ability to maintain and enter into new contracts, awards and other relationships, partnerships or collaborations with governments and government entities;

•	The potential for Infleqtion’s quantum computing technology to achieve quantum advantage;

•	The ability of Infleqtion’s products to meet government counterparties’ and customers’ technical requirements and compliance and regulatory needs;

•	Infleqtion’s ability to achieve timing and product development milestones on its product roadmap;

•	Infleqtion’s ability to attract and retain qualified employees and management;

•	Infleqtion’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	Expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	Infleqtion’s future capital requirements and sources and uses of cash;

•	Infleqtion’s ability to obtain funding for its operations and future growth; and

•	The ability to obtain and/or maintain the listing of the Post-Closing Company’s common stock and warrants on NYSE, and the potential liquidity and trading of such securities.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this proxy statement/prospectus. We advise you that the safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by CCX or Infleqtion in connection with this proxy statement/prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this proxy statement/prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this proxy statement/prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this proxy statement/prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this proxy statement/prospectus to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make following the Closing.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates and information concerning Infleqtion’s industry, including market size of the markets in which Infleqtion participates, that are based on various third-party sources, industry publications and reports, as well as Infleqtion’s own internal information. This information involves assumptions and limitations, and you are cautioned not to give undue weight to such estimates and information. The markets in which Infleqtion operates are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these sources, publications and reports.

The sources of certain statistical data, estimates and forecasts contained in this prospectus include the following independent industry publications or reports:

•	Quantum Technology Monitor, McKinsey Digital, June 2025

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. Investing in the Post-Closing Company common stock involves a high degree of risk. The following risk factors apply to the business and operations of CCX and Infleqtion and will also apply to the business and operations of the Post-Closing Company following the completion of the business combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on the ability to complete or realize the anticipated benefits of the business combination, and may adversely affect the business, cash flows, financial condition, results of operations of the Post-Closing Company. In that case, the trading price of Post-Closing Company common stock may decline, and you may lose all or part of your investment. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” CCX or Infleqtion may face additional risks and uncertainties that are not presently known to CCX and Infleqtion, or that CCX and Infleqtion currently deem immaterial, which may also impair CCX’s or Infleqtion’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Unless the context otherwise requires, references in this subsection to “Infleqtion,” “the Company,” “we,” “us” or “our” refer to the business of Infleqtion and its subsidiaries prior to the consummation of the business combination, which will be the business of the Post-Closing Company and its subsidiaries following the business combination.

Risks Related to Infleqtion

Risks Related to Our Business

Our business involves technology that is not mature, and we face significant barriers in our attempts to produce products that meet desired technical specifications.

Producing quantum computers and other products utilizing quantum technology is a difficult undertaking. There are significant research, development and manufacturing challenges that we and our business partners must overcome to build commercially viable products. We are still in the development stage for our quantum products and face significant challenges in developing these quantum products to meet the requirements of commercial use-cases. Some of the development challenges that could prevent the introduction of our quantum computers and other products within our pipeline include, but are not limited to, failure to find scalable ways to flexibly manipulate and increase qubits, failure to increase their number and fidelity, failure to transition quantum systems to leverage low-cost components, and failure to scale up the relationship of logical qubits to physical qubits. For example, we have currently only demonstrated twelve logical qubits. We are targeting a milestone of 100 logical qubits by 2028, which is the widely recognized threshold for achieving quantum advantage in commercially valuable applications; however, we may not be successful in reaching that threshold on our expected timeline.

In addition, we and our manufacturing partners will need to develop the manufacturing processes necessary to make these quantum products within our pipeline in high volume. We have not yet developed partnerships for manufacturing or validated a manufacturing process, nor acquired the tools, processes or support functions necessary to produce high volumes of our quantum products. If we are not able to overcome these manufacturing hurdles in building our quantum products, our business, financial condition and results of operations would be adversely affected.

Even if we complete development and achieve volume production of our quantum products, if the cost, performance characteristics or other specifications of such products fall short of our projections, our business, financial condition and results of operations would be adversely affected.

We have a history of operating losses and may not achieve or sustain profitability in the future.

We have experienced net losses in each period since inception. We generated net losses of $21.0 million, $53.8 million and $52.8 million for the nine months ended September 30, 2025, the years ended December 31, 2024 and 2023, respectively. As of the nine months ended September 30, 2025 and December 31, 2024, we had an accumulated deficit of $220.3 million and $199.3 million, respectively. While we have experienced revenue growth in recent periods, we are not certain whether or when we will obtain a high enough volume of sales to achieve or maintain profitability in the future. We expect the rate at which we will incur losses to be significantly higher in future periods as we, among other things, continue to incur significant expenses in connection with the design, development and manufacturing of our products; expand our research and development activities; invest in manufacturing capabilities; build up inventories of components for our quantum computers; increase our sales and marketing activities; develop our distribution infrastructure; and increase our general and administrative functions to support our growing operations and being a public company. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses. If we are unable to achieve and/or sustain profitability, or if we are unable to achieve the growth that we expect from these investments, it could have a material adverse effect on our business, financial condition or results of operations and could impair our ability to raise capital, expand our business, maintain our development efforts, obtain regulatory approvals, diversify our product offerings or continue our operations, and may cause the price of our common stock to decline. Our business model is unproven and may never allow us to cover our costs.

If we do not adequately fund our research and development efforts or use research and development teams effectively, we may not be able to achieve our technological goals, build scalable, commercial quantum solutions, or compete effectively, and our business and operating results may be harmed.

To remain competitive, we must continue to develop new product offerings and reach technological milestones, as well as add features and enhancements to our existing products. Maintaining adequate research and development personnel and resources to meet the demands of the market is essential. If we experience high employee or management turnover, or a lack of other research and development resources, we may miss market opportunities. The success of our business is dependent on our research and development teams developing a roadmap that allows us to achieve technical milestones, retain and increase the spending of our existing customers and attract new customers. The quantum technology industry is quickly evolving, and we may invest significantly in particular functionality or integrations that may become obsolete in the future, and any future product offerings, features or enhancements that we develop may be unsuccessful. The success of any new product offerings, enhancements or features depends on several factors, including our understanding of market demand, timely execution, successful introduction and market acceptance. We may not successfully develop new features or enhance our existing products to meet customer needs or our new products, features or enhancements may not achieve adequate acceptance in the market. Additionally, our improvements and enhancements may not result in our ability to recoup our investments in a timely manner, or at all. Our failure to maintain adequate research and development resources, to use our research and development resources efficiently or to compete effectively with the research and development programs of our competitors could materially adversely affect our business.

If our computers fail to achieve a broad quantum advantage, our business, financial condition and future prospects may be harmed.

“Quantum advantage” refers to the moment when a quantum computer can compute faster than traditional computers, while quantum supremacy is achieved once quantum computers are powerful enough to complete calculations that traditional supercomputers cannot perform at all. Broad quantum advantage is when quantum advantage is seen in many applications. No current quantum computers, including our quantum computing platform, have reached a broad quantum advantage, and they may never reach such advantage. Achieving broad quantum advantage will be critical to the success of any quantum computing company, including us. However, achieving broad quantum advantage would not necessarily lead to commercial viability of the technology that accomplished such advantage, nor would it mean that such system could outperform classical computers in tasks other than the one used to determine a quantum advantage.

Quantum computing technology that reaches broad quantum advantage may take decades to be realized, if ever. If we cannot develop quantum computers that have quantum advantage, customers may not purchase our products and services. If other companies’ quantum computers reach a broad quantum advantage prior to the time ours reaches such capabilities, it could lead to a loss of customers. While it is uncertain whether such technological breakthroughs will occur in the next several years, that does not preclude the possibility that such technological breakthroughs could occur, rendering our technology obsolete or inferior to other products. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Our market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of current or prospective customers covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. In addition, alternatives to quantum computing, sensing and quantum software solutions may present themselves, which could substantially reduce the market for our products. Any expansion in our market depends on a number of factors, including the cost, performance and perceived value associated with our quantum solutions.

The methodology and assumptions used to estimate market opportunities may differ materially from the methodologies and assumptions previously used to estimate the total addressable market. To estimate the size of our market opportunities and our growth rates, we have relied on market reports by leading research and consulting firms and our own internal estimates. While our estimates of the total addressable market opportunity included in this registration statement are made in good faith and are based on assumptions and estimates we believe to be reasonable under the circumstances, these estimates of the total addressable market and growth forecasts are subject to significant uncertainty, are based on assumptions and estimates that may not prove to be accurate and are based on data published by third parties that we have not independently verified. Advances in classical computing may prove more robust for longer than currently anticipated. This could adversely affect the timing of any quantum advantage being achieved, if at all.

We may not be able to scale our business quickly enough to meet customer and market demand, which could adversely affect our financial condition and results of operations or cause us to fail to execute on our business strategies.

In order to grow our business, we will need to continually evolve and scale our business and operations to meet customer and market demand. We have never sold our quantum technology at large-scale commercial levels. Evolving and scaling our business and operations places increased demands on our management as well as our financial and operational resources to:

•	attract new customers and grow our customer base;

•	effectively manage organizational change;

•	design scalable processes;

•	accelerate and/or refocus research and development activities;

•	expand manufacturing, supply chain and distribution capacity;

•	increase sales and marketing efforts;

•	broaden customer support and services capabilities;

•	maintain or increase operational efficiencies;

•	scale support operations in a cost-effective manner;

•	implement appropriate operational and financial systems; and

•	maintain effective financial disclosure controls and procedures.

Large scale commercial production of quantum products may never occur. We have no experience in producing large quantities of our products and are currently constructing advanced generations of our products. As noted above, there are significant technological and logistical challenges associated with developing, producing, marketing, selling and distributing products in an advanced technology industry, including our products, and we may not be able to resolve all of the difficulties that may arise, including managing production at a scale or quality consistent with customer demand, in a timely or cost-effective manner, or at all.

The performance, reliability and stability of neutral atoms may degrade with increasing qubit counts. Further, it may also prove more difficult or even impossible to reliably interconnect neutral atoms, limiting the number of logical qubits that can be realized. These factors would adversely impact potential commercial feasibility of neutral atom systems.

Our products may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair, recalls and design changes. Our quantum solutions are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our products. There can be no assurance that we will be able to detect and fix any or all defects in our quantum solutions. If our products fail to perform as expected, customers may delay deliveries, terminate further orders or initiate product recalls, each of which could adversely affect our sales and brand and could adversely affect our business, prospects and results of operations.

If we cannot evolve and scale our business and operations effectively, we may not be able to execute our business strategies in a cost-effective manner and our business, financial condition and results of operations could be adversely affected.

Our business could be harmed if we fail to manage growth effectively.

If we fail to manage growth effectively, our business, results of operations and financial condition could be harmed. We anticipate that a period of significant expansion will be required to address potential growth. This expansion will place a significant strain on our management, operational and financial resources. Expansion will require significant cash investments and management resources, and there is no guarantee that they will generate additional sales of our products, or that we will be able to avoid cost overruns or be able to hire additional personnel to support them as required. In addition, as we grow and potentially expand to new jurisdictions, we will also need to ensure our compliance with regulatory requirements in various jurisdictions applicable to the sale, installation and servicing of our products. To manage the growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain a qualified finance, administrative and operations staff. We may be unable to acquire the necessary capabilities and personnel required to manage growth or to identify, manage and exploit potential strategic relationships and market opportunities.

Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Our success will depend upon our ability to expand, scale our operations and increase our sales capability. Even if the market in which we compete meets the size estimates and growth forecasted, our business could fail to grow at similar rates, if at all.

Moreover, because of our unique technology, our customers will require particular support and service functions, some of which are not currently available. If we experience delays in adding such support capacity or servicing our customers efficiently, or experience unforeseen issues with the reliability of our technology, it could overburden our servicing and support capabilities. Similarly, increasing the number of our customers, products or services, for example by entering into government contracts and expanding to new geographies, has required and may continue to require us to rapidly increase the availability of these services. Failure to adequately support and service our customers may inhibit our growth and ability to expand computing targets globally. There can be no assurance that our projections on which such targets are based will prove accurate or that the pace of growth will meet customer expectations. Failure to grow at rates similar to that of the quantum industry may adversely affect our operating results and ability to effectively compete within the industry.

We will require substantial additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available.

Our business and our future plans for expansion are capital-intensive, and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. We believe that our cash, cash equivalents, and marketable securities as of September 30, 2025 should be sufficient to meet our anticipated operating cash needs for at least the next 12 months based on our current business plan, and expectations and assumptions considering current macroeconomic conditions. Our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to our stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. Weakness and volatility in capital markets and the economy, in general or as a result of bank failures or macroeconomic conditions such as high inflation and interest rates, could limit our access to capital markets and increase our costs of borrowing.

There can be no assurance that financing will be available to us on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement our growth plans.

We are or may be subject to risks associated with our current or future partnerships or strategic relationships, and we may not be able to maintain our current strategic partnerships, including relationships with certain government entities or prime contractors, or realize the anticipated benefits from any such relationships or opportunities in the future.

The majority of our partnerships currently consist of non-binding memoranda of understanding and letters of intent (“MOUs”) or to form strategic alliances with such third parties with the goal of advancing our technologies and expanding our strategic relationships in the future, including with respect to potential future go-to-market initiatives. We may in the future enter into additional strategic partnerships through similar MOUs. There is no guarantee that any of our MOUs will lead to any binding agreements or lasting or successful business relationships with such partners and potential customers, or that any of our development partnerships will ultimately lead to advancement of commercial products. If these strategic partnerships are formally established, they may subject us to several risks, including risks associated with sharing proprietary information, non-performance by the third-party and increased expenses in establishing new strategic partnerships, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffer negative publicity or harm to their reputation from events relating to our business, we may be required to indemnify such parties. We may also suffer negative publicity or harm to our reputation by virtue of our association with any such third-party. In addition, our operating model includes forecasts with respect to near-term customer bookings that may be based on verbal agreements. If such bookings do not ultimately result in the expected contract or in revenue in the amount we expect or at all, our business and financial results may be harmed.

We have entered into, and may enter into, strategic partnerships to develop and commercialize our current and future research and development programs with government and other public entities to accomplish one or more of the following:

•	develop utility-scale, neutral atom quantum computing systems;

•	develop an ultra-broadband quantum radio frequency aperture/receiver system prototype; and

•	develop an optical atomic clock utilizing quantum sensing technology.

Strategic partnerships and ongoing customer relationships will be an important factor in the growth and success of our business. However, there are no assurances that we will be able to continue to identify or secure suitable business relationship opportunities in the future or our competitors may capitalize on such opportunities before we do. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects, financial condition and operating results could be materially adversely affected.

Our ability to use net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred losses during our history, do not expect to become profitable in the near future and may never achieve profitability. As of December 31, 2024 and 2023, we had U.S. federal and state net operating loss carryforwards of approximately $104.0 million and $63.8 million, respectively. Under current law our federal net operating loss carryforwards will not expire and may be carried forward indefinitely, but the deductibility of such federal net operating loss carryforwards in a taxable year is generally limited to no more than 80% of current year taxable income (with certain adjustments in such year).

In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), our U.S. federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of our stock. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including changes in connection with the business combination or other transactions. Similar rules may apply under state tax laws. We have not performed any analysis of the cumulative change in our ownership for Section 382 purposes resulting from the business combination or any other transactions in the past since our formation, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes, in part, due to the complexity and cost associated with such a study.

If we earn taxable income, such limitations could result in increased future income tax liability and our future cash flows could be adversely affected. Similar provisions of state tax law also may apply to limit our use of accumulated state tax attributes. In addition, at the state level, there may be periods during which the use of net operating losses is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. We have recorded a full valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

In the future we may be required to record significant charges for impairment of our long-lived assets, other assets or investments.

An adverse change in market conditions, including a negative change to our position in the market or lack of growth in demand for our products could be considered to be an impairment triggering event. Such changes in the future could impact valuation assumptions relating to the recoverability of assets and may result in impairment charges to our long-lived assets, other assets or investments, which would have a negative impact on our operating results and harm our business.

There are inherent uncertainties in management’s estimates, judgments and assumptions used in assessing recoverability of intangible and other long-lived assets. Any material changes in key assumptions, including failure to meet business plans, a deterioration in the U.S. and global financial markets, an increase in interest rates or an increase in the cost of equity financing by market participants within the industry or other unanticipated events and circumstances, may decrease our projected cash flows or increase discount rates and could potentially result in an impairment charge. From time to time, we may be required to record a significant charge to earnings in our consolidated financial statements during the period in which any impairment of our long-lived assets is determined, which might have a materially adverse impact on our business operations and our financial position or results of operations.

If our quantum solutions are not compatible with some or all industry-standard software and hardware in the future, our business could be harmed.

Developing quantum solutions requires unique tools, software, hardware, and development environments. We have focused our efforts on creating quantum solutions utilizing neutral atoms and quantum-based software platforms for various quantum computing platforms. Full utilization of our quantum solutions may depend on third-party software, standards, specifications, applications, hardware and services, which may not be compatible with our quantum solutions and their development, or may not be available to us or our customers on commercially reasonable terms, or at all, which could harm our business.

If our customers are unable to achieve compatibility between other software and hardware and our software and hardware, it could impact our relationships with such customers or with customers, generally, if the incompatibility is more widespread. In addition, the mere announcement of an incompatibility problem relating to our products with higher level software tools could cause us to suffer reputational harm and/or lead to a loss of customers. Any adverse impacts from the incompatibility of our quantum solutions could adversely affect our business, operating results and financial condition.

The quantum technology industry is competitive on a global scale, and we may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.

The markets in which we operate are rapidly evolving and highly competitive. As these markets continue to mature and new technologies and competitors enter such markets, we expect competition to intensify. Our current competitors include (among others):

•	large, well-established tech companies that generally compete in all of our markets, including Amazon, Google, IBM, Intel and Microsoft;

•	quantum computing companies such as IonQ, D-Wave Computing, and Rigetti Computing;

•

countries such as Japan, China, Russia, Australia, Canada, the United Kingdom (“UK”) and certain countries in the European Union, which sponsor material government-funded research in quantum computing;

•	less-established public and private companies with competing technology, including companies located outside the United States; and

•	new or emerging entrants seeking to develop competing technologies.

Many of our competitors have substantially greater brand recognition, customer relationships and financial, technical and other resources, including an experienced sales force and sophisticated supply chain management. They may be able to respond more effectively than us to new or changing opportunities, technologies, standards, customer requirements and buying practices or to cross-subsidize their quantum offerings from their other higher margin operations. In addition, many countries are focused on developing quantum solutions either in the private or public sector and may subsidize quantum computers and other technology, which may make it difficult for us to compete. Many of these competitors do not face the same challenges we do in growing our business, including research, development, manufacturing, sales and marketing. In addition, other competitors might be able to compete with us by bundling their other products in a way that does not allow us to offer a competitive solution.

Additionally, we must be able to achieve our objectives in a timely manner or our quantum technology may lose ground to competitors, including competing technologies. Because there are a large number of market participants, including certain sovereign nations, focused on developing quantum technology, we must dedicate significant resources to achieving any technical objectives on the timelines established by our management team. Any failure to achieve objectives in a timely manner could adversely affect our business, operating results and financial condition.

For all of these reasons, competition may negatively impact our ability to maintain and grow consumption of our products and platform or put downward pressure on our prices and gross margins, any of which could materially harm our reputation, business, results of operations and financial condition.

The quantum technology industry is in its early stages and volatile, and if it does not develop, if it develops slower than we expect, if it develops in a manner that does not require use of our quantum solutions, if it encounters negative publicity or if our solutions do not drive commercial engagement, the growth of our business will be harmed.

The nascent market for quantum technology is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing customer demands and behaviors. If the market for quantum technology in general, or a certain quantum technology sector (such as quantum computing, networking, sensing, timing or RF) does not develop as expected, or develops more slowly than expected, our business, prospects, financial condition and operating results could be harmed.

In addition, our growth and future demand for our products is highly dependent upon the adoption of certain quantum technologies and commercially useful quantum algorithms to run on quantum computers by developers and customers, as well as on our ability to demonstrate the value of quantum solutions to our customers. Delays in future generations of our quantum computers or other technology, or technical failures at other quantum computing or other quantum technology companies could limit market acceptance of our solution. Negative publicity concerning our solution or the quantum technology industry as a whole, or a certain quantum technology sector, could limit market acceptance of our solution. We believe quantum technology will solve many large-scale problems. However, such problems may never be solvable by quantum technology, or may only be solvable by systems that are more technologically mature than we currently expect. If our clients and partners do not perceive the benefits of our solutions and products, or if our solution does not drive customer engagement, then our market may not develop at all, or it may develop slower than we expect. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations. If progress towards quantum advantage ever slows relative to expectations, it could adversely impact revenues and customer confidence to continue to pay for testing, access and “quantum readiness.” This would adversely affect revenues in the period before quantum advantage.

We may not be able to accurately estimate the future supply and demand for our products, including our quantum solutions, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for our quantum computers and certain of our other products or our ability to develop, manufacture, and deliver quantum computers, sensors and other products, or our profitability, if any, in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt the manufacturing of our products and result in delays in shipments and revenues. We may also accumulate excess inventory, or our suppliers may require us to purchase excess inventory, which may affect our profitability. In addition, the lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of quantum computers and other products to our potential customers could be delayed, which would harm our business, financial condition and operating results.

Additionally, we are reliant on third-party suppliers, including sole source suppliers, for components necessary to develop and manufacture our quantum computing and networking solutions. As our business grows, we must continue to scale and adapt our supply chain or it could have an adverse impact on our business. If we are unable to develop robust supply chains, this could cause us to delay or halt production of our quantum products and/or entail higher manufacturing costs, any of which could materially adversely affect our business, operating results, and financial condition and could materially damage relationships with our strategic partners and future customers.

We are highly dependent on our key employees who have specialized knowledge, and our ability to attract and retain senior management and other key employees is critical to our success.

Our future success is highly dependent on our ability to attract and retain our executive officers, key employees and other qualified personnel, including our employees who have specialized knowledge and our employees from acquired businesses. We have experienced in the past, and as we build our brand and become more well known, there is increased risk that we may further experience in the future, competitors or other companies hiring our personnel. The loss of the services provided by these individuals could adversely impact the achievement of our business strategy. These individuals could leave our employment at any time, as they are “at will” employees. A loss of one of our key employees, particularly to a competitor, could also place us at a competitive disadvantage. Effective succession planning is important to our long-term success, and failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution.

Our future success also depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. The market for highly skilled workers and leaders in the quantum technology industry is extremely competitive. In particular, hiring qualified personnel specializing in engineering, software development and sales, as well as other technical staff and research and development personnel, is critical to our business and the development of our solutions. Some of these professionals are hard to find and we may encounter significant competition in our efforts to hire them. Many of the other companies with which we compete for qualified personnel have greater financial and other resources than we do. The effective operation of our supply chain, including the acquisition of critical components and materials, the development of our quantum solutions, the commercialization of our quantum solutions and the effective operation of our managerial and operating systems all depend upon our ability to attract, train and retain qualified personnel in the aforementioned specialties. Additionally, changes in immigration and work permit laws and regulations or the administration or interpretation of such laws or regulations, including changes following the recent U.S. federal elections, could impair our ability to attract and retain highly qualified employees. If we cannot attract, train and retain qualified personnel, in this competitive environment, we may experience delays in the development of our quantum solutions and be otherwise unable to develop and grow our business as projected, or even at all.

We rely heavily on sales to certain customers, including the U.S. government, particularly to agencies of the Department of War.

Historically, we have derived a significant portion of our total sales from the U.S. government and its agencies. Sales to the customers within the U.S. government, either as a prime contractor or subcontractor, represented approximately 32% of our revenue for the fiscal year ended December 31, 2024. End user customers within the Department of War, our principal U.S. government customer, together accounted for approximately 24% of our revenue for the fiscal year ended December 31, 2024. We believe that the success and growth of our business for the foreseeable future will continue to depend to a significant degree on our ability to win government contracts, in particular from end customers within the Department of War, and we cannot assure you that future revenue from the U.S. government will be comparable. Many of our government customers are subject to budgetary constraints and our continued performance under these contracts, or award of additional contracts from these agencies, could be jeopardized by spending reductions or budget cutbacks at these agencies. Recently, the reduction of government spending has been a primary focus of the federal government and its efforts to review spending for waste, fraud and abuse is expected to continue. As a result of these factors, the funding of U.S. government programs is uncertain. We are dependent on continued congressional appropriations and administrative allotment of funds based on an annual budgeting process. We cannot assure you that current levels of congressional funding for our products and services will continue and that our business will not decline. In addition, approximately 36% of our revenue for the fiscal year ended December 31, 2024 was related to contracts with the UK government that have now expired. While we expect to enter into additional contracts with the UK government in the future, we cannot assure you that future revenue from the UK government will be comparable.

A significant decline in government expenditures generally, or with respect to programs for which we provide products and/or services, could adversely affect our business and prospects. Our operating results may also be negatively impacted by other developments that affect these government programs generally, including the following:

•	changes in government programs that are related to our products and services;

•	adoption of new laws or regulations relating to government contracting or changes to existing laws or regulations;

•	changes in political or public support for security and defense programs;

•	delays or changes in the government appropriations and budget process;

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ability to comply with existing and new or modified laws and regulations applicable to its business, including the impact of SBIR and other small business set aside ineligibility of newly acquired entities;

•	uncertainties associated with the current global threat environment and other geo-political matters; and

•	delays in the payment of our invoices by government payment offices.

These developments and other factors could cause governmental agencies to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will or to abstain from renewing contracts or entering into new contracts, any of which would cause our revenue to decline and could otherwise harm our business, financial condition and results of operations.

Our future growth and success depends in part on our ability to sell effectively to government entities and large enterprises.

Our customers and potential customers include domestic and international government agencies and large enterprises. Therefore, our future success will depend on our ability to effectively sell our products and services to such customers and strategic partners. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to non-governmental agencies or smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by such customers in negotiating contractual arrangements with us and (ii) longer sales or service cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase our solutions. Sales to government agencies can be priced as fixed fee development contracts, which involve additional risks. Cost-plus and time-and-materials contracts can adversely affect our results of operations and financial condition if our costs do not qualify as allowable costs under applicable regulations. In addition, government contracts generally include the ability of government agencies to terminate for its convenience which, if exercised, would result in a lower contract value and lower than anticipated revenues generated by such arrangement. Additionally, such government contracts may limit our ability to do business with foreign governments or prevent us from selling our products in certain countries.

Government agencies and large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. Our contracts with government agencies are typically structured in phases, with each phase subject to satisfaction of certain conditions. As a result, it is possible that the actual scope of work performed pursuant to any such contracts, in addition to related contract revenue, could be less than total contract value. In addition, product purchases by such organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, these organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers and could lead to lower revenue results than originally anticipated.

Additionally, changes in government spending could have adverse consequences on our financial position, results of operations and business. Our anticipated future revenues from the U.S. government result from contracts awarded under various U.S. government programs. Cost cutting, including through consolidation and elimination of duplicative organizations, has become a major initiative for certain departments within the U.S. government. The funding of our programs is subject to the overall U.S. government budget and appropriation decisions and processes, which are driven by numerous factors, including geo-political events and macroeconomic conditions.

Significant reduction in U.S. government spending could have long-term consequences to our financial results and operations. In addition, changes in government priorities and requirements could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition.

If our information technology systems or those third parties with whom we work or our data, are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions, litigation, fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, loss of customers or sales and other adverse consequences.

In the future, we and the third parties with whom we work may begin to collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit and share (collectively,

“process”) proprietary, confidential and sensitive data, including confidential business data, trade secrets, sensitive third-party data, personal data, controlled unclassified information, business plans, transactions and financial information of our own, our partners, our vendors and their own supply chains, our customers or other third parties (collectively, “sensitive information”).

Cyber-attacks, malicious internet-based activity, online and offline fraud and other similar activities would threaten the confidentiality, integrity and availability of any sensitive information and information technology systems, and those of the third parties with whom we work. Such threats are prevalent and continue to rise, are increasingly difficult to detect and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states and nation-state-supported actors.

Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state and nation-state-supported actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other geopolitical tensions or conflicts, we, the third parties with whom we work and our customers may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations, supply chain and ability to distribute our services.

We, our employees and the third parties with whom we work have been and continue to be subject to a variety of evolving threats and attacks, including but not limited to social-engineering attacks (including through phishing attacks or deep fakes, which may be increasingly more difficult to identify as fake), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks, credential stuffing attacks, credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, earthquakes, fires, floods, attacks enhanced or facilitated by AI and other similar threats.

In particular, severe ransomware attacks are becoming increasingly prevalent — have impacted companies like ours that are engaged in manufacturing — and can lead to significant interruptions in our operations, ability to provide our products or services, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.

Additionally, we are incorporated into the supply chains of companies worldwide and, as a result, if our services are compromised, a significant number or, in some instances, all of our customers and their data could be simultaneously affected. The potential liability and associated consequences we could suffer as a result of such a large-scale event could be catastrophic and result in irreparable harm.

It may be difficult and/or costly to detect, investigate, mitigate, contain and remediate a security incident. Our efforts to do so may not be successful. Actions taken by us or the third parties with whom we work to detect, investigate, mitigate, contain and remediate a security incident could result in outages, data losses, and disruptions of our business. Threat actors may also gain access to other networks and systems after a compromise of our networks and systems.

Remote work has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers and devices outside our premises or network, including working at home, while in transit and in public locations. Additionally, future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.

Our reliance on third parties could introduce new cybersecurity risks and vulnerabilities, including supply-chain attacks, and other threats to our business operations. Our quantum software platform is built to be accessed through third-party cloud providers, and we rely on these and other third-party service providers and technologies to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, other cloud-based infrastructure, data center facilities, encryption and authentication technology, employee email, content delivery to customers, and other functions. We also rely on third-party service providers to provide other products, services or parts, or otherwise to operate our business. Our ability to monitor these third parties’ information security practices is limited, and these third parties’ may not be effective to protect against all cybersecurity risks and vulnerabilities. If the third parties with whom we work experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if the third parties with whom we work fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised.

While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We take steps designed to detect, mitigate and remediate vulnerabilities in our information systems (such as our hardware and/or software, including that of third parties with whom we work). We may not, however, detect and remediate all such vulnerabilities including on a timely basis. Further, we may experience delays in developing and deploying remedial measures and patches designed to address identified vulnerabilities. Vulnerabilities could be exploited and result in a security incident. Security incidents that may appear to be minor when assessed individually, may become material, at a later date, when considered in the aggregate.

Any of the previously identified or similar threats have in the past and may in the future cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental access to, or acquisition, modification, destruction, loss, alteration, encryption, disclosure or other processing of our sensitive information or our information technology systems, or those of third parties with whom we work. For example, we have been the target of phishing attacks in the past and expect such attempts will continue in the future. A security incident or other interruption could disrupt our ability (and that of third parties with whom we work) to provide our services.

In addition, as a contractor supporting defense and national security customers, we are subject to certain additional regulatory compliance requirements relating to data privacy and cybersecurity. We are also subject to the Department of War Cybersecurity Maturity Model Certification (“CMMC”), requirements, which will require all contractors to receive specific certifications relating to specified cybersecurity standards in order to be eligible for contract awards. In addition, CMMC certification requirements may be required in modifications to existing contracts. To the extent we are unable to achieve certification in advance of applicable contract awards that specify the requirement, we will be unable to bid on such contract awards or on follow-on awards for existing work with the Department of War, depending on the level of standard as required for each solicitation, or be ineligible to receive option awards under existing contracts that specify the certification requirement, which could adversely impact our revenue and profitability. In addition, our subcontractors, and in some cases our vendors, may also be required to adhere to the CMMC program requirements and potentially to achieve certification. Should our supply chain fail to meet compliance requirements or achieve certification, this may adversely affect our ability to receive award or execute on relevant government programs. In addition, any obligations that may be imposed on us under the CMMC may be different from or in addition to those otherwise required by applicable laws and regulations, which may cause additional expense for compliance.

We expend and may in the future expend significant resources to try to protect against security incidents. Further, we have in the past and may in the future modify our business activities to try to protect against security incidents. Additionally, certain privacy and security obligations (including contracts with customers) require us to implement and maintain specific security measures or industry-standard or reasonable security measures to protect the relevant information technology systems and sensitive information.

Applicable privacy and security obligations may require us, or we may voluntarily choose to notify relevant stakeholders including affected individuals, customers, regulators, and investors, of security incidents, or to take other actions, such as providing credit monitoring and identity theft protection services. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences.

If we (or a third party with whom we work) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences, such as notification obligations; government enforcement actions (for example, investigations, fines, penalties, audits and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; diversion of management attention; interruptions in our operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant material consequences may prevent or cause customers to stop using our services, deter new customers from using our services, and negatively impact our ability to grow and operate our business.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all or that such coverage will pay future claims.

As a contractor that provides support to the Department of War, we are required to comply with a variety of contract clauses related to the safeguarding of sensitive Controlled Unclassified Information (“CUI”) pursuant to contract clauses and consistent with the controls in National Institute of Standards and Technology, Special Publication 800-171 (“NIST-SP 800-171”). Responsibilities include, among other items, providing adequate security on information systems, completing and reporting system compliance assessments, and reporting security breaches. We have in the past failed, and may in the future, fail to be in complete compliance with such contract clauses. To the extent we do not and in the future are not able to maintain proper safeguards required under such clauses, in advance of applicable contract awards that specify the requirement, we may experience a variety of adverse consequences (including, claims) such as being unable to bid on such contract awards or on follow-on awards for existing work with the Department of War or being ineligible to receive option awards under existing contracts that specify the certification requirement, any of which could adversely impact our revenue and profitability. In addition, our subcontractors, and in some cases our vendors, are or may also be required to adhere to the NIST-SP 800.171 requirements. Should our supply chain fail to meet compliance requirements, this may adversely affect our ability to receive awards or execute on relevant government programs.

In addition to experiencing a security incident, third parties may gather, collect or infer sensitive information about us from public sources, data brokers or other means that reveal competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position.

Our use of generative artificial intelligence (“AI”) tools may pose risks to our proprietary software and systems and subject us to legal liability.

We use generative AI tools in our business, and we expect to use generative AI tools in the future, including to generate code and other materials incorporated into our products, proprietary software and systems, and for other internal and external uses. Generative AI refers to deep-learning models that can generate new data, such as text, images and other content, by analyzing and emulating existing data. Advanced generative AI tools, which may produce content indistinguishable from that generated by humans, are a relatively novel development, with benefits, risks and liabilities still unknown. Recent decisions of governmental entities and courts (such as the U.S. Copyright Office, U.S. Patent and Trademark Office and U.S. Court of Appeals for the Federal Circuit)

interpret U.S. copyright and patent law as limited to protecting works and inventions created by human authors and inventors, respectively. We are therefore unlikely to be able to obtain U.S. copyright or patent protection for works or inventions wholly created by a generative AI tool, and our ability to obtain U.S. copyright and patent protection for source code, text, images, inventions, or other materials, which are developed with some use of generative AI tools, may be limited, if available at all. Likewise, the availability of such IP protections in other countries is unclear. In addition, we may have little or no insight into and no control over the content and materials used by vendors to train these generative AI tools. There is ongoing litigation over whether the use of copyrighted materials to train the AI models used in these tools is lawful, and the impact of decisions in such litigation on our use of generative AI tools is unknown. Additionally, our use of third-party generative AI tools to develop source code, text, images, inventions, or other materials may expose us to greater risks than utilizing contracted human developers, as third-party generative AI vendors typically do not provide warranties or indemnities with respect to the output generated by such generative AI tools, and generative AI tools may also hallucinate, providing output that appears correct but is erroneous.

Additionally, while we employ practices designed to evaluate, track and mitigate risk around our use of third-party generative AI tools, our use of such tools may inadvertently violate a third party’s rights, be non-compliant with the applicable terms of use or our other legal obligations, or result in a security or privacy risk or data leakage. Our use of this technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. For example, we may face claims from third parties claiming infringement of their intellectual property rights or mandatory compliance with open-source software or other license terms with respect to software or other materials or content we believed to be available for use and not subject to license terms or other third-party proprietary rights. Any of these claims could result in legal proceedings and could require us to purchase costly licenses, comply with the requirements of third-party licenses, or limit or cease using the implicated software or other materials or content, unless and until we can re-engineer such software, materials or content to avoid infringement or change the use of, or remove, the implicated third-party materials, which could reduce or eliminate the value of our technologies and services. Our use of generative AI tools to generate code may also present additional security risks because the generated source code may contain security vulnerabilities. Additionally, the vendors of these generative AI tools may fail to comply with their contractual obligations to us regarding the confidentiality or security of any data or other inputs provided to such vendor or outputs generated by their generative AI tools. Our sensitive information or that of our customers could be leaked, disclosed, or revealed as a result of or in connection with our employees’, personnel’s or vendors’ use of third-party generative AI technologies.

Unfavorable conditions in our industry, the global economy or other catastrophic events may disrupt our business, could limit our ability to grow and could negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, inflation, financial and credit market fluctuations, international trade relations and tariffs, pandemics, natural catastrophes, warfare and terrorist attacks on the United States or elsewhere, could cause a decrease in business investments, including the progress on development of quantum technologies, and negatively affect the growth of our business. Geopolitical tensions in and around Ukraine, the Middle East and other areas of the world have created extreme volatility in the global capital markets and supply chains are expected to have further global economic consequences, including disruptions of the global supply chain and energy markets, and further acts of war, terror, or responses to each could result in similar or increased impacts on the global economy. Increased inflation rates can adversely affect us by increasing our costs, including labor and employee benefit costs. In addition, higher inflation also could increase our customers’ operating costs, which could result in reduced budgets for our customers and potentially less demand for our quantum software products and the development of quantum technologies. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on our business, results of operations and financial condition.

In addition, in challenging economic times, our current or potential future customers may experience cash flow problems and as a result may modify, delay or cancel plans to purchase our products and services. Additionally, if our customers are not successful in generating sufficient revenue or are unable to secure financing, they may not be able to pay, or may delay payment of, accounts receivable due to us. Moreover, our key suppliers may reduce their output or become insolvent, thereby adversely impacting our ability to manufacture our products. Furthermore, uncertain economic conditions may make it more difficult for us to raise funds through borrowings or private or public sales of debt or equity securities. We cannot predict the timing, location, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

The occurrence of adverse events, cancellations of significant projects, delays in project timelines, adjustments in cost structures, and other negative developments announced by competitors could have an impact on our operations, financial performance, and future prospects.

The occurrence of newsworthy events in the quantum computing and sensing industry as a whole, including, but not limited to, the delay of major projects, inflated cost adjustments, fluctuations in product pricing strategies, cancellations of public offerings, customer withdrawals, or disruptions in supply chain may adversely affect our business in several ways, including:

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Negative news or events associated with industry peers may lead to decreased investor confidence in the sector, which could impact the broader stock market performance of companies operating within the industry, including Infleqtion. This could result in fluctuations or declines in our stock price irrespective of our internal performance.

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Adverse events involving our competitors may alter the competitive landscape, affecting market share dynamics, pricing strategies, and overall positioning within the industry. This could impact our ability to retain or expand our market presence.

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Changes in market dynamics influenced by competitors’ actions, such as inflated cost adjustments or potential cancellations, could have ripple effects on our financial stability and profitability, influencing our financial metrics and potentially impacting investor perceptions.

While we implement risk mitigation strategies and highlight our unique business approach and how it differentiates us from our competitors, there is no guarantee that we will be insulated from the adverse effects of such events and the occurrence of any of these events could negatively impact our business operations and financial condition.

Government actions and regulations, such as tariffs and trade protection measures may adversely impact our business, including our ability to obtain products from our suppliers.

Political challenges between the United States and countries in our supply chain and changes to trade policies, including tariff rates and customs duties, trade relations between the United States and other countries and other macroeconomic issues could adversely impact our business. The United States administration has continued to impose tariffs on certain products imported into the United States with other countries as the country of origin, and certain of these countries have imposed tariffs in response to the actions of the United States. The likelihood of a further increase in tariffs on goods from other countries and the imposition of tariffs on goods sourced from other countries has materially increased in light of comments by the U.S. presidential administration, which has repeatedly communicated an intention to impose additional duties on imports from other countries. The U.S. government continues to add additional entities to restricted party lists impacting the ability of U.S. companies to provide products and technology, and, in certain cases, services, to these entities and, in some cases, to receive products, technology or services from these entities. The U.S. government also continues to increase end-use restrictions on the provision of products, technology and services to other countries including end-uses related to advanced computing. The U.S. presidential administration has signaled its intention to use U.S. trade policy, including tariffs and other trade restrictions, as an important foreign policy tool presenting uncertainty regarding the impact of future trade policies on our business. There is also a possibility of future tariffs, trade protection measures or other restrictions imposed on our products or on our customers by the United States or other countries that could have a material adverse effect on our business.

Given the relatively fluid regulatory environment the United States and uncertainty regarding how the U.S. government or other foreign governments will act with respect to tariffs and international trade agreements and policies, a trade war, further governmental action related to tariffs or international trade policies, or additional tax or other regulatory changes in the future could directly and adversely impact our financial results and results of operations. We cannot predict what actions may ultimately be taken with respect to trade relations between the United States and other countries, what products may be subject to such actions or what actions may be taken by the other countries in retaliation. If we are unable to obtain or use components for inclusion in our products, if component prices increase significantly or if we are unable to export or sell our products to any of our customers, our business, liquidity, financial condition and/or results of operations would be materially and adversely affected.

Acquisitions, divestitures, strategic investments and strategic partnerships could disrupt our business and harm our financial condition and operating results and our stock price could decline.

We have pursued and we may continue to pursue growth opportunities by acquiring complementary businesses, solutions or technologies through strategic transactions, investments or partnerships. Acquisitions and investments involve a number of risks, such as:

•	use of resources that are needed in other areas of our business;

•	in the case of an acquisition, implementation or remediation of controls, procedures and policies of the acquired company;

•	in the case of an acquisition, difficulty integrating the business systems and operations of the acquired company, including potential risks to our corporate culture;

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in the case of an acquisition, coordination of product, engineering and selling and marketing functions, including difficulties and additional expenses associated with supporting legacy services and products and hosting infrastructure of the acquired company, as applicable, difficulties associated with supporting new products or services, difficulty converting the customers of the acquired company onto our platform and difficulties associated with contract terms, including disparities in the revenues, licensing, support or professional services model of the acquired company;

•	in the case of an acquisition, retention and integration of employees from the acquired company;

•	in the case of an acquisition, past intellectual property infringement or data security issues arising from the acquired company;

•	unforeseen costs or liabilities;

•	adverse effects on our existing business relationships with customers as a result of the acquisition or investment;

•	the possibility of adverse tax consequences;

•	litigation or other claims arising in connection with the acquired company or investment; and

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in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

The identification of suitable acquisition, strategic investment or strategic partnership candidates can be costly and time consuming and can distract our management team from our current operations. If such strategic transactions require us to seek additional debt or equity financing, we may not be able to obtain such financing on terms favorable to us or at all, and such transactions may adversely affect our liquidity and capital structure. To the extent we issue equity and/or convertible securities as consideration in such strategic transactions, our stockholders may experience substantial dilution as we may issue dilutive equity securities, which could adversely affect our share price, or result in issuances of securities with superior rights and preferences to our common shares or the incurrence of debt with restrictive covenants that limit our future uses of capital in pursuit of business opportunities. Any strategic transaction might not strengthen our competitive position, may increase some of our risks, and may be viewed negatively by our customers, partners or investors. Even if we successfully complete a strategic transaction, we may not be able to effectively integrate the acquired business, technology, systems, control environment, solutions, personnel or operations into our business. For example, subsequent to our acquisitions of Morton Photonics, Inc and SiNoptiq, Inc. in the first quarter of 2024, we determined that we would not further invest in the commercialization of the photonics business represented by the Morton acquisition and thus it would not be integrated as originally planned. Given the same change in strategic direction, our management determined that the intangible assets arising from the SiNoptiq asset acquisition and intangible assets acquired in the Morton acquisition no longer had substantive future economic benefits.

We may experience unexpected changes in how we are required to account for strategic transactions pursuant to GAAP and may not achieve the anticipated benefits of any strategic transaction. In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

We may incur unexpected costs, claims or liabilities that we incur during the strategic transaction or that we assume from the acquired company, or we may discover adverse conditions post-acquisition for which we have limited or no recourse.

These transactions may be subject to approval by our stockholders or by relevant government authorities, which could result in increased delay and costs, and may disrupt our business strategy if such approvals are ultimately denied. Acquisitions and the subsequent integration of new assets, businesses, key personnel, partners, customers, vendors and suppliers would likely require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may also fail to generate the business or financial results we expect. Key personnel or large numbers of employees who join us through acquisitions may decide to leave to work for other businesses, including our competitors, thereby diminishing the value of our acquisitions. Acquisitions may also entail significant cash expenditures, dilutive issuances of equity securities, the incurrence of significant indebtedness, potential impairments of goodwill, amortization expenses for other intangible assets and exposure to unknown liabilities of acquired businesses. The professional services and other transactional costs associated with selecting, executing and integrating acquisitions may also be significant. Any failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, prospects, financial condition and results of operations, and could cause our stock price to decline.

We could suffer future disruptions, outages, defects and other performance and quality problems with our quantum or information systems, and other infrastructure on which it relies.

Our cloud-based business offering depends on our quantum information systems being available. We may in the future experience disruptions, outages, defects and other performance and quality problems with our systems. These problems can be caused by a variety of factors, including software or firmware updates, vulnerabilities and defects in proprietary software and open-source software, hardware components, human error or misconduct, capacity constraints, design limitations, denial of service attacks or other security-related incidents, foreign objects or debris, weather, construction, supply chain events, or accidents and other force majeure. We do not have a contractual right with our public cloud providers that compensates us for any losses due to availability interruptions in the public cloud.

Any disruptions, outages, defects and other performance and quality problems with our quantum information systems or with the public cloud, internet and other information systems and infrastructure on which they rely, could result in reduced use of our systems, increased expenses, delayed delivery under our contractual commitments, required provision of service credits and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.

An element of our business is currently dependent upon our relationship with our cloud providers. There are no assurances that we will be able to commercialize quantum computers from our relationships with cloud providers.

We currently offer our Superstaq service on public clouds provided by Google Cloud and Amazon AWS. The companies that own these public clouds have internal quantum computing efforts that are competitive to our technology. There is risk that one or more of these public cloud providers could use their respective control of their public clouds to embed innovations or privileged interoperating capabilities in competing products, bundle competing products, provide us with unfavorable pricing, leverage their public cloud customer relationships to exclude us from opportunities, and treat us and our end users differently with respect to terms and conditions or regulatory requirements than they would treat their similarly situated customers. Further, they have the resources to acquire or partner with existing and emerging providers of competing technology and thereby accelerate adoption of those competing technologies. All of the foregoing could make it difficult or impossible for us to provide products and services that compete favorably with those of the public cloud providers.

Any material change in our contractual and other business relationships with our public cloud providers could result in harm to our brand and reputation and reduced use of our systems, which could have a material adverse effect on our business, financial condition and results of operations.

Our management has limited experience in operating a public company.

Some of our executive officers have limited or no experience in the management of a publicly traded company. As a public company, we are subject to significant regulatory oversight and reporting obligations under federal securities laws, and certain executives’ limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of our Company. Additionally, we may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States.

Risks Related to Our International Expansion and Future Operations

Because our success depends, in part, on our ability to expand sales internationally, our business will be susceptible to risks associated with international operations.

We currently maintain offices and/or have personnel in the United States, the UK, Japan and Australia. In the year ended December 31, 2024, our non-U.S. revenue was approximately 56.5% of our total revenue. We expect to continue to expand our international operations by developing our sales and operations presence internationally, which may include opening offices in new jurisdictions. Any additional international expansion efforts that we are undertaking and may undertake may not be successful. In addition, conducting international operations subjects us to new risks, some of which we have not generally faced in the United States or other countries where we currently operate. These risks include, among other things:

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lack of familiarity and burdens of complying with foreign laws, legal standards, privacy and cybersecurity standards, regulatory requirements, tariffs and other barriers, and the risk of penalties to our customers and individual members of management or employees if our practices are deemed to not be in compliance;

•	practical difficulties of enforcing intellectual property rights in countries with varying laws and standards and reduced or varied protection for intellectual property rights in some countries;

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an evolving legal framework and additional legal or regulatory requirements for privacy and cybersecurity, which may necessitate the establishment of systems to maintain data in local markets, requiring us to invest in additional data centers and network infrastructure, and the implementation of additional employee privacy documentation (including locally compliant privacy notices and policies), all of which may involve substantial expense and may cause us to need to divert resources from other aspects of our business, all of which may adversely affect our business;

•	unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;

•	difficulties in managing systems integrators and partners;

•	increased or unexpected supply chain challenges or delays;

•	differing technology standards;

•	different pricing environments, longer sales cycles, longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	increased financial accounting and reporting burdens and complexities;

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difficulties in managing and staffing international operations, including the proper classification of independent contractors and other contingent workers, differing employer/employee relationships and local employment laws;

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increased costs involved with recruiting and retaining an expanded employee population, including highly skilled workers and leaders in the quantum computing industry, outside the United States through cash and equity-based incentive programs, and legal costs and regulatory restrictions in issuing our shares to employees outside the United States;

•	global political and regulatory changes that may lead to restrictions on immigration and travel for our employees;

•	fluctuations in exchange rates that may decrease the value of our foreign-based revenue or increase the cost of our foreign operations;

•	global public health threats or geopolitical events such as tensions in and around Ukraine, the Middle East and other areas of the world;

•	degradation in U.S. relationships with targeted countries that could result in those countries disfavoring doing business with U.S. companies;

•	potentially adverse tax consequences, including the complexities of foreign value added tax (or other tax) systems, restrictions on the repatriation of earnings and transfer pricing requirements; and

•	permanent establishment risks and complexities in connection with international payroll, tax and social security requirements for international employees.

Additionally, operating in international markets also requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing operations in other countries will produce desired levels of revenue or profitability.

Compliance with laws and regulations applicable to our global operations also substantially increases our cost of doing business in foreign jurisdictions. We have limited experience in marketing, selling and supporting our platform outside of the United States. Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to expand our international operations and are unable to do so successfully, in a timely manner, our business, financial condition, revenues, results of operations or cash flows will suffer. We may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could harm our business. In many countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or other regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners or agents could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, reputational harm, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences or the prohibition of the importation or exportation of our solutions and could harm our business, financial condition, revenues, results of operations or cash flows.

Our international sales and operations subject us to additional risks and costs and exposure to foreign currency exchange rate fluctuations, that can adversely affect our business, financial condition, revenues, results of operations or cash flows.

We are continuing to expand our international operations as part of our growth strategy. However, there are a variety of risks and costs associated with our international sales and operations, which include making investments prior to the sales or use of quantum computers, the cost of conducting our business internationally and hiring and training international employees and the costs associated with complying with local law. Furthermore, we cannot predict the rate at which our quantum solutions will be accepted in international markets by potential customers.

We believe our ability to attract new customers to subscribe to our platform or to attract existing customers to renew or expand their use of our platform is directly correlated to the level of engagement we obtain with the customer. To the extent we are unable to effectively engage with non-U.S. customers due to our limited sales force capacity, we may be unable to effectively grow in international markets.

As our international operations expand, our exposure to the effects of fluctuations in currency exchange rates grows. While we have primarily transacted with customers in U.S. dollars historically, we expect to continue to expand the number of transactions with our customers that are denominated in foreign currencies in the future. Additionally, fluctuations in the value of the U.S. dollar and foreign currencies may make our products and services more expensive for international customers, which could harm our business. Additionally, we incur expenses for employee compensation and other operating expenses for our non-U.S. employees in the local currency for such locations. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in an increase to the U.S. dollar equivalent of such expenses. These fluctuations could cause our results of operations to differ from our expectations or the expectations of our investors. Additionally, such foreign currency exchange rate fluctuations could make it more difficult to detect underlying trends in our business and results of operations. We may attempt to mitigate a portion of these risks through foreign currency hedging based on our judgment of the appropriate trade-offs among risk, opportunity and exposure. Any future hedging activities may not offset the full, or in some cases any, adverse financial impact resulting from unfavorable movement in foreign currency exchange rates, which could adversely affect our financial condition and results of operations.

Our international operations may subject us to greater than anticipated tax liabilities.

The amount of taxes we may pay in different jurisdictions depends on the application of the tax laws of various jurisdictions, including the United States, to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to any future intercompany arrangement or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations. Our consolidated financial statements could fail to reflect adequate reserves to cover such a contingency. Similarly, a taxing authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions.

Risks Related to Compliance with Law, Government Regulation and Litigation

We are subject to governmental export and import controls and trade and economic sanctions that could impair our ability to compete in global markets and subject us to liability if we are not in full compliance with applicable laws and other controls.

Our products, technology and services are subject to various restrictions under export controls, import laws and regulations, and economic sanctions of the United States, United Kingdom, and other jurisdictions in which the we conduct business, including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls, U.S. Customs regulations, and trade and economic sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control. Export controls and trade and economic sanctions include restrictions or prohibitions on the sale or supply of certain products, technologies and services to embargoed or sanctioned countries and territories, and governments of these jurisdictions, as well as other countries, persons and entities. Additionally, under these current and future laws and regulations, exports of our products, technology and services, as well as the underlying technology, may require export authorizations, including by license, a license exception or other appropriate government authorizations, and the filing of a classification request or certain reports to use a license exception, as applicable. If we need to obtain any necessary export licenses or other authorizations for a particular sale, the process may be time-consuming and may result in the delay or loss of opportunities to sell our products. Customers may defer or decline their purchases of our products due to uncertainty about export controls, and as a result, our business could be materially adversely affected.

We take precautions to prevent our products and services and the underlying technology from being provided, deployed or used in violation of export controls and sanctions laws and regulations. However, we cannot provide assurance that our policies and procedures relating to export control and sanctions compliance have prevented, or will prevent, violations by us or our partners or agents. Any violation of U.S. sanctions or export controls, including failure to obtain appropriate import, export or re-export licenses or authorizations, could result in significant monetary fines and penalties and government investigations, delays in approving or denials of export licenses and reputational harm and loss of business.

In addition to the United States, various other countries regulate the import and export of certain encryption and other technology, including import and export licensing requirements, and have enacted laws that could limit our ability to distribute our products, technologies, and services or could limit our customers’ ability to implement our products, technologies and services in those countries. The United States and several other countries have recently enacted export controls on quantum computing hardware and related software and technology at specified levels of technological advancement. We will continue to review our existing compliance measures to ensure compliance with any applicable regulatory changes. Changes in our products, or future changes in export and import and sanctions laws and regulations, may create delays in the introduction of our products and the underlying technology in international markets, prevent our clients with global operations from deploying our products globally, adversely affect our ability to hire personnel from certain countries to work on our products, or, in some cases, prevent the export or import of our products to certain countries, governments or persons altogether.

Any change in export or import controls, economic sanctions or related legislation, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers. Any decreased use of our products or limitation on our ability to export or sell our products in major international markets could adversely affect our business, financial condition and results of operations.

We expect to incur significant costs in complying with these regulations. Regulations related to quantum computing are currently evolving and we may face additional risks associated with changes to these regulations as well as increased licensing requirements and other restrictions.

Our business is exposed to risks associated with litigation, investigations and regulatory proceedings.

We may face legal, administrative and regulatory proceedings, claims, demands and/or investigations involving stockholders, customers, competition and/or other issues relating to our business. Litigation and regulatory proceedings are inherently uncertain, and adverse rulings could occur, including monetary damages, or an injunction stopping us from engaging in certain business practices, or requiring other remedies, such as compulsory licensing of patents.

An unfavorable outcome or settlement or any other legal, administrative and regulatory proceeding may result in a material adverse impact on our business, results of operations, financial position and overall trends. In addition, regardless of the outcome, litigation can be costly, time-consuming, and disruptive to our operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

In addition, the laws and regulations our business is subject to are complex and change frequently. We may be required to incur significant expense to comply with changes in, or remedy violations of, these laws and regulations.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.

Contracts with government entities subject us to risks, including early termination, audits, investigations, sanctions and penalties.

As part of our business strategy, we have entered into and may enter into additional contracts with state and federal government entities, including contracts with the Department of War and the Department of Energy, among others, which subject our business to statutes and regulations applicable to companies doing business with the government, including the Federal Acquisition Regulation. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most contracts with U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements could include, for example:

•	specialized disclosure and accounting requirements unique to government contracts;

•	cybersecurity safeguards and assessments beyond what are typically required by commercial equivalents;

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financial and compliance audits of our cost structure, accounting controls and procedures and adequacy of our policies and systems to meet Federal Acquisition Regulation requirements. These audits may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

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granting the U.S. government certain rights to inventions, data, software codes and related material that we develop under government-funded contracts and subcontracts, which may permit the U.S. government to disclose or license this information to third parties, including, in some instances, our competitors;

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requirements to fulfill government contracts assigned ratings under the Defense Priorities and Allocations System Program ahead of our commercial contracts, which could prevent us from meeting our commercial customer contracts’ requirements or schedules;

•	public disclosures of certain contract and company information;

•	mandatory security and privacy framework compliance requirements, including the handling of controlled unclassified information; and

•	mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Government contracts are also generally subject to greater scrutiny by the government than commercial contracts are by commercial customers. For example, government agencies can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, failure to comply with government contracting laws, regulations and contract requirements, may result in termination of our contracts, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results. Responding to any investigation or action relating to government contracts could result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Our customers also include non-U.S. governments. Similar procurement, budgetary, contract and audit risks that apply in the context of U.S. government contracting may also apply to our doing business with these entities. In addition, compliance with complex regulations and contracting provisions in a variety of jurisdictions can be expensive and consume significant management resources.

Certain of our activities are subject to regulations relating to use of radioactive material, compliance with which may be costly, and a failure to comply with these regulations may materially and adversely affect our business.

Various atomic species are used in neutral atom systems in academic and commercial settings, including alkali metals and alkaline earth metals. Some of these alkali metals and alkaline earth metals are radioactive. We use certain radioactive materials in our research, development and production activities. As a result of our utilization of radioactive material, we and some of our suppliers, distributors and customers are subject to regulation by United States governmental authorities, such as the Nuclear Regulatory Commission (“NRC”), and state and local regulatory agencies, which regulate products and activities which emit, produce or control radiation. These regulations govern, among other things, the design, development, testing, manufacturing, packaging, labeling, distribution, import/export, sale, marketing and disposal of our products. We are also subject to international laws and regulations that apply to the utilization of radioactive materials. These are often comparable to, if not more stringent than, the equivalent regulations in the United States. Agency reviews of radioactivity-related applications that we are required to make in order to design, develop, test, manufacture, package, distribute, import, export, sell, market or dispose of radioactive materials may be lengthy or unsuccessful, and as a result our ability to sell our products or operate in certain jurisdictions may be impaired. Although we believe that our safety procedures for handling such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials may not be completely eliminated, and as a result we could incur related liabilities or expenses.

We are subject to requirements relating to environmental and safety regulations and environmental remediation matters, which could adversely affect our business, results of operation and reputation.

We are subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant increases to the cost of production.

Our manufacturing process will have hazards such as, but not limited to, hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact the company brand, finances, or ability to operate.

We and the third parties with whom we work are subject to stringent and evolving U.S. and foreign laws, regulations and rules, contractual obligations, industry standards, policies and other obligations related to data privacy and security. Our (or the third parties with whom we work) actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation (including class claims) and mass arbitration demands; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences.

In the ordinary course of business, we process personal data and sensitive information. Our data storage and processing activities, including the establishment and operation of future quantum data centers, may subject us to numerous privacy, data protection and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements and other obligations relating to data privacy, localization and security, both in the U.S. and in foreign jurisdictions. Laws and regulations governing privacy, data protection and data sovereignty are rapidly evolving, extensive, complex, and include inconsistencies and uncertainties that may conflict with other rules or our practices. Further, new laws, rules, and regulations could be enacted with which we are not familiar or with which our practices do not comply.

In the United States, federal, state and local governments have enacted numerous privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act) and other similar laws. Numerous U.S. states have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling and automated decision-making. The exercise of these rights may impact our business and ability to provide our products and services. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act (collectively, the “CCPA”) applies to personal data of California consumers, business representatives and employees who are California residents, and requires certain businesses to provide specific disclosures in privacy notices and honor requests of such individuals to exercise certain privacy rights. The CCPA provides for fines and allows private litigants affected by certain data breaches to recover significant statutory damages. Similar laws are being considered in several other states, as well as at the federal and local levels, and we expect more states to pass similar laws in the future.

Outside the United States, an increasing number of laws, regulations, industry standards and other obligations may govern privacy, data protection and security. For example, the European Union’s General Data Protection Regulation (“EU GDPR”), the UK’s General Data Protection Regulation (“UK GDPR”), Australia’s Privacy Act, and China’s Personal Information Protection Law (“PIPL”) impose strict requirements for processing personal data.

For example, under the GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros under the EU GDPR, 17.5 million pounds sterling under the UK GDPR or, in each case, or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. Additionally, we also target customers in Asia and are or may become subject to new and emerging data protection and privacy regimes in Asia, including China’s PIPL, Japan’s Act on the Protection of Personal Information, and Singapore’s Personal Data Protection Act.

Our employees and personnel use generative AI technologies and/or automated decision-making technologies to perform their work, and the disclosure and use of personal information in generative AI technologies is subject to various privacy laws and privacy obligations. Governments have passed and are likely to pass additional laws regulating AI and/or automated decision-making technologies. Our use of this technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. If we are unable to use AI and/or automated decision-making technologies, it could make our business less efficient and result in competitive disadvantages. We use AI to assist us in making certain decisions, which is regulated by certain privacy laws. Due to inaccuracies or flaws in the inputs, outputs, or logic of the AI, the model could be biased and could lead us to make decisions that could bias certain individuals (or classes of individuals), and adversely impact their rights, employment and ability to obtain certain pricing, products, services or benefits. See “— Our use of generative artificial intelligence (“AI”) tools may pose risks to our proprietary software and systems and subject us to legal liability.” above.

We may also become subject to new laws that regulate non-personal data. For example, the European Union’s Data Act imposes certain data and cloud service interoperability and switching obligations to enable users to switch between cloud service providers without undue delay or cost, as well as certain requirements concerning cross-border international transfers of, and governmental access to, non-personal data outside the European Economic Area (“EEA”). Depending on how this Act and any similar laws are implemented and interpreted, we may have to adapt our business practices, contractual arrangements and services to comply with such obligations.

In addition, we may be unable to transfer personal data from Europe and other jurisdictions to the United States or other countries due to data localization requirements or limitations on cross-border data flows. In the ordinary course of business, we transfer personal data from Europe and other jurisdictions to the United States or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the EEA and the UK each has significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it believes are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although various mechanisms may be used to transfer personal data from the EEA and UK to the United States in compliance with law, such as the EEA’s and UK’s respective standard contractual clauses, the EU-U.S. Data Privacy Framework, the UK extension to the EU-U.S. Data Privacy Framework, and the Swiss-U.S. Data Privacy Framework, these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States. If there is no lawful manner for us to transfer personal data from the EEA, the UK, or other jurisdictions to the United States, or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including the interruption or degradation of our operations, the need to relocate part of or all of our business or data processing activities to other jurisdictions at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against our transferring or other processing of personal data necessary to operate our business. Additionally, companies that transfer personal data out of the EEA and UK to other jurisdictions, particularly to the United States, are subject to increased scrutiny from regulators, individual litigants, and activist groups. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers of personal data out of Europe for allegedly violating the GDPR’s cross-border data transfer limitations. Regulators in other jurisdictions, including the United States, have also enacted and may, in the future, enact cross-border data restrictions.

In addition to privacy, data protection and security laws, we are contractually subject to data protection (including security) industry standards adopted by industry groups and may become subject to additional obligations in the future. We are also bound by other contractual obligations related to privacy, data protection and security, and our efforts to comply with such obligations may not be successful. For example, certain laws addressing privacy, data protection and security, such as the EU GDPR, Switzerland Federal Act on Data Protection (FADP), UK GDPR, Australia’s Privacy Act and CCPA, require our customers to impose specific contractual restrictions on their service providers. Additionally, some of our customers may require us to host personal data locally.

We publish privacy policies, marketing materials and other statements, such as compliance with certain certifications or self-regulatory principles, regarding privacy, data protection and security. Regulators are increasingly scrutinizing these statements, and if these policies, materials or statements are or are perceived to be deficient, lacking in transparency, deceptive, unfair or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators, or other adverse consequences.

Obligations related to privacy, data protection and security are quickly changing, becoming increasingly stringent and creating regulatory uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources and may necessitate changes to our services, information technologies, systems and practices and to those of any third parties that process personal data on our behalf.

We have in the past failed, and may in the future, fail to achieve complete compliance with all of our privacy, data protection or security obligations, including contractual obligations with customers. Moreover, despite our efforts, our personnel or third parties with whom we work may similarly not achieve compliance with such obligations, which could negatively impact our business operations. If we or third parties with whom we work do not fully comply with applicable privacy, data protection or security obligations, we could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections and similar events); litigation (including class-action claims and claims arising under the Federal Civil False Claims Act (including treble damages and other penalties)); additional reporting requirements and/or oversight; contract terminations and orders to destroy or not use personal data. In particular, plaintiffs have become increasingly more active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for considerable statutory damages, depending on the volume of data and the number of violations. Any of these events could have a material adverse effect on our reputation, business or financial condition, including but not limited to: loss of customers; interruptions or stoppages in our business operations or data collection; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.

We are subject to U.S. and foreign anti-corruption, anti-bribery and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery, and anti-corruption laws in countries in which we conduct activities. Anti-corruption and anti-bribery laws are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, promising, offering, providing, soliciting, or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. We may engage with partners and third-party intermediaries to conduct our business abroad, including marketing our services and obtaining necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, and of our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. The FCPA also requires public companies to make and keep accurate books and records that accurately reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. We cannot provide any assurance that all of our employees and agents will not take actions in violation of our compliance policies and applicable law, for which we may be ultimately held responsible.

Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences.

Changes in tax laws could adversely affect our business prospects and financial results.

We are subject to income and other taxes in the United States and other jurisdictions, each of which has its own rules. Our current and future effective tax rates may be subject to volatility or adversely affected by a number of factors, including changes in the valuation of our deferred tax assets and liabilities; expected timing and amount of the release of any tax valuation allowances; tax effects of stock-based compensation; or lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, the tax regimes we are subject to or operate under, including with respect to income and non-income taxes, are unsettled and may be subject to significant change. Changes in tax laws, regulations, or rulings, or changes in interpretations of existing laws and regulations, could materially adversely affect us. For example, on July 4, 2025, the U.S. government passed the One Big Beautiful Bill Act (“OBBBA”), which made permanent certain of the tax law changes originally enacted under previous tax reform legislation, in addition to other changes that may impact our tax liability. The OBBBA reinstated immediate expensing of certain research and experimental expenses incurred in tax years beginning after December 31, 2024 if incurred in the United

States (though the requirement to amortize foreign research and experimental expenses over 15 years remains unchanged). In addition, previous tax reform legislation includes provisions that impact the U.S. federal income taxation of certain corporations, including imposing a 1% excise tax on corporations that repurchase their stock in certain transactions. Future guidance from the Internal Revenue Service and other tax authorities with respect to this and other legislation may affect us, and certain aspects thereof could be repealed or modified in future legislation.

In addition, many countries, as well as organizations such as the Organization for Economic Cooperation and Development, have implemented or proposed changes to existing tax laws, including a 15% global minimum tax. Any of these developments or changes in U.S. federal, state or international tax laws or tax rulings could adversely affect our effective tax rate and our operating results.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits may adversely affect our business, financial condition, and results of operations.

Our current and future effective tax rates may be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to tax audits by various tax jurisdictions. Although we believe our tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities may have a material impact on the results of our operations.

Risks Related to Our Intellectual Property

Licensing of intellectual property to us is of critical importance to our business. For example, we license patents (some of which are foundational patents) and other intellectual property (collectively the “University Licenses”) from the Regents of the University of Colorado and the Wisconsin Alumni Research Foundation, on both exclusive and non-exclusive bases. If a University License terminates, becomes non-exclusive, or if any of the other agreements under which we acquired or licensed, or will acquire or license, material intellectual property rights is terminated, we could lose our rights to use key technologies to develop and operate our business.

We are heavily reliant upon licenses to certain patent rights and other intellectual property from third parties that are important or necessary to the development of our products. In particular, our products and technology are dependent on our University Licenses. Pursuant to the University Licenses, we were granted non-exclusive or exclusive, as applicable, and worldwide, sublicensable licenses for certain patents, know-how (on a non-exclusive basis) and other intellectual property to develop, manufacture and commercialize the licensed technology, the scope of which includes the application of the licensed intellectual property in connection with neutral atom quantum computing.

The University Licenses impose, and we expect that any future license agreements will impose, upon us various commercial and development obligations. If we fail to comply with our obligations under these agreements, or we are subject to an insolvency-related event, the licensor may have the right to terminate these agreements, in which event we would not be able to develop, market or otherwise commercialize products covered by these agreements, or change an exclusive license to a non-exclusive license, which could affect the competitive landscape for our products. Our business could significantly suffer, for example, if any current or future licenses terminate or expire, if the licensors fail to abide by the terms of the license, or if we are unable to enter into, extend rights under, or renew necessary licenses on acceptable terms.

The in-licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues, and certain provisions in intellectual property license agreements may be susceptible to multiple interpretations. Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patent and other rights to third parties;

•

our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product and technology, and what activities satisfy those diligence obligations;

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and the company;

•	our right to transfer or assign the license; and

•	the effects of termination.

The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could harm our business, financial condition and results of operations. Moreover, if disputes over intellectual property that we have licensed impose additional costs, or prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize our products or technology.

We may not be able to exercise all rights and remedies available to us, including seeking to cure any breach by us, and otherwise seek to preserve our rights under the license agreement in a timely manner, at an acceptable cost or at all.

See the sections entitled “Information About Inflection — Intellectual Property — Non-Exclusive License Agreement with the University of Colorado,” “Information About Inflection — Intellectual Property — Exclusive License Agreement with the University of Colorado,” and “Information About Inflection — Intellectual Property — Exclusive License Agreement with the University of Wisconsin” for additional information.

If we are unable to obtain and maintain patent protection for our products and technology, or if the scope of the patent protection obtained is not sufficiently broad or robust, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our products and technology may be adversely affected. Moreover, our trade secrets could be compromised, which could cause us to lose the competitive advantage resulting from these trade secrets.

Our success depends, in significant part, on our ability to obtain, maintain, enforce and defend patents and other intellectual property rights, including trade secrets, with respect to our products and technology and to operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others. We may not be able to prevent unauthorized use of our intellectual property. We rely upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties, however, our employees and consultants may not abide by their obligations under their nondisclosure and invention assignment agreements. Our trade secrets may also be compromised, which could cause us to lose the competitive advantage from such trade secrets. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our intellectual property portfolio.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States. Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, financial condition and operating results.

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our competitive position.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to those who may have patents or patent applications directed to relevant technology with an effective filing date earlier than any of our existing patents or pending patent applications, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Our intellectual property often results from the performance of complex agreements that are subject to interpretation.

We are a party to many agreements under which our employees and contractors create intellectual property. Examples include negotiated research and license agreements, government grants, and employment or consulting relationships with professors (which may incorporate university intellectual property policies by reference). Each of these types of agreements can include complex contractual provisions allocating intellectual property rights between us and our contractual counterparties. Such allocation often results from the interpretations of these provisions based on, among other factors, what funds were used, the subject matter of the intellectual property, and whether new intellectual property is derived from or reliant on one of the parties’ background rights. From time to time we may enter into discussions or, in the worst case, formal contractual disputes with our counterparties regarding the proper allocation of such rights. If our interpretation of the agreements and the operative facts were deemed incorrect, the relevant intellectual property that is the subject of the dispute could be re-allocated to the partner, converted to a joint ownership structure, or otherwise reduced in value to our business. In such case, our ability to successfully enforce our intellectual property portfolio, or even to commercialize our portfolio without having to share revenue, could be negatively impacted.

We may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards or other costs (including indemnification of third parties or costly licensing arrangements (if licenses are available at all)) and limit our ability to use certain key technologies in the future or require development of non-infringing products, services, or technologies, which could result in a significant expenditure and otherwise harm our business.

We may become subject to intellectual property disputes. Our success depends, in part, on our ability to develop and commercialize our products, services and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our products, services or technologies are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation. For example, there may be issued patents of which we are unaware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future products, services or technologies. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future products, services or technologies. Because patent applications can take years to issue and are often afforded confidentiality for some period of time there may currently be pending applications, unknown to us, that later result in issued patents that could cover our current or future products, services or technologies. Lawsuits can be time-consuming and expensive to resolve, and they divert management’s time and attention. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. Companies that have developed and are developing technology are often required to defend against litigation claims based on allegations of infringement, misappropriation or other violations of intellectual property rights. Our products, services or technologies may not be able to withstand any third-party claims against their use. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. Our patent portfolio may not be large enough to deter patent infringement claims, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant solution revenue, and therefore, our patent portfolio may provide little or no deterrence as we would not be able to assert our patents against such entities or individuals. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we may be forced to limit or stop sales of our products, services or technologies or cease business activities related to such intellectual property.

Our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations. Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, regardless of the merit of the claim or our defenses, may require us to do one or more of the following:

•	cease selling or using solutions or services that incorporate the intellectual property rights that allegedly infringe, misappropriate or violate the intellectual property of a third party;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology;

•	redesign the allegedly infringing solutions to avoid infringement, misappropriation or violation, which could be costly, time-consuming or impossible; or

•	indemnify organizations using our platform or third-party service providers.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. The occurrence of infringement claims may grow as the market for our products, services and technologies grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources.

Some of our intellectual property and in-licensed intellectual property has been conceived or developed through government-funded research and thus may be subject to federal regulations providing for certain rights for the U.S. government or imposing certain obligations on us, such as a license to the U.S. government covered by such intellectual property, “march-in” rights, certain reporting requirements and a preference for U.S.-based companies, and compliance with such regulations may limit our exclusive rights and our ability to contract with non-U.S. manufacturers.

Certain of our intellectual property rights have been generated through the use of U.S. government funding and are therefore subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980, or the Patent and Trademark Law Amendment. These U.S. government rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require the licensor to grant exclusive, partially exclusive or non-exclusive licenses to any of these inventions to a third party if it determines that: (1) adequate steps have not been taken to commercialize the invention, (2) government action is necessary to meet public health or safety needs or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions if the licensor fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture the products substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. To the extent any of our owned or licensed future intellectual property is also generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

Additional Risks Related to Ownership of the Post-Closing Company’s Common Stock Following the Business Combination and the Post-Closing Company Operating as a Public Company

An active market for the Post-Closing Company’s securities may not develop, which would adversely affect the liquidity and price of its securities.

After the closing of the business combination, the price of the Post-Closing Company’s securities may fluctuate significantly due to general market and economic conditions and forecasts, the Post-Closing Company’s general business condition and the release of its financial reports. An active trading market for the Post-Closing

Company’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

The market price of shares of the Post-Closing Company’s common stock may be volatile, which could cause the value of your investment to decline.

If you purchase shares of the Post-Closing Company’s common stock, you may not be able to resell those shares at or above the price you paid. The market price of the Post-Closing Company’s common stock may be highly volatile and may fluctuate or decline significantly in response to numerous factors, some of which are beyond our control. It is possible that an active trading market will not develop or be sustained. The securities markets have experienced and continue to experience significant volatility. Market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of the Post-Closing Company’s common stock regardless of the Post-Closing Company’s operating performance. The Post-Closing Company’s operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including:

•	changes in the industries in which the Post-Closing Company and its customers operate;

•	variations in quarterly operating results or dividends, if any, to stockholders;

•	additions or departures of key management personnel;

•	publication of research reports about the Post-Closing Company’s industry;

•	rumors and market speculation involving the Post-Closing Company or other companies in the Post-Closing Company’s industry, which may include short seller reports;

•	litigation and government investigations;

•	changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting the Post-Closing Company’s business;

•	adverse market reaction to any indebtedness incurred or securities issued in the future;

•	changes in market valuations of similar companies;

•	announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments;

•	the impact of any future bank failures, public health crises or geopolitical events such as tensions in and around Ukraine, the Middle East and other areas of the world; and

•	the impact of any of the foregoing on the Post-Closing Company’s management, employees, partners, customers, and operating results.

Furthermore, the stock markets in general have experienced extreme volatility, which has sometimes been unrelated to the operating performance of the issuer. The trading price of the Post-Closing Company common stock may be adversely affected by third parties trying to drive down or drive up the market price. Short sellers and others, some of whom post anonymously on social media, may be positioned to profit if our stock declines or otherwise exhibits volatility, and their activities can negatively affect our stock price and increase the volatility of our stock price. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against such company. Such litigation could result in substantial costs and a diversion of management’s attention and resources. See also “— Risks Related to Compliance with Law, Government Regulation and Litigation — Our business is exposed to risks associated with litigation, investigations and regulatory proceedings.”

If the Post-Closing Company’s operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of the Post-Closing Company’s common stock may decline.

In the future, the Post-Closing Company may, but is not obligated to, provide public guidance on its expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this filing. The Post-Closing Company’s actual results may not always be in line with or exceed any guidance it may provide, especially in times of economic uncertainty. Further, lengthy sales cycle may contribute to substantial fluctuations in the Post-Closing Company’s quarterly or annual operating results as significant sales can be delayed to subsequent periods. If, in the future, the Post-Closing Company’s operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if the Post-Closing Company reduces its guidance for future periods, the market price of its common stock may decline as well. There can be no assurance that the Post-Closing Company will continue to issue public guidance in the future.

Our financial results may vary significantly from quarter to quarter.

The Post-Closing Company expects revenue and operating results to vary from quarter to quarter. The Post-Closing Company may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. The Post-Closing Company may also incur additional expenses when contracts are terminated or expire and are not renewed. The Post-Closing Company may also incur additional expenses when customers are newly acquired. Additionally, payments due to the Post-Closing Company from our customers may be delayed for a variety of reasons, and these delays could cause significant fluctuations from quarter to quarter.

Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:

•	the terms of customer contracts that affect the timing of revenue recognition;

•	labor availability and costs for hourly and management personnel;

•	profitability of the Post-Closing Company’s products, especially in new markets;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	size and scope of the Post-Closing Company’s revenue arrangements with its customers;

•	negative publicity relating to the Post-Closing Company’s products;

•	changes in customer preferences and competitive conditions;

•	the loss of strategic relationships or existing contracts with any customer;

•	lengthy customer sales cycle, leading to difficulty in forecasting the timing of purchasing decisions;

•	expansion to new markets; and

•	fluctuations in commodity prices.

Significant fluctuations in our operating results for a particular quarter could cause the Post-Closing Company to fall out of compliance with the financial covenants related to our debt, which if not waived, could restrict our access to capital and cause us to take extreme measures to pay down the debt, if any.

Short sellers may engage in manipulative activity intended to drive down the market price of the Post-Closing Company’s common stock, which could also result in related regulatory and governmental scrutiny, among other effects.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of later buying lower priced identical securities to return to the lender. Accordingly, it is in the interest of a short seller of the Post-Closing Company’s common stock for the price to decline. At any time, short sellers may publish, or arrange for the publication of, opinions or characterizations that are intended to create negative market momentum. Issuers, like the Post-Closing Company, whose securities have historically had limited trading history or volumes and/or have been susceptible to relatively high volatility levels can be vulnerable to such short seller attacks. Short selling reports can cause increased volatility in an issuer’s stock price, and result in regulatory and governmental inquiries. A short seller report about the Post-Closing Company could result in an inquiry or formal investigation from a governmental organization or other regulatory body, including any inquiry from the SEC or the U.S. Department of Justice, which could result in a material diversion of the Post-Closing Company’s management’s time and could have a material adverse effect on its business and results of operations.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the business combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that CCX is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on CCX as compared to other public companies because Infleqtion is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Infleqtion as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the Post-Closing Company after the business combination. If the Post-Closing Company is not able to implement the requirements of Section 404, including any additional requirements once the Post-Closing Company is no longer an emerging growth company, in a timely manner or with adequate compliance, the Post-Closing Company may not be able to assess whether internal controls over financial reporting are effective, which may subject the Post-Closing Company to adverse regulatory consequences and could harm investor confidence and the market price of the Post-Closing Company’s common stock.

If securities or industry analysts do not publish research or reports about the Post-Closing Company’s business or publish negative reports about its business, the Post-Closing Company’s share price and trading volume could decline.

The trading market for the Post-Closing Company’s common stock will depend on the research and reports that securities or industry analysts publish about the Post-Closing Company and its business. The Post-Closing Company does not have any analyst coverage and may not obtain analyst coverage in the future. In the event the Post-Closing Company obtains analyst coverage, it will not have any control over such analysts. The market price of the Post-Closing Company’s common stock could decline if its actual results do not match the analysts’ projections. If one or more of the analysts who cover the Post-Closing Company downgrade its shares or change their opinion of its common stock, the Post-Closing Company’s share price would likely decline. If one or more of these analysts cease coverage of the Post-Closing Company or fail to regularly publish reports on the Post-Closing Company, it could lose visibility in the financial markets, which could cause its share price or trading volume to decline.

The Post-Closing Company does not intend to pay cash dividends for the foreseeable future.

Infleqtion has never declared or paid cash dividends on its capital stock, and it does not anticipate paying any cash dividends in the foreseeable future. Additionally, following the business combination, the Post-Closing Company currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of the Post-Closing Company’s Board, subject to applicable laws. It will depend on a number of factors, including the Post-Closing Company’s financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions and other factors that the Post-Closing Company Board may deem relevant. In addition, the ability to pay cash dividends may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on the Post-Closing Company’s common stock. As a result, stockholders may not receive any return on an investment in the Post-Closing Company’s common stock unless they sell their shares for a price greater than what they paid for them.

The provisions of the Proposed Certificate of Incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against our directors and officers, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable.

The Post-Closing Company’s proposed certificate of incorporation (the “Proposed Certificate of Incorporation”) provides that, to the fullest extent permitted by law, and unless the Post-Closing Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom will be the sole and exclusive forum for (i) any derivative claim or cause of action brought on behalf of the Post-Closing Company, (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Post-Closing Company to the Post-Closing Company or the Post-Closing Company’s stockholders, (iii) any claim or cause of action against the Post-Closing Company or any current or former director, officer or other employee of the Post-Closing Company arising out of or pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Post-Closing Company’s proposed bylaws (the “Proposed Bylaws”), as either may be amended from time to time, (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or Proposed Bylaws, as either may be amended from time to time, (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (vi) any claim or cause of action against the Post-Closing Company or any current or former director, officer or other employee of the Post-Closing Company governed by the internal affairs doctrine or otherwise related to the Post-Closing Company’s internal affairs. The Proposed Certificate of Incorporation also provides that, unless the Post-Closing Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder, including all causes of action asserted against any defendant to such complaint. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Post-Closing Company, its officers and directors, the underwriter for any offering giving rise to such complaint and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

These provisions may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against directors and officers of the Post-Closing Company, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against the Post-Closing Company, a court could find the choice of forum provisions contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in such action.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Following the business combination, the Post-Closing Company is expected to be an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent the Post-Closing Company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make the Post-Closing Company’s securities less attractive to investors and may make it more difficult to compare the Post-Closing Company’s performance with other public companies.

Following the business combination, the Post-Closing Company is expected to be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and the Post-Closing Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Post-Closing Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, the Post-Closing Company’s stockholders may not have access to certain information they may deem important. Neither CCX nor Infleqtion can predict whether investors will find the Post-Closing Company’s securities less attractive because the Post-Closing Company will rely on these exemptions. If some investors find the Post-Closing Company’s securities less attractive as a result of its reliance on these exemptions, the trading prices of the Post-Closing Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the securities and the trading prices of the Post-Closing Company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. CCX has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Post-Closing Company as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Post-Closing Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

If the Post-Closing Company ceases to be an emerging growth company, the Post-Closing Company will no longer be able to take advantage of certain exemptions from reporting, and, absent other exemptions or relief available from the SEC, the Post-Closing Company will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. The Post-Closing Company will incur additional expenses in connection with such compliance and the Post-Closing Company’s management will need to devote additional time and effort to implement and comply with such requirements.

Additionally, after the business combination, the Post-Closing Company is expected to be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Post-Closing Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the Post-Closing Company’s common stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) the Post-Closing Company’s annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of the Post-Closing Company’s common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent the Post-Closing Company takes advantage of such reduced disclosure obligations, it may also make comparison of the Post-Closing Company’s financial statements with other public companies difficult or impossible.

If a significant number of CCX Class A Ordinary Shares are elected to be redeemed in connection with the business combination, the stock ownership of the combined company will be highly concentrated, which will reduce the public “float” and may have a depressive effect on the market price of the common stock of the combined company.

If a significant number of CCX Class A Ordinary Shares are elected to be redeemed in connection with the business combination, the stock ownership of the combined company will be highly concentrated within a small number of existing CCX shareholders. This will reduce the public “float” and may have a depressive and volatile effect on the market price of the common stock of the combined company when demand for the Post-Closing Company’s stock changes.

There is no guarantee that the decision by any CCX public shareholders to not redeem their CCX public shares will put such shareholders in a better future economic position and such shareholders will experience immediate dilution as a result of the issuance of Post-Closing Company common stock as consideration in connection with the business combination, as well as from the PIPE Investment.

If a CCX public shareholder decides not to redeem their CCX public shares and elects to continue as a holder of the Post-Closing Company common stock following the completion of the business combination, CCX cannot assure you as to the price at which CCX public shareholders may be able to sell the shares of Post-Closing Company common stock in the future. Certain events following the consummation of the business combination may cause a decrease in the Post-Closing Company common stock price over time, and a decision not to redeem CCX public shares may ultimately result in a lower value realized by a CCX public shareholder relative to a decision to redeem in connection with the completion of the business combination. Specifically, if a CCX public shareholder does not redeem their shares, such shareholder will bear the risk of ownership of Post-Closing Company common stock after the consummation of the business combination, and there can be no assurance that a shareholder will be able sell their shares of Post-Closing Company common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A CCX public shareholder should consult his, her, or its own tax or financial advisor for assistance on how this may affect its individual situation.

Upon the business combination, the percentage ownership of Post-Closing Company by CCX public shareholders who do not redeem their CCX public shares will be diluted as a result of the issuance of Post-Closing Company common stock as consideration in connection with the business combination. If any of the CCX public shareholders exercise their redemption rights, the percentage of shares of Post-Closing Company common stock held by the former CCX public shareholders will decrease and the percentages of outstanding Post-Closing Company common stock held by the Sponsor and Infleqtion stockholders will increase, in each case, relative to the percentage held if none of the CCX public shares are redeemed. CCX public shareholders who elect not to redeem will also be diluted by PIPE Investment, the price per share of which ($10.00) is below the market price of CCX public shares as of January 13, 2026 ($18.06)

Following the Closing, Post-Closing Company warrants will become exercisable for Post-Closing Company common stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to Post-Closing Company shareholders.

Following the Closing, there will be 10,425,000 outstanding Post-Closing Company warrants to purchase one share of Post-Closing Company common stock for an aggregate of 2,606,250 Post-Closing Company common stock at an exercise price of $11.50 per share, which Post-Closing Company warrants will become exercisable 30 days after the completion of the business combination. To the extent such Post-Closing Company warrants are exercised, additional shares of Post-Closing Company common stock will be issued, which will result in dilution to the holders of Post-Closing Company common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such may be exercised could adversely affect the market price of Post-Closing Company common stock.

Subsequent to the consummation of the business combination, the Post-Closing Company may issue additional shares of common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to its stockholders.

The Post-Closing Company may issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, capital-raising initiatives, future investments and acquisitions, or repayment of outstanding indebtedness, in most cases without stockholder approval.

In addition, pursuant to the Incentive Plan and the ESPP, the Post-Closing Company expects to issue additional shares of common stock, or securities exercisable for shares of common stock. Once shares are issued pursuant to the Incentive Plan and the ESPP, those shares will become eligible for sale in the public market, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 13% of the fully diluted, and as converted, outstanding Post-Closing Company common stock immediately following consummation of the business combination are expected to be reserved for future issuance under the Incentive Plan. A total number of shares representing two percent of the fully diluted, and as converted, outstanding Post-Closing Company stock immediately following the consummation of the business combination are expected to be reserved for future issuance under the ESPP. The Post-Closing Company expects to file one or more registration statements on Form S-8 under the Securities Act to register shares of common stock or securities convertible into or exchangeable for the Post-Closing Company’s issued common stock pursuant to the Incentive Plan and the ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	existing stockholders’ proportionate ownership interest will decrease;

•	the number of shares eligible for resale in the public market will increase;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each share of previously outstanding common stock may be diminished; and

•	the market price of the Post-Closing Company’s common stock may decline.

Market values of growth-oriented companies like ours, particularly companies that entered into business combination agreements with SPACs, have at times been affected by adverse economic and market forces which may induce downward pressure on the price and trading volume of the Post-Closing Company common stock.

In recent years, there have been fluctuations in the valuation of growth-oriented companies, particularly those that entered into business combination agreements with SPACs. Inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, CCX’s securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the trust account. If there are substantial redemptions, there will be a lower float of CCX’s common stock outstanding, which may cause further volatility in the price of our securities and adversely impact the Post-Closing Company’s ability to secure financing following the Closing.

Infleqtion and CCX will incur significant transaction costs, which could be higher than currently anticipated, and these transaction costs add risk to the Post-Closing Company’s ability to be a going concern and/or act on the Post-Closing Company’s business plan.

Both CCX and Infleqtion have incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Transactions. All expenses incurred in connection with the Transactions, including all legal, and other fees, expenses, and costs, will be for the account of the party incurring such fees, expenses, and costs. Aggregate transaction expenses for Infleqtion and CCX as a result of the Transactions are currently estimated to be approximately $35 million.

General Risk Factors

Our employees and independent contractors may engage in misconduct or other improper activities, which could have an adverse effect on our business, prospects, financial condition and operating results.

We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our business, prospects, financial condition and operating results.

Investments in us may be subject to regulations governing direct and indirect foreign acquisitions of and investments in U.S. businesses. If applicable, such regulations may impose conditions or limitations on a foreign investor’s ownership of and rights with respect to Infleqtion (including, but not limited to, limits on an investor’s total ownership interest in and/or information and governance rights with respect to Infleqtion).

Certain transactions that involve the acquisition of or investment in a U.S. business by a non-U.S. buyer or investor may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial foreign ownership interest and the nature of any information or governance rights afforded to a foreign shareholder.

For example, all investments that could result in foreign “control” of a U.S. business as that term is defined in the relevant regulations are subject to CFIUS jurisdiction. Foreign investments in U.S. businesses that have a qualifying nexus to “critical technology,” “critical infrastructure,” or “sensitive personal data” are subject to a lower CFIUS jurisdiction threshold that is triggered when a foreign investor will not “control” the U.S. business, but will be afforded certain information or governance rights, including board representation or observer rights, access to certain nonpublic technical information, or the right to involvement in certain company decision making. When CFIUS has jurisdiction to review a foreign investment transaction involving a U.S. business that produces, develops, tests, manufactures or designs “critical technology,” such transaction may trigger a mandatory pre-closing CFIUS filing requirement.

Outside the United States, other countries are expanding their own foreign direct investment (“FDI”) regimes, pursuant to which investments in and transactions with companies that have a qualifying presence outside of the United States may be subject to review by non-U.S. FDI regulators. Any regulatory review of an investment or other transaction by CFIUS or other FDI regulator may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS and other FDI regulatory regimes are evolving. In the event CFIUS or another FDI regulator wishes to review one or more proposed or completed transactions between Infleqtion and a foreign counterparty, there can be no assurances that such foreign counterparty will be able to maintain or proceed with such transaction on terms acceptable to such counterparty. With respect to Infleqtion, CFIUS or other FDI regulators may exercise jurisdiction over such transactions and may seek to prohibit, unwind, or impose limitations or restrictions thereon. Should CFIUS or other FDI regulator determine that a transaction with a foreign counterparty violated relevant regulations, the parties thereto could face a financial penalty.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

Following the completion of the business combination, as a public company, the Post-Closing Company will be required to evaluate and determine the effectiveness of internal control over financial reporting. Neither we nor our independent registered public accounting firm were required to, and therefore did not, perform an evaluation of the effectiveness of our internal control over financial reporting as of or for any period included in our financial statements included herein, nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act. However, in connection with the preparation of our financial statements, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified pertained to:

•	we do not have sufficient information technology capabilities to facilitate proper segregation of duties over the review of journal entries;

•	we did not have sufficient resources to perform effective risk assessment, maintain effective internal controls over the review of accounting transactions; and

•	we did not design and maintain effective monitoring controls at a sufficient level of precision over the accounting performed by our UK subsidiary or our system of record over equity transactions.

To date, we have taken the following steps to begin to remediate these material weaknesses:

•	we replaced our accounting software with one that is more robust and suitable for a publicly reporting company;

•	we began the design and implementation of controls related to restricting user and privileged access to appropriate personnel, including as it relates to segregation of duties;

•	we consulted with experts on technical accounting matters, internal controls and in the preparation of our financial statements;

•	we began implementing a risk assessment process and enhancing controls to ensure proper oversight over accounting related to significant accounts and transactions including at our UK subsidiary; and

•	we commenced a process of hiring additional accounting and finance resources with relevant public company experience.

There can be no assurances that the actions we have taken to remediate these material weaknesses will be effective now or in the future. These material weaknesses will not be considered remediated until management completes the design and implementation of the measures described above and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. This remediation process, including testing the effectiveness of the remediation efforts, may extend into 2026. Additionally, there can be no assurance that we have identified all, or that we will not in the future identify additional material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act.

The process of designing and implementing internal control over financial reporting required to comply with the disclosure and attestation requirements of Section 404 of the Sarbanes-Oxley Act will be time-consuming and costly. If during the evaluation and testing process we identify, and following the completion of the business combination, the Post-Closing Company identifies, additional material weaknesses in our internal control over financial reporting or determines that existing material weaknesses have not been remediated, our management will be unable to assert that our internal control over financial reporting is effective. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our auditors are unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of the Post-Closing Company’s common stock could be adversely affected and we could become subject to litigation or investigations by NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of our business or information systems resulting from these events could materially and adversely affect our business, financial condition and results of operations.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events (such as the outbreak of the COVID-19 pandemic), could materially and adversely affect our business, financial condition and results of operations. In addition, natural disasters, acts of terrorism or war, including the ongoing geopolitical tensions related to Russia’s actions in Ukraine and the conflicts in the Middle East, could cause disruptions in our remaining operations, our or our partners’ businesses, our suppliers’ or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man-made problems, such as power disruptions, could adversely affect our business. To the extent that any such disruptions result in development or commercialization delays or impede our partners’ and suppliers’ ability to timely deliver product components, or the deployment of our products, this could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Our Organizational Structure Following the Business Combination

We have incurred and will continue to incur significant expenses and administrative burdens as a public company, which may adversely affect our business, prospects, financial condition, and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Exchange Act, Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, as well as the Public Company Accounting Oversight Board and the stock exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify additional material weaknesses or significant deficiencies in the internal control over financial reporting), we may incur additional costs rectifying those issues, and the existence of those issues may adversely affect our reputation or investor perceptions of it.

Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. For example, the rules and regulations governing public companies will likely make it more difficult and more expensive for the Post-Closing Company to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for the Post-Closing Company to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. To the extent necessary to supplement our internal personnel with professional advisors, such costs may be significantly increased. These increased costs will require us to divert a significant amount of money that may otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, resulting in further increased costs.

The Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the exclusive forum for certain types of actions and proceedings, and the federal district courts as the exclusive forum for Securities Act claims, which could limit stockholders’ ability to choose the judicial forum for disputes with the Post-Closing Company or its directors, officers, stockholders or employees.

The Proposed Certificate of Incorporation will provide that, unless the Post-Closing Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the U.S. District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

•	any derivative action, suit or proceeding brought on behalf of the Post-Closing Company;

•

any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Post-Closing Company to the Post-Closing Company or its stockholders;

•	any action, suit or proceeding arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended from time to time); or

•	any action, suit or proceeding asserting a claim governed by the internal affairs doctrine.

Nothing in the Proposed Certificate of Incorporation will preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court, subject to applicable law. The Proposed Certificate of Incorporation will also provide that, to the fullest extent permitted by law, the federal district courts of the United States will be the sole and exclusive forum for the resolutions of any complaint asserting a cause or causes of action arising under the Securities Act.

Any person or entity purchasing, holding or otherwise acquiring any interest in any of the securities of the Post-Closing Company will be deemed to have notice of and consented to the provisions of the Proposed Certificate of Incorporation described in the preceding paragraphs. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Post-Closing Company or its directors, officers, stockholder or other employees, which may discourage lawsuits against the Post-Closing Company and its directors, officers, stockholders and other employees. The enforceability of similar exclusive-forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Proposed Certificate of Incorporation is inapplicable or unenforceable. We also note that stockholders cannot waive compliance (or consent to noncompliance) with the federal securities laws and the rules and regulations thereunder. If a court were to find these exclusive-forum provisions to be inapplicable or unenforceable in an action, the Post-Closing Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Our business and operations could be negatively affected if we become subject to litigation, including any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business and cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses, and uncertainties of litigation, from time to time, we may settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

Furthermore, in the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Post-Closing Company common stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Board’s attention and resources from our business, which may adversely affect our business, financial condition and results of operations. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. We may also be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters.

Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Securities of companies formed through mergers such as the business combination may experience a material decline in price relative to the share price of the CCX public shares prior to the business combination.

As with most initial public offerings of special purpose acquisition companies (each, a “SPAC”) in recent years, CCX issued shares as part of the CCX Units for $10.00 per unit upon the closing of its IPO. As with other SPACs, the $10.00 per unit price of CCX reflected each share having a right to redeem such share for a pro rata portion of the proceeds held in the trust account prior to the Closing and certain other events. Following the IPO the proceeds held in the trust account were initially equal to approximately $10.0 per share, and as of January 13, 2026 were equal to approximately $10.25 per share. Following the Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than both the redemption price and the amount per share initially held in the trust account upon consummation of the IPO.

Provisions contained in the Proposed Certificate of Incorporation, the Proposed Bylaws and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of the Post-Closing Company’s stock.

The Proposed Certificate of Incorporation, the Proposed Bylaws and Delaware law contain provisions that could delay or prevent a change in control of the Post-Closing Company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These include:

•	providing that the Post-Closing Company’s board of directors will be classified into three classes of directors with staggered three-year terms;

•	allowing stockholders to remove directors only for cause;

•

providing that authorized number of directors may be fixed only by resolution of the Post-Closing Company’s board of directors acting pursuant to a resolution adopted by a majority of the total number of authorized directorships (regardless of vacancies or unfilled seats, the “Whole Board”);

•	providing that vacancies on the Post-Closing Company’s Board of Directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	authorizing the Board of Directors to adopt or amend bylaws;

•	prohibiting cumulative voting in the election of directors;

•	eliminating stockholders’ ability to act via written consent;

•	providing that a special meeting of stockholders may only be called by the Chairperson, Chief Executive Officer, President or the Board of Directors acting pursuant to a resolution of the Whole Board;

•	requiring advance notification of stockholder nominations and proposals;

•	limiting the liability of, and providing for the indemnification of, the Post-Closing Company’s directors;

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requiring the consent of the Board of Directors acting pursuant to a resolution of the Whole Board and the affirmative vote of 66-2/3% of the voting power of the then outstanding voting securities to amend or repeal certain of the foregoing provisions; and

•	authorizing the Post-Closing Company’s Board of Directors to issue preferred stock with voting or other rights or preferences that could discourage a takeover attempt or delay changes in control.

These provisions may frustrate or prevent any attempts by the Post-Closing Company’s stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of the Post-Closing Company’s Board of Directors, which is responsible for appointing the members of the Post-Closing Company’s management. In addition, the provisions of Section 203 of the DGCL govern the Post-Closing Company. These provisions may prohibit large stockholders, in particular those owning 15% or more of the Post-Closing Company’s outstanding voting stock, from merging or combining with the Post-Closing Company for a certain period of time without the consent of its Board of Directors unless certain provisions are met.

These and other provisions in the Proposed Certificate of Incorporation and Proposed Bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of the Post-Closing Company common stock and result in the market price of the Post-Closing Company’s common stock being lower than it would be without these provisions.

Claims for indemnification by the Post-Closing Company’s directors and officers may reduce the Post-Closing Company’s available funds to satisfy successful third-party claims against the Post-Closing Company and may reduce the amount of money available to the Post-Closing Company.

The Proposed Certificate of Incorporation and Proposed Bylaws provide that the Post-Closing Company will indemnify the Post-Closing Company’s directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, the Proposed Bylaws and the indemnification agreements that the Post-Closing Company entered into with the Post-Closing Company’s directors and officers provide that:

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the Post-Closing Company will indemnify the Post-Closing Company’s directors and officers for serving in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	the Post-Closing Company may, in the Post-Closing Company’s discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

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the Post-Closing Company will be required to advance expenses, as incurred, to the Post-Closing Company’s directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

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the Post-Closing Company will not be obligated pursuant to the Proposed Bylaws to indemnify a person with respect to proceedings initiated by that person against the Post-Closing Company or the Post-Closing Company’s other indemnitees, except with respect to proceedings authorized by the Post-Closing Company’s Board of Directors or brought to enforce a right to indemnification;

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the rights conferred in the Proposed Bylaws are not exclusive, and the Post-Closing Company are authorized to enter into indemnification agreements with the Post-Closing Company’s directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	the Post-Closing Company may not retroactively amend the Proposed Bylaws provisions to reduce the Post-Closing Company’s indemnification obligations to directors, officers, employees and agents.

Future resales of common stock may cause the market price of the Post-Closing Company’s securities to drop significantly, even if the Post-Closing Company’s business is doing well.

Sales of a substantial number of shares of Post-Closing Company common stock in the public market could occur. Following the Closing, the Post-Closing Company will have an estimated 214,924,772 shares of common stock outstanding assuming the No Redemptions Sceinario. If the Post-Closing Company’s stockholders sell, or the market perceives that the Post-Closing Company’s stockholders intend to sell, substantial amounts of Post-Closing Company common stock in the public market, the market price of the Post-Closing Company’s stock could decline significantly. Following the business combination, the Sponsor, the Insiders and former securityholders of Infleqtion have agreed not to transfer their respective shares for a period of 180 days following the Closing Date; however, such transfer restrictions terminate as of the Lockup Release Trigger Event. Additionally, the PIPE Investors will not be restricted from selling any of their shares of the Post-Closing Company’s common stock following the Closing of the business combination, other than by applicable securities laws.

The PIPE Investors, and, once such securities are released from lock-up restrictions, the applicable stockholders will not be restricted from selling shares of the Post-Closing Company common stock held by them, other than by applicable securities laws. Sales of a substantial number of shares of the Post-Closing Company’s common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Post-Closing Company’s common stock.

As restrictions on resale end, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Post-Closing Company’s share price or the market price of the Post-Closing Company’s common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Moreover, following the Closing, the Registration Rights Agreement will obligate the Post-Closing Company to file one or more registration statements with the SEC for the registration for resale of certain securities held by the Sponsor and certain of the Post-Closing Company’s significant stockholders. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of the Post-Closing Company’s common stock could decline.

Future issuances of debt securities and equity or equity-linked securities may adversely affect the market price of the Post-Closing Company’s common stock and may be dilutive to existing stockholders.

In the future, the Post-Closing Company may incur debt or issue equity ranking senior to CCX’s common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that the Post-Closing Company issues in the future may have rights, preferences and privileges more favorable than those of the CCX’s common stock. Because the Post-Closing Company’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond the Post-Closing Company’s control, the Post-Closing Company cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of the Post-Closing Company’s common stock and be dilutive to existing stockholders.

The Post-Closing Company’s failure to meet the continued listing requirements of NYSE could result in a delisting of The Post-Closing Company’s securities.

If the Post-Closing Company fails to satisfy the continued listing requirements of NYSE, such as NYSE’s requirements with respect to corporate governance or the minimum closing bid price, NYSE may take steps to delist the Post-Closing Company’s securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, the Post-Closing Company can provide no assurance that any action taken by the Post-Closing Company to restore compliance with listing requirements would allow the Post-Closing Company’s securities to become listed again, stabilize the market price or improve the liquidity of the Post-Closing Company’s securities, prevent the Post-Closing Company’s securities from dropping below the NYSE minimum bid price requirement or prevent future non-compliance with NYSE’s listing requirements. Additionally, if the Post-Closing Company’s securities are not listed on, or become delisted from, NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the Post-Closing Company’s securities may be more limited than if the Post-Closing Company was quoted or listed on NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Macroeconomic Risks Relating to Our Business

Uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, financial condition, results of operations and cash flows.

Our results of operations could be materially affected by economic and political conditions in the United States and internationally, including inflation, deflation, interest rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions. Potential customers may delay or decrease spending as their business and budgets are impacted by economic conditions. The inability of potential customers to pay us for our services may adversely affect our earnings and cash flows.

Further, the ongoing military conflict in Ukraine and the resulting sanctions and related countermeasures by North Atlantic Treaty Organization (“NATO”) states, the United States and other countries have led to, and are likely to lead to additional, market disruptions, including significant volatility in commodity prices, credit, and capital markets, as well as supply chain interruptions for equipment, which could have an adverse impact on our operations and financial performance. Global supply chain disruptions have increasingly affected both the availability and cost of materials, component manufacturing and deliveries. Disruptions such as military conflicts, sanctions, and other countermeasures between nations, as well as any escalation in tension between nations, may result in delays in equipment deliveries and cost escalations that could adversely affect our business prospects, financial condition, results of operations and cash flows.

Our deployment cost estimates are highly sensitive to a range of economic factors, and our ability to control or manage our costs may be limited.

Capital and operating costs for the foreseeable future, are difficult to project, inherently variable and are subject to significant change based on a variety of factors including regulatory oversight, operating agreements, supply chain availability, inflation and other factors. Opportunities for cost reductions in quantum cores, logical qubits and other quantum computing and sensing products are similarly uncertain. While we believe our cost estimates are reasonable, they may increase significantly through design maturity, when accounting for supply chain availability or as a result of other factors. To the extent cost reductions in these areas are not achieved within the expected timeframe or magnitude, our products, may not be cost competitive with alternative technologies, which may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows and could harm our reputation.

Risks Relating to Compliance with Law, Government Regulation and Litigation

Our operations and business plans could be significantly impacted by changes in federal, state, and local government policies and priorities.

The current environment of bipartisan political support of quantum computing at the U.S. federal level could change. Changes in support, in policies, or in priorities by the legislative or executive branch could have impacts on the leadership at the U.S. Department of Energy, the U.S. Department of War or any other federal agency which affects policy and demand related to quantum computing. Each of these agencies themselves may experience changes in policies and priorities which impact our operations and business plans. Federal, state, and local policies and priorities could affect regulatory oversight, supply chain availability, tax and other financial incentives or costs, availability of financing, labor force initiatives or restrictions, and many other possible areas.

Additionally, changes in federal, state, or local government policies and priorities can impact our operations. These could include changes in interpretations of regulatory requirements, increased inspection or enforcement activities, changes in budgetary priorities, changes in tax laws and regulations and other government actions or inaction. Any of these local, state, and federal agencies may have the authority to impose civil penalties and additional requirements, which could adversely affect our results of operations.

Risks Related to CCX, the Domestication and the Business Combination

The consummation of the proposed business combination is subject to a number of conditions and, if those conditions are not satisfied or waived, the definitive agreements relating to the proposed business combination, including the Merger Agreement, may be terminated in accordance with such definitive agreement’s terms and the proposed business combination may not be completed.

The proposed business combination is subject to certain conditions as outlined in the Merger Agreement. If the conditions are not met, there is a risk that the business combination may not occur as planned. Even if the Merger Agreement is approved by the shareholders of CCX, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the proposed business combination. CCX does not control the satisfaction of all such conditions. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, please see the section entitled “Proposal No. 1 — The

Business Combination Proposal — Certain Agreements Related to the Business Combination — Merger Agreement — Conditions to Closing General Conditions.” If the closing conditions are not satisfied or waived, the proposed business combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause CCX and Infleqtion to each lose some or all of the intended benefits of the proposed business combination and this could have a significant material impact for each of our businesses.

The ability of CCX’s shareholders to exercise redemption rights with respect to a large number of outstanding CCX public shares may prevent CCX from completing the proposed business combination or optimizing its capital structure.

CCX does not know how many CCX public shareholders will ultimately exercise their redemption rights in connection with the business combination.

As such, the business combination is structured based on certain assumptions as to the number of shares that will be submitted for redemption. If a higher number of shares are ultimately submitted for redemption, including as a result of an extension of the combination period, if any, CCX may need to restructure the transaction to reserve a greater portion of the cash in the trust account or arrange for additional third-party financing. As of September 30, 2025, there was $419,552,466 in the trust account.

The Merger Agreement provides that the consummation the business combination is conditioned upon CCX having at least $100 million of Available SPAC Closing Cash. There can be no assurances that CCX will be able to retain all of the cash in the trust account.

Raising additional financing, or increasing the equity portion of the aggregate consideration to be paid to Infleqtion equityholders, in either case, if so authorized by Infleqtion, may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. These considerations may limit CCX’s ability to complete the business combination or optimize the Post-Closing Company’s capital structure.

CCX’s Sponsor and the Insiders have agreed to vote in favor of the business combination, regardless of how CCX’s public shareholders vote.

CCX’s Sponsor and Insiders have agreed (and their permitted transferees will agree) to vote any CCX Founder Shares and any public shares held by them in favor of CCX’s initial business combination. As a result, in addition to the CCX Founder Shares and CCX private placement shares held by such holders, CCX would need 15,375,001, or 37.14%, of the 41,400,000 CCX public shares sold in the CCX IPO that remain outstanding to be voted in favor of a transaction (assuming all issued and outstanding shares are voted) in order to have such initial business combination approved. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if CCX’s initial shareholders and their permitted transferees agreed to vote their CCX Founder Shares and CCX private placement shares in accordance with the majority of the votes cast by CCX’s public shareholders.

The Sponsor, certain members of the CCX Board and certain CCX officers have interests in the business combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus.

In considering the recommendation of the CCX Board to vote in favor of approval of the business combination proposal and the other proposals, CCX shareholders should keep in mind that the Sponsor and the Insiders have interests in such proposals that are different from, or in addition to, the interests of CCX shareholders generally. In particular:

•	If the Transactions or another business combination are not consummated by the end of the completion window, CCX will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding CCX public shares for cash and, subject to the approval of its remaining shareholders and the CCX Board, dissolving and liquidating, and subject in each case to CCX’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,350,000 CCX Founder Shares held by the Sponsor will become worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $186,921,000 based upon the closing price of $18.06 per share on Nasdaq on January 13, 2026, the record date of the extraordinary general meeting. 1,500,000 of CCX Founder Shares are subject to certain time and performance-based vesting provisions as described under “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”

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The Sponsor purchased an aggregate of 300,000 CCX private placement units, generating gross proceeds of $3,000,000 ($10.00 per CCX private placement unit), simultaneously with the consummation of the CCX IPO. Of the proceeds from the sale of the CCX private placement units, $286,500 was added to the proceeds from the CCX IPO held in the trust account. The CCX private placement shares had an aggregate market value of approximately $5,418,000 based upon the closing price of $18.06 per share on Nasdaq on January 13, 2026, the record date for the extraordinary general meeting.

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Michael Klein, a director of CCX, and the controlling shareholder of M. Klein Associates, Inc., which is the managing member of the Sponsor, may be deemed to beneficially own the securities of CCX owned by Sponsor. For more information about CCX’s officers’ and directors’ economic interests in the Transactions, see the section entitled “Beneficial Ownership of Securities.”

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If CCX is unable to complete a business combination within the completion window, its executive officers will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CCX for services rendered or contracted for or products sold to CCX. If CCX consummates a business combination, on the other hand, CCX will be liable for all such claims.

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The Sponsor and the Insiders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Transactions rather than liquidate (in which case the Sponsor would lose its entire investment), even if Infleqtion is a less favorable target company or the terms of the Transactions are less favorable to CCX shareholders than an alternative transaction.

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The Sponsor has invested an aggregate of $3,025,000 (consisting of $3,000,000 for CCX private placement units and $25,000 for the CCX Founder Shares), which means the Sponsor, following the Transactions, may experience a positive rate of return on their investment, even if other CCX shareholders experience a negative rate of return on their investment.

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The Sponsor (including its representatives and affiliates) and CCX’s directors and officers presently have, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of such officers or directors become aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. The CCX current articles of association provides that, to the fullest extent permitted by law: (1) no individual serving as a director or an officer, among other persons, shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CCX, and (2) CCX renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and CCX, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. CCX does not believe that the fiduciary duties or contractual obligations of its officers or directors will materially affect CCX’s ability to complete the initial business combination.

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CCX’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CCX’s behalf, such as identifying and investigating possible business targets and business combinations. As of the date of this proxy statement/prospectus, no such reimbursement is contemplated. However, if CCX fails to consummate a business combination within the completion window, they will not have any claim against the trust account for any reimbursement. Accordingly, CCX may not be able to reimburse expenses, if any, if the Transactions or another business combination are not completed within the completion window.

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The continued indemnification of current directors and officers and the continuation of the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”).

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Effective upon the Closing, the Post-Closing Company and M. Klein & Company, an affiliate of the Sponsor, through its affiliate, The Klein Group, LLC (the “Advisor”), entered into an advisory agreement (the “Advisory Agreement”), pursuant to which, Advisor will provide financial advisory, strategic consulting, and business development services to the Post-Closing Company. The Advisory Agreement has an initial term of two (2) years and is renewable for an additional one-year term upon mutual agreement of the parties. The Advisory Agreement provides (i) for payments from the Post-Closing Company to Advisor of a fixed cash retainer fee of $250,000 per quarter, and (ii) that in the event the Post-Closing Company undertakes (a) any merger, acquisition or other strategic transaction, or (b) any capital-markets financing (including an issuance of equity, debt or convertible securities in U.S. markets), the Post-Closing Company shall consider in good faith retaining the Advisor as a financial advisor for that transaction, in each case with such engagement to be covered by a separate agreement between the Post-Closing Company and Advisor, including mutually agreed frees and other terms.

The personal and financial interests of CCX’s officers and directors may have influenced their motivation in identifying and selecting Infleqtion, completing a business combination with Infleqtion and may influence their operation of the Post-Closing Company following the business combination.

The CCX Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions, in reaching the determination that the Transactions were advisable and fair to, and in the best interests of, CCX and its shareholders, and in recommending to the CCX shareholders that they vote “FOR” the proposals presented at the extraordinary general meeting.

Prior to the Closing, Nasdaq or, after the Closing, Nasdaq may delist CCX Class A Ordinary Shares or NYSE may delist Post-Closing Company common stock, as applicable, from trading on its exchange, which could limit investors’ ability to transact in CCX’s securities and subject CCX to additional trading restrictions.

CCX Class A Ordinary Shares are currently listed on the Nasdaq. CCX cannot assure you that CCX Class A Ordinary Shares will continue to be listed on the Nasdaq in the future and prior to the business combination. In order to continue listing CCX Class A Ordinary Shares on the Nasdaq prior to the business combination, CCX must maintain certain financial, distribution and stock price levels. Our continued eligibility for listing may depend on, among other things, the number of public shares that are redeemed in connection with the Transactions. There can be no assurance that the Post-Closing Company will be able to comply with the continued listing standards of NYSE following the business combination. It is possible that the Post-Closing Company’s securities will cease to meet NYSE listing requirements following the business combination. If, after the business combination, NYSE delists Post-Closing Company common stock from trading on its exchange for and the Post-Closing Company is unable to list such securities on another national securities exchange, CCX expects such securities could be quoted on an over-the-counter market. If this were to occur, the Post-Closing Company and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for the Post-Closing Company’s securities;

•	reduced liquidity for the Post-Closing Company’s securities;

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a determination that Post-Closing Company common stock is a “penny stock” which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Post-Closing Company’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because CCX Class A Ordinary Shares are listed on Nasdaq, CCX Class A Ordinary Shares qualify as covered securities under such statute. Although the states are preempted from regulating the sale of CCX securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While CCX is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if CCX were no longer listed on Nasdaq, CCX’s securities would not qualify as covered securities under such statute and CCX would be subject to regulation in each state in which CCX offers CCX’s securities.

The exercise of CCX’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in CCX’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require CCX to agree to amend the Merger Agreement, to consent to certain actions taken by Infleqtion or to waive rights that CCX is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Infleqtion’s business, a request by Infleqtion to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Infleqtion’s business and would entitle CCX to terminate the Merger Agreement. In any of such circumstances, it would be at CCX’s discretion, acting through the CCX Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for CCX and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CCX does not believe there will be any material changes or waivers that CCX’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. CCX will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the Transactions that would have a material impact on its shareholders are required prior to the vote on the business combination proposal.

CCX may not be able to complete the Transactions or another initial business combination within the completion window, in which case CCX will cease all operations except for the purpose of winding up and CCX would redeem CCX’s public shares and liquidate, in which case CCX’s public shareholders would only receive approximately $10.13 per share, based on amounts in the trust account at September 30, 2025 or less than such amount in certain circumstances.

Pursuant to the CCX current articles of association, CCX must complete the Transactions or another initial business combination within the completion window. There can be no assurances that CCX will be able to complete the business combination or to find a suitable alternative target business within such time period. CCX’s ability to complete an initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the U.S. debt ceiling and budget deficit concerns have increased the possibility of credit-rating downgrades and economic slowdowns, or a recession in the United States. Financial markets also may be adversely affected by current or anticipated military conflict, including the ongoing war between Russia and Ukraine, the ongoing conflict between Israel and Hamas, terrorism, sanctions or other geopolitical events globally, which could cause or continue to cause, as applicable, market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions, and adversely affect the global economy and financial markets leading to instability and lack of liquidity in capital markets. Any negative impact on the global economy, capital markets or other geopolitical conditions resulting from downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness, the war in Ukraine or the Middle East and subsequent actions could adversely affect CCX’s search for a business combination and any target business with which CCX may ultimately consummate a business combination.

If CCX has not completed CCX’s initial business combination within the completion window, CCX will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the CCX public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of CCX’s remaining shareholders and CCX’s board of directors, dissolve and liquidate, subject in each case to CCX’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, CCX’s public shareholders may receive only $10.13 per share (based on amounts in the trust account at September 30, 2025), or less than $10.13 per share in certain circumstances where a third party brings a claim against CCX that the Sponsor is unable to indemnify (as described herein), on the redemption of their shares.

If permitted withdrawals and other sources of working capital are insufficient, it could limit the amount available to complete CCX’s initial business combination. If CCX is unable to obtain such loans, CCX may be unable to complete CCX’s initial business combination.

If CCX is required to seek additional capital, CCX would need to borrow funds from CCX’s Sponsor, management team or other third parties to operate or may be forced to liquidate. Neither CCX’s Sponsor, members of CCX’s management team nor any of their respective affiliates is under any obligation or other duty to loan funds to CCX in such circumstances. Any such loans would be repaid only from funds held outside the trust account or from funds released to CCX upon completion of CCX’s initial business combination. If CCX is unable to complete our initial business combination because of insufficient funds, CCX will be forced to cease operations and liquidate the trust account. In such case, CCX’s public shareholders may receive only $10.13 per share (based on amounts in the trust account at September 30, 2025), or less in certain circumstances.

CCX may seek to further extend the date by which CCX must consummate an initial business combination, which could have a material adverse effect on the amount held in the trust account and other adverse effects on CCX.

CCX may seek to further extend the date by which CCX must consummate an initial business combination, which pursuant to the CCX current articles of association, is currently August 15, 2027 (27 months from the closing of the CCX IPO because CCX has entered into a definitive agreement for its initial business combination). Such an extension would require the approval of the holders of CCX Ordinary Shares, and CCX public shareholders would be provided the opportunity to redeem all or a portion of their CCX public shares. Any such redemptions may have a material adverse effect on the amount held in the trust account, CCX’s capitalization, principal shareholders and other impacts on CCX or CCX’s officers and members of the CCX Board, such as CCX’s ability to maintain its listing on Nasdaq.

Uncertainty in connection with certain international economic and political relationships, including the imposition of tariffs on international trade, political disputes, regulatory changes and other international matters could have a material adverse effect on CCX’s ability to consummate the business combination, identify any other potential target business, and could adversely affect the financial performance of any target, either foreign or domestic.

The international economic and political environment is dynamic and subject to change. There is currently significant uncertainty about the future economic and political relationships between the United States and a number of other countries. These uncertainties include, among other things, the potential imposition of protective tariffs on goods imported from other countries and reciprocal tariffs other countries may impose on United States products, political disputes that may affect relationships between the United States and other countries and the imposition of regulatory or other restrictions on trade and commerce. Any such matters could potentially limit the number of potential targets CCX may consider, and could also have a material adverse effect on the financial performance of such potential targets. Among other things, historical financial performance of companies affected by these international matters may not provide as accurate a barometer of future performance as would pertain in a more stable economic environment.

Because CCX is incorporated under the laws of the Cayman Islands, in the event the business combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Because CCX is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the Domestication. CCX is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon members of the CCX Board or CCX’s executive officers, or enforce judgments obtained in the U.S. courts against members of the CCX Board or CCX’s officers.

Until the Domestication is effected, CCX’s corporate affairs are governed by the CCX current articles of association, the Companies Act and the common law of the Cayman Islands. CCX is also subject to the federal securities laws of the United States. The rights of shareholders to take action against members of the CCX Board, actions by minority shareholders and the fiduciary responsibilities of members of the CCX Board to CCX under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Appeals from the Cayman Islands Courts to the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of

CCX’s shareholders and the fiduciary responsibilities of members of the CCX Board under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

CCX has been advised by Ogier (Cayman) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (1) to recognize or enforce against CCX judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (2) in original actions brought in the Cayman Islands, to impose liabilities against CCX predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of the above, the public shareholders may have more difficulty in protecting their interests in the face of actions taken by CCX’s executive officers, members of the CCX Board or controlling shareholders than they would as public shareholders of a U.S. company.

The Domestication may result in adverse tax consequences for holders of CCX Class A Ordinary Shares or CCX Warrants.

CCX intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, i.e., an F Reorganization (and is not otherwise treated as a reorganization within the meaning of Section 368(a)(1) of the Code). If the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code), a U.S. Holder generally would recognize gain or loss with respect to its CCX Class A Ordinary Shares or CCX Warrants in an amount equal to the difference, if any, between the sum of the fair market value of the corresponding CCX common stock or CCX Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its CCX Class A Ordinary Shares or CCX Warrants surrendered. U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders generally will become subject to withholding tax on any amounts treated as dividends paid on Infleqtion common stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code in connection with the Domestication, and, as a result:

•

a U.S. Holder who is a 10% U.S. Shareholder on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by CCX the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the CCX Class A Ordinary Shares held directly by such U.S. Holder;

•	a U.S. Holder whose CCX Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its CCX Class A Ordinary Shares as if such U.S. Holder exchanged its CCX Class A Ordinary Shares for CCX common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by CCX the “all earnings and profits” amount (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to such U.S. Holder’s CCX Class A Ordinary Shares; and

•

a U.S. Holder whose CCX Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, generally will not recognize any gain or loss or include any part of CCX’s earnings and profits in income under Section 367 of the Code in connection with the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive proposed effective dates) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging CCX Warrants for newly issued CCX Delaware Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. CCX believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of CCX Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of CCX Class A Ordinary Shares for CCX common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s CCX Class A Ordinary Shares. The proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges CCX Warrants for newly issued CCX Delaware Warrants; under current law, however, the elections mentioned above do not apply to CCX Warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of CCX. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCX Shareholders — Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations.”

All investors in CCX are urged to consult their tax advisors for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “Material U.S. Federal Income Tax Considerations of the Merger.”

Upon the Closing, the rights of holders of Post-Closing Company common stock arising under the DGCL will differ from and may be less favorable to the rights of holders of CCX Ordinary Shares arising under the Companies Act.

Upon the Closing, the rights of holders of Post-Closing Company common stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Companies Act. Therefore, some rights of holders of Post-Closing Company common stock could differ from the rights that holders of CCX Ordinary Shares currently possess.

For a more detailed description of the rights of holders of Post-Closing Company common stock under the DGCL and how they may differ from the rights of holders of CCX Ordinary Shares under the Companies Act, please see the section of this proxy statement/prospectus entitled “Proposal No. 2 — The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

CCX’s shareholders may be held liable for claims by third parties against CCX to the extent of distributions received by them upon redemption of their shares.

If CCX is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, CCX was unable to pay their debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by their shareholders. Furthermore, CCX Board may be viewed as having breached their fiduciary duties to their creditors or as having acted in bad faith, exposing themselves and CCX to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. The claims may be brought against CCX for these reasons. The CCX Board and the CCX officers who knowingly and willfully authorized or permitted any distribution to be paid out of the share premium account while CCX was unable to pay their debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable for a fine of $18,293 and imprisonment for five years in the Cayman Islands.

Activities taken by CCX, the Sponsor and/or existing CCX shareholders to increase the likelihood of approval of the business combination proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on the CCX Ordinary Shares.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding CCX or its securities, the Sponsor, directors, officers, advisors or any of their respective affiliates and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of CCX Ordinary Shares or vote their shares in favor of the business combination proposal. While the exact nature of any such transactions, if any, has not been determined, the purpose of such share purchases and other transactions would be to decrease the number of redemptions to increase the likelihood of satisfaction of the requirements to consummate the Transactions. Entering into any such arrangements may have a depressive effect on CCX Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares they own, either prior to or immediately after the extraordinary general meeting. Further, the public “float” of the public shares and the number of beneficial holders of CCX’s securities may be reduced as a result of such purchases, possibly making it difficult to obtain or maintain the quotation, listing or trading of CCX’s securities on Nasdaq or any other stock exchange. As of the date of this proxy statement/prospectus, no such transactions have occurred nor are they planned to occur. CCX will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

There are risks to unaffiliated investors by taking Infleqtion public through a merger rather than through an underwritten offering.

Unaffiliated investors are subject to certain risks as a result of Infleqtion going public through a merger rather than through a traditional underwritten initial public offering. Unlike a traditional underwritten initial public offering of Infleqtion securities, the initial listing of the Post-Closing Company common stock as a result of the business combination will not benefit from the following:

•	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities; and

•	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing.

The lack of such a process in connection with the listing of the Post-Closing Company’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for the Post-Closing Company’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

In addition, the Sponsor and the Insiders have interests in the business combination that may conflict with the interests of CCX stockholders and that would not be present in a traditional underwritten public offering of the Post-Closing Company common stock. For further information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination.”

The estimated net cash per share of CCX Ordinary Shares that will be contributed to the Post-Closing Company in the business combination is less than the redemption price.

Each CCX public unit sold in the CCX IPO at an offering price of $10.00 per CCX public unit consisted of one CCX public share and one-quarter of one CCX public warrant. Of the proceeds CCX received from the CCX IPO and the CCX private placement, $414,000,000 was placed in CCX’s trust account. CCX will provide CCX’s shareholders the opportunity to redeem all or a portion of the CCX public shares in connection with the completion of the business combination, and potentially upon the occurrence of certain other events prior to the business combination. Any holder of CCX public shares will be entitled to demand that such holder’s shares be redeemed for cash in an amount equal to their pro rata portion of the funds held in the trust account (which, for illustrative purposes, was approximately $424,248,406.86 or $10.25 per share, as of the CCX record date). Such amount, less any permitted withdrawals, will be paid promptly upon the consummation of the business combination. As a result, CCX public shareholders who own CCX’s public shares on a redemption date can anticipate receiving the redemption price in connection with a redemption for each CCX public share that they choose to redeem.

There can be no assurance that, after the business combination, the CCX public shareholders would be able to sell their shares in the post-business combination company for the redemption price, or any higher price. It is therefore possible that the share price of the post-business combination company may decline below the redemption price. In recent years, the share prices of many post-business combination companies have fallen following a business combination. As a result, if the CCX public shareholders continue to hold shares in the post-business combination company following the business combination, CCX cannot assure CCX’s shareholders that the trading price of such shares will be greater than the redemption price.

CCX’s shareholders will experience dilution as a consequence of, among other transactions, the issuance of shares and securities exercisable into shares of the Post-Closing Company as consideration in the business combination and the PIPE Investment. Having a minority share position may reduce the influence that CCX’s current shareholders have on the management of CCX.

As illustrated by the post-closing ownership levels outlined under “Questions and Answers About the Business Combination — What equity stake will current CCX shareholders and Infleqtion stockholders hold in the Post-Closing Company immediately after the consummation of the business combination?,” the Current CCX public shareholders will experience dilution as a consequence of the Transactions.

Having a minority ownership interest in the Post-Closing Company may reduce the influence that CCX’s public stockholders have on the management of the Post-Closing Company. See the subsection entitled “Proposal No. 1 — The Business Combination Proposal — General — Impact of the Business Combination on Our Public Float” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The Post-Closing Company’s actual financial information and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.

CCX and Infleqtion currently operate as separate companies and have had no prior history as a combined entity. CCX’s and Infleqtion’s operations have not previously been managed on a combined basis. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the Post-Closing Company. The unaudited pro forma condensed combined statement of loss of the Post-Closing Company combines the historical audited results of operations of CCX and Infleqtion.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the Post-Closing Company. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Accordingly, the Post-Closing Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate and other factors may affect the Post-Closing Company’s financial condition or results of operations following the Closing. Any potential decline in the Post-Closing Company’s financial condition or results of operations may cause significant variations in the price of the Post-Closing Company’s securities.

The CCX public warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of CCX warrants, which could limit the ability of CCX warrantholders to obtain a favorable judicial forum for disputes with CCX.

The CCX warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against CCX arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that CCX irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. CCX will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. CCX notes, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the CCX public warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the CCX public warrants shall be deemed to have notice of and to have consented to the forum provisions in the CCX public warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the CCX public warrant agreement is filed in a court other than a court of the State of New York located in the County of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the CCX public warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions, and (y) having service of process made upon such warrantholder in any such action brought in such court to enforce the forum provisions by service upon such warrantholder’s counsel in the foreign action as agent for such warrantholder.

This choice-of-forum provision may limit a warrantholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with CCX, which may discourage such lawsuits. Warrantholders who are unable to bring their claims in the judicial forum of their choosing may be required to incur additional costs in pursuit of actions which are subject to CCX’s choice-of-forum provisions. Alternatively, if a court were to find this provision of CCX’s public warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, CCX may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect CCX’s business, financial condition and results of operations and result in a diversion of the time and resources of CCX’s management and board of directors.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect CCX’s business, including CCX’s ability to negotiate and complete the business combination, investments and results of operations.

CCX is subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, CCX is required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on CCX’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on CCX’s business, including its ability to consummate the business combination, investments and results of operations.

See also the risk factor entitled “The Post-Closing Company may be subject to a 1% U.S. federal excise tax in connection with redemptions of the Post-Closing Company common stock.”

CCX and Infleqtion have incurred and expect to incur significant costs associated with the business combination, which could be higher than currently anticipated. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by CCX if the business combination is not completed.

CCX and Infleqtion have both incurred and expect to continue to incur significant costs associated with consummating the business combination. Certain transaction expenses incurred in connection with the business combination, including legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by the Post-Closing Company following the Closing. Even if the business combination is not completed, CCX expects to incur approximately $35 million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by CCX if the business combination is not completed.

CCX and Infleqtion will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the consummation of the business combination on employees and third parties may have an adverse effect on Infleqtion and consequently on CCX. These uncertainties may impair CCX’s or Infleqtion’s ability to attract, retain and motivate key personnel and could cause third parties that deal with any of CCX or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, CCX’s or Infleqtion’s business following the business combination could be negatively affected. Further, covenants in the Merger Agreement impede the ability of CCX to make or consider other acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the business combination. As a result, CCX may be at a disadvantage to its competitors during that period. While the Merger Agreement is in effect, neither CCX nor Infleqtion may solicit, assist, initiate, engage or facilitate the making, submission or announcement of or encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to CCX’s shareholders than the Transactions. If the business combination with Infleqtion is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

Following the consummation of the business combination, the Post-Closing Company’s only significant asset will be its ownership interest in the Infleqtion business, and such ownership may not be sufficiently profitable or valuable to enable the Post-Closing Company to satisfy the Post-Closing Company’s other financial obligations.

Following the consummation of the business combination, the Post-Closing Company will have no direct operations and no significant assets other than its ownership interest in the Infleqtion business. The Post-Closing Company will depend on the Infleqtion business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company. The earnings from, or other available assets of, the Infleqtion business may not be sufficient to pay dividends or make distributions or loans to enable the Post-Closing Company to pay any dividends on the common stock or satisfy its other financial obligations.

Please see the sections entitled “CCX’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity, Capital Resources and Going Concern” and “Infleqtion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity, Going Concern and Capital Resources” for more information.

Subsequent to the completion of the business combination, the Post-Closing Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on the Post-Closing Company’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although CCX has conducted due diligence on the Infleqtion business, CCX cannot assure you that this diligence will surface all material issues that may be present in such business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Infleqtion business and outside of CCX’s and Infleqtion’s control will not later arise. As a result of these factors, the Post-Closing Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if CCX’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with CCX’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on CCX’s liquidity, charges of this nature could contribute to negative market perceptions about the Post-Closing Company or its securities. Accordingly, any of CCX’s shareholders who choose to remain stockholders of the Post-Closing Company following the business combination could suffer a reduction in the value of their shares.

A market for the Post-Closing Company’s securities may not develop, which would adversely affect the liquidity and price of the Post-Closing Company’s securities and may limit your ability to sell such securities.

Following the business combination, the price of the Post-Closing Company’s securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for the Post-Closing Company’s securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of the Post-Closing Company’s securities after the business combination can vary due to general economic conditions, the Post-Closing Company’s general business condition and the release of the Post-Closing Company’s financial reports. Additionally, if the Post-Closing Company’s securities become delisted from NYSE for any reason, and are quoted on an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the Post-Closing Company’s securities may be more limited than if the Post-Closing Company was quoted or listed on NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the Post-Closing Company’s securities may decline.

The benefits of the proposed business combination may not be realized to the extent currently anticipated by CCX and Infleqtion, or at all. The ability to recognize any such benefits may be affected by, among other things, competition, the ability of the Post-Closing Company to grow and manage growth profitability, maintain relationships with customers and suppliers and retain its management and key employees. If the benefits of the business combination do not meet the expectations of investors, stockholders or securities analysts, the market price of the Post-Closing Company’s securities following the consummation of the business combination may decline. The market values of the Post-Closing Company’s securities at the time of the business combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which CCX’s shareholders vote on the business combination.

Regulatory delays could cause CCX to be unable to consummate the business combination.

CCX is not aware of any material regulatory approvals or actions that are required for completion of the business combination besides the SEC’s review of this proxy statement/prospectus and the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought; there can be no assurance, however, that any additional approvals or actions will be obtained. Such potential approvals include reviews by U.S. government regulators, such as CFIUS, which regulates foreign acquisitions of and investment in U.S. businesses. CCX does not believe that either CCX or CCX’s Sponsor constitute or are controlled by a “foreign person” under CFIUS rules and regulations, or that any of CCX’s foreign shareholders will have qualifying information or governance rights in CCX that would subject their acquisition of CCX’s shares to CFIUS jurisdiction. Therefore, CCX does not believe that CCX is a “foreign person” for CFIUS purposes, or that the acquisition of CCX shares by a foreign person shareholder will constitute a “covered transaction” within the meaning of the CFIUS regulations. However, if CFIUS considers CCX to be a “foreign person,” or if CFIUS determines that CCX has entered into a “covered transaction” with any of our foreign shareholders, transactions in which CCX participates could be subject to foreign ownership regulatory requirements and/or CFIUS review. Please see risk factors entitled “Investments in us may be subject to regulations governing direct and indirect foreign acquisitions of and investments in U.S. businesses. If applicable, such regulations may impose conditions or limitations on a foreign investor’s ownership of and rights with respect to Infleqtion (including, but not limited to, limits on an investor’s total ownership interest in and/or information and governance rights with respect to Infleqtion)” and “CFIUS or other regulatory agencies may modify, delay or prevent the business combination.”

Because CCX has only a limited time to complete CCX’s initial business combination, CCX’s failure to obtain any required regulatory approvals in connection with the business combination, or to resolve the above-mentioned reviews within the requisite time period may require CCX to liquidate. If CCX liquidates, CCX’s public shareholders may receive only an amount per share based on the funds available in CCX’s trust account. This would also cause CCX shareholders to lose any potential investment opportunity in a target company and the chance of realizing future gains on CCX’s shareholders’ investment through any price appreciation in the Post-Closing Company.

CFIUS or other regulatory agencies may modify, delay or prevent the business combination.

CFIUS has authority to review direct and indirect foreign acquisitions of and certain foreign investments in U.S. businesses. Whether CFIUS has jurisdiction to review a transaction depends on, among other factors, the nature and structure of the transaction (including the level of the foreign counterparty’s beneficial ownership interest and the nature of the foreign counterparty’s information or governance rights with respect to the U.S. business), and the nature of the U.S. business’s technology and operations (e.g., data collection practices).

All transactions that could result in foreign “control” of a U.S. business as that term is defined in the CFIUS regulations are subject to CFIUS jurisdiction. Transactions with foreign counterparties involving a U.S. businesses that has a qualifying nexus to “critical technology,” “critical infrastructure,” or “sensitive personal data” are subject to a lower CFIUS jurisdiction threshold that is triggered when a foreign investor will not “control” the U.S. business, but will be afforded certain information or governance rights with respect to the U.S. business — including board representation or observer rights, access to certain nonpublic technical information, or the right to involvement in certain company decision making.

When a foreign acquisition or investment transaction is subject to CFIUS jurisdiction (a “Covered Transaction”), the CFIUS regulations may require the parties thereto to submit pre-closing filings seeking CFIUS approval to close the transaction at issue. In the absence of such “mandatory” filing requirements, and if the parties forego a “voluntary” CFIUS filing, CFIUS may initiate a review of the covered transaction post-closing on its own initiative. If during the course of a review of a covered transaction CFIUS determines that the transaction gives rise to national security concerns, CFIUS may prohibit, unwind, or place restrictions on the transaction.

If the business combination were to fall within CFIUS’s jurisdiction, CFIUS may inquire about, intervene in, prohibit, or unwind the transaction or parts thereof before or after the closing. For example, CFIUS may decide to modify the transaction by limiting certain foreign shareholder rights, or to delay the business combination to address perceived national security concerns therewith. If CFIUS determines that it is unable to address perceived national security issues with the transaction by modifying the terms thereof, CFIUS may request the President of the United States to prohibit the business combination before closing, or unwind the transaction or parts thereof after closing — including by requiring certain foreign investor to divest of some or all of their ownership interest in CCX. Should CFIUS inquire about the business combination or require a formal review thereof, the time necessary for the completion of such inquiry or review may prevent the business combination from occurring within the applicable time period required under CCX’s certificate of incorporation. These risks may limit the attractiveness of, delay or prevent CCX from pursuing the business combination.

Any foreign direct investment regulatory review, whether by CFIUS or otherwise, could be lengthy, and CCX has limited time to complete the business combination. If CCX is unable to consummate the business combination within the applicable time-period required under CCX’s certificate of incorporation, CCX will be required to wind up, redeem and liquidate. If CCX is required to wind up, redeem and liquidate, CCX shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a business combination.

Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.

Lawsuits may be filed against CCX or its directors and officers in connection with the Transactions. Defending such additional lawsuits could require CCX to incur significant costs and draw the attention of CCX’s management team away from the Transactions. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Transactions are consummated may adversely affect the Post-Closing Company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the business combination from becoming effective within the agreed upon timeframe.

Currently, there is no material litigation, arbitration or governmental proceeding currently pending against CCX or any members of CCX’s management team in their capacity as such, and CCX and the members of CCX’s management team have not been subject to any such proceeding in the twelve months preceding the date hereof.

If third parties bring claims against CCX, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

CCX’s placing of funds in the trust account may not protect those funds from third-party claims against CCX. Although CCX will seek to have all vendors, service providers (other than CCX’s independent registered public accounting firm), prospective target businesses and other entities with which CCX does business execute agreements with CCX waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of CCX public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CCX’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, CCX’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to CCX than any alternative. Making such a request of potential target businesses may make CCX’s acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that CCX might pursue.

Examples of possible instances where CCX may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CCX is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CCX and will not seek recourse against the trust account for any reason. Upon redemption of CCX’s public shares, if CCX is unable to complete the business combination, or another initial business combination within the completion window, or upon the exercise of a redemption right in connection with the business combination, CCX will be required to provide for payment of claims of creditors that were not waived that may be brought against CCX within the 10 years following redemption. Accordingly, the per-share redemption amount received by CCX public shareholders could be less than the $10.00 per CCX public share initially held in the trust account, due to claims of such creditors. Pursuant to the Sponsor Agreement, CCX’s Sponsor has agreed that it will be liable to CCX if and to the extent any claims by a third party (other than CCX’s independent public accounting firm) for services rendered or products sold to CCX, or a prospective target business with which CCX has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (1) $10.00 per CCX public share and (2) the actual amount per CCX public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, provided that such liability will not apply to any claims by a third party that executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under CCX’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, CCX has not asked CCX’s Sponsor to reserve for such indemnification obligations, nor has CCX independently verified whether CCX’s Sponsor has sufficient funds to satisfy its indemnity obligations and CCX believes that CCX’s Sponsor’s only assets are securities of CCX. Therefore, CCX cannot assure you that CCX’s Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the business combination, or another initial business combination, and redemptions could be reduced to less than $10.00 per CCX public share. In such event, CCX may not be able to complete the business combination, or another initial business combination, and you would receive such lesser amount per share in connection with any redemption of your CCX public shares. None of CCX’s officers or directors will indemnify CCX for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

The fairness opinion received by the CCX Board from Ocean Tomo prior to execution of the Merger Agreement does not reflect changes in circumstances subsequent to the date of the opinion, and was based on estimates and assumptions at the date of such opinion.

Ocean Tomo delivered to the CCX Board its written opinion, dated as of September 7, 2025, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations set forth in the opinion, the Purchase Price payable by CCX pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of CCX (other than the Sponsor). The opinion speaks only as of the date of such opinion. The opinion does not speak to the time the Transactions will be completed or to any dates other than the date of the opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Infleqtion, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of Infleqtion. CCX has not obtained, and will not obtain, an updated opinion as of the date of this proxy statement/prospectus from Ocean Tomo.

Past performance by MKA and members of CCX’s management team or CCX’s strategic and operating partners may not be indicative of future performance of an investment in CCX.

Information regarding performance by, or businesses associated with, MKA and other members of CCX’s management team or CCX’s strategic and operating partners is presented for informational purposes only. Any past experience or performance, including related to acquisitions, of MKA and members of CCX’s management team or CCX’s strategic and operating partners is not a guarantee either: (1) that CCX has successfully identified a suitable candidate for CCX’s initial business combination; or (2) of any results with respect to the business combination. You should not rely on the historical record and performance of MKA and members of CCX’s management team or CCX’s strategic and operating partners as indicative of the future performance of an investment in CCX or the returns CCX will, or are likely to, generate going forward.

Delays in the government budget process or a government shutdown may materially adversely affect CCX’s and Infleqtion’s ability to complete the business combination, or the operations of the Post-Closing Company following the closing of the business combination.

Each year, the U.S. Congress must pass all spending bills in the federal budget. If any such spending bill is not timely passed, a government shutdown will close many federally run operations, which includes those of the SEC, and halt work for federal employees unless they are considered essential. If a government shutdown occurs, and the SEC remains closed for a prolonged period of time, as has occurred during prior government shutdowns and may occur again in the future, CCX and Infleqtion may not be able to complete the business combination, particularly if the SEC is unable to timely review CCX’s filings, or those of Infleqtion that relate to the business combination, including this proxy statement/prospectus, or to declare such filings effective to the extent required or as may be applicable. Additionally, following consummation of the business combination, the Post-Closing Company’s operations or ability to raise additional capital to support its operations could be materially adversely affected by any prolonged government shutdown.

The Sponsor Agreement may be amended without shareholder approval.

The Sponsor Agreement contains provisions related to the waiver of redemption rights, the Sponsor and Insiders’ agreement to vote their shares in favor of the Transactions and other SPAC Stockholder Matters, to vote in favor of the appointment or election of individuals nominated for election of the Post-Closing Company Board and to pay certain transaction expenses or to forfeit certain of the CCX Founder Shares held by such Sponsor or Insider.

The CCX Board, in exercising its business judgment and subject to its fiduciary duties, may choose to approve one or more amendments to the Sponsor Agreement. Any such amendments to the agreement would not require approval from CCX shareholders and may have an adverse effect on the value of an investment in CCX’s securities.

Even if CCX consummates the business combination, there is no guarantee that the CCX Warrants will ever be in the money, and they may expire worthless.

Upon the Closing, the CCX Warrants will become Post-Closing Company public warrants. The exercise price for the Post-Closing Company warrants will be $11.50 per share of Post-Closing Company common stock, subject to adjustment. There is no guarantee that the CCX Warrants, following the consummation of the business combination, will ever be in the money prior to their expiration, and as such, the CCX Warrants may expire worthless.

CCX may amend the terms of the CCX public warrants in a manner that may be adverse to holders of CCX public warrants with the approval by the holders of at least 50% of the then-outstanding CCX public warrants. As a result, the exercise price of your CCX public warrants could be increased, the CCX public warrant could be converted into cash or shares (at a ratio different than initially provided), the exercise period could be shortened and the number of CCX Class A Ordinary Shares purchasable upon exercise of a CCX public warrant could be decreased, all without your approval.

CCX public warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CCX. The warrant agreement provides that the terms of the CCX public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding CCX public warrants to make any change that adversely affects the interests of the registered holders of CCX public warrants.

Accordingly, CCX may amend the terms of the CCX public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding CCX public warrants approve of such amendment. Although CCX’s ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares (at a ratio different than initially provided), shorten the exercise period or decrease the number of CCX Class A Ordinary Shares purchasable upon exercise of a warrant.

CCX may redeem your unexpired CCX public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants without value to the holder.

CCX has the ability to redeem the outstanding CCX public warrants beginning 30 days after completion of CCX’s initial business combination and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sale price of CCX Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which CCX gives proper notice of such redemption and provided certain other conditions are met. If and when the CCX public warrants become redeemable by CCX, CCX may exercise CCX’s redemption right provided that there is an effective registration statement covering the shares issuable upon exercise of the warrants, and a current prospectus relating thereto, available throughout the redemption period, or CCX may even exercise CCX’s redemption right if CCX is unable to register or qualify the issuance of any underlying securities for sale under all applicable state securities laws if CCX have elected to require the exercise of the warrants on a “cashless basis” and such cashless exercise is exempt from registration under the Securities Act.

As a result, CCX may redeem the CCX public warrants as set forth above even if the holders are otherwise unable to exercise the CCX public warrants. Redemption of the outstanding CCX public warrants could force you (1) to exercise your CCX public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (2) to sell your CCX public warrants at the then-current market price when you might otherwise wish to hold your CCX public warrants or (3) to accept the nominal redemption price which, at the time the outstanding CCX public warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

None of the CCX private placement warrants are redeemable by CCX.

If CCX is deemed to be an investment company under the Investment Company Act, CCX may be required to institute burdensome compliance requirements and CCX’s activities may be restricted, which may make it difficult for CCX to complete CCX’s initial business combination.

If CCX is deemed to be an investment company under the Investment Company Act, CCX’s activities may be restricted, including, without limitation, restrictions on the nature of CCX’s investments, restrictions on the issuance of securities, and restrictions on the enforceability of agreements entered into by CCX, each of which may make it difficult for CCX to complete the business combination. In addition, CCX may have imposed upon CCX burdensome requirements, including, without limitation, registration as an investment company with the SEC (which may be impractical and would require significant changes in, among other things, CCX’s capital structure); adoption of a specific form of corporate structure; and reporting, record keeping, voting, proxy and disclosure requirements and compliance with other rules and regulations that CCX is currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless CCX can qualify for an exclusion, CCX must ensure that CCX is engaged primarily in a business other than investing, reinvesting or trading in securities and that CCX’s activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of CCX’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. CCX’s business is to identify and complete a business combination and thereafter to operate the post-transaction business or assets for the long term. CCX does not plan to buy businesses or assets with a view to resale or profit from their resale. CCX does not plan to buy unrelated businesses or assets or to be a passive investor.

It is possible that a claim could be made that CCX has been operating as an unregistered investment company. If CCX is deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon CCX’s efforts to complete an initial business combination and instead be required to liquidate CCX. If we are required to liquidate CCX, CCX’s investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of CCX’s shares following such a transaction.

CCX does not believe that CCX’s principal activities currently subject CCX to the Investment Company Act. To this end, from the time beginning with the consummation of the CCX IPO, the proceeds held in the trust account have been invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less, in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations or cash. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments and by subsequently holding all funds in the trust account in cash, which may include demand deposit accounts (as described in the following paragraph), and by having a business plan targeted at acquiring and growing businesses for the long-term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), CCX does not believe CCX is an “investment company” within the meaning of the Investment Company Act.

The CCX IPO was not intended for persons seeking a return on investments in government securities or investment securities. The trust account is intended as a holding place for funds pending the earliest to occur of: (1) the completion of CCX’s primary business objective, which is a business combination; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend CCX’s articles of association (a) to modify the substance or timing of the CCX’s obligation to redeem 100% of the public shares if CCX has not consummated an initial business combination within the completion window, or (b) with respect to any other provision of the articles relating to the rights of holders of CCX Class A Ordinary Shares or pre-initial business combination activity; and (3) the redemption of CCX’s public shares if CCX has not completed an initial business combination within the completion window. Because CCX has invested only in permitted instruments, CCX believes CCX is not an investment company. If CCX is deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which CCX has not allotted funds and may hinder CCX’s ability to consummate CCX’s initial business combination. If CCX is unable to complete initial business combination within the completion window CCX’s public shareholders may receive only approximately $10.00 per share on the liquidation of CCX’s trust account. In certain circumstances, CCX’s public shareholders may receive less than $10.00 per share on the redemption of their shares if CCX is unable to complete CCX’s initial business combination within the completion window.

To mitigate the risk of being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act of 1940, as amended), all funds in the trust account are held and will be held in cash (which may include demand deposit accounts) until the earlier of consummation of CCX’s initial business combination or liquidation.

Furthermore, such cash (which may include demand deposit accounts) is held in bank accounts, which exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”). While CCX has only placed CCX’s trust account deposits with Continental Stock Transfer & Trust Company, only a small portion of the funds in CCX’s trust account will be guaranteed by the FDIC.

The Post-Closing Company may be subject to a 1% U.S. federal excise tax in connection with redemptions of the Post-Closing Company common stock.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by “covered corporations” beginning in 2023, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from whom or which the stock is repurchased. Because the Post-Closing Company is domesticating and continuing as a Delaware corporation and CCX’s securities will continue to trade on NYSE, we believe that we are a “covered corporation” for this purpose, however, we expect that we will not be subject to material excise tax payments in connection with redemptions, either because redemptions will occur prior to the Domestication or because such redemptions will be offset by other share issuances made by us during the same taxable year. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase.

However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances (such as the shares of Post-Closing Company common stock being issued in the business combination) against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax.

Any redemption or other repurchase that the Post-Closing Company makes after the Domestication may be subject to the Excise Tax. Whether and to what extent the Post-Closing Company would be subject to the Excise Tax would depend on a number of factors, including (1) the fair market value of the redemptions and repurchases in connection with the business combination, (2) the nature and amount of any equity issuances in connection with the business combination, including the business combination and any PIPE Investment, and (3) the content of regulations and other guidance from the U.S. Department of Treasury. Prior to the consummation of the business combination, funds in the trust account, including any interest thereon, will not be used to pay for any Excise Tax. If the business combination is consummated, any Excise Taxes from redemptions of shares of CCX public shares in connection with the business combination would reduce the funds available to Infleqtion for working capital following the business combination.

If the business combination does not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. Holders of Infleqtion capital stock will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Infleqtion capital stock for Post-Closing Company common stock in the business combination.

The U.S. federal income tax consequences of the business combination to Infleqtion U.S. holders generally will depend on whether the business combination qualifies as a “reorganization” for U.S. federal income tax purposes. If the business combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, a Infleqtion U.S. holder generally would recognize gain or loss for U.S. federal income tax purposes on each share of Infleqtion capital stock surrendered in the business combination for Post-Closing Company common stock. For a more complete discussion of the material U.S. federal income tax consequences of the business combination, please carefully review the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations of the Merger” in this proxy statement/prospectus. Each Infleqtion U.S. holder should consult its own tax advisor to determine the particular tax consequences to it in light of its own particular circumstances if the business combination fails to qualify as a reorganization for U.S. federal income tax purposes.

Risks Related to the Redemption

You must tender your CCX public shares in order to validly exercise your redemption rights.

In connection with tendering your shares for redemption, you must request in writing that CCX redeem your CCX public shares for cash and elect either to physically tender your share certificates to CCX’s transfer agent or to deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, which election would likely be determined based on the manner in which you hold your shares, in each case, by two business days prior to the initially scheduled vote on the business combination proposal or such later date as CCX’s directors may determine. The requirement for physical or electronic delivery by two business days prior to the initially scheduled vote on the business combination proposal or such later date as CCX’s directors may determine ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the business combination. CCX does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for CCX to complete a business combination with which a substantial majority of CCX’s shareholders do not agree. CCX’s existing articles of association does not provide a specified maximum redemption threshold. CCX will not redeem public shares in an amount that would cause CCX’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). However, the Merger Agreement provides that CCX’s and Infleqtion’s respective obligations to consummate the business combination are conditioned on CCX having at least $5,000,001 of net tangible assets as of the Closing, after giving effect to the receipt of CCX of the net amount of proceeds from the PIPE Investment. As a result, CCX may be able to complete the business combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, except for the Sponsor Agreement, no agreements with respect to the private purchase of public shares by CCX or the persons described above have been entered into with any such investor or holder. CCX will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or other proposals (as described in this proxy statement/prospectus) at the extraordinary general meeting. For more information regarding the Sponsor Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”

In the event that the aggregate cash consideration that CCX would be required to pay for all shares of CCX public shares that are validly submitted for redemption, plus any amount required to satisfy the foregoing cash condition pursuant to the terms of the Merger Agreement, exceeds the aggregate amount of cash available to

CCX, CCX may not complete the business combination or redeem any shares, and all shares of CCX public shares submitted for redemption will be returned to the holders thereof and CCX may instead search for an alternate business combination.

Public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption with respect to more than 15% of the public shares.

The CCX current articles of association provides that a public shareholder, together with any affiliate of such shareholders or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the CCX public shares unless such shareholder first obtains CCX’s prior consent (the “Excess Shares”). Your inability to redeem Excess Shares will reduce your influence over CCX’s ability to consummate the business combination and you could suffer a material loss on your investment in CCX if you sell such excess shares in open market transactions.

Additionally, you will not receive redemption distributions with respect to such excess shares if CCX consummates the business combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the CCX IPO and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. CCX cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of CCX public shares will exceed the per share redemption price. Notwithstanding the foregoing, shareholders may challenge CCX’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, CCX’s shareholders’ ability to vote all of their shares (including Excess Shares) for or against the business combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

CCX can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in CCX’s share price, and may result in a lower value realized now than a shareholder of CCX might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Shareholders of CCX who wish to redeem their CCX public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their CCX public shares for a pro rata portion of the funds held in the trust account.

Shareholders electing to redeem their CCX public shares will receive their pro rata portion of the trust account less permitted withdrawals, calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled “Extraordinary general meeting of CCX — Redemption Rights” of this proxy statement/prospectus for additional information on how to exercise your redemption rights.

If, despite CCX’s compliance with the proxy rules, a shareholder fails to receive CCX proxy materials, such shareholder may not become aware of the opportunity to redeem its CCX public shares. In addition, the proxy materials that CCX is furnishing to holders of CCX public shares in connection with the business combination describes the various procedures that must be complied with in order to validly redeem CCX public shares. In the event that a shareholder fails to comply with these procedures, its CCX public shares may not be redeemed.

Risks if the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the business combination, the CCX Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the business combination will not be approved.

If, at the extraordinary general meeting, the CCX Board determines that it would be in the best interest of CCX to adjourn the extraordinary general meeting to give CCX more time to consummate the business combination for whatever reason (such as if the business combination proposal is not approved, or if additional time is needed to fulfill other closing conditions), the CCX Board will seek approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting. If the adjournment proposal is not approved, the CCX Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, the business combination would not be completed.

DILUTION

Unless the context otherwise requires, references in this subsection to “we,” “our” and “us” generally refer to CCX prior to the business combination.

CCX shareholders who acquired CCX public shares in the CCX IPO will have their ownership interests diluted to the extent of the difference between the IPO price of $10.00 per CCX public share upon the IPO and the net tangible book value per share at the time of the Transactions assuming various sources of material probable dilution described below. As of September 30, 2025, CCX’s net tangible book value was $(38.0) million, calculated as total assets of $421.3 million less total liabilities of $39.7 million, and less CCX public shares subject to redemption classified in temporary equity of $419.6 million. The number of CCX Ordinary Shares outstanding as of September 30, 2025, was 52,050,000, which includes 41,400,000 CCX shares subject to redemption at the estimated value of $10.13 per share and 300,000 CCX Class A Ordinary Shares held by the Sponsor, and 10,350,000 CCX Class B Ordinary Shares.

The presentation below excludes the effect of consummation the Mergers and the shares of the Post-Closing Company common stock issuable to Infleqtion stockholders. The presentation below considers the reclassification of unredeemed CCX public shares held by CCX public shareholders to permanent equity, the payment of the estimated transaction costs expected to be incurred by CCX in connection with the potential Transactions, and the extinguishment of the associated deferred underwriting fee liability. In addition to excluding the Mergers, this presentation excludes shares of the Post-Closing Company common stock issuable upon the exercise of the outstanding unexercised instruments, including CCX warrants and Infleqtion stock options and restricted shares. This presentation also excludes shares of the Post-Closing Company common stock that will initially be available for issuance under the Incentive Plan and the ESPP of the Post-Closing Company.

The following table presents the net tangible book value per share at various redemption levels that may occur in connection with the consummation of the Transactions, assuming various sources of material probable dilution, but excluding the effects of the Mergers:

	Assuming No Redemption(1)		25% Redemption Scenario(2)		50% Redemption Scenario(3)		75% Redemption Scenario(4)		Assuming Maximum Redemption(5)
	Shares	Net Tangible Book Value Per Share	Shares	Net Tangible Book Value Per Share	Shares	Net Tangible Book Value Per Share	Shares	Net Tangible Book Value Per Share	Shares	Net Tangible Book Value Per Share
As of and for the Nine Months ended September 30, 2025
CCX shares after the redemption of public shares, execution of the PIPE Subscription Agreement, and payment of estimated CCX transaction costs	64,704,760		54,354,760		44,004,760		33,654,760		23,304,760

	Assuming No Redemption(1)		25% Redemption Scenario(2)		50% Redemption Scenario(3)		75% Redemption Scenario(4)		Assuming Maximum Redemption(5)
	Shares	Net Tangible Book Value Per Share	Shares	Net Tangible Book Value Per Share	Shares	Net Tangible Book Value Per Share	Shares	Net Tangible Book Value Per Share	Shares	Net Tangible Book Value Per Share
Initial offering price of CCX public shares		$10.00		$10.00		$10.00		$10.00		$10.00
Net tangible book value per share, as adjusted, after the redemption of CCX public shares, execution of the PIPE Subscription Agreement, and payment of estimated CCX transaction costs		$8.00		$7.59		$7.00		$6.03		$4.21

Dilution per share to non-redeeming CCX public shareholders		$2.00		$2.41		$3.00		$3.97		$5.79

The calculation of net tangible book value is as follows (in thousands):

	Assuming No Redemption(1)	25% Redemption Scenario(2)	50% Redemption Scenario(3)	75% Redemption Scenario(4)	Assuming Maximum Redemption(5)
CCX net tangible book value as of September 30, 2025	$(37,980)	$(37,980)	$(37,980)	$(37,980)	$(37,980)
Adjustment to reflect reclassification of unredeemed CCX public shares to permanent equity	419,552	314,664	209,776	104,888	—
Adjustment to reflect payment of estimated CCX transaction costs, net of deferred underwriting fee liability	(26,954)	(26,954)	(26,954)	(26,954)	(26,954)
Adjustment to reflect the PIPE Subscription Agreement	126,548	126,548	126,548	126,548	126,548
Adjustment to reflect the removal of the liability related to CCX’s Subscription Agreements	36,545	36,545	36,545	36,545	36,545

CCX historical net tangible book value, adjusted for redemptions, reclassification of unredeemed CCX public shares to permanent equity, and payment of estimated CCX transaction costs	$517,711	$412,823	$307,935	$203,047	$98,159

The calculation of the number of shares for various redemption scenarios is as follows:

	Assuming No Redemption(1)	25% Redemption Scenario(2)	50% Redemption Scenario(3)	75% Redemption Scenario(4)	Assuming Maximum Redemption(5)
CCX ordinary shares outstanding as of September 30, 2025	52,050,000	52,050,000	52,050,000	52,050,000	52,050,000
Adjustment to reflect assumed redemption of CCX public shares subject to redemption	—	(10,350,000)	(20,700,000)	(31,050,000)	(41,400,000)
Adjustment to reflect the PIPE Subscription Agreement	12,654,760	12,654,760	12,654,760	12,654,760	12,654,760

CCX ordinary shares, after assumed redemption of CCX public shares and execution of the PIPE Subscription Agreement	64,704,760	54,354,760	44,004,760	33,654,760	23,304,760

(1)

No Redemption Scenario. This scenario assumes that no CCX public shares are redeemed. This scenario further assumes the reclassification of unredeemed Public Shares of CCX to permanent equity for $419.6 million, and the payment of the estimated CCX transaction costs of $27.0 million.

(2)

25% Redemption Scenario. This scenario assumes that 10,350,000 CCX public shares, or approximately 25% of the CCX public shares subject to redemption, are redeemed for an aggregate payment of approximately $104.9 million based on the estimated per-share redemption price of approximately $10.13 per share from the Trust Account based on funds in the Trust Account as of September 30, 2025. This scenario further assumes the reclassification of unredeemed CCX public shares to permanent equity of $314.7 million, and the payment of the estimated CCX transaction costs of $27.0 million.

(3)

50% Redemption Scenario. This scenario assumes that 20,700,000 CCX public shares, or 50% of the CCX public shares subject to redemption, are redeemed for an aggregate payment of approximately $209.8 million based on the estimated per-share redemption price of approximately $10.13 per share from the Trust Account based on funds in the Trust Account as of September 30, 2025. This scenario further assumes the reclassification of unredeemed CCX public shares to permanent equity of $209.8 million, and the payment of the estimated CCX transaction costs of $27.0 million.

(4)

75% Redemption Scenario. This scenario assumes that 31,050,000 CCX public shares, or 75% of the CCX public shares subject to redemption, are redeemed for an aggregate payment of approximately $314.7 million based on the estimated per-share redemption price of approximately $10.13 per share from the Trust Account based on funds in the Trust Account as of September 30, 2025. This scenario further assumes the reclassification of unredeemed CCX public shares to permanent equity of $104.9 million and the payment of the estimated CCX transaction costs of $27.0 million.

(5)

Maximum Redemption Scenario. This scenario assumes that 41,400,000 CCX public shares, or 100% of the CCX public shares subject to redemption, are redeemed for an aggregate payment of approximately $419.6 million based on the estimated per-share redemption price of approximately $10.13 per share from the Trust Account based on funds in the Trust Account as of September 30, 2025. This scenario further assumes payment of the estimated CCX transaction costs of $27.0 million. This scenario is based on the maximum number of redemptions that may occur to meet the CCX Net Tangible Asset closing condition.

After taking into account the effects of the consummation of the Mergers and shares issuable to Infleqtion stockholders, the valuation of the Post-Closing Company would need to equal the following amounts in order for the non-redeeming shareholders’ interest per share to be at least equal to the IPO price per CCX public share of $10.00 (in thousands, except share and per share information):

	Assuming No Redemption	25% Redemption Scenario	50% Redemption Scenario	75% Redemption Scenario	Assuming Maximum Redemption
Infleqtion Stockholders(1)	150,220,002	150,220,002	150,220,002	150,220,002	150,220,002
Sponsor shares(2)	10,650,000	10,650,000	10,650,000	10,650,000	10,650,000
CCX public shareholders	41,400,000	31,050,000	20,700,000	10,350,000	—
PIPE Investors(3)	12,654,760	12,654,760	12,654,760	12,654,760	12,654,760

Total Post-Closing Company Common Stock	214,924,762	204,574,762	194,224,762	183,874,762	173,524,762

CCX IPO Price Per Share	10.00	10.00	10.00	10.00	10.00
Valuation of the Post-Closing Company to achieve CCX IPO Price Per Share	$2,149,248	$2,045,748	$1,942,248	$1,838,748	$1,735,248

(1)

Consists of 148,799,431 shares of Post-Closing Company common stock issuable in respect of shares of Infleqtion common stock and Infleqtion preferred stock, and 1,420,571 shares of Post-Closing Company common stock issuable in respect of Infleqtion restricted stock awards, which are considered to be legally outstanding as of Closing. Both are based on an assumed Exchange Ratio of 0.347. The Exchange Ratio reflects the Infleqtion common stock, preferred stock, and options, in each case, outstanding as of September 11, 2025 and does not reflect any issuances of Infleqtion capital stock or Infleqtion options after such date.

(2)

Includes 300,000 CCX private placement shares held by the Sponsor and 10,350,000 CCX Founder Shares held by the Sponsor. The outstanding amount of CCX Founder shares includes 1,500,000 shares that will become unvested as of the Closing and will revest on the occurrence of the Triggering Event. At the Closing, all of the CCX Founder Shares held by the Sponsor will be outstanding and entitled to vote.

(3)

Pursuant to the terms of the PIPE Subscription Agreements, as described above, CCX has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy, 12,654,760 Subscribed Shares at a purchase price of $10.00 per share for an aggregate commitment of $126.5 million.

This required disclosure is not a guarantee that the trading price of the common stock of the Post-Closing Company will not be below the IPO offering price of CCX, nor is the disclosure a guarantee that the Post-Closing Company valuation will attain one of the stated levels of valuation. This required disclosure excludes the following potential sources of dilution that are not automatically convertible and are expected to remain outstanding upon the consummation of the Transactions:

	Assuming No Redemption	25% Redemption Scenario	50% Redemption Scenario	75% Redemption Scenario	Assuming Maximum Redemption
Stock options	31,768,216	31,768,216	31,768,216	31,768,216	31,768,216
Public Warrants	10,350,000	10,350,000	10,350,000	10,350,000	10,350,000
Private Placement Warrants	75,000	75,000	75,000	75,000	75,000
The Incentive Plan	—	—	—	—	—
The ESPP	—	—	—	—	—

EXTRAORDINARY GENERAL MEETING OF CCX

Unless the context otherwise requires, references in this subsection to “we,” “our” and “us” generally refer to CCX prior to the business combination.

General

CCX is furnishing this proxy statement/prospectus to CCX shareholders (“you”) as part of the solicitation of proxies by the CCX Board for use at the extraordinary general meeting of CCX shareholders (the “extraordinary general meeting”) to be held on     , 2026, and at any adjournment or postponement thereof. This proxy statement/prospectus provides CCX shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held via live webcast at  a.m. Eastern Time, on     , 2026. The extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitalx/2026, where you will be able to listen to the meeting live ask questions and vote during the meeting. For the purposes of Cayman Islands law and the CCX current articles of association, the physical location of the extraordinary general meeting will be Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019. Please have your control number, which can be found on your proxy card, to join the extraordinary general meeting. If you do not have a control number, please contact Continental Stock Transfer & Trust Company, the transfer agent (the “Transfer Agent”).

Shareholders who hold their investments through a bank or broker will need to contact the Transfer Agent to receive a control number. If you plan to vote at the extraordinary general meeting you will need to have a legal proxy from your bank or broker. If you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. In either case you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at 917-262-2373 or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to the internet, you can listen to the meeting by dialing 1-800-450-7155 (toll-free) (or +1 857-999-9155 if you are located outside the United States and Canada (standard rates apply)) and when prompted enter 3984987#. Please note that you will not be able to vote or ask questions at the extraordinary meeting if you choose to participate telephonically.

You may attend, vote and examine the list of shareholders entitled to vote at the extraordinary general meeting by visiting https://www.cstproxy.com/churchillcapitalx/2026 and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

The Proposals to be Submitted at the Extraordinary General Meeting

CCX shareholders will be asked to consider and vote on the following proposals at the extraordinary general meeting:

•

a proposal to approve by ordinary resolution the Merger Agreement and business combination — we refer to this proposal as the “business combination proposal.” Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

•

a proposal to approve, on a non-binding advisory basis, by special resolution, the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware — we refer to this proposal as the “domestication proposal.” Please see the section entitled “Proposal No. 2 — The Domestication Proposal”;

•

a proposal to approve, on a non-binding advisory basis, by special resolution, and adopt with effect from the Domestication the Proposed Certificate of Incorporation and Proposed Bylaws of CCX — we refer to this proposal as the “organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 3 — The Organizational Documents Proposal”;

•

proposals to approve, on a non-binding advisory basis and as required by the applicable SEC guidance, by ordinary resolution, certain of the material differences between the CCX current articles of association and the Proposed Certificate of Incorporation and the Proposed Bylaws — we refer to these proposals as the “advisory organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 4 — The Advisory Organizational Documents Proposal”;

•

a proposal to approve, by ordinary resolution, including for purposes of complying with applicable Nasdaq Rules or the rules of NYSE, the issuance of shares of common stock of the Post-Closing Company following the Domestication in connection with the Merger — we refer to this proposal as the “stock issuance proposal.” Please see the section entitled “Proposal No. 5 — The Stock Issuance Proposal”;

•

a proposal to approve by ordinary resolution the Incentive Plan and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex E. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal”;

•

a proposal to approve by ordinary resolution the ESPP and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached to this proxy statement/prospectus as Annex F. Please see the section entitled “Proposal No. 7 — The ESPP Proposal”;

•

a proposal to approve, on a non-binding advisory basis, by ordinary resolution, the election of directors to serve staggered terms on the Post-Closing Company Board following the consummation of the business combination until immediately following the date of the 2026, 2027 and 2028 annual stockholder meetings, as applicable, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death — we refer to this proposal as the “director election proposal” and, collectively with the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal and the ESPP proposal, the “condition precedent proposals.” Please see the section entitled “Proposal No. 8 — The Director Election Proposal”; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals at the extraordinary general meeting — we refer to this proposal as the “adjournment proposal.” Please see the section entitled “Proposal No. 9 — The Adjournment Proposal.”

Each of the condition precedent proposals (as defined above) is cross-conditioned on the approval of each other. Therefore, if any of the condition precedent proposals are not approved, none of the other condition precedent proposals will have any effect, even if approved by the requisite holders of CCX Ordinary Shares. It is important for you to note that in the event that any of those proposals are not approved, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

Recommendation of the CCX Board

The CCX Board believes that the business combination proposal and the other proposals to be presented at the extraordinary general meeting are fair to, and in the best interests of CCX and its shareholders. Accordingly, the CCX Board unanimously recommends that shareholders vote “FOR” the business combination proposal, “FOR” the domestication proposal, “FOR” the organizational documents proposal, “FOR” the advisory organizational documents proposal, “FOR” the stock issuance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the director election proposal and, if presented, “FOR” the adjournment proposal.

When you consider the CCX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination” for additional information. The CCX Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to CCX shareholders that they vote “FOR” the proposals presented at the extraordinary general meeting.

Voting Power; CCX Record Date

CCX shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned CCX Ordinary Shares at the close of business on January 13, 2026 (the “CCX record date”), which is the record date for the extraordinary general meeting. CCX shareholders will have one vote for each share of CCX Ordinary Shares owned at the close of business on the CCX record date. If your CCX Ordinary Shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the CCX record date, there were 52,050,000 CCX Ordinary Shares outstanding, of which 41,700,000 were CCX Class A Ordinary Shares and 10,350,000 were CCX Class B Ordinary Shares.

Quorum

A quorum of CCX shareholders is necessary to hold a valid meeting. A quorum for such meeting will consist of the holders present by attendance via the virtual meeting website, in person or by proxy of CCX Ordinary Shares representing at least one-third (1/3) of the paid up voting share capital of CCX entitled to vote at such meeting. The Sponsor owns 20.46% of the outstanding CCX Ordinary Shares (0.72% of the outstanding CCX Class A Ordinary Shares and 100.0% of the outstanding CCX Class B Ordinary Shares) as of the CCX record date, which will count towards this quorum. As a result, as of the CCX record date, in addition to shares of the Sponsor, 15,375,001 CCX Ordinary Shares held by CCX public shareholders would be required to be present at the extraordinary general meeting to achieve a quorum. Proxies that are marked “abstain” will be treated as shares of CCX public shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will be counted for the purposes of determining the existence of a quorum, but will not be considered votes cast at the extraordinary general meeting.

Effect of Abstentions and Broker Non-Votes

As a matter of Cayman Islands law, abstentions will not constitute votes cast at the CCX extraordinary general meeting and therefore will have no effect on the approval of the proposals.

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your CCX Ordinary Shares with respect to nonroutine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the shareholders at the extraordinary general meeting will be considered nonroutine and, therefore, your broker, bank or nominee cannot vote your CCX Ordinary Shares without your instruction on any of the proposals presented at the extraordinary general meeting. If you do not provide voting instructions to your broker, bank or other nominee with respect to any of the proposals presented at the extraordinary general meeting, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your CCX Ordinary Shares with respect to those proposals; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.”

Broker non-votes will be counted for the purposes of determining the existence of a quorum, but will not be considered votes cast at the extraordinary general meeting. Your bank, broker or other nominee can vote your CCX Ordinary Shares only if you provide instructions on how to vote. You should instruct your broker to vote your CCX Ordinary Shares in accordance with directions you provide.

Broker non-votes will not have any effect on the outcome of the proposals.

Vote Required for Approval

The Sponsor owns of record and is entitled to vote 20.46% of the outstanding CCX Ordinary Shares (0.72% of the outstanding CCX Class A Ordinary Shares and 100.0% of the outstanding CCX Class B Ordinary Shares) as of the CCX record date. Such shares, as well as any CCX Ordinary Shares acquired in the aftermarket by the Sponsor, will be voted in favor of the proposals presented at the extraordinary general meeting. Accordingly, the business combination proposal does not require the approval of a majority of the unaffiliated holders of CCX.

The approval of each of the business combination proposal, stock issuance proposal, incentive plan proposal, ESPP proposal, director election proposal, advisory documents proposal, and, if necessary, the adjournment proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting with regard to the business combination proposal, stock issuance proposal, incentive plan proposal, ESPP proposal, director election proposal and, if necessary, the adjournment proposal, will have no effect on such proposals. Prior to the closing of an initial business combination, the CCX current articles of association prescribe that only holders of CCX Class B Ordinary Shares are entitled to appoint and remove directors. This provision of the CCX current articles of association may only be amended if approved by a special resolution passed by at least 90% (or, where such amendment is proposed in respect of the consummation of CCX’s initial business combination, two-thirds) of the CCX Ordinary Shares voting at the applicable general meeting, voting together as a single class. Accordingly, the director election proposal is being voted on by CCX shareholders on a non-binding advisory basis only.

The approval of the domestication proposal and the organizational documents proposal requires a special resolution, being the affirmative vote of holders of at least two-thirds of the CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting with regard to the domestication proposal and the organizational documents proposal will have no effect on such proposals. Under the CCX current articles of association, CCX’s directors have the authority to resolve that CCX be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing (including, but not limited to, the approval of the organizational documents to be adopted by the Company in such other jurisdiction to the extent applicable). Accordingly, it is not necessary for CCX to receive shareholder consent to the domestication, and the domestication proposal and the organizational documents proposal are therefore being presented to CCX shareholders on a non-binding advisory basis only.

Consummation of the business combination is conditioned on the approval of each of the condition precedent proposals. If any of those proposals are not approved, at the extraordinary general meeting (or any adjournment or postponement thereof) then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

Voting Your Shares

Each share of CCX Ordinary Shares that you own in your name entitles you to one vote. If your shares of CCX ordinary share are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your CCX Ordinary Shares at the extraordinary general meeting:

•

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your CCX Ordinary Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your CCX Ordinary Shares, your shares will be voted at your proxy’s discretion. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting via the virtual meeting website and vote during the meeting by following the instructions on your proxy card. If you attend and vote at the extraordinary general meeting, you will automatically revoke any previously submitted proxy. You can access the extraordinary general meeting by visiting the website https://www.cstproxy.com/ churchillcapitalx/2026. You will need your control number for access. If you do not have a control number, please contact Continental Stock Transfer & Trust Company. Instructions on how to attend and participate at the extraordinary general meeting are available at www.cstproxyvote.com.

However, if your CCX Ordinary Shares are held in the name of your broker, bank or another nominee, you must get a proxy card from the broker, bank or other nominee. That is the only way CCX can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a CCX shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify CCX’s secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting and vote at the extraordinary general meeting, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a CCX shareholder and have any questions about how to vote or direct a vote in respect of your CCX Ordinary Shares, you may contact Proxy Solicitor, CCX’s proxy solicitor, by phone at (800) 662-5200 (Toll Free) or by email at CCCX.info@investor.sodali.com, or CCX by phone at (212) 380-7500 or by email at info@churchillcapitalcorp.com.

Redemption Rights

Pursuant to the CCX current articles of association, any holder of CCX public shares who is not the Sponsor or a CCX officer or director may, contemporaneously with the vote on the business combination proposal, request to redeem all or a portion of its CCX public shares for cash, regardless of whether it votes “for” or “against” the business combination proposal. Any such CCX shareholder holding CCX public shares as of the CCX record date may demand that CCX redeem such shares for cash in an amount equal to their pro rata portion of the funds held in the trust account net of permitted withdrawals (which, for illustrative purposes, was approximately $10.25 per share as of the CCX record date), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder of CCX public shares properly exercises its redemption rights as described in this section and the business combination is consummated, CCX will redeem such holder’s shares for a pro rata portion of funds held in the trust account and the holder will no longer own CCX public shares following the business combination.

Notwithstanding the foregoing, (1) a holder of CCX public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the CCX public shares. Accordingly, all CCX public shares in excess of 15% held by a CCX public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash and (2) a holder of CCX public shares that holds CCX public shares beneficially through a nominee must identify itself to CCX in connection with any redemption election in order to validly redeem such CCX public shares. Moreover, pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive any redemption rights with respect to any CCX Class A Ordinary Shares they own in connection with the consummation of the business combination.

Holders of CCX public shares may demand redemption by delivering their shares, either physically or electronically using Depository Trust Company’s DWAC System, and requesting in writing that CCX redeem such CCX public shares for cash to Continental Stock Transfer & Trust Company, CCX’s transfer agent, at least two business days prior to the initially scheduled vote at the extraordinary general meeting (the “Redemption Deadline”). If you hold the shares of CCX in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares of CCX public shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the business combination is not consummated, this may result in an additional cost to CCX shareholders for the return of their shares.

The Redemption Deadline may occur prior to the Domestication, but the redemption will be with respect to Post-Closing Company common stock that an electing holder of CCX public shares holds after the Domestication. For the purposes of the CCX current articles of association, the exercise of redemption rights will be treated as an election to have such CCX public shares redeemed for cash, and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly. Immediately following the Domestication and the Closing, the Post-Closing Company will satisfy the exercise of redemption rights by redeeming the corresponding shares of Post-Closing Company common stock issued to the CCX public shareholders that validly exercised their redemption rights.

Any request to redeem CCX public shares may not be withdrawn once submitted to CCX unless the directors of the CCX Board determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

If the business combination is not approved or completed for any reason, then holders of CCX public shares that elected to exercise their redemption rights will not be entitled to redeem their CCX public shares for cash in an amount equal to their pro rata portion of the funds held in the trust account, as applicable. In such case, CCX will promptly return any CCX public shares delivered by shareholders. Additionally, if CCX would be left with less than $5,000,001 of net tangible assets as a result of the holders of CCX public shares properly demanding redemption of their shares for cash, CCX will not be able to consummate the business combination and after giving effect to the receipt of CCX of the net amount of proceeds from the PIPE Investment.

The closing price of CCX Class A Ordinary Shares on the CCX record date was $18.06 per share. The cash held in the trust account on such date was approximately $424,248,406.86 ($10.25 per CCX public share outstanding as of the record date). Prior to exercising redemption rights, CCX shareholders should verify the market price of CCX public shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CCX cannot assure its shareholders that they will be able to sell their CCX public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when CCX shareholders wish to sell their shares.

If a holder of CCX public shares properly exercises their redemption rights and the business combination is consummated, then they will be exchanging their CCX public shares for cash and will no longer own those shares. They will be entitled to receive cash for their CCX public shares only if they properly exercise their redemption rights no later than the Redemption Deadline by delivering their share certificate (either physically or electronically) to CCX’s transfer agent prior to the Redemption Deadline.

Pursuant to the Sponsor Agreement, the Sponsor and the Insiders have agreed to waive their redemption rights with respect to all of their CCX Ordinary Shares in connection with the consummation of the business combination and, because of this, such CCX Ordinary Shares are excluded from the pro rata calculation used to determine the per share redemption price. As is customary in transactions of this type, the Sponsor and the Insiders did not receive any consideration for waiving their redemption rights.

Appraisal Rights

CCX shareholders do not have appraisal rights in connection with the business combination under the DGCL.

Proxy Solicitation Costs

CCX is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail. CCX and its directors, officers and employees may also solicit proxies in person or by other electronic means. CCX will bear the cost of the solicitation.

CCX has hired Proxy Solicitor to assist in the proxy solicitation process. CCX will pay that firm a fee of $30,000 for the extraordinary general meeting plus disbursements. Such payment will be made from non-trust account funds.

CCX will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CCX will reimburse them for their reasonable expenses.

Purchases of Shares

The Sponsor and/or its affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event shares are purchased in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases would be to reduce the number of shares of CCX public shares that may be redeemed in connection with the business combination, and may include a business decision to increase such purchaser’s ownership at an attractive price. In addition, the Sponsor and/or its affiliates may purchase CCX public shares on the open market prior to the extraordinary general meeting and separate from the redemption process conducted in connection with the business combination (“Open Market Purchases”). The Sponsor and/or its respective affiliates shall only make Open Market Purchases to the extent the price per share of CCX public shares so acquired is no higher than the redemption price that would be available in connection with the redemption procedures described in this proxy statement/prospectus. In addition, the Sponsor and/or its affiliates will waive any redemption rights with respect to any CCX public shares purchased in Open Market Purchases and will not vote any CCX public shares purchased in Open Market Purchases in favor of the proposals. While the exact nature of any such arrangements has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Infleqtion’s consent, the transfer to such investors or holders of shares owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares such person owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Infleqtion business combination proposal and other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor or any of its affiliates. CCX will file a Current Report on Form 8-K to disclose arrangements entered into, or significant purchases made by, any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

CCX shareholders are being asked to approve the Merger Agreement and business combination (the “business combination proposal”). The discussion in this proxy statement/prospectus of the business combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see the section entitled “— Certain Agreements Related to the Business Combination — Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement.

Unless the context otherwise requires, references in this section to “we,” “our” and “us” generally refer to CCX prior to the business combination.

General

Structure of the Transactions

On September 8, 2025, CCX entered into the Merger Agreement with Merger Subs and Infleqtion. Pursuant to the Merger Agreement, the parties thereto will enter into the business combination which includes (a) the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”), and (b) following the Domestication, the merger of Merger Sub I with and into Infleqtion, with Infleqtion continuing as the surviving corporation, and immediately thereafter, the merger of such surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly-owned subsidiary of CCX.

The following diagram depicts the current ownership structure of Infleqtion and CCX:

The following diagram depicts the Transactions:

CCX
Shareholders
CCX
Inflegtion
merger
Merger Sub II

The following diagram illustrates the ownership structure of the Post-Closing Company immediately following the Transactions. These levels of ownership interest (1) assume that (a) no CCX public shareholder exercises their redemption rights in connection with the Transactions, (b) no CCX common stock is issued to the Sponsor in connection with the conversion of unpaid amounts under the Working Capital Loans, (c) CCX sells and issues 12,654,760 shares of CCX common stock to the PIPE Investors pursuant to the PIPE Investment and (d) there are no other issuances of equity interests of CCX or Infleqtion and (2) do not take into account (a) any assumed Infleqtion options that may be exercised after the consummation of the business combination, for which an estimated 31,768,398 shares of Post-Closing Company common stock are expected to be reserved, or (b) the potential issuance of any shares of Post-Closing Company common stock reserved for issuance under the Incentive Plan and ESPP. The estimated Exchange Ratio of 0.347 reflects Infleqtion capital stock outstanding as of September 11, 2025. If the actual facts are different from these assumptions, CCX public shareholders’ percentage ownership in the Post-Closing Company will be different.

Infleqtion Stockholders (69.9%)
CCX public Stockholders (19.3%)
Sponsor Stockholders (5.0%)
PIPE Investors (5.8%)
Post-Closing Company
Infleqtion
Infleqtion Subsidiaries

The ownership structure of the Post-Closing Company may differ from what is illustrated in the foregoing diagram. For more information on the ownership structure of the Post-Closing Company immediately following the business combination in the No Redemption Scenario and Maximum Redemptions Scenario, please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Merger Consideration

Infleqtion will take all actions necessary or appropriate so that, immediately prior to the Closing, all shares of Infleqtion preferred stock (including Infleqtion restricted stock awards in respect of Infleqtion preferred stock) will be converted into shares of Infleqtion common stock (the “Conversion”) pursuant to the terms of the Merger Agreement. See the section entitled “Description of Securities” for more information regarding the Post-Closing Company common stock. Following the Conversion no shares of Infleqtion preferred stock will be outstanding and each holder of Infleqtion preferred stock will thereafter cease to have any rights with respect to any shares of Infleqtion preferred stock.

Subject to the terms and conditions of the Merger Agreement, the value of the aggregate consideration to be paid to Infleqtion stockholders, holders of outstanding Infleqtion restricted stock awards and holders of Infleqtion options will be $1,800,000,000 (the “Equity Value”), which consideration will be paid entirely in shares of Post-Closing Company common stock in an amount equal to $10.00 per share.

Each share of Infleqtion common stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Conversion, but other than Excluded Shares and Dissenting Shares) will be automatically cancelled and converted into the right to receive a number of shares of Post-Closing Company common stock equal to the Exchange Ratio. The Exchange Ratio is based on the per share Equity Value (calculated in accordance with the Merger Agreement). Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, we estimate that the Exchange Ratio will be approximately     shares of Post-Closing Company common stock for each issued and outstanding share of Infleqtion common stock; see the section entitled “— General — Structure of the Transactions.”

At the Effective Time, by virtue of the Merger and without any further action on the part of CCX, Merger Subs, Infleqtion or any holder of any securities of CCX or Infleqtion, the following will occur:

•

Each share of Infleqtion common stock (including shares of Infleqtion common stock issued upon the Conversion) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and exchanged for the right to receive a number of shares of Post-Closing Company common stock equal to the Exchange Ratio in accordance with the terms of the Merger Agreement and as described above.

•

Each issued and outstanding share of common stock of Merger Sub I will be converted into and become one validly issued, fully paid and nonassessable share of common stock of Infleqtion, which will constitute the only outstanding shares of common stock of Infleqtion as the surviving corporation of the first merger, and, immediately thereafter in the second merger, each issued and outstanding share of common stock of Infleqtion will be cancelled and retired and each issued and outstanding membership interest of Merger Sub II will remain outstanding and constitute all of the membership interests of the surviving entity as a wholly-owned subsidiary of CCX.

•

Each share of Infleqtion capital stock held in Infleqtion’s treasury or owned by CCX, Merger Sub I or Infleqtion immediately prior to the Effective Time (each, an “Excluded Share”) will automatically be cancelled or surrendered (as applicable) and no consideration will be paid or payable with respect thereto.

For more information regarding the sources and uses of the funds utilized to consummate the business combination, please see the section below entitled “— Sources and Uses of Funds for the Transactions.”

Exchange and Fractional Shares

Immediately prior to or at the Effective Time, CCX will deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) evidence in book-entry form of shares of Post-Closing Company common stock representing the number of shares of Post-Closing Company common stock sufficient to deliver the Merger Consideration.

At or prior to the Effective Time, CCX will instruct the Exchange Agent to, at or promptly after the Effective Time, issue to each Infleqtion stockholder the portion of the Merger Consideration to which that Infleqtion stockholder is entitled pursuant to the Merger Agreement at or promptly after the Closing.

Notwithstanding anything to the contrary as described in the Merger Agreement, no fraction of a share of CCX common stock will be issued by virtue of the Merger Agreement or the Transactions, and each Infleqtion stockholder that would otherwise be entitled to a fraction of a share of CCX common stock (after aggregating all shares of CCX common stock to which such Infleqtion stockholder otherwise would be entitled) will instead have the number of shares of CCX common stock issued to such Infleqtion stockholder rounded up or down to the nearest whole share of CCX common stock (with 0.5 of a share or greater rounded up), as applicable.

Treatment of Infleqtion Options and Infleqtion Restricted Stock Awards

At the Effective Time, each outstanding and unexercised Infleqtion option (whether or not vested) will be assumed by the Post-Closing Company and converted into an Exchanged Option, except that (1) the number of shares of Post-Closing Company common stock subject to such Exchanged Option will equal (a) the number of shares of Infleqtion common stock that were subject to such Infleqtion option immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole share, and (2) the Exchanged Option’s per share exercise price will equal the quotient of (a) the exercise price per share of Infleqtion common stock at which such Infleqtion option was exercisable immediately prior to the Effective Time, divided by (b) the Exchange Ratio, with any fractional cent rounded up to the nearest whole cent. All incentive stock options will be adjusted in accordance with the requirements of Section 424 of the Code and will be adjusted in a manner that complies with or is exempt from Section 409A of the Code.

At the Effective Time, each outstanding Infleqtion restricted stock award that is outstanding as of immediately prior to the Effective Time will be converted into a Post-Closing Company restricted stock award, which is equal to the product of (1) the number of shares of Infleqtion common stock that were subject to such Infleqtion restricted stock award immediately prior to the Effective Time (after giving effect to the Conversion) multiplied by (2) the Exchange Ratio, rounded up or down to the nearest whole share (with 0.5 of a share or greater rounded up), as applicable. All Post-Closing Company restricted stock awards will be subject to substantially the same terms and conditions as were applicable to such Infleqtion restricted stock award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions).

Impact of the Business Combination on Our Public Float

As of the date of this proxy statement/prospectus, there are 52,050,000 CCX Ordinary Shares issued and outstanding, which includes 41,400,000 CCX public shares, 10,350,000 CCX Founder Shares held by the Sponsor and 300,000 CCX private placement shares held by the Sponsor. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Transactions) CCX’s fully diluted share capital would be 52,050,000 CCX Class A Ordinary Share equivalents.

The following table illustrates varying ownership levels in the Post-Closing Company immediately following the consummation of the business combination, based on the No Redemption Scenario and Maximum Redemptions Scenario:

•	No Redemption Scenario: which is the scenario that assumes no CCX public shareholders exercise their redemption rights.

•

Maximum Redemptions Scenario: which is the scenario that illustrates the largest number of redemptions by CCX public shareholders that can occur while still satisfying the Minimum Cash Condition. This scenario assumes that Available Closing SPAC Cash is equal to $100.0 million.

	No Redemption Scenario(1)		Maximum Redemptions Scenario(2)
	Shares	% Ownership	Shares	% Ownership
Infleqtion stockholders(3)	150,220,002	69.9%	150,220,002	86.6%
Sponsor shares(4)	10,650,000	5.0%	10,650,000	6.1%
CCX public shareholders	41,400,000	19.3%	—	—
PIPE Investors(5)	12,654,760	5.8%	12,654,760	7.3%

Total	214,924,762	100%	173,524,762	100%

(1)	Assumes no CCX public shareholders exercise their redemption rights.
(2)

Assumes redemptions of 41,400,000 CCX public shares in connection with the Transactions, which would still result in satisfaction of the Minimum Cash Condition. This scenario is based on the trust account balance as of September 30, 2025, as described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation.”

(3)

Consists of 148,799,431 shares of Post-Closing Company common stock issuable in respect of shares of Infleqtion common stock and Infleqtion preferred stock, and 1,420,571 shares of Post-Closing Company common stock issuable in respect of Infleqtion restricted stock awards, which are considered to be legally outstanding as of Closing. Both are based on an assumed Exchange Ratio of 0.347. The Exchange Ratio reflects the Infleqtion common stock, preferred stock, and options, in each case, outstanding as of September 11, 2025 and does not reflect any issuances of Infleqtion capital stock or Infleqtion options after such date.

(4)

Includes 300,000 CCX private placement shares held by the Sponsor and 10,350,000 CCX Founder Shares held by the Sponsor. The outstanding amount of CCX Founder shares includes 1,500,000 shares that will become unvested as of the Closing and will revest on the occurrence of the Triggering Event. At the Closing, all of the CCX Founder Shares held by the Sponsor will be outstanding and entitled to vote.

(5)

Pursuant to the terms of the PIPE Subscription Agreements, as described above, CCX has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy, 12,654,760 Subscribed Shares at a purchase price of $10.00 per share for an aggregate commitment of $126.5 million.

Deferred Underwriting Fees

Approximately $3.0 million of the underwriting fee payable in connection with the CCX IPO was deferred and conditioned upon completion of an initial business combination. The amount of fees payable to BTIG will be reduced from $3.0 million to $1.5 million in the event that the amount held in CCX’s trust account following the closing of the Transactions is less than $100 million.

Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. All CCX shareholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the business combination.

The Domestication

At least one day prior to the Closing, CCX will transfer its registration by way of continuation from the Cayman Islands to the State of Delaware. Please see the section entitled “Proposal No. 2 — The Domestication Proposal.”

Closing and Effective Time of the Mergers

The Closing will take place promptly following the satisfaction or waiver of the conditions described below under the section entitled “— Conditions to Closing General Conditions,” unless CCX and Infleqtion mutually agree in writing to another time or unless the Merger Agreement is terminated pursuant to the terms set forth in the section entitled “— Termination.” The Transactions are expected to be consummated promptly after the approval by CCX shareholders of the proposals voted on at the extraordinary general meeting, as described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Infleqtion that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	corporate organization;

•	subsidiaries;

•	the authorization, performance and enforceability of the Merger Agreement and the Transaction Agreements;

•	no conflict;

•	consents, filings, approval or authorization of governmental authorities;

•	current capitalization;

•	capitalization of subsidiaries;

•	financial statements;

•	absence of undisclosed liabilities;

•	litigation and proceedings;

•	compliance with laws;

•	contracts and absence of defaults;

•	benefit plans;

•	labor matters;

•	taxes;

•	insurance;

•	permits;

•	real property;

•	intellectual property and data security;

•	anti-bribery, anti-corruption and anti-money laundering;

•	sanctions, import and export controls;

•	outbound investment security program status;

•	environmental matters;

•	absence of any material adverse effect and certain changes;

•	brokers’ fees;

•	related party transactions; and

•	certain information in this proxy statement/prospectus.

The Merger Agreement contains customary representations and warranties of CCX and Merger Subs that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	corporate organization;

•	the authorization, performance and enforceability of the Merger Agreement and Transaction Agreements;

•	no conflict;

•	compliance with laws;

•	litigation and proceedings;

•	consent, approval or authorization of governmental authorities;

•	financial ability to enter into the Merger, funds available in CCX’s trust account and absence of indebtedness;

•	brokers’ fees;

•	SEC reports, financial statements and compliance with the Sarbanes-Oxley Act;

•	absence of undisclosed liabilities;

•	business activities;

•	tax matters;

•	employees;

•	capitalization;

•	NYSE listing;

•	absence of action or notice from NYSE or the SEC;

•	the Sponsor Agreement;

•	related party transactions;

•	the Investment Company Act;

•	sanctions;

•	CFIUS foreign person status;

•	data security program status;

•	outbound investment security program status;

•	this proxy statement/prospectus and additional SEC reports;

•	the fairness opinion of Ocean Tomo; and

•	no outside reliance.

Covenants

The parties to the Merger Agreement have each agreed to use commercially reasonable efforts to prepare and file any information as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions and to use commercially reasonable efforts to obtain certain required consents and approvals that are required to be obtained under certain contracts of Infleqtion. The parties to the Merger Agreement have also agreed to take such other actions as may be reasonably necessary to satisfy the conditions of the other parties as set forth in the Merger Agreement or to otherwise comply with the Merger Agreement and to consummate the Transactions as soon as practicable.

During the pre-closing period, unless expressly contemplated by the Merger Agreement, required by law or any governmental authority, consented to by CCX (which consent will not be unreasonably conditioned, withheld, delayed or denied), or set forth in Infleqtion’s disclosure letter to the Merger Agreement, Infleqtion has agreed to, and to cause its subsidiaries to, use commercially reasonable efforts to operate its business in all material respects in the ordinary course of business.

During the pre-Closing period, unless expressly contemplated by the Merger Agreement, required by law or any governmental authority, consented to by CCX (which consent will not be unreasonably conditioned, withheld, delayed or denied), or set forth in Infleqtion’s disclosure letter to the Merger Agreement, Infleqtion has agreed that neither Infleqtion nor any of its subsidiaries will take the following actions:

•

change or amend Infleqtion’s current certificate of incorporation or other organizational documents of Infleqtion, except (1) as otherwise required by law or (2) as required in order to effectuate (a) the conversion of Infleqtion preferred stock into Infleqtion common stock or (b) in connection with a PIPE Investment;

•

make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned subsidiary of Infleqtion to Infleqtion or any other wholly-owned subsidiaries of Infleqtion;

•

enter into, assume, assign, partially or completely amend any material term or modify any material term of or terminate any employee collective bargaining contract of Infleqtion or any of its subsidiaries, other than entry into such agreements in the ordinary course of business;

•

other than seeking and negotiating PIPE Subscription Agreements, (1) issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares or any other equity or voting securities of Infleqtion or any of its subsidiaries or (2) issue or grant any options, warrants, convertible securities or other rights to purchase, convert into, exchange for or otherwise obtain any shares or any other equity or voting securities of Infleqtion, or amend, modify or waive the terms of any of the foregoing, in each case other than (a) those issuances of Infleqtion options to eligible recipients disclosed in Infleqtion’s disclosure letter to the Merger Agreement, in each case pursuant to 2017 Plan, (b) issuances of shares of Infleqtion common stock upon the exercise of Infleqtion options or the conversion of Infleqtion preferred stock, in each case, that are outstanding as of September 8, 2025 or issued or granted thereafter in compliance with the terms of the Merger Agreement, and in the case of Infleqtion options, in accordance with the terms of the 2017 Plan and award agreement or (c) in connection with a PIPE Investment;

•

sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any lien (other than a permitted lien) on, or otherwise dispose of, any material intellectual property or any material assets, rights, technology or properties of Infleqtion and its subsidiaries, taken as a whole, other than the sale or non-exclusive license of software, goods, products and services to customers in the ordinary course of business, non-exclusive licenses to service providers in connection with provision of services to Infleqtion and its subsidiaries in the ordinary course of business, or the sale, non-exclusive license or other disposition of technology or equipment deemed by Infleqtion in its reasonable business judgment to be obsolete or not material to the business of Infleqtion and its subsidiaries, in each case, in the ordinary course of business;

•

(1) cancel or compromise any claim or indebtedness owed to Infleqtion or any of its subsidiaries, (2) settle any pending or threatened action, (a) if such settlement would require payment by Infleqtion in an amount greater than $500,000, (b) to the extent such settlement includes an agreement to accept or concede injunctive relief or (c) to the extent such settlement involves a governmental authority (unless such settlement would not reasonably be expected to be materially adverse to Infleqtion) or alleged criminal wrongdoing, or (3) agree to modify in any respect materially adverse to Infleqtion and its subsidiaries any confidentiality or similar contract to which Infleqtion or any of its subsidiaries are a party;

•

directly or indirectly acquire (by merger, consolidation, purchase of a substantial portion of stock or assets or otherwise), any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof in a transaction that would be material to Infleqtion and its subsidiaries, taken as a whole;

•

make any loans or advance any money or other property to any person, except for (1) advances in the ordinary course of business to employees or officers of Infleqtion or any of its subsidiaries for expenses not to exceed $500,000 in the aggregate and (2) prepayments made to suppliers of Infleqtion or any of its subsidiaries;

•

enter into, assume, assign, or amend any material term of or terminate (excluding any expiration in accordance with its terms) any material contract (or any contract that would constitute a Material Contract if in effect on September 8, 2025), other than entry into such agreements in the ordinary course of business; provided, that neither Infleqtion nor any subsidiary thereof will modify, amend, renew, extend, terminate or enter into any material contract (or any contract that would constitute a material contract if in effect on September 8, 2025) if the effect thereof would be to (1) impose any material restrictions on the right or ability of the Infleqtion or subsidiary thereof to engage in any line of business or compete with, or provide services to, any other person or in any geographic area, (2) grant any exclusive rights to license, market, sell or deliver any material product, service or owned intellectual property of Infleqtion or any subsidiary thereof, (3) require Infleqtion or any subsidiary thereof to exclusively purchase any material inventory, products, or services from such person, or (4) grant any “most favored nation” or similar provision in favor of the other party or a right of first refusal, first offer or first negotiation binding upon the Infleqtion or any subsidiary thereof that, in each case, is material to Infleqtion;

•	redeem, purchase or otherwise acquire, any equity interests or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events)

into or exchangeable for any equity interests of Infleqtion or any of its subsidiaries (including in satisfaction of the exercise price or Tax withholding obligations with respect to any Infleqtion options or Infleqtion restricted stock awards or other equity securities of Infleqtion outstanding as of September 8, 2025 or issued or granted thereafter in compliance with the terms of the Merger Agreement), except pursuant to exercises (excluding the exercise of redemption rights), conversion, settlement or cancellations of equity securities of Infleqtion outstanding as of September 8, 2025 or issued or granted thereafter in compliance with the terms of the Merger Agreement, repurchase or redemption of any Infleqtion restricted stock awards following a termination of employment or service of a current or former Infleqtion employee or service provider, in each case in accordance with the terms of such securities, the 2017 Plan and/or award agreement in effect as of September 8, 2025;

•	split, combine, subdivide, recapitalize or reclassify any change in respect of any shares or other equity interests or securities of Infleqtion;

•

make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of Infleqtion and its subsidiaries, other than as may be required by applicable law, GAAP or regulatory guidelines or interpretations thereof;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Infleqtion or its subsidiaries (other than the Merger and the transactions contemplated by the Merger Agreement);

•

make, change or revoke any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment (other than ordinary course of business extensions of time to file tax returns), or enter into any tax sharing or tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to taxes) or take any similar action relating to taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future tax liability of Infleqtion or any of its subsidiaries in a manner that will disproportionately affect the CCX Shareholders (as compared to the Infleqtion’s stockholders) after the Closing;

•

take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the intended tax treatment;

•

(1) modify in any material respect the terms of any indebtedness, (2) issue any debt securities, or (3) incur or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness for borrowed money in excess of $1,000,000 in the aggregate (other than indebtedness under capital leases entered into in the ordinary course of business);

•

voluntarily fail to maintain in full force and effect material insurance policies covering Infleqtion and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices (except that Infleqtion will be authorized to replace existing insurance policies with substantially comparable amounts of insurance coverage);

•

enter into any transaction or amend in any material respect any existing agreement with any person that, to the knowledge of Infleqtion, is an affiliate of Infleqtion or its subsidiaries subject to certain exclusions (excluding ordinary course of business company benefit plans, standard employment agreements and payments of annual compensation, provision of benefits or reimbursement of expenses in respect of stockholders who are officers or directors of Infleqtion or its subsidiaries);

•	other than in the ordinary course of business or as required by an existing Infleqtion benefit plan, standard employment agreement, employee collective bargaining contract, or applicable law,

(1) increase the compensation or benefits of any Infleqtion employee or accelerate the vesting or lapsing of restrictions or payment, or in any other way secure the payment, of compensation or benefits under any Infleqtion benefit plan other than payments of compensation or benefits that are immaterial, (2) establish, adopt, enter into, materially amend in any respect or terminate any material employee benefit plan or any plan, agreement, program, policy or other arrangement that would be a material employee benefit plan of Infleqtion if it were in existence as of September 8, 2025, (3) except as provided in Infleqtion’s disclosure letter to the Merger Agreement, hire or terminate without “cause” (as determined consistent with past practice) the employment of any Infleqtion employee with the title of Chief Executive Officer, Chief Financial Officer, Vice President and General Manager of Computing, Chief Operating Officer, Chief Technology Officer, Chief Legal Officer or Chief Scientist for Quantum Information, (4) implement or announce any employee layoffs, furloughs or reductions in force, in each case that would require notice or pay in lieu of notice under the WARN Act, or (5) recognize or certify any labor union as the bargaining representative for any Infleqtion employee, or become a party to, establish, adopt, amend, commence participation in or terminate any employee collective bargaining contract with a labor union;

•	make any capital expenditures (or series of related capital expenditures) other than in an amount not in excess of the amount set forth in Infleqtion’s disclosure letter to the Merger Agreement;

•	enter into any engagement letters with financial advisors or capital markets advisors; and

•	enter into any contract to do any action prohibited pursuant to the foregoing.

During the pre-Closing period, unless expressly contemplated by the Merger Agreement, required by law or any governmental authority, consented to by Infleqtion (which consent will not be unreasonably conditioned, withheld, delayed or denied), or set forth in CCX’s disclosure letter to the Merger Agreement CCX has agreed that neither CCX nor its subsidiaries will take the following actions:

•	change, modify or amend CCX’s trust agreement, the PIPE Subscription Agreements, or organizational documents or the organizational documents of Merger Subs;

•	declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, CCX;

•

split, combine, subdivide, recapitalize or reclassify any capital stock of, or other equity interests in, CCX (excluding any separation of issued and outstanding units of CCX in accordance with their terms);

•

other than in connection with the SPAC Stockholder Redemption (as defined in the Merger Agreement) or as otherwise required by CCX’s organizational documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, CCX;

•

make any withdrawals from the trust account, other than certain permitted withdrawals and interest income earned on the principal held in the trust account as permitted by the trust agreement to pay CCX’s taxes and, in an aggregate amount up to $1,000,000 per annual period, to fund CCX’s working capital requirements, in each case in the ordinary course of business;

•

make, change or revoke any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment or enter into any tax sharing or tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to taxes) or take any similar action relating to taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future tax liability of Infleqtion or any of its subsidiaries in a manner that will disproportionately affect Infleqtion’s stockholders (as compared to the CCX shareholders) after the Closing;

•

take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the intended tax treatment;

•

other than certain Permitted Working Capital Loans, enter into, renew or amend any Working Capital Loans or other transaction or contract with an affiliate of CCX (including (1) the Sponsor, the Insiders or anyone related by blood, marriage or adoption to any Insider and (2) any person in which any sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof;

•

enter into, assume, assign, or amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any contract of CCX or Merger Subs that is (or would be if entered into or assumed after September 8, 2025) a “material contract” pursuant to Regulation S-K 601;

•

waive, release, compromise, settle or satisfy any pending or threatened material claim (which includes, but is not limited to, any pending or threatened action or proceeding) or compromise or settle any liability;

•	establish a new subsidiary or enter into a new line of business;

•

fail to maintain in full force and effect its director and officer liability insurance policy in a form and amount consistent with past practices (except that the CCX will be authorized to replace existing insurance policies with substantially comparable or greater amounts of insurance coverage);

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or make a loan or advance to or investment in any third party (other than the Permitted Working Capital Loans);

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CCX or its subsidiaries (other than the Merger and the transactions contemplated by the Merger Agreement);

•	enter into any engagement letters with any financial advisors or capital markets advisors;

•

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, stock units, phantom stock ownership interests or similar rights in, CCX or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests except for certain Permitted Working Capital Loans or as expressly contemplated by the Merger Agreement.

The Merger Agreement also contains additional covenants of the parties to the Merger Agreement, including, among other things, covenants providing for:

•

the parties to prepare and file this proxy statement/prospectus and to solicit proxies from CCX shareholders to vote on the proposals that will be presented for consideration at the extraordinary general meeting;

•	compliance with the notification and reporting requirements under the HSR Act;

•

CCX to make appropriate mandatory notifications to (a) the UK Secretary of State pursuant to section 14(1) of the National Security and Investment Act 2021 (b) to the Treasurer of the Commonwealth of Australia or their delegate pursuant to the Foreign Acquisitions and Takeovers Act 1975 (Cth);

•

prior to, and if mutually agreed, following the date of the Merger Agreement, each party to use commercially reasonable efforts to obtain commitments for PIPE Investments pursuant to the terms of the PIPE Subscription Agreements;

•	mutual exclusivity during the interim period between signing of the Merger Agreement and Closing;

•	each party to take certain actions to effect the intended tax treatment of the Transactions;

•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

•

the parties to take all necessary action to cause the Post-Closing Company Board to consist of seven directors, who will include (1) one director designated by the Sponsor to be designated as a Class III director) and (2) such other individuals determined by Infleqtion, in its sole and exclusive discretion, subject to applicable law and stock exchange rules, provided that the citizenship of the members of the Post-Closing Company Board will be such that CCX will be free of foreign ownership, control or domination;

•	CCX and Infleqtion to use reasonable best efforts to provide that the management of the Post-Closing Company is as specified by the Merger Agreement;

•

CCX and Infleqtion to notify each other promptly following receipt of any threat to file, or written notice of the filing of, an action related to the Merger Agreement or the Transactions by any of their stockholders against either CCX or Merger Subs or Infleqtion or any of their respective directors or officers (any such action, a “Stockholder Action”) and to give due consideration to Infleqtion’s or CCX’s advice, as applicable, with respect to such Stockholder Action and to not settle any such Stockholder Action without the prior written consent of Infleqtion or CCX, as applicable, except as required by a court order;

•	customary indemnification of, and provision of insurance with respect to, former and current officers and directors of CCX and Infleqtion and each of their respective subsidiaries by CCX;

•

CCX to take all actions and do all things necessary, proper or advisable to satisfy on a timely basis all conditions and covenants applicable to CCX in the Sponsor Agreement, and to enforce its rights under such agreement;

•

CCX to use its reasonable best efforts to ensure CCX remains listed as a public company on, and for shares of Post-Closing Company common stock to be listed on, NYSE or such other stock exchange mutually agreed upon by CCX and Infleqtion;

•

CCX to take all steps reasonably necessary or advisable to cause the shares of Post-Closing Company common stock to trade under such symbol mutually agreed upon by Infleqtion and CCX prior to the Closing;

•

CCX to take all commercially reasonable steps as may be required to cause any acquisition or disposition of CCX Class A Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CCX to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	CCX to approve and, subject to approval of the shareholders of CCX, adopt, the Incentive Plan and the ESPP;

•

CCX to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and not take any action that would result in CCX ceasing to be an “emerging growth company” within the meaning of the JOBS Act prior to Closing;

•	CCX to cause the Domestication to become effective at least one day prior to the Closing; and

•	Infleqtion to use reasonable best efforts to obtain, by written consent, the approval of the Transactions by Infleqtion’s existing stockholders.

Conditions to Closing General Conditions

Consummation of the Transactions is conditioned on the approval of the condition precedent proposals by CCX shareholders described in this proxy statement/prospectus, and the adoption and approval of the Merger Agreement and the approval of the Merger and the other Transactions by the requisite consent of Infleqtion’s stockholders.

In addition, the consummation of the Transactions contemplated by the Merger Agreement is conditioned upon, among other things:

•	the expiration or termination of the waiting period under the HSR Act;

•

the UK Secretary of State, the Chancellor of the Duchy of Lancaster or the Investment Security Unit having (i) notified CCX in accordance with certain provisions under the NSI Act that no further action will be taken in relation to the Transaction, (ii) made a final order permitting the Transactions to proceed or (iii) provided a written order that the Transactions are not subject to review under the NSI Act;

•

the Treasurer of the Commonwealth of Australia or their delegate having either (i) provided written notice that there is no objection under FATA to the Transactions (whether or not subject to conditions), or (ii) become precluded from exercising any power to make an order under Division 2 of Part 3 of the FATA in relation to the Transactions;

•

no governmental authority having jurisdiction over any party or the Transactions will have issued any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority preventing, materially restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, and no law will have been enforced that prevents or materially restrains the consummation of the Transactions;

•	CCX having at least $5,000,001 of net tangible assets remaining after redemptions by CCX shareholders after giving effect to the receipt of CCX of the net amount of proceeds from the PIPE Investment;

•

the adoption or execution and delivery of any organizational documents or agreements necessary to give effect to the governance arrangements contemplated by the Merger Agreement and Transaction Agreements;

•	the taking of all action such that the Post-Closing Company Board as of immediately following the Closing will be constituted of the directors contemplated by the Merger Agreement;

•

the shares of Post-Closing Company common stock having been listed on Nasdaq or any other stock exchange mutually agreed upon by CCX and Infleqtion and being eligible for continued listing on such stock exchange immediately following the Closing; and

•

this registration statement having become effective in accordance with the Securities Act, no stop order having issued by the SEC with respect to the registration statement and no action seeking such order having threatened or initiated.

CCX’s Conditions to Closing

The obligations of CCX and Merger Sub to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

•	the accuracy of the representations and warranties of Infleqtion as of the Closing, subject to applicable materiality standards set forth in the Merger Agreement;

•	the covenants of Infleqtion in the Merger Agreement required to be performed as of or prior to the Closing having been performed in all material respects;

•	since the date of the Merger Agreement, there must not have occurred a Material Adverse Effect (as defined in the Merger Agreement) with respect to Infleqtion which is continuing; and

•

the last day of the 20-day period during which appraisal must be demanded as contemplated by Section 262(d)(2) of the DGCL (the “Appraisal Rights Deadline”) will have occurred and no holders of Infleqtion capital stock, individually or in the aggregate, beneficially owning more than five percent of the issued and outstanding shares of Infleqtion capital stock (with such number of shares being calculated, with respect to the Infleqtion preferred stock, on an as-converted to Infleqtion common stock basis) will beneficially own any Dissenting Shares as of the Closing.

Infleqtion’s Conditions to Closing

The obligations of Infleqtion to consummate the Transactions also are conditioned upon, among other things:

•	the accuracy of the representations and warranties of CCX and Merger Sub as of the Closing, subject to applicable materiality standards set forth in the Merger Agreement;

•	the covenants of CCX and Merger Subs in the Merger Agreement required to be performed as of or prior to the Closing having been performed in all material respects;

•	the Minimum Cash Condition having been met;

•

the Domestication having been completed as provided in the Merger Agreement and a time-stamped copy of the Proposed Certificate of Incorporation issued by the Secretary of State of Delaware in relation thereto will have been delivered to Infleqtion;

•	since the date of the Merger Agreement, there must not have occurred a SPAC Material Adverse Effect with respect to CCX which is continuing; and

•

the covenants of the Sponsor and the Insiders under the Sponsor Agreement having been performed in all material respects, and no such Sponsor or Insider having threatened (orally or in writing) (1) that the Sponsor Agreement is not valid, binding and in full force and effect, (2) that CCX or Infleqtion is in breach of or default under the Sponsor Agreement or (3) to terminate the Sponsor Agreement.

Waiver

Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Merger Agreement. Notwithstanding the foregoing, pursuant to the CCX current articles of association, CCX cannot consummate the business combination if it has less than $5,000,001 of net tangible assets remaining after the Closing after giving effect to the receipt of CCX of the net amount of proceeds from the PIPE Investment.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what such director may believe is best for CCX and what such director may believe is best for such director in determining whether or not to grant a waiver in a specific situation.

Termination

The Merger Agreement may be terminated and the Transactions abandoned, prior to the Closing, as follows:

•	by mutual written consent of CCX and Infleqtion;

•

by CCX if the Transactions are not consummated on or before the Termination Date, which date may be automatically extended in the event that any action or legal proceeding for specific performance or other equitable relief by any Party with respect to the Merger Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before

March 1, 2026, in which case the Termination Date will be extended until the date that is 30 days following the date on which a final, non-appealable order or judgment has been entered with respect to such action or legal proceeding, provided that CCX’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before the Termination Date (as it may be extended);

•

by Infleqtion if the Transactions are not consummated on or before the Termination Date (as it may be extended), provided that Infleqtion’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before the Termination Date (as it may be extended); and provided, further, that, Infleqtion will use reasonable best efforts to provide written notice to CCX, in good faith, prior to the Domestication, if Infleqtion believes it has the right to, and intends to, terminate the Merger Agreement prior to the closing of the Transactions;

•

by either CCX or Infleqtion if the other party has breached any of its covenants, agreements, representations or warranties which would cause the conditions to the Closing not to be satisfied and has not cured its breach, if curable, within 30 days of receiving written notice of such breach, provided that the terminating party’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before such date;

•	by either CCX or Infleqtion if a final, non-appealable governmental order or a statute, rule or regulation permanently enjoins or prohibits consummation of the Merger;

•

by either CCX or Infleqtion if the approval by CCX shareholders of the proposals voted on at the extraordinary general meeting and required to consummate the Transactions is not obtained at the extraordinary general meeting (subject to any adjournment or postponement thereof), provided that CCX is not entitled to terminate on these grounds if, at the time of such termination, CCX is in breach of its obligations under the Merger Agreement with respect to this proxy statement/prospectus and the stockholders’ meeting;

•

by CCX if the event the Infleqtion stockholders holding Infleqtion capital stock sufficient to obtain the Company Stockholder Approval (as defined in the Merger Agreement) fail to deliver the Infleqtion stockholder written consent within forty-eight hours of the registration statement becoming effective, provided that this right to terminate the Merger Agreement will not be available if the Company Stockholder Approval is obtained prior to CCX providing notice of its intent to terminate the Merger Agreement on account of a Written Consent Failure (as defined in the Merger Agreement; or

•

by Infleqtion if the CCX Board changes, withdraws, withholds, qualifies or modifies (or publicly proposes to do so) its recommendation to CCX shareholders to approve certain matters related to the Transactions.

Effect of Termination

In the event of proper termination by either CCX or Infleqtion, the Merger Agreement will become void and have no effect (other than with respect to certain surviving provisions specified in the Merger Agreement), without any liability under the Merger Agreement on the part of any party thereto or its respective affiliates, officers, directors, employees, representatives or shareholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement and Transactions, except for those fees associated with the filing to obtain clearance pursuant to the HSR Act, will be paid by the party incurring such expenses whether or not the Transactions will be consummated; except that if the Closing occurs, CCX will bear and pay at or promptly after the Closing:

•	all CCX transaction expenses; and

•	all Infleqtion transaction expenses;

provided that all costs of investigation and all defense and attorneys’ and other professional fees and settlement payments related to stockholder actions initiated by or on behalf of any stockholders of Infleqtion, whether borne by CCX or Infleqtion, will be fully payable by the Post-Closing Company if the Closing of the Transactions occurs and not subject to any limitation or cap. All fees and expenses in connection with filing to obtain clearance pursuant to the HSR Act will be paid by CCX.

Amendments

The Merger Agreement may be amended in whole or in part only by the parties thereto at any time by execution of a duly authorized agreement in writing executed on behalf of each of the parties in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. Any such amendment will be binding upon the parties once duly executed. CCX would file a Current Report on Form 8-K and issue a press release to disclose any amendment to the Merger Agreement entered into by the parties. If such amendment is material to investors, a proxy statement supplement would also be sent to CCX shareholders as promptly as practicable.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by the laws of the State of Delaware without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction (or, if such court declines to accept jurisdiction, any state or federal court located in the State of Delaware) (except that the Cayman Company Act will apply to the Domestication and any claims related to internal affairs of CCX prior to the Domestication).

CCX Sponsor

CCX’s Sponsor, Churchill Sponsor X LLC, is a Delaware limited liability company. MKA is the managing member of Sponsor. Michael Klein is the controlling shareholder of MKA and controls the management of Sponsor, including the exercise of voting and investment discretion over the securities of CCX held by Sponsor. Sponsor is an affiliate of M. Klein and Company, LLC (“M. Klein and Company”), a global strategic advisory firm. M. Klein and Company provides CCX with office space, administrative and support services pursuant to an administrative services agreement between the parties. Mr. Klein is the founder and managing partner of M. Klein and Company and acts as a strategic advisor to its clients. See section entitled “Other Information Related to CCX — Management, Directors and Executive Officers ” for biographical information on Mr. Klein.

The general character of the Sponsor’s business is to provide capital to and to be the sponsor of CCX. Sponsor’s roles and responsibilities included organizing, directing and managing the business and affairs of CCX until the CCX IPO. Currently, Sponsor assists CCX in connection with identifying, investigating and completing an initial business combination. Sponsor is not actively involved in any other special purpose acquisition company. Affiliates of Sponsor have previously sponsored other special purpose acquisition companies, including Churchill Capital Corp, Churchill Capital Corp II, Churchill Capital Corp III, Churchill Capital Corp IV, Churchill Capital Corp V, Churchill Capital Corp VI, Churchill Capital Corp VII, AltC Acquisition Corp, Churchill Capital Corp IX and Churchill Capital XI. See the section entitled “Other Information Related to CCX — Sponsor Information — Experience with Other SPACs.”

For more information about the Sponsor and the agreements the Sponsor has entered into with CCX, please see the section entitled “Certain Relationships and Related Person Transactions — CCX Related Person Transactions.”

Certain Agreements Related to the Business Combination

This section describes the related agreements entered into or to be entered into pursuant to the Merger Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the related agreements. The full text of the related agreements, or forms thereof, are filed as Annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders of CCX and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Sponsor Agreement

Concurrently with the execution of the Merger Agreement, CCX entered into the Sponsor Agreement with the Sponsor and the Insiders, which amended and restated that certain letter agreement, dated May 13, 2025, from the Initial Insiders. The following summary of material provisions of the Sponsor Agreement is qualified by reference to the complete text of the Sponsor Agreement, a copy of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. All shareholders are encouraged to read the Sponsor Agreement in its entirety for a more complete description of the terms and conditions of the Sponsor Agreement.

Pursuant to the terms of the Sponsor Agreement, each Sponsor Signatory agreed (1) to vote or consent (or cause to be voted or consented) all of such Sponsor Signatory’s shares of CCX common stock (a) in favor of the business combination and the Transactions (as applicable) and other matters related to the Transactions (and all actions required in furtherance thereof) and (b) against any proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of CCX in the Merger Agreement, result in competition with the Merger Agreement, or otherwise interfere with or delay or adversely affect the Transactions, (2) not to redeem any of such Sponsor Signatory’s shares of CCX common stock, in connection with the CCX shareholder redemption, (3) to vote in favor of the appointment or election of the individuals nominated for election to the Post-Closing Company Board in this proxy statement/prospectus, and (4) to be bound to certain other obligations as described therein.

Also pursuant to the terms of the Sponsor Agreement, 1,500,000 CCX Founder Shares held by the Sponsor will become unvested as of the Closing and will revest on the occurrence of the Triggering Event. If the Triggering Event is not achieved within five years of the Closing, such CCX Founder Shares will be forfeited in accordance with the terms of the Sponsor Agreement. In the event of a change of control of CCX prior to the fifth anniversary of the Closing, the CCX Founder Shares will vest immediately prior to the closing of such change of control if the change of control also constitutes the Triggering Event; otherwise, they will be automatically forfeited immediately prior to the closing for no consideration.

Registration Rights Agreement

Effective upon the Closing, the existing registration rights agreement, will be amended and restated, and CCX, the Sponsor and the Reg Rights Holders will enter into the Registration Rights Agreement. The following summary of material provisions of the Registration Rights Agreement is qualified by reference to the complete text of the form of Registration Rights Agreement, a copy of which is filed as Exhibit E to the Merger Agreement attached as Annex A to this proxy statement/prospectus. All shareholders are encouraged to read the Registration Rights Agreement in its entirety for a more complete description of the terms and conditions of the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Post-Closing Company will agree to use its commercially reasonable efforts to (1) file with the SEC (at the Post-Closing Company’s sole cost and expense) a Resale Registration Statement within 30 business days after the Closing and (2) cause the Resale Registration Statement to become effective as soon as reasonably practicable after the filing thereof, but in no event later than the 105th calendar day (or 165th calendar day if the SEC notifies the Post-Closing Company that it will “review” the Resale Registration Statement) after the Closing Date. In certain circumstances, the Reg Rights Holders may demand in the aggregate up to three underwritten offerings and will be entitled to customary piggyback registration rights.

Pursuant to the Registration Rights Agreement, the Reg Rights Holders have agreed not to transfer their respective shares for a period of 180 days following the Closing Date; however, such transfer restrictions terminate as of the Lockup Release Trigger Event.

Similar transfer restrictions will apply to the shares of Post-Closing Company common stock issued to former securityholders of Infleqtion in connection with the Merger pursuant to the Proposed Bylaws in effect following the Domestication and the Closing.

Advisory Agreement

In connection with the execution of the Merger Agreement, CCX and the Advisor, an affiliate M. Klein & Company, entered into the Advisory Agreement. Pursuant to the terms thereof, effective as of the Closing, the Advisor will provide financial advisory, strategy consulting, business development and investor relations to Infleqtion. The following summary of the Advisory Agreement is qualified by reference to the complete text of the Advisory Agreement, a copy of which is filed as Exhibit F to the Merger Agreement attached as Annex A to this proxy statement/prospectus. All shareholders are encouraged to read the Advisory Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Advisory Agreement, the Advisor is entitled to a fee of $250,000 per quarter for advisory services, in addition to other potential fees depending on the outcomes of certain transactions. The Advisory Agreement will be for a term of two years following the closing of the business combination, provided, however, it may be extended for an additional one-year term upon mutual agreement of the Advisor and the Post-Closing Company.

Infleqtion Voting and Support Agreements

In connection with the Merger Agreement, CCX, Infleqtion and certain Infleqtion stockholders entered into the Infleqtion Voting and Support Agreements. The following is a summary of the material provisions of the Infleqtion Voting and Support Agreements and is qualified by reference to the complete text of the Infleqtion Voting and Support Agreements, a form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Pursuant to the Infleqtion Voting and Support Agreements, the Infleqtion stockholders party thereto, whose ownership interests as of the date hereof collectively represent 60.6% of the voting power of the outstanding capital stock of Infleqtion (voting together as a single class, and, with respect to the Infleqtion preferred stock, on an as-converted to Infleqtion common stock basis) and 64.4% of the voting power of the outstanding Infleqtion preferred stock (voting together as a single class on an as-converted to Infleqtion common stock basis), which is sufficient to approve the Infleqtion business combination proposal on behalf of Infleqtion, have agreed to vote or deliver written consents with respect to such shares: (1) in favor of the adoption and approval of the Merger Agreement and the approval of the Transactions (and any actions required in furtherance thereof), (2) to the extent such Infleqtion stockholder is a holder of Infleqtion preferred stock, the Conversion and (3) in opposition to: (a) any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Infleqtion (other than the Merger Agreement and the Transactions) (b) any change in the business, management or board of directors of the Infleqtion that would or would reasonably be expected to adversely affect the ability of Infleqtion to consummate the Transactions, (c) any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of the Merger Agreement, the Voting and Support Agreement or the Transactions, including the Mergers, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (iii) result in any of the closing conditions not being fulfilled or (iv) change in any manner the dividend policy or capitalization of, including the voting rights of any class of, capital stock or securities convertible into capital stock of Infleqtion. In addition, each Infleqtion stockholder party to a Infleqtion Voting and Support Agreement has agreed to refrain from exercising any dissenters’ rights under applicable law.

The Infleqtion Voting and Support Agreements generally prohibit the Infleqtion stockholders party thereto from transferring, or permitting any liens to exist on, the Infleqtion equity held by them prior to the termination of the Infleqtion Voting and Support Agreements, subject to certain exceptions.

The Infleqtion Voting and Support Agreements will automatically terminate upon the earliest of (1) the Effective Time, (2) the date of termination of the Merger Agreement in accordance with its terms prior to the Effective Time and (3) the mutual written consent of CCX, Infleqtion and the Infleqtion stockholders party thereto.

Subscription Agreements

In connection with the execution of the Merger Agreement, CCX entered into the PIPE Subscription Agreements with PIPE Investors. The following summary of the PIPE Subscription Agreements is qualified by reference to the complete text of the PIPE Subscription Agreement, a copy of which is attached as Annex D to this proxy statement/prospectus. All stockholders are encouraged to read the form of the PIPE Subscription Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the PIPE Subscription Agreements, CCX has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy, 12,654,760 shares of CCX common stock (collectively, the “Subscribed Shares”) at a purchase price of $10.00 per share for an aggregate commitment of $126,547,600.

The PIPE Subscription Agreements provide that CCX is required to file with the SEC, within 30 days after the consummation of the Transactions, a shelf registration statement covering the resale of the Subscribed Shares and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th day (or 150th day if the SEC notifies CCX that it will review such registration statement) following the closing of the PIPE Investment and (ii) the fifth business day after the date CCX is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be reviewed or will not be subject to further review.

The closing of the PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the PIPE Investment. The PIPE Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement, (ii) the mutual written agreement of the parties thereto and (iii) March 21, 2026.

Name, Headquarters; Stock Symbols

The name of CCX after the consummation of the business combination will be “Infleqtion, Inc.” and our headquarters will be located at 1315 West Century Drive, Suite 150 Louisville, CO 80027. We intend for the shares of Post-Closing Company common stock and the Post-Closing Company warrants to be listed on NYSE under the symbol “INFQ.” and “INFQW,” respectively.

Background of the Transactions

CCX is a blank check company formed in order to effect a merger, amalgamation, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. CCX was incorporated under the laws of the Cayman Islands on January 4, 2024. The business combination is the result of extensive work by CCX, leveraging the Sponsor’s global network and the investing, operating and transaction experience of CCX’s management team and members of the CCX Board. The terms of the business combination are the result of arm’s-length negotiations between representatives of CCX and representatives of Infleqtion. The following is a brief discussion of the background of these negotiations, the Merger Agreement and the business combination.

On May 15, 2025, CCX completed its initial public offering. Prior to the consummation of the CCX IPO, neither CCX, nor anyone on its behalf, contacted any prospective target business or held any substantive discussions, formal or otherwise, with respect to a transaction with CCX. After the CCX IPO, CCX commenced an active search for prospective businesses and assets to acquire.

In evaluating potential businesses and assets to acquire, CCX, together with the Sponsor and their advisors, surveyed the landscape of potential acquisition opportunities based on their knowledge of, and familiarity with, the M&A marketplace. In general, CCX looked for acquisition targets that were of a size relevant to the public marketplace and positioned, operationally and financially, to be successful as a public company. CCX further looked for those transactions that it believed, if entered, would be well received by the public markets. In particular, CCX generally sought to identify companies that (i) generate or have the future potential to generate stable free cash-flow, (ii) would benefit uniquely from CCX’s capabilities, (iii) are sourced through CCX’s proprietary channels, (iv) have a committed and capable management team and (v) have the potential to grow through both organic growth and acquisition opportunities. CCX also sought to identify companies that it believed would benefit from being a publicly- held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions, with a particular emphasis on opportunities that are primed to unlock disruptive technological advancements. CCX generally implements these criteria when evaluating potential targets.

Central to CCX’s strategy was to originate an investment opportunity sourced through its proprietary channels. CCX’s selection process leveraged its Sponsor’s network of industry, venture capital sponsor and private equity sponsor relationships as well as relationships with management teams of public and private companies, investment bankers, attorneys and accountants.

During 2025, following the closing of the CCX IPO, representatives of Archimedes Advisor Group LLC, CCX’s strategic advisor and affiliate of Michael Klein, Chairman of the Board of CCX (“Archimedes”), at the direction of CCX, and the Sponsor commenced a search for prospective business combination candidates (“targets”) for CCX to partner with in its initial business combination. CCX, with the assistance of Archimedes, developed a list of targets leveraging the proprietary sourcing channels described above. Representatives of CCX were also contacted by potential targets that they had not previously identified through its search process.

On May 28, 2025, representatives of Archimedes held a videoconference call with Infleqtion, including the Chief Executive Officer, Mr. Matthew Kinsella, and then-Interim CFO, Mr. Grant Dollens. During the call, Archimedes provided an overview of CCX and Mr. Kinsella and Mr. Dollens provided an overview of Infleqtion.

Promptly following the meeting, on May 29, 2025, Infleqtion and CCX entered into a mutual confidentiality agreement to facilitate further discussions and the exchange of information.

On June 2, 2025, representatives of Archimedes held a videoconference call with Mr. Kinsella and Mr. Dollens. During the videoconference, the parties discussed the merits of Infleqtion going public, including opportunities to accelerate Infleqtion’s growth as a public company. The parties agreed to meet in-person the following week for an in-depth review of the business.

On June 6, 2025, representatives of Archimedes and Infleqtion, including Mr. Kinsella, Mr. Dollens, as well as Dr. Pranav Gokhale, Infleqtion’s current Chief Technology Officer, held an in-person meeting at the CCX offices. The meeting included a detailed review of Infleqtion’s business, technology, strategy, growth opportunities, and recently completed Series C financing round.

On June 12, 2025, representatives of CCX and representatives of Infleqtion held a videoconference call during which representatives of Infleqtion, including Mr. Kinsella and Mr. Dollens, provided an update on recent developments at Infleqtion. During the videoconference representatives of Archimedes, confirmed CCX’s interest in considering a potential business combination with Infleqtion. The parties then discussed that the appropriate next step would be the preparation of a non-binding Letter of Intent (“LOI”) that would outline proposed transaction terms. During the remainder of June until the execution of the LOI on June 30, 2025, the representatives of CCX and Infleqtion continued discussions and conducted due diligence on the quantum industry, Infleqtion’s technology, and the market opportunity.

Also on June 12, 2025, CCX selected Willkie Farr & Gallagher LLP (“Willkie”) as its legal advisor in connection with a potential transaction with Infleqtion.

On June 13, 2025, CCX sent an initial non-binding LOI to Infleqtion. The initial proposal contemplated a business combination between CCX and Infleqtion whereby Infleqtion would combine with CCX in a transaction ascribing a pre-money equity value for Infleqtion of $1,800,000,000, together with detailed further transaction terms. CCX indicated to Infleqtion that the preliminary pre-money equity value was subject to additional due diligence and that CCX would require a fairness opinion from an independent third-party valuation firm before entering into a transaction with Infleqtion.

The initial proposal letter from CCX provided that the consideration to be paid in the business combination would consist entirely of shares of newly issued shares of the Post-Closing Company’s common stock (valued at the price per share of funds held in the trust account). The proposal contemplated a post-Closing lock-up for the Sponsor and Infleqtion’s shareholders, restricting the transfer of shares of Post-Closing Company common stock to be received in the business combination (with 50% being locked up for 180 days post-Closing and 50% being locked up for 360 days post-Closing, subject to early release based on stock price performance). Included in the proposal letter was a mutual 45-day exclusivity period to allow CCX to complete its due diligence and to allow the parties to negotiate and finalize definitive documentation.

From June 13, 2025, through June 30, 2025, Infleqtion with the assistance of its advisors Cooley LLP and J.P. Morgan’s M&A advisory team, and CCX negotiated the non-binding LOI. On June 19, 2025, Infleqtion responded to the initial proposal, accepting the pre-money equity valuation but making revisions to other transaction terms, including the addition of a potential PIPE Investment, forfeiture of sponsor shares under certain circumstances, board composition, addition of a minimum cash condition, and changes to the lock-up provisions, termination provisions and the transaction consideration value of Post-Closing Company common stock from price per share of funds held in the trust account to $10.00 per share. On June 24, 2025, CCX sent a revised proposal back to Infleqtion, accepting Infleqtion’s changes to termination provisions, the transaction consideration value and addition of the PIPE Investment, but changing the forfeiture of shares provision to a sponsor share vesting provision, and revising the board composition provision, minimum cash provision, and select other provisions. Infleqtion further revised the document in its response on June 24, 2025. On June 27, 2025, CCX responded with certain revisions to the contemplated PIPE Investment structure, sponsor share vesting provision, and minimum cash condition. The LOI was agreed and executed on June 30, 2025.

On July 1, 2025, representatives of Archimedes and Infleqtion, including Mr. Kinsella, Mr. Dollens and Dr. Gokhale, held a videoconference call to discuss next steps following execution of the non-binding LOI. The discussion included review of a proposed CCX due diligence work plan and timeline. After entering into the LOI, CCX and its advisors commenced an in-depth, business, financial and legal due diligence of Infleqtion.

On July 8, 2025, representatives of Archimedes and Infleqtion, including Mr. Kinsella and Mr. Dollens held a videoconference call to discuss the status of Infleqtion’s audit process. Further on July 8, 2025, the parties held a separate videoconference call to discuss preparation of an investor presentation to support the transaction.

To support the transaction process, Archimedes facilitated introductions between several accounting firms and Infleqtion’s internal finance team to discuss a potential engagement between Infleqtion and an accounting and public company readiness advisor. On July 15, 2025, both Archimedes and Infleqtion met with Infleqtion’s auditor, KPMG LLP (“KPMG”) to discuss the audit process. Also on July 15, 2025, Infleqtion hosted a videoconference call with Ernst & Young (“EY”) to review EY’s qualifications and overall suitability to support Infleqtion in advance of the potential business combination as well as provide ongoing accounting support following the potential business combination. Following these discussions, on July 24, 2025, Infleqtion engaged EY to provide public company readiness support, including support in areas such as technical accounting, financial reporting, and internal controls.

Additionally, as part of its evaluation of the proposed business combination with Infleqtion, CCX engaged Ocean Tomo as its financial and technical advisor. CCX and Ocean Tomo entered into an engagement letter, dated as of July 15, 2025, pursuant to which CCX engaged Ocean Tomo as its financial and technical advisor in connection with the business combination. As part of this engagement, it was contemplated that Ocean Tomo would render a fairness opinion to CCX with respect to the business combination. To support diligence efforts and Ocean Tomo’s fairness opinion, on July 29, 2025, representatives of CCX and Infleqtion hosted a discussion with Ocean Tomo’s technical expert. At this meeting, representatives of Infleqtion described Infleqtion’s business model in detail, providing responses to questions posed by the technical expert to clarify certain aspects of Infleqtion’s underlying technology and various product offerings.

In addition, CCX approached Citi regarding a potential engagement as a capital markets advisor on July 11, 2025 and finalized the engagement by entering into an engagement letter, dated September 3, 2025, pursuant to which CCX engaged Citi to act as its capital markets advisor in connection with the potential business combination with Infleqtion. As capital markets advisor to CCX in connection with the business combination, Citi provided advisory and investment banking services in connection with the business combination which included the performance of due diligence related to the transaction and advice on: capital markets strategy, investor meetings and presentations and other matters related to capital markets, including with respect to market conditions. Citi was not engaged by CCX to provide a fairness opinion with respect to the business combination.

On July 17, 2025, members of CCX and the Infleqtion management team met via videoconference call to discuss the timeline of the transaction announcement as well as key workstream requirements. Following this discussion, on July 21, 2025, representatives of CCX and Infleqtion held a videoconference call focused on discussing select due diligence workstreams.

On July 18, 2025, Willkie delivered an initial legal due diligence request list to Infleqtion. Beginning on July 25, representatives delivered to Willkie responses from Infleqtion to the initial diligence request list sent by Willkie. On August 2, 2025, Willkie delivered a first draft Merger Agreement to Cooley LLP, (“Cooley”), legal counsel to Infleqtion. From August 2, 2025 through September 7, 2025, the parties and their advisors negotiated the Merger Agreement and related transaction documents. Significant areas of discussion and negotiation included: (i) the calculation of “Company Total Shares” used to determine the Exchange Ratio, (ii) the treatment of Infleqtion equity awards in the transaction, (iii) Infleqtion’s representations and warranties, and (iv) Infleqtion’s interim operating covenants.

On August 4, 2025, and August 5, 2025, Ocean Tomo, representatives of Infleqtion and representatives of CCX held several technical due diligence videoconference calls focused on company’s technology, product offerings and business strategy. The teams also discussed financial due diligence questions in connection with Ocean Tomo’s valuation analysis and fairness opinion. The meeting concluded with Ocean Tomo and representatives of CCX holding a brief discussion on timeline for delivery of the valuation analysis and fairness opinion.

On August 7, 2025, representatives of CCX conducted a site visit to Infleqtion’s facilities at its headquarters in Louisville, Colorado. That same day, representatives of CCX visited Infleqtion’s facilities in Boulder, Colorado. Representatives from CCX received a tour of the facilities and met with Infleqtion’s management as well as Infleqtion’s technical team, for an in-depth discussion regarding Infleqtion’s technology.

On August 11, 2025, representatives of CCX and Infleqtion management held in-depth discussions with respect to financial due diligence.

On August 13, 2025, Citi selected Latham & Watkins LLP (“Latham”) as its legal advisor in connection with the potential business combination, including the PIPE Investment.

Later that day, representatives of Infleqtion, including Mr. Kinsella, Mr. Dollens, and Ms. Julie McGee, Infleqtion’s Chief Administrative Officer, and representatives of CCX held an introductory videoconference call with representatives of Solebury Strategic Communications (“Solebury”) to discuss investor relations and investor communications workstreams. Solebury described the team’s previous work in corporate communications. After the meeting Infleqtion proceeded to engage Solebury to assist with investor communications and other investor relations workstreams.

On August 14, 2025, representatives of CCX met with Infleqtion’s management team, including Mr. Kinsella and Mr. Dollens, via a videoconference to have a follow up discussion focused on financial due diligence.

On August 15, 2025, a draft PIPE Subscription Agreement was distributed to prospective PIPE Investors. Between August 15, 2025 and September 8, 2025, Cooley and Willkie and collectively negotiated with the PIPE Investors and their respective representatives and advisors, and responded to follow-up questions and comments related thereto. The terms negotiated included (i) CCX’s representations and warranties and the representations and warranties of each PIPE Investor, (ii) registration rights, including the timing of the Post-Closing Company’s obligation to file and have declared a registration statement to register the resale of the shares of CCX purchased by the PIPE Investors, (iii) short selling by PIPE Investors, (iv) a stand-still provision restricting CCX from issuing or selling shares of CCX common stock from sixty days following the effective date of the Registration Statement and (v) customary indemnification provisions. For further information related to the final terms agreed among CCX and the PIPE Investors, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Subscription Agreements.”

On August 18, 2025, Solebury, representatives of Infleqtion, and representatives of CCX held a videoconference meeting focused on process related workstreams as well as select investor relations topics with respect to a contemplated business combination.

On August 19, 2025, the CCX board met via videoconference call to discuss Infleqtion. Representatives of CCX, including Mr. Klein, provided an update to the CCX Board on due diligence conducted to date on Infleqtion and also discussed CCX views on transaction terms. Representatives of Willkie also joined the meeting. Representatives of CCX invited members of Infleqtion’s management team, including the CEO of Infleqtion, Mr. Kinsella, and the CTO, Dr. Gokhale, to join for a portion of the meeting. Mr. Kinsella and Dr. Gokhale provided the CCX Board with insights into Infleqtion’s operations, business model, technology, competitive landscape and commercial traction. The CCX Board was supportive of CCX continuing discussions with Infleqtion based on the information presented.

Also on August 19, 2025, representatives of CCX met via videoconference with Infleqtion’s auditor, KPMG. Attendees also included representatives of each of CCX, Willkie, Infleqtion management, Citi and representatives of the financial reporting and accounting firm EY, and Citi’s legal counsel, Latham. Representatives of KPMG presented an update on the audit process. Subsequently, representatives of KPMG provided responses to diligence questions related to Infleqtion’s accounting policies and procedures, financial reporting, internal controls and governance processes. Representatives of EY also introduced themselves and discussed their engagement and role in assisting Infleqtion with internal accounting support ahead of a potential business combination. EY discussed its role in guiding Infleqtion through the entire go-public process, offering strategic, financial and operational expertise to help ensure a successful transaction in the public markets.

On August 20, 2025, the CCX Board met via videoconference to discuss the proposed business combination with Infleqtion. Representatives of Archimedes, Willkie, and Ocean Tomo attended the meeting. During the meeting, representatives of Archimedes provided the CCX Board with an update on CCX’s discussions and negotiations with Infleqtion. Thereafter Ocean Tomo’s technical expert, provided the CCX Board with a detail technical briefing on Infleqtion’s technical capabilities, market opportunity and assessment of the team. The technical expert also responded to CCX Board members’ questions on these topics. Following the meeting, the board requested a more in-depth analysis of Infleqtion’s patents to be presented in the final delivery of the fairness opinion.

On August 22, 2025, representatives of CCX met with the Infleqtion working team to discuss certain investor relations workstreams.

On August 23, 2025, representatives of Infleqtion and CCX, including the legal counsel of both parties, held a videoconference call to discuss the latest updates on the Merger Agreement, including the outstanding issues related to representations and warranties, among others.

On August 25, 2025, representatives of CCX and Infleqtion, including each such parties’ legal advisors, held a videoconference call to discuss ongoing business and legal due diligence, during which Mr. Kinsella and Mr. Paul Lipman, company’s Chief Revenue Officer, answered questions on topics related to Infleqtion’s business model, intellectual property and go-to market strategy, among others. Citi also participated in the discussion. Separately, on August 25, 2025, representatives of CCX and Infleqtion met via videoconference to discuss certain investor relations workstreams.

On August 26, 2025, representatives of CCX and Infleqtion, including each such parties’ legal advisors, met to review and discuss ongoing business and financial diligence workstreams.

On August 27, 2025, representatives of CCX and Infleqtion, including each such parties’ legal advisors, were joined by representatives from Citi and the Latham, to review key legal due diligence findings with respect to Infleqtion’s operations.

On August 28, 2025, the CCX Board held an informational session via video teleconference to discuss and evaluate the proposed business combination with Infleqtion. Representatives of Archimedes and Willkie attended the meeting. Representatives of Archimedes then provided the CCX Board with a review of their key business due diligence findings with respect to Infleqtion, addressing a list of questions that the directors shared with the representatives of Archimedes. A discussion then ensued during which the directors asked questions to the representatives of Archimedes.

On August 29, 2025, representatives of CCX met with representatives of Infleqtion to discuss the latest updates on the transaction and investor relations workstreams. Representatives of Citi, J.P. Morgan’s M&A advisory team and Solebury also joined the discussion. The teams separately discussed potential incremental financing via a common stock PIPE raised from leading existing investors in Infleqtion in connection with the transaction.

On September 1, 2025, representatives of Infleqtion and Cooley were joined by representatives of J.P. Morgan’s PIPE placement team and Latham to review key business and financial due diligence findings with respect to Infleqtion’s operations.

On September 2, 2025, representatives of Infleqtion and Cooley were joined by representatives of J.P. Morgan’s PIPE placement team and Latham to review key legal due diligence findings with respect to Infleqtion’s operations. Later that day, representatives of KPMG, EY, Infleqtion and Cooley were joined by representatives of J.P. Morgan’s PIPE placement team and Latham, during which KPMG provided responses to diligence questions related to Infleqtion’s accounting policies and procedures, financial reporting, internal controls and governance processes.

On September 3, 2025, representatives of Infleqtion and representatives of CCX, including Mr. Klein, began engaging select other potential investors to potentially participate with the PIPE Investment.

On September 4, 2025, representatives of CCX, Willkie and Withum were joined by representatives of J.P. Morgan’s PIPE placement team and Latham, during which CCX provided responses to diligence questions related to its business and legal matters and Withum provided responses related to CCX’s accounting policies and procedures, financial reporting, internal controls and governance processes.

On September 5, 2025, the CCX Board met via video teleconference to discuss and evaluate the proposed business combination with Infleqtion. Representatives of Ocean Tomo, Archimedes, Willkie, and Ogier (Cayman counsel to CCX) attended the meeting. Representatives of Ocean Tomo reviewed its patent analysis as well as financial analysis of the Merger Consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated September 7, 2025, to the CCX Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration in connection with the Merger was fair, from a financial point of view, to CCX’s shareholders (other than the Sponsor). See “Proposal No. 1 — The Business Combination Proposal — Opinion of CCX’s Financial Advisor” for additional information about Ocean Tomo’s opinion. Representatives of Willkie then provided the CCX Board with a review of their key legal due diligence findings with respect to Infleqtion. A discussion then ensued during which the directors asked questions to the representatives of Willkie.

Also on September 5, 2025, representatives of each of CCX, Infleqtion management, Citi, and J.P. Morgan’s PIPE placement team met via videoconference call to discuss initial investor feedback following engagement with select potential investors.

On September 7, 2025, the CCX Board met via video teleconference to consider the business combination with Infleqtion. Representatives of Willkie provided the CCX Board with an update on the status of negotiations with respect to the Merger Agreement and related transaction documents. Representatives of Ogier reviewed with the CCX Board its fiduciary duties with respect to the proposed business combination with Infleqtion. Representatives of Ocean Tomo confirmed, prior to the meeting, that nothing had occurred since the September 5, 2025 meeting that would impact the conclusion of Ocean Tomo’s oral fairness opinion, which provided a summary of the proposed final terms of the business combination and was delivered in writing that day to the CCX Board. Representatives from Willkie reviewed the work performed to date by CCX and its representatives in connection with the business combination. Representatives from Archimedes provided an overview of discussions with potential PIPE Investors. Representatives from Archimedes confirmed that CCX’s management team was in support of the business combination and that CCX management recommended that the CCX Board approve the Merger Agreement and other transaction documents. Upon a motion duly made and seconded, the CCX Board unanimously (i) determined that it is in the best interests of CCX and its shareholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the Merger Agreement and the business combination, including the Merger, on the terms and subject to the conditions of the Merger Agreement and (iii) adopted a resolution recommending the Merger be adopted by CCX’s shareholders.

On September 7, 2025, the final allocations of the PIPE Investment and a final version of the PIPE Subscription Agreement were distributed to the PIPE Investors. Certain of the PIPE Investors were identified by Citi and J.P Morgan’s PIPE placement team, in consultation with CCX and Infleqtion. Eight investors participated in the PIPE Investment, subscribing for approximately $126,547,600 of CCX common stock. Existing Infleqtion stockholders subscribed for $69,547,600 of the PIPE Investment.

Also, on September 7, 2025, representatives of CCX, Solebury team, and Infleqtion convened via a videoconference to finalize business combination announcement plans.

The following day, on September 8, 2025, before the markets opened, the parties executed the Merger Agreement, the PIPE Subscription Agreements and the other related agreements. Promptly following the execution of such documentation, CCX and Infleqtion publicly announced the execution of the Merger Agreement, the PIPE Subscription Agreements and the business combination.

Reasons for Approval of the Transactions

The CCX Board, in evaluating the Transactions, consulted with CCX’s management and financial, strategic and legal advisors. In (1) resolving that it is fair to and in the best interests of CCX and its shareholders, and declaring it advisable, to enter into the Merger Agreement, the related agreements to which CCX is a party and the Transactions, (2) approving the Merger Agreement, the related agreements to which CCX is a party and the Transactions, including the Merger, on the terms and subject to the conditions of the Merger Agreement, and (3) adopting a resolution recommending the business combination proposal be approved by CCX shareholders, the CCX Board considered and evaluated a number of factors, including the factors discussed below. The CCX Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. In addition, individual directors may have given different weight to different factors. The CCX Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. This explanation of CCX’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The CCX Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Merger Agreement, the related agreements to which CCX is a party, and the Transactions, including but not limited to, the following material factors:

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Reasonableness of Aggregate Consideration. Following a review of the financial data provided to CCX, including Infleqtion’s historical financial statements and certain unaudited prospective financial information, CCX’s due diligence review of Infleqtion’s business and the views of CCX’s financial advisor (which supported CCX management’s view regarding valuation), the CCX Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data and financial information.

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Business and Financial Condition and Prospects. After conducting extensive due diligence, the CCX Board and CCX’s management team obtained a better understanding of Infleqtion’s business, financial condition, management team and future growth prospects. The CCX Board considered the results of the due diligence review of Infleqtion’s business, as further described in “— Background of the Transactions,” as well as Infleqtion’s management team’s experience. The CCX Board considered how these factors will enhance Infleqtion’s ability to scale effectively and to execute upon and achieve its business plan.

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Experienced and Committed Management Team. The CCX Board considered the fact that the Post-Closing Company is expected to be led by members of Infleqtion’s senior management team, who have deep technology expertise and extensive experience in the quantum sensing, quantum computing and software, in a number of sectors, including defense and security, artificial intelligence, energy optimization, space and frontier, materials discovery and cybersecurity. The senior management team is expected to remain with the Post-Closing Company in the capacity of officers and/or directors, which will provide helpful continuity in advancing the Post-Closing Company’s strategic goals.

•	Opinion of CCX’s Financial Advisor. The CCX Board took into account the financial presentation, orally presented to the CCX Board on August 20, 2025 and September 5, 2025, and the written opinion, dated as of September 7, 2025, of Ocean Tomo to the CCX Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Purchase Price to CCX’s shareholders (other than the Sponsor), which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “— Opinion of CCX’s Financial Advisor” below.

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Commitment of Infleqtion’s Owners. The CCX Board considered the fact that Infleqtion’s Chief Executive Officer and other key executives, together with all of the other shareholders of Infleqtion, are not selling any of their current shareholdings of Infleqtion in the Transaction, which the CCX Board believed reflects such shareholders’ belief in and commitment to the continued growth prospects of Infleqtion going forward.

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Other Alternatives. CCX raised $414,000,000 in 2025 with the objective of consummating an attractive business combination. Since that time, as more fully described in “— Background of the Transactions,” CCX has evaluated a number of businesses but has been most impressed by the Infleqtion business. The CCX Board believed that based upon the terms of the Transactions, the Transactions provide the best available opportunity to maximize value for CCX shareholders.

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Terms of the Merger Agreement and the Related Agreements. The CCX Board considered the terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Merger, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the transactions contemplated thereby and the termination provisions, as well as the strong commitment by both Infleqtion and CCX to complete the Transactions.

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Board of Directors of the Post-Closing Company. The CCX Board considered that the initial Post-Closing Company Board would be comprised of seven or nine directors, who shall include (1) one director designated by Sponsor (to be designated as a Class III director), in the case of a seven-director board, or two directors designated by Sponsor (one of which to be designated as a Class II director and one of which to be designated as a Class III director), in the case of a nine-director board, and (2) such other individuals determined by Infleqtion, in its sole and exclusive discretion, provided that the citizenship of the members of the Post-Closing Company Board shall be such that CCX will be free of foreign ownership, control or domination.

The CCX Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues.

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe.

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Timeline Risks. Large scale commercialization of Infleqtion’s quantum technology in commercial volumes and with sufficient performance to meet the requirements of commercial use-cases may be delayed or that general quantum technology industry does not develop, or develops slower than expected.

•	Technology Risks. The risk that no quantum computers will reach a broad quantum advantage or that other companies may achieve a broad quantum advantage before Infleqtion does.

•	Third-Party Risks. The risk that contracts of which Infleqtion relies heavily on, with governments and other third parties, can be terminated due to circumstances outside of their control.

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Liquidation. The risks and costs to CCX if the business combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in CCX being unable to effect a business combination within the completion window and force CCX to liquidate.

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Shareholder Vote. The risk that CCX’s shareholders may object to and challenge the Transactions and take action that may prevent or delay the consummation of the Transactions, including to vote down the proposals at the extraordinary general meeting or redeem their shares.

•	Closing Conditions. The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within CCX’s control.

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CCX Public Shareholders Holding a Minority Position in the Post-Combination Company. The risk that CCX public shareholders will hold a minority position in the post-combination company (approximately 19.3%, assuming that no shares of CCX common stock are elected to be redeemed by CCX shareholders), which may reduce the influence that CCX’s current shareholders have on the management of CCX.

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Litigation. The possibility of litigation challenging the Transactions or that an adverse judgment granting injunctive relief could enjoin or otherwise interfere with the consummation of the Transactions.

•	Fees and Expenses. The fees and expenses associated with completing the Transactions.

•	Other Risks. Various other risks associated with the business of Infleqtion, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

In addition to considering the factors described above, the CCX Board also considered that:

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Interests of Certain Persons. Some officers and directors of CCX have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of CCX shareholders (see section entitled “— Interests of Certain CCX Persons in the Business Combination”). CCX’s independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously approving, as members of the CCX Board, the Merger Agreement, the related agreements to which CCX is a party and the Transactions. The independent directors of CCX did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Merger Agreement and/or preparing a report concerning the approval of the Merger Agreement.

The CCX Board concluded that the potential benefits that it expected CCX and its shareholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The CCX Board also noted that CCX shareholders would have a substantial economic interest in the combined company (depending on the level of CCX shareholders that sought redemption of their CCX public shares into cash). Accordingly, the CCX Board unanimously determined that the Merger Agreement, the related agreements to which CCX is a party and the Transactions are fair to, and in the best interests of, CCX and its shareholders.

Benefits and Detriments of the Business Combination and Related Financing Transactions

Benefits and Detriments of the Business Combination

Stakeholder	Benefits	Detriments
CCX	The completion of the business combination avoids the liquidation of the trust account and is expected to create value for CCX and its shareholders.	By pursing the business combination, CCX could have potentially forgone opportunities to identify a target that may have a more optimal risk/return profile than Infleqtion.

Sponsor & affiliates	The completion of the business combination avoids the liquidation of the trust account, in which case the Sponsor would not be entitled to rights to liquidating distributions from the trust account with respect to any CCX Founder Shares or CCX private placement units it holds, and is expected to create value for CCX and its shareholders. In addition, see “Proposal No. 1 – The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination — Sponsor and Affiliates Compensation” for more information about the Sponsor and its affiliates’ compensation.	By pursing the business combination, CCX could have potentially forgone opportunities to identify a target that may have a more optimal risk/return profile than Infleqtion.

Unaffiliated security holders	If the market were to recognize the valuation and potential of Infleqtion, the price of Post-Closing Company common stock may increase following the closing from the per share trust account balance of approximately $10.13 per share as of September 30, 2025, which will benefit the unaffiliated security holders.	For non-redeeming shareholders, if the market does not recognize the valuation and potential of Infleqtion, either as a result of a general market downturn or risks specific to Infleqtion, the price of Post-Closing Company common stock may decrease following the closing from the per share trust account balance of approximately $10.13 as of September 30, 2025, which may result in a loss to such shareholders as compared to if they had exercised their redemption rights prior to the closing.

Stakeholder	Benefits	Detriments

Infleqtion	The completion of the business combination will result in Infleqtion becoming a publicly traded company on a major U.S. stock exchange. As a U.S. public company, Infleqtion and, therefore, Infleqtion’s legacy stockholders are expected to benefit from increased visibility in the capital markets, which may enhance awareness of the Infleqtion brand and support commercial adoption of its quantum technology solutions. In addition, Infleqtion will have access to the U.S. public capital markets, providing the ability to raise additional capital to support commercialization, scale operations, and execute its long-term growth strategy.	Infleqtion’s management has invested substantial time and effort to complete the business combination; the benefits sought to be achieved by the business combination might not be fully achieved or may not be achieved within the expected timeframe; and the completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within Infleqtion’s control.

Benefits and Detriments of the PIPE Investment

Stakeholder	Benefits	Detriments
CCX	The PIPE Investment could provide Infleqtion with up to $126.5 million of additional funding, in excess of the CCX trust, following the Closing, strengthening Infleqtion’s balance sheet to support commercialization, scale operations, and execute its long-term growth strategy. A well-capitalized balance sheet is expected to provide Infleqtion with a substantial operating runway and reduce the need to seek additional financing following the Closing, benefiting all stakeholders. The PIPE Investment is expected to be sufficient to satisfy the Minimum Cash Condition.	The purchase price for the Subscribed Shares of $10.00 per share may represent a slight discount to the per share amount held in the trust account, which was approximately $10.13 per share as of September 30, 2025. This potential detriment is mitigated by the fact that the units issued in the CCX IPO were priced at $10.00 per unit.

Stakeholder	Benefits	Detriments

Sponsor & affiliates	All stakeholders are expected to benefit from an interest in a well-capitalized company with a substantial operating runway and a reduced need to seek additional financing following the Closing.	Shareholders will experience immediate dilution in connection with the issuance of shares in connection with the PIPE Investment.

Unaffiliated security holders	All stakeholders are expected to benefit from an interest in a well-capitalized company with a substantial operating runway and a reduced need to seek additional financing following the Closing.	Shareholders will experience immediate dilution in connection with the issuance of shares in connection with the PIPE Investment.

Infleqtion	The PIPE Investment could provide Infleqtion with up to $126.5 million of additional funding, in excess of the CCX trust, following the Closing, strengthening Infleqtion’s balance sheet to support commercialization, scale operations, and execute its long-term growth strategy. A well-capitalized balance sheet is expected to provide Infleqtion with a substantial operating runway and reduce the need to seek additional financing following the Closing, benefiting all stakeholders. The PIPE Investment is expected to be sufficient to satisfy the Minimum Cash Condition.	The purchase price for the Subscribed Shares of $10.00 per share may be at a discount to the market price of the CCX Class A Ordinary Shares ($17.27 as of December 23, 2025) as of and immediately following the completion of the business combination, which could result in less favorable terms than if the combined company were to raise equity capital following the Closing. This potential detriment is mitigated by the certainty of capital provided by the PIPE Investment and the reduced exposure to market volatility and execution risk that would accompany a post-Closing capital raise.

Opinion of CCX’s Financial Advisor

Pursuant to the OT Engagement Letter, CCX retained Ocean Tomo, to advise the CCX Board regarding the fairness of Purchase Price ascribed to Infleqtion pursuant to the Merger Agreement and deliver a letter to CCX outlining its opinion as to whether the Purchase Price is fair, from a financial point of view, to the shareholders of CCX (other than the Sponsor), (such opinion and advice, the “Opinion”). Ocean Tomo delivered its written Opinion to CCX on September 7, 2025 (the “Opinion Date”).

In selecting Ocean Tomo, CCX considered, among other things, the fact that Ocean Tomo is (i) regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions and (ii) has undertaken numerous engagements in computing, artificial intelligence, software, and advanced electronics technology.

The Opinion was provided for the information of, and directed to, the CCX Board for its information and assistance in connection with the business combination.

The full text of the Opinion is attached to this proxy statement/prospectus as Annex G and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. CCX’s shareholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Ocean Tomo in connection with the Opinion, as well as other qualifications contained in the Opinion. The full text of the Opinion and a summary of Ocean Tomo’s financial analysis is being included in this proxy statement/prospectus because it was provided to CCX for their evaluation of the business combination.

Scope of Analysis

In connection with the Opinion, Ocean Tomo made such reviews, analyses, and inquiries as it deemed necessary and appropriate to enable Ocean Tomo to render the Opinion. Ocean Tomo also accounted for its assessment of general economic, market, technical, and financial conditions, as well as its experience in complex securities, technology, and business valuation, in general and with respect to similar transactions. Ocean Tomo’s procedures, investigations, and financial analyses with respect to the preparation of the Opinion included, but were not limited to, the items summarized below:

•	Reviewed documents and information from Infleqtion, CCX, and public sources, including, but not limited to:

•	historical financial statements;

•	financial disclosures;

•	company overview documents;

•	industry, government, and equity analyst reports and analyses;

•	technology licensing documents and research agreements;

•	supply chain information;

•	distribution and supply contracts with third-parties;

•	customer pipeline development;

•	corporate records;

•	employee records and agreements;

•	press releases and news;

•	intellectual property lists and descriptions, including Company patents;

•	interviews with senior Infleqtion management and technical personnel;

•	VC/PE discount rate studies, expected and actual rates of returns; and

•	technical records.

•	Conducted an analysis and considered factors as Ocean Tomo deemed necessary, including:

•	Independent market research to develop estimates of undocumented data, including market size, industry trends, comparable company benchmarks, and relevant market transactions and licensing activities.

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Creation of detailed financial valuation models and scenario analyses based on data provided by CCX, other related parties, and Ocean Tomo research. These include, but are not limited to, operating assumptions, timing and other risk factors, technical merits of Infleqtion’s technology, the competitive environment, regulatory issues, and additional considerations Ocean Tomo deemed necessary and relevant to the conclusions in this Opinion.

Assumptions, Qualifications, and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Purchase Price, Ocean Tomo, with CCX’s consent:

•	assumed that all equity securities of Infleqtion outstanding immediately prior to the Merger will be converted into shares of SPAC Common Stock in accordance with the terms of the Agreement;

•	considered Public and Private warrants and unvested sponsor shares;

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relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions, and representations obtained from public sources or provided to it from private sources, including CCX, Infleqtion management, and counsel, and did not independently verify such information;

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relied upon the fact that the Directors, CCX, and parties to the Agreement have been advised by counsel as to all legal matters with respect to the Agreement and the Aggregate Consideration, including whether procedures required by law to be taken in connection with the Agreement and the Aggregate Consideration, if any, have been duly, validly, and timely taken. Ocean Tomo is not a legal, regulatory, or tax expert and has relied, without independent verification, on the assessment of CCX and its advisors with respect to such matters;

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assumed that estimates, evaluations, and financial disclosure information furnished to Ocean Tomo, if any, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Ocean Tomo expresses no opinion with respect to such information or the underlying assumptions;

•	assumed that information supplied and representations made by CCX, Infleqtion management, and counsel are substantially accurate regarding Infleqtion and the Transaction;

•	assumed that the final versions of all documents reviewed by Ocean Tomo in draft form will conform in all material respects to the drafts reviewed;

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assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of Infleqtion since the date of the most recent financial statements and other information made available to Ocean Tomo, and that there is no information or facts that would make the information reviewed by Ocean Tomo incomplete or misleading; and

•	Ocean Tomo has not made any independent valuation or appraisal of the assets or liabilities of Infleqtion.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Ocean Tomo’s analysis and in connection with the preparation of this Opinion, Ocean Tomo has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

Ocean Tomo prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the Date hereof, and Ocean Tomo disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Ocean Tomo after the date hereof.

Ocean Tomo has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, or (ii) advise CCX or any other party with respect to alternatives to the Transaction.

The Opinion was furnished solely for the use and benefit of CCX in connection with assessing the fairness of Aggregate Consideration from a financial perspective. This Opinion is not intended to be used by the Directors for any other purpose, including, without limitation, compliance under any state statutes governing transfers or distributions. This Opinion is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Ocean Tomo’s express consent which has not been provided except as stated in Annex G to this proxy statement/prospectus. The Opinion is not and should not be construed as a credit rating or a solvency opinion, an analysis of Infleqtion’ credit worthiness, as tax advice, or as accounting advice. Ocean Tomo has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

The Opinion (i) does not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (ii) does not address any other transaction; and (iii) is not a recommendation as to how the CCX Board should vote or act with respect to any matters relating to the Transaction, or whether to proceed with the Transaction or any related transaction. The decision as to whether to proceed with the business combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion was based. The Opinion should not be construed as creating any fiduciary duty on the part of Ocean Tomo to any party.

Summary of Financial Analyses

In preparing the Opinion, Ocean Tomo utilized two valuation approaches to determine the implied value of Infleqtion, specifically the Discounted Cash Flow (“DCF”) method of the income approach and the market approach (as described in further detail below). For purposes of its financial analyses, Ocean Tomo assumed that the Purchase Price set forth in the Merger Agreement had a value equal to $1.8 billion. The following is a summary of the financial analyses performed by Ocean Tomo in connection with the preparation of the Opinion presented to CCX. For each valuation approach, Ocean Tomo considered four possible scenarios. The four scenarios were based on the financial assumptions provided by CCX and Infleqtion with sensitivities around a) the research and development required to reach commercialization of various Quantum Sensing and Quantum Computing products and services, b) the timing of product launches in both Quantum Sensing and Quantum Computing segments, and c) market sizing and market capture.

The following is a summary of the scenarios considered by Ocean Tomo in connection with the preparation of its Opinion and presented to the CCX Board on June 2, 2025:

•	Base Case: Uses the financial assumptions on an unadjusted basis (“Base Case”).

•	Scenario 2: Assumes that the research and development costs in 2025 and 2026 are 400% of revenue and long-term research and development is 25% of revenue (“Scenario 2”).

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Scenario 3: Assumes the same sensitivity from Scenario 2 with the additional assumptions of a a) two-year delay in the Tiqker and radio frequency sensor product launches and b) 25% decrease in long-term market capture for the Quantum Sensing segment (“Scenario 3”).

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Scenario 4: Assumes the same sensitivities from Scenario 3 with the additional assumptions of a a) one-year delay in reaching 1,000 logical qubits and b) 25% decrease in long-term market capture for the Quantum Computing segment (“Scenario 4”).

Discounted Cash Flow Analysis

The DCF method of the income approach estimates the value of a company as the present value of expected future cash flows that a business can be expected to generate. The DCF method begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period (e.g., a twenty-one-year period). The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a discount rate appropriate for the risk of achieving the projected cash flows. The present value of the estimated discrete period cash flows is then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of total value. The terminal value is the value of a business beyond the explicit forecast period and represents the future cash flows expected to be generated by the business into perpetuity.

The DCF analyses performed by Ocean Tomo considered both the Gordon Growth Model and Exit Multiples Approach when calculating the terminal value of the business in each scenario. The Gordon Growth Model is a formula used to calculate the terminal value that assumes that the cash flows generated by the subject company will increase at a constant growth rate into perpetuity. The Exit Multiples Approach assumes that the value of a business can be determined at the end of a projected period based on the existing public market valuations of comparable companies. Exit multiples are derived from comparable companies by dividing enterprise value (“EV”) by current or expected financial performance indicators such as revenue or earnings before interest, taxes, depreciation, and amortization (“EBITDA”). The selected multiples are then applied to the revenue or EBITDA at the end of the discrete forecast period to arrive at an undiscounted indication of the terminal value.

Ocean Tomo’s DCF analyses of Infleqtion forecasted the discrete period from fiscal year ending (“FYE”) December 31, 2025 through FYE 2045. Ocean Tomo arrived at each indication of value by adding both the present value of the discrete period cash flows and a terminal value. This forecasted unlevered free cash flow information was developed by Ocean Tomo based on the financial assumptions provided by CCX and Infleqtion (as described above), interviews with Infleqtion management, other relevant business and financial documentation provided by CCX and Infleqtion, and its industry expertise.

Risk in each scenario was determined through Ocean Tomo’s selected discount rate, which was calculated using the Capital Asset Pricing Model (“CAPM”) approach, in addition to identifying qualitative measures of risk and benchmarking against venture capital and private equity rates of return for companies at similar stages of development and commercialization. The selected range of discount rates was calculated using the weighted average cost of capital formula and considered factors such as the results of published studies on discount rates and industry capital costs.

In determining an EV/revenue and EV/EBITDA exit multiple for purposes of calculating a terminal value, Ocean Tomo reviewed certain financial data for twenty-four selected companies with publicly traded equity securities that were deemed relevant. The selected benchmarks were mature computing technology companies and were chosen to reflect the expected mature state of Infleqtion in the terminal year of 2045. The selected companies and resulting median, mean, and quartile data included the following:

•	Acer Incorporated

•	Advanced Micro Devices, Inc.

•	Alphabet Inc.

•	Apple Inc.

•	Arm Holdings plc

•	ASUSTeK Computer Inc.

•	Broadcom Inc.

•	Dell Technologies Inc.

•	Fujitsu Limited

•	HP Inc.

•	Intel Corporation

•	International Business Machines Corporation

•	Lenovo Group Limited

•	Marvell Technology, Inc.

•	MediaTek Inc.

•	Micron Technology, Inc.

•	Microsoft Corporation

•	NEC Corporation

•	NVIDIA Corporation

•	QUALCOMM Incorporated

•	Samsung Electronics Co., Ltd.

•	Sony Group Corporation

•	Texas Instruments Incorporated

•	Toshiba Corporation

Computing Technology Companies	LTM EV/Revenue	LTM EV/EBITDA
Acer Incorporated	0.3 x	17.5 x
Advanced Micro Devices, Inc.	9.1 x	48.7 x
Alphabet Inc.	6.6 x	17.4 x
Apple Inc.	8.3 x	23.8 x
Arm Holdings plc	35.4 x	155.0 x
ASUSTeK Computer Inc.	0.7 x	12.3 x
Broadcom Inc.	25.6 x	46.9 x
Dell Technologies Inc.	1.2 x	11.3 x
Fujitsu Limited	1.7 x	13.8 x
HP Inc.	0.6 x	7.4 x
Intel Corporation	2.7 x	15.6 x
International Business Machines Corporation	4.3 x	19.6 x
Lenovo Group Limited	0.3 x	5.9 x
Marvell Technology, Inc.	10.4 x	38.7 x
MediaTek Inc.	3.8 x	17.2 x
Micron Technology, Inc.	4.0 x	8.6 x
Microsoft Corporation	13.3 x	24.0 x
NEC Corporation	1.8 x	14.0 x
NVIDIA Corporation	29.6 x	49.8 x
QUALCOMM Incorporated	4.1 x	12.7 x
Samsung Electronics Co., Ltd.	1.3 x	5.4 x
Sony Group Corporation	1.9 x	13.1 x
Texas Instruments Incorporated	11.8 x	26.1 x
Toshiba Corporation	N/A	N/A

GPC Statistical Summary	LTM EV/Revenue	LTM EV/EBITDA
1st Quartile	1.3 x	12.3 x
Median	4.0 x	17.2 x
Average	7.8 x	26.3 x
3rd Quartile	10.4 x	26.1 x

LTM: Last Twelve Months

GPC: Guideline Public Company

EBITDA: Earnings before interest, taxes, depreciation and amortization

EV: Enterprise Value = market capitalization plus preferred stock plus outstanding debt minus cash and equivalents

For the Gordon Growth model, Ocean Tomo calculated the terminal value for each scenario using a 5% terminal growth rate. For the Gordon Growth Model, Ocean Tomo utilized a terminal discount rate of 15% to account for the decreased, mature level of risk at the point of exit in 2045. Ocean Tomo then discounted the terminal value back to present day at a discount rate of 25%, consistent with the risk identified in the CAPM approach and venture capital and private equity rates of return.

For the Exit Multiple Approach, Ocean Tomo utilized an EV/Revenue exit multiple of 4.0x and an EV/EBITDA multiple of 17.2x. The multiples utilized reflect the median multiples of the selected public companies identified above. Ocean Tomo utilized a terminal discount rate of 25%, consistent with the risk identified in the CAPM approach and venture capital and private equity rates of return. Ocean Tomo’s use of such terminal value calculations assumes normalized growth and risk at the point of exit for each scenario.

Based on these assumptions and methodologies, the DCF analysis indicated an implied range of enterprise values from approximately $1.4 billion to $4.9 billion.

Market Approach

The market approach provides an estimation of EV by applying a valuation multiple derived from public company data to a specific financial metric for the subject company. Valuation multiples are derived from the market prices of actively traded public companies, publicly available historical financial information, and consensus equity analyst research estimates of future financial performance or prices paid in actual mergers, acquisitions, or other transactions.

Ocean Tomo conducted three separate market approaches. The first applied quantum guideline public company revenue multiples to Infleqtion’s future revenues (“Forward Multiples Approach”). Ocean Tomo identified seven publicly traded quantum companies as benchmarks for the Forward Multiples Approach (the “Selected Quantum Publicly Traded Companies”). Ocean Tomo chose the Selected Quantum Publicly Traded Companies based on the comparability of their products, technologies, and business models. Ocean Tomo developed estimates of value for Infleqtion by applying the forward revenue multiples for the next three years of the Selected Quantum Publicly Traded Companies to Infleqtion’s expected performance in each respective year discounted back to today. Ocean Tomo utilized a terminal discount rate of 25%, consistent with the risk identified in the CAPM approach and venture capital and private equity rates of return. The enterprise value indication for the Forward Multiples Approach for each scenario was calculated by taking the average of each respective year’s value indication. The resulting values were significantly in excess of the Purchase Price. However, Ocean Tomo only relied upon the results of the market approach qualitatively, noting that the forward valuation multiples in this case may not be reliable since companies in the quantum industry are not being priced on the next three years of revenue, but rather are being priced on expected performance further into the future. Thus, although in excess of the Purchase Price and supportive of the ultimate conclusion of fairness, Ocean Tomo did not directly rely upon the resulting values from the Forward Market Approach.

The second market approach analysis conducted by Ocean Tomo considered valuation multiples associated with precedent transactions. Ocean Tomo reviewed numerous past funding rounds and mergers and acquisitions but was unable to rely on this approach quantitatively given that financial data was not available for many of the transactions to establish valuation multiples. Furthermore, for those transactions where financial information was available, the resulting valuation multiples were determined not to be reflective of current market conditions given the rapidly changing nature of the quantum market and changes in multiples.

The third market approach analysis conducted by Ocean Tomo considered the impact of changes in market multiples on Infleqtion’s value between the time of its Series C funding round priced on December 27, 2024, and the Opinion Date (“Multiple Expansion Approach”) on the value of Infleqtion. Infleqtion’s valuation as of December 27, 2024 was $707 million. Ocean Tomo calculated the implied current value of Infleqtion based on the change in forward-looking EV/Revenue multiples of the Selected Quantum Publicly Traded Companies from the time of the Series C to the Opinion Date.

Selected Quantum Publicly Traded Companies

Ocean Tomo analyzed valuation and financial data for seven comparable publicly traded companies. The selected companies included the following:

•	D-Wave Quantum Inc.

•	IonQ, Inc.

•	Quantum Computing Inc.

•	QuantumCTek Co., Ltd.

•	Rigetti Computing, Inc.

•	Archer Materials Limited

•	BTQ Technologies Corp.

EBITDA: Earnings before interest, taxes, depreciation and amortization

Quantum Technology Companies	LTM EV/Revenue	LTM EV/EBITDA
D-Wave Quantum Inc.	202.2 x	NM
IonQ, Inc.	221.2 x	NM
Quantum Computing Inc.	7,940.8 x	NM
QuantumCTek Co., Ltd.	101.3 x	NM
Rigetti Computing, Inc.	573.1 x	NM
Archer Materials Limited	23.8 x	NM
BTQ Technologies Corp.	724.4 x	NM

GPC Statistical Summary	LTM EV/Revenue	LTM EV/EBITDA
1st Quartile	101.3 x	NM
Median	221.2 x	NM
Average	1,398.1 x	NM
3rd Quartile	724.4 x	NM

Multiple Expansion Approach	Post-Money Valuation as of 12/27/2024	LTM EV/REVENUE
Infleqtion	$707 M	3.2x

EV: Enterprise Value = market capitalization plus preferred stock plus outstanding debt minus cash and equivalents

LTM: Last Twelve Months

NM: Not Meaningful

Based on the results of the Selected Publicly Traded Company analysis Ocean Tomo applied the multiple expansion of 3.2x to the post-money valuation of Infleqtion as of December 27, 2024 of $707 million. The multiple utilized reflects the average multiple expansion of the EV/ Revenue multiples of the selected public companies noted above. The Multiple Expansion Approach indicated a value for Infleqtion of approximately $2.3 billion. Ocean Tomo considered the results of this approach quantitatively as part of its analyses.

Implied Value Per Share Calculation

In addition to the enterprise valuation, Ocean Tomo also performed a post-Closing pro forma implied value per share calculation to determine the implied pro forma value per share for the shareholders of CCX at Closing under various redemption scenarios. For the purposes of its calculation, Ocean Tomo utilized the average of all its DCF and market approach enterprise valuations for each of the four different valuation scenarios described above. The average EV from each scenario was then adjusted for the expected cash in the trust account at Closing (assuming both no redemptions by CCX public shareholders and the Maximum Redemptions Scenario in which redemptions by CCX public shareholders result in $75 million in the trust account at Closing after payment of $25 million of expenses). The adjusted average EV from each scenario was then divided by two different post-Closing outstanding share counts which were based on the two aforementioned redemption scenarios provided by CCX. This analysis resulted in the ranges of implied pro forma values per share of CCX Class A common stock shown in the table below. Ocean Tomo compared these ranges to the illustrative redemption value for a CCX public share of $10.05.

	Average Infleqtion Enterprise Value	No Redemption	Maximum Redemption Minimum Cash
Baseline	$3,683,964,147	$16.82	$17.89
Scenario 2	$2,623,541,034	$12.65	$13.10
Scenario 3	$2,529,826,365	$12.26	$12.65
Scenario 4	$1,908,092,571	$9.71	$9.65

Conclusion

Ocean Tomo estimated the range of equity values for Infleqtion to be $1.9 billion — $3.7 billion based on four different scenarios and approaches as noted above. Additionally, based on Ocean Tomo’s post-Closing pro forma implied value per share analysis, Ocean Tomo estimated the range of pro forma implied value per share for CCX Class A common stock to be $9.65 to $17.89 based on the different scenarios noted above. Based upon and subject to the foregoing, Ocean Tomo is of the opinion that, as of the Opinion Date, the Purchase Price pursuant to the Merger Agreement is fair, from a financial perspective, to the shareholders of CCX (other than the Sponsor).

Fees and Expenses

In connection with providing the Opinion to the CCX Board, CCX agreed to pay Ocean Tomo a fee of $420,000 pursuant to the OT Engagement Letter. In addition, CCX has agreed to indemnify Ocean Tomo for certain liabilities arising from its engagement. No portion of the fee was contingent upon the conclusion within the Opinion.

Disclosure of Prior Relationships

During the two years preceding the date of the Opinion, Ocean Tomo has not had any material relationship with any party to the Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Recommendation of the CCX Board to CCX Shareholders

After careful consideration, the CCX Board has unanimously determined that the business combination proposal is fair to, and in the best interests of, CCX and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal.

Satisfaction of the 80% Test

It is a requirement under the CCX current articles of association that any business acquired by CCX have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding net of amounts disbursed to management for working capital purposes, if applicable, taxes payable on interest income earned from the trust account and the deferred underwriting fees at the time of the execution of a definitive agreement for an initial business combination). As of September 8, 2025, the date of the execution of the Merger Agreement, the balance of the funds in the trust account was approximately $416.6 million (excluding up to $3.0 million of deferred underwriting fees) and 80% thereof represents approximately $330.28 million. In reaching its conclusion on the 80% asset test, the CCX Board used as a fair market value the $1.8 billion equity value for Infleqtion, which was implied based on the terms of the Transactions agreed to by the parties in negotiating the Merger Agreement.

The CCX Board also considered qualitative factors such as Infleqtion’s business and financial condition and prospects, the experience and commitment of Infleqtion’s management team, as well as valuations and trading of publicly traded companies in similar and adjacent sectors. The CCX Board determined that the consideration being paid in the Merger, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, CCX and its shareholders and appropriately reflected Infleqtion’s value.

The CCX Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Infleqtion met the 80% requirement. Based on the fact that the $1.8 billion fair market value of Infleqtion as described above is in excess of the threshold of approximately $330.0 million, representing 80% of the balance of the funds in the trust account (excluding net of amounts disbursed to management for working capital purposes, if applicable, taxes payable on interest income earned from the trust account and the deferred underwriting fees), the CCX Board determined that the fair market value of Infleqtion was substantially in excess of 80% of the funds in the trust account and that the 80% test was met.

Interests of Certain CCX Persons in the Business Combination

In considering the recommendation of the CCX Board to vote in favor of approval of the business combination proposal and the other proposals, CCX shareholders should keep in mind that the Sponsor and the Insiders have interests in such proposals that are different from, or in addition to, the interests of CCX shareholders generally. In particular:

•

If the Transactions or another business combination are not consummated by the end of the completion window, CCX will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding CCX public shares for cash and, subject to the approval of its remaining shareholders and the CCX Board, dissolving and liquidating, and subject in each case to CCX’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,350,000 CCX Founder Shares held by the Sponsor will become worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $186,921,000 based upon the closing price of $18.06 per share on Nasdaq on January 13, 2026, the record date of the extraordinary general meeting. 1,500,000 of such CCX Founder Shares are subject to certain time and performance-based vesting provisions as described under “— Certain Agreements Related to the Business Combination — Sponsor Agreement.”

•

In May 2025, the Sponsor purchased an aggregate of 300,000 CCX private placement units, generating gross proceeds of $3,000,000 ($10.00 per CCX private placement unit), simultaneously with the consummation of the CCX IPO. Of the proceeds from the sale of the CCX private placement units, $286,500 was added to the proceeds from the CCX IPO held in the trust account. The CCX private placement shares had an aggregate market value of approximately $5,418,000 based upon the closing price of $18.06 per share on Nasdaq on January 13, 2026, the record date for the extraordinary general meeting. The CCX private placement shares will become worthless if CCX does not consummate a business combination by the end of the completion window.

•

Michael Klein, a director of CCX, and the controlling shareholder of M. Klein Associates, Inc., which is the managing member of the Sponsor, may be deemed to beneficially own the securities of CCX owned by Sponsor. For more information about our officers’ and directors’ economic interests in the Transactions, see the section entitled “Beneficial Ownership of Securities.”

•

If CCX is unable to complete a business combination within the completion window, its executive officers will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CCX for services rendered or contracted for or products sold to CCX. If CCX consummates a business combination, on the other hand, CCX will be liable for all such claims.

•

The Sponsor and the Insiders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Transactions rather than liquidate (in which case the Sponsor would lose its entire investment), even if Infleqtion is a less favorable target company or the terms of the Transactions are less favorable to CCX shareholders than an alternative transaction.

•

The Sponsor has invested an aggregate of $3,025,000 (consisting of $3,000,000 for CCX private placement units and $25,000 for the CCX Founder Shares), which means the Sponsor, following the Transactions, may experience a positive rate of return on their investment, even if other CCX shareholders experience a negative rate of return on their investment.

•

The Sponsor (including its representatives and affiliates) and CCX’s directors and officers presently have, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of such officers or directors become aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. The CCX current articles of association provide that, to the fullest extent permitted by law: (1) no individual serving as a director or an officer, among other persons, shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CCX, and (2) CCX renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and CCX, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. CCX does not believe that the fiduciary duties or contractual obligations of its officers or directors will materially affect CCX’s ability to complete the initial business combination.

•

CCX’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CCX’s behalf, such as identifying and investigating possible business targets and business combinations and with respect to the PIPE Investment. As of the date of this proxy statement/prospectus, no such reimbursement is contemplated. However, if CCX fails to consummate a business combination within the completion window, they will not have any claim against the trust account for any reimbursement. Accordingly, CCX may not be able to reimburse expenses, if any, if the Transactions or another business combination, are not completed within the completion window.

•

The continued indemnification of current directors and officers and the continuation of the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”).

•

Effective upon the Closing, the Post-Closing Company and M. Klein & Company, an affiliate of the Sponsor, through its affiliate, The Klein Group, LLC (the “Advisor”), entered into an advisory agreement (the “Advisory Agreement”), pursuant to which, Advisor will provide financial advisory, strategic consulting, and business development services to the Post-Closing Company. The Advisory Agreement has an initial term of two (2) years and is renewable for an additional one-year term upon mutual agreement of the parties. The Advisory Agreement provides (i) for payments from the Post-Closing Company to Advisor of a fixed cash retainer fee of $250,000 per quarter, and (ii) that in the event the Post-Closing Company undertakes (a) any merger, acquisition or other strategic transaction, or (b) any capital-markets financing (including an issuance of equity, debt or convertible securities in U.S. markets), the Post-Closing Company shall consider in good faith retaining the Advisor as a financial advisor for that transaction, in each case with such engagement to be covered by a separate agreement between the Post-Closing Company and Advisor, including mutually agreed frees and other terms.

In addition, the PIPE Investors have agreed to buy shares of CCX common stock at a purchase price of $10.00 per share. The closing price of CCX common stock on Nasdaq was $18.06 per share on January 13, 2026, the record date for the special meeting.

Sponsor and Affiliates Compensation

The following table sets forth the payments received by Sponsor and its affiliates from CCX prior to or in connection with the completion of the initial business combination and the securities issued by CCX to Sponsor or its affiliates:

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid
Sponsor

10,350,000 CCX Founder Shares

300,000 CCX Private Placement Units

Up to $600,000

Up to $1,500,000 in Working Capital Loans, which loans may be convertible into units of the Post-Closing Company at a price of $10.00 per unit.

Reimbursement for any out-of-pocket expenses related to identifying, investigation and completing an initial business combination

$25,000 (approximately $0.003 per share)

$3,000,000

Repayment of loans made to us to cover offering related and organizational expenses

Working Capital Loans to finance transaction costs in connection with an initial business combination

Services in connection with identifying, investigating and completing an initial business combination

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid

M. Klein & Associates	$30,000 per month $250,000 per quarter for an initial two year term, renewable for an additional one year term.	Office space, administrative and shared personnel support services Financial advisory, strategic consulting, and business development services.

Sponsor, our officers, directors, or our or their affiliates	Finder’s fee, advisory fee, consulting fee or success fee

Any services they render in order to effectuate the completion of our initial business combination.

We may engage one or more affiliates of our sponsor, officers or directors or their respective affiliates to provide additional services to us after this offering, including, for example, identifying potential targets or providing financial advisory services, and may pay such affiliates fair and reasonable fees or other compensation that would be determined at that time in an arm’s length negotiation.

Board of Directors Following the Business Combination

Upon consummation of the business combination, it is expected that each Class I director of the Post-Closing Company will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2027, each Class II director of the Post-Closing Company will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2028 and each Class III director of the Post-Closing Company will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2029, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

We are proposing Mr. Bjornholt and Ms. Meyerriecks to serve as the Class I directors, Mr. Singer and Dr. Johnson to serve as the Class II directors and Mr. Kinsella and Ms. Lego to serve as the Class III directors.

Please see the sections entitled “Proposal No. 8 — The Director Election Proposal” and “Board of Directors and Management After the Business Combination” for additional information.

Redemption Rights

Pursuant to the CCX current articles of association, eligible CCX public shareholders may seek to redeem their CCX public shares for cash, regardless of whether they vote “for” or “against” the business combination proposal. Eligible shareholder holding CCX public shares as of the record date may demand that CCX redeem such shares for cash in an amount equal to their pro rata portion of the funds held in the trust account net of permitted withdrawals (which, for illustrative purposes, was approximately $10.25 per share as of the close of business on January 13, 2026, the record date for the extraordinary general meeting), calculated as of two business days prior to the anticipated Closing Date. If a holder of CCX public shares properly exercises its redemption rights as described in this section and the business combination is consummated, CCX will redeem such holder’s shares for a pro rata portion of funds held in the trust account net of permitted withdrawals and the holder will no longer own CCX public shares following the business combination. Such redemption rights are not available to our Sponsor, officers or directors.

Notwithstanding the foregoing, a holder of CCX public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the CCX public shares. Accordingly, all CCX public shares in excess of 15% held by a CCX public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash. Moreover, pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive any redemption rights with respect to any CCX Ordinary Shares they own in connection with the consummation of the business combination.

Holders may demand redemption by delivering their shares, either physically or electronically using Depository Trust Company’s DWAC System and requesting in writing that CCX redeem such shares for cash to Continental Stock Transfer & Trust Company, CCX’s transfer agent, at least two business days prior to initially scheduled vote at the extraordinary general meeting. If you hold the CCX Ordinary Shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the CCX Ordinary Shares or delivering them through the DWAC System. CCX’s transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the business combination is not consummated, this may result in an additional cost to CCX shareholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the business combination proposal. Furthermore, if a holder of CCX public shares delivered their certificate in connection with an election of their redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, they may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason, then CCX public shareholders that elected to exercise their redemption rights will not be entitled to redeem their shares for cash in an amount equal to their pro rata portion of the funds held in the trust account net of permitted withdrawals, as applicable. In such case, CCX will promptly return any CCX public shares delivered by shareholders. Additionally, if CCX would be left with less than $5,000,001 of net tangible assets as a result of the holders of CCX public shares properly demanding redemption of their shares for cash, CCX will not be able to consummate the business combination and after giving effect to the receipt of CCX of the net amount of proceeds from the PIPE Investment.

The closing price of CCX public shares on January 13, 2026, the record date for the extraordinary general meeting, was $18.06 per share. The cash held in the trust account on such date was approximately $424,248,406.86 (approximately $10.25 per CCX public share outstanding as of the record date). Prior to exercising redemption rights, shareholders should verify the market price of CCX public shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price.

CCX cannot assure its shareholders that they will be able to sell CCX public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of CCX public shares properly exercises its redemption rights and the business combination is consummated, then they will be exchanging their CCX public shares for cash and will no longer own those shares. They will be entitled to receive cash for their CCX public shares only if they properly exercise their redemption rights no later than the Redemption Deadline by delivering their certificate (either physically or electronically) to CCX’s transfer agent prior to the Redemption Deadline.

Sources and Uses of Funds for the Transactions

The following tables summarize the sources and uses for funding the business combination, assuming (i) no CCX public shareholders exercise their redemption rights and (ii) the largest number of redemptions by CCX public shareholders that can occur while still satisfying the Minimum Cash Condition. This scenario assumes that Available Closing SPAC Cash is equal to $100.0 million.

Where actual amounts are not known or knowable, the figures below represent Infleqtion’s good faith estimate of such amounts. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Sources and Uses of Funds for the Business Combination

($ in millions)	Assuming No Redemptions(1)	Assuming Maximum Redemptions(2)
Sources
CCX cash in trust	$420	$—
PIPE proceeds(3)	127	127
Infleqtion equity rollover	1,800	1,800
Net cash on balance sheet rollover	26	26

Total sources	$2,373	$1,953

Uses(1)(2)(3)
Infleqtion Equity Rollover	$1,800	$1,800
Illustrative fees and expenses	38	38
Cash to balance sheet	535	115

Total uses	$2,373	$1,953

(1)	Assumes no CCX public shareholders exercise their redemption rights.
(2)	Assumes that all 41,400,000 CCX public shares are redeemed.
(3)	Assumes a PIPE Investment of $126.5 million.

Material U.S. Federal Income Tax Consequences of the Business Combination to CCX Shareholders

The following discussion is a summary of material U.S. federal income tax considerations (1) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of CCX Class A Ordinary Shares, CCX Warrants and CCX Units (each, an “CCX Security”) of the Domestication, whereby CCX will re-domicile in the State of Delaware (such re-domiciled company, “CCX Delaware”), (2) for Holders of CCX public shares that exercise their redemption rights in connection with the business combination, (3) for Holders of the ownership and disposition of Post-Closing Company common stock and Post-Closing Company public warrants (each, a “Post-Closing Company Security”).

With respect to the ownership and disposition of securities, this discussion is limited to (1) shares of CCX common stock and CCX Delaware Warrants (collectively, “CCX Delaware Securities”) received in connection with the Domestication, (2) CCX public shares sold pursuant to the exercise of redemption rights in connection with the business combination, and (3) Post-Closing Company common stock received upon the exercise of the Post-Closing Company public warrants received by a Holder in connection with the Domestication and the Merger. This section applies only to Holders that hold their CCX Securities, CCX Delaware Securities and Post-Closing Company Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not address the U.S. federal income tax consequences (1) to the Sponsor or its affiliates or any other sponsor, officers or directors of CCX, or (2) to any person holding CCX Founder Shares, CCX private placement units, or Infleqtion capital stock. This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state, or local or non-U.S. or other jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•

taxpayers that are subject to, or who elect to apply, the mark-to-market accounting rules under Section 475 of the Code with respect to the CCX Securities, CCX Delaware Securities or Post-Closing Company Securities;

•	tax-exempt entities;

•	governments or agencies or instrumentalities of such governments or agencies;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•

partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities (including S Corporations), or persons that will hold the CCX Securities, CCX Delaware Securities or Post-Closing Company Securities through such partnerships or pass-through entities;

•	U.S. expatriates or former long-term residents of the United States;

•	except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of CCX’s shares or Infleqtion’s shares;

•

persons that acquired their CCX Securities, CCX Delaware Securities or Post-Closing Company Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•

persons that hold or sell their CCX Securities, CCX Delaware Securities or Post-Closing Company Securities as part of a straddle, constructive sale, hedge, synthetic security, wash sale, conversion or other integrated or similar transaction or risk reduction strategy;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to CCX Securities, CCX Delaware Securities or Post-Closing Company Securities being taken into account in an “applicable financial statement” (as defined in the Code); or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership or other pass-through entity (or any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds CCX Securities, CCX Delaware Securities or Post-Closing Company Securities, the tax treatment of such partnership or other pass-through entity and a person treated as a partner of such partnership or owner of such other pass-through entity will generally depend on the status of the partner or owner, the activities of the partnership or other pass-through entity, and certain determinations made at the partner or owner level. Partnerships and other pass-through entities holding any CCX Securities, CCX Delaware Securities or Post-Closing Company Securities and persons that are treated as partners of such partnerships or owners of such other pass-through entities should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication, the exercise of redemption rights with respect to CCX public shares and the ownership and disposition of Post-Closing Company Securities.

This discussion is based on the Code, Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations promulgated under the Code, all as of the date of this proxy statement/prospectus. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described in this proxy statement/prospectus. CCX has not sought, and does not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described in this proxy statement/prospectus. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion is only a summary of material U.S. federal income tax considerations associated with the Domestication, the exercise of redemption rights with respect to CCX public shares and the ownership and disposition of CCX Delaware Securities received in the Domestication or Post-Closing Company common stock acquired by the exercise of Post-Closing Company public warrants received in the Domestication. Each holder should consult its own tax advisor with respect to the particular tax consequences to such holder of the Domestication, the exercise of redemption rights with respect to CCX public shares, the ownership and disposition of CCX Delaware Securities and the exercise of CCX Delaware Warrants received by a holder in the Domestication, including the applicability and effects of a U.S. federal, state and local and non-U.S. tax laws.

Because the components of a CCX Unit are generally separable at the option of the holder, the holder of a CCX Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying CCX Class A Ordinary Share and CCX Warrant components of the CCX Unit, and the discussion below with respect to actual Holders of CCX Class A Ordinary Shares and CCX Warrants also should apply to holders of CCX Units (as the deemed owners of the underlying CCX Class A Ordinary Shares and CCX Warrants that constitute the CCX Units). Accordingly, the separation of a CCX Unit into one CCX Class A Ordinary Share and the one-quarter of one CCX Warrant underlying the CCX Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of CCX Units are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the business combination (including the exercise of any redemption rights) with respect to any CCX Class A Ordinary Shares and CCX Warrants held through CCX Units (including alternative characterizations of CCX Units).

Tax Treatment of the Domestication

Subject to the limitations set forth herein, the Domestication should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. A transaction qualifies as a reorganization within the meaning of Section 368(a) (1)(F) of the Code if it is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”).

Pursuant to the Domestication, CCX will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing of the Merger, will be renamed “Infleqtion, Inc.”

The U.S. federal income tax consequences of the Domestication to the Holders will depend primarily upon whether the Domestication qualifies as an F Reorganization. However, due to the absence of direct guidance, these results are not entirely clear. The discussion below neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any position set forth herein. CCX has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Accordingly, each Holder of CCX Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such Holder.

Assuming the Domestication qualifies as an F Reorganization, the Domestication should be treated for U.S. federal income tax purposes as if CCX (1) transferred all of its assets and liabilities to CCX Delaware in exchange for all of the outstanding stock and warrants of CCX Delaware; and (2) then distributed such shares of stock and warrants of CCX Delaware to the holders of securities of CCX in liquidation of CCX. The taxable year of CCX will be deemed to end on the date of the Domestication.

If the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code), a Holder of CCX Securities generally would be treated for U.S. federal income tax purposes as having exchanged its CCX Class A Ordinary Shares for CCX common stock, or CCX Warrants for CCX Delaware Warrants, in a taxable transaction.

U.S. Holders

As used in this proxy statement/prospectus, a “U.S. Holder” is a beneficial owner of a CCX Security, CCX Delaware Security or a Post-Closing Company Security, as applicable, that for U.S. federal income tax purposes is, or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation that is created or organized in or under the laws of the United States or any state in the United States or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in place to be treated as a United States person.

Tax Effects of the Domestication to U.S. Holders

Generally

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of CCX Securities generally should not recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication, except as provided below under the sections entitled “— Effects of Section 367 to U.S. Holders of CCX Class A Ordinary Shares” and “— PFIC Considerations.”

Subject to the discussion below under the section entitled “— PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code), a U.S. Holder of CCX Securities generally would recognize gain or loss with respect to its CCX Securities in an amount equal to the difference, if any, between the fair market value of the corresponding CCX Delaware Securities received in the Domestication and the U.S. Holder’s adjusted tax basis in its CCX Securities surrendered.

U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to CCX public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “—PFIC Considerations”: (1) the tax basis of a share of CCX common stock or CCX Delaware Warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the CCX Class A Ordinary Share or CCX Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (2) the holding period for a share of CCX common stock or CCX Delaware Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the CCX Class A Ordinary Share or CCX Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code), the U.S. Holder’s basis in the CCX common stock and CCX Delaware Warrant would be equal to the sum of the fair market value of such CCX common stock and CCX Delaware Warrant on the date of the Domestication, and such U.S. Holder’s holding period for such CCX common stock and CCX Delaware Warrant would begin on the day following the date of the Domestication. Holders who hold different blocks of CCX Securities (generally, CCX Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above is general in nature and does not specifically address all of the consequences to U.S. Holders who hold different blocks of CCX Securities.

Effects of Section 367 to U.S. Holders of CCX Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “— PFIC Considerations,” Section 367(b) of the Code and the Treasury Regulations promulgated thereunder impose U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication, including any such U.S. Holders exercising redemption rights.

U.S. Holders Who Own 10% or More (By Vote or Value) of CCX Shares

Subject to the discussion below under the section entitled “— PFIC Considerations,” a 10% U.S. Shareholder on the date of the Domestication must include in income as a deemed dividend deemed paid by CCX the “all earnings and profits amount” attributable to the CCX Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of CCX Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its CCX Class A Ordinary Shares is the net positive earnings and profits of CCX attributable to such CCX Class A Ordinary Shares (each as determined under Treasury Regulations under Section 367(b) of the Code) but without regard to any gain that would be realized on a sale or exchange of such CCX Class A Ordinary Shares. Treasury Regulations under Section 367(b) of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations under the Code provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

CCX does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If CCX’s cumulative net earnings and profits through the date of the Domestication are less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its CCX Class A Ordinary Shares. However, the determination of earnings and profits is complex and may be impacted by numerous factors (including matters discussed in this proxy statement/prospectus). It is possible that the amount of CCX’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by CCX under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such deemed dividend is expected to be treated as foreign-source income for U.S. federal income tax purposes, and is not expected to be eligible for preferential tax rates because CCX is expected to be treated as a PFIC.

U.S. Holders Who Own Less Than 10% (By Vote or Value) of CCX Shares

Subject to the discussion below under the section entitled “— PFIC Considerations,” a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose CCX common stock has a fair market value of $50,000 or more on the date of the Domestication will recognize gain (but not loss) with respect to the CCX common stock received in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder’s CCX Class A Ordinary Shares as described below.

Subject to the discussion below under the section entitled “— PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to CCX common stock received in the Domestication in an amount equal to the excess of the fair market value of such CCX common stock over the U.S. Holder’s adjusted tax basis in the CCX Class A Ordinary Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of CCX Class A Ordinary Shares (generally, CCX Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend deemed paid by CCX the “all earnings and profits amount” attributable to its CCX Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

•	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

•	a complete description of the Domestication;

•	a description of any stock, securities or other consideration transferred or received in the Domestication;

•	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes; and

•

a statement that the U.S. Holder is making the election described in Treasury Regulations Section 1.367(b)-3(c)(3), which must include (i) a copy of the information that the U.S. Holder received from CCX (or the Post-Closing Company) establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s CCX Class A Ordinary Shares and (ii) a representation that the U.S. Holder has notified CCX (or CCX Delaware or the Post-Closing Company) that the U.S. Holder is making the election described in Treasury Regulations Section 1.367(b)-3(c)(3); and

•	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return (including extensions, if any) for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to CCX or CCX Delaware no later than the date such tax return is filed. In connection with this election, CCX Delaware may reasonably endeavor to cooperate with U.S. Holders of CCX Class A Ordinary Shares, upon written request, to make available to such requesting U.S. Holders information regarding CCX’s earnings and profits, but there is no assurance that CCX or the Post-Closing Company will timely provide such required information.

CCX does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that CCX had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described in this proxy statement/prospectus could have an “all earnings and profits amount” with respect to its CCX Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by CCX under applicable Treasury Regulations as a result of the Domestication. Any such deemed dividend is expected to be treated as foreign-source income for U.S. federal income tax purposes, and is not expected to be eligible for preferential tax rates because CCX is expected to be treated as a PFIC.

Each U.S. Holder is urged to consult its tax advisor regarding the consequences to it of making an election to include in income the “all earnings and profits amount” attributable to its CCX Class A Ordinary Shares under Section 367(b) of the Code and the appropriate filing requirements with respect to such election.

A U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose CCX Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required by Section 367(b) of the Code and the Treasury Regulations promulgated thereunder to recognize any gain or loss or include any part of the “all earnings and profits amount” in income in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “— PFIC Considerations.”

Tax Consequences for U.S. Holders of CCX Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described above under the section entitled “— Effects of Section 367 to U.S. Holders of CCX Class A Ordinary Shares — U.S. Holders Who Own Ten Percent or More (By Vote or Value) of CCX Shares” relating to a U.S. Holder’s ownership of CCX Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the considerations described below under the section entitled “— PFIC Considerations” relating to the PFIC rules, a U.S. Holder of CCX Warrants should not be subject to U.S. federal income tax with respect to the exchange of CCX Warrants for CCX Delaware Warrants in the Domestication.

All U.S. Holders are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion above under the section entitled “— Effects of Section 367 to U.S. Holders of CCX Class A Ordinary Shares”), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if CCX is considered a PFIC.

Definition of a PFIC

A foreign (i.e., non-United States) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (1) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (2) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies to the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

PFIC Status of CCX

Based upon the composition of its income and assets, and upon a review of its financial statements, CCX believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for each taxable year thereafter, including the taxable year which ends as a result of the Domestication.

Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” (which would generally include a CCX Warrant) to acquire the stock of a PFIC as stock of the PFIC, exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive proposed effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of CCX Class A Ordinary Shares and CCX Warrants as a result of the Domestication if:

•	CCX were classified as a PFIC at any time during such U.S. Holder’s holding period in such CCX Class A Ordinary Shares or CCX Warrants; and

•

the U.S. Holder had not timely made (1) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such CCX Class A Ordinary Shares or in which CCX was a PFIC, whichever is later (or a QEF Election along with a purging election), or (2) an MTM Election (as defined below) with respect to such CCX Class A Ordinary Shares. Under current law, neither a QEF Election nor an MTM Election can be made with respect to warrants (including CCX Warrants).

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of CCX. Under these rules (the “excess distributions regime”):

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s CCX Class A Ordinary Shares or CCX Warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which CCX was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions of such taxable years) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

The proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by CCX, the gain realized on the transfer is taxable as an excess distribution under the excess distribution regime, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under the excess distribution regime is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “— Effects of Section 367 to U.S. Holders of CCX Class A Ordinary Shares.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of CCX Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their CCX Class A Ordinary Shares and CCX Warrants under the excess distribution regime in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its CCX Class A Ordinary Shares is referred to in this proxy statement/prospectus as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to in this proxy statement/prospectus as a “Non-Electing Shareholder.”

As discussed above, proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include a CCX Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that neither a QEF Election nor an MTM Election (as defined below) may be made with respect to options. Therefore, it is possible that the proposed Treasury Regulations, if finalized in their current form, would apply to cause gain recognition on the exchange of CCX Warrants for CCX Delaware Warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of CCX Class A Ordinary Shares or a U.S. Holder of CCX Warrants as a result of the Domestication pursuant to the PFIC rules would be taxable income to such U.S. Holder and taxed under the excess distribution regime in the manner set forth above, with no corresponding receipt of cash.

As noted above, if CCX is considered a PFIC, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization, and, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the excess distribution regime in the manner set forth above.

All U.S. Holders are urged to consult their tax advisors regarding the effects of the PFIC Rules on the Domestication, including the impact of any proposed or final Treasury Regulations.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of CCX Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat CCX as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of CCX

Class A Ordinary Shares during which CCX qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s CCX Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its CCX Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its CCX Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to its CCX Class A Ordinary Shares is contingent upon, among other things, the provision by CCX of a “PFIC Annual Information Statement” to such U.S. Holder.

CCX or the Post-Closing Company (as applicable) will reasonably endeavor to provide a requesting U.S. Holder such information the IRS may require, including a PFIC Annual Information Statement, for making or maintaining a QEF Election (or making a QEF Election along with a purging election) for CCX’s taxable year that ends on the date of the Domestication (and prior taxable years), but there is no assurance that CCX or the Post-Closing Company will timely provide such required information. As discussed above, a U.S. Holder is not able to make a QEF Election with respect to CCX Warrants under current law. An Electing Shareholder generally would not be subject to the excess distribution regime discussed above with respect to their CCX Class A Ordinary Shares. As a result, an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367 to U.S. Holders of CCX Class A Ordinary Shares,” and subject to the discussion above under “— Tax Effects of the Domestication to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of CCX, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of CCX Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may elect to mark such stock to its market value each taxable year if such stock is “marketable stock,” generally, stock that is regularly traded on a stock exchange that is registered with the SEC, including Nasdaq and NYSE. No assurance can be given that CCX Class A Ordinary Shares are considered to be marketable stock for purposes of the MTM Election for any taxable year or whether the other requirements of this election are satisfied. If such an election is available and has been made, such Electing Shareholder generally would not be subject to the excess distributions regime discussed above with respect to their CCX Class A Ordinary Shares in connection with the Domestication. Instead, in general, such Electing Shareholder will include as ordinary income each year the excess, if any, of the fair market value of its CCX Class A Ordinary Shares at the end of its taxable year over its adjusted tax basis in its CCX Class A Ordinary Shares. The Electing Shareholder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its CCX Class A Ordinary Shares over the fair market value of its CCX Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The Electing Shareholder’s tax basis in its CCX Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its CCX Class A Ordinary Shares will be treated as ordinary income (and any further loss recognized on such sale or disposition in excess of the net amount previously included in income as a result of the MTM Election would be capital loss). However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the CCX Class A Ordinary Shares in which CCX is a PFIC, then the excess distribution regime discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, CCX Class A Ordinary Shares, including in connection with the Domestication. Under current law, an MTM Election is not available with respect to warrants, including the CCX Warrants.

The rules dealing with PFICs are very complex and are impacted by various factors in addition to those described above, including the application of the rules addressing overlaps in the PFIC rules and the

Section 367(b) rules and the rules relating to Controlled Foreign Corporations. All U.S. Holders of CCX Securities are urged to consult their tax advisors regarding the consequences to them of the PFIC rules, including whether a QEF Election (or a QEF Election along with a purging election), an MTM election or any other election is available and whether and how any overlap rules apply, and the consequences to them of any such election or overlap rule and the impact of any proposed or final PFIC Treasury Regulations.

Tax Effects to U.S. Holders of Exercising Redemption Rights

Generally

The U.S. federal income tax consequences to a U.S. Holder of CCX public shares that exercises its redemption rights with respect to its CCX public shares will depend on whether the redemption qualifies as a sale of under Section 302 of the Code. If the redemption qualifies as a sale of shares by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “— Taxation of Redemption Treated as a Sale.” If the redemption does not qualify as a sale of shares, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “— Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of the Post-Closing Company common stock treated as held by the redeemed U.S. Holder before and after the redemption (including any shares treated as constructively owned by the U.S. Holder as a result of owning CCX Warrants and any shares that a U.S. Holder would directly or indirectly acquire pursuant to the business combination) relative to all of the stock of the Post-Closing Company outstanding both before and after the redemption. The redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in the Post-Closing Company or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares actually owned by the U.S. Holder, but also shares that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares that the holder has a right to acquire by exercise of an option, which would generally include shares which could be acquired pursuant to the exercise of Post-Closing Company public warrants. Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the business combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of the Post-Closing Company’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares must, among other requirements, be less than 80% of the percentage of CCX’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (determined based on reduction in voting power, and taking into account redemptions by other holders and possibly the Post-Closing Company stock to be issued pursuant to the business combination). There will be a complete termination of a U.S. Holder’s interest in the Post-Closing Company if either (1) all of the shares actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares (including any stock constructively owned by the U.S. Holder as a result of owning CCX Warrants). The redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Post-Closing Company. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in the Post-Closing

Company will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares generally will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “— Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Post-Closing Company common stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its Post-Closing Company public warrants or possibly in other Post-Closing Company common stock constructively owned by it.

U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication (discussed further above).

U.S. Holders who actually or constructively own at least five percent by vote or value (or, if Post-Closing Company common stock is not then publicly traded, at least one percent by vote or value) or more of the total outstanding Post-Closing Company common stock may be subject to special reporting requirements with respect to a redemption of shares, and such holders should consult with their tax advisors with respect to their reporting requirements.

Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares is treated as a corporate distribution, as discussed above under the section entitled “— Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from the Post-Closing Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of the Post-Closing Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares. Any remaining excess will be treated as gain realized on the sale of shares and will be treated as described below under the section entitled “— Taxation of Redemption Treated as a Sale.”

Taxation of Redemption Treated as a Sale

If the redemption of a U.S. Holder’s shares is treated as a sale, as discussed above under the section entitled “— Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. Holders who hold different blocks of shares (including as a result of holding different blocks of CCX Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS.

Tax Consequences of Ownership and Disposition of Post-Closing Company Securities

Taxation of Distributions

In general, distributions of cash or other property to U.S. Holders of Post-Closing Company common stock (other than certain distributions of the Post-Closing Company common stock or rights to acquire the Post-Closing Company common stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from the Post-Closing Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Post-Closing Company common stock. Any remaining excess generally will be treated as gain realized on the sale or other disposition of the Post-Closing Company common stock, as described below under the section entitled “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities.”

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividend income” subject to tax at reduced rates applicable to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities

Upon a sale or other taxable disposition of Post-Closing Company Securities (which, in general, would include a redemption of Post-Closing Company public warrants that is treated as a sale of such warrants as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Post-Closing Company Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Post-Closing Company Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Post-Closing Company Securities so disposed of. See the section entitled “— Tax Effects of the Domestication to U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its securities following the Domestication. See the section entitled “— Exercise, Lapse or Redemption of Post-Closing Company Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Post-Closing Company common stock acquired pursuant to the exercise of a Post-Closing Company public warrant.

Exercise, Lapse or Redemption of Post-Closing Company Public Warrants

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Post-Closing Company common stock upon exercise of Post-Closing Company public warrants for cash. The U.S. Holder’s tax basis in the shares of Post-Closing Company common stock received upon exercise of the Post-Closing Company public warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Post-Closing Company public warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the Post-Closing Company common stock received upon exercise of the Post-Closing Company public warrants will begin on the date following the date of exercise or on the date of exercise of the Post-Closing Company public warrants; in either case, the holding period will not include the period during which the U.S. Holder held the

Post-Closing Company public warrants. If any Post-Closing Company public warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed Post-Closing Company public warrants.

The tax consequences of a cashless exercise of Post-Closing Company public warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. If the cashless exercise is not taxable, a U.S. Holder’s basis in the Post-Closing Company common stock received would equal the U.S. Holder’s basis in the Post-Closing Company public warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Post-Closing Company common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Post-Closing Company public warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Post-Closing Company public warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Post-Closing Company common stock would include the holding period of the Post-Closing Company public warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Post-Closing Company public warrants equal to the number of shares of Post-Closing Company common stock having a value equal to the exercise price for the total number of Post-Closing Company public warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss with respect to the Post-Closing Company public warrants deemed surrendered in an amount equal to the difference between the fair market value of the Post-Closing Company common stock that would have been received in a regular exercise of the Post-Closing Company public warrants deemed surrendered and the U.S. Holder’s tax basis in the Post-Closing Company public warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Post-Closing Company common stock received would equal the sum of the U.S. Holder’s tax basis in the Post-Closing Company public warrants deemed exercised and the aggregate exercise price of such Post-Closing Company public warrants. It is unclear whether a U.S. Holder’s holding period for the Post-Closing Company common stock would commence on the date following the date of exercise or on the date of exercise of the Post-Closing Company public warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Post-Closing Company public warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Post-Closing Company common stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If the Post-Closing Company redeems Post-Closing Company public warrants for cash or if it purchases Post-Closing Company public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities.”

Possible Constructive Distributions

Consistent with the CCX Warrants, the terms of each Post-Closing Company public warrant will provide for an adjustment to the number of shares of Post-Closing Company common stock for which the Post-Closing Company public warrant may be exercised or to the exercise price of the Post-Closing Company public warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of the Post-Closing Company public warrants would, however, be treated as receiving a constructive distribution from the Post-Closing Company if, for example, the adjustment increases the U.S. Holder’s proportionate interest in the Post-Closing Company’s assets or earnings and profits (for example, through an increase in the number of shares of Post-Closing Company common stock that would be obtained upon exercise or through a decrease in the exercise price of the Post-Closing Company public warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of the Post-Closing Company stock, or as a result of the issuance of a stock dividend to holders of shares of the Post-Closing Company stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution generally would be subject to tax as described above under the section entitled “— Taxation of Distributions” in the same manner as if the U.S. Holders of the Post-Closing Company public warrants received a cash distribution from the Post-Closing Company equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

Payments of dividends on and the proceeds from a sale or other disposition of Post-Closing Company Securities will be subject to information reporting to the IRS and such payments may also be subject to U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

As used in this proxy statement/prospectus, a “Non-U.S. Holder” is a beneficial owner (not including a partnership) of a CCX Security or Post-Closing Company Security, as applicable, who or that for U.S. federal income tax purposes is, or is treated as:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.

Tax Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of CCX Securities unless the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code) and such Non-U.S. Holder holds its CCX Securities in connection with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States) or is a nonresident alien individual who is physically present in the United States for at least 183 days during that individual’s taxable year in which the Domestication occurs and meets certain other requirements. Non-U.S. Holders will own stock and warrants of a U.S. corporation, i.e., the Post-Closing Company, rather than a non-U.S. corporation, i.e., CCX, after the Domestication.

Non-U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. All Non-U.S. Holders considering exercising redemption rights with respect to CCX Class A Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of CCX Class A Ordinary Shares that exercises its redemption rights will depend on whether the redemption qualifies as a sale of the shares redeemed, as described above under “U.S. Holders — Tax Effects to U.S. Holders of Exercising Redemption Rights — Generally.” The U.S. federal income tax consequences to the Non-U.S. Holder will be as described below under “— Tax Consequences of Ownership and Disposition of Post-Closing Company Securities — Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities.” If the redemption does not qualify as a sale of Post-Closing Company common stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described below under “— Tax Consequences of Ownership and Disposition of Post-Closing Company Securities — Taxation of Distributions.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s Post-Closing Company common stock, unless (1) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (2) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “U.S. Holders — Tax Effects to U.S. Holders of Exercising Redemption Rights — Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Tax Consequences of Ownership and Disposition of Post-Closing Company Securities

Taxation of Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of the Post-Closing Company stock or rights to acquire the Post-Closing Company stock) made to a Non-U.S. Holder of shares of Post-Closing Company common stock, to the extent paid out of the Post-Closing Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the Post-Closing Company (or another applicable withholding agent) will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Post-Closing Company common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Post-Closing Company common stock, which will be treated as described below under the section entitled “— Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities.” If the Post-Closing Company determines that it is likely to be classified as a “United States real property holding corporation” (see the section entitled “— Sale, Taxable Exchange or Other Taxable Disposition

of Post-Closing Company Securities” below), the applicable withholding agent may be required to withhold 15% of any distribution that exceeds the Post-Closing Company’s current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower rate provided in an applicable tax treaty).

Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Post-Closing Company Securities, including an expiration or redemption of the Post-Closing Company public warrants as described below under the section entitled “— Exercise, Lapse or Redemption of Post-Closing Company Public Warrants,” or a redemption of Post-Closing Company common stock that is treated as a sale of shares as described above under the section entitled “— Tax Effects to Non-U.S. Holders of Exercising Redemption Rights,” unless:

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States);

•

such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

•

the Post-Closing Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable Post-Closing Company Security being disposed of.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30% (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established market, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates, and a buyer of such Post-Closing Company Security or the Post-Closing Company may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition or redemption.

Based on the nature of the business and activities of Infleqtion, it generally is not expected that the Post-Closing Company would be a United States real property holding corporation after the Domestication or immediately after the business combination is completed. However, neither CCX nor the Post-Closing Company has undertaken a formal analysis of the Post-Closing Company’s possible status as a United States real property holding corporation. Such determination is factual in nature and subject to change. Accordingly, no assurance can be provided as to whether the Post-Closing Company would be treated as a United States real property holding corporation in any taxable year.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any loss recognized on a sale, taxable exchange or other taxable disposition of its Post-Closing Company Securities.

Exercise, Lapse or Redemption of Post-Closing Company Public Warrants

A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Post-Closing Company common stock upon exercise of Post-Closing Company public warrants for cash. The Non-U.S. Holder’s tax basis in the share of Post-Closing Company common stock received upon exercise of Post-Closing Company public warrants generally will be an amount equal to the sum of the Non-U.S. Holder’s tax basis in such Post-Closing Company public warrants and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the Post-Closing Company common stock received upon exercise of the Post-Closing Company public warrants will begin on the date following the date of exercise or on the date of exercise of the Post-Closing Company public warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the Post-Closing Company public warrants. If any Post-Closing Company public warrants are allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in such lapsed Post-Closing Company public warrants and generally will be taxed as described above under “— Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities.”

Consistent with the CCX Warrants, the Post-Closing Company public warrants may be exercised on a cashless basis in certain circumstances. The U.S. federal income tax characterization of a cashless exercise of Post-Closing Company public warrants are not clear under current tax law. A cashless exercise may not be a taxable exchange, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. If the cashless exercise is not taxable, a Non-U.S. Holder’s tax basis in the Post-Closing Company common stock received would equal the Non-U.S. Holder’s tax basis in the Post-Closing Company public warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the Post-Closing Company common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Post-Closing Company public warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Post-Closing Company public warrants exercised therefor.

If the cashless exercise were treated as a recapitalization, the holding period of the Post-Closing Company common stock would include the holding period of the Post-Closing Company public warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of Post-Closing Company public warrants equal to the number of shares of Post-Closing Company common stock having a value equal to the exercise price for the total number of Post-Closing Company public warrants to be exercised. In such case, the Non-U.S. Holder would recognize capital gain or loss with respect to the Post-Closing Company public warrants deemed surrendered in an amount equal to the difference between the fair market value of the Post-Closing Company common stock that would have been received in a regular exercise of the Post-Closing Company public warrants deemed surrendered and the Non-U.S. Holder’s tax basis in the Post-Closing Company public warrants deemed surrendered. Any gain or loss recognized by a Non-U.S. Holder generally will be taxed as described above in “— Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities.” It is unclear whether a Non-U.S. Holder’s holding period for the Post-Closing Company common stock would commence on the date following the date of exercise or on the date of exercise of the Post-Closing Company public warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Post-Closing Company public warrants exercised therefor.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the Post-Closing Company common stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If the Post-Closing Company redeems Post-Closing Company public warrants for cash or if Post-Closing Company purchases Post-Closing Company public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “— Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities.”

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of Post-Closing Company public warrants.

Possible Constructive Distributions

Similar to the CCX Warrants, the terms of each Post-Closing Company public warrant will provide for an adjustment to the number of shares of Post-Closing Company common stock for which the Post-Closing Company public warrant may be exercised or to the exercise price of the Post-Closing Company public warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. A Non-U.S. Holder of the Post-Closing Company public warrants would, however, be treated as receiving a constructive distribution from the Post-Closing Company if, for example, the adjustment increases the Non-U.S. Holder’s proportionate interest in the Post-Closing Company’s assets or earnings and profits (for example, through an increase in the number of shares of Post-Closing Company common stock that would be obtained upon exercise or through a decrease in the exercise price of the Post-Closing Company public warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Post-Closing Company stock, or as a result of the issuance of a stock dividend to holders of shares of Post-Closing Company stock, in each case, which is taxable to the holders of such stock as a distribution. Any constructive distribution treated as received by a Non-U.S. Holder generally would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a corporate distribution from Post-Closing Company equal to the fair market value of such increased interest without any corresponding receipt of cash, the U.S. federal income tax consequences of which are described above under “— Taxation of Distributions.”

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of Post-Closing Company Securities. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the Merger to U.S. and Non-U.S. Holders (each as defined below, and together, “Holders”) of Infleqtion common stock who exchange in the Merger such shares of Infleqtion common stock for Post-Closing Company common stock in the Merger. This summary is based upon current provisions of the Code, existing Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to Infleqtion stockholders from the following summary. This discussion assumes that the Merger will be consummated in accordance with the Merger Agreement and as described in this proxy statement/prospectus.

This discussion applies only to stockholders who hold their Infleqtion common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not purport to address all U.S. federal income tax consequences relevant to Holders of Infleqtion common stock. In addition, it does not address consequences relevant to Infleqtion stockholders that are subject to particular U.S. or non-U.S. tax rules, including, without limitation, to Infleqtion stockholders that are:

•	brokers, dealers or traders in securities; banks; insurance companies; other financial institutions; mutual funds;

•	real estate investment trusts; regulated investment companies;

•	tax-exempt organizations or governmental organizations;

•	pass-through entities such as partnerships, S corporations, disregarded entities for U.S. federal income tax purposes (and investors therein);

•	persons who are subject to the alternative minimum tax provisions of the Code;

•

persons who hold or sell their Infleqtion common stock as part of a hedge, wash sale, constructive sale, synthetic security, conversion transaction, or other integrated transaction or risk reduction strategy;

•	Infleqtion U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	persons who elect to apply the provisions of Section 1400Z-2 of the Code to any gains realized in the Merger;

•	persons who directly or constructively own five percent or more of Infleqtion common stock (except as described below);

•	controlled foreign corporations, passive foreign investment companies (and investors therein);

•	persons holding Infleqtion common stock in connection with a trade or business conducted outside the U.S.;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Infleqtion common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•

persons who acquired their shares of Infleqtion common stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

•	certain expatriates or former citizens or long-term residents of the United States.

Infleqtion stockholders, including in particular those subject to special U.S. or non-U.S. tax rules that are described in the list above, are urged to consult their own tax advisors regarding the consequences to them of the Merger.

If a partnership or other pass-through entity (or any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds Infleqtion common stock, the tax treatment of such partnership or other pass-through entity and a person treated as a partner of such partnership or owner of such other pass-through entity will generally depend on the status of the partner or owner, the activities of the partnership or other pass-through entity and certain determinations made at the partner or owner level. Partnerships and other pass-through entities holding any Infleqtion common stock and persons that are treated as partners of such partnerships or owners of such other pass-through entities should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Merger.

In addition, the following discussion does not address: (1) the tax consequences of transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, the Conversion and any transactions in which shares of Post-Closing Company common stock are acquired or disposed of other than in exchange for shares of Infleqtion common stock in the Merger; (2) the tax consequences to Holders of Infleqtion common stock, convertible debt issued by Infleqtion, Infleqtion restricted stock awards, Infleqtion options, shares of Infleqtion capital stock subject to a “substantial risk of forfeiture” or Infleqtion warrants; (3) the tax consequences of the ownership of shares of Post-Closing Company common stock following the Merger; (4) any U.S. federal non-income tax consequences of the Merger, including estate or gift tax consequences; (5) any state, local, non-U.S. or other tax consequences of the Merger; (6) the Medicare contribution tax on net investment income; or (7) any payment to any holders of Dissenting Shares.

Definitions of “Infleqtion U.S. Holder” and “Infleqtion Non-U.S. Holder”

For purposes of this discussion, a “Infleqtion U.S. Holder” is a beneficial owner of Infleqtion common stock that for U.S. federal income tax purposes is, or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “Infleqtion Non-U.S. Holder” is a beneficial owner (not including a partnership) of Infleqtion common stock that for U.S. federal income tax purposes is, or is treated as:

•	a non-resident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder

but does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the Merger and whether you are treated as a resident for U.S. federal income tax purposes.

ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

General

Each of Infleqtion and CCX intends for the Merger, taken together as integrated steps of a single transaction for U.S. federal income tax purposes, to qualify as a “reorganization” pursuant to Section 368(a) of the Code. Furthermore, in the Merger Agreement, each of Infleqtion and CCX agrees to (and cause their respective Subsidiaries and Affiliates to) use its reasonable best efforts to cause the Merger to qualify for such intended tax treatment and not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from so qualifying. Nevertheless, Infleqtion and CCX cannot guarantee that the IRS will not challenge the intended tax treatment of the Merger, and that such a challenge will not be successful. None of Infleqtion, CCX, Merger Sub I, or Merger Sub II intend to obtain a ruling from the IRS or an opinion from counsel with respect to the tax consequences of the Merger. Further, the closing of the Merger is not conditioned upon obtaining an opinion from counsel that the Merger will qualify as a reorganization. Accordingly, no assurance can be given that the IRS will not challenge the Merger’s qualification as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge.

Consequences to Infleqtion U.S. Holders and Infleqtion Non-U.S. Holders of Infleqtion Common Stock if the Merger Qualifies as a Reorganization

Assuming the Merger qualifies as a “reorganization” under Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger to Holders of Infleqtion common stock are as follows:

•

Holders of Infleqtion common stock generally will not recognize gain or loss upon the exchange of their Infleqtion common stock for Post-Closing Company common stock. Holders of Infleqtion common stock generally will obtain a basis in the Post-Closing Company common stock they receive in the Merger equal to their basis in the Infleqtion common stock exchanged therefor; and

•

if a Holder of Infleqtion common stock acquired different blocks of shares of Infleqtion common stock at different times or at different prices, such Holder should consult its own tax advisor regarding the manner in which its basis and holding period should be allocated among its Post-Closing Company common stock in light of its specific circumstances.

Consequences to Infleqtion U.S. Holders if the Merger Does Not Qualify as a Reorganization

If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then each Infleqtion U.S. Holder will be treated as exchanging his, her or its Infleqtion common stock in a fully taxable transaction in exchange for Post-Closing Company common stock. Infleqtion U.S. Holders generally will recognize capital gain or loss in such exchange equal to the difference between (1) the fair market value of the Post-Closing Company common stock and (2) such U.S. Holder’s tax basis in the Infleqtion common stock surrendered in the Merger. Gain or loss must be calculated separately for shares of Infleqtion common stock acquired by Infleqtion U.S. Holders at different times for different prices and exchanged by such Infleqtion U.S. Holder in connection with the Merger. Any gain or loss recognized generally would be long-term capital gain or loss if the Infleqtion U.S. Holder’s holding period in a particular block of Infleqtion common stock exceeds one year at the time of the Merger. Long-term capital gain of non-corporate Infleqtion U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. The aggregate tax basis of a Infleqtion U.S. Holder in the Post-Closing Company common stock will equal its fair market value at the Effective Time, and the holding period of Post-Closing Company common stock received in the Merger will begin on the day after the consummation of the Merger.

Consequences to Infleqtion Non-U.S. Holders if the Merger Does Not Qualify as a Reorganization

If the Merger does not qualify as a reorganization under Section 368(a) of the Code, Infleqtion Non-U.S. Holders will generally not be subject to U.S. federal income tax in connection with the Merger, except to the extent described below.

If gain recognized upon the exchange of the Infleqtion Non-U.S. Holder’s shares of Infleqtion common stock for shares of Post-Closing Company common stock is effectively connected with the Infleqtion Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Infleqtion Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable), such gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. Holders. A Infleqtion Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. In addition, if Infleqtion is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the Infleqtion Non-U.S. Holder held Infleqtion common stock, any gain recognized by such Non-U.S. Holder with respect to such Non-U.S. Holder’s Infleqtion common stock as a result of the Merger would generally be subject to tax at applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, Infleqtion believes that it is not, and has not been at any time since the five-year period ending on the date of the Merger, a United States real property holding corporation and neither Infleqtion nor the Post-Closing Company expects to be a United States real property holding corporation immediately after the business combination is completed.

Information Reporting for Infleqtion U.S. Holders

Each Infleqtion U.S. Holder who receives shares of Post-Closing Company common stock in the Merger is required to retain permanent records pertaining to the Merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all shares of Infleqtion common stock that are exchanged in the Merger, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Infleqtion U.S. Holders who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of Infleqtion or securities of Infleqtion with a basis of $1.0 million or more, are required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the Infleqtion U.S. Holder’s tax basis in such Holder’s Infleqtion common stock or securities surrendered in the Merger, the fair market value of such stock or securities, the date of the Merger and the name and employer identification number of each of Infleqtion and the Post-Closing Company. Infleqtion U.S. Holders are urged to consult with their own tax advisors to comply with these rules.

THIS SUMMARY DOES NOT TAKE INTO ACCOUNT YOUR PARTICULAR CIRCUMSTANCES AND DOES NOT ADDRESS CONSEQUENCES THAT MAY BE PARTICULAR TO YOU, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS. THEREFORE, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR CONSEQUENCES OF THE MERGER TO YOU.

Expected Accounting Treatment of the Transactions

The business combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP because Infleqtion has been determined to be the accounting acquirer under both the redemption scenarios presented. Under this method of accounting, CCX, which is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and Infleqtion, which is the legal acquiree, will be treated as the accounting acquirer for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Infleqtion will become the historical financial statements of the Post-Closing Company, and CCX’s assets, liabilities and results of operations will be consolidated with Infleqtion’s beginning on the acquisition date. For accounting purposes, the financial statements of the Post-Closing Company will represent a continuation of the financial statements of Infleqtion with the business combination being treated as the equivalent of Infleqtion issuing stock for the net assets of CCX, accompanied by a recapitalization. The net assets of CCX will be stated at historical costs, which are expected to approximate fair value, and no goodwill or other intangible assets will be recorded. Operations prior to the business combination will be presented as those of Infleqtion in future reports of the Post-Closing Company.

Infleqtion was determined to be the accounting acquirer under both the redemption scenarios presented based on evaluation of the following facts and circumstances:

•	Infleqtion stockholders comprise a relative majority of greater than 69.9% of the voting power of the Post-Closing Company under both the redemption scenarios;

•	Infleqtion will have the ability to nominate a majority of the members of the board of directors of the Post-Closing Company;

•	Infleqtion’s operations prior to the Merger comprise the only ongoing operations of Post-Closing Company;

•	Infleqtion’s senior management will comprise the senior management of Post-Closing Company;

•	The ongoing operations of Infleqtion will become the operations of the Post-Closing Company; and

•	Infleqtion’s headquarters will become the Post-Closing Company’s headquarters.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Second Request within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time.

Each of CCX and Infleqtion filed a Notification and Report Form with the FTC and the Antitrust Division in connection with the Transactions on October 2, 2025. The initial 30-day waiting period therefore expired at 11:59 p.m., Eastern time, on November 3, 2025.

At any time before or after consummation of the Transactions, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither CCX nor Infleqtion is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required

The approval of the business combination proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting and broker non-votes with regard to the business combination proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the business combination proposal. Additionally, the business combination will not be consummated if CCX has less than $5,000,001 of net tangible assets after taking into account the holders of CCX public shares that properly demanded that CCX redeem their shares for their pro rata share of the trust account and after giving effect to the receipt of CCX of the net amount of proceeds from the PIPE Investment.

Consummation of the business combination proposal is conditioned on the approval of each of the other condition precedent proposals. If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the business combination proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026), be approved, ratified and confirmed in all respects.”

Recommendation of the CCX Board

THE CCX BOARD UNANIMOUSLY RECOMMENDS THAT CCX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE DOMESTICATION PROPOSAL

Unless the context otherwise requires, references in this section to “we,” “our” and “us” generally refer to CCX prior to the business combination.

Overview

Assuming each of the business combination proposal, organizational documents proposal, advisory organizational documents proposal, stock issuance proposal, incentive plan proposal, ESPP proposal and director election proposal, is approved, CCX is seeking shareholder approval of the domestication proposal on a non-binding advisory basis. The approval of the domestication proposal is a condition to the Closing under the Merger Agreement. If the domestication proposal is approved, but the business combination proposal is not approved, then neither the Domestication nor the business combination will be consummated.

Under the CCX current articles of association, CCX’s directors have the authority to resolve that CCX be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing (including, but not limited to, the approval of the organizational documents to be adopted by the Company in such other jurisdiction to the extent applicable). Accordingly, it is not necessary for CCX to receive shareholder consent to the Domestication, and the domestication proposal and the organizational documents proposal are therefore being presented to CCX shareholders on a non-binding advisory basis only.

As a condition to Closing, the CCX Board has unanimously approved the Domestication subject to shareholders approving the domestication proposal. To effect the Domestication, CCX will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CCX will be domesticated and continue as a Delaware corporation. In connection with the Domestication and prior to the business combination, CCX will be renamed “Infleqtion, Inc.”

The domestication proposal, if approved, will authorize the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware. Accordingly, while CCX is currently governed by the Companies Act, upon the Domestication, Infleqtion will be governed by the DGCL. CCX encourages shareholders to carefully consult the information set out under “Comparison of Shareholder Rights.”

Reasons for the Domestication

The CCX Board believes that it would be in the best interests of CCX, in connection with the completion of the business combination, to effect the Domestication. Further, the CCX Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. Because Infleqtion will operate within the United States following the business combination, it is the view of the CCX Board that Infleqtion should be structured as a corporation organized in the United States.

The CCX Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of CCX and its shareholders.

These additional reasons can be summarized as follows:

•

Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware.

Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to the Post-Closing Company and its board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors and officers provides appropriate protection for Infleqtion’s stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. Reregistration from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. The incorporation of the Post-Closing Company in Delaware may make Infleqtion more attractive to future candidates for the board of the Post-Closing Company, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The CCX Board therefore believes that providing the benefits afforded directors by Delaware law will enable Infleqtion to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable Infleqtion to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for the Name Change

The CCX Board believes that it would be in the best interests of CCX to, in connection with the Domestication and the business combination, change its corporate name to “Infleqtion, Inc.” in order to more accurately reflect the business purpose and activities of Infleqtion.

Regulatory Approvals; Third-Party Consents

CCX is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication must occur in connection with the business combination, it will not occur unless the business combination can be completed, which will require the approvals as described under the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal.” CCX must comply with applicable U.S. federal and state securities laws in connection with the Domestication.

The Domestication will not breach any covenants or agreements binding upon CCX and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Proposed Certificate of Incorporation and Proposed Bylaws

Commencing with the effective time of the Domestication, the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws will govern the rights of shareholders of CCX.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication

When the Domestication is completed, the rights of stockholders of CCX will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders of CCX and affect the powers of the CCX Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of CCX as “shareholders.”

Provision	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Act (As Revised) of the Cayman Islands

General Vote Required for Combinations with Interested Stockholders/Shareholders	Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision or the other statutory exceptions are met.	No similar provision.

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection	Under the Companies Act and subject to certain exceptions, shareholders that dissent to a merger are entitled to be paid the fair

Provision	Delaware	Cayman Islands
	with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (1) shares or depository receipts of the corporation surviving or resulting from such merger; (2) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (3) cash in lieu of fractional shares or fractional depository receipts described in (1) and (2) above; or (4) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (1), (2) and (3) above.	market value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.

Requirements for Stockholder/Shareholder Approval	Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents generally require approval by a majority of the voting power of the outstanding shares; unless otherwise specified in the corporation’s certificate of incorporation or bylaws, most other stockholder approvals require the affirmative vote of a majority of the shares present and entitled to vote on the subject matter, provided a quorum is present. The Proposed Bylaws provide that, when a quorum is present at any meeting, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders (or if there are two or more classes or series of capital stock entitled to vote as separate classes or series, then in the case of each such class or series, the holders of a majority of the voting power of the shares of capital stock of the class, classes or series present in person, by remote communication, if applicable, or represented at the meeting and entitled to vote on the subject matter), except when a different vote is required by applicable law, the Proposed Certificate of Incorporation, the Proposed Bylaws, or the rules of any stock exchange applicable to the Post-Closing Company.

Certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger (other than a merger between a parent and a subsidiary), authorization of a transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of

Provision	Delaware	Cayman Islands

shareholders entitled to vote at a general meeting.

The Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions. Under our amended and restated articles of association an ordinary resolution must be passed at a general meeting by a simple majority of shareholders who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution.

Requirement for Quorum	Quorum is a majority of the voting power of shares entitled to vote and present at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of the voting power of the shares entitled to vote at the meeting. The Proposed Bylaws provide that the holders of a majority of the voting power of the capital stock of the Post-Closing Company issued and outstanding and entitled to vote at the meeting, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the Proposed Certificate of Incorporation, the Proposed Bylaws or the rules of any applicable stock exchange on which Post-Closing Company’s securities are listed.	Quorum is set in the company’s memorandum and articles of association.

Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent. The Proposed Certificate of Incorporation and the Proposed Bylaws do not provide any stockholders with the ability to act pursuant to written consent.	A company’s articles of association may allow shareholders to pass special and ordinary resolutions in writing. Special resolutions passed in writing must be approved by all the members

Provision	Delaware	Cayman Islands
entitled to vote at a general meeting of the company. Ordinary resolutions passed in writing may be approved by such number of shareholders as prescribed by the company’s articles of association.

Inspection of Books and Records	Any stockholder may inspect certain of the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than copies of their memorandum and articles of association, register of mortgages and charges, and any special resolutions). Under Cayman Islands law, the names of an exempted company’s current directors can be obtained from a search conducted at the Registrar of Companies.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances (e.g., where a company acts or proposes to act illegally or ultra vires (beyond the scope of its authority); the act complained of, although not ultra vires, could be effected if duly authorized by a special resolution that has not been obtained; and those who control the company are perpetrating a “fraud on the minority”).

Provision	Delaware	Cayman Islands
Removal of Directors	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. For so long as the Post-Closing Company Board will be classified after the Closing and subject to the rights of holders of Post-Closing Company preferred stock, pursuant to the Proposed Certificate of Incorporation, a director may be removed from office only for cause and only upon the affirmative vote of holders of at least 66-2/3% of the voting power of all then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors	The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.	Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty, including good faith to the corporation and its stockholders.	A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the

Provision	Delaware	Cayman Islands
purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made for judgments, fines or amounts paid in settlement, and no indemnification shall be made in respect of expenses when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.	Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Limited Liability of Directors and Officers	Permits the limiting or eliminating of the monetary liability of a director or officer to a corporation or its stockholders, except with regard to breaches of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction involving an improper personal benefit, or for directors involving unlawful stock repurchases or dividends, or for officers involving any action by or in the right of the corporation.	Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may limit the liability of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as limiting liability for civil fraud or the consequences of committing a crime.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of CCX. There will be no accounting effect or change in the carrying amount of the assets and liabilities of CCX as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of CCX immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval

The approval of the domestication proposal requires a special resolution, being the affirmative vote of holders of at least two-thirds of the CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and will therefore have no effect on the domestication proposal.

The domestication proposal is conditioned on the approval of the other condition precedent proposals. The approval of the domestication proposal is a condition to the Closing under the Merger Agreement. If the domestication proposal is approved, but the business combination proposal is not approved, then neither the Domestication nor the business combination will be consummated.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and CCX’s officers and directors intend, to vote the CCX Ordinary Shares owned by them in favor of the domestication proposal. As of the CCX record date, the Sponsor owns 20.46% of the issued and outstanding CCX Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the domestication proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026), be approved, ratified and confirmed in all respects.”

Recommendation of the CCX Board

THE CCX BOARD UNANIMOUSLY RECOMMENDS THAT CCX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

When you consider the CCX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination” for additional information.

PROPOSAL NO. 3 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Unless the context otherwise requires, references in this section to “we,” “our” and “us” generally refer to CCX prior to the business combination.

Overview

Assuming each of the condition precedent proposals are approved, CCX will become domesticated as a corporation under the laws of the State of Delaware and, as a result, replace the CCX current memorandum and articles of association with the Proposed Certificate of Incorporation and the Proposed Bylaws, in each case, in accordance with the DGCL. Under the Merger Agreement, approval of the organizational documents proposal is a condition to the Closing.

CCX is seeking approval, by special resolution, of the organizational documents proposal in connection with the replacement of the CCX current memorandum and articles of association. The Proposed Certificate of Incorporation and the Proposed Bylaws differ materially from the CCX current articles of association. The following is a summary of the key changes effected by the Proposed Certificate of Incorporation and the Proposed Bylaws, which summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex B to this proxy statement/prospectus, and by reference to the full text of the Proposed Bylaws, a copy of which is included as Annex C to this proxy statement/prospectus. References to Infleqtion below refer to the Post-Closing Company.

•	to change the corporate name from “Churchill Capital Corp X” to “Infleqtion, Inc.”;

•

to change the authorized capital stock of CCX from 500,000,000 CCX Class A Ordinary Shares, 50,000,000 CCX Class B Ordinary Shares, and 5,000,000 CCX preferred shares to (1) 1,400,000,000 shares of Post-Closing Company common stock and (2) 100,000,000 shares of Post-Closing Company preferred stock), each with a par value of $0.0001 per share;

•	to amend the terms for the authorization of shares of Infleqtion;

•	to adopt Delaware as the exclusive forum for certain litigation;

•	to provide that the Infleqtion Board will be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term;

•

to permit the removal of a director only for cause and only upon the affirmative vote of holders of at least 66-2∕3% of the voting power of all then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class;

•

to require that any action required or permitted to be taken by stockholders of Infleqtion be effected at a duly called annual or special meeting of stockholders of Infleqtion and to prohibit stockholder action by any consent in writing by such stockholders;

•

to require that certain amendments to the Proposed Certificate of Incorporation and the Proposed Bylaws only be made with the affirmative vote of the holders of at least 2/3 of the total voting power of outstanding voting securities of Infleqtion, voting together as a single class; and

•

to authorize all other changes in connection with the replacement of the CCX current articles of association with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the Closing (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).

All shareholders are encouraged to read each of the Proposed Certificate of Incorporation and the Proposed Bylaws in its entirety for a more complete description of its terms. Additionally, as the CCX current articles of association are governed by the Companies Act and the Proposed Certificate of Incorporation and the Proposed Bylaws will be governed by the DGCL, CCX encourages shareholders to carefully consult the information set out under the section entitled “Comparison of Shareholder Rights” of this proxy statement/prospectus.

Vote Required for Approval

The approval of the organizational documents proposal requires a special resolution, being the affirmative vote of holders of at least two-thirds of the CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and will therefore have no effect on the organizational documents proposal.

The organizational documents proposal is conditioned on the approval of each of the other condition precedent proposals. Therefore, if any of such other proposals are not approved, the organizational documents proposal will have no effect, even if approved by the requisite holders of CCX Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and CCX’s officers and directors intend, to vote the CCX Ordinary Shares owned by them in favor of the organizational documents proposal. As of the CCX record date, the Sponsor owns 20.46% of the issued and outstanding CCX Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the organizational documents proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved and adopted.”

Recommendation of the CCX Board

THE CCX BOARD UNANIMOUSLY RECOMMENDS THAT CCX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

When you consider the CCX Board’s recommendation of these proposals, you should keep in mind that CCX’s directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination” for additional information.

PROPOSAL NO. 4 — THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL

Unless the context otherwise requires, references in this section to “we,” “our” and “us” generally refer to CCX prior to the business combination.

Overview

Assuming each of the condition precedent proposals are approved, CCX will become domesticated as a corporation under the laws of the State of Delaware and, as a result, replace the CCX current memorandum and articles of association with the Proposed Certificate of Incorporation and the Proposed Bylaws, in each case, in accordance with the DGCL.

CCX is seeking approval of the advisory organizational documents proposal in connection with the replacement of the CCX current memorandum and articles of association with the Proposed Certificate of Incorporation and the Proposed Bylaws. These five proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman Islands or Delaware law, but pursuant to SEC guidance, CCX is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on CCX, the CCX Board, Infleqtion or the Infleqtion Board. Furthermore, the business combination is not conditioned on the separate approval of the advisory organizational documents proposal (separate and apart from the approval of the organizational documents proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, CCX intends that the Proposed Certificate of Incorporation and the Proposed Bylaws will take effect from the Domestication, assuming approval of each of the condition precedent proposals.

All shareholders are encouraged to read each of the Proposed Certificate of Incorporation and the Proposed Bylaws in its entirety for a more complete description of its terms. Additionally, as the CCX current articles of association are governed by the Companies Act and the Proposed Certificate of Incorporation and the Proposed Bylaws will be governed by the DGCL, CCX encourages shareholders to carefully consult the information set out under the section entitled “Comparison of Shareholder Rights” of this proxy statement/prospectus. References to Infleqtion below are to the Post-Closing Company.

Reasons for the Amendments

Advisory organizational documents proposal 4A — Authorized Shares

The principal purpose of this proposal is to provide for an authorized capital structure of Infleqtion that will enable it to continue as an operating company governed by the DGCL. The CCX Board believes that it is important for CCX to have available for issuance a number of authorized shares of common stock and preferred stock of the Post-Closing Company sufficient to support growth and to provide flexibility for future corporate needs.

As of the CCX record date, there are 52,050,000 CCX Ordinary Shares issued and outstanding, which includes 41,700,000 CCX Class A Ordinary Shares and 10,350,000 CCX Class B Ordinary Shares held by the Sponsor. As of the CCX record date, there are an aggregate of 10,425,000 CCX Warrants outstanding, which includes 75,000 CCX private placement warrants and 10,350,000 CCX public warrants.

The CCX Board has approved, subject to shareholder approval, that the Proposed Certificate of Incorporation and the Proposed Bylaws change the authorized capital stock of CCX from 500,000,000 CCX Class A Ordinary Shares, 50,000,000 CCX Class B Ordinary Shares, and 5,000,000 CCX preferred shares to (1) 1,400,000,000 shares of Post-Closing Company common stock (2) 100,000,000 shares of Post-Closing Company preferred stock.

Advisory organizational documents proposal 4B — Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain litigation is intended to assist Infleqtion in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The CCX Board believes that the Delaware courts are best suited to address disputes involving such matters given that, after the Domestication, Infleqtion will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders of Infleqtion and Infleqtion with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts or the federal district court of the United States located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

The CCX Board further believes that providing that the federal district courts of the United States will be the exclusive forum for resolving actions arising under the Securities Act, provides the flexibility to file such suits in any federal district court while providing the benefits of eliminating duplicative litigation and having such cases heard by courts that are well-versed in the applicable law.

The CCX Board further believes that the Proposed Certificate of Incorporation and the Proposed Bylaws providing for such exclusive forum would promote judicial fairness and avoid conflicting results, as well as make Infleqtion’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Advisory organizational documents proposal 4C — Removal of Directors

The CCX current articles of association provide that prior to the closing of the initial business combination, the holders of CCX Class B Ordinary Shares shall have the exclusive right to elect and remove any director, and the holders of CCX Class A Ordinary Shares shall have no right to vote on the election or removal of any director. Subject to applicable law and the rights of holders of Post-Closing Company preferred stock, the Proposed Certificate of Incorporation and the Proposed Bylaws permit the removal of a director only for cause and only upon the affirmative vote of holders of at least 66-2/3% of the voting power of all then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The CCX Board believes that such a standard will (1) increase board continuity and the likelihood that experienced board members with familiarity of Infleqtion’s business operations would serve on the board at any given time and (2) make it more difficult for a potential acquirer or other person, group or entity to gain control of the Infleqtion Board.

Advisory organizational documents proposal 4D — Action by Written Consent of Stockholders

Under the Proposed Certificate of Incorporation and Proposed Bylaws, Infleqtion’s stockholders will have the ability to propose items of business and nominations of persons for election to the Infleqtion Board (subject to the restrictions set forth therein) at duly convened stockholder meetings. The Proposed Certificate of Incorporation and the Proposed Bylaws require that any action taken by the stockholders be effected at an annual or special meeting of the stockholders and prohibit stockholder action by written consent in lieu of a meeting.

The CCX Board believes that eliminating the right of stockholders to act by written consent is appropriate to limit the circumstances under which stockholders can act on their own initiative to, among other things, alter or amend the Proposed Bylaws outside of a duly called special or annual meeting of the stockholders of Infleqtion.

The elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the Infleqtion Board only at duly called special or annual meetings. Inclusion of these provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the Infleqtion Board and help protect stockholders from the use of abusive and coercive takeover tactics.

Advisory organizational documents proposal 4E — Adoption of Supermajority Vote Requirement to Amend the Proposed Certificate of Incorporation and the Proposed Bylaws

The CCX current articles of association provide that amendments may be made by a special resolution, being the affirmative vote of holders of at least two-thirds of the CCX Ordinary Shares represented at the extraordinary general meeting in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. The Proposed Certificate of Incorporation requires the Infleqtion Board, acting pursuant to a resolution adopted by a majority of the directors then serving on the Infleqtion Board, and the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of capital stock of the Post-Closing Company entitled to vote thereon, voting together as a single class, to alter, amend or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Sections 5, 6, 7 and 8 of the Proposed Certificate of Incorporation.

The Proposed Bylaws require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Post-Closing Company entitled to vote thereon, voting together as a single class, for stockholders to adopt, amend or repeal the Proposed Bylaws.

The amendments are intended to protect the Proposed Certificate of Incorporation and the Proposed Bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

The foregoing summaries are qualified by reference to the complete text of the Proposed Certificate of Incorporation and the Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Certificate of Incorporation and the Proposed Bylaws in their entirety for a more complete description of their terms.

Vote Required for Approval

The approval of the advisory organizational documents proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on this proposal.

The advisory organizational documents proposal is conditioned on the approval of each of the condition precedent proposals. Therefore, if any of the condition precedent proposals is not approved, the advisory organizational documents proposals will have no effect, even if approved by the requisite holders of CCX Ordinary Shares. As of the date of this proxy statement/prospectus, the Sponsor has agreed, and CCX’s officers and directors intend, to vote the CCX Ordinary Shares owned by them in favor of the advisory organizational documents proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that on an advisory non-binding basis, the advisory organizational documents proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026), be approved and adopted.”

Recommendation of the CCX Board

THE CCX BOARD UNANIMOUSLY RECOMMENDS THAT CCX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL.

When you consider the CCX Board’s recommendation of these proposals, you should keep in mind that CCX’s directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination” for additional information.

PROPOSAL NO. 5 — THE STOCK ISSUANCE PROPOSAL

Unless the context otherwise requires, references in this section to “we,” “our” and “us” generally refer to CCX prior to the business combination.

Overview

Assuming each of the other condition precedent proposals are approved, CCX is seeking shareholder approval, by ordinary resolution, of the stock issuance proposal.

Why CCX Needs Shareholder Approval

CCX is seeking shareholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b), (c) and (d), as applicable.

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (1) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (2) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(c), shareholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Upon the consummation of the business combination and the Domestication, the Post-Closing Company expects to issue up to an estimated 181,988,410 shares of Post-Closing Company common stock, including (1) shares to be issued to the existing securityholders of Infleqtion at the Closing (including in respect shares subject to Infleqtion restricted stock awards) and (2) following the Closing, shares to be issued upon the exercise of Infleqtion options awards assumed by the Post-Closing Company under the Merger Agreement. Because the number of shares of Post-Closing Company common stock that CCX anticipates issuing as consideration in the business combination will constitute more than 20% of the outstanding CCX Ordinary Shares and more than 20% of outstanding voting power prior to such issuance, CCX would be required to obtain shareholder approval of such issuance pursuant to Nasdaq Rules 5635(a) and (b) if Infleqtion is to be listed on Nasdaq and maintain such listing after the business combination.

If the Stock Issuance Proposal is approved, CCX will issue up to 181,988,410 shares of Post-Closing Company common stock upon consummation of the business combination and the Domestication, as described above.

The issuance of such shares would result in significant dilution to the pre-closing CCX shareholders and result in CCX’s shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Post-Closing Company.

Vote Required for Approval

The approval of the stock issuance proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on this proposal.

The stock issuance proposal is conditioned on the approval of each of the other condition precedent proposals. Therefore, if any of such other proposals are not approved, the stock issuance proposal will have no effect, even if approved by the requisite holders of CCX Ordinary Shares. If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and CCX’s officers and directors intend, to vote the CCX Ordinary Shares owned by them in favor of the advisory organizational documents proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the stock issuance proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

Recommendation of the CCX Board

THE CCX BOARD UNANIMOUSLY RECOMMENDS THAT CCX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

When you consider the CCX Board’s recommendation of these proposals, you should keep in mind that CCX’s directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination” for additional information.

PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL

Unless the context otherwise requires, references in this section to “we,” “our” and “us” generally refer to CCX prior to the business combination.

Overview

Assuming each of the condition precedent proposals is approved, CCX is asking its shareholders to approve the Infleqtion, Inc. 2026 Equity Incentive Plan, referred to as the Incentive Plan, and the material terms thereunder. The Incentive Plan will be adopted by the CCX Board and also will be approved by the Infleqtion Board, in each case, prior to the Closing and subject to shareholder approval at the special meeting. The Incentive Plan will become effective as of the latest to occur of (1) the date of its initial adoption by the CCX Board, (2) the date of its initial approval by CCX’s shareholders, or (3) the Effective Time, assuming approval of this proposal by CCX’s shareholders. If the Incentive Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder and the Post-Closing Company Board will be able to grant awards under the 2017 Plan. If the Incentive Plan is adopted, no awards will be granted under the 2017 Plan following the Closing. The Incentive Plan is described in more detail below.

General Information

The purpose of the Incentive Plan is to provide a means whereby the Post-Closing Company can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of the Post-Closing Company and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Post-Closing Company common stock through the granting of awards under the Incentive Plan.

Approval of the Incentive Plan by our shareholders is required, among other things, in order to comply with stock exchange rules requiring shareholder approval of equity compensation plans and allow the grant of incentive stock options and restricted stock units under the Incentive Plan. If this proposal is approved by our shareholders, the Incentive Plan will become effective as of Closing. In the event that our stockholders do not approve this proposal, the Incentive Plan will not become effective.

The Post-Closing Company’s equity compensation program, as implemented under the Incentive Plan, will allow the Post-Closing Company to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to the Post-Closing Company’s long-term success that the interests of employees and other service providers be tied to their success as “owners” of the business. Approval of the Incentive Plan will allow the Post-Closing Company to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for the Post-Closing Company’s success and ultimately increase stockholder value. The Incentive Plan allows the Post-Closing Company to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Post-Closing Company.

If the request to approve the Incentive Plan is approved by our stockholders, there will be a number of shares of Post-Closing Company common stock equal to 13% of the fully diluted, and as converted, outstanding Post-Closing Company stock immediately following the consummation of the business combination available for grant under the Incentive Plan as of Effective Time. In addition, as further described below under the section entitled “— Description of the Incentive Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to 5% of the shares of Post-Closing Company common stock outstanding (or a lesser number determined by the Post-Closing Company Board). The CCX Board believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the Incentive Plan

A summary description of the material features of the Incentive Plan is set forth below. The following summary describes what we expect to be the material terms of the Incentive Plan. This summary is not a complete description of all provisions of the Incentive Plan and is qualified in its entirety by reference to the Incentive Plan, the form of which is attached to this proxy statement/prospectus as Annex E and incorporated by reference in its entirety. Our stockholders should refer to the Incentive Plan for more complete and detailed information about the terms and conditions of the Incentive Plan.

Eligibility. Any individual who is an employee of the Post-Closing Company or any of its affiliates, or any person who provides services to the Post-Closing Company or its affiliates, including consultants and members of the Post-Closing Company Board, will be eligible to receive awards under the Incentive Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all of the Post-Closing Company’s employees, directors and consultants will be eligible to receive awards following the Closing. Following the Closing, the Post-Closing Company is expected to have approximately 200 employees and consultants and six non-employee directors who may be eligible to receive awards under the Incentive Plan.

Awards. The Incentive Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of the Post-Closing Company’s affiliates.

Authorized Shares. Initially, the maximum number of shares of Post-Closing Company common stock that may be issued under the Incentive Plan after it becomes effective will not exceed a number of shares of Post-Closing Company common stock equal to 13% of the fully diluted, and as converted, outstanding Post-Closing Company stock immediately following the consummation of the business combination. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of common stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to 5% of the total number of shares of common stock outstanding on December 31 of the preceding year; provided, however, that the Post-Closing Company Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of common stock. The maximum number of shares of Post-Closing Company common stock that may be issued on the exercise of ISOs under the Incentive Plan will be equal to three hundred percent (300%) of the Incentive Plan’s initial share reserve. As of January 13, 2026, the CCX record date, the closing price of CCX Class A Ordinary Shares as reported on Nasdaq was $18.06 per share.

The unused shares subject to stock awards granted under the Incentive Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Post-Closing Company acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the Incentive Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the Incentive Plan. Notwithstanding the foregoing, the following shares of Post-Closing Company common stock will not be added to the shares authorized for grant and will not be available for future grants of stock awards: (i) shares of Post-Closing Company common stock subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (ii) shares of Post-Closing Company common stock purchased on the open market with the cash proceeds from the exercise of options; and (iii) shares of Post-Closing Company common stock delivered to the Post-Closing Company by a participant to satisfy the exercise or purchase price of a stock award or to satisfy any applicable tax withholding obligation with respect to a stock award (including shares of Post-Closing Company common stock retained by us from the award being exercised or purchased and/or creating the tax obligation).

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any non-employee director with respect to any period commencing on the date of the Post-Closing Company’s annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of the Post-Closing Company’s annual meeting of stockholders for the subsequent year (such period, the “annual period”), including awards granted and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to the Post-Closing Company Board during such annual period, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The foregoing limitation on non-employee director compensation will apply commencing with the annual period that begins on the Post-Closing Company’s first annual meeting of stockholders following the effective date of the Incentive Plan.

Plan Administration. The Post-Closing Company Board, or a duly authorized committee thereof, will administer the Incentive Plan and is referred to as the “plan administrator” herein. The Post-Closing Company Board may also delegate to one or more of the Post-Closing Company’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the Incentive Plan, the Post-Closing Company Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the Incentive Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of the Post-Closing Company common stock on the date of grant. Options granted under the Incentive Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the Incentive Plan, up to a maximum of 10 years.

Acceptable consideration for the purchase of the Post-Closing Company common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Post-Closing Company common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of the Post-Closing Company common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of the Post-Closing Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Post-Closing Company’s total combined voting power or that of any of the Post-Closing Company’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of Post-Closing Company common stock, a combination of cash and shares of Post-Closing Company common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award, to the extent determined by the plan administrator.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of the Post-Closing Company common stock on the date of grant. A stock appreciation right granted under the Incentive Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Post-Closing Company common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the Incentive Plan, up to a maximum of 10 years. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The Incentive Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Post-Closing Company common stock.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to the Post-Closing Company common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in the capital structure of the Post-Closing Company, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the Incentive Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the Incentive Plan in the event of a corporate transaction (as defined in the Incentive Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with the Post-Closing Company or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by the Post-Closing Company with respect to the stock award may be assigned to the Post-Closing Company’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance-based vesting awards, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the Post-Closing Company with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by the Post-Closing Company with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of the Post-Closing Company common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination. The Post-Closing Company Board has the authority to amend, suspend, or terminate the Incentive Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the Post-Closing Company’s stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts the Incentive Plan. No stock awards may be granted under the Incentive Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and the Post-Closing Company with respect to participation in the Incentive Plan, which will not become effective until the Closing. No awards will be issued under the Incentive Plan prior to Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the Incentive Plan. The Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Post-Closing Company’s ability to realize the benefit of any tax deductions described below depends on the Post-Closing Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Post-Closing Company’s tax reporting obligations.

Nonstatutory Stock Options. Generally, there is no taxation upon the grant of an NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by the Post-Closing Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Post-Closing Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options. The Incentive Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. The Post-Closing Company will not be allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the Post-Closing Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or the Post-Closing Company timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the IRS, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Post-Closing Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards. Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Post-Closing Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights. Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Post-Closing Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to the Post-Closing Company

Compensation of Covered Employees. The ability of the Post-Closing Company to obtain a deduction for amounts paid under the Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits a corporation’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments. The ability of the Post-Closing Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of a corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the Incentive Plan are subject to the discretion of the Post-Closing Company Board. Therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

Registration with the SEC

The Post-Closing Company intends to file a Registration Statement on Form S-8 relating to the issuance of Post-Closing Company common stock under the Incentive Plan with the SEC pursuant to the Securities Act, as soon as practicable after the Post-Closing Company becomes eligible to use such form, subject to the prior approval of the Incentive Plan by the CCX shareholders.

Vote Required for Approval

The approval of the incentive plan proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of outstanding CCX Ordinary Shares at the extraordinary general meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the incentive plan proposal.

The incentive plan proposal is conditioned on the approval of each of the other condition precedent proposals. Therefore, if any of such other proposals are not approved, the incentive plan proposal will have no effect, even if approved by the requisite holders of CCX Ordinary Shares. If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and CCX’s officers and directors intend, to vote the CCX Ordinary Shares owned by them in favor of the incentive plan proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the incentive plan proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

Recommendation of the CCX Board

THE CCX BOARD UNANIMOUSLY RECOMMENDS THAT CCX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

When you consider the CCX Board’s recommendation of these proposals, you should keep in mind that CCX’s directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination” for additional information.

PROPOSAL NO. 7 — THE ESPP PROPOSAL

Unless the context otherwise requires, references in this section to “we,” “our” and “us” generally refer to CCX prior to the business combination.

Overview

Assuming each of the condition precedent proposals is approved, CCX is asking its shareholders to approve the Post-Closing Company’s employee stock purchase plan, referred to as the Infleqtion, Inc. 2026 Employee Stock Purchase Plan, or the ESPP, and the material terms thereunder. The ESPP will be adopted by the CCX Board and also will be approved by the Infleqtion Board, in each case, prior to the Closing and subject to CCX shareholder approval at the special meeting. The ESPP will become effective as of the latest to occur of (1) the date of its initial adoption by the CCX Board, (2) the date of its initial approval by the CCX shareholders, and (3) the Effective Time, assuming approval of this proposal by the CCX shareholders, but the first offering period will commence at a later date determined by the administrator of the ESPP.

The purpose of the ESPP is to provide a means whereby the Post-Closing Company can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, CCX Board believes that the ability to allow its employees to purchase shares of Post-Closing Company common stock will help the Post-Closing Company to attract, retain, and motivate employees and encourages them to devote their best efforts to the Post-Closing Company’s business and financial success. Approval of the ESPP by CCX’s shareholders will allow the Post-Closing Company to provide its employees with the opportunity to acquire an ownership interest in the Post-Closing Company through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of the Post-Closing Company’s stockholders. If CCX shareholders do not approve the ESPP, then the ESPP will not become effective and no shares of Post-Closing Company common stock will be available for issuance thereunder.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex F. CCX’s shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

Purpose. The purpose of the ESPP is to provide a means by which eligible employees of the Post-Closing Company (approximately 200 employees as of December 12, 2025) and certain designated companies may be given an opportunity to purchase shares of Post-Closing Company common stock following Closing, to assist the Post-Closing Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Post-Closing Company’s success.

The Plan includes two components: a 423 Component and a Non-423 Component. The Post-Closing Company intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Post-Closing Company Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve. The maximum number of shares of Post-Closing Company common stock that may be issued under the ESPP is number of shares representing two percent of the fully diluted, and as converted, outstanding Post-Closing Company stock immediately following the consummation of the business combination. Additionally, the number of shares of Post-Closing Company common stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2027 and continuing through and including January 1, 2036, by the lesser of (1) 1% of the total number of shares of the Post-Closing Company common stock outstanding on December 31st of the preceding calendar year, (2) 7,000,000 shares of

Post-Closing Company common stock, or (3) such lesser number of shares of Post-Closing Company common stock as determined by the Post-Closing Company Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of January 13, 2026, the CCX record date, the closing price of CCX Class A Ordinary Shares as reported on Nasdaq was $18.06 per share.

Administration. The Post-Closing Company Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations. The Post-Closing Company employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with the Post-Closing Company or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with the Post-Closing Company or one of its affiliates for a minimum period of time, but in no event will the required period of continuous employment be equal to or greater than two years, prior to the first date of an offering. In addition, the Post-Closing Company Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the shareholders, all the approximately 200 employees of the Post-Closing Company (as of December 12, 2025) will be eligible to participate in the ESPP following the Closing. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of the Post-Closing Company stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of the Post-Closing Company stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Post-Closing Company common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of the Post-Closing Company stock on any purchase date during the offering period is less than or equal to the fair market value of a share of the Post-Closing Company stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions. The ESPP permits participants to purchase shares of Post-Closing Company common stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of the Post-Closing Company common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with the Post-Closing Company and its related corporations.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to the Post-Closing Company and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, the Post-Closing Company will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by the Post-Closing Company or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, the Post-Closing Company will distribute to the participant his or her accumulated but unused contributions, without interest.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. The Post-Closing Company Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the Post-Closing Company stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Post-Closing Company Board in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and the Post-Closing Company with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of the Post-Closing Company common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of Post-Closing Company common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of Post-Closing Company common stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by the Post-Closing Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

There are no U.S. federal income tax consequences to the Post-Closing Company by reason of the grant or exercise of rights under the ESPP. The Post-Closing Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, CCX cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Registration with the SEC

The Post-Closing Company intends to file a Registration Statement on Form S-8 relating to the issuance of Post-Closing Company common stock under the ESPP with the SEC pursuant to the Securities Act as soon as practicable after the Post-Closing Company becomes eligible to use such form, subject to the prior approval of the ESPP by the CCX shareholders.

Vote Required

The approval of the ESPP proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of outstanding CCX Ordinary Shares at the extraordinary general meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the ESPP proposal.

The ESPP proposal is conditioned on the approval of each of the other condition precedent proposals. Therefore, if any of such other proposals are not approved, the ESPP proposal will have no effect, even if approved by the requisite holders of CCX Ordinary Shares. If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

As of the date of this proxy statement/prospectus/consent/solicitation statement, the Sponsor has agreed, and CCX’s officers and directors intend, to vote the CCX Ordinary Shares owned by them in favor of the ESPP proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the ESPP proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

Recommendation of the CCX Board

THE CCX BOARD UNANIMOUSLY RECOMMENDS THAT CCX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

When you consider the CCX Board’s recommendation of these proposals, you should keep in mind that CCX’s directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination” for additional information.

PROPOSAL NO. 8 — THE DIRECTOR ELECTION PROPOSAL

Unless the context otherwise requires, references in this section to “we,” “our” and “us” generally refer to CCX prior to the business combination.

Overview

Assuming the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal and the ESPP proposal are approved, CCX is seeking shareholder approval on a non-binding advisory basis by ordinary resolution of the election, effective immediately in connection with the Closing, of the individuals listed below to serve as directors of the Post-Closing Company in the respective classes noted below, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.

Prior to the closing of an initial business combination, the CCX current articles of association prescribe that only holders of CCX Class B Ordinary Shares are entitled to appoint and remove directors. Accordingly, the director election proposal is being voted on by CCX shareholders on a non-binding advisory basis.

Election of Directors

Pursuant to the business combination, CCX has agreed to take all necessary action, including causing the members of the CCX Board to resign, so that effective at the Closing, the entire Post-Closing Company Board will consist of seven individuals. The directors will be classified into three classes, with each director holding office for a three-year term or until the next annual meeting of stockholders at which such director’s class is up for election and where such person’s successor is elected and qualified.

Prior to the closing of an initial business combination, the CCX current articles of association prescribe that only holders of CCX Class B Ordinary Shares are entitled to vote on ordinary resolutions to appoint and remove directors. Accordingly, the director election proposal is being voted on by CCX shareholders on a non-binding advisory basis.

Under the Proposed Certificate of Incorporation, and subject to the rights of holders of Post-Closing Company preferred stock with respect to the election of directors, the directors of the Post-Closing Company will be divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. CCX is proposing the approval by ordinary resolution (on a non-binding advisory basis) of the election of the following seven individuals, who will take office immediately following the Closing and who will constitute all the members of the Post-Closing Company Board: (1) Mr. Bjornholt and Ms. Meyerriecks as Class I directors, (2) Mr. Singer and Dr. Johnson as Class II directors, and (3) Mr. Kinsella and Ms. Lego as Class III directors.

If elected, the initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders. At each annual meeting of stockholders beginning with the first annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election. Each director in each such class shall hold office until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal. It is anticipated that Ms. Lego will be designated as chairman of the Post-Closing Company Board. Upon the consummation of the business combination, the Post-Closing Company Board is expected to determine that each of the directors on the Post-Closing Company Board other than Mr. Kinsella, following the consummation of the business combination, will be “independent directors” as defined under the NYSE listing standards.

Subject to other provisions in the Proposed Certificate of Incorporation, the number of directors that constitutes the entire Post-Closing Company Board will be fixed exclusively by the Post-Closing Company Board. Each director of the Post-Closing Company Board will serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

If the number of directors is hereafter changed, any increase or decrease in directorships will be so apportioned among the classes by the Post-Closing Company Board as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Post-Closing Company Board shall remove or shorten the term of any incumbent director.

Subject to the rights of holders of any series of Post-Closing Company preferred stock with respect to the election of directors, for so long as the Post-Closing Company Board is classified, any director may be removed from office by the stockholders only for cause. Vacancies occurring on the Post-Closing Company Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Post-Closing Company Board, or by a sole remaining director, and not by the Post-Closing Company stockholders. A person so elected by the Post-Closing Company Board to fill a vacancy or newly created directorship will hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

The CCX Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the CCX record date and is based in part on information furnished by the nominees and in part from CCX’s and Infleqtion’s records.

Nominees

At the Closing, in accordance with the terms of the Merger Agreement and assuming the election of the nominees set forth in this section, the members of the Post-Closing Company Board will be as follows:

Class I Directors: Mr. Bjornholt and Ms. Meyerriecks;

Class II Directors: Mr. Singer and Dr. Johnson; and

Class III Directors: Mr. Kinsella and Ms. Lego.

Information regarding each nominee is set forth in the section of this proxy statement/prospectus entitled “Board of Directors and Management After the Business Combination.”

Other than the requirement under the Merger Agreement that the parties thereto take all necessary action so that effective at the Closing the Post-Closing Company Board will consist of six directors chosen by Infleqtion and one director chosen by the Sponsor (who will serve as a Class III Director), there is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to such person’s office or position.

For more information about the experience of each of these director nominees of the Post-Closing Company Board following the Closing, see the section of this proxy statement/prospectus entitled “Board of Directors and Management After the Business Combination”; and for more information about the compensation of the members of the CCX Board and executive officers of CCX prior to the Closing, see the section of this proxy statement/prospectus entitled “Other Information Related to CCX — Management, Directors and Executive Officers.”

Vote Required for Approval

The approval of the director election proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting with regard to the director election proposal will have no effect on such proposal.

Prior to the closing of an initial business combination, the CCX current articles of association prescribe that only holders of CCX Class B Ordinary Shares are entitled to appoint and remove directors. This provision of the CCX current articles of association may only be amended if approved by a special resolution passed by at least 90% (or, where such amendment is proposed in respect of the consummation of CCX’s initial business combination, two-thirds) of the CCX Ordinary Shares voting at the applicable general meeting, voting together as a single class. Accordingly, the director election proposal is being voted on by CCX shareholders on a non-binding advisory basis only.

The director election proposal is conditioned on the approval of each of the other condition precedent proposals. Therefore, if any of the other condition precedent proposals are not approved, the director election proposal will have no effect, even if approved by the requisite votes of holders of CCX Class B Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote the CCX Class B Ordinary Shares owned by them in favor of the director election proposal. As of the CCX record date, the Sponsor owns 100% of the issued and outstanding CCX Class B Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, that the director election proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

Recommendation of the CCX Board

The CCX Board believes that the director election proposal to be presented at the extraordinary general meeting is in the best interests of CCX.

THE CCX BOARD UNANIMOUSLY RECOMMENDS THAT THE CCX SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE POST-CLOSING COMPANY BOARD.

PROPOSAL NO. 9 — THE ADJOURNMENT PROPOSAL

Unless the context otherwise requires, references in this section to “we,” “our” and “us” generally refer to CCX prior to the business combination.

Overview

CCX shareholders are also being asked to approve a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the business combination proposal, the domestication proposal, the organizational documents proposal, the advisory organizational documents proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal, or the director election proposal (the “adjournment proposal”).

In no event will CCX solicit proxies to adjourn the extraordinary general meeting or consummate the business combination beyond the date by which it may properly do so under the CCX current articles of association, the Companies Act or the Merger Agreement. The purpose of the adjournment proposal is to provide more time for the Sponsor, CCX and/or their respective affiliates to make purchases of CCX Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the business combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If an adjournment proposal is presented at the extraordinary general meeting and is not approved by CCX shareholders, the CCX Board may not be able to adjourn the extraordinary general meeting to a later date in order to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the condition precedent proposals. In such event, the business combination would not be completed.

Vote Required

The approval of the adjournment proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

Accordingly, if a valid quorum is established, a CCX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting and broker non-votes with regard to the adjournment proposal will have no effect on such proposal. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the adjournment proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment proposal (as such term is defined in CCX’s proxy statement/prospectus dated    , 2026) be approved in all respects.”

Recommendation of the CCX Board

THE CCX BOARD UNANIMOUSLY RECOMMENDS THAT CCX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO CCX

Unless the context otherwise requires, references in this subsection to “we,” “our” and “us” generally refer to CCX prior to the business combination.

Introduction

CCX is a blank check company formed in order to effect a merger, amalgamation, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. CCX was incorporated under the laws of the Cayman Islands on January 4, 2024.

CCX’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Merger Agreement, CCX’s efforts were limited to organizational activities, completion of the CCX IPO and the evaluation of initial business combination candidates.

Initial Public Offering and Simultaneous Private Placement

On May 15, 2025, CCX consummated its initial public offering of 41,400,000 CCX public units, including 5,400,000 CCX public units under the underwriters’ over-allotment option. The CCX public units were sold at an offering price of $10.00 per unit, generating gross proceeds to CCX of $414,000,000. Simultaneously with the consummation of the CCX IPO and the exercise of the underwriters’ over-allotment option, CCX consummated the private placement of 300,000 private placement units to the Sponsor at a purchase price of $10.00 per unit, generating gross proceeds of $3,000,000.

Transaction costs amounted to $4,638,840, consisting of $3,000,000 of deferred underwriting fees, and $1,638,840 of other offering costs.

Following the consummation of the CCX IPO, $414,000,000 was deposited into a U.S.-based trust account (the “trust account”) with Continental Stock Transfer & Trust Company acting as trustee (the “trustee”). Except as described in the prospectus for the CCX IPO, these proceeds will not be released until the earlier of the completion of an initial business combination and CCX’s redemption of 100% of the outstanding CCX public shares upon its failure to consummate an initial business combination within the completion window.

Working Capital Loans

In addition, in order to finance transaction costs in connection with its initial business combination, the Sponsor or an affiliate of the Sponsor, or the CCX’s officers and directors may, but are not obligated to, loan CCX funds as may be required (“Working Capital Loans”). If CCX completes its initial business combination, CCX would repay the Working Capital Loans. In the event that the initial business combination does not close, CCX may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. If the Sponsor makes any Working Capital Loans, up to $1,500,000 of such loans may be convertible into units of the Post-Closing Company at a price of $10.00 per unit at the option of the lender. The units and their underlying securities would be identical to the CCX private placement units. As of September 30, 2025 and December 31, 2024, CCX had no borrowings under such loans.

Sponsor Information

The Sponsor is a Delaware limited liability company and was formed to invest in CCX. Although Sponsor is permitted to undertake any activities permitted under the Delaware Limited Liability Company Act and other applicable law, Sponsor’s business is focused on investing in CCX.

Material Interests of Mr. Klein in Sponsor. Michael Klein is the controlling shareholder of MKA, which is the managing member of Sponsor, and controls the management of Sponsor, including the exercise of voting and investment discretion over the securities of CCX held by Sponsor, representing 300,000 CCX private placement units and 10,350,000 CCX Founder Shares. Because of this control relationship, the securities beneficially owned by CCX may also be deemed to be beneficially owned by Mr. Klein for purposes of Rule 13d-3 of the Exchange Act. For more information about Sponsor and its controlling persons, see the section entitled “Beneficial Ownership of Securities.” MKA is a member of the Sponsor and holds in the aggregate 94.59% of the Sponsor membership interests reflecting indirect interests in the CCX Founder Shares and 83.33% of the Sponsor membership interests reflecting indirect interests in the CCX private placement units.

Material Interests of Third-Party Investors in Sponsor. In connection with the CCX IPO, Condor Investments VI invested $500,000 in, and was admitted as a member of, the Sponsor in exchange for interests in the Sponsor corresponding to 50,000 CCX private placement units and 200,000 CCX Founder Shares, representing indirect interests of approximately 1.93% of the CCX Founder Shares and 16.66% of the CCX private placement units. Separately, BTIG, LLC was admitted as a member of the Sponsor in connection with the closing of the CCX IPO and was allocated interests in the Sponsor of 360,000 CCX Founder Shares as upfront underwriting compensation in lieu of a cash underwriting discount, representing indirect interests of approximately 3.48% of the CCX Founder Shares. Such investors have no right to control the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor.

Other than Mr. Klein, none of the other members of Sponsor participate in CCX’s activities. For more information about Sponsor and its controlling persons, see the section entitled “Beneficial Ownership of Securities.”

Experience with Other SPACs

Affiliates of Sponsor have previously sponsored the following other special purpose acquisition companies:

•

Churchill Capital Corp, completed a $690 million initial public offering in September 2018 and merged in May 2019 with Clarivate Analytics. At closing of the business combination in May 2019, Churchill Capital Corp delivered approximately $705 million of gross transaction proceeds to Clarivate. There were redemptions of less than 0.01% by the public shareholders in connection with the business combination. Churchill Capital Corp arranged PIPE financing for $15 million in connection with the business combination. Post-closing of the business combination, the Clarivate (NYSE: CLTV) common stock reached a high of $34.79 per share on June 7, 2021.

•

Churchill Capital Corp II completed a $690 million initial public offering in July 2019. In June 2021, Churchill Capital Corp II merged with both Software Luxembourg Holding S.A. (“Skillsoft”), and Global Knowledge Training LLC. There was no extension of the SPAC term. At closing of the business combination in June 2021, Churchill Capital Corp II delivered approximately $876.5 million of gross transaction proceeds to Skillsoft. There were redemptions of approximately 50.3% by the public shareholders in connection with the business combination. Churchill Capital Corp II arranged PIPE financing for $530 million in connection with the business combination. Post-closing of the business combination, the Skillsoft (NYSE: SKIL) common stock reached a high of $257.60 per share on November 15, 2021. Michael Klein, CCX’s Chief Executive Officer, President and Chairman of the CCX Board was the co-founder and Chairman of Churchill Capital Corp.

•

Churchill Capital Corp III completed a $1.1 billion initial public offering in February 2020. In October 2020, Churchill Capital Corp III merged with Claritev Corporation (formerly known as MultiPlan, Inc.). There was no extension of the SPAC term. At closing of the business combination in October 2020, Churchill Capital Corp III delivered approximately $3.6 billion of gross transaction proceeds to Claritev. There were redemptions of approximately 7.9% by the public shareholders in connection with the business combination. Churchill Capital Corp III arranged PIPE financing for $2.6 billion. Post-

closing of the business combination, the Claritev (NYSE: CTEV) common stock reached a high of $418.80 per share on November 9, 2020.

•

Churchill Capital Corp IV completed a $2.07 billion initial public offering in August 2020. In July 2021, Churchill Capital Corp IV merged with Lucid Group, Inc. (“Lucid”), a manufacturer of luxury electric vehicles. There was no extension of the SPAC term. At closing of the business combination in July 2021, Churchill Capital Corp IV delivered approximately $4.6 billion of gross transaction proceeds to Lucid. There were redemptions of less than 0.01% by the public shareholders in connection with the business combination. Churchill Capital Corp IV arranged PIPE financing for $2.5 billion. Post-closing of the business combination, Lucid (NASDAQ: LCID) common stock reached a high of $57.75 per share on November 17, 2021.

•

Churchill Capital Corp V completed a $500 million initial public offering in December 2020. Churchill Capital Corp V elected to not complete an initial business combination and in October 2023 was liquidated with the cash held in trust returned to shareholders.

•

Churchill Capital Corp VI completed its $552 million initial public offering in February 2021. Churchill Capital Corp VI elected to not complete an initial business combination and in December 2023 was liquidated with the cash held in trust returned to shareholders.

•

Churchill Capital Corp VII completed its $1.38 billion initial public offering in February 2021. In August 2023, Churchill Capital Corp VII entered into a definitive agreement to merge with CorpAcq Holdings Limited (“CorpAcq”), a corporate compounder with a record of acquiring and supporting founder-led businesses. In August 2024, the definitive agreement with CorpAcq was terminated and Churchill Capital Corp VII was liquidated with the cash held in trust returned to shareholders.

•

AltC Acquisition Corp completed its $500 million initial public offering in July 2021. AltC Acquisition Corp was formerly known as Churchill Capital Corp VIII. In July 2023, AltC Acquisition Corp entered into a definitive agreement to merge with Oklo Inc. In October 2023, the AltC Acquisition Corp shareholders approved a nine-month extension of the SPAC to provide sufficient time for the closing of the announced business combination with Oklo. There were redemptions of approximately 44.4% by the public shareholders in connection with the nine-month extension vote. AltC Acquisition Corp retained in excess of $300 million in its trust account following the extension. In May 2024, AltC Acquisition Corp shareholders approved the business combination with Oklo. At closing of the business combination, AltC Acquisition Corp delivered approximately $306 million of gross transaction proceeds to Oklo. There were redemptions of less than 0.01% by the public shareholders in connection with the business combination. Post-closing of the business combination, the Oklo (NYSE: OKLO) common stock reached a high of $193.84 on October 15, 2025.

•

Churchill Capital Corp IX completed its $287.5 million initial public offering in May 2024. In June 2025, Churchill Capital Corp IX entered into a definitive agreement to merge with Plus Automation, Inc.

•	Churchill Capital Corp XI completed its $414 million initial public offering in December 2025.

Michael Klein, CCX’s Chief Executive Officer, President and Chairman of the CCX Board, previously served as the co-founder and Chairman of Churchill Capital Corp. Mr. Klein previously served as the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp II, Churchill Capital Corp III, Churchill Capital Corp IV and AltC Acquisition Corp. Mr. Klein also previously served as the Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp V, Churchill Capital Corp VI and Churchill Capital Corp VII. Mr. Klein currently serves as Chief Executive Officer, President and Chairman of the Churchill Capital Corp IX Board and the Churchill Capital Corp XI Board.

Jay Taragin, CCX’s Chief Financial Officer, previously served as the Chief Financial Officer of Churchill Capital Corp III, Churchill Capital Corp IV, AltC Acquisition Corp, Churchill Capital Corp V, Churchill Capital Corp VI and Churchill Capital Corp VII. Jay Taragin currently serves as Chief Financial Officer of Churchill Capital Corp IX and Churchill Capital Corp XI.

Stephen Murphy, a Director of CCX, previously served as a Director of Churchill Capital Corp VI and Churchill Capital Corp VII. Stephen Murphy currently serves as Director of Churchill Capital Corp IX.

William Sherman, a Director of CCX currently serves as Director of Churchill Capital Corp IX and Churchill Capital Corp XI.

Paul D. Lapping, a Director of CCX, previously served as the Chief Financial Officer, Treasurer, Secretary, and a Director of 57th Street General Acquisition Corp, a special acquisition company. Mr. Lapping also previously served as Chief Financial Officer, Treasurer, and Secretary of Alternative Asset Management Acquisition Corp., also a special acquisition company. Paul Lapping currently serves as Director of Churchill Capital Corp IX.

Sponsor and Affiliates Compensation

The following table sets forth the payments received by Sponsor and its affiliates from CCX prior to or in connection with the completion of the initial business combination and the securities issued by CCX to Sponsor or its affiliates:

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid
Sponsor

10,350,000 CCX Founder Shares

300,000 CCX Private Placement Units

Up to $600,000

Up to $1,500,000 in Working Capital Loans, which loans may be convertible into units of the Post-Closing Company at a price of $10.00 per unit.

Reimbursement for any out-of-pocket expenses related to identifying, investigation and completing an initial business combination

$25,000 (approximately $0.003 per share)

$3,000,000

Repayment of loans made to us to cover offering related and organizational expenses

Working Capital Loans to finance transaction costs in connection with an initial business combination

Services in connection with identifying, investigating and completing an initial business combination

M. Klein & Associates	$30,000 per month $250,000 per quarter for an initial two year term, renewable for an additional one year term.	Office space, administrative and shared personnel support services Financial advisory, strategic consulting, and business development services.

Sponsor, our officers, directors, or our or their affiliates	Finder’s fee, advisory fee, consulting fee or success fee	Any services they render in order to effectuate the completion of our initial business combination. We may engage one or more affiliates of our sponsor, officers

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid
or directors or their respective affiliates to provide additional services to us after this offering, including, for example, identifying potential targets or providing financial advisory services, and may pay such affiliates fair and reasonable fees or other compensation that would be determined at that time in an arm’s length negotiation.

See the section of this proxy statement/prospectus entitled “Proposal No. 1 —The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination” for a further discussion of the compensation received by the Sponsor.

Conflicts of Interest

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time.

As set out above, directors have a duty not to put themselves in a position of conflict. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the CCX current articles of association or alternatively by shareholder approval at shareholder meetings.

Our management team is responsible for the management of our affairs. As described above and below, each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by law: (1) no individual serving as a director or an officer, among other persons, shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and (2) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and us, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

In addition, our sponsor, officers, directors, the Sponsor and our strategic and operating partners may participate in the formation of, or become an officer or director of, any other blank check company prior to completion of our initial business combination. As a result, our sponsor, officers, directors, the Sponsor and our affiliates could have conflicts of interest in determining whether to present business combination opportunities to us or to any other blank check company with which they may become involved. The Sponsor, Mr. Klein and the our strategic and operating partners have complete discretion, subject to applicable fiduciary duties, as to which blank check company they choose to pursue a business combination and the order in which they pursue business combinations for any of their existing or future blank check companies. As a result, the Sponsor, Mr. Klein and our strategic and operating partners may pursue business combinations for blank check companies that it has sponsored in any order, which could result in its more recent blank check companies completing business combinations prior to its blank check companies that were launched earlier. There are no contractual obligations governing the allocation of opportunities among the various blank check companies. Any determination as to which blank check company will pursue a particular acquisition target will be made based on the circumstances of the particular situation, including but not limited to the relative sizes of the blank check companies compared to the sizes of the targets, the need or desire for additional financings and the relevant experience of the directors, officers and our partners involved with a particular blank check company. Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties, contractual obligations or other material management relationships. The fiduciary duties owed by such individuals are prescribed by applicable law based on the jurisdiction of such entity’s incorporation, formation or organization.

We do not believe, however, that the fiduciary, contractual or other obligations or duties of our officers or directors, or of the Sponsor and our affiliates, or policies applicable to the Sponsor or any of our partners, will materially affect our ability to complete our initial business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

•

None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•

In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented. Please see “—Management, Directors and Executive Officers” for a description of our management’s other affiliations,

•

Our sponsor, officers and directors have agreed to waive their redemption rights with respect to any founder shares, private placement shares and any public shares held by them in connection with the consummation of our initial business combination. Additionally, our initial shareholders, officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares held by them if we fail to consummate our initial business combination within the completion window. However, if our initial shareholders or any of our officers, directors or affiliates acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to consummate our initial business combination within the completion window. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private placement units held in the trust account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable or salable by our initial shareholders until the earlier of: (1) six months following the consummation of our initial business combination; or (2) subsequent to the consummation of our initial business combination, the date on which we consummate a transaction which results in all of our shareholders having the right to exchange their shares for cash, securities, or other property subject to certain limited exceptions. With certain limited exceptions, the private placement warrants and the ordinary shares underlying such warrants, will not be transferable, assignable or salable by our sponsor until 30 days after the completion of our initial business combination. Since our sponsor, officers and directors will directly or indirectly own ordinary shares and warrants following this offering, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

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Our key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our initial business combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination.

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Our key personnel may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such key personnel was included by a target business as a condition to any agreement with respect to our initial business combination.

Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations that may present a conflict of interest:

Individual	Entity	Entity’s Business	Affiliation
Michael Klein	M. Klein and Company, LLC	Strategic advice	Founder and Managing Partner

	Skillsoft Corp.	Educational technology	Board Member

	Claritev	Healthcare cost management solutions	Board Member

	Oklo, Inc.	Energy solutions	Board Member

	Churchill Capital Corp IX	Blank check company	Chief Executive Officer, President and Chairman

	Churchill Capital Corp XI	Blank Check company	Chief Executive Officer, President and Chairman

	Evolution Media Capital	Financial advisory company	Director

	TBG AG	Investment company	Director

	Magic Leap	Technology and manufacturing company	Director

	Garden State Capital Partners LLC	Strategic advice	Founder and Managing Member

	Garden State Capital Partners II LLC	Strategic advice	Founder and Managing Member

Jay Taragin	M. Klein and Company, LLC Churchill Capital Corp IX	Strategic advice Blank check company	Chief Financial Officer Chief Financial Officer

	Churchill Capital Corp XI	Blank Check company	Chief Financial Officer

Individual	Entity	Entity’s Business	Affiliation

Stephen Murphy	Merivel Capital Partners LLP Authentic Bespoke Limited Qalaa Holdings SAE(1) Churchill Capital Corp IX	Private Placement Group Investment Group Investment Group Investment Group Blank check company	Co-Founder Co-Founder and Executive Chairman Director Director

William Sherman	Churchill Capital Corp IX	Blank check company	Director

	Churchill Capital Corp XI	Blank Check company	Director

Paul Lapping	Jakal Investments, LLC Churchill Capital Corp IX	Investment Firm Blank check company	Founder and Manager Director

(1)	Includes various companies related to Qalaa Holdings SAE.

Fair Market Value of Target Business

The target business or businesses that CCX acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (net of amounts withdrawn to fund certain working capital requirements and/or to pay our taxes and excluding the deferred underwriting fees from the CCX IPO held in the trust account) at the time of the execution of a definitive agreement for an initial business combination, although CCX may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. The CCX Board determined that this test was met in connection with the business combination, as described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Satisfaction of the 80% Test.”

Shareholder Approval of an Initial Business Combination

Under the CCX current articles of association, in connection with any proposed initial business combination, CCX must seek shareholder approval of such initial business combination at a meeting called for such purpose in connection with which CCX public shareholders may seek to redeem their CCX public shares for cash, regardless of whether they vote “for” or “against” the proposed initial business combination, subject to the limitations described in the prospectus for the CCX IPO. Accordingly, in connection with the business combination, CCX public shareholders may seek to redeem their CCX public shares for cash in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Shareholder Meeting

Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to vote their CCX Ordinary Shares, including any CCX Founder Shares and CCX private placement shares held by them as of the CCX record date, in favor of the business combination proposal and the other proposals described in this proxy statement/prospectus.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding CCX or its securities, the Sponsor, Infleqtion and/or their respective affiliates may purchase shares from institutional and other investors that vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire CCX Ordinary Shares, not redeem their CCX Ordinary Shares in connection with the business combination or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements for the business combination to be approved if it appears that such requirements would otherwise not be met.

Redemption of CCX Public Shares and Liquidation if No Initial Business Combination

If CCX is unable to complete the business combination within the completion window, CCX will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the CCX public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account (which interest shall be net of permitted withdrawals and less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding CCX public shares, which redemption will completely extinguish CCX public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of remaining shareholders and the CCX Board, liquidate and dissolve, subject in each case to CCX’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to CCX Warrants, which will expire without value to the holder if CCX fails to complete the initial business combination within the completion window.

Our Sponsor, officers and directors will not be entitled to rights to liquidating distributions from the trust account with respect to any CCX Founder Shares or CCX private placement shares held by them if CCX fails to complete the initial business combination within the completion window. However, if the Sponsor, officers or directors acquire CCX public shares in or after the CCX IPO, they will be entitled to liquidating distributions from the trust account with respect to such CCX public shares if CCX fails to complete the initial business combination within the completion window.

Our Sponsor, officers and directors have agreed that they will not propose any amendment to the CCX current articles of association (1) in a manner that would affect the substance or timing of CCX’s obligation to redeem 100% of the CCX public shares if CCX does not complete an initial business combination within the completion window or (2) with respect to any other provision relating to the right of holders of the CCX Class A Ordinary Shares or pre-initial business combination activity, unless CCX provides the CCX public shareholders with the opportunity to redeem their CCX Class A Ordinary Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of permitted withdrawals), divided by the number of then outstanding CCX public shares. Pursuant to the CCX current articles of association, such an amendment would need to be approved by a special resolution.

We expect that all costs and expenses associated with implementing CCX’s liquidation, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the trust account, although CCX cannot assure CCX’s shareholders that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing CCX’s liquidation, to the extent that there is any interest accrued in the trust account following permitted withdrawals, CCX may request the trustee to release to CCX an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If CCX were to expend all of the net proceeds of the CCX IPO and the sale of the CCX private placement units, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per share redemption amount received by shareholders upon CCX’s dissolution would be approximately $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of CCX’s creditors which would have higher priority than the claims of the CCX public shareholders.

CCX cannot assure CCX’s shareholders that the actual per share redemption amount received by shareholders will not be substantially less than $10.00. While CCX intends to pay such amounts, if any, CCX cannot assure CCX’s shareholders that CCX will have funds sufficient to pay or provide for all creditors’ claims.

Although CCX will seek to have all vendors, service providers (other than CCX’s independent registered public accounting firm), prospective target businesses and other entities with which CCX does business execute agreements with CCX waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of the CCX public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CCX’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, CCX’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to CCX than any alternative. Examples of possible instances where CCX may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CCX is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CCX and will not seek recourse against the trust account for any reason. Our Sponsor has agreed that it will be liable to CCX if and to the extent any claims by a third party (other than CCX’s independent public accounting firm) for services rendered or products sold to us, or a prospective target business with which CCX has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below (1) $10.00 per CCX public share or (2) such lesser amount per CCX public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of permitted withdrawals, except as to any claims by a third party that executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) and except as to any claims under CCX’s indemnity of the underwriters of the CCX IPO against certain liabilities, including liabilities under the Securities Act. However, CCX has not asked the Sponsor to reserve for such indemnification obligations, nor has CCX independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and CCX believes that the Sponsor’s only assets are securities of the Company. Therefore, CCX cannot assure CCX’s shareholders that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the initial business combination and redemptions could be reduced to less than $10.00 per CCX public share. In such event, CCX may not be able to complete the initial business combination, and CCX’s shareholders would receive such lesser amount per share in connection with any redemption of their CCX public shares. None of CCX’s officers or directors will indemnify CCX for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (1) $10.00 per CCX public share or (2) such lesser amount per CCX public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of permitted withdrawals, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, CCX’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While CCX currently expects that CCX’s independent directors would take legal action on CCX’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that CCX’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. CCX has not asked the Sponsor to reserve for such indemnification obligations and CCX cannot assure CCX’s shareholders that the Sponsor would be able to satisfy those obligations. Accordingly, CCX cannot assure CCX’s shareholders that due to claims of creditors the actual value of the per share redemption price will not be less than $10.00 per CCX public share.

CCX will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than CCX’s independent registered public accounting firm), prospective target businesses or other entities with which CCX does business execute agreements with CCX waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under CCX’s indemnity of the underwriters of the CCX IPO against certain liabilities, including liabilities under the Securities Act. CCX had access to proceeds of the CCX IPO and CCX Private Placement, as well as permitted withdrawals, with which to pay any such potential claims (including costs and expenses incurred in connection with CCX’s liquidation, currently estimated to be no more than approximately $100,000). In the event that CCX liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the trust account could be liable for claims made by creditors.

If CCX files a winding up petition or a winding up petition is filed against CCX that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and a liquidator may determine that such funds should be included in CCX’s bankruptcy or insolvency estate and subject to the claims of third-party creditors with priority over the claims of CCX’s shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, CCX cannot assure CCX’s shareholders that CCX will be able to return $10.00 per share to the CCX public shareholders. Additionally, if CCX files a winding up petition or a winding up petition is filed against CCX that is not dismissed, any distributions received by shareholders could be subject to challenge under applicable debtor/creditor and/or insolvency laws as a “voidable preference” or a “fraudulent conveyance, preference or disposition.” As a result, a liquidator or a bankruptcy or other court could seek to recover some or all amounts received by CCX’s shareholders. Furthermore, the CCX Board may be viewed as having breached its fiduciary duty to CCX or CCX’s creditors and/or may have acted in bad faith, and thereby exposing itself and the Company to claims of punitive damages, by paying CCX public shareholders from the trust account prior to addressing the claims of creditors. CCX cannot assure CCX’s shareholders that claims will not be brought against CCX for these reasons.

Facilities

CCX currently maintains its executive offices at 640 Fifth Avenue, 14th Floor, New York, NY 10019. The cost for this space is included in the $30,000 per-month aggregate fee an affiliate of the Sponsor charges CCX for office space, administrative and support services pursuant to an administrative services agreement between CCX and such affiliate of the Sponsor. CCX believes, based on rents and fees for similar services in the relevant areas, that the fee charged by such affiliate of the Sponsor is at least as favorable as CCX could have obtained from an unaffiliated person. CCX considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations. Upon completion of an initial business combination, CCX will cease paying these monthly fees.

Upon consummation of the business combination, the principal executive offices of CCX will be those of Infleqtion, at which time nothing more will be paid to such affiliate of the Sponsor.

Employees

CCX has two executive officers. These individuals are not obligated to devote any specific number of hours to CCX’s matters and intend to devote only as much time as they deem necessary to its affairs. CCX does not intend to have any full-time employees prior to the consummation of an initial business combination.

Management, Directors and Executive Officers

CCX’s current directors and executive officers are as follows:

Name	Age	Position
Michael Klein	62	Chief Executive Officer, President, and Chairman of the Board of Directors
Jay Taragin	59	Chief Financial Officer
Stephen Murphy	62	Director
William Sherman	62	Director
Paul D. Lapping	63	Director

Michael Klein has been the Chief Executive Officer, President and the Chairman of the CCX Board since January 2024. Mr. Klein is also the Chief Executive Officer, President and Chairman of Churchill Capital Corp IX since December 2023 and the Chief Executive Officer, President and Chairman of Churchill Capital Corp XI since June 2025. Mr. Klein was the co-founder and Chairman of Churchill Capital Corp, a blank check company formed in 2018. Churchill Capital Corp merged with Clarivate Analytics in May 2019. Mr. Klein served as a member of the board of directors of Clarivate Plc from May 2019 until October 2020. Mr. Klein was the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp II, a blank check company formed in 2019. Churchill Capital Corp II merged with Skillsoft Corp. in June 2021, and Mr. Klein currently serves on the board of directors of Skillsoft Corp. Mr. Klein was also the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp III, a blank check company formed in 2019. Churchill Capital Corp III merged with Claritev Inc. (f/k/a MultiPlan, Inc.), in October 2020, and Mr. Klein currently serves on the board of directors of Claritev. Mr. Klein was also the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp IV, a blank check company formed in 2020. Churchill Capital Corp IV merged with Lucid Group, Inc. in July 2021. Mr. Klein was also previously the Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp V, a blank check company whose sponsor is an affiliate of MKA, from its initial public offering until November 2023, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp VI, a blank check company whose sponsor is an affiliate of MKA, from its initial public offering until December 2023 and Churchill Capital Corp VII, a blank check company whose sponsor is an affiliate of MKA, until August 2024.

Mr. Klein founded and became Chief Executive Officer and Chairman of the Board of Directors of AltC Acquisition Corp., a blank check company formed in 2021. AltC Acquisition Corp. merged with Oklo, Inc. in July 2023. Mr. Klein currently serves as a member of the board of directors of Oklo Inc. Mr. Klein is the founder and managing partner of M. Klein and Company, LLC, which he founded in 2012. M. Klein and Company, LLC is a global strategic advisory firm that provides its clients with a variety of advice tailored to their objectives. Mr. Klein is a strategic advisor to global companies, boards of directors, senior executives, governments and institutional investors. Mr. Klein’s background in strategic advisory work was built during his 30-year career, including more than two decades at Citi and its predecessors, during which he initiated and executed strategic advisory transactions. He began his career as an investment banker in the M&A Advisory Group at Salomon Smith Barney and subsequently became Chairman and Co-Chief Executive Officer of Citi Markets and Banking, with responsibilities for global corporate and investment banking and Global Transaction Services across Citi. Mr. Klein is a graduate of The Wharton School of the University of Pennsylvania, where he earned his Bachelor of Science in Economics with concentrations in finance and accounting. Mr. Klein was selected to serve on the CCX Board due to his significant investment banking and advisory experience as well as his experience with SPACs.

Jay Taragin has served as CCX’s Chief Financial Officer since February 2024. Mr. Taragin is also the Chief Financial Officer of Churchill Capital Corp IX since December 2023 and the Chief Financial Officer of Churchill Capital Corp XI since June 2025. Mr. Taragin is also the Chief Financial Officer of MKA which he joined in May 2019. He was previously the Chief Financial Officer of Churchill Capital Corp III and Churchill Capital Corp IV, until they completed their respective business combinations. He was also previously the Chief Financial Officer of Churchill Capital Corp V from its initial public offering until November 2023, the Chief

Financial Officer of Churchill Capital Corp VI from its initial public offering until December 2023, the Chief Financial Officer of AltC Acquisition Corp from its initial public offering until May 2024 and the Chief Financial Officer of Churchill Capital Corp VII from its initial public offering until August 2024. Prior to joining MKA, Mr. Taragin served as the U.S. Scotiabank Chief Financial Officer from 2013 to 2017. Prior to Scotiabank, Mr. Taragin held a Chief Operating and Financial Officer role from 2009 to 2012 at Fundcore Finance Group LLC and held a variety of senior finance and audit roles at Merrill Lynch & Company from 1993 to 2009. In addition, Mr. Taragin worked at Credit Suisse and PricewaterhouseCoopers as a senior auditor and accountant. Mr. Taragin is a certified public accountant and holds a master’s degree in business administration from New York University Stern School of Business and a bachelor’s degree from Yeshiva University.

Stephen Murphy has served as a Director of the Company since August 2025. He previously served as a Director of Churchill Capital Corp VI and VII from 2021 until 2023. Mr. Murphy is also a Director of Churchill Capital Corp IX since May 2024, when its securities commenced trading on Nasdaq. Since 2023, Mr. Murphy has served as the Co-Founding Partner of Merivel Capital Partners LLP, a boutique private placement group authorized by the UK FCA. Mr. Murphy has also served as the Co-Founder and Executive Chairman of Authentic Bespoke Limited, a boutique investment group, since 2017, and serves on the boards of all of its wholly-owned subsidiaries. Mr. Murphy has significant past investment banking, principal investing, and direct entrepreneurial experience across a wide range of industries and is actively involved in a number of international businesses at board levels. Mr. Murphy is an angel investor in various technology companies which are pursuing “green” or sustainable solutions. Mr. Murphy serves as a director of various companies related to Qalaa Holdings SAE, which is involved in energy and infrastructure investments in Egypt. Mr. Murphy has also served principally as either a company director or chairman of various luxury goods companies in the UK and Ireland. Mr. Murphy was trained as a financial analyst in New York starting in 1986 and ultimately was made head of Salomon Brothers International’s M&A Group in London. He went on to become a Managing Director of Citigroup International. As a Managing Director of Citigroup International, Mr. Murphy was involved in the evaluation and execution of private and public financings and capital raising. Mr. Murphy received an M.A. from University of Dublin Trinity College. Mr. Murphy was selected to serve on our Board of Directors due to his significant financial and leadership experience.

William Sherman has served as a Director of CCX since May 2025. Since July 2024, he has served as a Director of Churchill Capital Corp IX. Since December 2025, he has served as a Director of Churchill Capital Corp XI. He has served as the Executive Vice President and Chief Operating Officer of Nat Sherman Inc., a third-generation, family-owned tobacco company from 1991 to January 2017. During his time at Nat Sherman Inc., Mr. Sherman played a pivotal role in the growth of the brand, establishing it as a leading luxury product in its category. His responsibilities spanned operations, manufacturing oversight, product development, and international sales management. As a leader in small manufacturing, Mr. Sherman was actively involved in numerous industry boards. He was a vocal advocate on regulatory and legislative issues, ensuring that the industry’s interests were well represented. In 2017, Mr. Sherman successfully spearheaded the sale of Nat Sherman Inc. to Altria Group Inc., marking a significant milestone in Nat Sherman Inc.’s history. Following the sale, Mr. Sherman retired but remains actively engaged in various roles. He serves on the Statesmen Athletic Association board of Hobart and William Smith Colleges, his alma mater, and has dedicated himself to an array of investment and philanthropic efforts. Mr. Sherman received a Bachelor of Arts degree from Hobart and William Smith Colleges. Mr. Sherman is well qualified to serve as a member of the CCX Board due to his significant operational, financial and leadership experience.

Paul D. Lapping has served as a Director of CCX since August 2025. Mr. Lapping has also served as a Director of Churchill capital Corp IX since April 2025. Mr. Lapping is the Manager of Jakal Investments, LLC, a private investment firm he founded in 2005. From January 2011 to October 2012, Mr. Lapping served as Chief Operating Officer of SuRo Capital Corp. Mr. Lapping previously served as a Director and Chief Financial Officer of New University Holdings Corp. from August 2010 to August 2011. From October 2009 to May 2011, Mr. Lapping was Chief Financial Officer, Treasurer, Secretary, and a Director of 57th Street General Acquisition Corp, a SPAC. Between 2007 and 2009, he served as Chief Financial Officer, Treasurer, and Secretary of

Alternative Asset Management Acquisition Corp., also a SPAC. From 1995 to 2003, Mr. Lapping was a General Partner of Minotaur Partners II, L.P. and Merchant Partners, L.P., private equity partnerships focused on middle-market investments. From 1991 to 1995, Mr. Lapping led corporate development at Montgomery Ward Holding Corp., a diversified retail and direct marketing company. From 1988 to 1991, Mr. Lapping worked at Farley Industries, Inc., and its affiliated companies — including Fruit of the Loom, Inc., and West Point-Pepperell, Inc. — in corporate development and finance roles. Earlier in his career, Mr. Lapping worked with Golder, Thoma and Cressey, a private equity firm, and in the mergers and acquisitions group at Salomon Brothers Inc. Mr. Lapping is a Certified Public Accountant. He holds a Bachelor of Science degree from the University of Illinois and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

Director Independence

The rules of Nasdaq require that a majority of the CCX Board generally must be independent, subject to certain limited exceptions set forth thereunder. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The CCX Board has determined that each of Mr. Murphy, Mr. Sherman and Mr. Lapping is an independent director under applicable SEC and Nasdaq Rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Number and Terms of Office of Officers and Directors

The CCX Board consists of four members. The CCX Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. Sherman, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Mr. Murphy, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Mr. Klein, will expire at the third annual general meeting. CCX will not hold an annual meeting of shareholders until after it consummates its initial business combination.

Holders of the CCX Class B Ordinary Shares have the right to appoint and remove all directors of the CCX Board prior to consummation of the CCX initial business combination and holders of the CCX public shares will not have the right to vote on the appointment or removal of directors during such time. These provisions of the CCX current articles of association may only be amended if approved by a special resolution passed by at least 90% (or, where such amendment is proposed in respect of the consummation of the CCX initial business combination, two-thirds) of the CCX Ordinary Shares voting at the applicable general meeting, voting together as a single class.

CCX’s officers are appointed by the CCX Board and serve at the discretion of the CCX Board, rather than for specific terms of office. The CCX Board is authorized to appoint persons to the offices set forth in the CCX current articles of association as it deems appropriate. The CCX current articles of association provide that CCX’s officers may consist of any Chairman or Co-Chairman of the CCX Board, a Vice Chairman of the CCX Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary, a Treasurer, Vice Presidents, one or more assistant Vice Presidents, one or more assistant Treasurers, one or more assistant Secretaries and such other officers as may be determined by CCX Board.

Committees of the Board of Directors

The CCX Board has two standing committees: an audit committee and a compensation committee. Both the audit committee and the compensation committee are composed solely of independent directors. Subject to phase-in rules and certain limited exceptions, the Nasdaq Rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. In addition, the Nasdaq Rules generally require that the compensation committee of a listed company be comprised solely of independent directors, subject to certain limited exceptions set forth thereunder. Each committee operates under a charter that was approved by the CCX Board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

The members of the CCX audit committee are Mr. Lapping, Mr. Murphy and Mr. Sherman. Under the Nasdaq Rules and applicable SEC rules, CCX is required to have at least three members of the audit committee, all of whom must be independent, subject to the exception described below. We currently have three independent members of the audit committee, Mr. Lapping, Mr. Murphy and Mr. Sherman.

Mr. Lapping serves as the chairperson of the audit committee. Each member of the audit committee is financially literate and the CCX Board has determined that Mr. Lapping qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•	the appointment, compensation, retention, replacement and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including, but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (3) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under the section entitled “CCX’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;

•	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•

advising the board and any other board committees if the clawback provisions of Rule 10D-1 under the Exchange Act (the “SEC Clawback Rule”) are triggered based upon a financial statement restatement or other financial statement change, with the assistance of management and to the extent that our securities continue to be listed on an exchange and subject to the SEC Clawback Rule.

The audit committee charter complies with the Nasdaq Rules.

Compensation Committee

The CCX Board has established a compensation committee. Mr. Sherman and Mr. Murphy currently serve as members of the compensation committee. Mr. Sherman also serves as the chair of the compensation committee. Under the Nasdaq Rules and applicable SEC rules, we are required to have at least two members of the Compensation Committee, all of whom must be independent, subject to certain limited exceptions set forth under the Nasdaq Rules.

We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including, among other things:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement;

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

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advising the board and any other board committees if the clawback provisions of the SEC Clawback Rule are triggered based upon a financial statement restatement or other financial statement change and perform any other tasks required of it by CCX’s Executive Compensation Clawback Policy, with the assistance of Management and to the extent that our securities continue to be listed on an exchange and subject to the SEC Clawback Rule.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or the Nasdaq Rules. In accordance with Rule 5605 of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The director who will participate in the consideration and recommendation of director nominees will initially be Messrs. Lapping, Murphy and Sherman. In accordance with Rule 5605 of the Nasdaq Rules, each of Messrs. Lapping, Murphy and Sherman is independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our CCX public shares will not have the right to recommend director candidates for nomination to our Board.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year none of our officers have served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on the CCX Board.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We have previously filed a copy of our form of Code of Business Conduct and Ethics, audit committee charter and compensation committee charter as exhibits to the registration statement in connection with the CCX IPO. You can review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of the CCX Board will be provided without charge upon request from us. If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC rules or the Nasdaq Rules, we will disclose the nature of such amendment or waiver to our website at https://churchillcapital10.com/ rather than by filing a Current Report on Form 8-K. Please see the section entitled “Where You Can Find More Information.”

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company for so long as either (1) the market value of our CCX public shares held by non-affiliates is less than $250,000,000 as of the end of our second fiscal quarter or (2) we have annual revenues of less than $100,000,000 and the market value of our Ordinary Shares held by non-affiliates is less than $700,000,000 as of the end of our second fiscal quarter.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against CCX, and CCX has not been subject to any such proceeding in the twelve months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

CCX has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual, quarterly and current reports with the SEC. The SEC maintains an internet site at http://www.sec.gov that contains such reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In accordance with the requirements of the Exchange Act, CCX’s annual reports contain financial statements audited and reported on by CCX’s independent registered public accounting firm.

We are required to evaluate our internal control procedures beginning with the fiscal year ending December 31, 2025 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer an emerging growth company will we be required to have our internal control procedures audited. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We have filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act applicable to Exchange Act registered companies. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following May 15, 2030, (b) in which we have total annual gross revenue of at least $1,235,000,000 (as adjusted for inflation pursuant to the SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that is held by non-affiliates exceeds $700,000,000 as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1,000,000,000 in nonconvertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

CCX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Unless the context indicates or otherwise requires, references in this subsection to “we,” “us” or the “Company” refer to Churchill Capital Corp X. References to our “management” or our “management team” refer to our officers and directors, and references to the Sponsor refer to Churchill Sponsor X, LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated in the Cayman Islands on January 4, 2024, formed for the purpose of effecting a business combination with one or more businesses that we have not yet identified. We intend to effectuate our business combination using cash derived from the proceeds of the CCX IPO, the sale of the CCX private placement units, our shares, debt or a combination of cash, shares and debt.

The registration statement in connection with the CCX IPO became effective on May 13, 2025. On May 15, 2025, we consummated our initial public offering of 41,400,000 CCX public units, including 5,400,000 CCX public units issued pursuant to the full exercise of the over-allotment option. Each CCX public unit consists of one CCX Class A Ordinary Share and one-quarter of CCX public warrant. The CCX public units were sold at a price of $10.00 per CCX public unit, generating gross proceeds to us of $414,000,000.

Simultaneously with the closing of the CCX IPO, we completed the sale of 300,000 CCX private placement units to the Sponsor in the private placement at a purchase price of $10.00 per CCX private placement unit, generating gross proceeds to us of $3,000,000. The CCX private placement unit (and underlying securities) are identical to the CCX public units, except as otherwise disclosed in the section entitled “Description of Securities” of this proxy statement/prospectus.

Following the closing of the CCX IPO and private placement, an aggregate amount of $414,000,000 from the net proceeds of the CCX IPO and private placement was initially placed in the trust account. The trust account may be invested only (i) in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less, (ii) any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, or (iii) as cash or cash items (including in demand deposit accounts) at a bank as determined by us, until the earlier of: (x) the completion of the Business Combination and (y) the distribution of the Trust Account, as described below.

We have until August 15, 2027 (27 months from the closing of the CCX IPO), or until such earlier liquidation date as the CCX Board may approve or such later date as our shareholders may approve pursuant to our amended and restated memorandum and articles of association, to consummate an initial business combination. If we are unable to complete an initial business combination within 27 months from the closing of the CCX IPO (such 27 month period, as may be amended, the “completion window”), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the CCX public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay taxes, if any, divided by the number of then outstanding CCX public shares, which redemption will completely extinguish CCX public shareholders’ rights as shareholders

(including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the CCX board, dissolve and liquidate, subject, in each case, to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

For more information regarding the Sponsor, see the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCX Persons in the Business Combination” and “Other Information Related to CCX — Conflicts of Interest.”

ColdQuanta Business Combination

On September 8, 2025, CCX entered into the Merger Agreement. See section entitled “Proposal No. 1 — The Business Combination Proposal” of this proxy statement/prospectus for more information.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from January 4, 2024 (inception) through September 30, 2025 have been (i) organizational activities, those necessary and (ii) activities relating to the CCX IPO, described above, and (iii) identifying a target company for a business combination. We will not generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on investments held in the trust account after the CCX IPO. We expect to incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), among other things as well as for due diligence expenses.

For the three months ended September 30, 2025, we had a net loss of $33,384,811, which consists of change in fair value of subscription agreement liability of $30,499,229 and general and administrative costs of $1,234,544 which includes subscription agreement expense of $6,044,986, partially offset by income earned on marketable securities held in the trust account of $4,393,948.

For the nine months ended September 30, 2025, we had a net loss of $31,429,725, which consists of change in fair value of subscription agreement liability of $30,499,229 and general and administrative costs of $1,437,976 which includes subscription agreement expense of $6,044,986, partially offset by income earned on marketable securities held in the trust account of $6,552,466.

For the three months ended September 30, 2024, we had a net loss of $69, which consisted of general and administrative costs.

For the period from January 4, 2024 (inception) through September 30, 2024, we had a net loss of $51,910, which consisted of general and administrative costs.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our results of operations and our ability to complete an initial business combination could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Liquidity and Capital Resources

Until the consummation of the CCX IPO, our only source of liquidity was an initial purchase of CCX Class B Ordinary Shares by the Sponsor and loans from the Sponsor.

On May 15, 2025, we consummated the CCX IPO of 41,400,000 CCX public units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 5,400,000 shares, at $10.00 per unit, generating gross proceeds to CCX of $414,000,000. Simultaneously with the consummation of the CCX IPO, and the exercise of the underwriters’ over-allotment option, we consummated the private placement of 300,000 CCX private placement units to the Sponsor at a price of $10.00 per CCX unit, generating total proceeds of $3,000,000. Separately, an affiliate of BTIG, the representative of the underwriters for the CCX IPO, invested $500,000 in, and was admitted as a member of, the Sponsor in connection with the closing of the CCX IPO in exchange for interests in the Sponsor corresponding to 50,000 CCX private placement units and 200,000 CCX Founder Shares.

Following the CCX IPO and the private placement that occurred simultaneously with the closing of the CCX IPO, a total of $414,000,000 ($10.00 per unit) was placed in the trust account. We incurred transaction costs of $4,638,840, consisting of $3,000,000 of deferred underwriting fees, and $1,638,840 of other offering costs.

For the nine months ended September 30, 2025, cash used in operating activities was $1,839,321. Net loss of $31,429,725 was affected by change in fair value of subscription agreement liability of $30,499,229, subscription agreement expense of $6,044,986, income earned on marketable securities held in the trust account of $6,552,466 and payment of operation costs through a promissory note (the “IPO Promissory Note”) of $36,839. Changes in operating assets and liabilities used $438,184 of cash for operating activities.

For the period from January 4, 2024 (inception) through September 30, 2024, cash used in operating activities was $0. Net loss of $51,910 was affected by payment of formation costs through issuance of Class B Ordinary Shares of $4,827 and payment of operation costs through the IPO Promissory Note of $33,620. Changes in operating assets and liabilities provided $13,463 of cash for operating activities.

As of September 30, 2025, we had marketable securities held in the trust account of $419,552,466 consisting of U.S. government treasury obligations with maturity of 185 days or less or interests in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less permitted withdrawals), to complete our business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2025, we had cash of $1,135,562. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficit or to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of CCX’s officers and directors may, but are not obligated to, loan CCX Working Capital Loans as may be required. If CCX completes its initial business combination, CCX would repay certain Working Capital Loans. In the event that the initial business combination does not close, CCX may use a portion of the working capital held outside the trust account to repay such Working Capital Loans but no proceeds from the trust account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into units of Post-Closing Company at a price of $10.00 per unit at the option of the lender. The units and the underlying securities would be identical to the CCX private placement units. As of September 30, 2025 and December 31, 2024, CCX has had no borrowings under any Working Capital Loans.

Additionally, to fund working capital CCX has permitted withdrawals available up to an annual limit of $1,000,000. These permitted withdrawals are limited to only the interest available that has been earned in excess of the initial deposit at the CCX IPO. For the three and nine months ended September 30, 2025, CCX has withdrawn $1,000,000 in interest from the trust account for working capital purposes and has no further amounts available for permitted withdrawals until May 15, 2026, which is the 1-year anniversary of the CCX IPO.

In connection with CCX’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” as of September 30, 2025, CCX has sufficient funds for the working capital needs of CCX until a minimum of one year from the date of issuance of these financial statements. CCX cannot assure that its plans to consummate an initial business combination will be successful.

CCX does not believe that it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if CCX’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, CCX may have insufficient funds available to operate its business prior to the business combination. Moreover, CCX may need to obtain additional financing either to complete its business combination or because CCX becomes obligated to redeem a significant number of public shares upon completion of the business combination, in which case CCX may issue additional securities or incur debt in connection with such business combination.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of September 30, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to reimburse the managing member of the Sponsor in an amount equal to $30,000 per month for office space, utilities, and secretarial and administrative support. Upon completion of the business combination and our liquidation, CCX will cease paying these monthly fees.

The underwriters of the CCX IPO are entitled to a deferred discount of up to $3,000,000 in the aggregate, payable only upon CCX’s completion of its initial business combination.

To mitigate the risk that we might be deemed to be an investment company for the purposes of the Investment Company Act, which risk increases the longer that we hold investments in the trust account, we may, at any time, (based on our management’s ongoing assessment of all factors related to our potential status under the Investment Company Act) instruct the trustee to liquidate the investments held in the trust account and instead to hold the funds in the trust account in cash or in an interest-bearing demand deposit account at a bank.

On August 1, 2025, CCX entered into a director agreement (each, a “Director Agreement”) with each of Mr. Sherman, Mr. Lapping and Mr. Murphy, pursuant to which, in connection with each director’s continuing service as a director of the Company, the Company agreed to pay each director a cash compensation of $75,000 per annum, beginning on the later of the date of appointment of each director and August 1, 2025. For the three and nine months ended September 30, 2025, CCX incurred $37,500 and $37,500 in fees related to the Director Agreement, and $37,500 is included in accrued expenses within the condensed consolidated balance sheets. For the three months ended September 30, 2024 and for the period from January 4, 2024 (inception) through September 30, 2024, CCX did not incur any fees for these services.

Upon completion of our business combination, BTIG is entitled to a deferred underwriting fee of $3.0 million. The amount of fees payable to BTIG will be reduced from $3.0 million to $1.5 million in the event that the amount held in CCX’s trust account following the closing of the Transactions is less than $100 million.

On September 1, 2025, CCX entered into an agreement (the “Citi PIPE Engagement Letter”) with Citi to serve as a placement agent for a proposed PIPE offering of its equity or equity-linked securities. The placement fee payable to Citi is set at 4.0% of the gross proceeds of securities sold in any placement, up to a maximum of $100 million.

On September 7, 2025, CCX entered into an agreement (the “J.P. Morgan PIPE Engagement Letter” and together with the Citi PIPE Engagement Letter, the “PIPE Engagement Letters”) with J.P. Morgan to serve as a co-placement agent in connection with the PIPE offering. J.P Morgan and Citi shall be referred to as the agents (the “agents”). As of September 30, 2025, there are not fees that have been incurred in connection with the PIPE Engagement Letters.

On September 3, 2025, CCX entered into a capital markets advisory agreement (the “Capital Markets Advisory Agreement”) with Citi. CCX will pay Citi a cash fee of $7,000,000 promptly upon consummation of the Transactions. Citi will also be eligible to receive an incentive fee of up to $3,000,000, payable solely at the discretion of CCX and Infleqtion. As of September 30, 2025, there are no fees that have been incurred in connection with the Capital Markets Advisory Agreement.

On September 8, 2025, CCX entered into the Merger Agreement, and on the terms and subject to the satisfaction or waiver of the conditions set forth therein, the parties thereto intend to effect the First Merger, and immediately following the First Merger, Second Merger. In connection with the execution of the Merger Agreement, on September 8, 2025, CCX entered into PIPE Subscription Agreements with PIPE Investors pursuant to which, CCX has agreed to issue and sell to the PIPE Investors $126,547,600 of CCX common stock. The closing of the PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the PIPE Investment. The Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement, (ii) the mutual written agreement of the parties thereto and (iii) March 21, 2026. The Subscription Agreements provide for, under certain circumstances, customary indemnities between CCX and the PIPE Investors.

In connection with the execution of the Merger Agreement, CCX and the Advisor, an affiliate M. Klein & Company, entered into the Advisory Agreement. Pursuant to the terms thereof, effective as of the Closing, the Advisor will provide financial advisory, strategy consulting, business development and investor relations to Infleqtion. The following summary of the Advisory Agreement is qualified by reference to the complete text of the Advisory Agreement, a copy of which is filed as Exhibit F to the Merger Agreement attached as Annex A to this proxy statement/prospectus. All stockholders are encouraged to read the Advisory Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Advisory Agreement, the Advisor is entitled to a fee of $250,000 per quarter, in addition to other potential fees depending on the outcomes of certain transactions. The Advisory Agreement will be for a term of two years, provided, however, it may be extended for an additional one year term upon mutual agreement of the Advisor and Infleqtion.

Critical Accounting Policies and Estimates

The preparation of audited financial statements, unaudited financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could materially differ from those estimates. As of December 31, 2024, we have not identified any critical accounting estimates. As of September 30, 2025, we have identified the valuation of the CCX public warrants at the CCX IPO, the BTIG Founder Shares and the subscription agreement liability as critical accounting estimates.

INFORMATION ABOUT INFLEQTION

Unless the context otherwise requires, references in this subsection to “Infleqtion,” “the Company,” “we,” “us” or “our” refer to the business of Infleqtion and its subsidiaries prior to the consummation of the business combination, which will be the business of the Post-Closing Company and its subsidiaries following the business combination.

The Infleqtion design logos, “Infleqtion” and our other registered or common law trademarks, trade names or service marks appearing in this proxy statement/prospectus are the property of ColdQuanta, Inc. or its affiliates. Other trademarks, trade names and service marks used in this proxy statement/prospectus are the property of their respective owners. Our use or display of third parties’ trademarks, trade names or service marks in this proxy statement/prospectus is not intended to, and does not imply, a relationship with or endorsement or sponsorship by us. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the rights of the applicable licensor to such trademarks, trade names and service marks.

As used in this section, unless the context indicates or otherwise requires, the following terms have the following meanings:

“coherence” refers to the ability of a quantum system to maintain a well-defined phase relationship between different states in a superposition (when qubits are in multiple states at the same time).

“contextual machine learning” or “CML” refers to techniques that enable machine learning models to process large amounts of data simultaneously.

“entanglement” refers to a fundamental phenomenon where two or more quantum bits (qubits) become interconnected and instantly correlated with the state of each other, regardless of the distance between them. This unique linkage enables quantum systems to represent and manipulate complex correlations in data.

“fault-tolerant quantum computing” refers to quantum computing that operates reliably even in the presence of errors, provided the error rate is below a certain threshold.

“fidelity (two-qubit controlled-Z gate)” refers to the likelihood that a gate operation between two qubits is performed correctly without introducing errors.

“inertial sensing” refers to an approach to measuring acceleration and rotation, enabling navigation without external references.

“logical qubit” refers to a quantum state encoded across multiple physical qubits, allowing detection and correction of errors without destroying the stored quantum information.

“modality” refers to the specific physical approach for creating and controlling qubits in their quantum state.

“neutral atoms” refer to the modality that builds quantum systems by isolating, controlling and measuring atoms in a glass cell using lasers, enabling long coherence times, high gate fidelities and precision sensing.

“optical atomic clock” refers to a device that measures the vibrations of atoms using lasers, enabling an extremely precise and stable method of measuring time.

“physical qubit” refers to a single qubit (e.g., atom, ion, or photon) that encodes quantum information with delicate quantum properties; very noisy and error prone.

“qubits” refers to the basic unit of quantum information; unlike bits (0 or 1) used in classical computing, qubits can hold both values simultaneously.

“quantum advantage” refers to when a quantum device (e.g., computer, clock, RF receiver, inertial sensor) outperforms the best-in-class classical device at a task.

“quantum computing” refers to computations that run simultaneously from qubits’ superposed states, which are manipulated with wave interference.

“radio frequency receiver” means an electronic device that detects and processes RF signals, converting them into usable formats

“superposition” refers to the potential for a qubit to be in a state of 0, 1, or both 0 and 1 at the same time. This enables quantum computers to perform multiple calculations simultaneously.

“vacuum and vapor cells” refer to the method to isolate atoms in a low-pressure, well-isolated glass cell to limit external interaction, thereby preserving coherence.

Overview

Our vision is to harness the power of quantum to expand human potential.

We are developing and commercializing quantum technology products as part of a full-stack platform, which currently includes offerings such as: quantum sensing, quantum computing and software. Our quantum-enabled solutions are focused on addressing the world’s most pressing challenges, with technologies actively deployed across a number of sectors today, including defense and security, AI, energy optimization, space and frontier, materials discovery and cybersecurity. Our approach is grounded in an integrated quantum technology stack, from foundational technology to advanced hardware and propriety software, all built on neutral atoms, nature’s ideal qubits, which enable an adaptable, scalable and high-fidelity path to quantum advantage across multiple applications.

Today, our high-performance quantum clocks and quantum RF sensors are already delivering quantum advantage. We are also pioneering the development of next-generation quantum inertial and gravimetric sensors for GPS-denied environments, including in space and underwater. Our sensing and timing products are designed to function outside laboratory settings and are targeted for real-world deployment. These products are complemented by our flagship quantum computing system, Sqale, a room-temperature quantum computer with demonstrated high fidelity (99.73% controlled-Z (“CZ”) gate) and the industry’s largest neutral atom array outside of a research institution. Our quantum sensors and computers are supported by our proprietary software, Superstaq, which serves as a control panel for future hybrid quantum-classical workflows. In addition, we have developed CML software, based on quantum physics principles, that significantly amplifies AI performance today on classical graphics processing units (“GPUs”).

We work with a diverse set of customers and strategic partners globally, serving organizations in national security, critical national infrastructure, scientific discovery and advanced computing sectors. Our partners and customers include the U.S. Department of War, DARPA, NASA, SAIC, Lockheed Martin, NVIDIA and the UK National Quantum Computing Centre. We generate revenue today through multiple channels and are scaling a global pipeline of strategic engagements.

The Quantum Opportunity

At the most fundamental level, the universe is governed by quantum mechanics. Quantum technologies harness these quantum principles of superposition and entanglement to enable new capabilities that surpass the limitations of classical technologies. This includes dramatically more precise measurement of time, gravity, acceleration and RF fields, as well as a new class of computation that promises exponential speedup for problems intractable for today’s most advanced supercomputers.

Quantum bits, or qubits, are the fundamental units of information in a quantum computer. Unlike classical bits, which represent either 0 or 1, qubits can exist in superpositions of both states, enabling parallel computation. In addition qubits can be entangled, enabling correlations that classical systems cannot replicate. These qubits form the basis for powerful quantum algorithms. Our quantum computing system, Sqale, uses neutral atoms — uncharged atoms held in place by optical fields — trapped in our quantum core as qubits. Atoms are identical by nature and highly stable, and can be precisely manipulated with lasers, offering a scalable and high-fidelity architecture for quantum computing. Our approach combines the benefits of naturally uniform qubits with the flexibility to arrange large arrays of atoms, creating a clear pathway to practical, room-temperature, quantum advantage. The same neutral atom technology, with atoms loaded into our quantum core, also underpins our sensing products.

Practical quantum computing requires fault tolerance, which is the ability to detect and correct errors so that computations can scale reliably. Gate fidelity (the accuracy with which qubits are manipulated) is a key factor in the progress towards fault tolerance. We have demonstrated 99.73% fidelity on our CZ gate, a benchmark two-qubit operation. We believe this result is the highest achieved by any commercial neutral atom company, positioning us at the forefront of the effort to build scalable, fault-tolerant quantum computers.

Historically, the development of quantum systems has been constrained by significant engineering challenges. Many early quantum platforms required extreme cryogenic cooling, suffered from short coherence times and lacked scalability, making them impractical for real-world deployment. Recent advances have shifted this paradigm. Neutral atom systems, such as those we are pioneering, offer a scalable and robust platform for quantum computing and sensing. These systems operate at room temperature, leverage long-lived atomic states and enable highly reconfigurable architectures with full qubit connectivity.

We are at the forefront of translating quantum science into practical commercial products. Our neutral atom platform underpins a suite of quantum products from field-deployable optical atomic clocks and sensors to quantum computing platforms. These systems are already being used to synchronize timing across networks, enhance AI workflows, and deliver highly tunable covert RF receiver systems.

We believe the quantum sector is entering a pivotal period of accelerated development, analogous to the inflection point seen in the early days of the semiconductor industry. We are among a select group of companies with both operational quantum products and a credible roadmap to scalable, fault-tolerant quantum computing. We are targeting a near-term milestone of 100 logical qubits, widely recognized as a threshold for achieving quantum advantage in commercially valuable applications. We have recently demonstrated 12 logical qubits and are aiming to reach 30 logical qubits in 2026. As this transformation unfolds, we believe we are well-positioned to lead in shaping the quantum economy.

Our Founders and Management Team

We were founded by Dr. Dana Anderson, a pioneer in cold atom physics and a professor at the University of Colorado, whose work has earned multiple honors including the CO-LABS Award for Innovation, and the 2021 Willis E Lamb award for Laser Science and Quantum Optics. Our Chief Executive Officer, Matthew Kinsella, brings nearly two decades of investment experience across public equities and venture capital, including being our first institutional investor. Pranav Gokhale, our Chief Technology Officer, is a nationally recognized expert in quantum software and hardware integration, and previous CEO and co-founder of Super.tech (a University of Chicago spin-out developing software platforms for quantum computing compilation, optimization and benchmarking that we acquired in 2022). Ilan Hart, our Chief Financial Officer, has nearly 30 years of financial and commercial leadership across advanced technology sectors, including more than two decades at Intel, and most recently as Chief Financial Officer for Zoox, Amazon’s autonomous vehicle company.

Our leadership team combines commercial discipline, scientific excellence and execution experience across multiple domains, backed by a team of over 125 physicists and engineers within a growing global quantum workforce.

Our Business Strategy and Differentiators

Our strategy is to lead the global transition of quantum technologies from the research lab to scalable, real-world deployment. Our focus is on enabling operational impact across a broad range of high-value use cases in defense, national security, commercial and industrial markets. This transition is powered by a combination of deep technical differentiation, field-ready product design and a flexible go-to-market model.

Our approach is defined by the following core differentiators:

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Neutral Atom Architecture. We are a pioneer in neutral atom quantum technology, the most flexible and scalable quantum modality. Our underlying quantum core systems operate at room temperature, support long coherence times and feature dynamic, all-to-all qubit connectivity. This architecture enables scalable quantum computing, while also unlocking high value products in precision timing and quantum sensing.

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Vertically Integrated, Full-Stack Platform. We design, develop and integrate all critical system components from vacuum systems to control electronics to application-level software. This vertical integration accelerates innovation, ensures system performance and improves manufacturability and financial performance.

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Product-Centric Execution. We have demonstrated success in delivering high technology readiness level quantum products. Our strategy emphasizes commercialization of neutral atom platforms with a clear path to scalable deployment of miniaturized products, supported by system architectures optimized for manufacturability, reliability, and operational relevance.

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Hybrid Revenue and Go-to-Market Model. We generate revenue through product sales, quantum computing as a service, government-funded R&D contracts and software licensing. Our go-to-market strategy combines direct sales to enterprise and government customers with indirect channels through strategic partners, allowing us to scale efficiently across sectors.

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Strategic Partner Ecosystem. We collaborate with leading defense primes contractors (large companies that act as the lead contractor on major government defense programs), national laboratories and industrial partners to co-develop solutions and accelerate adoption of our proprietary products. These partnerships amplify our reach into large-scale programs of record, reinforce technical validation and create embedded demand for our platforms.

We believe that achieving more than 100 logical qubits is required to achieve commercially viable quantum computing. Our strategy is defined by a dual-track approach: advancing toward 100+ logical qubit systems, while simultaneously commercializing quantum sensors that already deliver advantage. This progress is enabled by our scalable, flexible, room temperature neutral atom architecture as well as our vertically integrated, full-stack platform that accelerates innovation and manufacturability. Our demonstrated product execution, diversified revenue model and strategic partnerships further differentiate us and position us ahead of peers focused solely on computing.

Industry Background

In the last 50 years, quantum computing has progressed from foundational scientific theory to an emerging global industry backed by substantial public and private investment. Governments, multinational corporations and venture investors are actively funding development across multiple quantum hardware modalities, including neutral atoms, superconducting circuits, trapped ions and photonics, each with distinct tradeoffs in fidelity, scalability and system complexity.

Among these approaches, neutral atom platforms have gained momentum due to their inherent scalability, room-temperature operation and reconfigurable architecture. These features enable efficient system growth, long-range qubit connectivity and compact system design. As the quantum computing field transitions from the Noisy Intermediate-Scale Quantum era to the fault-tolerant era — where large-scale, error-corrected computations become viable — neutral atom systems are demonstrating rapid progress. Recent breakthroughs in logical qubit implementation position the modality as a strong candidate for scalable quantum computing. We have demonstrated a system with a dozen logical qubits in 2025, and are aiming to exceed 100 logical qubits by 2028.

In parallel, we have moved our quantum sensing products into commercial deployment, specifically in domains such as precision timekeeping, inertial navigation and RF field detection. Importantly, our development of quantum sensors is also based on the same fundamental technology of neutral atoms. Neutral atom-based quantum sensors have begun to outperform both classical alternatives and other quantum modalities in key metrics of sensitivity, stability and environmental robustness. These systems are now being integrated into real-world applications, including defense, aerospace and critical infrastructure monitoring, establishing quantum sensing as a near-term driver of the broader quantum economy.

Business Model

Our business model is built around the development, commercialization, and delivery of quantum technologies as part of an integrated full-stack platform, which currently includes offerings such as quantum sensing, quantum computing and quantum software. Revenue is generated through a combination of direct product sales, quantum computing as a service via cloud-based access, software licensing and government and commercial contracts. This diversified model supports both near-term commercial traction and long-term strategic growth aligned with the maturation of scalable quantum systems.

We deliver compact quantum sensing products that offer high-precision measurement capabilities in operational environments where classical systems are limited. These offerings include the Tiqker optical atomic clock, the Sqywire quantum RF sensor and the eXaqt suite of quantum inertial and gravitational sensors. These systems are designed for applications such as precision timing, RF signal detection and navigation in GPS-denied or contested environments. Products are sold directly to end customers including government agencies, and through strategic partners who integrate our technologies into larger mission-critical systems. Sales are typically structured as per-unit purchases or bundled as part of broader system-level procurements.

Our quantum computing solutions are centered on the Sqale system which can be developed on-premises, or as a managed service via cloud-based access. In both delivery models, users interact with the hardware through Superstaq, our proprietary compiler and middleware stack. Superstaq enables hardware-aware optimization, supports hybrid quantum-classical workflows and integrates into enterprise and high-performance computing environments via application programming interfaces. This flexible deployment model allows customers to choose between capital acquisition and service-based engagement depending on mission needs and infrastructure readiness.

In addition to offering flexible access models, the Squale system’s key attributes include large qubit arrays, high gate fidelities, dynamic qubit reconfiguration and all-to-all connectivity:

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Large qubit arrays refer to the number of physical quantum bits (“qubits”) that can be operated within a single system. A larger number of qubits allows users to implement more complex quantum circuits to address more challenging computational problems.

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High gate fidelities describe the accuracy with which quantum logic operations are performed on qubits. Higher fidelities enable calculations to be performed with less error accumulation, enabling the quantum computer to more likely produce a meaningful result.

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Dynamic qubit reconfiguration refers to the ability to adjust the physical location of qubits during program execution. This flexibility can allow users to improve program runtime by ensuring that each qubit is located in the vicinity of the other qubits with which it frequently interacts.

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All-to-all connectivity is the ability for any pair of qubits to interact, including pairs that are far apart. This connectivity obviates additional operations that would otherwise be necessary to transfer information between qubit pairs, thus reducing the overall runtime and error accumulation in a program.

We consider these to be key attributes of the Sqale system as they together describe the characteristics that affect the types of algorithms a system can run, and the reliability and flexibility with which those algorithms can be executed, which influence the scalability, reliability and usability of a quantum computing system.

Our quantum software product portfolio includes Superstaq and CML. Superstaq is offered under a software license to customers seeking advanced quantum circuit optimization across multiple hardware backends, including third-party systems. CML is a quantum-inspired classical AI tool designed to enhance performance in hybrid computing environments, especially for large-context, high-throughput workloads. CML delivers performance advantages on today’s GPU-based systems, in addition to future large-scale quantum computers. Both products are available via subscription, with optional customization and integration services.

Our quantum computing as a service offering provides customers with flexible cloud-based access to our Sqale neutral-atom quantum computers and is designed to support algorithm development, application testing, benchmarking and participation in government-sponsored research programs. Quantum computing as a service provides customers with metered utilization of the Sqale quantum computing hardware over the cloud, including access to Superstaq, which provides efficient utilization of the underlying quantum hardware. The metered utilization is sold in units of “shots,” which correspond to repetitions on the Sqale quantum computing hardware where each repetition takes a certain amount of time. This service remains at a very early stage of commercialization, and our service revenue is currently derived primarily from governmental contract revenue for research-related projects, commercial service revenue and revenue from our subscription services related to software licenses.

In addition, we pursue government-funded contracts that advance specific technical milestones across sensing and computing platforms. These programs, often milestone-based or fixed-price, reduce capital requirements in early-stage development and provide operational validation of our technology. These programs also support efforts such as sensor miniaturization, data fusion and error correction — all mapping directly onto our commercial product roadmap.

Overall, our business model is structured to balance short-term cash generation with long-term platform scalability. In addition to profits, revenue from sensing products and R&D contracts provides immediate market validation, while quantum computing systems and software offerings are positioned to scale with customer readiness and adoption of quantum infrastructure. This hybrid model enables us to serve a diverse customer base, including government agencies, defense prime contractors, and scientific research institutions, while participating in the development of global quantum supply chains.

Potential Market Opportunity and Long-Term Growth Strategy

We operate at the intersection of rapidly expanding quantum technology segments: quantum sensing, quantum computing and quantum software. We expect several of these markets to grow substantially in the coming years, driven by rising demand across national security and commercial applications. According to third-party industry forecasts, the global quantum sensing market (including timing) is projected to reach approximately $30 billion by 2040, with primary use cases in precision timing, navigation, gravity measurement and RF field detection. The global quantum computing market is expected to reach approximately $130 billion by 2040, as adoption expands across materials science, energy systems, financial services, artificial intelligence, cybersecurity, logistics optimization and pharmaceuticals.

Our near-term commercial strategy is focused on delivering and scaling sensing solutions in operational environments where quantum precision offers substantial performance advantages. These include compact optical atomic clocks for resilient timing, quantum RF sensors for contested electromagnetic environments and gravimeters for GPS-denied navigation and geophysical monitoring. In addition, we are uniquely positioned to serve the growing market for space-based quantum technologies because our atom neutral platform has already been demonstrated in orbit, and we continue to progress the ruggedization and space enablement of our technologies.

At the same time, we are expanding access to our quantum computing platform, Sqale, via on-premise system sales and developer tools that enable hybrid algorithm development. We are developing Sqale to be able to efficiently perform various quantum simulations and solve complex optimization problems that would take classical computers an impractically long time to compute.

Our growth initiatives include scaling sensor manufacturing, expanding usage of our computing platform through customer and partner engagements, and broadening distribution of our software offerings, Superstaq and CML, within enterprise and national security domains.

Government agencies and public-sector programs are the largest buyers of quantum sensing and quantum computing technology worldwide today, with national security-related initiatives representing a significant component of the addressable market. Sales of our quantum products into this market, through direct sales and our strategic partners, accelerates the pathway to reducing size, weight, power and cost (SWaP-C) — ultimately opening high-value, high-volume, enterprise and industrial markets.

Longer term, we aim to advance the fidelity and scale of our quantum computing systems to enable fault-tolerant applications at the 100+ logical qubit level, while maintaining a diversified portfolio of sensing, computing and software products. We have deep strategic partnerships with government agencies and defense primes contractors through co-development programs, procurement contracts, and licensing agreements. This multi-channel approach positions us to accelerate go-to-market efforts across all phases of quantum adoption, from today’s deployable systems to tomorrow’s large-scale fault tolerant systems.

Our Technology Approach

We operate a vertically integrated, full-stack proprietary quantum platform, spanning neutral atom hardware (quantum cores), control systems, photonics, middleware and application-layer software. All of our products leverage neutral atom architecture, in which individual cesium or rubidium atoms are trapped and manipulated using laser systems. We have been selling neutral atom systems since 2008. In our computing and inertial systems, the atoms are also cooled using lasers. These atoms serve either as qubits for quantum computing or as sensing elements for time, inertial or RF measurements. Neutral atoms offer several intrinsic advantages including room-temperature operation, long coherence times, all-to-all connectivity and reconfigurability, making them ideally suited for both scalable quantum computing and field-deployable sensing.

There is significant leverage and overlap across our quantum sensing and quantum computing portfolio. In particular, our Sqale quantum computer requires three key properties of quantum mechanics: superposition, entanglement and atom cooling. Our portfolio of sensing products advances our ability to control these three quantum properties. Our Tiqker optical atomic clock requires preparation of atoms in specific discrete states: the fine control of these states is also the building block that enables superposition. Our Sqywire quantum RF receiver requires excitation of atoms to Rydberg states: these same excited states are used in our quantum computer to achieve entanglement. Finally, our eXaqt inertial sensor performs ultra-cooling of atoms: these cooling techniques also inform similar approaches on our quantum computer.

We develop hardware and software in-house, including ultra-high vacuum and vapor cells, control electronics, optical assemblies, calibration systems and firmware. This deep integration allows us to maintain precise control over system performance, accelerate iteration cycles and repurpose core technology across sensing, timing, and computing platforms. The commonality across subsystems also enhances manufacturability and scalability. In the future, we may determine to partner with third parties or otherwise outsource certain aspects of our manufacturing to third parties as we scale our commercial business.

Our flagship quantum computing system, Sqale, is a neutral atom computer designed for integration with classical computing environments and accessible via the cloud. As of December 2025, Sqale supported arrays of up to 1,600 trapped atoms, has demonstrated 12 logical qubits, and achieved a 99.73% two-qubit CZ gate fidelity. The system enables all-to-all connectivity and supports reconfigurable geometries, offering significant algorithmic flexibility. End-users interact with Sqale through Superstaq, our proprietary middleware platform that compiles, optimizes, and executes quantum programs based on hardware-specific topology and noise characteristics.

Our quantum computing roadmap targets achieving 100 logical qubits by 2028. We also target demonstrating MegaQuOp scale in 2028, measuring one million sequential logical operations in a system.

In quantum sensing, we are developing a growing portfolio of rugged systems engineered for operational deployment. This portfolio includes:

•	Tiqker: A compact optical atomic clock delivering picosecond-level precision timing and short-term stability that were previously only available with laboratory-scale hydrogen masers.

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SqyWire: A rugged RF quantum sensor for detecting and localizing electromagnetic signals in contested environments. These small, covert, sensors are highly sensitive and tunable across the RF spectrum (from kHz to high GHz), enabling a broad range of applications in secure communications, electronic warfare and signals intelligence.

•	eXaqt: A family of inertial and gravitational sensors with applications in GPS-denied navigation, subsurface monitoring and geophysical surveying.

We have made our sensors rugged and deployable through vertical integration and focused engineering effort to reduce size, weight and power (SWaP), tightly control performance, improve reliability, and harden systems for demanding environments. These technologies have been validated in road, sea, flight, and space environment — demonstrating resilience to vibration, motion, and interference, proving their readiness for field deployment.

Our sensing roadmap is focused on improving sensitivity and stability, reducing SWaP, and achieving broader integration across defense and critical infrastructure applications.

Our software offerings extend the reach and utility of our hardware platforms. In addition to Superstaq, which also supports non-Infleqtion backends, we have developed CML, a proprietary software tool that enhances the performance of AI workloads by improving inference behavior for long context window datasets and is compatible with both classical GPU and quantum computing environments. Benchmarking has demonstrated that CML achieves >10x memory savings versus Transformer technology, by using quantum data carriers rather than classical bits as underlying memory.

Taken together, our technology approach emphasizes modularity, interoperability, and end-to-end control. Its systems are designed to meet today’s deployment requirements while providing a scalable path to next-generation, fault-tolerant quantum infrastructure.

Customers and Strategic Relationships

We serve a global and growing customer base that spans government, national security, research, and commercial sectors. Our systems and technologies are deployed across multiple high-value domains, including:

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National Security and Defense: We have delivered quantum sensing systems and R&D programs to U.S. government agencies including the Department of War, Department of Energy, NASA, DARPA, the U.S. Air Force, U.S. Navy, U.S. Space Force, and the U.S. Army. These engagements cover precision timing, contested RF environments, inertial sensing, and CML. Notable examples include an approximately $11 million APFIT (Accelerate the Procurement and Fielding of Innovative Technologies) award to deploy rack-mounted Tiqker optimal atomic clocks for mission-critical use cases, and a $20.0 million contract for the initial phase of NASA’s QGG (Quantum Gravity Gradiometer) Pathfinder program, in which we are the prime sensor developer and integrator for this groundbreaking space-based gravity sensor. We also maintain similar relationships with defense entities in the UK and Australia.

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Quantum Research Infrastructure: In the UK, we delivered our Sqale neutral atom quantum computer as part of the National Quantum Computing Centre (NQCC) testbed program. This system is currently the largest quantum computer in the UK and supports the UK government’s strategic goal of reaching a 100-qubit platform in 2025.

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International Research Institutions: We are the only foreign quantum computing partner selected by Japan’s Science and Technology Agency (JST) to participate in the Quantum Moonshot program. A quantum processor designed to process 529 physical qubits was delivered to the Institute for Molecular Sciences, further solidifying our global position in neutral atom computing.

Our growth is supported by a network of high-impact strategic relationships, including:

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Commercial Relationships: We maintain collaborative development and go-to-market relationships with defense prime contractors including SAIC, L3Harris, Safran and QinetiQ. These relationships extend our reach into defense supply chains and support co-development of mission-oriented systems.

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Advanced Computing Collaborations: We have partnered with NVIDIA in the context of hybrid quantum-classical computing, CML and quantum error correction algorithms. We have also collaborated with the J.P. Morgan Chase Global Technology Applied Research Team on quantum algorithm efforts.

•	Distribution Partners: We maintain various distribution agreements to expand access quantum instrumentation in the United States, UK, Europe, Japan and Australia.

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Public Sector and Grant Programs: Our DOE-backed programs include funding for Superstaq platform development and broader software optimization efforts. These initiatives highlight the U.S. Department of Energy’s support for our software strategy and hybrid compute vision.

These customer and partner relationships are not only sources of revenue and validation, but also accelerate product development, provide sustained market access, and support rapid scaling of both sensing and computing platforms.

Sales & Marketing

Our go-to-market strategy focuses on engagement with high-value government, national security, and commercial customers, both directly and through strategic integrator partnerships. This approach has enabled early adoption of our quantum sensing and computing technologies in mission-critical domains and establishes a foundation for long-term procurement, scaling, and embedded system deployment.

Sales efforts are concentrated on customers in the United States, United Kingdom, Australia, and other allied nations. We maintain deep relationships with defense agencies, research institutions, and academic partners through funded R&D programs, technology demonstrations, and prototype deployments. These engagements create pathways for commercial transition of core platforms such as Tiqker and Sqale, anchoring them within structured procurement cycles and national security modernization efforts.

We also engage in targeted strategic partnerships with major defense contractors. For example, we and L3Harris announced a joint effort in December 2023 to transition the SqyWire quantum RF sensor from lab prototype to operational deployment under a classified U.S. Department of War program. This system was successfully demonstrated at the U.S. Army’s C5ISR NetModX23 event, supporting our maturation for use in contested RF environments.

To expand reach into research and academic markets, we leverage distribution partners. We have signed multiple distribution agreements with multiple distributors to distribute our Quantum Cores product line throughout the United States, UK, Europe, Australia, and Japan providing high-precision components to a growing base of quantum researchers.

We support awareness and market visibility through active participation in quantum and defense industry conferences, technical webinars, field trials, and focused press campaigns. Our leadership has outlined our technology roadmap and global expansion plans via public forums, emphasizing scalability, performance validation, and commercial readiness.

To support growth in sales and delivery capacity, we have invested in senior leadership, regional go-to-market talent, and vertically integrated manufacturing. In the future, we may determine to partner with third-parties or otherwise outsource certain aspects of our manufacturing to third-parties as we scale our commercial business.

Government Regulation

We are subject to U.S. and international regulations on export controls, dual-use technologies, and sensitive research. We maintain robust compliance practices for handling classified projects and protected data. Our quantum sensing products may be subject to International Traffic in Arms Regulations (ITAR) or Export Administration Regulations (EAR) restrictions depending on application.

Data Protection

In the ordinary course of our business, we process personal and sensitive data. Accordingly, we are, and may in the future become, subject to numerous data privacy and security obligations, including federal, state, local, and foreign laws, regulations, guidance, and industry standards related to data privacy, security, and protection. Such obligations may include, without limitation, the Federal Trade Commission Act, the European Union’s General Data Protection Regulation 2016/679 (EU GDPR), the EU GDPR as it forms part of United Kingdom (UK) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (UK GDPR), and Australia’s Privacy Act. Several states within the United States have enacted or proposed data privacy laws. Additionally, we are, or may become, subject to various U.S. federal and state consumer protection laws which require us to publish statements that accurately and fairly describe how we handle personal data and choices individuals may have about the way we handle their personal data.

We expect that there will continue to be new or changing laws, regulations, and industry standards concerning privacy, data protection, and information security proposed and enacted in the jurisdictions in which we operate. Such new or revised laws could impact our current and planned practices or business activities; they may also impact the computing services and software industry platforms and data providers we utilize, and thereby indirectly impact our business. Laws affording individuals expanded privacy protections and control over their personal data may require us to modify our data processing practices and policies, and to incur substantial costs and expenses in an effort to comply.

See the section entitled “Risk Factors—Risks Related to Infleqtion—Risks Related to Compliance with Law, Government Regulation and Litigation —We and the third parties with whom we work are subject to stringent and evolving U.S. and foreign laws, regulations and rules, contractual obligations, industry standards, policies and other obligations related to data privacy and security. Our (or the third parties with whom we work) actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation (including class claims) and mass arbitration demands; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences,” for additional information about the data protection laws and regulations to which we are and may become subject and about the risks to our business associated with such laws and regulations.

Food and Drug Administration

We are subject to registration and reporting requirements with the FDA for Tiqker, as an electronic product, prior to commercialization.

Environmental Regulations

We are subject to numerous federal, state, provincial, local, and international environmental laws and regulations, including requirements regarding the protection of the environment and human health. There are significant capital, operating, and other costs associated with compliance with environmental laws and regulations related to solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. In addition, various authorities also regulate health, safety, and permitting. Laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to make material changes to our operations, resulting in significant increases in the cost of production.

Competition

We are uniquely positioned as the only company developing and commercializing quantum solutions across the sensing, computing, and software markets.

Quantum Sensing

Our quantum sensing portfolio, including Tiqker (optical atomic clocks), Sqywire (RF sensing) and eXaqt (inertial/gravitational sensing), competes with both traditional sensing equipment manufacturers and quantum sensor startups. In the RF sensing space, we compete with a broad range of classical antenna and receiver systems. However, these conventional technologies are vulnerable to jamming or spoofing, limited by antenna size, and often struggle in non-line-of-sight or denied environments. In the timing market, Infleqtion competes with incumbent suppliers of atomic clocks and time synchronization solutions. These include Microchip Technology, SiTime, Safran Electronics & Defense, and Oscilloquartz, which offer atomic clocks, rubidium standards, and GPS-disciplined oscillators. These traditional solutions are widely deployed in telecommunications, defense, and aerospace platforms, and are considered the industry baseline for SWaP constrained environments. However, optical atomic clocks offer 100 — 1,000 times greater timing performance than conventional atomic clock technologies. Tiqker competes in this market by offering a room-temperature architecture that achieves short-term frequency stability approaching that of hydrogen masers, but in a compact, ruggedized package. Unlike legacy atomic clocks, which are optimized for hold-over but have significant limitations in phase noise and drift, Tiqker is designed for environments where GPS signals are unavailable or compromised, offering enhanced performance in contested and navigation-denied scenarios. This positions us as a next-generation alternative for timing-critical missions in aerospace, defense, and space applications.

Quantum Computing

Compared to competing qubit modalities, our neutral atom architecture offers advantages in qubit layout flexibility, connectivity, and scalability without requiring cryogenics. Key competitors include IonQ (trapped ion), IBM and Rigetti (superconducting circuits), and PsiQuantum (photonic qubits). As of December 2025, we were one of the few companies to have demonstrated two or more logical qubits on a neutral atom platform, with a 99.73% CZ gate fidelity and a 1,600 trapped atom array.

Compared to trapped ion and superconducting approaches, our room-temperature neutral atom architecture offers advantages in qubit layout flexibility, connectivity, and scalability without requiring cryogenics. Photonic systems, while promising for networking, currently face challenges in demonstrating high-fidelity two-qubit gates. Our ability to configure qubit geometries dynamically via optical tweezers enables re-programmability and algorithm-specific performance optimization.

Software

We also compete in the quantum software and middleware layer, particularly through our Superstaq platform. Superstaq differentiates through tight integration with our hardware and demonstrated cross-platform compatibility with multiple quantum backends, supporting both hybrid workflows and hardware-aware compilation.

Intellectual Property

Our IP strategy emphasizes protecting core inventions while enabling strategic collaboration. We rely on a combination of the intellectual property protections afforded by patent, copyright and trademark laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. We also maintain trade secrets and proprietary designs across hardware and firmware layers. We pursue patent protection only when it is consistent with our overall strategy for safeguarding intellectual property.

In addition, we seek to protect our intellectual property rights through non-disclosure and invention assignment agreements with our employees and consultants and through non-disclosure agreements with business partners and other third parties. We have accumulated a broad patent portfolio, both owned and exclusively licensed, across a range of technological fronts that relate to our systems and will continue to protect our inventions in the United States and other countries. Our patent portfolio is deepest in the area of neutral atom systems, quantum cores and sensing techniques. Our trade secrets are primarily related to our sensing and quantum computing efforts.

As of December 12, 2025, we held 115 issued patents and 121 pending applications. Our issued patents expire between 2025 and 2043.

We pursue international registration of our domain names and trademarks. We are the registered holder of a variety of domain name registrations, including “infleqtion.com.” As of December 12, 2025, we had nine registered U.S. trademarks, 15 foreign registered trademarks, and four pending U.S. trademark applications. Our trademark registrations include “Infleqtion” and “ColdQuanta.”

Non-Exclusive License Agreement with the University of Colorado

In February 2012, we entered into a non-exclusive license agreement with the Regents of the University of Colorado (the “Non-Exclusive CU License Agreement”), as amended. Under the Non-Exclusive CU License Agreement, we are granted a non-exclusive, worldwide license, in all fields to (a) make, use, sell, offer for sale, lease and import products and processes that would infringe certain licensed patents co-owned with, or solely owned by, SRI International, Inc. listed in the Non-Exclusive CU License Agreement, and (b) use CU’s know how related to such patents. The license grant in the preceding sentence is exclusive as to CU’s interests in the patents listed in the Non-Exclusive CU License Agreement. The Non-Exclusive CU License Agreement is predicated on an inter-institutional agreement, pursuant to which the CU obtained the right to grant us the licenses under the Non-Exclusive CU License Agreement from SRI International, Inc.

The Non-Exclusive CU License Agreement provides us rights to the listed patent portfolio subject to (a) reserved rights for CU to for its own research and education (b) SRI International’s rights to the patents, and (c) U.S. Government rights under the Bayh-Dole Act and other regulations. The Non-Exclusive CU License Agreement remains in force until the expiration of the last to expire patent.

We are obligated to use commercially reasonable efforts to bring products that utilize the patents to market, including maintaining a diligent development and marketing program throughout the life of the agreement. We must also submit quarterly royalty reports, maintain accurate books and records for at least three years, permit audits, mark products with appropriate patent notices, comply with applicable export and other laws and regulations, indemnify CU and SRI International, and maintain general liability/product liability insurance on commercially reasonable terms. We are also responsible for reimbursing all patent costs, and all future patent costs billed by CU.

We may terminate the Non-Exclusive CU License Agreement at any time upon 60 days’ written notice if we pay amounts due, submit a final report, return confidential materials, and suspend use and sales (subject to a 90-day sell-off for inventory while continuing reporting and payments). CU may terminate for our breach of the Non-Exclusive CU License Agreement if we do not cure such breach within ninety (90) days’ notice from CU (or thirty (30) days in the case of delinquent payment) or if we enter bankruptcy proceedings.

In consideration for the rights granted under the Non-Exclusive CU License Agreement, we will pay a royalty on net sales in the low single digits, with royalties on sales to the government fluctuating by a single digit percentage, depending on volume, and a sublicense revenue percentage share in the low double digits for sublicenses.

Exclusive License Agreement with the University of Colorado

In June 2021, we entered into an exclusive license agreement with the Regents of the University of Colorado (the “Exclusive CU License Agreement”). Under the Exclusive CU License Agreement, we are granted (a) an exclusive (subject to standard carve-outs), worldwide, sub-licensable license, in all fields, to (a) make, have made, use, sell, offer for sale, render, and practice products, services, and processes that would infringe the licensed patents listed in the Exclusive CU License Agreement; (b) reproduce, sell, distribute, and make derivative works of the computer control software described in the agreement; and (c) reproduce, modify, distribute, transmit, create derivative works from, publicly display, and publicly perform any derivative works of the software described in clause (b) created by CU.

The Exclusive CU License Agreement provides us with exclusive rights to the listed patent portfolio in all fields, subject to (a) reserved rights for CU and other non-profit employers of the inventors and authors of the licensed patents and software and other research institutions to use the inventions for research, education, clinical, and non-commercial purposes, and (b) U.S. Government rights in federally funded intellectual property under the Bayh-Dole Act and other regulations. The Exclusive CU License Agreement remains in force until the expiration or abandonment of the last licensed patent or application. CU may convert our exclusive right to the patents and software at its reasonable discretion if we cease to continue to operate its material business, does not use commercially reasonable efforts to develop the licensed patents or meet certain milestones, or stop selling products that utilize the patents for two consecutive quarters.

We are obligated to use commercially reasonable efforts to develop, manufacture, market, and sell licensed products, meet specified diligence milestones (including financing, prototype development, and sales targets), submit annual diligence reports and quarterly royalty reports, maintain accurate books and records subject to audit, mark products with patent notices, indemnify CU, maintain specified insurance coverage, and comply with all applicable laws and regulations, including export controls. We are also responsible for all patent prosecution and maintenance costs.

We may terminate the Exclusive CU License Agreement at any time upon 60 days’ written notice, provided all outstanding payments and reports are made, and confidential information is returned. CU may terminate the Exclusive CU License Agreement for our breach of the Exclusive CU License Agreement if we do not cure such breach within sixty (60) days’ notice from CU (or thirty (30) days in the case of delinquent payment).

In consideration for the rights granted under the Exclusive CU License Agreement, we paid a $130,000 license fee, and will pay annual license maintenance fees (creditable against royalties), a royalty on net sales of non-software products in the low single digits, with royalties on sales to the government fluctuating by a single digit percentage, depending on volume, a royalty on net sales of licensed software products in the mid-single digits, and a sublicense revenue percentage share in the low double digits for sublicenses (with higher rates for sublicenses executed in the first or second year).

Exclusive License Agreement with the University of Wisconsin

In October 2019, we entered into an exclusive license agreement with the Wisconsin Alumni Research Foundation (“WARF”) (the “WARF License Agreement”). Under the WARF License Agreement, we are granted an exclusive (subject to standard carve-outs), worldwide, sub-licensable license, in all fields, to make, have made, use, have used, offer for sale, sell, have sold, and import products and services that would be covered by the patents listed in the WARF License Agreement.

The WARF License Agreement provides us with exclusive rights to the listed patents, subject to (a) WARF’s reservation to grant non-profit research institutions and governmental agencies non-exclusive rights to practice the inventions for non-commercial research and to allow publication, and (b) U.S. Government rights in federally funded inventions. The WARF License Agreement remains in effect from the effective date until the earliest of the termination of the agreement, the absence of any pending, enforceable, or appealed patents anywhere, or the payment of earned royalties ceases for more than one calendar year after payments have begun. WARF may terminate or convert our exclusive rights to non-exclusive at WARF’s option upon 90 days’ notice if (i) we fail to have a quantum computing hardware product available for purchase by the commercial marketplace by December 31, 2026 or (ii) cumulative product sales of our cloud-based services does not exceed a specified dollar amount on or before December 31, 2026.

We are obligated to use commercially reasonable efforts to diligently develop, manufacture, market, and sell products. We must mark products with appropriate patent notices, indemnify WARF, the University of Wisconsin-Madison, and the inventors against third-party claims arising from products and activities, maintain appropriate liability insurance naming them as additional insureds, and ensure U.S. manufacture of products where required absent a federal waiver.

We may terminate the WARF License Agreement at any time upon 90 days’ written notice stating the reasons for termination. WARF may also terminate for uncured payment/reporting defaults (including failure to pursue development with commercially reasonable efforts), other uncured material breaches, or insolvency/bankruptcy, with post-termination accounting required and pro-rated minimum royalties due for the year of termination.

In consideration for the rights granted under the WARF License Agreement, we paid a $50,000 license fee, and will pay an earned royalty in the low single digits on the net sales of products, including a pass-through of sales-based royalties on sublicensee sales, a sublicense consideration percentage in the mid double digits for sublicenses executed on or before December 31, 2022 and a low double digit percentage thereafter, and annual minimum royalties per calendar year, first due for calendar year 2026 and creditable against that year’s earned royalties.

Recent Sales of Unregistered Securities

Since December 29, 2022, Infleqtion has issued the following securities that were not registered under the Securities Act:

Issuances of Options to Purchase Common Stock and Common Stock Issued Upon Exercise of Options

From December 29, 2022 through the date of this registration statement, Infleqtion, under its 2017 Stock Incentive Plan (the “Plan”), granted options to purchase an aggregate of 65,646,604 shares of Infleqtion’s common stock to certain of its employees, consultants and directors, having exercise prices ranging from $0.23 to $0.58 per share.

From December 29, 2022 through the date of this registration statement, Infleqtion issued to certain of its employees, consultants and directors an aggregate of 11,609,674 shares of its common stock at a per share price ranging from $0.07 to $0.58 per share pursuant to exercises of options under the Plan for an aggregate purchase price of $2,220,920.

The offers, sales and issuances of the securities described in the preceding paragraphs were deemed to be exempt from registration either under Rule 701 promulgated under the Securities Act (Rule 701), in that the transactions were under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2). The recipients of such securities were Infleqtion’s employees, directors or consultants and received the securities under the Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about Infleqtion.

Issuances of Convertible Preferred Stock

2024 SAFE Financing

In multiple closings from April 2024 through May 2024, Infleqtion issued and sold to investors in a private offering Simple Agreements for Future Equity (the 2024 SAFEs) for an aggregate principal amount of $23,988,097.56.

Series C Financing

In multiple closings from December 2024 through May 2025, Infleqtion issued and sold to investors in a private offering an aggregate of 60,399,952 shares of Infleqtion Series C preferred stock at a purchase price of $1.2340 per share, for aggregate consideration of approximately $74,533,540. In connection with the initial closing of the Series C financing, all of the 2024 SAFEs converted into 22,869,771 shares of Infleqtion Series C-1 preferred stock at a conversion price of $1.0489 per share.

Manufacturing

Our manufacturing capabilities are vertically integrated, as we develop and manufacture the critical quantum hardware, components and technology in house and manage production planning across facilities to support customer and program requirements. We maintain manufacturing and integration capabilities across both our Boulder, Colorado and Oxford, United Kingdom facilities. We manufacture Quantum Core, which we both sell as a standalone product line and use as the foundational building block used across our product offerings, at our Colorado facility and certain Quantum Cores-family systems at our Oxford facilities. We conduct system integration and related test activities primarily at our Colorado and Oxford facilities, and both locations support subsystem assembly, final system assembly and integration, calibration, testing and shipping for our quantum RF sensors, computing and Tiqker products. We have flexibility in our manufacturing process in that we have the ability to shift production of components across facilities to the extent needed with the purchase of additional equipment and personnel training.

Human Capital Resources

Our employees are critical to our success. As of December 12, 2025, we had 201 employees, of which 199 were full-time employees, including over 158 physicists and engineers working within quantum technology. Approximately 55% of our employees are based in the greater Denver, Colorado metropolitan area. We also engage a small number of consultants and contractors to supplement our permanent workforce. A majority of our employees are engaged in research and development and related functions, with approximately 79% of our employees holding advanced engineering and scientific degrees, including many from the world’s top universities.

To date, we have not experienced any work stoppages and maintain good working relationships with our employees. None of our employees are subject to a collective bargaining agreement or are represented by a labor union at this time.

Facilities

We currently lease facilities in the United States, the United Kingdom and Australia. Our corporate headquarters are located in Louisville, Colorado, where we lease approximately 20,000 square feet of space under an agreement that expires in 2030. Most of the facility is used for corporate offices, research and development and manufacturing. In addition to our corporate headquarters, and we also maintain additional R&D and manufacturing operations in Chicago, Illinois; Madison, Wisconsin; Boulder, Colorado; Oxford, United Kingdom; and Melbourne, Australia. We believe these facilities are adequate to meet our current ongoing needs and anticipate we will be able to obtain additional space as needed under commercially reasonable terms.

Legal

From time to time, we may become involved in legal proceedings relating to claims arising from the ordinary course of business. Our management believe that there are currently no claims or actions pending against us, the ultimate disposition of which could have a material adverse effect on our results of operations, financial condition or cash flows.

INFLEQTION’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of ColdQuanta, Inc. (“Infleqtion”, “the Company”, “we,” “us” and “our”) should be read together with our unaudited financial statements as of September 30, 2025 and for the nine months ended September 30, 2025 and 2024, and our audited financial statements for the years ended December 31, 2024 and 2023, together with the related notes thereto, appearing elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Information about Infleqtion” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of our control. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this proxy statement/ prospectus.

Overview

Our vision is to harness the power of quantum to expand human potential. We are developing and commercializing quantum technology products as part of a full-stack platform, which currently includes offerings such as: quantum sensing, quantum computing and software. Our quantum-enabled solutions are focused on addressing the world’s most pressing challenges, with technologies actively deployed across a number of sectors today, including defense and security, AI, energy optimization, space and frontier, materials discovery and cybersecurity. Our approach is grounded in an integrated quantum technology stack, from foundational technology to advanced hardware and propriety software, all built on neutral atoms, nature’s ideal qubits, which enable an adaptable, scalable and high-fidelity path to quantum advantage across multiple applications.

Today, our high-performance quantum clocks and quantum RF sensors are already delivering quantum advantage. We are also pioneering the development of next-generation quantum inertial and gravimetric sensors for GPS-denied environments, including in space and underwater. Our sensing and timing products are designed to function outside laboratory settings and are targeted for real-world deployment. These products are complemented by our flagship quantum computing system, Sqale, a room-temperature quantum computer with demonstrated high fidelity (99.73% controlled-Z (“CZ”) gate) and the industry’s largest neutral atom array outside of a research institution. Our quantum sensors and computers are supported by our proprietary software, Superstaq, which serves as a control panel for future hybrid quantum-classical workflows. In addition, we have developed CML software, based on quantum physics principles, that significantly amplifies AI performance today on classical graphics processing units (“GPUs”).

We work with a diverse set of customers and strategic partners globally, serving organizations in national security, critical national infrastructure, scientific discovery and advanced computing sectors. Our partners and customers include the U.S. Department of War, DARPA, NASA, SAIC, Lockheed Martin, NVIDIA and the UK National Quantum Computing Centre. We generate revenue today through multiple channels and are scaling a global pipeline of strategic engagements.

We operate our business as a single operating and reportable segment. This determination is based on how the chief operating decision maker (“CODM”), our Chief Executive Officer, manages the business for the purpose of assessing performance and resource allocation.

Recent Developments

The Merger Agreement

On September 8, 2025, Infleqtion entered into an Agreement and Plan of Merger and Reorganization (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”) with Churchill Capital Corp X (“CCX”), AH Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned subsidiary of CCX (“Merger Sub I”), and AH Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of CCX (“Merger Sub II,” and, together with Merger Sub I, “Merger Subs”). The Merger Agreement, among other things and subject to the terms and conditions contained therein, provides for (a) the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”), and (b) following the Domestication, the merger of Merger Sub I with and into Infleqtion, with Infleqtion continuing as the surviving corporation, and immediately thereafter, the merger of such surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly owned subsidiary of CCX (collectively, the “Mergers,” and together with the Domestication and the other transactions contemplated by the Merger Agreement and the related agreements, the “Transactions” or the “business combination.” In connection with the business combination, CCX will change its name to “Infleqtion, Inc.”

While the legal acquirer in the Merger Agreement is CCX, for financial accounting and reporting purposes under GAAP, Infleqtion will be the accounting acquirer, CCX will be treated as the “acquired” company, and the business combination will be accounted for as a “reverse recapitalization.” In accordance with this accounting method, the business combination will be treated as the equivalent of Infleqtion issuing stock for the net assets of CCX, accompanied by a recapitalization. The net assets of CCX will be stated at historical cost, which are expected to approximate fair value, with no goodwill or other intangible assets recorded, and operations prior to the business combination will be those of Infleqtion.

Upon the completion of the business combination, Infleqtion will become the successor registrant with the SEC, which means that Infleqtion’s financial statements for previous periods will be presented in future periodic reports filed with the SEC. The most significant change to Infleqtion’s financial position is expected to be an estimated increase in cash of approximately $89.6 million, assuming maximum redemptions from CCX’s shareholders (assuming approximately 100% of public shares redeemed), or approximately $509.2 million assuming no redemptions of CCX’s public shares, in each case including up to $126.5 million in gross proceeds from the PIPE Investment. Total direct and incremental transaction costs of CCX and Infleqtion related to the business combination are estimated at approximately $37.2 million.

On May 15, 2025, CCX consummated its initial public offering (the “CCX IPO”) of 41,400,000 units (the “CCX public units”), including 5,400,000 CCX public units under the underwriters’ over-allotment option. Each CCX public unit consists of one Class A ordinary share of CCX, par value $0.0001 per share, and one-quarter of one redeemable warrant of CCX (each, a “CCX public warrant”), with each whole CCX public warrant entitling the holder thereof to purchase one Class A Ordinary Share for $11.50 per share. The CCX public units were sold at an offering price of $10.00 per unit, generating gross proceeds to CCX of $414,000,000. Simultaneously with the consummation of the CCX IPO and the exercise of the underwriters’ over-allotment option, CCX consummated the private placement of 300,000 units to the Sponsor at a price of $10.00 per unit. As of September 30, 2025, there are an aggregate of 10,425,000 CCX Warrants outstanding, which includes 75,000 CCX private placement warrants and 10,350,000 CCX public warrants.

In addition, as a consequence of being a public company, we will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company including, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased audit and legal fees. Additionally, as a result of the business combination, we expect to incur stock-based compensation charges in the amount of approximately $1.1 million due to the acceleration of vesting of certain awards granted to our CEO.

Acquisition Activities

On January 25, 2024, Infleqtion acquired 100% of the equity of Morton Photonics, Inc. (“Morton Photonics”) in exchange for total consideration of $3.9 million (the “Morton Acquisition”). Morton Photonics developed advanced silicon photonics-based component and sub-system technologies that enable microwave photonics and sensing systems and applications of these technologies in government and commercial systems. The company also developed ultra-low noise semiconductor lasers, from commercially available discrete lasers with world-leading performance to fully integrated silicon photonics versions on multiple fabrication platforms, currently being optimized for operation at quantum wavelengths. These critical technologies were planned to drive photonic innovations and help develop our quantum radio frequency products and photonics and have implications for automotive LIDAR and 5G networks.

On January 26, 2024, Infleqtion acquired a photonic patent license from SiNoptiq, Inc. (“SiNoptiq”) in exchange for total consideration of $9.4 million. SiNoptiq specialized in delivering leading photonics performance with its ultra-low loss silicon nitride platform. As silicon nitride is a critical foundational platform for quantum applications, enabling high-performance photonic lasers and the application of photonics to quantum solutions from the visible to the mid-infrared, this acquisition was planned to position us to integrate lasers, photonic, and atomic systems with our sensors and quantum computers, as well as bolster the quantum supply chain.

Subsequent to the Morton and SiNoptiq acquisitions, in the first quarter of 2024, Infleqtion determined that it would not further invest in the commercialization of the photonics business represented by the Morton Acquisition and thus it would not be integrated as originally planned. Given the same change in strategic direction, management determined that the intangible assets arising from the SiNoptiq asset acquisition and intangible assets acquired in the Morton acquisition no longer have substantive future economic benefits. As a result, during the year ended December 31, 2024, we recorded an impairment charge of $1.5 million, equal to the full carrying amount of the goodwill recognized in connection with the Morton Acquisition, as well as intangible asset impairments of $11.6 million associated with these acquisitions.

Contract Awards and Significant Funding

Contract Awards

In September 2025, NASA awarded us a $17.0 million contract modification, bringing the total contract value to $20.0 million, for the development of a Quantum Gravity Gradiometer (“QGG”) for space deployment in the initial phase of NASA’s QGG Pathfinder program, for which we are the prime sensor developer and integrator for this groundbreaking space-based gravity sensor.

In March 2025, the U.S. Army awarded us a $2.0 million contract related to its Linchpin AI program. This award significantly expands our pipeline for our contextual machine learning technology stack.

In March 2025, we announced that we were awarded $6.2 million in funding for the first quantum technology award under the U.S. Department of Energy’s Advanced Research Projects Agency-Energy to develop quantum-enhanced solutions for energy grid optimization.

In September 2024, we were awarded $11.0 million in funding from the U.S. Department of War as part of the APFIT program. This award will support our work with Tiqker at the forefront, driving advancements in precision timing solutions—critical for enhancing military operational readiness, secure communications and mission success in contested environments. Collectively, this funding will support a range of defense areas, including assured communications, GPS-denied navigation, anti-spoof timing and synchronization for emerging technologies.

Funding

In May 2025, we completed the final Series C convertible redeemable preferred stock offering with aggregate gross proceeds of approximately $100 million. The total raised includes $24.0 million in SAFEs issued in 2023 and 2024 that were converted into 22,869,771 shares of Series C-1 convertible redeemable preferred stock on December 27, 2024. The round was backed by a blend of strategic and institutional investors, including Glynn Capital, Counterpoint Global (Morgan Stanley), S32, and SAIC (who also entered into a go-to-market partnership with us). We are utilizing the proceeds to scale our quantum computing, sensing and precision timing systems, accelerating the deployment of field-ready solutions across defense, aerospace and national-security domains, and for general corporate purposes.

Strategic Partnerships

In December 2025, we announced our strategic partnership with Safran Electronics & Defense (“Safran”) to advance quantum-enabled precision timing solutions for critical global infrastructure. Integrating our Tiqker quantum optical clock technology with Safran’s trusted synchronization systems enables a GPS-independent timing architecture designed to withstand the most challenging environments. Through this partnership, we are advancing quantum innovation to transform mission-critical operations across defense, aerospace, and telecommunications, establishing a new benchmark for secure, resilient, and ultra-precise timing capabilities.

In October 2025, we announced a groundbreaking partnership with NVIDIA to deploy a NVQLink-enabled quantum supercomputing system at the Illinois Quantum & Microelectronics Park. Through this partnership, we are integrating our Sqale quantum computers with NVIDIA’s GPU-accelerated systems via NVQLink, creating a unified architecture that enables real-time hybrid quantum–classical computing. This collaboration unlocks new possibilities in materials science, clean energy, secure communications, and artificial intelligence, while addressing critical scalability challenges for quantum computing.

In June 2025, we announced a new go-to-market partnership with SAIC, a leading mission integrator that provides advanced technology solutions to solve and support mission-critical needs across military, intelligence and government agencies. Through this partnership, we are expanding the deployment of quantum sensing technologies, including atomic clocks, quantum RF communication and inertial sensing, into defense and aerospace applications.

Trends and Key Factors Affecting Performance

Our business is supported by upward trending topline growth, demonstrated by our revenue of $21.7 million for the nine months ended September 30, 2025 compared to $19.6 million for the nine months ended September 30, 2024. Additionally, we have over $300 million of identified pipeline, which represents potential customers identified as sales targets that are not yet under contract. The recent issuance of our Series C convertible redeemable preferred stock has bolstered our financial position, providing us with proceeds to scale our quantum computing, sensing and precision timing systems, accelerating the deployment of field-ready solutions across defense, aerospace and national-security domains, and for general corporate purposes. This influx of capital enhances our ability to innovate our product offerings and expand into additional market opportunities, providing a foundation for sustained long-term growth. The following represent key trends and factors affecting our performance.

Technology Milestones

Many of our contracts with customers are dependent on our ability to demonstrate the technological feasibility of our products and services, as well as research and development of technology for clocks, quantum hardware and software, and materials science applications. These milestones include demonstrating materials science applications for high-fidelity quantum simulations, released CML capabilities to optimize hybrid quantum-classical workflows, and expanding our portfolio of deployable Tiqker optical clocks for military and aerospace customers. We risk the potential that our technology may become obsolete, as advancements in quantum computing occur rapidly, necessitating additional investments. Additionally, integrating new technologies into our existing capabilities creates additional risks, such as compatibility with existing systems. Our business is dependent on our ability to achieve technological milestones while navigating these risks effectively.

Across our technology organization, generative AI (“GenAI”) adoption has significantly enhanced productivity, particularly for software engineering as many of the mechanical aspects of software development have been replaced or accelerated by GenAI tooling, dramatically reducing the time required to complete repetitive, manual processes. In other less mechanical software development areas of our business which are deeply grounded in scientific research, GenAI serves as an accelerant.

Government Funding

A significant portion of our business is conducted with various governments, including agencies of the U.S., UK, Australian and Japanese governments. Changes in government spending levels and the timely funding thereof could impact our financial performance. The long-term outlook for our business is influenced by government funding priorities, the diversity of our programs and customers, and our ability to evolve our products and services and successfully execute on our contracts. Strong international demand for our products and services presents opportunities for our business, particularly in the United Kingdom.

During the year ended December 31, 2024, 36%, 32%, and 12% of total revenue is attributable to customers related to the UK government, the U.S. government and the Japanese government, respectively. While three of our UK government contracts, which together represented approximately 36% of our revenue for the fiscal year ended December 31, 2024, expired during 2025, we do not anticipate that the expiration of these contracts will have a material adverse impact on our operating results in the foreseeable future, as revenue from U.S. and Australian government contracts increased during 2025, which we expect will offset the reduction in revenue from the expired UK contracts. In addition, our government contracts typically involve defined phases or fixed terms, and it is common for individual contracts to expire as programs conclude or transition to new phases or follow-on arrangements. We expect that our ability to enter into new contracts and/or follow-on arrangements with government counterparties in future periods, including to offset expired or concluded contracts, will affect our ability to grow our revenue.

Partnership Opportunities

Our future growth depends in part on our ability to successfully identify and enter into strategic partnership opportunities. We have historically entered into partnerships with major technology companies and academic organizations to enhance our capabilities, improve operational efficiencies, increase supply chain resilience and expand our addressable market. We expect we will continue to explore and enter new academic and commercial partnership opportunities that we believe are complementary to our business.

Components of Results of Operations

Revenue

Our revenue is primarily derived from governmental contracts with the U.S. and allied government agencies and commercial contracts with research institutes and private companies primarily in the United States and Europe.

Product revenue

Product revenue from governmental contracts is primarily derived from development projects resulting in product prototypes or projects to custom engineer a completed product to the customer’s specifications. Product revenue from commercial contracts is derived from the sale of products to commercial customers, primarily UHV glass cells, magneto-optical traps, trapped ion devices, cold atom sources and quantum clocks. Revenues under governmental contracts are generally recognized over time as we satisfy our performance obligations based on the extent of progress towards contract completion and product revenue under commercial contracts is generally recognized at a point in time when we satisfy our performance obligations and control of the product transfers to the customer.

Service revenue

Service revenue is derived primarily from governmental contract revenue for research-related projects and commercial service revenue.

Other revenue

Other revenue is comprised primarily of other award revenue.

Cost of revenue

Cost of products

Cost of products primarily consists of labor, including direct labor and third-party specialist subcontractors, materials and equipment costs related to delivering our products, warranty expenses and an allocation of information technology costs, occupancy costs, and depreciation and amortization expense. Cost of products is recorded when the control of products is transferred to the customer.

Cost of services

Cost of services primarily consists of labor, materials and equipment costs related to delivering our services, and an allocation of information technology costs, occupancy costs, and depreciation and amortization expense. Cost of services is recorded as services are performed.

Research and development

Research and development expenses primarily consist of personnel-related costs, including salaries, benefits and stock-based compensation, costs of materials, costs of consultants and allocated facility costs associated with the research, engineering, design and development of our quantum computing technologies.

Selling and marketing

Selling and marketing expenses primarily consist of personnel-related costs, including salaries, commissions, benefits and stock-based compensation, for employees performing bid, proposal, marketing and sales functions as well as allocations of facility and consulting costs.

General and administrative

General and administrative expenses primarily consist of personnel-related costs, including salaries, benefits and stock-based compensation, for executive leadership and employees in legal, finance, accounting, and human resources, changes in contingent consideration, information technology and other administrative functions as well as allocated facility and consulting costs.

Impairment of assets and goodwill

Impairment of assets and goodwill includes impairment charges to write down goodwill, intangible assets and other long-lived assets primarily associated with previous acquisitions.

Grant income

Grant income includes income recognized from government grants, that are not accounted for as revenue from contracts with customers under ASC 606.

Interest income

Interest income, net consists primarily of interest earned on interest-bearing cash deposits and short-term, highly liquid investments.

Change in fair value of SAFE liabilities

Change in fair value of SAFE liabilities includes the fair value movement of our SAFE liabilities up to and including the date of settlement.

Change in fair value of contingent consideration

Changes in fair value of contingent consideration results from changes in the likelihood of the contingency becoming more or less probable over time.

Other, net

Other, net consists primarily of income from refundable research and development tax credits, interest expense related to borrowings and gains or losses resulting from fluctuations in exchange rates during the reporting period on unsettled transactions and outstanding balances with foreign subsidiaries, vendors or customers. Our exposure to foreign currency risk reflects our international operations and contracts, which are subject to changes in currency values.

Income tax expense

Income tax (benefit) expense consists of income taxes related to federal, state, and foreign jurisdictions in which we conduct business.

Results of Operations

Comparison of the nine months ended September 30, 2025 and 2024

The following table sets forth our statements of operations for the periods indicated:

	Nine months ended September 30,
(in thousands)	2025	2024	$ Change	% Change
Revenue
Product revenue	$15,987	$14,397	1,590	11%
Service revenue	5,687	5,184	503	10%

Total revenue	21,674	19,581	2,093	11%
Cost of revenue:
Cost of products	10,651	13,776	(3,125)	(23)%
Cost of services	2,939	1,828	1,111	61%

Total cost of revenue	13,590	15,604	(2,014)	(13)%

Gross profit	8,084	3,977	4,107	103%

Research and development	15,324	17,653	(2,329)	(13)%
Selling and marketing	1,163	2,695	(1,532)	(57)%

	Nine months ended September 30,
(in thousands)	2025	2024	$ Change	% Change
General and administrative	16,860	17,461	(601)	(3)%
Impairment of acquired assets	—	13,204	(13,204)	*
Grant income	(1,531)	(793)	(738)	93%

Loss from operations	(23,732)	(46,243)	22,511	(49)%
Other income (expense):
Interest income	1,855	961	894	93%
Change in fair value of SAFE liabilities	—	(363)	363	*
Change in fair value of contingent consideration	—	380	(380)	*
Other, net	842	(230)	1,072	(466)%

Total other income, net	2,697	748	1,949	261%

Loss before income taxes	(21,035)	(45,495)	24,460	(54)%
Income tax expense (benefit)	—	3	(3)	*

Net loss	$(21,035)	$(45,498)	$24,463	(54)%

*	not meaningful

Total revenue

Total revenue increased by $2.1 million, or 11%, to $21.7 million for the nine months ended September 30, 2025 from $19.6 million for the nine months ended September 30, 2024. The increase was primarily driven by $10.9 million in new contracts entered into late 2024 and early 2025 including $6.5 million related to our APFIT contract with the U.S. Department of War. Ongoing contracts increased revenue by $3.3 million including $1.7 million related to additional scope for a contract with NASA and $1.2 million related to contracts in Australia. The increases are offset by $12.0 million in projects which completed in 2024 or 2025 including $3.1 million related to contracts with the U.K. government, a $3.0 million decrease related to the initial phase of the Quantum Moonshot program with the Japan Science and Technology Association and $1.9 million related to a sensing contract with DARPA.

Cost of revenue

Cost of revenue decreased by $2.0 million, or 13%, to $13.6 million for the nine months ended September 30, 2025 from $15.6 million for the nine months ended September 30, 2024. The decrease was driven by a $2.4 million decrease in payroll and other compensation costs related to workforce reductions in August of 2024. The decrease was offset by the redeployment of resources from internal research and development projects to revenue generating projects.

Research and development

Research and development decreased by $2.3 million, or 13%, to $15.3 million for the nine months ended September 30, 2025 from $17.6 million for the nine months ended September 30, 2024, primarily driven by a $3.7 million decrease in payroll and other compensation costs attributable to workforce reductions in 2024 and a redeployment of resources from internal research and development projects to revenue generating projects. The decrease was partially offset by quantum computer depreciation of $0.9 million which began in the fourth quarter of 2024.

Selling and marketing

Selling and marketing decreased by $1.5 million, or 57%, to $1.2 million for the nine months ended September 30, 2025 from $2.7 million for the nine months ended September 30, 2024, primarily driven by a decrease in payroll and other compensation costs attributable to workforce reductions in 2024.

General and administrative

General and administrative decreased by $0.6 million, or 3%, to $16.9 million for the nine months ended September 30, 2025 from $17.5 million for the nine months ended September 30, 2024. The decrease was primarily driven by $4.8 million in labor costs related to the workforce reductions in 2024. The decrease was offset by an increase of $2.3 million in consultant fees and $2.0 million in contingent costs which will be paid subject to the achievement of certain milestones outlined in amendments to the equity purchase agreement associated with the Morton Acquisition.

Grant income

Grant income increased by $0.7 million, or 93%, to $1.5 million for the nine months ended September 30, 2025 from $0.8 million for the nine months ended September 30, 2024, primarily resulting from grants from US and UK governmental agencies in early 2025, including $0.5 million related to a grant from Innovate UK.

Impairment of assets and goodwill

Impairment of assets and goodwill amounted to $13.2 million for the nine months ended September 30, 2024, comprised of a goodwill impairment charge of $1.5 million related to the Morton Acquisition and aggregate intangible asset impairments of $11.6 million related to the Morton acquisition and the SiNoptiq asset acquisition which occurred during the nine months ended September 30, 2024. There was no impairment of assets or goodwill for the nine months ended September 30, 2025.

Interest income

Interest income increased by $0.9 million, or 93%, to $1.9 million for the nine months ended September 30, 2025 from $1.0 million for the nine months ended September 30, 2024, primarily driven by an increase in investments in government money market funds and marketable securities made with proceeds from offerings of our Series C redeemable preferred stock in December 2024 and the first half of 2025.

Change in fair value of SAFE liabilities

Change in fair value of SAFE liabilities amounted to $0.4 million for the nine months ended September 31, 2024 related to SAFE notes issued in December 2023 through May 2024. There were no fair value adjustments recorded during 2025 as the SAFE notes were converted into 22,869,771 shares of Series C redeemable preferred stock in December 2024.

Change in fair value of contingent consideration

Change in fair value of contingent consideration amounted to a $0.4 million gain for the nine months ended September 30, 2024 related to the derecognition of the contingent consideration liability related to the Morton Acquisition.

Other, net

Other, net increased by $1.0 million to $0.8 million for the nine months ended September 30, 2025 from a loss of $0.2 million for the nine months ended September 30, 2024. The increase is primarily related to income recognized from research and development tax credits and foreign currency remeasurement gains.

Comparison of the years ended December 31, 2024 and 2023

The following table sets forth our statements of operations for the periods indicated:

	Year ended December 31,
(in thousands)	2024	2023	$ Change	% Change
Revenue
Product revenue	$22,325	$6,732	$15,593	232%
Service revenue	6,511	4,218	2,293	54%

Total revenue	28,836	10,950	17,886	163%
Cost of revenue
Cost of products	17,571	4,326	13,245	306%
Cost of services	2,201	2,188	13	1%

Total cost of revenue	19,772	6,514	13,258	204%

Gross profit	9,064	4,436	4,628	104%

Research and development	22,303	33,824	(11,521)	(34)%
Selling and marketing	3,412	4,875	(1,463)	(30)%
General and administrative	23,875	22,871	1,004	4%
Impairment of acquired assets	13,539	—	13,539	*
Grant income	(1,057)	(1,337)	280	(21)%

Loss from operations	(53,008)	(55,797)	2,789	(5)%
Other income (expense):
Interest income	1,154	3,156	(2,002)	(63)%
Change in fair value of SAFE liabilities	(2,271)	—	(2,271)	*
Change in fair value of contingent consideration	380	—	380	*
Other, net	(21)	(125)	104	(83)%

Total other expense, net	(758)	3,031	(3,789)	(125)%

Loss before income taxes	(53,766)	(52,766)	(1,000)	2%
Income tax expense	(2)	—	(2)	*

Net loss	$(53,764)	$(52,766)	$(998)	2%

*	not meaningful

Total Revenue

Total revenue increased by $17.9 million, or 163%, to $28.8 million for the year ended December 31, 2024 from $10.9 million for the year ended December 31, 2023. This increase was primarily driven by $16.4 million related to an increase in awards of new fully-funded milestone-based government contracts driven by $9.4 million related to contracts in the UK including $8.5 million with government customers related to navigation, clocks and Sqale. The increase in new fully funded milestone-based government contracts also includes $5.4 million from contracts with the Department of War and the Japan Science and Technology Association. The increase was further driven by $0.7 million from commercial product sales in the UK and an increase of $0.6 million related to sales of quantum computing software.

Total Cost of revenue

Total cost of revenue increased by $13.3 million, or 204%, to $19.8 million for the year ended December 31, 2024 from $6.5 million for the year ended December 31, 2023. This increase was primarily driven by $7.5 million related to an increase in UK based sales, $2.7 million related to an increase in direct labor for government contracts as a result of an increase in staff utilization rates, $1.0 million related to an increase in overhead costs, and $0.7 million from the sale of quantum computer related equipment. These increases were partially offset by a decline of $0.1 million in materials costs.

Research and development

Research and development decreased by $11.5 million, or 34%, to $22.3 million for the year ended December 31, 2024 from $33.8 million for the year ended December 31, 2023, primarily driven by a decrease of $5.9 million in payroll and other compensation costs driven by workforce reductions in 2024 and a redeployment of resources from internal projects to revenue generating projects, a $2.4 million reduction in materials used in research and development and other research and development costs related to cost containment initiatives implemented in 2024, a $2.2 million reduction in subcontractor fees, a $0.3 million reduction related to the retirement of a quantum computer used for research and development activities in 2023, a $0.7 million decrease in facilities costs for 2024, and a $0.3 million decrease in employee relocation costs, partially offset by an increase of $0.6 million in depreciation and amortization expense.

Selling and marketing

Selling and marketing decreased by $1.5 million, or 30%, to $3.4 million for the year ended December 31, 2024 from $4.9 million for the year ended December 31, 2023, primarily driven by a decrease of $0.6 million in payroll and other personnel costs driven by workforce reductions in 2024, as well as a decrease of $0.8 million in marketing and other miscellaneous costs driven by cost containment initiatives implemented in 2024.

General and administrative

General and administrative increased by $1.0 million, or 4%, to $23.9 million for the year ended December 31, 2024 from $22.9 million for the year ended December 31, 2023, primarily resulting from an increase in compensation costs in the UK and an increase in stock-based compensation costs.

Impairment of assets and goodwill

Impairment of assets and goodwill amounted to $13.5 million for the year ended December 31, 2024 driven by a goodwill impairment charge of $1.5 million related to the Morton acquisition, aggregate intangible asset impairments of $11.6 million related to the Morton Acquisition and the SiNoptiq asset acquisition which occurred in 2024, the impairment of an operating lease right-of-use asset of $0.3 million. There were no material impairments during the year ended December 31, 2023.

Other income (expense)

Interest income

Interest income decreased by $2.0 million, or 63%, to $1.2 million for the year ended December 31, 2024 from $3.2 million for the year ended December 31, 2023, primarily driven by a decreasing balance of cash, cash equivalents, and marketable securities up until the Series C issuance in December 2024.

Change in fair value of SAFE liabilities

Change in fair value of SAFE liabilities amounted to $2.3 million for the year ended December 31, 2024 related to SAFE notes issued in December 2023 through May 2024 and the contractual 20% discount provided to the SAFE investors upon the conversion of the Series C preferred shares in December 2024. The SAFE notes were converted into 22,869,771 shares of Series C redeemable preferred stock on December 27, 2024. There were no fair value adjustments recorded during 2023 as there was not a material change in fair value of the SAFE notes from the initial issuance date of December 15, 2023 to the end of the year.

Liquidity and Capital Resources

We have incurred net losses and net cash used in operating activities since inception. Through September 30, 2025, we have funded our operations primarily through the issuances of convertible redeemable preferred stock and have raised gross proceeds of approximately $285.4 million. During the nine months ended September 30, 2025, we incurred net losses of $21.0 million. As of September 30, 2025, we had an accumulated deficit of $220.3 million. We expect to incur additional losses and higher operating expenses for the foreseeable future.

As of September 30, 2025, we had cash and cash equivalents of $24.9 million. Our cash and cash equivalents include cash in banks, checking deposits and money market funds. In addition, we had $51.4 million in highly liquid marketable securities. We believe that our cash and cash equivalents on hand as well as our available-for-sale securities as of September 30, 2025 will be sufficient to meet our working capital and capital expenditure needs for a period of at least 12 months from the date of this proxy statement/prospectus. However, this determination is based upon internal projections and is subject to changes in market and business conditions.

Our future capital requirements will depend on several factors, including our ability to attract and retain customers, the continuing market acceptance of our products and services, the introduction of new or upgraded products and services, expansion of sales and marketing activities, and overall economic conditions. Our primary short-term cash requirements are to fund working capital and operating lease obligations. Working capital requirements can vary significantly from period to period, particularly as a result of the timing of receipts and disbursements related to long-term contracts. Our medium-term to long-term cash requirements are primarily to invest in facilities, equipment, technologies, personnel, research and development, and strategic acquisitions. We could be required, or could elect, to seek additional funding through public or private equity or debt financings or other capital sources; however, additional funds may not be available on terms acceptable to us, if at all.

Our product roadmap benefits significantly from external funding sources to advance the technological roadmap across quantum sensing and quantum computing as technological advances in these areas are funded as cost of sales of the respective programs rather than through internal research and development. In addition, we invest aggressively in research and development across quantum sensing and quantum computing, including capital expenditures, business development, and engineering. In addition to the quantum computers in our technological roadmap, we also develop full-stack quantum computers and quantum computing test-beds to push the technological frontier of these programs, enabling advances in quantum computing architecture, integrated photonics and vacuum cell technologies, as well as improvements in gate fidelity and quantum error correction. We expect to continue to invest in research and development as a public company to fund these technological priorities and realize our goal of at-scale, fault-tolerant quantum computing.

In addition to our research and development efforts, we have historically invested in demonstration units that can be deployed in the field and showcased to customers in a variety of real-world, in-situ environments, such as Tiqker clocks for long-term testing and quantum radio frequency systems that can be used to demonstrate an array of use cases to a variety of potential end-customers. We have also historically pursued acquisitions to expand our capabilities, de-risk our technological roadmaps and readily scale resources. We expect that we will continue to make investments in strategic acquisition opportunities going forward.

Convertible Redeemable Preferred Stock

The following table sets out our convertible redeemable preferred stock issued and outstanding as of September 30, 2025 (in thousands, except share data):

	As of September 30, 2025
	Shares Authorized	Shares Issued and Outstanding	Amount	Aggregate Liquidation Preference
Series Seed	24,871,033	24,871,033	$6,526	$6,750
Series Seed II	27,499,984	27,499,984	10,411	10,450
Series A	101,515,976	101,515,976	36,658	36,830
Series B	113,956,319	113,956,319	112,145	115,962
Series B-1	32,419,574	32,419,574	32,990	20,813
Series C	60,777,953	60,399,952	71,728	74,534
Series C-1	22,869,771	22,869,771	26,351	23,988

Total Convertible Preferred Stock	383,910,610	383,532,609	$296,809	$289,327

Series Seed, Series Seed II and Series A Preferred Stock

The holders of our Series Seed, Series Seed II and Series A convertible redeemable preferred stock are entitled to receive non-cumulative cash dividends on a pari passu basis, in preference to holders of our common stock at a rate of 6% of the original issue price of the applicable series per year if and when declared by the Infleqtion Board. Each share of the Series Seed, Series Seed II and Series A convertible redeemable preferred stock is convertible into one share of our common stock, subject to adjustment for certain dilutive issuances, at the option of the holder at any time for no additional consideration and is mandatorily convertible upon the occurrence of certain events.

Series B, Series B-1, Series C and Series C-1 Preferred Stock

The holders of our Series B, Series B-1, Series C and Series C-1 convertible redeemable preferred stock are entitled to receive non-cumulative cash dividends in preference to holders of our Series Seed, Series Seed II and Series A convertible redeemable preferred stock and common stock at a rate of 6% of the original issue price of each series per year only if and when declared by the Infleqtion Board. Each share of the Series B, Series B-1, Series C and Series C-1 convertible redeemable preferred stock is convertible into one share of our common stock at the option of the holder at any time for no additional consideration and is mandatorily convertible upon the occurrence of certain events. On December 27, 2024, $24.0 million in SAFEs were converted into Series C-1 redeemable preferred stock.

Refer to Note 11 to our unaudited consolidated financial statements and Note 12 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information about our convertible redeemable preferred stock.

Cash Flows

Comparison of the nine months ended September 30, 2025 and 2024

The following table summarizes our cash flows and cash and cash equivalents and restricted cash, for the nine months ended September 30, 2025 and 2024:

	Nine months ended September 30,
(in thousands)	2025	2024
Net cash used in operating activities	$(15,944)	$(29,583)
Net cash (used in) provided by investing activities	(52,627)	4,911
Net cash provided by financing activities	45,195	23,012
Foreign currency translation	323	244
Net decrease in cash	$(23,053)	$(1,415)
Cash and cash equivalents and restricted cash, beginning of period	48,142	27,662

Cash and cash equivalents and restricted cash, end of period	$25,089	$26,247

Cash used in operating activities

Net cash used in operating activities amounted to $15.9 million for the nine months ended September 30, 2025 compared to $29.6 million for the nine months ended September 30, 2024. The $13.7 million change primarily reflects a decrease in net loss of $24.5 million in the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024, partially offset by net non-cash items of $12.8 million, which was comprised primarily of a decrease in impairment charges of $13.2 million related to the Morton Acquisition and SiNoptiq asset acquisition during the nine months ended September 30, 2024.

These decrease in the net loss was further offset by changes in working capital of $2.0 million. Changes in working capital were primarily composed of a $3.0 million decrease in changes in accounts receivable primarily related to the conclusion of a certain contract with the U.K. government and $1.4 million increase in accounts payable changes primarily related to professional services fees incurred in connection with our anticipated transaction with CCX. These changes are partially offset by a $1.2 million increase in inventory changes primarily related to purchases of Tiqker materials and a $2.0 million decrease in contract liability changes related to the timing of payments.

Cash (used in) provided by investing activities

Net cash used in investing activities amounted to $52.6 million for the nine months ended September 30, 2025 compared to net cash provided by investing activities of $4.9 million for the nine months ended September 30, 2024. The $57.5 million change is primarily related to $51.4 million of purchases of marketable securities during 2025 as compared to net redemptions of available for sale securities of $12.7 million in 2024, partially offset by decreases in net cash paid for acquisitions of $5.7 million.

Cash provided by financing activities

Net cash provided by financing activities amounted to $45.2 million for the nine months ended September 30, 2025 compared to net cash provided by financing activities of $23.0 million for the nine months ended September 30, 2024. The increase of $22.2 million was mainly driven by an increase in proceeds received from the issuance of Series C convertible redeemable preferred stock of $49.2 million in 2025 compared to $22.7 million related to the issuance of SAFE Notes, net of issuance costs, in 2024. The increase was also offset by payment of accrued issuance costs of approximately $2.4 million.

Comparison of the years ended December 31, 2024 and 2023

The following table summarizes our cash flows and cash and cash equivalents, for the years ended December 31, 2024 and 2023:

	Year ended December 31,
(in thousands)	2024	2023
Net cash used in operating activities	$(32,467)	$(47,332)
Net cash provided by (used in) investing activities	4,106	(16,336)
Net cash provided by (used in) financing activities	48,390	(5,848)
Foreign currency translation	451	(342)
Net increase (decrease) in cash	$20,480	$(69,858)
Cash and cash equivalents, beginning of period	27,662	97,520

Cash and cash equivalents, end of period	$48,142	$27,662

Cash used in operating activities

Net cash used in operating activities amounted to $32.5 million for the year ended December 31, 2024 compared to $47.3 million for the year ended December 31, 2023. The $14.8 million change primarily reflects an increase in net loss of $1.0 million in 2024 compared to 2023, an increase in non-cash impairment charges of $13.5 million during 2024 related to the Morton Acquisition and SiNoptiq asset acquisition and changes in fair value of SAFE notes of $2.3 million.

These changes were partially offset by changes in working capital of $0.3 million. Changes in working capital were primarily comprised of a $4.7 million increase in accrued liabilities primarily driven by additional inventory purchases of $0.5 million, a decrease in the change in prepaids of $3.0 million driven by timing of payments and an operating lease liability changes of $1.8 million, partially offset by a $2.1 million increase in right of use assets driven by leases in the U.K., a $1.9 million increase in accounts receivable driven by an increase in active contracts compared to 2023, a $1.7 million increase in unbilled receivables driven primarily by the timing of revenue recognition, and $2.5 million and $0.8 million decreases in accounts payable and contract liabilities, respectively, driven by timing of payments.

Cash provided by (used in) investing activities

Net cash provided by investing activities amounted to $4.1 million for the year ended December 31, 2024 compared to net cash used in investing activities of $16.3 million for the year ended December 31, 2023. The $20.4 million change primarily reflects a $25.3 million increase related to redemptions of marketable securities during 2024 that were purchased in 2023, as well as decreases of purchases of property, plant, and equipment of $0.8 million, partially offset by net cash paid for the Morton Acquisition of $3.0 million and the SiNoptiq asset acquisition of $2.7 million.

Cash provided by (used in) financing activities

Net cash provided by financing activities amounted to $48.4 million for the year ended December 31, 2024 compared to net cash used in financing activities of $5.8 million for the year ended December 31, 2023. The $54.2 million change primarily reflects proceeds received from the issuance of our Series C convertible redeemable preferred stock of $25.3 million and an increase of $21.3 million due to proceeds received from the issuance of SAFE notes, which began to be issued in late December 2023 through May 2024.

Contractual Obligations and Commitments

The commitment amounts presented below are associated with material contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts.

Operating lease obligations

We utilize non-cancellable operating leases for various real estate in Colorado, Texas, Wisconsin, and the U.K. primarily used as office space, which expire at various dates through 2030 and some of which contain multi-year renewal options. As of September 30, 2025, our remaining contractual obligations for our operating lease obligations were approximately $5.5 million. See Note 15 to our unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus regarding the timing of expected future payments and for additional information.

Contingent payments

In 2025, we entered into a separate agreement related to the Morton Acquisition which requires contingent payments for the achievement of additional development milestones up to a contractually stated notional amount of $2.0 million payable through a combination of cash and shares. In this agreement, total contingent payments based on development milestones related to the Morton Acquisition were capped at $2.0 million in total. No payments have been made through September 30, 2025.

The SiNoptiq asset acquisition provides for contingent payments for sales-and development-based milestones of up to $1.5 million in cash and 1,474,056 restricted shares of Series B convertible redeemable preferred stock. The rights to these contingent payments expire on January 26, 2028. At the acquisition date, we assessed the likelihood of the contingencies to be met as not probable. We continue to assess the likelihood of the contingencies being met as not probable.

See Note 10 for further discussion of contingencies.

Deferred consideration payable

In addition to contingent consideration, as of September 30, 2025, we also owed deferred consideration of $0.5 million related to the SiNoptiq asset acquisition.

Refer to Notes 10 and 15 to our unaudited consolidated financial statements for additional information on our contractual obligations and commitments.

Off-Balance Sheet Arrangements

We did not have any material off-balance sheet arrangements during the periods presented, and do not currently have any material off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements included in this proxy statement/prospectus have been prepared in accordance with GAAP. Preparation of the financial statements requires our management to make judgments, estimates and assumptions that impact the reported amounts of net sales and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when the estimate or assumption is complex in nature or requires a high degree of judgment and the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. We periodically review estimates and adjusts those estimates when facts and circumstances dictate. To the extent that there are material differences between these estimates and actual results, its financial condition or results of operations will be affected.

While our significant accounting policies are described in Note 1 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus, we believe the following critical accounting policies are most important to understanding and evaluating our reported financial results.

Revenue Recognition

We recognize revenue primarily from governmental and commercial contracts, applying judgment in determining the timing and pattern of revenue recognition based on contract terms and performance obligations. Governmental revenues, typically tied to research and product development contracts with single performance obligations, are recognized over time using cost input methods reflecting continuous transfer of control. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided. We generally use the cost input measures of progress for our contracts because it best depicts the transfer of control to the customer which occurs as we incur costs on our contracts. Commercial revenues, mostly related to distinct product sales, are recognized at a point in time upon transfer of control, usually at shipment or customer acceptance.

In accounting for contracts, we rely on estimates, including variable consideration and contract estimates, to project the outcome of future events that may span multiple years. These assumptions include but are not limited to: the time required to complete the contract; the assessment of the work we are contractually required to perform; the cost and availability of labor and materials; and the funding from the customer. For fixed-price contracts, we bear the risk of changes in estimates to complete which may cause various profit metrics to vary period-to-period.

Accounting for contracts recognized over multiple periods requires significant judgment, in particular, our estimates on the time to complete including the assessment of the nature and complexity of the work we will perform. Our estimates are based on the professional knowledge and experience of our engineers, program managers, management, and other relevant personnel who review our over-time contracts monthly to reassess the contract’s current estimated cost, technical matters, to-date performance, remaining performance, and remaining schedule through to completion.

Intangible Assets and Goodwill

Intangible assets acquired in a business combination that qualify for separate recognition are recognized as intangible assets at their fair value and amortized on a straight-line basis over their estimated useful lives. When facts and circumstances indicate that the carrying value of definite-lived intangible assets may not be recoverable, we assess the recoverability of the carrying value by preparing estimates of sales volume and the resulting profit and cash flows expected to result from the use of the asset or asset group and its eventual disposition. If the fair value is less than the carrying amount, we recognize an impairment loss.

Goodwill is measured as the excess of the purchase price over the fair value of the assets acquired and liabilities assumed in a business combination. We test goodwill for impairment on an annual basis, which is determined to be the first day of the fourth quarter, and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In order to test for goodwill impairment, we may elect to perform a qualitative assessment of goodwill in order to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount which would require a quantitative test. If we perform a quantitative test, we compare the fair value of the reporting unit to carrying value, including goodwill. In estimating the fair value of our reporting unit, our approach may incorporate observable market data, including comparable company trading multiples, recent market transactions, cash flow projects, discount rates and other relevant valuation metrics . If the fair value of the reporting unit is lower than its carrying amount, an impairment of goodwill is recognized for the amount by which the carrying amount exceeds the fair value.

For the nine months ended September 30, 2025, there were no goodwill or intangible asset impairments recorded. For the nine months ended September 30, 2024, we recorded goodwill impairment of $1.5 million and intangible asset impairments of $11.6 million. For the year ended December 31, 2024, we recorded goodwill impairment of $1.5 million and intangible asset impairments of $11.6 million. No goodwill or intangible asset impairments were recognized for the year ended December 31, 2023.

Convertible Redeemable Preferred Stock

As all series of our preferred stock are contingently redeemable upon the occurrence of events not solely within our control, the preferred stock is presented as mezzanine equity, separate from the stockholders’ deficit section of the consolidated balance sheet. The preferred stock is initially recorded at the fair value determined on the issuance date. Adjustments to the fair value of the preferred stock to the current market value are not made each period. Rather, we assesses whether the convertible preferred stock has become redeemable or the probability that the preferred stock will become redeemable in determining whether to record subsequent measurement adjustments.

The Company’s Series A, B, B-1, Seed II, Seed, C and C-1 Preferred Stock are not currently redeemable or probable of becoming redeemable in the future period. Refer to Note 11 to our unaudited consolidated financial statements and Note 12 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.

Stock-Based Compensation

All of our share-based payment awards are equity-classified and consist of stock options and RSAs. Share-based compensation cost is measured based on the fair value of the awards as determined on the grant date. We recognize stock-based compensation expense using the graded attribution method in which expense is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the stock option or RSA as if the award was, in substance, multiple awards.

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model, which requires extensive use of accounting judgment and financial estimates, including estimates of the fair value of the underlying common stock, the expected term participants will retain their vested stock options before exercising them, the estimated volatility of the common stock price over the expected term, the risk free rate, and expected dividend yield. The fair value of restricted stock awards is determined based on the estimated fair market value of our common stock on the grant date. Because our shares are not publicly traded, the fair market value is established through an independent third-party valuation using a probability weighted expected return method. The valuation considers several factors requiring extensive use of judgement, including recently completed equity transactions, historical and forecasted financial performance, selection of peer companies, the estimated value and probability of future equity transactions and other relevant qualitative and quantitative inputs. We account for forfeitures as they occur.

Recently Issued or Adopted Accounting Standards

A description of recently issued and adopted accounting pronouncements are described in Note 1 to our audited consolidated financial statements and unaudited consolidated interim financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We had cash and cash equivalents of $24.9 million as of September 30, 2025. We hold our cash and cash equivalents for working capital purposes. Our cash and cash equivalents are held in cash deposits and money market funds. Our cash and cash equivalents are held in cash deposits and money market funds.

Additionally, we had available-for-sale securities of $51.4 million as of September 30, 2025. Available-for-sale securities may consist of investment grade commercial paper, corporate bonds, federal agency bonds, government bonds, and other bonds issued in the U.S. (and denominated in the U.S. dollar) by foreign entities.

Due to the short- term nature of these instruments, we believe that we do not have any material exposure to changes in the fair value of cash and cash equivalents and available-for-sale securities due to changes in interest rates. Increasing interest rates, however, would reduce the value of our available-for-sale securities and declining interest rates would reduce our future interest income. The effect of a hypothetical 10% change in interest rates would not have a material impact on our financial statements.

Concentrations of Credit Risk

We deposit cash with financial institutions, and, at times, such balances may exceed federally insured limits. We believe the financial institutions that hold our cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.

Foreign currency risk

Our customers are primarily located in the United States, United Kingdom, and Japan; therefore, foreign exchange risk exposures arise from transactions denominated in currencies other than our functional and reporting currency (United States Dollars). To date, a portion of our sales and operating expenses have been denominated in Great Britain Pounds and Japanese Yen. As we expand our presence in international markets, our results of operations and cash flows may increasingly be subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements to minimize the impact of these fluctuations in the exchange rates. We will periodically reassess our approach to manage our risk relating to fluctuations in currency rates.

We do not believe that foreign currency risk had a material effect on our business, financial condition, or results of operations during the periods presented.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. The Post-Closing Company intends to take advantage of the benefits of this extended transition period and, following the consummation of the business combination, will be an emerging growth company (for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare the Post-Closing Company’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used:

The Post-Closing Company will remain an emerging growth company under the JOBS Act until the earlier of:

•	The last day of the fiscal year in which its total annual gross revenues are $1.235 billion or more.

•	The last day of the fiscal year following the fifth anniversary of the CCX IPO.

•	The date on which it has issued more than $1.0 billion in non-convertible debt during the previous three years.

•	The date on which it is deemed to be a large accelerated filer.

EXECUTIVE AND DIRECTOR COMPENSATION

CCX Executive Officer and Director Compensation

CCX is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the reduced disclosure requirements applicable to emerging growth companies. No executive officer of CCX has received any cash compensation for services rendered to CCX although CCX may pay consulting, finder or success fees to its officers, directors, or shareholders (or their affiliates) for assisting it in consummating its initial business combination. These officers, directors and shareholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on CCX’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations.

After the business combination, any members of CCX’s management team who remain with the Post-Closing Company may be paid consulting, management, or other fees from the Post-Closing Company. Such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, to the extent required by the SEC.

Since its formation, CCX has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

Infleqtion Executive Officer and Director Compensation

The following disclosure concerns the compensation arrangements of Infleqtion’s named executive officers. This discussion contains forward-looking statements that are based on our current plans, as well as considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Post-Closing Company adopts may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. Unless the context otherwise requires, all references in this section to “Infleqtion” refer to ColdQuanta, Inc. and/or its subsidiaries prior to the consummation of the business combination. Throughout this section, unless otherwise noted, “we,” “us,” “our,” “the Company” and similar terms refer to Infleqtion.

To achieve Infleqtion’s goals, Infleqtion has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving Infleqtion’s goals. Infleqtion believes its compensation programs should promote the success of the company and align executive incentives with the long-term interests of its stockholders.

This section provides an overview of Infleqtion’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. Infleqtion’s board of directors has historically determined the compensation for Infleqtion’s named executive officers.

For the year ended December 31, 2025, Infleqtion’s named executive officers were:

•	Matthew Kinsella — Chief Executive Officer

•	Paul Lipman — Chief Revenue Officer

•	Pranav Gokhale — Chief Technology Officer

Summary Compensation Table

The following table sets forth information concerning the compensation for the years ended December 31, 2025 and December 31, 2024 for each of our named executive officers for the year ended December 31, 2025.

	Year	Salary ($)(1)		Bonus ($)(10)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Matthew Kinsella Chief Executive Officer	2025	367,908		—	—	37,566	(5)	405,474
	2024	199,662	(3)	—	7,496,094	45,551	(4)	7,741,306
Paul Lipman Chief Revenue Officer	2025	373,890		—	—	13,696	(7)	387,526
	2024	341,445		—	13,177	10,243	(6)	364,866
Pranav Gokhale Chief Technology Officer	2025	219,271		—	—	6,578	(9)	225,849

(1)	Amounts reflect the actual salary earned by each of our named executive officers during the fiscal years ended December 31, 2025 and December 31, 2024.
(2)

Amounts represent the aggregate grant date fair value of option awards granted to our named executive officers during the years ended December 31, 2025 and December 31, 2024, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are discussed in Note 1 to our financial statements included in our financial statements for the year ended December 31, 2024 and Note 1 in our interim financial statements for the period ended September 30, 2025. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(3)	Mr. Kinsella began his service as our Chief Executive Officer in April 2024, and his fiscal year 2024 salary reflects the pro rata amount earned in 2024.
(4)	Consists of $39,894 of relocation and travel expense reimbursements and $5,657 of 401(k) plan matching contributions.
(5)	Consists of $31,258 of relocation and travel expense reimbursements and $6,308 of 401(k) plan matching contributions.
(6)	Consists of $10,243 of 401(k) plan matching contributions.
(7)	Consists of $13,636 of 401(k) plan matching contributions.
(8)

Dr. Gokhale’s became one of our named executive officers upon his appointment as our Chief Technology Officer on August 13, 2025 and did not serve as an executive officer in the fiscal year ended December 31, 2024. Prior to his commencing employment as our Chief Technology Officer Dr. Gokhale served as our Vice President and General Manager of Computing.

(9)	Consists of $6,578 of 401(k) plan matching contributions.
(10)

As of the date of this filing, our board of directors has not yet completed its evaluation of performance goals or determined whether any discretionary annual performance-based cash bonuses will be paid for the year ended December 31, 2025.

Narrative Disclosure to Summary Compensation Table

Base Salary

The annual base salary rates for the year ended December 31, 2025 for our named executive officers are set forth in the table below.

2025 Base Salary

	2025 Base Salary
Matthew Kinsella	$410,000	(1)
Paul Lipman	$401,700	(2)
Pranav Gokhale	$230,000	(3)

(1)	Mr. Kinsella’s annual base salary was effective as of April 21, 2025. Mr. Kinsella’s annual base salary was $287,000 from January 1, 2025 until April 21, 2025.
(2)	Mr. Lipman’s annual base salary was effective as of April 21, 2025. Mr. Lipman’s annual base salary was $321,360 from January 1, 2025 until April 21, 2025.
(3)

Dr. Gokhale’s annual base salary was effective as of April 21, 2025. Dr. Gokhale’s annual base salary was $207,012 from February 10, 2025 until April 21, 2025 and prior to that was $189,000 from January 1, 2025 until February 10, 2025.

Annual Discretionary Performance Bonus Opportunity

In addition to base salaries, our named executive officers are eligible to receive discretionary annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals. The discretionary annual performance-based bonus that each applicable named executive officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that our board of directors establishes each year. At the end of the year, our board of directors reviews our performance against each corporate goal and determines the extent to which we achieved each of our corporate goals, and reviews individual performance of our eligible named executive officers against their individual performance goals. As of the date of this filing, our board of directors has not yet completed its evaluation of performance goals or determined whether any discretionary annual performance-based cash bonuses will be paid for the year ended December 31, 2025.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests and those of our stockholders with those of our employees, including our executive officers. The board of directors or an authorized committee thereof is responsible for approving equity grants.

Prior to the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, we have granted stock options pursuant to our 2017 Plan to certain of our executives. Following this offering, we will grant equity awards under the terms of our Incentive Plan. The terms of our equity plans are described below under the subsection entitled “—Equity Benefit Plan—2017 Plan” and in the section entitled “Proposal No. 6 — The Incentive Plan Proposal.”

Agreements with Infleqtion’s Named Executive Officers

During each of the relevant fiscal years, Infleqtion maintained an employment agreement with Mr. Kinsella, and an offer letter with each of Mr. Lipman and Dr. Gokhale, as summarized below.

Employment Agreement with Matthew Kinsella

Effective as of June 6, 2024, we entered into an employment agreement with Matthew Kinsella, amended as of June 24, 2024 (as amended, the “Kinsella Employment Agreement”), which governs the terms of his employment as our Chief Executive Officer. Pursuant to the Kinsella Employment Agreement, Mr. Kinsella received an initial annual base salary of $287,000, which automatically increased to $410,000 upon the closing of our Series C financing in April 2025.

In addition, Mr. Kinsella is eligible to receive a discretionary annual cash bonus with a target opportunity equal to twenty-five percent (25%) of his then-current base salary, based upon the achievement of Company and individual performance objectives established by the board of directors and subject to Mr. Kinsella’s continued employment through the payment date. The Kinsella Employment Agreement provides for the reimbursement of relocation expenses up to $50,000 to relocate his household to the Denver/Boulder area, and commuting stipends of up to $5,000 per month for travel from his California residence to our headquarters in Colorado.

Pursuant to the Kinsella Employment Agreement and subject to approval of our board of directors, Mr. Kinsella was eligible to receive an option to purchase a number of shares of our common stock equal to 5% of our fully diluted capitalization as of the grant date (the “Option”). The Option has an 18-month post termination exercise period. In addition, pursuant to the Kinsella Employment Agreement, in the event of a “Spin-Off” (as defined in the Kinsella Employment Agreement) that occurs during the term of the Option, the exercise price of and number of shares subject to the Option will be adjusted proportionately, and Mr. Kinsella will be granted an option in the spun-off entity, with vesting aligned to the Option, at an exercise per share equal to the fair market value of the underlying securities of the spun-off entity as of the date of grant. Additional terms of the Option (including acceleration of vesting under certain circumstances) are described below under the section entitled “—Outstanding Equity Awards at Fiscal Year End.”

The Kinsella Employment Agreement further provides that if Mr. Kinsella’s employment is terminated without “Cause” or if he resigns for “Good Reason” (each as defined in the Kinsella Employment Agreement), subject to his execution and delivery of a release of claims, Mr. Kinsella will be eligible to receive an amount equal to 12 months of his then-current base salary, and the Company will reimburse Mr. Kinsella’s COBRA premiums for up to 12 months.

Mr. Kinsella participates in our standard employee benefit programs, which include health insurance, retirement planning and paid time off. He is also eligible for future equity awards under our equity incentive plans. As a condition of employment, Mr. Kinsella entered into an employee confidential information and inventions assignment agreement with the Company (a “Company CIIA Agreement”).

Offer Letter with Paul Lipman

Effective as of April 1, 2021, we entered into an offer letter with Paul Lipman (the “Lipman Offer Letter”), which governs the terms of his employment as our Chief Revenue Officer. The Lipman Offer Letter provides for an initial annual base salary of $390,000.

In addition to his annual base salary, Mr. Lipman is eligible to receive a discretionary annual cash bonus with a target opportunity equal to fifty percent (50%) of his then current base salary, subject to adjustment by the Company from time to time. Whether any bonus is awarded, and the amount, will be determined by the board of directors in its sole discretion, based on the achievement of corporate and individual performance goals and subject to Mr. Lipman’s continued service through the payment date.

Subject to approval of the Company’s board of directors, Mr. Lipman was eligible to receive a grant of an option to purchase 1,600,000 shares of the Company’s common stock, the terms of which (including acceleration of vesting in certain circumstances) are described below under the section entitled “—Outstanding Equity Awards at Fiscal Year End.” The Lipman Offer Letter provides that if a Series B Financing (as defined below)

occurs and Mr. Lipman’s service with the Company has not terminated as of, or immediately prior to, the effective time of the Series B Financing, then, as of the effective time of the Series B Financing, the vesting and exercisability of the option will be accelerated to the extent of 25% of the total shares underlying the option. “Series B Financing” means public or private equity financings that close after April 1, 2021 with cumulative proceeds to Company of at least $100 million (excluding conversion of convertible notes). The Series B Financing condition was met as of October 13, 2022.

Mr. Lipman participates in our standard employee benefit programs, which include health insurance, retirement planning and paid time off. He is also eligible for future equity awards under our equity incentive plans. As a condition of employment, Mr. Lipman entered into a Company CIIA Agreement.

Offer Letter with Pranav Gokhale

Effective as of April 25, 2022, we entered into an offer letter with Pranav Gokhale (the “Gokhale Offer Letter”). The Gokhale Offer Letter initially provided for an annual base salary of $200,000 which has subsequently been increased to $230,000. In addition to his annual base salary, Dr. Gokhale is eligible to receive a discretionary annual cash bonus with a target opportunity equal to thirty percent (30%) of his then current annual salary, subject to adjustment by the Company from time to time. Whether any bonus is awarded, and the amount, will be determined by the board of directors in its sole discretion, based on the achievement of corporate and individual performance goals and subject to Dr. Gokhale’s continued service through the payment date. Subject to approval of the Company’s board of directors, Dr. Gokhale was eligible to receive a grant of an option to purchase 750,000 shares of the Company’s common stock, the terms of which are described below under the section entitled “—Outstanding Equity Awards at Fiscal Year End.”

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer’s service terminates, each named executive officer is entitled to receive amounts earned during his term of service, including unpaid salary and unused vacation. In addition, certain of our named executive officers are eligible to receive severance pay and other benefits in connection with a termination of employment and/or a change in control, see the subsection entitled “—Agreements with Infleqtion’s Named Executive Officers” above.

Other Compensation and Benefits

All of our current named executive officers are eligible to participate in our employee benefit plans, including medical, dental, vision, short- and long-term disability, health savings and flexible spending accounts, and life and accidental dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay a portion of the premiums for the medical insurance, and the full premiums for dental, life and accidental death and dismemberment insurance, and short- and long-term disability for all our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers. In addition, we provide the opportunity to participate in a 401(k) plan to our employees, including each of our named executive officers, as discussed in the subsection entitled “—401(k) Plan” below.

401(k) Plan

Our named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Code with an employer matching contribution of up to 4% of eligible compensation. We may also make discretionary non-elective contributions. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Our board of directors may elect to adopt qualified or nonqualified benefit plans in the future, if it determines that doing so is in our best interests.

Outstanding Equity Awards at Fiscal Year End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2025. All awards were granted under the 2017 Plan.

	Grant Date		Vesting Commencement Date	Option Awards					Stock Awards
				Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Yet Vested	Market Value of Shares of Stock That Have Not Yet Vested
Matthew Kinsella	6/06/2024	(2)(4)	4/05/2024	22,568,045	(6)(7)	—	0.31	6/05/2034	—	—
Paul Lipman	8/25/2021	(2)	8/01/2021	1,400,000		—	0.09	8/24/2031	—	—
	4/19/2021	(2)(5)	4/01/2021	1,600,000		—	0.09	4/18/2031	—	—
	3/11/2024	(3)	3/11/2024	42,508		—	0.31	3/10/2034	—	—
Pranav Gokhale	8/26/2022	(8)	5/10/2022	671,875		78,125	0.23	8/25/2032	—	—
	5/31/2023	(9)	6/01/2023	1,000		—	0.23	5/30/2033	—	—
	3/11/2024	(10)	3/11/2024	11,111		—	031	3/10/2034	—	—
	6/06/2024	(11)	6/01/2024	2,250		—	0.31	6/05/2034	—	—

(1)

All of the option awards were granted with a per-share exercise price equal to the fair market value of one share of Infleqtion’s common stock on the date of grant, as determined in good faith by Infleqtion’s board of directors.

(2)

One-fourth of the shares subject to this option will vest one year after the vesting commencement date, and thereafter 1/48th of the shares subject to this option will vest on each monthly anniversary thereof, subject to continuous service with the Company through each such vesting date.

(3)	The shares subject to this option will vest in 6 equal monthly installments measured from the vesting commencement date, subject to continuous service with the Company through each such vesting date.
(4)

If within two months before or 12 months following a Corporate Transaction (as defined in the 2017 Plan), Mr. Kinsella’s service to the Company in all capacities is involuntarily terminated by the Company without Cause, or Mr. Kinsella resigns service to the Company in all capacities for Good Reason, and in either case other than as a result of death or Disability (each, as defined in the Kinsella Employment Agreement), the vesting of the option will be fully accelerated. In the event of a Corporate Transaction prior to the time when the option is fully vested, the option will vest as of the closing of the Corporate Transaction as to the unvested portion thereof as to the greater of: (1) the amount of shares determined by the Company’s board; or (2) as applicable, one of the following: (a) 25% of the unvested shares if the closing is between the vesting commencement date and the one-year anniversary of the vesting commencement date; (b) 50% of the unvested shares if the closing is between the one-year anniversary of the vesting commencement date and the three-year anniversary of the vesting commencement date; or (c) 100% of the unvested shares if the closing is after the three-year anniversary of the vesting commencement date. Furthermore, if before the one-year anniversary of the vesting commencement date, Mr. Kinsella’s service to the Company in all capacities is involuntarily terminated by the Company without Cause, or Mr. Kinsella resigns service to the Company in all capacities for Good Reason, then, the option will automatically be vested as to 25% of the total shares underlying the option.

(5)

Following the closing of the Company’s Series B Financing (as defined in the Lipman Offer Letter), which occurred on October 13, 2022, 25% of the shares subject to Mr. Lipman’s option vested and became exercisable pursuant to that certain acceleration provision, such that the entire option was vested and exercisable in full as of April 1, 2024.

(6)	This option was granted with an early exercise feature, such that the option was exercisable in full as of the date of grant.
(7)	A portion of this option (with respect to 5,439,874 shares) was transferred to Kinsella Investment Holdings, LLC, an entity controlled by Mr. Kinsella, on June 27, 2025.
(8)

One-fourth of the shares subject to this option will vest two years after the vesting commencement date, and thereafter 1/48th of the shares subject to this option will vest on each monthly anniversary thereof, subject to continuous service with the Company through each such vesting date.

(9)	All shares subject to this option were fully vested immediately upon the date of grant.
(10)	The shares subject to this option will vest in 6 equal monthly installments measured from the vesting commencement date, subject to continuous service with the Company through each such vesting date.
(11)	All shares subject to this option were fully vested immediately upon the date of grant.

Clawback Policy

We intend to adopt a compensation recovery policy that is compliant with the SEC rules and applicable stock exchange listing rules, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, to be effective upon Closing.

Equity Benefit Plan

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors, and encourages them to devote their best efforts to our business and financial success. The principal features of our 2017 Share Plan are summarized below. This summary is qualified in its entirety by reference to the actual text of the plan, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

2017 Plan

The 2017 Plan was adopted by the Infleqtion Board on July 14, 2017 and approved by Infleqtion stockholders on July 27, 2017. The 2017 Plan provides for the grant of stock options and restricted stock to employees, officers or directors of Infleqtion or any affiliate of Infleqtion and any consultant or advisor (who is a natural person) providing services to Infleqtion or any affiliate of Infleqtion, provided that incentive stock options within the meaning of Section 422 of the Code can only be granted to employees of Infleqtion or any subsidiary of Infleqtion.

At the Effective Time, pursuant to the terms of the Merger Agreement, CCX will assume all outstanding and unexercised Infleqtion options (whether or not vested) granted under and Infleqtion restricted stock awards that are subject to, the 2017 Plan, as further described in the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Treatment of Infleqtion Options and Infleqtion Restricted Stock Awards.”

Infleqtion will not grant any additional awards under the 2017 Plan after the Incentive Plan becomes effective and will terminate the 2017 Plan and cancel any shares remaining available for future issuance under the 2017 Plan prior to the Closing. However, the 2017 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2017 Plan. The material terms of the 2017 Plan are summarized below.

As of December 31, 2025, stock options covering 90,287,442 shares of Infleqtion common stock and 358,334 shares of Infleqtion restricted stock were outstanding under the 2017 Plan.

Plan Administration. The 2017 Plan is administered by the Infleqtion Board. The Infleqtion Board has such powers and authorities related to the administration of the 2017 Plan as are consistent with the Infleqtion

Certificate of Incorporation and the Infleqtion Bylaws and applicable law. The Infleqtion Board has full power and authority to take all actions and to make all determinations required or provided for under the 2017 Plan or any award agreement, and has full power and authority to take all other actions and make all such other determinations deemed to be necessary or appropriate to the administration of the 2017 Plan or any award agreement. The interpretation and construction by the Infleqtion Board of any provision of the 2017 Plan, any award or any award agreement will be final, binding and conclusive.

Specifically, subject to the terms of the 2017 Plan, without limitation, the Infleqtion Board has the power to determine who will be granted awards and the type and amount of any such awards, to establish the terms and conditions of each award, adopt forms of award agreements and amend, modify or supplement outstanding awards, provided that no amendment, modification or supplement will impair a grantee’s right without consent. Additionally, the Infleqtion Board may permit or require the deferral of any award into a deferred compensation arrangement, subject to such rules and procedures it may establish.

The Infleqtion Board may delegate administrative powers and authorities to a committee of the Infleqtion Board. Unless otherwise expressly determined by the Infleqtion Board, any action or determination by such a committee (for which the Infleqtion Board has delegated authority) is final, binding and conclusive. The Infleqtion Board and any such designated committee is referred to as the “administrator” for purposes of this plan description.

Stock Options. The 2017 Plan permits the grant of stock options. Incentive stock options can be granted only to employees of Infleqtion or any subsidiary of Infleqtion. Each stock option is designated in an option agreement as either an incentive stock option or a non-statutory stock option.

The term of each stock option is the term stated in the applicable option agreement; provided that no term is more than 10 years from the date of grant. In the case of an incentive stock option granted to a person who at the time of such grant owned more than 10% of the voting power of all classes of outstanding Infleqtion stock, the term of the stock option is no more than five years from the date of grant.

The per share exercise price of options granted under the 2017 Plan is determined by the administrator and is set forth in the applicable option agreement, but is not less than the fair market value of an underlying share on the date of grant. In the case of incentive stock options granted to an employee who at the time of grant, owned more than 10% of the voting power of all classes of outstanding Infleqtion stock, the exercise price must equal at least 110% of the fair market value of an underlying share on the date of grant.

The material terms of an option granted under the 2017 Plan are stated in the applicable award agreement, including the terms of vesting and exercisability, method of exercise, acceptable forms of consideration for payment of applicable exercise prices and tax withholding and treatment of options following a grantee’s termination of service. The minimum number of shares with respect to an option that may be exercised at any time is the lesser of 100 shares or such lesser number set forth in an option agreement. The form of option agreement under the 2017 Plan generally provides that options will remain outstanding for 12 months following termination of a grantee’s service by reason of death or disability or otherwise 90 days following termination of a grantee’s service, provided that options will immediately terminate on a grantee’s termination of service for cause (as defined in the 2017 Plan).

Unless otherwise provided in an award agreement, option holders do not have shareholder rights (including the right to receive distributions or dividends or voting rights) until the underlying shares are fully paid and issued. No adjustments will be made for dividends, distribution or other rights for which the record date is prior to the date of such issuance.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the administrator. Restricted stock awards may be granted in consideration for (1) cash or cash equivalents (2) services rendered to Infleqtion or its affiliates, or (3) any other form of legal consideration.

Common stock acquired under a restricted stock award may be subject to a share repurchase option in Infleqtion’s favor in accordance with a vesting schedule to be determined by the administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited upon the participant’s cessation of service for any reason.

Non-Transferability of Awards. Except in the limited case of certain family transfers described in the 2017 Plan, during the lifetime of a grantee, only the grantee (or, in the event of legal incapacity or incompetency, the grantee’s guardian or legal representative) may exercise an option and no option is assignable or transferable by the grantee other than by will or the laws of descent and distribution. Restricted stock cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the administrator.

Certain Adjustments. In the event of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by Infleqtion, the number and kinds of shares subject to outstanding awards and the exercise price of outstanding awards will be adjusted proportionately. In the event of any distribution to Infleqtion stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend of Infleqtion) without receipt of consideration by Infleqtion, Infleqtion will appropriately adjust the number and kind of shares subject to outstanding awards and the exercise price of outstanding options.

Corporate Transaction. In the event of (i) the dissolution or liquidation of Infleqtion or a merger, consolidation, or reorganization of Infleqtion with one or more other entities in which Infleqtion is not the surviving entity, (ii) a sale of substantially all of the assets of Infleqtion to another person or entity, or (iii) any transaction which results in any person or entity owning 50% or more of the combined voting power of all classes of Infleqtion capital stock (a “Corporate Transaction”), all outstanding shares of restricted stock will be deemed to have vested immediately prior to the occurrence of the Corporate Transaction, and either of the following two actions will be taken: the administrator may determine (x) that options become immediately exercisable for a period of 15 days prior to the consummation of the Corporate Transaction, or (y) awards will be cancelled in exchange for cash or securities with a value equal to the per share consideration paid to Infleqtion stockholders in the transaction, multiplied by the shares subject to such award, less any applicable exercise price. Any unexercised options will terminate upon the consummation of a Corporate Transaction. However, the foregoing will not apply to the extent that provision is made for the assumption, substitution, or continuation of awards in connection with the Corporate Transaction.

Amendment and Termination. The Infleqtion Board may amend the 2017 Plan as to any shares as to which grants have not been made. An amendment to the 2017 Plan will only be contingent on approval of Infleqtion stockholders to the extent required by applicable law, regulations or rules. No amendment, suspension or termination of the 2017 Plan will materially alter or impair rights or obligations under any grant without the consent of the applicable grantee. As discussed above, Infleqtion will terminate the 2017 Plan prior to the Closing and no new awards will be granted thereunder following such termination. However, the 2017 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2017 Plan.

Non-Employee Director Compensation

During the year ended December 31, 2025, Infleqtion did not maintain a formal non-employee director compensation policy, and no cash or equity compensation was paid or granted to non-employee directors for service on the board of directors or its committees. Infleqtion has used equity awards in the past as a component of independent director compensation, including option grants made in 2024. Infleqtion expects to adopt a non-employee director compensation policy effective as of the closing of the business combination.

The following table sets forth information regarding the compensation earned by or paid to our non-employee directors during fiscal year ended December 31, 2025. Dana Anderson, our Chief Science Officer, was also a member of our board of directors until his resignation from the Board on November 3, 2025, but did not receive any additional compensation for service as a director.

	Fees Earned or Paid In Cash ($)	Option Awards ($)(1) (2)	All Other Compensation ($)	Total ($)
Tyler Brous(4)	—	—	—	—
Tim Day(4)	—	—	—	—
Charlie Friedland(4)	—	—	—	—
Chris Galvin(4)	—	—	—	—
Kristina Johnson	—	—	—	—
Catherine Lego	—	—	—	—
Dawn Meyerriecks	—	—	—	—
David Singer	—	—	—	—
Erik Thoresen(4)	—	—	—	—
Grant Dollens(3)	—	—	—	—
Eric Bjornholt	—	—	—	—

(1)

Amounts represent the aggregate grant date fair value of option awards granted to our directors during 2025, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 1 to our financial statements included in our financial statements for the year ended December 31, 2024 and Note 1 in our interim financial statements for the period ended September 30, 2025. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by our non-employee directors.

(2)	The table below sets forth the aggregate number of shares subject to outstanding stock options beneficially owned by each of our directors as of December 31, 2025:

Number of Shares Underlying Outstanding Options as of December 31, 2025
Tyler Brous	100,000
Tim Day	1,790,000
Charlie Friedland	—
Chris Galvin	100,000
Kristina Johnson	1,075,000
Catherine Lego	—
Dawn Meyerriecks	1,000,000
David Singer	100,000
Erik Thoresen	—
Grant Dollens	240,000
Eric Bjornholt	—

(3)

Mr. Dollens served as a director during fiscal year 2025, all amounts paid to Mr. Dollens during 2025 were paid solely in respect to his services as interim Chief Financial Officer under that certain consulting agreement (not for his service as a director). Accordingly, no amounts are reflected for Mr. Dollens in this table. See “Certain Relationships and Related Person Transactions—Consulting Agreement with Grant Dollens.”

(4)	Each of Messrs. Brous, Day, Friedland, Galvin and Thoresen resigned from the Board effective November 3, 2025.

The Post-Closing Company Executive Officer and Director Compensation Following the Business Combination

Following the Closing, the Post-Closing Company intends to develop an executive and director compensation program that is designed to align compensation with the Post-Closing Company’s business objectives and the creation of stockholder value, while enabling the Post-Closing Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Post-Closing Company.

Executive Compensation

The policies of the Post-Closing Company with respect to the compensation of its executive officers and following the business combination will be administered by the Post-Closing Company Board in consultation with its compensation committee. We expect that the compensation policies followed by the Post-Closing Company will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of the Post-Closing Company and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by its compensation committee, the Post-Closing Company Board may utilize the services of third parties from time to time in connection with the hiring and determination of compensation awarded to executive employees. The Post-Closing Company is currently negotiating the terms of new employment agreements with the individuals that are expected to become the senior executive officers of the Post-Closing Company.

Director Compensation

We intend to adopt a non-employee director compensation policy, effective as of the Closing, pursuant to which our non-employee directors will be eligible to receive compensation for service on our board of directors and committees of our board of directors.

Rule 10b5-1 Sales Plans

The directors and executive officers of the Post Closing Company may adopt written plans, known as Rule 10b5-1 plans (“Rule 10b5-1 Plans”), in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 Plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 Plan in some circumstances and may terminate a plan at any time. The directors and executive officers of the Post Closing Company also may buy or sell additional shares outside of a Rule 10b5-1 Plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy.

BOARD OF DIRECTORS AND MANAGEMENT AFTER THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this subsection to “we,” “us” or “our” refer to the business of Infleqtion prior to the consummation of the business combination, which will be the business of the Post-Closing Company and its subsidiaries following the business combination.

Executive Officers and Directors After the Business Combination

The following sets forth certain information, as of December 12, 2025, concerning the persons who are expected to serve as directors and executive officers of the Post-Closing Company following the consummation of the business combination and assuming the election of the director nominees at the extraordinary general meeting as set forth in “Proposal No. 8 — The Director Election Proposal.”

Upon the consummation of the business combination, the business and affairs of the Post-Closing Company will be managed by or under the direction of the Post-Closing Company Board. The directors and executive officers of the Post-Closing Company upon the Closing are expected to include the following:

Name	Age	Position
Executive Officers
Matthew Kinsella	42	Chief Executive Officer and Director
Pranav Gokhale	32	Chief Technology Officer
Ilan Hart	56	Chief Financial Officer
Paul Lipman	56	Chief Revenue Officer
Jason Hall	44	Chief Legal Officer
Non-Employee Director and Director Nominees
Catherine Lego(1)	69	Director and Chairman
Eric Bjornholt(1)	55	Director
Kristina Johnson(2)(3)	68	Director
Dawn Meyerriecks(2)(3)	66	Director
David Singer(1)(3)	63	Director

(1)	Member of the Post-Closing Company audit committee, effective upon the consummation of the business combination.
(2)	Member of the Post-Closing Company compensation committee, effective upon the consummation of the business combination.
(3)	Member of the Post-Closing Company nominating and corporate governance committee, effective upon the consummation of the business combination.

Executive Officers

Matthew Kinsella. Mr. Kinsella has served as our Chief Executive Officer since April 2024 and as a member of our board of directors since July 2018. Prior to joining Infleqtion, Mr. Kinsella served as Managing Director at Maverick Ventures, a venture capital fund focused on early and growth-stage investments, from August 2005 to April 2024. While at Maverick, Mr. Kinsella served on the boards of directors of many privately held companies. Mr. Kinsella received his B.B.A. in finance from the University of Notre Dame in 2005. We believe Mr. Kinsella is qualified to serve on our board of directors because of his extensive experience in the technology industry and his board service on several privately held companies and as our Chief Executive Officer.

Pranav Gokhale. Dr. Gokhale has served as our Chief Technology Officer since August 2025. Prior to that Dr. Gokhale served as our Vice President and General Manager of Computing from November 2024 to August 2025 and as our Vice President of Quantum Software from May 2022 to November 2024. Prior to joining Infleqtion, Dr. Gokhale served as CEO and Co-founder of Super.tech Labs, a quantum computing company, from

February 2020 until May 2022, when it was acquired by Infleqtion. Prior to that, Dr. Gokhale served as a Postdoctoral Researcher at the Argonne National Laboratory from January 2021 to April 2022. Dr. Gokhale received his Ph.D. in Computer Science from the University of Chicago in 2020, his MS in Computer Science from the University of Chicago in 2020 and his B.S.E. in Computer Science from Princeton University in 2015.

Ilan Hart. Mr. Hart has served as our Chief Financial Officer since November 2025. Prior to joining Infleqtion, Mr. Hart served as Chief Financial Officer of Zoox Inc., Amazon’s autonomous vehicle company from April 2019 to October 2025. Prior to that, Mr. Hart spent more than 20 years at Intel in various roles. Mr. Hart received his MBA from Tel Aviv University and his B.S. in Economics from Ben Gurion University.

Paul Lipman. Mr. Lipman has served as our Chief Revenue Officer since October 2025 and prior to that in senior leadership roles, since April 2021, most recently serving as our Chief Strategy Officer. Prior to joining Infleqtion, Mr. Lipman served as CEO and director of BullGuard Limited, a U.K.-based cybersecurity company, from December 2015 to December 2020. Mr. Lipman currently serves, and has served in the past, on the boards of directors of other privately held companies. Mr. Lipman received his MBA from Stanford University and his B.Sc. in Physics from The Victoria University of Manchester.

Jason Hall. Mr. Hall has served as our Chief Legal Officer since November 2025. Prior to joining Infleqtion, Mr. Hall served as Chief People and Legal Officer of SunVest Solar, LLC, a solar energy company, from January 2023 to October 2025. Prior to that, Mr. Hall joined Renesas Electronics Corporation, a global semiconductor company, in March 2015 and served as its Chief Legal Officer and General Counsel from July 2017 to March 2022. Earlier in his career, Mr. Hall practiced law at Morrison & Foerster LLP from October 2009 to March 2015. Mr. Hall has served as an Adjunct Professor at the University of Tokyo since 2022. Mr. Hall has been a registered patent attorney with the U.S. Patent and Trademark Office since 2012. Mr. Hall received his J.D. from Northwestern University Pritzker School of Law and his B.A. in Chemistry, Political Science, and Public Administration from Augustana College.

Non-Employee Directors

Catherine Lego. Ms. Lego has served as the chair of our board of directors since December 2023. Ms. Lego has served as a member of the board of directors of Guidewire Software, Inc., a publicly traded insurance software company, since September 2019 and chairs its audit committee. Ms. Lego is also member of the board of directors of Cirrus Logic, a mixed signal semiconductor company, since April 2020 and chairs its nominating and governance committee. Prior to that, Ms. Lego served as a member of the board of directors of Cypress Semiconductor Corporation, a publicly traded semiconductor design and manufacturing company, from September 2017 to April 2020, where she served as the chair of the audit committee and a member of the nominating and corporate governance committee; IPG Photonics Corporation, a publicly traded producer of high-power fiber lasers, from July 2016 to May 2021, where she served as the chair of the compensation committee and as a member of the audit committee; and Lam Research Corporation, a publicly traded wafer fabrication equipment company, from January 2006 to November 2022, where she served as the chair of the audit and compensation committees and as a member of the nominating and governance committee. From 2013 to 2016, she was a member of the board of directors of Fairchild Semiconductor International Inc., a fabricator of power management devices, where she was a member of the compensation committee and nominating and governance committee. From 1989 to 2002 and 2004 to 2016, she was a member of the board of directors of SanDisk Corporation, a publicly traded global developer of flash memory storage solutions, where she was the chair of the audit committee. From June 1992 to December 2018, Ms. Lego was an angel investor and financial consultant to early-stage technology companies via Lego Ventures, LLC, where she served as its principal and owner. She previously practiced as a certified public accountant with Coopers & Lybrand (now PricewaterhouseCoopers). Ms. Lego received her B.A. in Economics and Biology from Williams College in 1978 and her M.S. in Accounting from the New York University Stern School of Business in 1979. We believe Ms. Lego is qualified to serve on our board of directors because of her background in public accounting her extensive experience in the technology industry and her extensive public and private board service.

Eric Bjornholt. Mr. Bjornholt has served as a member of our board of directors since December 2025. Mr. Bjornholt has served at Microchip Technology Incorporated, a semiconductor company, as the Chief Financial Officer since January 2009, and in various other roles since 1995. Prior to this, Mr. Bjornholt worked in public accounting at KPMG. Mr. Bjornholt received his B.S. in Accounting from the University of Arizona in 1992 and his M.S. in Taxation from Arizona State University in 1997. We believe Mr. Bjornholt is qualified to serve on our board of directors based on his background in public accounting and extensive experience as Chief Financial Officer of a public company in the technology industry.

Kristina Johnson. Dr. Johnson has served as a member of our board of directors since June 2024. Since April 2025, Dr. Johnson has served as a general partner of Catalyzer Ventur Partners, a venture capital firm investing in growth-stage private companies focused on the digital transformation of energy, infrastructure and industrial systems. Since May 2023, Dr. Johnson has also served as General Manager of Johnson Energy Holdings, LLC, a consulting and investment company. From September 2020 to May 2023, Dr. Johnson served as President at The Ohio State University. From September 2017 to August 2020, Dr. Johnson served as Chancellor of The State University of New York. From January 2014 to September 2017, Dr. Johnson served as Chief Executive Officer of Cube Hydro Partners, LLC, a clean energy company, and a joint venture between Enduring Hydro, a company she founded in January 2011, and I Squared Capital, a private equity firm. From May 2009 to October 2010, Dr. Johnson served as Under Secretary of Energy at the U.S. Department of Energy. Prior to that, Dr. Johnson was Provost and Senior Vice President for Academic Affairs at The Johns Hopkins University from 2007 to 2009 and Dean of the Pratt School of Engineering at Duke University from 1999 to 2007. Previously, she served as a professor in the Electrical and Computer Engineering Department, University of Colorado and as director of the National Science Foundation Engineering Research Center for Optoelectronics Computing Systems at the University of Colorado, Boulder. Dr. Johnson currently serves on the board of directors for Cisco Systems, Inc., a networking and cybersecurity company, where she has served since December 2012; DuPont de Nemours, Inc., a chemicals company, where she has served since May 2022; and Minerals Technologies Inc., a specialty minerals and materials company, where she has served since May 2024. Dr. Johnson was inducted into the National Inventors Hall of Fame in 2015, is a member of the National Academy of Engineering and the National Academy of Inventors, and is a 2025 recipient of the National Medal of Technology and Innovation, one of the highest honors the U.S. government bestows on scientists and engineers. Dr. Johnson received her B.S. from Stanford University with distinction in electrical engineering in 1981, received her M.S. in electrical engineering from Stanford University in 1981 and received her PhD in electrical engineering in 1984. We believe Dr. Johnson is qualified to serve on our board of directors based on her engineering background; expertise in science, technology, business, entrepreneurship, education, and government; and leadership and management experience in both academic and corporate settings.

Dawn Meyerriecks. Ms. Meyerriecks has served as a member of our board of directors since May 2022. Since January 2022, Ms. Meyerriecks has served on the boards of directors for several privately held companies. From January 2022 to December 2023, Ms. Meyerriecks served on the board of directors of KnightSwan Acquisition Corp, a publicly traded special purpose acquisition company. Ms. Meyerriecks served as Deputy Director of the Central Intelligence Agency for Science and Technology from June 2013 to December 2021. Prior to that, Ms. Meyerriecks served as Deputy Director of National Intelligence for Acquisition, Technology & Facilities; Senior Vice President, Product Technology at AOL, an internet and online media company, Chief Technology Officer and Technical Director for the Joint Interoperability and Engineering Organization of the Defense Information Systems Agency. Ms. Meyerriecks received her B.S.E.E. in electrical engineering and business from Carnegie Mellon University in 1981 and her M.S. in Computer Science from Loyola Marymount University in 1983. We believe Ms. Meyerriecks is qualified to serve on our board of directors because of her leadership positions in the public sector and her unique risk and technical assessment experience.

David Singer. Mr. Singer has served as a member of our board of directors since April 2024. Mr. Singer has led private investments at Maverick Ventures since October 2004. Mr. Singer has served on seven public company boards, including Castlight Health, Inc., 1Life Healthcare, Inc. (d/b/a One Medical) and Seer, Inc. Mr. Singer received his B.A. in History from Yale University in1984 and his M.B.A. from Stanford University in

1988. We believe Mr. Singer is qualified to serve on our board of directors because of his extensive experience in the technology industry and his board service on several privately held companies.

Family Relationships and Other Arrangements

There are no family relationships among the Post-Closing Company’s directors, director nominees and executive officers.

Board Composition

The Post-Closing Company’s business and affairs will be organized under the direction of the Post-Closing Company Board. We anticipate that the Post-Closing Company Board will consist of seven members upon the Closing, with Ms. Lego serving as chairman. The primary responsibilities of the Post-Closing Company Board will be to provide oversight, strategic guidance, counseling and direction to the Post-Closing Company’s management. The Post-Closing Company Board will meet on a regular basis and on an ad hoc basis as required.

In accordance with the terms of Proposed Certificate of Incorporation and the Proposed Bylaws, each of which will become effective upon the consummation of the business combination, the Post-Closing Company will divide the board of directors into three classes, as follows:

•	Class I, which will consist of Mr. Bjornholt and Ms. Meyerriecks, whose terms will expire at the Post-Closing Company’s annual meeting of stockholders to be held in 2027;

•	Class II, which will consist of Mr. Singer and Dr. Johnson, whose terms will expire at the Post-Closing Company’s annual meeting of stockholders to be held in 2028; and

•	Class III, which will consist of Mr. Kinsella and Ms. Lego, whose terms will expire at the Post-Closing Company’s annual meeting of stockholders to be held in 2029.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The Post-Closing Company’s Proposed Bylaws will provide that the authorized number of directors may be changed only by resolution of a majority of the Post-Closing Company Board. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Post-Closing Company Board may have the effect of delaying or preventing changes in the Post-Closing Company’s control or management. The Post-Closing Company’s directors may be removed for cause by the affirmative vote of the holders of at least 66-2/3% of the Post-Closing Company’s voting stock.

Director Independence

Upon the consummation of the business combination, the Post-Closing Company Board is expected to determine that each of the directors on the Post-Closing Company Board other than Mr. Kinsella, following the consummation of the business combination, will be “independent directors,” and the Post-Closing Company Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and NYSE relating to director independence requirements.

Board Leadership Structure

The Post-Closing Company Board will be chaired by Ms. Lego, who will have the authority, among other things, to call and preside over board of directors meetings, to set meeting agendas and to determine materials to be distributed to the board of directors. Accordingly, the chair will have substantial ability to shape the work of the Post-Closing Company Board. We believe that separation of the positions of chair and chief executive officer reinforces the independence of the board of directors in its oversight of the Post-Closing Company’s business and affairs. In addition, we intend to have a separate chair for each committee of the Post-Closing Company Board. The chair of each committee is expected to report annually to the Post-Closing Company Board on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case.

Role of the Board in Risk Oversight

The audit committee of the Post-Closing Company Board, which we will establish upon the consummation of the business combination, will be primarily responsible for overseeing the Post-Closing Company’s risk management processes on behalf of the Post-Closing Company Board. Going forward, we expect that the Post-Closing Company’s audit committee will receive reports from management periodically regarding the Post-Closing Company’s assessment of risks. In addition, the Post-Closing Company’s audit committee will report regularly to the Post-Closing Company Board, which also considers the Post-Closing Company’s risk profile. The Post-Closing Company’s audit committee and the Post-Closing Company Board will focus on the most significant risks we face and the Post-Closing Company’s general risk management strategies. While the Post-Closing Company Board oversees the Post-Closing Company’s risk management, management is responsible for day-to-day risk management processes. The Post-Closing Company Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Post-Closing Company’s audit committee and the Post-Closing Company Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that the Post-Closing Company Board’s leadership structure, which also emphasizes the independence of the Post-Closing Company Board in its oversight of its business and affairs, supports this approach.

Board Committees

The Post-Closing Company Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The Post-Closing Company Board may establish other committees to facilitate the management of the Post-Closing Company’s business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Post-Closing Company Board. Each committee will operate under a written charter, to be effective upon the consummation of the business combination, that satisfies the applicable rules and regulations of the Sarbanes-Oxley Act, the SEC and NYSE.

Audit Committee

Upon the consummation of the business combination, the Post-Closing Company’s audit committee will consist of Mr. Bjornholt, Ms. Lego and Mr. Singer. The Post-Closing Company Board is expected to determine that each of the members of the Post-Closing Company’s audit committee satisfies NYSE and SEC independence requirements. Mr. Bjornholt will serve as the chair of the Post-Closing Company’s audit committee. The functions of this committee will include, among other things:

•

evaluating the performance, independence and qualifications of the Post-Closing Company’s independent registered public accounting firm and determining whether to retain the Post-Closing Company’s existing independent registered public accounting firm or engage a new independent registered public accounting firm;

•	reviewing and approving the engagement of the Post-Closing Company’s independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of the Post-Closing Company’s independent registered public accounting firm on the Post-Closing Company’s engagement team as required by law;

•

prior to engagement of any independent registered public accounting firm, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of the Post-Closing Company’s independent registered public accounting firm;

•

reviewing the Post-Closing Company’s annual and quarterly consolidated financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with the Post-Closing Company’s independent registered public accounting firm and management;

•

reviewing, with the Post-Closing Company’s independent registered public accounting firm and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of the Post-Closing Company’s financial controls;

•	reviewing with management and the Post-Closing Company’s independent registered public accounting firm any earnings announcements and other public announcements regarding material developments;

•

discussing and reviewing with management and the Post-Closing Company’s independent registered public accounting firm, as appropriate, the scope, adequacy and effectiveness of the Post-Closing Company’s internal control over financial reporting and any special audit steps adopted in the event of material control deficiencies;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in the Post-Closing Company’s annual proxy statement;

•

reviewing and providing oversight of any related-person transactions in accordance with the Post-Closing Company’s related-person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including the Post-Closing Company’s code of business conduct and ethics;

•

reviewing the Post-Closing Company’s major financial, information security and cybersecurity risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;

•	reviewing on a periodic basis the Post-Closing Company’s investment policy and related-person transactions policy; and

•	reviewing and evaluating on an annual basis the performance of the Post-Closing Company’s audit committee and the charter of the Post-Closing Company’s audit committee.

The Post-Closing Company Board is expected to determine that each of Mr. Bjornholt, Ms. Lego and Mr. Singer qualifies as an “audit committee financial expert” within the meaning of SEC regulations and meets the financial sophistication requirements of NYSE. In making this determination, the Post-Closing Company’s board will consider prior experience, business acumen and independence. Both the Post-Closing Company’s independent registered public accounting firm and management will periodically meet privately with the Post-Closing Company’s audit committee.

We believe that the composition and functioning of the Post-Closing Company’s audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and NYSE rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee

Upon the consummation of the business combination, the Post-Closing Company’s compensation committee will consist of Dr. Johnson, Mr. Singer and Ms. Meyerriecks. Dr. Johnson will serve as the chair of the Post-Closing Company’s compensation committee. The Post-Closing Company Board is expected to determine that each of the members of the Post-Closing Company’s compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies NYSE independence requirements. The functions of this committee will include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the Post-Closing Company’s overall compensation strategy and policies;

•

reviewing and approving or, in the case of the Post-Closing Company’s chief executive officer’s compensation, making recommendations to the full board of directors regarding the compensation and other terms of employment of the Post-Closing Company’s executive officers;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) performance goals and objectives relevant to the compensation of the Post-Closing Company’s executive officers and assessing their performance against these goals and objectives;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•

evaluating risks associated with the Post-Closing Company’s compensation policies and practices and assessing whether risks arising from the Post-Closing Company’s compensation policies and practices for the Post-Closing Company’s employees are reasonably likely to have a material adverse effect on us;

•	overseeing workplace diversity initiatives and progress;

•	reviewing and making recommendations to the full board of directors regarding the type and amount of compensation to be paid or awarded to the Post-Closing Company’s non-employee board members;

•

establishing policies with respect to votes by the Post-Closing Company’s stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining the Post-Closing Company’s recommendations regarding the frequency of advisory votes on executive compensation, to the extent required by law;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering the Post-Closing Company’s equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•

reviewing the competitiveness of the Post-Closing Company’s executive compensation programs and evaluating the effectiveness of the Post-Closing Company’s compensation policy and strategy in achieving expected benefits to us;

•

reviewing and making recommendations to the full board of directors regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for the Post-Closing Company’s executive officers;

•

reviewing with management and approving the Post-Closing Company’s disclosures under the caption “Compensation Discussion and Analysis” in the Post-Closing Company’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing the report that the SEC requires in the Post-Closing Company’s annual proxy statement; and

•	reviewing and assessing on an annual basis the performance of the Post-Closing Company’s compensation committee and the charter of Post-Closing Company’s compensation committee.

We believe that the composition and functioning of the Post-Closing Company’s compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and NYSE rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Upon the consummation of the business combination, the Post-Closing Company’s nominating and corporate governance committee will consist of Ms. Meyerriecks and Dr. Johnson. Ms. Meyerriecks will serve as the chair of the Post-Closing Company’s nominating and corporate governance committee. The Post-Closing Company Board is expected to determine that each of the members of this committee satisfies NYSE independence requirements. The functions of this committee will include, among other things:

•	identifying, reviewing and evaluating candidates to serve on the Post-Closing Company Board consistent with criteria approved by the Post-Closing Company Board;

•	determining the minimum qualifications for service on the Post-Closing Company Board;

•	evaluating director performance on the board and applicable committees of the board and determining whether continued service on the Post-Closing Company’s board is appropriate;

•	evaluating, nominating and recommending individuals for membership on the Post-Closing Company Board;

•	evaluating nominations by stockholders of candidates for election to the Post-Closing Company Board;

•	considering and assessing the independence of members of the Post-Closing Company Board;

•	reviewing and recommending updates to the list of executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act;

•

developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to the Post-Closing Company Board any changes to such policies and principles;

•	reviewing and recommending updates to the Post-Closing Company’s insider trading policy;

•	overseeing Post-Closing Company’s environmental, social and governance strategies, targets, policies, performance and reporting;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•	reviewing and assessing on an annual basis the performance of the nominating and corporate governance committee and the nominating and corporate governance committee charter.

We believe that the composition and functioning of the Post-Closing Company’s nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and NYSE rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

None of the Post-Closing Company’s current or former executive officers will serve as a member of the Post-Closing Company’s compensation committee. None of the Post-Closing Company’s officers serve, or have served during the last completed fiscal year, on the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Post-Closing Company Board or the Post-Closing Company’s compensation committee. For a description of transactions between us and members of the Post-Closing Company’s compensation committee and affiliates of such members, see the section entitled “Certain Relationships and Related Person Transactions.”

Code of Business Conduct and Ethics

Upon the consummation of the business combination, we intend to adopt a written code of business conduct and ethics that applies to the Post-Closing Company’s directors, officers and employees, including the Post-Closing Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions. Upon the consummation of the business combination, a current copy of the code will be available on the Corporate Governance section of the Post-Closing Company’s website, https://infleqtion.com.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Certificate of Incorporation, which will be effective upon consummation of the business combination, eliminates the Post-Closing Company’s directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Post-Closing Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Proposed Certificate of Incorporation requires the Post-Closing Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. The Post-Closing Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Post-Closing Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Proposed Certificate of Incorporation prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, the Post-Closing Company will enter into separate indemnification agreements with the Post-Closing Company’s directors and officers. These agreements, among other things, require the Post-Closing Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Post-Closing Company’s directors or officers or any other company or enterprise to which the person provides services at the Post-Closing Company’s request.

We believe these provisions in the Proposed Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

On September 8, 2025, CCX entered into the Merger Agreement with Merger Sub I, Merger Sub II and Infleqtion.

CCX is a blank check company formed in order to effect a merger, amalgamation, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. CCX was incorporated under the laws of the Cayman Islands on January 4, 2024.

On May 15, 2025, CCX consummated its initial public offering of 41,400,000 CCX public units, including 5,400,000 CCX public units pursuant to the underwriters’ full exercise of the over-allotment option. The CCX public units were sold at an offering price of $10.00 per unit, generating gross proceeds to CCX of $414,000,000. Simultaneously with the consummation of the CCX IPO and the exercise of the underwriters’ over-allotment option, CCX consummated the private placement of 300,000 CCX private placement units to the Sponsor at a price of $10.00 per unit, generating total proceeds of $3,000,000. Transaction costs amounted to $4,638,840, consisting of $3,000,000 of deferred underwriting fees, and $1,638,840 of other offering costs.

ColdQuanta, Inc. was formed as a Colorado corporation on February 7, 2007, and subsequently converted to a Delaware corporation on June 29, 2018. It develops and commercializes quantum technology as part of an integrated platform, which currently includes offerings such as quantum sensing, quantum computing and software, with technologies actively deployed across a number of sectors today, including defence and security, AI, energy optimization, space and frontier, materials discovery and cybersecurity.

CCX is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the business combination and other events contemplated by the Merger Agreement. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of CCX and Infleqtion, adjusted to give effect to the business combination and other events contemplated by the Merger Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial statements give effect to the business combination and other events contemplated by the Merger Agreement as described in this proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet as of September 30, 2025 combines the historical unaudited condensed balance sheet of Infleqtion with the historical unaudited condensed balance sheet of CCX on a pro forma basis as if the business combination and the other events contemplated by the Merger Agreement, summarized below, had been consummated on September 30, 2025. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 combines the historical unaudited condensed statement of operations of Infleqtion for the nine months ended September 30, 2025 and the historical unaudited condensed statement of operations of CCX for the nine months ended September 30, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, combines the historical audited statement of operations of Infleqtion for the year ended December 31, 2024, with the historical audited statement of operations of CCX for the period from January 4, 2024 (inception) through December 31, 2024. Although CCX was incorporated as a Cayman Islands exempted company on January 4, 2024, for purposes of unaudited pro forma condensed combined statements of operation for the nine months ended September 30, 2025 and the year ended December 31, 2024, the business combination and other events contemplated by the Merger Agreement have been given effect as if they had been consummated as of January 1, 2024.

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the Post-Closing Company’s condensed financial position or results of operations actually would have been had the business combination been consummated on the dates indicated above, nor are they necessarily indicative of future results of operations. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the Post-Closing Company.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	audited historical financial statements of CCX for the period from January 4, 2024 (inception) through December 31, 2024;

•	unaudited historical condensed financial statements of CCX as of and for the nine months ended September 30, 2025;

•	audited historical financial statements of Infleqtion for the year ended December 31, 2024;

•	unaudited historical condensed financial statements of Infleqtion as of and for the nine months ended September 30, 2025; and

•

other information relating to CCX and Infleqtion included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof and the financial and operational condition of CCX and Infleqtion.

Description of the Business Combination

Pursuant to the Merger Agreement and the related agreements, and upon the terms and subject to the conditions set forth therein, CCX will acquire Infleqtion and Infleqtion will become a publicly traded company through the business combination. The business combination consists of (a) the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”), and (b) following the Domestication, the merger of Merger Sub I with and into Infleqtion, with Infleqtion continuing as the surviving corporation, and immediately thereafter, the merger of such surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly-owned subsidiary of CCX. Subject to the terms and conditions of the Merger Agreement, the value of the aggregate consideration to be paid to the Infleqtion stockholders, holders of outstanding Infleqtion restricted stock awards and holders of Infleqtion options is based on a fair market value of $1,800,000,000. At the Effective Time, each share of Infleqtion common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically cancelled and converted into the right to receive a number of shares of Post-Closing Company common stock equal to the Exchange Ratio. The Exchange Ratio is based on the per share Equity Value (calculated in accordance with the Merger Agreement). Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, shares of Post Closing Company common stock will be issued for each issued and outstanding share of Infleqtion common stock (after giving effect to the conversion of Infleqtion preferred stock, including Infleqtion restricted stock awards into Infleqtion common stock).

Following the business combination and related events and based on the estimated Exchange Ratio of 0.347, the following will be outstanding (excluding issuance of shares related to the PIPE Subscription Agreements):

•	an estimated 150,220,002 shares of Post-Closing Company common stock issued to Infleqtion’s stockholders, including 1,420,571 shares issuable in respect of restricted stock awards;

•	Post-Closing Company options related to the assumption of Infleqtion stock options, which will be exercisable for an estimated 31,768,216 shares of Post-Closing Company common stock;

•	300,000 shares of Post-Closing Company common stock in exchange for CCX private placement shares held by the Sponsor subject to certain provisions under the Sponsor Agreement;

•	10,350,000 shares of Post-Closing Company common stock in exchange for CCX Founder Shares held by the Sponsor subject to certain provisions under the Sponsor Agreement;

•	41,400,000 CCX public shares or 0 shares, under the No Redemption Scenario or Maximum Redemptions Scenario, respectively, of the Post-Closing Company common stock held by CCX public shareholders.

The business combination will occur based on the following transactions as contemplated by the Merger Agreement:

•	the Domestication and related automatic conversion of each CCX Class A Ordinary Share issued and outstanding immediately prior to the Domestication into one share of CCX common stock;

•

the Merger of Merger Sub I, with and into Infleqtion, with Infleqtion as the surviving company, and immediately thereafter, the merger of such surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly owned subsidiary of CCX;

•

each share of Infleqtion common stock, including shares of Infleqtion common stock issued upon the pre-Closing conversion of Infleqtion preferred stock, will be automatically surrendered and shall cease to exist, and will be exchanged for the right to receive, in the aggregate, the Merger Consideration; and

•

the assumption of each outstanding and unexercised Infleqtion option (whether or not vested) will be assumed by the Post-Closing Company and become an option to purchase shares of Post-Closing Company common stock, on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such Infleqtion option immediately prior to the Effective Time (each an “Exchanged Option”), except that (1) the number of shares of Post-Closing Company common stock subject to such Exchanged Option will equal (a) the number of shares of Infleqtion common stock that were subject to such option immediately prior to the Effective Time multiplied by (b) the Exchange Ratio, rounded down to the nearest whole share, and (2) the per share exercise price will equal the quotient of (a) the exercise price per share of Infleqtion common stock at which such option was exercisable immediately prior to the Effective Time, divided by (b) the Exchange Ratio, rounded up to the nearest whole cent.

•

each outstanding Infleqtion restricted stock award that is outstanding as of immediately prior to the Effective Time will be converted into the right to receive a number of shares of Post-Closing Company common stock, based on the agreed upon Exchange Ratio.

Available Closing SPAC Cash shall not be less than $100.0 million, which is calculated as follows:

•

all amounts in the trust account (after reduction for the aggregate amount of payments required to be made in connection with any valid CCX public shareholder redemptions of CCX public shares and any permitted withdrawals (as defined in the CCX current articles of association), but before payment of any CCX or Infleqtion transaction expenses and repayment of any Sponsor loans, if any), plus

•

the net proceeds of any incremental financing raised by CCX or Infleqtion in connection with the Transactions, including the PIPE Investment in accordance with the terms and conditions of the PIPE Subscription Agreements.

Other agreements that are entered in connection with the business combination are summarized below:

•

Subscription Agreements — In connection with the execution of the Merger Agreement, CCX entered into the PIPE Subscription Agreements with PIPE Investors. Pursuant to the terms of the PIPE Subscription Agreements, CCX has agreed to issue and sell to the PIPE Investors and the PIPE Investors have agreed to buy, 12,654,760 shares of CCX common stock at a purchase price of $10.00 per share for an aggregate commitment of $126.5 million.

•

Sponsor Agreement — Pursuant to the terms of the Sponsor Agreement, 1,500,000 CCX Founder Shares held by the Sponsor will become unvested as of the Closing and will revest on the date on the occurrence of the Triggering Event. If the Triggering Event is not achieved within five years of the

Closing, such CCX Founder Shares will be forfeited in accordance with the terms of the Sponsor Agreement. In the event of a change of control of CCX prior to the fifth anniversary of the Closing, the CCX Founder Shares will vest immediately prior to the closing of such change of control if the change of control also constitutes the Triggering Event; otherwise, they will be automatically forfeited immediately prior to the closing for no consideration.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of CCX public shares held by CCX public shareholders for cash in an amount equal to their pro rata portion of the funds held in the trust account net of permitted withdrawals, calculated as of two business days prior to the anticipated Closing Date:

•	No Redemption Scenario: which is the scenario that assumes no CCX public shareholders exercise their redemption rights.

•

Maximum Redemptions Scenario: which is the scenario that illustrates the largest number of redemptions by CCX public shareholders that can occur while still satisfying the Minimum Cash Condition. This scenario assumes that Available Closing SPAC Cash is equal to $100.0 million.

The following summarizes the unaudited pro forma shares of Post-Closing Company common stock issued and outstanding immediately after the business combination, presented under the scenarios, excluding the dilutive effect of the potential issuance of any shares of Post-Closing Company common stock upon exercise of outstanding Infleqtion options assumed by the Post-Closing Company and the potential issuance of shares of Post-Closing Company common stock initially reserved for issuance under the Incentive Plan and the ESPP.

	No Redemptions(1)		Maximum Redemptions (2)
	Shares	% Ownership	Shares	% Ownership
Infleqtion stockholders (3)	150,220,002	69.9%	150,220,002	86.6%
Sponsor shares (4)	10,650,000	4.9%	10,650,000	6.1%
CCX public shareholders	41,400,000	19.3%	—	—
PIPE Investors (5)	12,654,760	5.9%	12,654,760	7.3%

Total	214,924,762	100%	173,524,762	100%

(1)	Assumes no CCX public shareholders exercise their redemption rights.
(2)

Assumes redemptions of 41,400,000 CCX public shares in connection with the Transactions, which would still result in satisfaction of the Minimum Cash Condition. This scenario is based on the trust account balance as of September 30, 2025, as described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation.”

(3)

Consists of 148,799,431 shares of Post-Closing Company common stock issuable in respect of shares of Infleqtion common stock and Infleqtion preferred stock, and 1,420,571 shares of Post-Closing Company common stock issuable in respect of Infleqtion restricted stock awards, which are considered to be legally outstanding as of Closing. Both are based on an assumed Exchange Ratio of 0.347. The Exchange Ratio reflects the Infleqtion common stock, preferred stock, and options, in each case, outstanding as of September 8, 2025, and does not reflect any issuances of Infleqtion capital stock or Infleqtion options after such date.

(4)

Includes 300,000 CCX private placement shares held by the Sponsor and 10,350,000 CCX Founder Shares held by the Sponsor. The outstanding amount of CCX Founder shares includes 1,500,000 shares that will become unvested as of the Closing and will revest on the occurrence of the Triggering Event. At the Closing, all of the CCX Founder Shares held by the Sponsor will be outstanding and entitled to vote.

(5)

Pursuant to the terms of the PIPE Subscription Agreements, as described above, CCX has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy, 12,654,760 Subscribed Shares at a purchase price of $10.00 per share for an aggregate commitment of $126.5 million.

Expected Accounting Treatment for the Transactions

The business combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP because Infleqtion has been determined to be the accounting acquirer under both the redemption scenarios presented. Under this method of accounting, CCX, which is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and Infleqtion, which is the legal acquiree, will be treated as the accounting acquirer for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Infleqtion will become the historical financial statements of the Post-Closing Company, and CCX’s assets, liabilities and results of operations will be consolidated with Infleqtion’s beginning on the acquisition date. For accounting purposes, the financial statements of the Post-Closing Company will represent a continuation of the financial statements of Infleqtion with the business combination being treated as the equivalent of Infleqtion issuing stock for the net assets of CCX, accompanied by a recapitalization. The net assets of CCX will be stated at historical costs, which are expected to approximate fair value, and no goodwill or other intangible assets will be recorded. Operations prior to the business combination will be presented as those of Infleqtion in future reports of the Post-Closing Company.

Infleqtion was determined to be the accounting acquirer under both the redemption scenarios presented based on evaluation of the following facts and circumstances:

•	Infleqtion stockholders comprise a relative majority of greater than 69.9% of the voting power of the Post-Closing Company under both the redemption scenarios;

•	Infleqtion will have the ability to nominate a majority of the members of the board of directors of the Post-Closing Company;

•	Infleqtion’s operations prior to the business combination comprise the only ongoing operations of Post-Closing Company;

•	Infleqtion’s senior management will comprise the senior management of Post-Closing Company;

•	The ongoing operations of Infleqtion will become the operations of the Post-Closing Company; and

•	Infleqtion’s headquarters will become the Post-Closing Company’s headquarters.

The final allocation of consideration payable to Infleqtion equity holders will be determined upon the completion of the business combination and related events and could differ materially from the two scenarios presented.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2025

(Dollars in Thousands)

	ColdQuanta, Inc. (Historical) - USD	Churchill Capital Corp X (Historical) - USD	Historical Combined	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Incremental Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemption)
ASSETS
Current assets						—			—
Cash and cash equivalents	24,889	1,136	26,025	419,552	A	534,044	(419,552)	L	114,492
				(34,966)	B		—
				126,548	G		—
				(3,000)	H		—
				(115)	J		—
Available-for-sale securities	51,415	—	51,415	—		51,415	—		51,415
Accounts receivable	4,532	—	4,532	—		4,532	—		4,532
Unbilled receivables	3,789	—	3,789	—		3,789	—		3,789
Inventories	4,055	—	4,055	—		4,055	—		4,055
Prepaid expenses and other current assets	6,923	72	6,995	(4,530)	B	2,393	—		2,393
				(72)	K		—
Prepaid insurance	—	321	321	(321)	K	—	—		—

Total Current assets	95,603	1,529	97,132	503,096		600,228	(419,552)		180,676
Non current assets						—			—
Property and equipment, net	8,817	—	8,817	—		8,817	—		8,817
Lease right-of-use assets	5,186	—	5,186	—		5,186	—		5,186
Other assets	649	—	649	—		649	—		649
Goodwill	9,315	—	9,315	—		9,315	—		9,315
Cash and marketable securities held in Trust Account	—	419,552	419,552	(419,552)	A	—	—		—
Prepaid insurance- long term	—	188	188	(188)	K	—	—		—

Total Non current assets	23,967	419,740	443,707	(419,740)		23,967	—		23,967

Total Assets	119,570	421,269	540,839	83,356		624,195	(419,552)		204,643

LIABILITIES						—			—
Current liabilities						—			—
Accounts payable	5,682	—	5,682	(3,131)	B	2,551	—		2,551
Accrued liabilities	8,489	67	8,556	(1,197)	B	7,329	—		7,329
	—			(30)	J		—
Contract liabilities	3,067	—	3,067	—		3,067	—		3,067
Current portion of lease right-of-use liabilities	1,187	—	1,187	—		1,187	—		1,187

	ColdQuanta, Inc. (Historical) - USD	Churchill Capital Corp X (Historical) - USD	Historical Combined	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Incremental Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemption)
Deferred consideration, current	455	—	455	—		455	—	455
Accrued offering costs	—	85	85	(85)	J	—	—	—
Subscription agreement liability	—	36,545	36,545	(36,545)	I	—	—	—

Total Current liabilities	18,880	36,697	55,577	(40,988)		14,589	—	14,589
Non Current liabilities						—		—
Lease right-of-use liabilities, net of current portion	4,310	—	4,310	—		4,310	—	4,310
Deferred underwriting fee payable	—	3,000	3,000	(3,000)	H	—	—	—

Total Non Current liabilities	4,310	3,000	7,310	(3,000)		4,310	—	4,310

Total Liabilities	23,190	39,697	62,887	(43,988)		18,899	—	18,899

Commitments and Contingencies						—		—

Total Commitments and Contingencies	—	—	—	—		—	—	—

Redeemable equity						—		—
Series Seed convertible redeemable preferred stock	6,526	—	6,526	(6,526)	D	—	—	—
Series Seed II convertible redeemable preferred stock	10,411	—	10,411	(10,411)	D	—	—	—
Series A convertible redeemable preferred stock	36,658	—	36,658	(36,658)	D	—	—	—
Series B convertible redeemable preferred stock	112,145	—	112,145	(112,145)	D	—	—	—
Series B1 convertible redeemable preferred stock	32,990	—	32,990	(32,990)	D	—	—	—
Series C convertible redeemable preferred stock	71,728	—	71,728	(71,728)	D	—	—	—
Series C1 convertible redeemable preferred stock	26,351	—	26,351	(26,351)	D	—	—	—
Class A ordinary shares subject to possible redemption	—	419,552	419,552	(419,552)	C	—	—	—

Total Redeemable equity	296,809	419,552	716,361	(716,361)		—	—	—

	ColdQuanta, Inc. (Historical) - USD	Churchill Capital Corp X (Historical) - USD	Historical Combined	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Incremental Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemption)
EQUITY						—			—
Stockholders’ equity						—			—
Class A ordinary shares	—	—	—	—		—	—		—
Class B ordinary shares	—	1	1	(1)	E	—	—		—
Class A common stock	—	—	—	4	C	21	(4)	L	17
				15	D		—
				1	E		—
				1	G		—
Common stock	5	—	5	296,809	D	—	—		—
				(296,814)	D		—
Additional paid-in capital	19,237	—	19,237	(34,052)	B	826,062	(419,548)	L	406,514
				419,548	C		—
				296,799	D		—
				(37,981)	F		—
				126,547	G		—
				36,545	I		—
				(581)	K		—
Share premium	—	—	—	—		—	—		—
Accumulated deficit	(220,326)	(37,981)	(258,307)	(1,116)	B	(221,442)	—		(221,442)
				37,981	F		—
Accumulated other comprehensive income (loss)	655	—	655	—		655	—		655

Total Stockholders’ equity	(200,429)	(37,980)	(238,409)	843,705		605,296	(419,552)		185,744

Total Equity	(200,429)	(37,980)	(238,409)	843,705		605,296	(419,552)		185,744

Total Liability, Redeemable Equity and Equity	119,570	421,269	540,839	83,356		624,195	(419,552)		204,643

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2025

(Dollars in Thousands)

	ColdQuanta, Inc. (Historical) - USD	Churchill Capital Corp X (Historical) - USD	Historical Combined	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Incremental Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemption)
Product revenue	$15,987	—	$15,987	—		$15,987	—	$15,987
Service revenue	5,687	—	5,687	—		5,687	—	5,687

Revenue	21,674	—	21,674	—		21,674	—	21,674
Cost of products	10,651	—	10,651	—		10,651	—	10,651
Cost of services	2,939	—	2,939	—		2,939	—	2,939

Gross profit	8,084	—	8,084	—		8,084	—	8,084
Research and development	15,324	—	15,324	—		15,324	—	15,324
Selling and marketing	1,163	—	1,163	—		1,163	—	1,163
General and administrative	16,860	1,438	18,298	750	AA	18,913	—	18,913
	—		—	(135)	CC	—	—	—
Subscription agreement expense	—	6,045	6,045	(6,045)	DD	—	—	—
Impairment of assets	—	—	—	—		—	—	—
Grant Income	(1,531)	—	(1,531)	—		(1,531)	—	(1,531)

Loss from operations	(23,732)	(7,483)	(31,215)	5,430		(25,785)	—	(25,785)
Interest income	1,855	—	1,855	—		1,855	—	1,855
Change in fair value of SAFE liabilities	—	—	—	—		—	—	—
Change in fair value of contingent consideration	—	—	—	—		—	—	—
Income earned on cash and marketable securities held in Trust Account	—	6,552	6,552	(6,552)	BB	—	—	—
Change of fair value of subscription agreement liability	—	(30,499)	(30,499)	30,499	DD	—	—	—
Other, net	842	—	842	—		842	—	842

Loss before income taxes	(21,035)	(31,430)	(52,465)	29,377		(23,088)	—	(23,088)
Income tax expense (benefit)	—	—	—	—		—	—	—

Net loss	$(21,035)	$(31,430)	$(52,465)	$29,377		$(23,088)	$—	$(23,088)

	ColdQuanta, Inc. (Historical) - USD	Churchill Capital Corp X (Historical) - USD	Historical Combined	Transaction Accounting Adjustments (Assuming No Redemption)	Pro Forma Combined (Assuming No Redemption)	Incremental Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemption)
Shares used in computing net loss per share attributable to Post-Closing Company shareholders—basic and diluted					212,004,191		170,604,191
Net loss per share attributable to Post-Closing Company shareholders—basic and diluted					(0.11)		(0.14)
Historical
Weighted average shares outstanding of Infleqtion common stock—basic and diluted	45,456,929
Basic and diluted net loss per share—Infleqtion common stock	(0.46)
Shares used in computing net loss per share attributable to Class A Ordinary shareholders—basic and diluted		9,684,926
Basic and diluted loss per share—Class A Ordinary Shares		(1.02)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2024

(Dollars in Thousands)

	ColdQuanta, Inc. (Historical) - USD	Churchill Capital Corp X (Historical) - USD	Historical Combined	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Incremental Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemption)
Product revenue	$22,325	—	$22,325	—		$22,325	—	$22,325
Service revenue	6,511	—	6,511	—		6,511	—	6,511

Revenue	28,836	—	28,836	—		28,836	—	28,836
Cost of products	17,571	—	17,571	—		17,571	—	17,571
Cost of services	2,201	—	2,201	—		2,201	—	2,201

Gross profit	9,064	—	9,064	—		9,064	—	9,064
Research and development	22,303	—	22,303	—		22,303	—	22,303
Selling and marketing	3,412	—	3,412	—		3,412	—	3,412
General and administrative	23,875	52	23,927	1,116	AAA	27,131	—	27,131
			—	1,000	BBB		—	—
			—	1,088	CCC		—	—
Subscription agreement expense	—	—	—	—		—	—	—
Impairment of assets	13,539	—	13,539	—		13,539	—	13,539
Grant Income	(1,057)	—	(1,057)	—		(1,057)	—	(1,057)

Loss from operations	(53,008)	(52)	(53,060)	(3,204)		(56,264)	—	(56,264)
Interest income	1,154	—	1,154	—		1,154	—	1,154
Change in fair value of SAFE liabilities	(2,271)	—	(2,271)	—		(2,271)	—	(2,271)
Change in fair value of contingent consideration	380	—	380	—		380	—	380
Other, net	(21)	—	(21)	—		(21)	—	(21)

Loss before income taxes	(53,766)	(52)	(53,818)	(3,204)		(57,022)	—	(57,022)
Income tax expense (benefit)	(2)	—	(2)	—		(2)	—	(2)

Net loss	$(53,764)	$(52)	$(53,816)	$(3,204)		$(57,020)	$—	$(57,020)

	ColdQuanta, Inc. (Historical) - USD	Churchill Capital Corp X (Historical) - USD	Historical Combined	Transaction Accounting Adjustments (Assuming No Redemption)	Pro Forma Combined (Assuming No Redemption)	Incremental Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemption)
Shares used in computing net loss per share attributable to Post-Closing Company shareholders—basic and diluted					212,004,191		170,604,191
Net loss per share attributable to Post-Closing Company shareholders—basic and diluted					(0.27)		(0.33)
Historical
Weighted average shares outstanding of Infleqtion common stock—basic and diluted	39,808,027
Basic and diluted net loss per share—Infleqtion common stock	(1.35)
Shares used in computing net loss per share attributable to Class A Ordinary shareholders—basic and diluted		7,500,000
Basic and diluted loss per share—Class A Ordinary Shares		(0.01)

See accompanying notes to unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CCX, who is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and Infleqtion, which is the legal acquiree, will be treated as the accounting acquirer for financial reporting purposes.

The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X, as amended January 1, 2021. The historical financial information of CCX and Infleqtion is presented in accordance with GAAP. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the business combination.

The pro forma adjustments reflecting the completion of the business combination and related transactions are based on currently available information and assumptions and methodologies that CCX believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. CCX believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma combined financial information does not reflect the income tax effects of the transaction accounting adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given incurred losses during the historical period presented.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Closing Company. They should be read in conjunction with the historical financial statements and notes thereto of CCX and Infleqtion.

Note 2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2025

(A)

Reflects the reclassification of cash held in trust account of $419.6 million to cash and cash equivalents that becomes available for general use by the Post-Closing Company following the Closing under both redemption scenarios.

(B)

Reflects transaction costs of $37.2 million for financial advisory, legal, accounting, and other fees related to the business combination, excluding deferred underwriting fees of $3.0 million included in Note 2(H) below. Transaction costs are categorized as follows:

Dollar in thousands
Infleqtion Transaction costs:
(A) Costs related to issuance of equity
Amount incurred and paid prior to September 30, 2025(2)	1,021

Dollar in thousands
Amount incurred and to be paid (1) (2) (3)	3,509
Amounts to be incurred (1)	3,501

Subtotal(4)	8,031
(B) Costs expensed or to be expensed
Amount incurred and paid prior to September 30, 2025	327
Amount incurred and to be paid (1) (3)	781
Amounts to be incurred (1)(5)	1,116

Subtotal	2,224
SPAC Transaction costs:
Amount incurred and paid prior to September 30, 2025(6)	895
Amount incurred and to be paid (1)(3)(6)	38
Amounts to be incurred (1)(4)	26,021

Subtotal	26,954

Total Transaction costs	37,209

(1)	Adjustments to Cash and cash equivalents totaled $35.0 million
(2)	Adjustments to Prepaid expenses and other current assets totaled $4.5 million
(3)	Of the total incurred but not yet paid costs of $4.3 million, $3.1 million was recorded in Accounts payable and $1.2 million was recorded in Accrued liabilities
(4)	Adjustments to Additional paid-in-capital totaled $34.0 million
(5)	Adjustments to Accumulated deficit totaled $1.1 million
(6)	Amounts previously expensed by CCX are reclassified to Additional paid-in capital in Adjustment (F)

(C)	Reflects the reclassification of CCX Class A Ordinary Shares subject to possible redemption to permanent equity upon Closing.

(D)

Reflects the conversion of Infleqtion preferred stock into shares of Infleqtion common stock, and subsequently, of Infleqtion common stock into shares of the Post-Closing Company common stock upon the Closing.

(E)

Reflects the conversion of CCX Class B Ordinary Shares, on a one-for-one basis, into CCX Class A Ordinary Shares, and subsequently, of the CCX Class A Ordinary Shares to shares of the Post-Closing Company common stock.

(F)	Reflects the elimination of CCX’s historical accumulated deficit of $38.0 million .

(G)

Reflects the expected gross proceeds received from the PIPE pursuant to PIPE Subscription Agreements of $126.5 million from the issuance and sale of 12,654,760 shares of the CCX Class A Ordinary Shares at $10.00 per share.

(H)	Reflects the settlement of the deferred underwriting fee of $3.0 million paid in full at the Closing.

(I)

Reflects the removal of the $36.5 million liability recorded by CCX in relation to CCX’s Subscription Agreements pursuant to which CCX has agreed to issue and sell shares to the PIPE investors at the Closing. The Subscription Agreements are expected to terminate before or in conjunction with the Closing.

(J)	Reflects the settlement of CCX’s outstanding liabilities that are expected to be paid prior to the Closing.

(K)	Reflects the write off of CCX’s prepaid expense balances as these amounts are not expected to benefit the Post-Closing Company.

(L)

Reflects the redemption of 41,400,000 shares of CCX Class A ordinary shares for $419.6 million, which is allocated to ‘common stock’ and ‘additional paid-in-capital’ using par value of $0.0001 per share at an assumed redemption price of approximately $10.13 per share under the Maximum Redemptions Scenario. CCX does not expect that redemptions in connection with the business combination will cause the Post-Closing Company to be subject to U.S. federal excise taxes.

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine-month period ended September 30, 2025.

(AA)

Reflects fees of $0.3 million per quarter to be paid to an affiliate of M. Klein & Company pursuant to the Advisory Agreement, which will be in effect for a period of two years (unless extended for an additional year term upon mutual agreement of the parties to the Advisory Agreement), in exchange for advisory services provided to the Post-Closing Company.

(BB)	Represents the elimination of investment income related to the investments held in the CCX trust account.

(CC)

Reflects the elimination of historical expenses related to CCX’s office space, utilities, secretarial and administrative services. Upon completion of the business combination or CCX’s liquidation, the obligation to continue paying these monthly fees under the agreement between CCX and M. Klein Associates, Inc will be terminated and CCX will cease paying these monthly fees.

(DD)

Reflects the elimination of the expense and change in fair value of the liability associated with Subscription Agreements. As indicated in Note 2 (I), the Subscription Agreements are expected to terminate before or in conjunction with the Closing.

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2024

(AAA)

Reflects the total estimated remaining transaction costs of Infleqtion to be incurred and expensed as a part of the business combination. Transaction costs are expensed as incurred and reflected as if incurred on January 1, 2024. This is a non-recurring item.

(BBB)

Reflects fees of $0.3 million per quarter to be paid to an affiliate of M. Klein & Company pursuant to the Advisory Agreement, which will be in effect for a period of two years (unless extended for an additional year term upon mutual agreement of the parties to the Advisory Agreement), in exchange for advisory services provided to the Post-Closing Company.

(CCC)

Reflects a one-time stock-based compensation charge of $1.1 million related to options granted to the Chief Executive Officer. The awards were granted at a grant date fair value of $0.15 per option. These options are expected to accelerate vest and become exercisable at the time of the Closing, resulting in a non-recurring adjustment.

Note 3. Loss per Share

Represents the net loss per share calculated using the historical weighted-average shares outstanding and the issuance of additional shares in connection with the business combination and related transactions, assuming the shares were outstanding since January 1, 2024. In the case of shares presented as being held by Infleqtion stockholders, the tables below assumes that Infleqtion preferred stock outstanding as of September 30, 2025 had converted to Infleqtion common stock and that each such share of Infleqtion common stock was exchanged for a number of shares equal to the assumed Exchange Ratio as of January 1, 2024. In the case of stock options presented in the table below showing potentially dilutive instruments, the table assumes that such stock options were exchanged applying the assumed Exchange Ratio as of January 1, 2024.

Net income loss per share was computed using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Post-Closing Company considers its vesting CCX Founder

Shares to be participating securities as these instruments have non-forfeitable dividend rights. Net losses are not allocated to these participating securities as there are no contractual obligations that require participation in the Company’s losses.

As the business combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted-average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the business combination and related transactions have been outstanding for the entire periods presented. When assuming the Maximum Redemptions Scenarios, this calculation is adjusted to eliminate such shares for the entire period. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights.

For the nine months ended September 30, 2025:

(dollar in thousands except shares and per share data)	No Redemption Scenario	Maximum Redemptions Scenario
Pro forma net loss	$(23,088)	$(23,088)
Shares used in computing net loss per share attributable to Post-Closing Company shareholders — basic and diluted	212,004,191	170,604,191
Pro forma net loss per share, basic and diluted	$(0.11)	$(0.14)
Pro forma weighted-average shares calculation, basic and diluted:
Infleqtion stockholders	148,799,431	148,799,431
Sponsor shares	9,150,000	9,150,000
CCX public shareholders	41,400,000	—
PIPE Investors	12,654,760	12,654,760

	212,004,191	170,604,191

For the year ended December 31, 2024:

(dollar in thousands except shares and per share data)	No Redemption Scenario	Maximum Redemptions Scenario
Pro forma net loss	$(57,020)	$(57,020)
Shares used in computing net loss per share attributable to Post-Closing Company shareholders — basic and diluted	212,004,191	170,604,191
Pro forma net loss per share, basic and diluted	$(0.27)	$(0.33)
Pro forma weighted-average shares calculation, basic and diluted:
Infleqtion stockholders	148,799,431	148,799,431
Sponsor shares	9,150,000	9,150,000
CCX public shareholders	41,400,000	—
PIPE Investors	12,654,760	12,654,760

	212,004,191	170,604,191

The following outstanding shares of the Post-Closing Company common stock equivalents were excluded from the computation of pro forma diluted net loss per share for the scenarios presented because including them would have had an anti-dilutive effect for the nine months ended September 30, 2025 and for the year ended December 31, 2024:

	No Redemption Scenario	Maximum Redemptions Scenario
Stock options and restricted shares (1)	33,188,787	33,188,787
Public and Private Warrants	10,425,000	10,425,000

	43,613,787	43,613,787

1.	The restricted stock awards, while legally outstanding, are not considered participating securities as any rights to dividends during the vesting period are forfeitable.

DESCRIPTION OF SECURITIES

Unless the context otherwise requires, references in this subsection to “we,” “our” and “us” generally refer to CCX prior to the business combination.

The following summary of the material terms of CCX’s securities prior to and following the business combination is not intended to be a complete summary of the rights and preferences of such securities.

The terms of CCX’s securities are currently governed by the laws of the Cayman Islands, including the Companies Act and the CCX current articles of association. We expect to adopt the Proposed Certificate of Incorporation and Proposed Bylaws of the Post-Closing Company in connection with the consummation of the business combination, which will rename CCX as “Infleqtion, Inc.” As a result of the business combination, CCX shareholders that hold CCX Ordinary Shares and Infleqtion stockholders that receive shares of Post-Closing Company common stock in the business combination will each become stockholders of the Post-Closing Company.

Because it is only a summary, this section does not contain all of the information that may be important to you. You should refer to the section entitled “Comparison of Shareholder Rights” as well as the Post-Closing Company’s Proposed Certificate of Incorporation and the Post-Closing Company’s Proposed Bylaws, which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively, and to the applicable provisions of Delaware law.

Authorized and Outstanding Stock

As of the close of business on the record date for the extraordinary general meeting, there were (1) 41,700,000 CCX Class A Ordinary Shares outstanding, (2) 10,350,000 Class B Ordinary Shares outstanding and (3) no CCX preferred shares outstanding.

All of the issued and outstanding CCX Class B Ordinary Shares will convert into CCX Class A Ordinary Shares on a one-for-one basis (the “initial conversion ratio”) immediately prior to the Domestication. As described under “— CCX Capital Stock Prior to the Business Combination — CCX Founder Shares,” pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have agreed to waive any adjustment to the initial conversion ratio under the CCX current articles of association in connection with the business combination.

The Proposed Certificate of Incorporation authorizes the issuance of 1,500,000,000 shares of capital stock, each with a par value of $0.0001, of which (1) 1,400,000,000 shares are designated as Post-Closing Company common stock and (2) 100,000,000 shares are designated as Post-Closing Company preferred stock.

The outstanding CCX Ordinary Shares are, and the shares of Post-Closing Company common stock issuable in connection with the business combination will be, duly authorized, validly issued, fully paid and non-assessable.

Post-Closing Company Capital Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Post-Closing Company common stock are entitled to receive dividends, if any, as may be declared from time to time by the Post-Closing Company Board, out of legally available funds.

No Preemptive or Similar Rights

The Post-Closing Company common stock is not entitled to preemptive, conversion or subscription rights, and is not subject to redemption or sinking fund provisions. The rights, preferences, and privileges of the holders of the Post-Closing Company common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of the Post-Closing Company preferred stock that may be designated and issued in the future.

Voting Rights

The Post-Closing Company common stock is entitled to one vote per share on any matter that is submitted to a vote of Post-Closing Company stockholders, including the election of directors. Post-Closing Company stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a plurality of the voting shares are able to elect all of the directors of the Post-Closing Company Board.

Liquidation Rights

If the Post-Closing Company becomes subject to a liquidation, dissolution or winding-up, the net assets legally available for distribution to its stockholders would be distributable ratably among the holders of Post-Closing Company common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Post-Closing Company preferred stock.

Fully Paid and Nonassessable

In connection with this offering, our legal counsel will opine that the shares of Post-Closing Company common stock to be issued in this offering will be fully paid and non-assessable.

Preferred Stock

Under the Proposed Certificate of Incorporation, the Post-Closing Company Board will have the authority, subject to limitations prescribed by Delaware law, to issue shares of authorized but unissued Post-Closing Company preferred stock in one or more series, and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in each case without further vote or action by its stockholders. These powers, rights, preferences and privileges could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price(s) and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Post-Closing Company common stock. The issuance of preferred stock could adversely affect the voting power of holders of Post-Closing Company common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of Post-Closing Company preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. As of the Closing, no shares of Post-Closing Company preferred stock will be outstanding.

Options

At the Effective Time, each outstanding and unexercised Infleqtion option (whether or not vested) will be assumed by the Post-Closing Company and become an option to purchase shares of Post-Closing Company common stock. See the section entitled “Proposal No. 1 — The Business Combination Proposal — General — Treatment of Infleqtion Options and Infleqtion Restricted Stock Awards” for additional information.

As of December 31, 2025, Infleqtion had outstanding options to purchase an aggregate of 90,287,442 shares of Infleqtion common stock, with a weighted-average exercise price of $0.22903 per share, under its 2017 Plan.

Restricted Stock Awards

At the Effective Time, each outstanding Infleqtion restricted stock award that is outstanding as of immediately prior to the Effective Time will be converted into the right to receive a number of shares of Post-Closing Company common stock. See the section entitled “Proposal No. 1 — The Business Combination Proposal — General — Treatment of Infleqtion Options and Infleqtion Restricted Stock Awards” for additional information.

As of December 31, 2025, there were 1,652,395 outstanding Infleqtion restricted stock awards.

Warrants

CCX Warrants

In connection with the business combination and pursuant to the Domestication, each CCX Warrant that is issued and outstanding will be converted into a CCX Delaware Warrant to acquire a corresponding number of shares of CCX common stock, on a one-for-one basis, pursuant to the terms of the warrant agreement and each of the then issued and outstanding CCX Units will be cancelled and each holder of CCX Units will be entitled to one share of CCX common stock and one-quarter of one CCX Delaware Warrant. No fractional CCX Delaware Warrants will be issued upon cancellation. Upon Closing, the CCX Delaware Warrants will be assumed by the Post-Closing Company and will become Post-Closing Company Warrants.

An estimated 2,606,250, shares of CCX common stock will be reserved for potential future issuance of CCX common stock upon the exercise of the CCX Delaware Warrants.

As of January 13, 2026, there were 10,425,000 CCX Warrants outstanding, which consists of 10,350,000 CCX public warrants and 75,000 CCX private placement warrants.

Public Warrants

After the Domestication, each CCX public warrant entitles the registered holder to purchase one share of CCX common stock at a price of $11.50 per share, subject to adjustment as discussed herein, at any time commencing 30 days after the completion of the business combination, provided that we have an effective registration statement under the Securities Act covering the CCX common stock issuable upon exercise of the CCX public warrants and a current prospectus relating to them is available (or we permit holders to exercise their CCX public warrants on a “cashless basis” under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrantholder may exercise its CCX public warrants only for a whole number of CCX common stock. This means that only a whole CCX public warrant may be exercised at any given time by a warrantholder. No fractional warrants will be issued upon separation of the CCX Units and only whole CCX public warrants will trade. Accordingly, unless you purchase at least four CCX Units, you will not be able to receive or trade a whole CCX public warrant. The CCX public warrants will expire five years after the completion of the business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any CCX common stock pursuant to the exercise of a CCX public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the CCX common stock underlying the CCX public warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No CCX public warrant will be exercisable and we will not be obligated to issue CCX common stock upon exercise of a CCX public warrant unless the CCX common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the CCX public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a CCX public warrant, the holder of such CCX public warrant will not be entitled to exercise such CCX public warrant and such CCX public warrant may have no value and expire without value to the holder. In no event will we be required to net cash settle any CCX public warrant.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the business combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement, the issuance of the CCX common stock issuable upon exercise of the CCX public warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the CCX public warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our shares of CCX common stock are at the time of any exercise of a CCX public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of CCX public warrants who exercise their CCX public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our commercially reasonable efforts to register or qualify the issuance of shares under applicable blue sky laws to the extent an exemption is not available. To exercise CCX public warrants on a cashless basis, each holder would pay the exercise price by surrendering the warrants in exchange for a number of shares of CCX common stock equal to the quotient obtained by dividing (x) the product of (i) the number of CCX common stock underlying the CCX public warrants, and (ii) the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) such fair market value. Solely for the purposes of the preceding sentence, “fair market value” shall mean the 10-day average trading price as of the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants for cash when the price per share of CCX common stock equals or exceeds $18.00.

Beginning 30 days after completion of the business combination, we may redeem the outstanding public warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•

if, and only if, the last reported sale price of the CCX common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders. We will not redeem the CCX public warrants as described above unless a registration statement under the Securities Act covering the CCX common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of CCX common stock is available throughout such 30 trading day period and the 30 day redemption period.

If and when the CCX public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the CCX public warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the CCX common stock may fall below the $18.00 redemption trigger price (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a CCX public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such CCX public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the CCX common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of CCX common stock is increased by a share dividend payable in CCX common stock, or by a subdivision of CCX common stock or other similar event, then, on the effective date of such share dividend, subdivision or similar event, the number of shares of CCX common stock issuable on exercise of each CCX public warrant will be increased in proportion to such increase in the outstanding shares of CCX common stock. A rights offering to holders of CCX common stock entitling holders to purchase shares of CCX common stock at a price less than the fair market value will be deemed a share dividend of a number of CCX common stock equal to the product of (i) the number of shares of CCX common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for CCX common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per CCX common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for CCX common stock, in determining the price payable for CCX common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, (ii) 10-day average closing price means, as of any date, the average last reported sale price of the CCX common stock as reported during the ten (10) trading day period ending on the trading day prior to such date and (iii) fair market value means the 10-day average closing price the first date on which the CCX common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the CCX public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of CCX common stock on account of such shares of CCX common stock (or other shares into which the warrants are convertible), other than (a) as described shares in connection with a proposed initial business combination, or (b) in connection with the redemption of our CCX Ordinary Shares upon our failure to complete the business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of CCX common stock in respect of such event.

If the number of outstanding shares of CCX common stock is decreased by a consolidation, combination, or reclassification of CCX common stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of CCX common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of CCX common stock.

Whenever the number of shares of CCX common stock purchasable upon the exercise of the CCX public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of CCX common stock purchasable upon the exercise of the CCX public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of CCX common stock so purchasable immediately thereafter. The warrant agreement provides that no adjustment to the number of the shares of CCX common stock issuable upon exercise of a CCX public warrant will be required until cumulative adjustments amount to 1% or more of the number of shares of CCX common stock issuable upon exercise of a CCX public warrant as last adjusted. Any such adjustments that are not made will be carried forward and taken into account in any subsequent adjustment. All such carried forward adjustments will be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of shares of CCX common stock issuable upon exercise of a CCX public warrant and (ii) on the exercise date of any CCX public warrant.

In case of any reclassification or reorganization of the outstanding shares of CCX common stock (other than those described above or that solely affects the par value of such CCX common stock), or in the case of any merger or consolidation of us with or into another entity in which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of the securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of the CCX public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our CCX common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or any such sale or transfer, that the holder of the CCX public warrants would have received if such holder had exercised their warrants immediately prior to such event.

The CCX public warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to this proxy statement/prospectus, for a complete description of the terms and conditions applicable to the CCX public warrants. The warrant agreement provides that the terms of the CCX public warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the CCX public warrants and the warrant agreement set forth in this proxy statement/prospectus, but requires the approval by the holders of at least 50% of the then outstanding CCX public warrants to make generally any change that adversely affects the interests of the registered holders of CCX public warrants. The CCX public warrants may be exercised upon surrender of the CCX public warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a “cashless basis,” if applicable), by certified or official bank check payable to us, for the number of CCX public warrants being exercised. The warrantholders do not have the rights or privileges of holders of shares of CCX common stock or any voting rights until they exercise their CCX public warrants and receive shares of CCX common stock. After the issuance of shares of CCX common stock upon exercise of the CCX public warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—Risks Relating to Compliance with Law, Government Regulation and Litigation — The CCX public warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of CCX warrants, which could limit the ability of CCX warrantholders to obtain a favorable judicial forum for disputes with CCX.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Class A ordinary shares to be issued to the warrantholder.

Private Placement Warrants

The CCX private placement warrants are non-redeemable. The CCX private placement warrants may also be exercised on a “cashless basis,” but in no event will we be required to net cash settle any CCX private placement warrant. The CCX private placement warrants will not expire except upon liquidation; provided, however, that for so long as they are held by BTIG, LLC or its affiliates or associated persons, the CCX private placement warrants will not be exercisable more than five years from the CCX IPO in accordance with FINRA rules. Otherwise, the CCX private placement warrants have terms and provisions that are identical to those of the CCX public warrants, including as to exercise price, exercisability and exercise period.

If holders of the CCX private placement warrants elect to exercise them on a “cashless basis,” they would pay the exercise price by surrendering the CCX private placement warrants in exchange for a number of shares of CCX common stock equal to the quotient obtained by dividing (x) the product of (A) the number of shares of CCX common stock underlying the CCX private placement warrants, and (B) the excess of the “10-day average closing price” (as defined below), as of the date prior to the date on which notice of exercise is sent or given to the warrant agent less the warrant price by (y) such 10-day average closing price. The “10-day average closing price” shall mean, as of any date, the average last reported sale price of the CCX common stock as reported during the 10 trading day period ending on the trading day prior to such date. If the holders of CCX private placement warrants are affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could sell CCX common stock issuable upon exercise of the CCX public warrants freely in the open market to fund their cash exercise price, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a “cashless basis” is appropriate.

Neither the CCX private placement warrants nor the CCX public warrants contain any provisions that are dependent upon the characteristics of the holder of the warrant.

Registration Rights

Effective upon the Closing, the existing registration rights agreement will be amended and restated, and CCX, the Sponsor and the Reg Rights Holders will be parties to the Registration Rights Agreement, a copy of which is filed as Exhibit E to the Merger Agreement attached as Annex A to this proxy statement/prospectus. Pursuant to the Registration Rights Agreement, the Post-Closing Company will agree to use its commercially reasonable efforts to (1) file with the SEC (at the Post-Closing Company’s sole cost and expense) a Resale Registration Statement within 30 business days after the Closing and (2) cause the Resale Registration Statement to become effective as soon as reasonably practicable after the filing thereof, but in no event later than the 105th calendar day (or 165th calendar day if the SEC notifies the Post-Closing Company that it will “review” the Resale Registration Statement) after the Closing Date. In certain circumstances, the Reg Rights Holders may demand in the aggregate up to three underwritten offerings and will be entitled to customary piggyback registration rights.

Pursuant to the Registration Rights Agreement, the Reg Rights Holders have agreed not to transfer their respective shares for a period of 180 days following the Closing Date; however, such transfer restrictions terminate as of the Lockup Release Trigger Event. Similar transfer restrictions will apply to the shares of Post-Closing Company common stock issued to former securityholders of Infleqtion in connection with the Merger pursuant to the Proposed Bylaws in effect following the Domestication and the Closing.

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Proposed Certificate of Incorporation and the Proposed Bylaws

Certain provisions of Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws, each of which is summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of the Post-Closing Company. The provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with the Post-Closing Company Board. We believe that the benefits of increased protection of the Post-Closing Company’s potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Post-Closing Company because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

The Post-Closing Company will be governed by the provisions of Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date such person became an interested stockholder, unless:

•

the business combination or transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•

mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;

•

any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

•

subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;

•

any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series, or securities convertible into the stock of any class or series, of the corporation or such subsidiary beneficially owned by the interested stockholder; and

•

the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary of the corporation.

These provisions may have the effect of delaying, deferring or preventing changes in control of the Post-Closing Company.

Proposed Certificate of Incorporation and Proposed Bylaws Provisions

The Proposed Certificate of Incorporation and Proposed Bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Post-Closing Company Board or the

Post-Closing Company’s management. Among other things, the Proposed Certificate of Incorporation and Proposed Bylaws will:

•

permit the Post-Closing Company Board, without further action by the Post-Closing Company stockholders, to issue up to 100,000,000 shares of Post-Closing Company preferred stock, with any powers, rights, preferences and privileges, including voting rights, as it may designate from time to time;

•	provide for authorized but unissued shares of capital stock that will be available for issuance without stockholder approval;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that all vacancies and newly created directorships, may, except as otherwise required by law, the Post-Closing Company’s governing documents or resolution of the Post-Closing Company Board, and subject to the rights of holders of Post-Closing Company preferred stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide the Post-Closing Company Board into three classes, each of which stands for election once every three years;

•

subject to the rights of holders of any one or more series of Post-Closing Company preferred stock to remove directors elected by such series of Post-Closing Company preferred stock, provide that a director may only be removed from the Post-Closing Company Board for cause and only upon the affirmative vote of holders of at least 66-2∕3% of the voting power of all then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class;

•	provide that at any meeting of the board of directors, a majority of the total authorized number of directors will be required to constitute a quorum for the transaction of business;

•	require that any action to be taken by Post-Closing Company stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;

•

not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of Post-Closing Company common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose, other than any directors that holders of Post-Closing Company preferred stock, if any, may be entitled to elect);

•

provide that special meetings of Post-Closing Company stockholders may be called only by the directors representing a majority of the directors then in office, the chairperson of the board of directors, or the Post-Closing Company’s chief executive officer or president; and

•

provide that stockholders will be permitted to amend certain provisions of the Proposed Certificate of Incorporation and Proposed Bylaws, including the provisions above (other than the provision making it possible for the board of directors to issue Post-Closing Company preferred stock), only upon receiving the approval of at least two-thirds of the voting power of the then outstanding voting securities, voting together as a single class.

Exclusive Forum

The Proposed Certificate of Incorporation will provide that, unless the Post-Closing Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and any appellate court therefrom shall be the sole and exclusive forum for: (A) any derivative claim or cause of action brought on behalf of the Post-Closing Company; (B) any claim or cause of action that is based upon a violation of a duty owed by any current or former director, officer, other employee or stockholder of the Post-Closing Company, to the Post-Closing Company or the Post-Closing Company’s stockholders; (C) any claim or cause of action against the Post-Closing Company or any current or former director, officer or other employee of the Post-Closing Company, arising out of or pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Post-Closing Company or any current or former director, officer or other employee of the Post-Closing Company, governed by the internal-affairs doctrine or otherwise related to the Post-Closing Company’s internal affairs, in all cases to the fullest extent permitted by applicable law; provided, however, that if the designation of such court as the sole and exclusive forum for a claim or action referred to in foregoing clauses (A) through (F) would violate applicable law, then the United States District Court for the District of Delaware or if the designation of such court would violate applicable law, then the Superior Court of Delaware shall be the sole and exclusive forum for such claim or cause of action.

Transfer Agent and Registrar

The transfer agent for CCX Ordinary Shares and warrant agent for CCX Warrants is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is One State Street 30th Floor, New York, New York 10004. Following the consummation of the business combination, Continental Stock Transfer & Trust Company will remain as the transfer agent for Post-Closing Company common stock. CCX has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Listing

The CCX Class A Ordinary Shares are listed on the Nasdaq under the symbol “CCCX.” Pursuant to the terms of the Merger Agreement, CCX is required to cause the Post-Closing Company common stock to be approved for listing on NYSE. There can be no assurance that such listing condition will be met. If the listing condition is not met, the business combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement. Following the Closing, Post-Closing Company common stock will be listed, subject to NYSE approval, under the proposed symbol “INFQ.” We may not have received confirmation from NYSE of approval of the listing of the Post-Closing Company common stock at the time of the extraordinary general meeting or prior to the Closing. It is possible that the listing condition to the Closing may be waived by the parties to the Merger Agreement. As a result, you may be asked to vote to approve the business combination and the other proposals included in this proxy statement/prospectus without such confirmation. Further, it is possible that such confirmation may never be received and the business combination could still be consummated if such condition is waived. In such event, the Post-Closing Company securities may not be listed on any stock exchange.

CCX Capital Stock Prior to the Business Combination

CCX Ordinary Shares

CCX is providing CCX eligible shareholders with the opportunity to redeem all or a portion of their CCX public shares upon the consummation of the business combination at a per share price, payable in cash, equal to the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest (net of permitted withdrawals), divided by the number of then outstanding CCX public shares. Such redemption rights are not available to our Sponsor, officers or directors and pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each further agreed to waive any redemption rights with respect to any CCX Ordinary Shares they own in connection with the consummation of the business combination. See the section entitled “Extraordinary General Meeting of CCX — Redemption Rights.” Additionally, pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have also agreed to waive any adjustment to the initial conversion ratio in connection with the business combination. See the section entitled “— CCX Founder Shares.”

The approval of the business combination proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have agreed to vote their CCX Ordinary Shares, including any CCX public shares held by them as of the CCX record date, in favor of the business combination proposals and the other proposals described in this proxy statement/prospectus. As of the date of this proxy statement/prospectus, the Sponsor and the Insiders do not currently hold any CCX public shares. CCX public shareholders may elect to redeem their CCX public shares whether they vote “for” or “against” the business combination. See the section entitled “Extraordinary General Meeting of CCX — Vote Required for Approval.”

Under the CCX current articles of association, if CCX does not complete an initial business combination within the completion window, CCX will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the CCX public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account (which interest shall be net of permitted withdrawals and less up to $100,000 of interest to pay dissolution expenses net of taxes payable), divided by the number of then outstanding CCX public shares, which redemption will completely extinguish CCX public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (3) as promptly as reasonably possible following such redemption, subject to the approval of CCX’s remaining shareholders and CCX’s Board, liquidate and dissolve, subject in each case to CCX’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to CCX Warrants, which will expire without value to the holder if we fail to complete CCX’s initial business combination within the completion window. Pursuant to the terms of the Underwriting Agreement, the underwriters have agreed to waive their rights to their deferred underwriting fees related to the CCX IPO held in the trust account in the event CCX does not complete an initial business combination within the completion window and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of the CCX public shares. The proceeds deposited in the trust account could, however, become subject to the claims of CCX’s creditors which would have higher priority than the claims of CCX public shareholders. See the section entitled “Other Information Related to CCX — Redemption of CCX Public Shares and Liquidation if No Initial Business Combination.”

Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive their rights to liquidating distributions from the trust account with respect to any CCX Founder Shares and CCX private placement shares held by them if CCX fails to complete an initial business combination within the completion window. However, they will be entitled to liquidating distributions from the trust account with respect to any CCX public shares they hold if CCX fails to complete an initial business combination within the completion window. The Sponsor and the Insiders, pursuant to the Sponsor Agreement, have also agreed that they will not propose any amendment to CCX current articles of association to modify the substance or timing of CCX’s obligation to redeem 100% of the outstanding CCX public shares if CCX does not complete an initial business combination within the completion window, unless CCX provides CCX public shareholders with the opportunity to redeem their shares of CCX public shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals), divided by the number of then outstanding CCX public shares.

CCX shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to CCX Ordinary Shares, except for the redemption rights that may be exercised upon the consummation of an initial business combination, as described above.

CCX Founder Shares

CCX Founder Shares are CCX Class B Ordinary Shares acquired by the Sponsor in connection with the CCX IPO that the Sponsor will cause to be converted into CCX Class A Ordinary Shares immediately prior to the Domestication on a one-for-one basis. Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders, which constitute a majority of the holders of CCX Founder Shares, have agreed to waive any adjustment to the initial conversion ratio in connection with the business combination and, as a result, the CCX Class B Ordinary Shares will convert into CCX Class A Ordinary Shares on a one-for-one basis immediately prior to the Domestication.

The approval of the business combination proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have agreed to vote their CCX Ordinary Shares, including any CCX public shares held by them as of the CCX record date, in favor of the business combination proposals and the other proposals described in this proxy statement/prospectus.

Pursuant to the terms of the Sponsor Agreement, if the business combination is not consummated, the CCX Founder Shares are subject to certain transfer restrictions described therein. If the business combination is consummated, each Sponsor Signatory has agreed to the Sponsor Lockup. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.” The holders of CCX Founder Shares are entitled to customary registration rights under the existing registration rights agreement and, if the business combination is consummated, the Registration Rights Agreement.

Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive their rights to liquidating distributions from the trust account with respect to any CCX Founder Shares held by them if CCX fails to complete an initial business combination within the completion window.

CCX Private Placement Shares

CCX private placement shares were acquired by the Sponsor in a private placement that closed simultaneously with the closing of the CCX IPO. CCX private placement shares are identical to the shares of CCX Class A Ordinary Shares, other than as described below. Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive any redemption rights with respect to any CCX Class A Ordinary Shares they own, including CCX private placement shares, in connection with the consummation of the business combination. See the section entitled “Extraordinary General Meeting of CCX — Redemption Rights.”

The approval of the business combination proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have agreed to vote their CCX Ordinary Shares, including any CCX public shares or CCX private placement shares held by them as of the CCX record date, in favor of the business combination proposals and the other proposals described in this proxy statement/prospectus.

Pursuant to the terms of the Sponsor Agreement, if the business combination is not consummated, the CCX private placement shares are subject to certain transfer restrictions described therein. If the business combination is consummated, each Sponsor Signatory has agreed to the Sponsor Lockup. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.” The holders of CCX private placement shares are entitled to customary registration rights under the existing registration rights agreement and, if the business combination is consummated, the Registration Rights Agreement.

Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive their rights to liquidating distributions from the trust account with respect to any CCX private placement shares held by them if CCX fails to complete an initial business combination within the completion window.

CCX may issue Working Capital Loans in the principal amount of $1,500,000 to the Sponsor to finance transaction costs in connection with the business combination. Such Working Capital Loans would bear no interest and would be repayable in full upon the Closing. The Sponsor will have the option to convert any unpaid balance of the Working Capital Loans into CCX private placement units at a price per unit of $10.00, prior to the Domestication.

CCX Preferred Shares Prior to the Business Combination

The CCX current articles of association authorize 5,000,000 preferred shares and provide that such shares may be issued with such designations, voting and other rights and preferences as may be determined from time to time by CCX’s Board.

Dividends

CCX has not paid any cash dividends on the CCX Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the initial business combination. The payment of any cash dividends subsequent to the initial business combination will be within the discretion of the board of directors at such time. In addition, the CCX Board is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if CCX incurs any indebtedness in connection with the initial business combination, CCX’s ability to declare dividends may be limited by restrictive covenants CCX may agree to in connection therewith.

COMPARISON OF SHAREHOLDER RIGHTS

Unless the context otherwise requires, references in this subsection to “we,” “our” and “us” generally refer to CCX prior to the business combination.

CCX is incorporated under the laws of the Cayman Islands and the rights of CCX shareholders are governed by the laws of the Cayman Islands, including the Cayman Act and the CCX current articles of association. Infleqtion is incorporated under the laws of the State of Delaware, and the rights of Infleqtion stockholders are governed by the laws of the State of Delaware, including the DGCL and Infleqtion’s current certificate of incorporation. As a result of the Transactions, CCX’s current shareholders who will hold shares of CCX common stock and Infleqtion’s stockholders who receive shares of CCX common stock in the business combination will each become stockholders in the Post-Closing Company. The Post-Closing Company will be incorporated under the laws of the State of Delaware and the rights of Post-Closing Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws. Thus, following the business combination and the Domestication, the rights of stockholders of the Post-Closing Company will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders of CCX and the stockholders of Infleqtion and affect the powers of the Post-Closing Company Board and management.

This section describes the material differences among the rights of Infleqtion stockholders under Infleqtion’s current certificate of incorporation, CCX shareholders under the CCX current articles of association and the proposed rights of the Post-Closing Company’s stockholders under the Proposed Certificate of Incorporation and the Proposed Bylaws, which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the Companies Act and the DGCL.

Authorized Capital

Infleqtion	CCX	Post-Closing Company
The aggregate number of shares that Infleqtion has the authority to issue is: 24,871,033 shares of Series Seed Preferred Stock, 27,499,984 shares of Series Seed II Preferred Stock, 101,515,976 shares of Series A Preferred Stock, 113,956,319 shares of Series B Preferred Stock, 32,419,574 shares of Series B-1 Preferred Stock, 60,777,953 shares of Series C Preferred Stock, 22,869,771 shares of Series C-1 Preferred Stock, and 573,000,000 shares of Common Stock.	The aggregate number of shares that CCX has the authority to issue is: 500,000,000 CCX Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 CCX Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preferred shares, par value $0.0001 per share. As of the date of this proxy statement/ prospectus, no preferred shares are outstanding.

The aggregate number of shares that the Post-Closing Company has the authority to issue is 1,500,000,000, each with a par value of $0.0001, (1) 1,400,000,000 shares of Post-Closing Company common stock and (2) 100,000,000 shares of Post-Closing Company preferred stock. Upon the consummation of the business combination, it is expected that there will be approximately 214,924,762 shares of Post-Closing Company common stock (assuming no redemptions by CCX’s public shareholders) outstanding.

Immediately following the consummation of the business combination, the Post-Closing Company is not expected to have any preferred stock outstanding.

Voting Rights

Infleqtion	CCX	Post-Closing Company

Holders of shares of Infleqtion Common Stock are entitled to one vote for each share held of record on each matter properly submitted to a vote of stockholders, provided, however, that, except as otherwise required by law, holders of Infleqtion Common Stock shall not be entitled to vote on any amendment to Infleqtion’s Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to Infleqtion’s Amended and Restated Certificate of Incorporation.

On any matter presented to the stockholders of Infleqtion for their action or consideration at any meeting of stockholders of Infleqtion (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Infleqtion Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Infleqtion Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by

Only holders of CCX Class B Ordinary Shares have the right to vote on the election and removal of directors prior to the initial business combination. Subject to certain exceptions, with respect to any other matter submitted to a vote of CCX’s shareholders, including any vote in connection with the initial business combination, except as required by applicable law or stock exchange rule, holders of CCX Class A Ordinary Shares and holders of CCX Class B Ordinary Shares will vote together as a single class, with each share entitling the holder to one vote.

Holders of shares of Post-Closing Company common stock are entitled to one vote for each share held of record on each matter properly submitted to a vote of stockholders, provided, however, that, except as otherwise required by law, holders of Post-Closing Company common stock common stock shall not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the Proposed Certificate of Incorporation (including any certificate of designation filed with respect to any series of preferred stock). The vote of the holders of a majority of the voting power of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by the Proposed Certificate of Incorporation or Proposed Bylaws or Delaware law or applicable stock exchange rules.

The holders of Post-Closing Company preferred stock will have such voting rights (if any) as the Post-Closing Company Board establishes, or as provided in the Proposed Certificate of Incorporation or as determined by Delaware law.

The Proposed Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Infleqtion	CCX	Post-Closing Company

law or by the other provisions of Infleqtion’s Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Infleqtion Common Stock as a single class and on an as-converted to Common Stock basis.

Infleqtion’s Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Number of Directors

Infleqtion	CCX	Post-Closing Company
The Infleqtion Bylaws provide that the authorized number of directors will be fixed from time to time by Infleqtion’s Board.	The CCX current articles of association provides that there shall be up to nine directors and the directors may from time to time fix the maximum and minimum number of directors to be appointed by resolution of the CCX Board. For so long as the CCX shares are traded on a designated stock exchange, the CCX Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The CCX Board is authorized to assign members of the board already in office to Class I, Class II or Class III. At each succeeding annual meeting of the shareholders of CCX, successors to the class of directors whose term expires at that annual meeting shall be elected for a three- year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.	The Proposed Certificate of Incorporation provides that, subject to any rights of the holders of any one or more series of Post-Closing Company preferred stock, the number of directors shall be fixed from time to time only by a resolution of the Post-Closing Company Board. The Post-Closing Company Board shall initially consist of seven directors and be divided into three classes, as nearly equal in number as is practicable and designated Class I, Class II and Class III. Subject to a director’s earlier death, disqualification, resignation or removal, each (1) Class I director shall serve for a term ending on the first annual meeting of stockholders held after the effectiveness of the Proposed Certificate of Incorporation, (2) Class II director shall serve for a term ending on the second annual meeting of stockholders held after the effectiveness of the Proposed Certificate of Incorporation, and (3) Class III director shall serve for a term ending on the third annual meeting held after the effectiveness of the Proposed Certificate of Incorporation. At each election after the end of the applicable initial term,

Infleqtion	CCX	Post-Closing Company
each Class I, Class II, and Class III director shall be elected for a full term of three years.

Election of Directors

Infleqtion	CCX	Post-Closing Company
Infleqtion’s Amended and Restated Certificate of Incorporation provides that (i) the holders of record of the shares of Series C Preferred Stock and Series C-1 Preferred Stock, exclusively and as a separate class and on an as-converted to Common Stock basis, shall be entitled to elect one director; (ii) the holders of record of the shares of Series B Preferred Stock and Series B-1 Preferred Stock, exclusively and as a separate class and on an as-converted to Common Stock basis, shall be entitled to elect two directors; (iii) the holders of record of the shares of Series C Preferred Stock, Series C-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series A Preferred Stock, Series Seed II Preferred Stock and Series Seed Preferred Stock, exclusively and as a separate class and on as-converted to Common Stock basis, shall be entitled to elect one director; (iv) the holders of record of the shares of Series Seed II Preferred Stock and Series Seed Preferred Stock, exclusively and as a separate class and on an as-converted to Common Stock basis, shall be entitled to elect one director; (v) the holders of record of the shares of Common Stock, exclusively	Prior to the closing of the initial business combination, the holders of CCX Class B Ordinary Shares shall have the exclusive right to elect and remove any director, and the holders of CCX Class A Ordinary Shares shall have no right to vote on the election or removal of any director (“CCX Class B Appointment Right”).	The Proposed Bylaws require that directors be elected by a plurality of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors.

Infleqtion	CCX	Post-Closing Company
and as a separate class, shall be entitled to elect two directors, and (vi) the holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series C Preferred Stock, Series C-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series A Preferred Stock, Series Seed II Preferred Stock and Series Seed Preferred Stock), exclusively and voting together as a single class and on an as-converted to Common Stock basis, shall be entitled to elect the balance of the total number of directors.

Quorum

Infleqtion	CCX	Post-Closing Company

Board of Directors: A quorum of the Infleqtion Board will consist of a majority of the total number of directors then serving; provided, however, that such number will never be less than 1/3 of the total number of directors except that when one director is authorized, then one director will constitute a quorum.

Stockholders: The holders of a majority of the voting power of the capital stock of Infleqtion issued and outstanding and entitled to vote at the meeting, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum.

Board of Directors: The quorum necessary for the transaction of the business of the CCX Board may be fixed by the directors, and unless so fixed, if there be two (2) or more directors the quorum shall be two (2), and if there be one director the quorum shall be one.

Shareholders: A quorum consists of the holders present in person or by proxy of the outstanding shares of the company representing at least one-third (1/3) of the paid up voting share capital of CCX present in person or by proxy and entitled to vote at that meeting.

Board of Directors: A majority of the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships of the Post-Closing Company Board shall constitute a quorum.

Stockholders: The holders of a majority of the voting power of the capital stock of the Post-Closing Company issued and outstanding and entitled to vote at the meeting, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum.

Manner of Acting by Board

Infleqtion	CCX	Post-Closing Company

The Infleqtion Bylaws provide that the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Infleqtion Board, except as may be otherwise specifically provided by statute, Infleqtion’s Amended and Restated Certificate of Incorporation or the Proposed Bylaws.

The Infleqtion Bylaws provide that, unless otherwise restricted by Infleqtion’s Amended and Restated Certificate of Incorporation or the Infleqtion Bylaws, any action required or permitted to be taken at any meeting of the Infleqtion Board or of any committee thereof may be taken without a meeting, if all members of the Infleqtion Board or committee, as the case may be, consent thereto in writing or by electronic transmission.

The CCX current articles of association provide that the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the CCX Board, except as may be otherwise specifically provided by applicable law, the CCX current articles of association. In case of an equality of votes the chairman shall have a second or casting vote.

The Proposed Bylaws provide that the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Post-Closing Company Board, except as may be otherwise specifically provided by statute, the Proposed Certificate of Incorporation or the Proposed Bylaws.

The Proposed Bylaws provide that a majority of the total number of authorized directorships, whether or not there exist any vacancies or other unfilled seats in previously authorized directorships of the Post-Closing Company Board, shall constitute a quorum for the transaction of business at any meeting.

The Proposed Bylaws provide that, unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the Post-Closing Company Board or of any committee thereof may be taken without a meeting, if all members of the Post-Closing Company Board or committee, as the case may be, consent thereto in writing or by electronic transmission

Removal of Directors

Infleqtion	CCX	Post-Closing Company
The Infleqtion Bylaws provide that, subject to any limitations imposed by applicable law and the rights granted to any one or more series of preferred stock, directors may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all then-	The CCX current articles of association provide that prior to the closing of the initial business combination, the holders of CCX Class B Ordinary Shares shall have the exclusive right to elect and remove any director (“CCX Class B Removal Right”), and the holders of CCX Class A Ordinary Shares shall have no right to vote on the election or removal of any director.	The Proposed Certificate of Incorporation and the Proposed Bylaws provide that, subject to the rights granted to any one or more series of preferred stock, directors may only be removed for cause and only upon the affirmative vote of holders of at least 66-2∕3% of the voting power of all then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Infleqtion	CCX	Post-Closing Company
outstanding shares of capital stock entitled to vote generally at an election of directors or (ii) without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to elect such director.

Nomination of Director Candidates

Infleqtion	CCX	Post-Closing Company

The Infleqtion Bylaws provide that nomination for election to the Infleqtion Board at a meeting of stockholders may be made (1) pursuant to Infleqtion’s notice of meeting; (2) by or at the direction of the Infleqtion Board; or (3) by any stockholder who was a stockholder of record at the time of giving of notice provided for in the Infleqtion Bylaws, who is entitled to vote at the annual meeting and who complied with the notice procedures set forth in the Infleqtion Bylaws.

The Infleqtion Bylaws provide that Infleqtion stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to Infleqtion’s corporate secretary. As specified in the Infleqtion Bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of

The CCX current articles of association provide that prior to the closing of the initial business combination, the holders of CCX Class B Ordinary Shares shall have the exclusive right to elect and remove any director (“CCX Class B Removal Right”), and the holders of CCX Class A Ordinary Shares shall have no right to vote on the election or removal of any director.

The Proposed Bylaws provide that nomination for election to the Post-Closing Company Board at a meeting of stockholders may be made (1) pursuant to the Post-Closing Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Post-Closing Company Board (or any committee thereof); or (3) by any stockholder of the Post-Closing Company who (a) is a stockholder of record at the time of giving such notice; (b) is as stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (c) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (d) is a stockholder of record at the time of the annual meeting; and (e) timely complies with the notice procedures set forth therein.

The Proposed Bylaws provide that Post-Closing Company stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the Post-Closing Company’s corporate secretary. As specified in the Proposed Bylaws, director nominations and the proposal of business to be considered by stockholders may be made only

Infleqtion	CCX	Post-Closing Company

the Infleqtion Board or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in the Infleqtion Bylaws.

Generally, to be timely, a stockholder’s notice must be received by Infleqtion’s corporate secretary at the principal executive offices of Infleqtion not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 30 days after that anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to that annual meeting and not later than the close of business on the 90th day prior to that annual meeting or the 10th day following the day on which Infleqtion first publicly announces the date of that annual meeting.

pursuant to a notice of meeting, at the direction of the Post-Closing Company Board or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in the Proposed Bylaws.

Generally, to be timely, a stockholder’s notice must be received by the Post-Closing Company’s corporate secretary at the principal executive offices of the Post-Closing Company not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 70 days after that anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to that annual meeting and not later than the close of business on the 90th day prior to that annual meeting or the 10th day following the day on which the Post-Closing Company first publicly announces the date of that annual meeting.

In the event a special meeting of stockholders is called for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons as specified in the Proposed Bylaws, but only if the stockholder notice is delivered to the principal executive offices not later than the close of business on the 90th day prior to such special meeting or the 10th day following the day on which public announcement of the date of such special meeting is first made, whichever occurs later.

Meetings of the Board

Infleqtion	CCX	Post-Closing Company
The Infleqtion Bylaws provide that special meetings	A director may, and a secretary or assistant secretary on the requisition	The Proposed Certificate of Incorporation provides that special

Infleqtion	CCX	Post-Closing Company
of the Infleqtion Board may be called by the chairperson of the Infleqtion Board, the chief executive officer of Infleqtion (if a director), the president of Infleqtion (if a director) or any director of the Infleqtion Board.	of a director shall, at any time summon a meeting of the directors.	meetings of stockholders may be called by the chairperson of the Post-Closing Company Board, the chief executive officer of the Post-Closing Company, the president of the Post-Closing Company, or by a majority of the Post-Closing Company Board then in office, and may not be called by any other person or persons. The Proposed Bylaws provide that the Post-Closing Company Board, or any director of officer to whom the Post-Closing Company Board has delegated such authority, may cancel, postpone, or reschedule any previously scheduled special meeting of stockholders at any time, before or after the notice for such meeting has been sent to the stockholders.

Meetings of Stockholders

Infleqtion	CCX	Post-Closing Company
The Infleqtion Bylaws provide that special meetings of stockholders may be called by the chairperson of the Infleqtion Board, the chief executive officer of Infleqtion, the Infleqtion Board pursuant to a resolution adopted by directors representing a quorum of the Infleqtion Board or by the holders of shares entitled to cast not less than 20% of the votes at the meeting.	The CCX current articles of association provide that general meetings may be called only by a majority vote of the CCX Board, by CCX’s chief executive officer or by CCX’s chairman.	The Proposed Certificate of Incorporation provides that special meetings of stockholders may be called by the chairperson of the Post-Closing Company Board, the chief executive officer of the Post-Closing Company, the president of the Post-Closing Company, or by a majority of the Post-Closing Company Board then in office, and may not be called by any other person or persons. The Proposed Bylaws provide that the Post-Closing Company Board, or any director of officer to whom the Post-Closing Company Board has delegated such authority, may cancel, postpone, or reschedule any previously scheduled special meeting of stockholders at any time, before or after the notice for such meeting has been sent to the stockholders.

Manner of Acting by Stockholders

Infleqtion	CCX	Post-Closing Company
The Proposed Bylaws provide that, when a quorum	Except as stated in the CCX current articles of association, as prescribed	The Proposed Bylaws provide that, when a quorum is present at any

Infleqtion	CCX	Post-Closing Company
is present at any meeting, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, except when a different vote is required by applicable law, Infleqtion’s Amended and Restated Certificate of Incorporation, or the Infleqtion Bylaws.	by the Companies Act or by applicable stock exchange rules, matters presented to the shareholders at a meeting at which a quorum is present shall be determined by ordinary resolution, which requires the approval of a simple majority of the votes cast by the shareholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law (including the Companies Act), the CCX current articles of association or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.	meeting, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders (or if there are two or more classes or series of capital stock entitled to vote as separate classes or series, then in the case of each such class or series, the holders of a majority of the voting power of the shares of capital stock of the class, classes or series present in person, by remote communication, if applicable, or represented at the meeting and entitled to vote on the subject matter), except when a different vote is required by applicable law, the Proposed Certificate of Incorporation, the Proposed Bylaws, or the rules of any stock exchange applicable to the Post-Closing Company.

Stockholder Action Without Meeting

Infleqtion	CCX	Post-Closing Company
Unless otherwise provided in Infleqtion’s Amended and Restated Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action that may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, or by electronic transmission setting forth the action so taken, will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to	Subject to limited exceptions, the CCX current articles of association provides that actions required or permitted to be taken by its shareholders may be effected by a duly called annual general meeting or extraordinary general meeting or by a unanimous written resolution of all the CCX shareholders who are entitled to vote on such matter.	The Proposed Certificate of Incorporation and the Proposed Bylaws do not provide any stockholders with the ability to act pursuant to written consent.

Infleqtion	CCX	Post-Closing Company
authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Anti-Takeover Provisions

Infleqtion	CCX	Post-Closing Company

Infleqtion is subject to Section 203 of the DGCL.

Under Infleqtion’s Amended and Restated Certificate of Incorporation, at any time when an aggregate of at least 47,438,651 shares of Series C Preferred Stock, Series C-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock are outstanding, Infleqtion may not enter into any merger or consolidation or amend its organizational documents without the consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, Series C-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series A Preferred Stock, Series Seed II Preferred Stock and Series Seed Preferred Stock voting together as a single class and on an as-converted to Common Stock basis.

The CCX current articles of association provide for a classified board. In addition, prior to the closing of CCX’s initial business combination, only holders of CCX Class B Ordinary Shares have the right to appoint and remove directors.

CCX’s authorized but unissued ordinary shares and preferred shares are available for future issuances generally without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The Proposed Certificate of Incorporation also provides for a classified board.

The Post-Closing Company is subject to Section 203 of the DGCL.

The Proposed Certificate of Incorporation authorizes the Post-Closing Company Board to issue, without action by stockholders, up to 100,000,000 shares of Post-Closing Company preferred stock.

The Proposed Certificate of Incorporation and the Proposed Bylaws will authorize a majority of the Post-Closing Company Board then in office to fill vacancies on the board and newly-created directorships resulting from an increase in the authorized number of directors. In addition, the number of directors constituting the Post-Closing Company Board will be set only by resolution adopted by a majority vote of the Post-Closing Company Board.

For more information about the anti- takeover provisions in the Post-Closing Company’s governing documents, please see the section entitled, “Description of Securities — Anti takeover effects of Delaware law and the Post-Closing Company’s Certificate of Incorporation and Post- Closing Company’s Bylaws”

Amendment of Certificate of Incorporation

Infleqtion	CCX	Post-Closing Company
Under Section 242 of the DGCL, Infleqtion’s	CCX may at any time and from time to time by special resolution alter or	Under Section 242 of the DGCL, Infleqtion’s Amended and Restated

Infleqtion	CCX	Post-Closing Company

Amended and Restated Certificate of Incorporation may be amended upon a resolution by the Infleqtion Board and approved by:

•

the holders of a majority of the voting power of outstanding shares entitled to vote, and

•

a majority of the outstanding shares of each class entitled to a class vote, if any.

Under Infleqtion’s Amended and Restated Certificate of Incorporation, at any time when an aggregate of at least 47,438,651 shares of Series C Preferred Stock, Series C-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock are outstanding, Infleqtion’s Amended and Restated Certificate of Incorporation may not be amended without the consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, Series C-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series A Preferred Stock, Series Seed II Preferred Stock and Series Seed Preferred Stock voting together as a single class and on an as-converted to Common Stock basis.

amend the CCX current articles of association in whole or in part. Special resolutions require (a) that such resolution be passed by a majority of not less than two-thirds of votes cast at a general meeting, other than with respect to amending the CCX Class B Appointment Right or CCX Class B Removal Right (except where such amendment is proposed in respect of the consummation of the initial business combination) where such majority shall be at least 90% of such shareholders entitled to vote or (b) approval in writing as described above in “Stockholder Action Without Meeting.”

Certificate of Incorporation may be amended upon a resolution by the Post-Closing Company Board and approved by:

•

the holders of a majority of the voting power of outstanding shares entitled to vote, and

•

a majority of the outstanding shares of each class entitled to a class vote, if any.

The Proposed Certificate of Incorporation provides that, for amendments to Section 5, Section 6, Section 7 and Section 8 of the Proposed Certificate of Incorporation, any amendment must be approved by the affirmative vote of the holders of holders of at least 66-2∕3% of voting power of the outstanding shares of Post-Closing Company stock entitled to vote generally in the election of directors, voting together as a single class.

Amendment to Bylaws

Infleqtion	CCX	Post-Closing Company
The Infleqtion Bylaws provide that the Infleqtion Bylaws may be adopted, amended, or repealed by the approval of the Infleqtion Board.	See “Amendment of Certificate of Incorporation” above.	The Proposed Bylaws may be adopted, amended, or repealed by the approval of a majority of the authorized number of directors of the Post-Closing Company Board. The Proposed Bylaws may also be

Infleqtion	CCX	Post-Closing Company

Under Infleqtion’s Amended and Restated Certificate of Incorporation, at any time when an aggregate of at least 47,438,651 shares of Series C Preferred Stock, Series C-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock are outstanding, Infleqtion’s Bylaws may not be amended without the consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, Series C-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series A Preferred Stock, Series Seed II Preferred Stock and Series Seed Preferred Stock voting together as a single class and on an as-converted to Common Stock basis.

adopted, amended or repealed with the affirmative vote of at least 66-2∕3% of the voting power of all of the then- outstanding shares of Post-Closing Company capital stock entitled to vote generally in the election of directors, voting together as a single class.

Liquidation

Infleqtion	CCX	Post-Closing Company
Infleqtion’s organizational documents do not contain a liquidation or similar provision. Under the DGCL, in the event of liquidation, after payment or provisions of the debts and other liabilities, any remaining assets shall be distributed to the stockholders of the dissolved corporation subject to obligations provided therein.

The CCX current articles of association provide that if CCX shall be wound up, after satisfaction of creditors’ claims and subject to the rights attaching to CCX’s shares: (a) if the assets available for distribution are insufficient to repay the whole of CCX’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by CCX’s shareholders in proportion to the par value of their shares; or (b) if the assets available for distribution are more than sufficient to repay the whole of CCX’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of their shares (subject to a deduction from those shares in respect of which there are monies due, of all monies payable to CCX for unpaid calls or otherwise).

If CCX shall be wound up, the liquidator may, by ordinary resolution, divide among the shareholders in specie or kind the whole or any part of CCX’s assets.

The Post-Closing Company’s organizational documents do not contain a liquidation or similar provision. Under the DGCL, in the event of liquidation, after payment or provisions of the debts and other liabilities, any remaining assets shall be distributed to the stockholders of the dissolved corporation subject to obligations provided therein.

Redemption Rights

Infleqtion	CCX	Post-Closing Company
Infleqtion’s organizational documents do not provide any stockholders of Infleqtion with redemption rights.

The CCX current articles of association provides that, prior to the consummation of the initial business combination, CCX shall provide holders of CCX public shares, except for the Sponsor and CCX’s directors and officers, with the opportunity to have their CCX public shares redeemed upon:

(a) the consummation of an initial business combination; and/or

(b) any amendment to the CCX current articles of association that would affect the substance or timing of CCX’s obligation to redeem 100% of the CCX public shares if CCX has not consummated an initial business combination within the completion window, or any amendment is made with respect to any other provision of the CCX current articles of association relating to the rights of holders of CCX Class A Ordinary Shares or pre-initial business combination activity, pursuant to, and subject to certain limitations set forth in the CCX current articles of association for cash equal to the applicable redemption price per share.

In the event that either CCX does not consummate a business combination within the completion window, or such later time as the shareholders of CCX may approve in accordance with the CCX current articles of association, or a resolution of the CCX shareholders is passed pursuant to the Companies Act to commence the voluntary liquidation of CCX prior to the consummation of a business combination for any reason, CCX shall, amongst other things, as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds, redeem the public shares, pursuant to, and subject to certain limitations set forth in the CCX current articles of association for cash equal to the applicable redemption price per share.

The Post-Closing Company’s organization documents do not provide any stockholders of the Post- Closing Company with redemption rights.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to CCX regarding (1) the beneficial ownership of CCX Ordinary Shares as of September 11, 2025 (pre-business combination) and (2) the expected beneficial ownership following the Closing (post-business combination) of Post-Closing Company common stock (assuming a No Redemption Scenario and a Maximum Redemptions Scenario as described below) by:

•	each of CCX’s current executive officers and directors, and all executive officers and directors of CCX as a group, in each case pre-business combination;

•

each person who will become a named executive officer or director of the Post-Closing Company, and all executive officers and directors of the Post-Closing Company as a group, in each case post-business combination;

•	each person who is known to be the beneficial owner of more than five percent of (i) CCX Class A Ordinary Shares and (ii) CCX Class B Ordinary Shares pre-business combination; and

•	each person who is expected to be the beneficial owner of more than five percent of the Post-Closing Company common stock post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if they possess sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, CCX believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The beneficial ownership of CCX Ordinary Shares pre-business combination is based on 41,700,000 CCX Class A Ordinary Shares and 10,350,000 CCX Class B Ordinary Shares issued and outstanding as of September 11, 2025.

The expected beneficial ownership of the Post-Closing Company common stock post-business combination assumes two scenarios: (1) no CCX public shares are redeemed, and (2) the maximum number of 41,400,000 CCX public shares are redeemed. Based on the foregoing assumptions, and in each case including the 12,654,760 shares of CCX common stock to be issued in connection with the PIPE Investment, it is estimated that there would be 214,924,772 shares of Infleqtion common stock issued and outstanding in the No Redemption Scenario and 173,524,772 shares of Infleqtion common stock issued and outstanding in the Maximum Redemptions Scenario.

If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under post-business combination in the table that follows will be different.

Name and Address of Beneficial Owner	Before Business Combination					After Business Combination
						No Redemption		Maximum Redemption
	Number of CCX Class A Ordinary Shares	Approximate % of CCX Class A Ordinary Shares	Number of CCX Class B Ordinary Shares	Approximate % of CCX Class B Ordinary Shares	Total Voting %”	Number of shares of Post-Closing Company Common Stock	Approximate % of Post-Closing Company Common Stock	Number of shares of Post-Closing Company Common Stock	Approximate % of Post-Closing Company Common Stock
Directors and Executive Officers of CCX Before the Business Combination (1)
Michael Klein (2)	300,000	*	10,350,000	100.0%	20.5%	10,650,000	5.0%	10,650,000	6.1%
Jay Taragin	—	*	—	*	*	—	*	—	*
Stephen Murphy	—	*	—	*	*	—	*	—	*
William Sherman	—	*	—	*	*	—	*	—	*
Paul Lapping	—	*	—	*	*	—	*	—	*
All Directors and Executive Officers as a Group (5 individuals)	300,000	*	10,350,000	100.0%	20.5%	10,650,000	5.0%	10,650,000	6.1%
Directors and Named Executive Officers of Infleqtion After the Business Combination (3)
Matthew Kinsella (4)	—	*	—	*	*	8,390,788	3.5%	8,390,788	4.7%
Catherine Lego (5)	—	*	—	*	*	559,830	*	559,830	*
Eric Bjornholt	—	*	—	*	*	—	*	—
Kristina Johnson (6)	—	*	—	*	*	406,107	*	406,107	*
Dawn Meyerriecks (7)	—	*	—	*	*	347,000	*	347,000	*
David Singer (8)	—	*	—	*	*	34,700	*	34,700	*
Paul Lipman (9)	—	*	—	*	*	1,055,750	*	1,055,750	*
Pranav Gokhale (10)	—	*	—	*	*	2,601,498	1.2%	2,601,498	1.5%
All Directors and Executive Officers as a Group (10 individuals) (11)	—	*	—	*	*	13,395,673	6.0%	13,395,673	7.3%
Five Percent Holders
Churchill Sponsor X LLC (1)(2)	300,000	*	10,350,000	100.0%	20.5%	10,650,000	5.0%	10,650,000	6.1%
Barclays PLC (12)	2,730,528	6.5%	—	*	5.2%	2,730,528	1.3%	—	*
Fort Baker Capital Management LP (13)	2,650,000	6.4%	—	*	5.1%	2,650,000	1.2%	—	*
Empyrean Capital Partners, LP (14)	3,000,000	7.2%	—	*	5.8%	3,000,000	1.4%	—	*
Breakthrough Victoria Pty Ltd. (15)	—	*	—	*	*	10,128,193	4.7%	10,128,193	5.8%
BOKA Group Holdings (16)	—	*	—	*	*	12,434,945	5.8%	12,434,945	7.2%
Entities Affiliated with Global Frontier (17)	—	*	—	*	*	25,592,439	11.9%	25,592,439	14.7%
Entities Affiliated with LCP Quantum Partners (18)	—	*	—	*	*	30,494,231	14.2%	30,494,231	17.6%
Entities Affiliated with Maverick Capital (19)	—	*	—	*	*	19,913,386	9.3%	19,913,386	11.5%

*	Less than 1%

(1)	Unless otherwise noted, the principal business address of each of the following entities or individuals is c/o Churchill Capital Corp X, 640 Fifth Avenue, 14th Floor, New York, NY 10019.

(2)

Michael Klein is the controlling shareholder of M. Klein Associates, Inc., which is the managing member of Churchill Sponsor X LLC. The securities beneficially owned by Churchill Sponsor X LLC may also be deemed to be beneficially owned by Mr. Klein.

(3)	Unless otherwise noted, the principal business address of each of the following individuals is c/o ColdQuanta, Inc., 1315 West Century Drive, Suite 150, Louisville, CO 80027.
(4)

Consists of (i) 5,943,475 shares of Post-Closing Company common stock issuable upon exercise of Post-Closing Company options held directly by Mr. Kinsella, all of which are early exercisable as of the date of grant, which number of shares includes 524,424 shares vested as of September 11, 2025, 874,040 shares for which the time- and service-based vesting condition would be satisfied within 60 days of September 11, 2025, and 2,272,505 shares that will be accelerated and will vest upon the Closing (assuming a Closing Date of February 17, 2026 and that the Post-Closing Company Board does not exercise its discretion to modify such amount), (ii) 559,677 shares of Post-Closing Company common stock held of record by Kinsella Investment Holdings, LLC and (iii) 1,887,636 shares of Post-Closing Company common stock issuable upon exercise of Post-Closing Company options held by Kinsella Investment Holdings, LLC, all of which shares are vested as of September 11, 2025. Mr. Kinsella may be deemed to beneficially own shares held by Kinsella Investment Holdings, LLC by virtue of his voting power and investment power over such shares.

(5)

Consists of (i) 477,125 shares of Post-Closing Company common stock held directly by Ms. Lego, 134,704 of which will be subject to the Post-Closing Company’s right of repurchase after 60 days from September 11, 2025, and (ii) 82,705 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series C-1 preferred stock held of record by Lego Holdings, LP. Ms. Lego may be deemed to beneficially own shares held by Lego Holdings, LP by virtue of her voting power and investment power over such shares.

(6)

Consists of (i) 33,082 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series C-1 preferred stock held of record by Catalyzer Ventures, LP Fund 1 and (ii) 373,025 shares of Post-Closing Company common stock issuable upon exercise of Infleqtion options held directly by Dr. Johnson, which number of shares consists of 155,427 shares vested as of September 11, 2025 and 176,150 shares for which the time- and service-based vesting condition would be satisfied within 60 days of September 11, 2025. Dr. Johnson may be deemed to beneficially own shares held by Catalyzer Ventures, LP Fund 1 by virtue of her voting power and investment power over such shares.

(7)	Consists of 347,000 shares of Post-Closing Company common stock issuable upon exercise of Post-Closing Company options held by Ms. Meyerriecks, all of which shares are vested as of September 11, 2025.
(8)	Consists of 34,700 shares of Post-Closing Company common stock issuable upon exercise of Post-Closing Company options held by Mr. Singer, all of which shares are vested as of September 11, 2025.
(9)	Consists of 1,055,750 shares of Post-Closing Company common stock issuable upon exercise of Post-Closing Company options held by Mr. Lipman, all of which shares are vested as of September 11, 2025.
(10)

Consists of (i) 2,336,266 shares of Post-Closing Company common stock held directly by Mr. Gokhale and (2) 265,232 shares of Post-Closing Company common stock issuable upon exercise of Post-Closing Company options held by Mr. Gokhale, which number of shares consists of 221,857 shares vested as of September 11, 2025 and 232,701 shares for which the time- and service-based vesting condition would be satisfied within 60 days of September 11, 2025.

(11)

Consists of (i) 3,488,855 shares of Post-Closing Company common stock and (ii) 9,906,818 shares of Post-Closing Company common stock issuable upon exercise of Post-Closing Company options, which number of shares consists of 4,183,420 shares vested as of September 11, 2025, 4,250,240 shares for which the time- and service-based vesting condition would be satisfied within 60 days of September 11, 2025 and 2,272,505 shares that will be accelerated and will vest upon the Closing (assuming a Closing Date of February 17, 2026 and that the Post-Closing Company Board does not exercise its discretion to modify such amount).

(12)

According to a Schedule 13G filed with the SEC on August 12, 2025, Barclays PLC directly holds 2,730,528 Class A Ordinary Shares. The principal business address of Barclays PLC is 1 Churchill Place, London, United Kingdom E14 5HP.

(13)

According to Schedule 13G/A filed with the SEC on August 14, 2025, Fort Baker Capital Management LP directly holds 2,650,000 CCX units. Steven Patrick Pigott acts as Limited Partner/Chief Investment Officer for Fort Baker Capital Management LP. Fort Baker Capital, LLC acts as General Partner for Fort Baker Capital Management LP. The address of the business office of each of the reporting persons is 700 Larkspur Landing

Circle, Suite 275, Larkspur, CA 94939. The information in this table and footnote shall not be construed as an admission that any of the persons listed in this footnote is the beneficial owner of any securities referenced herein other than the securities actually owned by such person (if any).
(14)

According to a Schedule 13G/A filed with the SEC on August 14, 2025, Empyrean Capital Partners, LP (“ECP”), a Delaware limited partnership, serves as investment manager to Empyrean Capital Overseas Master Fund, Ltd. (“ECOMF”), a Cayman Islands exempted company, and as such may be deemed to have beneficial ownership of the Class A Ordinary Shares directly held by ECOMF. Mr. Amos Meron, who serves as the managing member of Empyrean Capital, LLC, the general partner of ECP, may be deemed to have beneficial ownership of the shares directly held by ECOMF. The address of the business office of each of the reporting persons is c/o Empyrean Capital Partners, L.P., 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.

(15)

Consists of (i) 6,819,966 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series B preferred stock and (ii) 3,308,228 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series C-1 preferred stock. Voting and investment decisions with respect to the securities held by Breakthrough Victoria Pty Ltd. are made by the board of Breakthrough Victoria Pty Ltd., of whom there are three or more and none of whom individually has the power to direct such decisions. The principal address for Breakthrough Victoria Pty Ltd. is 2/31 Queen Street, Melbourne, Victoria, 3000 Australia.

(16)

Consists of (i) 11,934,945 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series B preferred stock and (2) 500,000 shares of Post-Closing Company common stock issuable in connection with the PIPE Investment. The general partner of BOKA Group Holdings I LP is BOKA Group Holdings GP LLC. John James is the managing member of BOKA Group Holdings GP LLC and may be deemed to share voting and investment power with respect to the securities held by BOKA Group Holdings I LP. John James disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The principal address for BOKA Group Holdings GP LLC is 1330 Avenue of the Americas, 23rd Floor, New York, NY 10019.

(17)

Consists of (i) 593,552 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series Seed preferred stock held by Global Frontier Partners, LP (GF Partners), (ii) 3,972,236 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series Seed preferred stock held by Global Frontier Quantum Opportunity Fund, LP (GF Quantum Opportunity Fund), (iii) 1,054,808 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series Seed II preferred stock held by GF Partners, (iv) 2,780,858 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series Seed II preferred stock held by GF Quantum Opportunity Fund, (v) 1,405,981 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series A preferred stock held by GF Partners, (vi) 5,289,167 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series A preferred stock held by GF Quantum Opportunity Fund, (vii) 681,997 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series B preferred stock held by GF Partners, (viii) 4,603,478 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series B preferred stock held by GF Quantum Opportunity Fund, (ix) 644,201 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series B-1 preferred stock held by GF Partners, (x) 2,539,871 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series B-1 preferred stock held by GF Quantum Opportunity Fund, (xi) 1,546,596 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series C preferred stock held by GF Quantum Opportunity Fund, (xii) 396,987 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series C-1 preferred stock held by GF Partners, and (xiii) 82,705 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series C-1 preferred stock held by GF Quantum Opportunity Fund. Grant Dollens is the general partner of GF Partners and GF Quantum Opportunity Fund and may be deemed to share voting and investment power with respect to their securities. Grant Dollens disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The address for GF Partners and GF Quantum Opportunity Fund is 92 Broad St., Charleston, South Carolina 29401.

(18)

Consists of (i) 14,346,747 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series A preferred stock held by LCP Quantum Partners, LLC, (ii) 7,787,372 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series B preferred stock held by LCP Quantum Partners III, LLC, (iii) 3,094,253 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series B-1 preferred stock held by LCP Quantum Partners II, LLC, (iv) 2,813,462 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series C preferred stock held by LCP Quantum Partners V, LLC, (v) 1,812,397 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series C-1 preferred stock held by LCP Quantum Partners IV, LLC, and (vi) 640,000 shares of Post-Closing Company common stock issuable in connection with the PIPE Investment. LCP Quantum Management, LLC (LCP Management I) is the manager of LCP Quantum Partners, LLC and LCP Quantum Partners II, LLC; and LCP Quantum Management III, LLC (LCP Management III) is the manager of LCP Quantum Partners III, LLC, LCP Quantum Partners IV, LLC, and LCP Quantum Partners V, LLC. Tyler Brous is the manager of each of LCP Management I and LCP Management III. As a result, Tyler Brous may be deemed to share voting and investment power with respect to the securities held by LCP Management I and LCP Management III and, through those entities, indirectly, by each of LCP Quantum Partners, LLC, Brous may be deemed to share voting and investment power with respect to the securities held by LCP Management I and LCP Management III and, through those entities, indirectly, by each of LCP Quantum Partners, LLC, LCP Quantum Partners II, LLC, LCP Quantum Partners III, LLC, LCP Quantum Partners IV, LLC and LCP Quantum Partners V, LLC. Tyler Brous disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The address for LCP Management I and LCP Management III is 3889 Maple Ave. Suite 220 Dallas, TX 75219.

(19)

Consists of (i) 1,613,369 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series Seed preferred stock held by Maverick Advisors Fund, L.P. (Maverick Advisors), (ii) 2,952,420 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series Seed preferred stock held by Maverick Ventures Investment Fund, L.P. (Maverick Ventures), (iii) 1,359,793 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series Seed II preferred stock held by Maverick Advisors, (iv) 2,475,874 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series Seed II preferred stock held by Maverick Ventures, (v) 1,347,076 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series A preferred stock held by Maverick Advisors, (vi) 2,478,723 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series A preferred stock held by Maverick Ventures, (vii) 346,562 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series B preferred stock held by Maverick Advisors, (viii) 335,434 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series B preferred stock held by Maverick Ventures, (ix) 1,316,559 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series B-1 preferred stock held by Maverick Advisors, (x) 1,264,229 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series B-1 preferred stock held by Maverick Ventures, (xi) 30,333 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series C preferred stock held by Maverick Advisors, (xii) 39,967 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series C preferred stock held by Maverick Ventures, (xiii) 527,249 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series C preferred stock held by Maverick Designated Investments Fund, L.P. (Maverick Designated Investments), (xiv) 878,748 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series C preferred stock held by Maverick Silicon Fund, L.P. (Maverick Silicon), (xv) 196,476 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series C-1 preferred stock held by Maverick Advisors, (xvi) 258,875 shares of Post-Closing Company common stock issuable upon conversion of Infleqtion Series C-1 preferred stock held by Maverick Ventures, and (xvii) 2,491,700 shares of Post-Closing Company common stock issuable in connection with the PIPE Investment. Maverick Capital Ventures, LLC is the general partner of each of Maverick Advisors and Maverick Ventures, and Lee S. Ainslie III and David B. Singer are the managing partners of Maverick Capital Ventures, LLC. Maverick Silicon Fund GP, LLC is the general partner of Maverick Silicon, and Mr. Ainslie and Andrew Homan are the managing partners of Maverick Silicon Fund GP, LLC. Maverick Capital, Ltd. is the investment manager of Maverick Designated

Investments Fund. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. and Mr. Ainslie is the sole manager of Maverick Capital Management, LLC. and the managing partner of Maverick Capital, Ltd. Maverick Capital, Ltd. is also the investment advisor to certain funds that will receive shares in the PIPE Investment, including Maverick Fund USA, Ltd., Maverick Fund II, Ltd., Maverick Long Fund, Ltd., and Maverick Long Enhanced Fund, Ltd. The principal address for each of the funds referenced above is 1900 N. Pearl Street, 20th Floor, Dallas TX 75201.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

References in this subsection to “Infleqtion,” “the Company,” “we,” “us” or “our” refer to the business of Infleqtion and its subsidiaries prior to the consummation of the business combination, which will be the business of the Post-Closing Company and its subsidiaries following the business combination.

CCX Related Person Transactions

In February, 2024, the Sponsor acquired an aggregate of 7,187,500 CCX Founder Shares, for approximately $0.003 per share. In April 2025, CCX, through a share capitalization, issued the Sponsor an additional 1,437,500 CCX Founder Shares. In May 2025, CCX, through a share capitalization, issued the Sponsor an additional 1,725,000 CCX Founder Shares, for which the Sponsor now holds 10,350,000 CCX Founder Shares in the aggregate. The Sponsor agreed to forfeit up to an aggregate of 1,350,000 CCX Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the number of CCX Founder Shares issued was determined based on the expectation that such CCX Founder Shares would represent 20% of the outstanding CCX Ordinary Shares upon completion of the CCX IPO (not including the CCX Class A Ordinary Shares underlying the CCX private placement units). The CCX Founder Shares (including the CCX Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. As a result of the full exercise of the over-allotment option by the underwriter, the 1,350,000 CCX Founder Shares are no longer subject to forfeiture.

In May 2025, the Sponsor purchased an aggregate of 300,000 CCX private placement units, at a price of $10.00 per unit, for an aggregate purchase price of $3,000,000, in the private placement in connection with the CCX IPO. Each CCX private placement warrant contained in the CCX private placement units is exercisable to purchase one whole CCX Class A Ordinary Share at a price of $11.50 per share. The CCX private placement warrants will become exercisable 30 days after the completion of the business combination. The CCX private placement warrants (including the CCX Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the business combination; however, if the business combination is consummated, each Sponsor Signatory holding the CCX private placement warrants has agreed to the Sponsor Lockup. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.” The CCX private placement warrants are non-redeemable and exercisable for cash or on a “cashless basis.” The CCX private placement warrants do not expire except upon liquidation.

In May 2025, CCX agreed to reimburse M. Klein Associates, Inc., the managing member of the Sponsor, through its affiliate the Klein Group, LLC, an amount equal to $30,000 per month for office space, utilities and secretarial and administrative support made available to us. In addition, CCX has agreed, pursuant to an administrative services and indemnification agreement with the managing member of the Sponsor, that it will indemnify the Sponsor from any claims arising out of or relating to the CCX IPO, or its operations or conduct of its business (including the business combination) or any claims against CCX alleging any expressed or implied management or endorsement by them of any of its activities or any express implied association between the Sponsor and CCX, which agreement provides that the indemnified parties cannot access the funds held in CCX’s trust account. Upon completion of the business combination or CCX’s liquidation, the obligation to continue paying these monthly fees will be terminated and CCX will cease paying these monthly fees.

Michael Klein, a director of CCX, and the controlling shareholder of M. Klein Associates, Inc., which is the managing member of the Sponsor, may be deemed to beneficially own the securities of CCX owned by Sponsor. For more information about CCX’s officers’ and directors’ economic interests in the Transactions, see the section entitled “Beneficial Ownership of Securities.”

Prior to or in connection with the completion of the business combination, there may be payment by the Company to the Sponsor, its officers or directors, or CCX’s or their affiliates, of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of the business combination, which, if made prior to the completion of the initial business combination, will be paid from (1) funds held outside the trust account or (2) permitted withdrawals.

The Sponsor, its executive officers and directors, or any of their respective affiliates, are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on CCX’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CCX’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, its officers or directors or CCX’s or their affiliates. Any such payments prior to an initial business combination are made from funds held outside the trust account, including permitted withdrawals.

Subject to the terms of the Merger Agreement, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on CCX’s behalf.

In February 2024, CCX and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan CCX an aggregate of up to $600,000 to cover expenses related to the CCX IPO pursuant to the IPO Promissory Note. This loan was non-interest bearing and payable on the earlier of December 31, 2025, or the date on which the Company consummated the CCX IPO. As of September 30, 2025 and December 31, 2024, there was $0 and $184,847, respectively, outstanding under the IPO Promissory Note. The Company repaid the borrowings in full at the closing of the CCX IPO. Borrowings under the IPO Promissory Note are no longer available.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an intended business combination, the Sponsor, CCX or their respective affiliates may, but are not obligated to, loan CCX funds as may be required. If CCX completes the business combination, CCX would repay the Working Capital Loans. In the event that the business combination does not close, CCX may use a portion of the working capital held outside the trust account to repay the Working Capital Loans but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of the Working Capital Loans may be convertible into units of the Post-Closing Company at a price of $10.00 per unit at the option of the lender. The units and their underlying securities would be identical to the CCX private placement units. Except as set forth above, the terms of the Working Capital Loans by CCX’s officers and directors, if any, have not been determined and no written agreements exist with respect to the Working Capital Loans. Prior to the completion of the business combination, CCX does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as CCX does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account. As of September 30, 2025 and December 31, 2024, CCX had no borrowings under the Working Capital Loans.

CCX has agreed to indemnify the Sponsor and its members (present and former), managers and affiliates and their respective present and former officers and directors to the fullest extent permitted under applicable law from any claims made by CCX or a third party in respect of any investment opportunities sourced by them or any liability arising with respect to their activities in connection with CCX’s affairs, to the extent that such indemnification, hold harmless and exoneration obligations with respect to such matters are not expressly covered by a separate written agreement between CCX and any such party. Such indemnity will provide that the indemnified parties cannot access the funds held in the trust account.

After the business combination, members of CCX’s management team who remain with CCX may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to CCX’s shareholders, to the extent then known, in this proxy statement/prospectus or other proxy solicitation materials (as applicable) furnished to CCX’s shareholders. It is unlikely the amount of such compensation is fully known at the time of distribution of this proxy statement/prospectus, or will be fully known at the time of a general meeting held to consider the business combination, as it will be up to the directors of the Post-Closing Company to determine executive and director compensation.

Sponsor Agreement

In connection with the execution of the Merger Agreement, the Sponsor and the Insiders entered into the Sponsor Agreement, which amended and restated the existing agreement. For a summary of the Sponsor Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”

Registration Rights Agreement

Effective upon the Closing, pursuant to the terms of the Registration Rights Agreement, CCX and the Sponsor will be entitled to, among other things, certain registration rights, including demand and piggy-back and shelf registration rights. For a summary of the Registration Rights Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Advisory Agreement

In September 2025, in connection with the execution of the Merger Agreement, CCX and M. Klein & Company (the Advisor), an affiliate of the Sponsor, entered into the Advisory Agreement. Pursuant to the terms thereof, effective as of the Closing, the Advisor will provide financial advisory, strategy consulting, business development and investor relations advice and assistance to Infleqtion. Under the terms of the Advisory Agreement, the Post-Closing Company will pay the Advisor a fee of $250,000 per quarter for the term of the Advisory Agreement. The Advisory Agreement expires two years from the date of the Closing. During that time, the Advisor will also be entitled to certain fees, including 5% of total underwriting fees for capital markets financings and 3% of gross proceeds in any strategic investment of the Post-Closing Company, in each case, only if the Post-Closing Company, in its discretion, retains Advisor to act as a financial advisor on such financings or strategic transactions. For a summary of the Advisory Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Advisory Agreement.”

Infleqtion’s Related Person Transactions

In addition to the compensation arrangements, including employment, termination of employment and Change in Control arrangements and indemnification arrangements, discussed, when required, in the sections entitled “Board of Directors and Management After the Business Combination” and “Executive and Director Compensation,” the registration rights described in the section entitled “Description of Securities — Registration Rights” and the Infleqtion Voting and Support Agreements described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Infleqtion Voting and Support Agreements,” the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:

•	Infleqtion has been or is to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of Infleqtion’s directors, executive officers or holders of more than 5% of its capital stock prior to the business combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Related Party Financings

Series A Financing

In a series of closings from October 2020 through December 2020, Infleqtion issued and sold to investors in a private offering an aggregate of 101,515,976 shares of Infleqtion Series A preferred stock at a purchase price of $0.3628 per share, for aggregate consideration of approximately $36,829,996.

The following table sets forth the aggregate number of shares of Infleqtion Series A preferred stock acquired by related persons in the financing transaction described above.

Investor(1)	Shares of Infleqtion Series A Preferred Stock	Aggregate Purchase Price
LCP Quantum Partners, LLC(2)	41,345,093	$14,999,999.75
Entities affiliated with Global Frontier(3)	19,294,376	$6,999,999.62
Foundry Group Next 2018, L.P.(4)	16,538,037	$5,999,999.83
Entities affiliated with Maverick(5)	11,025,357	$3,999,999.53
Entities affiliated with Timothy Day(6)	4,134,507	$499,999.38

(1)	For additional details regarding these stockholders and their equity holdings, see “Beneficial Ownership of Securities.”
(2)	Tyler Brous, a former member of Infleqtion’s board of directors, is a director, officer or partner of, or has a financial interest in, LCP Quantum Partners, LLC.
(3)

Consists of 15,242,557 shares of Infleqtion Series A preferred stock purchased by Global Frontier Quantum Opportunity Fund, LP and 4,051,819 shares of Infleqtion Series A preferred stock purchased by Global Frontier Partners, LP. Grant Dollens, a former member of Infleqtion’s board of directors, is a director, officer or partner of, or has a financial interest in, the aforementioned entities.

(4)	Foundry Group Next 2018, L.P. beneficially owns more than 5% of the outstanding capital stock of Infleqtion.
(5)

Consists of 7,143,294 shares of Infleqtion Series A preferred stock purchased by Maverick Ventures Investment Fund, L.P. and 3,882,063 shares of Infleqtion Series A preferred stock purchased by Maverick Advisors Fund, L.P. David Singer, one of Infleqtion’s directors, is a director, officer or partner of, or has a financial interest in, the aforementioned entities. Maverick Capital beneficially owns more than 5% of the outstanding capital stock of Infleqtion.

(6)

Consists of 1,171,444 shares of Infleqtion Series A preferred stock purchased by The Day Revocable Trust, 68,908 shares of Infleqtion Series A preferred stock purchased by The Meghan Alyssa Day 2001 Irrevocable Trust, 68,908 shares of Series A Preferred Stock purchased by The Cameron Blake Day 2001 Irrevocable Trust, and 68,908 shares of Infleqtion Series A preferred stock purchased by The Aaron Mitchell Day 2001 Irrevocable Trust. Timothy Day, a former member of Infleqtion’s board of directors, and/or family members thereof, have a financial interest in the aforementioned entities.

2021 Convertible Note Financing

In June 2021, Infleqtion issued and sold to investors in a private offering convertible promissory notes (the 2021 Notes) for an aggregate principal amount of $19,971,341.

The following table sets forth the aggregate principal amount of 2021 Notes acquired by related persons in the financing transaction described above.

Investor(1)	Aggregate Principal Amount
LCP Quantum Partners II, LLC(2)	$5,494,787.00
Entities affiliated with Global Frontier(3)	$5,654,287.00
Foundry Group Next 2018, L.P.(4)	$2,149,374.00
Entities affiliated with Maverick(5)	$4,579,600.00
Entities affiliated with Timothy Day(6)	$392,898.00

(1)	For additional details regarding these stockholders and their equity holdings, see “Beneficial Ownership of Securities.”
(2)	Tyler Brous, a former member of Infleqtion’s board of directors, is a director, officer or partner of, or has a financial interest in, LCP Quantum Partners II, LLC.

(3)

Consists of $4,510,313.00 principal amount of 2021 Notes purchased by Global Frontier Quantum Opportunity Fund, LP and $1,143,974.00 principal amount of 2021 Notes purchased by Global Frontier Partners, LP. Grant Dollens, one of Infleqtion’s directors, is a director, officer or partner of, or has a financial interest in, the aforementioned entities. Global Frontier beneficially owns more than 5% of the outstanding capital stock of Infleqtion.

(4)	Foundry Group Next 2018, L.P. beneficially owns more than 5% of the outstanding capital stock of Infleqtion.
(5)

Consists of $2,243,370.00 principal amount of 2021 Notes purchased by Maverick Ventures Investment Fund, L.P. and $2,336,230.00 principal amount of 2021 Notes purchased by Maverick Advisors Fund, L.P. David Singer, one of Infleqtion’s directors, is a director, officer or partner of, or has a financial interest in, the aforementioned entities. Maverick Capital beneficially owns more than 5% of the outstanding capital stock of Infleqtion.

(6)

Consists of $300,000.00 principal amount of 2021 Notes purchased by The Day Revocable Trust, $41,449.00 principal amount of 2021 Notes purchased by The Meghan Alyssa Day 2001 Irrevocable Trust, $10,000.00 principal amount of 2021 Notes purchased by The Cameron Blake Day 2001 Irrevocable Trust, and $41,449.00 principal amount of 2021 Notes purchased by The Aaron Mitchell Day 2001 Irrevocable Trust. Timothy Day, one of Infleqtion’s directors, and/or family members thereof, have a financial interest in the aforementioned entities.

Series B Financing

In multiple closings from June 2022 through October 2022, Infleqtion issued and sold to investors in a private offering an aggregate of 107,814,417 shares of Infleqtion Series B preferred stock at a purchase price of $1.0176 per share, for aggregate consideration of approximately $109,711,951. In connection with the initial closing of the Series B financing, all of the 2021 Notes converted into 32,419,574 shares of Infleqtion’s Series B-1 Preferred Stock at a conversion price of $0.6420 per share.

The following table sets forth the aggregate number of shares of Infleqtion Series B preferred stock and Infleqtion Series B-1 preferred stock acquired by related persons in the financing transaction described above.

Investor(1)	Shares of Infleqtion Series B Preferred Stock	Aggregate Purchase Price	Shares of Infleqtion Series B-1 Preferred Stock	Aggregate Principal and Interest of 2021 Notes Converted into Series B-1 Preferred Stock
Entities affiliated with LCP Quantum Partners(2)	22,441,995	$22,836,974.13	8,917,157	$5,724,815.34
Entities affiliated with Global Frontier(3)	15,231,916	$15,499,997.76	9,176,000	$5,890,992.49
Foundry Group Next 2018, L.P.(4)	3,930,816	$3,999,998.38	3,490,657	$2,241,002.11
Entities affiliated with Maverick(5)	1,965,406	$1,999,997.16	7,437,428	$4,774,828.97
BOKA Group Holdings I LP(6)	34,394,654	$34,999,999.92	N/A	N/A
Breakthrough Victoria Pty Ltd(7)	19,654,080	$19,999,991.81	N/A	N/A

(1)	For additional details regarding these stockholders and their equity holdings, see “Beneficial Ownership of Securities.”
(2)

Consists of 22,441,995 shares of Infleqtion Series B preferred stock purchased by LCP Quantum Partners III, LLC and 8,917,157 shares of Infleqtion Series B-1 preferred stock issued upon conversion of $5,724,815.34 of principal and accrued interest on 2021 Notes held by LCP Quantum Partners II, LLC. Tyler Brous, one of Infleqtion’s directors, is a director, officer or partner of, or has a financial interest in, the aforementioned entities.

(3)

Consists of 13,266,508 shares of Infleqtion Series B preferred stock purchased by Global Frontier Quantum Opportunity Fund, LP, 7,319,514 shares of Infleqtion Series B-1 preferred stock issued upon conversion of $4,699,128.29 of principal and accrued interest on 2021 Notes held by Global Frontier Quantum Opportunity Fund, LP,1,965,408 shares of Infleqtion Series B preferred stock purchased by Global Frontier Partners, LP, and 1,856,486 shares of Infleqtion Series B-1 preferred stock issued upon conversion of $1,191,864.20 of principal and accrued interest on 2021 Notes held by Global Frontier Partners, LP. Grant Dollens, a former member of Infleqtion’s board of directors, is a director, officer or partner of, or has a financial interest in, the aforementioned entities. Global Frontier beneficially owns more than 5% of the outstanding capital stock of Infleqtion.

(4)	Foundry Group Next 2018, L.P. beneficially owns more than 5% of the outstanding capital stock of Infleqtion.
(5)

Consists of 966,668 shares of Infleqtion Series B preferred stock purchased by Maverick Ventures Investment Fund, L.P., 3,643,310 shares of Infleqtion Series B-1 preferred stock issued upon conversion of $2,339,005.17 of principal and accrued interest on 2021 Notes held by Maverick Ventures Investment Fund, L.P., 998,738 shares of Infleqtion Series B preferred stock purchased by Maverick Advisors Fund, L.P. and 3,794,118 shares of Infleqtion Series B-1 preferred stock issued upon conversion of $2,435,823.80 of principal and accrued interest on 2021 Notes held by Maverick Advisors Fund, L.P. David Singer, one of Infleqtion’s directors, is a director, officer or partner of, or has a financial interest in, the aforementioned entities. Maverick Capital beneficially owns more than 5% of the outstanding capital stock of Infleqtion.

(6)	Erik Thoresen, a former member of Infleqtion’s board of directors, is a director, officer or partner of, or has a financial interest in, BOKA Group Holdings I LP.
(7)	Breakthrough Victoria Pty Ltd beneficially owns more than 5% of the outstanding capital stock of Infleqtion.

2024 SAFE Financing

In multiple closings from April 2024 through May 2024, Infleqtion issued and sold to investors in a private offering Simple Agreements for Future Equity (the 2024 SAFEs) for an aggregate principal amount of $23,988,097.56.

The following table sets forth the aggregate principal amount of 2024 SAFEs acquired by related persons in the financing transaction described above.

Investor(1)	Aggregate Principal Amount
LCP Quantum Partners IV, LLC(2)	$5,478,453.00
Entities affiliated with Global Frontier(3)	$1,450,000.00
Entities affiliated with Maverick(4)	$1,376,421.00
Lego Holdings, LP(5)	$250,000.00
The John R. Kinsella Revocable Living Trust(6)	$200,000.00
Kristina M. Johnson Revocable Trust(7)	$100,000.00
Breakthrough Victoria Pty Ltd(8)	$10,000,000.00

(1)	For additional details regarding these stockholders and their equity holdings, see “Beneficial Ownership of Securities.”
(2)	Tyler Brous, a former member of Infleqtion’s board of directors, is a director, officer or partner of, or has a financial interest in, LCP Quantum Partners IV, LLC.
(3)

Consists of $250,000.00 principal amount of 2024 SAFEs purchased by Global Frontier Quantum Opportunity Fund, LP and $1,200,000.00 principal amount of 2024 SAFEs purchased by Global Frontier Partners, LP. Grant Dollens, a former member of Infleqtion’s board of directors, is a director, officer or partner of, or has a financial interest in, the aforementioned entities. Global Frontier beneficially owns more than 5% of the outstanding capital stock of Infleqtion.

(4)

Consists of $782,519.35 principal amount of 2024 SAFEs purchased by Maverick Ventures Investment Fund, L.P. and $593,901.65 principal amount of 2024 SAFEs purchased by Maverick Advisors Fund, L.P. David Singer, one of Infleqtion’s directors, is a director, officer or partner of, or has a financial interest in, the aforementioned entities. Maverick Capital beneficially owns more than 5% of the outstanding capital stock of Infleqtion.

(5)	Catherine Lego, one of Infleqtion’s directors, is a director, officer or partner of, or has a financial interest in, Lego Holdings, LP.
(6)	Matthew Kinsella, Infleqtion’s Chief Executive Officer and one of Infleqtion’s directors, and/or family members thereof, have a financial interest in The John R. Kinsella Revocable Living Trust.
(7)	Kristina Johnson, one of Infleqtion’s directors, is a trustee of the Kristina M. Johnson Revocable Trust, and certain family members of Dr. Johnson have a financial interest therein.
(8)	Breakthrough Victoria Pty Ltd beneficially owns more than 5% of the outstanding capital stock of Infleqtion.

Series C Financing

In multiple closings from December 2024 through May 2025, Infleqtion issued and sold to investors in a private offering an aggregate of 60,399,952 shares of Infleqtion Series C preferred stock at a purchase price of $1.2340 per share, for aggregate consideration of approximately $74,533,540. In connection with the initial closing of the Series C financing, all of the 2024 SAFEs converted into 22,869,771 shares of Infleqtion Series C-1 preferred stock at a conversion price of $1.0489 per share.

The following table sets forth the aggregate number of shares of Infleqtion Series C preferred stock and Infleqtion Series C-1 preferred stock acquired by related persons in the financing transaction described above.

Investor(1)	Shares of Infleqtion Series C Preferred Stock	Aggregate Purchase Price	Shares of Infleqtion Series C-1 Preferred Stock	Aggregate Principal of 2024 SAFES Converted into Series C-1 Preferred Stock
Entities affiliated with LCP Quantum Partners(2)	8,107,961	$10,005,223.89	5,223,046	$5,478,453.00
Entities affiliated with Global Frontier(3)	4,457,050	$5,499,999.70	1,382,399	$1,450,000.00
Entities affiliated with Maverick(4)	4,254,456	$5,249,998.73	1,312,251	$1,376,421.00
Glynn Partners VI, L.P.(5)	8,103,727	$9,999,999.12	N/A	N/A
The John R. Kinsella Revocable Living Trust(6)	202,593	$249,999.77	190,675	$200,000.00
The Day Revocable Trust(7)	101,296	$124,999.27	N/A	N/A
Erik Thoresen(8)	50,000	$61,700.00	N/A	N/A
Kristina M. Johnson Revocable Trust(9)	N/A	N/A	95,337	$100,000.00
Breakthrough Victoria Pty Ltd(10)	N/A	N/A	9,533,797	$10,000,000.00

(1)	For additional details regarding these stockholders and their equity holdings, see “Beneficial Ownership of Securities.”
(2)

Consists of 8,107,961 shares of Infleqtion Series C preferred stock purchased by LCP Quantum Partners V, LLC and 5,223,046 shares of Infleqtion Series C-1 preferred stock issued upon conversion of $5,478,453.00 of principal amount of 2024 SAFEs held by LCP Quantum Partners IV, LLC. Tyler Brous, a former member of Infleqtion’s board of directors, is a director, officer or partner of, or has a financial interest in, the aforementioned entities.

(3)

Consists of 4,457,050 shares of Infleqtion Series C preferred stock purchased by Global Frontier Quantum Opportunity Fund, LP, 238,344 shares of Infleqtion Series C-1 preferred stock issued upon conversion of $250,000.00 of principal amount of 2024 SAFEs held by Global Frontier Quantum Opportunity Fund, LP and 1,144,055 shares of Infleqtion Series C-1 preferred stock issued upon conversion of $1,200,000.00 of principal amount of 2024 SAFEs held by Global Frontier Partners, LP. Grant Dollens, a former member of Infleqtion’s board of directors, is a director, officer or partner of, or has a financial interest in, the aforementioned entities.

(4)

Consists of 115,178 shares of Infleqtion Series C preferred stock purchased by Maverick Ventures Investment Fund, L.P., 746,038 shares of Infleqtion Series C-1 preferred stock issued upon conversion of $782,519.35 of principal amount of 2024 SAFEs held by Maverick Ventures Investment Fund, L.P., 87,415 shares of Infleqtion Series C preferred stock purchased by Maverick Advisors Fund, L.P., 566,213 shares of Infleqtion Series C-1 preferred stock issued upon conversion of $593,901.65 of principal amount of 2024 SAFEs held by Maverick Advisors Fund, L.P., 1,519,449 shares of Infleqtion Series C preferred stock purchased by Maverick Designated Investments Fund, L.P. and 2,532,414 shares of Infleqtion Series C preferred stock purchased by Maverick Silicon Fund, L.P. David Singer, one of Infleqtion’s directors, is a director, officer or partner of, or has a financial interest in, the aforementioned entities. Maverick Capital beneficially owns more than 5% of the outstanding capital stock of Infleqtion.

(5)	Charles Friedland, a former member of Infleqtion’s board of directors, is a director, officer or partner of, or has a financial interest in, Glynn Partners VI, L.P.
(6)	Matthew Kinsella, Infleqtion’s Chief Executive Officer and one of Infleqtion’s directors, and/or family members thereof, have a financial interest in The John R. Kinsella Revocable Living Trust.
(7)	Timothy Day, a former member of Infleqtion’s board of directors, and/or family members thereof, have a financial interest in The Day Revocable Trust.
(8)	Erik Thoresen is a former member of Infleqtion’s board of directors.
(9)	Kristina Johnson, one of Infleqtion’s directors, is a trustee of the Kristina M. Johnson Revocable Trust, and certain family members of Dr. Johnson have a financial interest therein.
(10)	Breakthrough Victoria Pty Ltd beneficially owns more than 5% of the outstanding capital stock of Infleqtion.

Non-Exclusive License Agreement with the University of Colorado

In February 2012, Infleqtion entered into a non-exclusive license agreement with the Regents of the University of Colorado (the “Non-Exclusive CU License Agreement”), as amended. Under the Non-Exclusive CU License Agreement, Infleqtion is granted a non-exclusive, worldwide license, in all fields to (a) make, use, sell, offer for sale, lease and import products and processes that would infringe certain licensed patents co-owned with SRI International, Inc. listed in the Non-Exclusive CU License Agreement, and (b) use CU’s know how related to such patents. The license grant in the preceding sentence is exclusive as to CU’s interests in the patents listed in the Non-Exclusive CU License Agreement.

In consideration for the rights granted under the Non-Exclusive CU License Agreement, Infleqtion will pay a royalty on net sales in the low single digits, with royalties on sales to the government fluctuating by a single digit percentage, depending on volume, and a sublicense revenue percentage share in the low double digits for sublicenses. For a summary of the Non-Exclusive CU License Agreement, please see the section entitled “Information About Inflection — Intellectual Property — Non-Exclusive License Agreement with the University of Colorado.”

Exclusive License Agreement with the University of Colorado

In June 2021, Infleqtion entered into an exclusive license agreement with the Regents of the University of Colorado (the “Exclusive CU License Agreement”). Under the Exclusive CU License Agreement, Infleqtion is granted (a) an exclusive (subject to standard carve-outs), worldwide, sub-licensable license, in all fields, to (a) make, have made, use, sell, offer for sale, render, and practice products, services, and processes that would infringe the licensed patents listed in the Exclusive CU License Agreement; (b) reproduce, sell, distribute, and make derivative works of the computer control software described in the agreement; and (c) reproduce, modify, distribute, transmit, create derivative works from, publicly display, and publicly perform any derivative works of the software described in clause (b) created by CU.

In consideration for the rights granted under the Exclusive CU License Agreement, Infleqtion paid a $130,000 license fee, and will pay annual license maintenance fees (creditable against royalties), a royalty on net sales of non-software products in the low single digits, with royalties on sales to the government fluctuating by a single digit percentage, depending on volume, a royalty on net sales of licensed software products in the mid-single digits, and a sublicense revenue percentage share in the low double digits for sublicenses (with higher rates for sublicenses executed in the first or second year). For a summary of the Exclusive CU License Agreement, please see the section entitled “Information About Inflection — Intellectual Property — Exclusive License Agreement with the University of Colorado.”

Consulting Agreement with Grant Dollens

In September 2024, Infleqtion entered into a consulting agreement with Grant Dollens, a then-member of Infleqtion’s board of directors to become our Interim Chief Financial Officer. Under the terms of the agreement, Mr. Dollens provides financial and accounting services to Infleqtion and receives compensation at a rate of $15,000 per month. Under this agreement, Infleqtion paid Mr. Dollens $48,500 in the year ended December 31, 2024, and $135,000 in the nine months ended September 30, 2025, as well as amounts related to travel expense reimbursement. Infleqtion and Mr. Dollens terminated this agreement effective November 1, 2025.

Legal Fees to Clif Anderson

In the past, Infleqtion has retained the legal services of Clif Anderson, brother to Dana Anderson, our Chief Science Officer and a former member of Infleqtion’s board of directors, for the preparation and filing of patent applications and other patent-related legal matters. For the years ended December 31, 2024 and 2023, Inflection paid Mr. Anderson legal fees of $88 thousand and $396 thousand, respectively, for patent legal services rendered. Infleqtion made no payments to Mr. Anderson for any services in 2025.

Indemnification Agreements

In connection with the Closing, the Post-Closing Company intends to enter into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements will require the Post-Closing Company, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service to the fullest extent permitted by law. These indemnification agreements will also require the Post-Closing Company to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding to the fullest extent permitted by law. The Proposed Bylaws will also empower the Post-Closing Company to purchase insurance on behalf of any person whom the Post-Closing Company is required or permitted to indemnify. For additional information related to the Post-Closing Company’s indemnification obligations in respect of its directors and officers, see the section entitled “Board of Directors and Management After the Business Combination — Limitations on Liability and Indemnification of Officers and Directors.” We believe that the indemnification provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws, liability insurance and any indemnification agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Policies and Procedures for Related Person Transactions

The Post-Closing Company intends to adopt a related person transactions policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, and guarantees of indebtedness. In reviewing and approving any such transactions, the Post-Closing Company’s audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable offerings or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

SECURITIES ACT RESTRICTIONS ON RESALE OF CCX’S SECURITIES

Unless the context otherwise requires, references in this subsection to “we,” “our” and “us” generally refer to CCX prior to the business combination.

In general, Rule 144 of the Securities Act (“Rule 144”) permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

It is anticipated that following the consummation of the business combination, CCX will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of CCX’s restricted securities.

If the above conditions have been met and Rule 144 is available, a person that has beneficially owned restricted CCX Ordinary Shares for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of CCX’s affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are CCX’s affiliates at the time of, or at any time during the three months preceding a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also be limited by manner of sale provisions and notice requirements.

As of the date of this proxy statement/prospectus, CCX has      CCX Ordinary Shares outstanding. Of these CCX Ordinary Shares, 28,750,000 shares sold in the CCX IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of CCX’s affiliates within the meaning of Rule 144 under the Securities Act. All of the CCX Ordinary Shares owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

It is expected that Rule 144 to be available for the resale of the above-noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Transactions, although these CCX Ordinary Shares may be sold sooner to the extent they have been registered on a registration statement that has been declared effective by the SEC.

APPRAISAL RIGHTS

Appraisal Rights of CCX Shareholders

CCX shareholders do not have appraisal rights under the DGCL or the Companies Act in connection with the Transactions.

SUBMISSION OF SHAREHOLDER PROPOSALS

The CCX Board is aware of no other matter that may be brought before the extraordinary general meeting. Under CCX’s articles of association, shareholders are only entitled to submit proposals for consideration at annual general meetings and therefore are not entitled to submit proposals for consideration at the extraordinary general meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that: (1) is specified in the notice of such meeting (or any supplement thereto); (2) is brought by or at the direction of the Post-Closing Company Board or any formally authorized committee of the Post-Closing Company Board; (3) may be provided in the certificate of designations for any class or series of Post-Closing Company preferred stock; or (4) is otherwise properly brought before such meeting by a stockholder who (a) is a stockholder of record (i) at the time of giving timely notice in writing to the Post-Closing Company’s secretary, (ii) on the record date for the determination of stockholders entitled to notice of such meeting, (iii) on the record date for the determination of stockholders entitled to vote at such meeting, and (iv) at the time of such meeting and (b) has complied with the notice procedures specified in the Proposed Bylaws in all applicable respects. To be timely, a stockholder’s notice must be received by Post-Closing Company’s secretary at the Post-Closing Company’s principal executive offices no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders.

If no annual meeting was held in the preceding year or the date of the Post-Closing Company’s annual meeting of stockholders has been advanced more than 30 days prior to or delayed by more than 70 days after the first anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be received by the Post-Closing Company’s secretary at the Post-Closing Company’s principal executive offices no earlier than the 120th day prior to the day of the annual meeting and no later than the close of business on (i) the 90th day prior to the day of the annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Post-Closing Company. Stockholder proposals must also comply with all applicable requirements under the Proposed Bylaws, the Exchange Act and the rules and regulations thereunder.

The Proposed Bylaws provide that the foregoing notice requirements with respect to the proposal of any business at an annual meeting will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Post-Closing Company in compliance with Rule 14a-8 under the Exchange Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Post-Closing Company to solicit proxies for the meeting. Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for the 2026 annual meeting pursuant to Rule 14a-8 must be received at the Post-Closing Company’s principal office at a reasonable time before the Post-Closing Company begins to print and send its proxy materials and must comply with Rule 14a-8.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws and must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including Rule 14a-19. In addition, the stockholder must give timely notice to the Post-Closing Company’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by the Post-Closing Company’s secretary within the time periods described above under the section entitled “Stockholder Proposals.”

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the CCX Board, any committee chairperson or the non-management directors as a group by writing to the CCX Board or committee chairperson in care of Churchill Capital Corp X, 640 Fifth Avenue, 14th Floor, New York, NY 10019. Following the Closing, such communications should be sent to the Post-Closing Company Board at 1315 West Century Drive, Suite 150, Louisville, CO 80027. Each communication will be forwarded, depending on the subject matter, to the CCX Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Willkie Farr & Gallagher LLP, New York, NY will pass upon the validity of the securities of the Post-Closing Company offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Churchill Capital Corp X as of December 31, 2024 and for the period from January 4, 2024 (inception) through December 31, 2024, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of ColdQuanta, Inc. dba Infleqtion as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, CCX and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of CCX’s annual report to shareholders and this proxy statement/prospectus. Upon written or oral request, CCX will deliver a separate copy of the annual report and/or this proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and that wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that CCX deliver single copies of such documents in the future. Shareholders may notify CCX of their requests by calling or writing CCX at its principal executive offices at 640 Fifth Avenue, 14th Floor, New York, NY 10019 or (212) 380-7500.

ENFORCEABILITY OF CIVIL LIABILITY

CCX is a Cayman Islands exempted company. If CCX does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon CCX. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against CCX in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, the courts of the Cayman Islands are unlikely (i) to recognize or enforce against CCX, judgments of courts of the United States obtained against CCX or CCX’s directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or CCX’s directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States. The courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. However, CCX may be served with process in the United States with respect to actions against CCX arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of CCX’s securities by serving CCX’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

CCX files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read CCX’s SEC filings, including this proxy statement/prospectus, on the Internet at the SEC’s website at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed with this proxy statement/prospectus.

All information contained in this document relating to CCX has been supplied by CCX, and all such information relating to Infleqtion has been supplied by Infleqtion. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you are a CCX shareholder and would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

Churchill Capital Corp X

640 Fifth Avenue, 14th Floor

New York, NY 10019

Attention: Jay Taragin, Chief Financial Officer

Email: info@churchillcapitalcorp.com

or:

Sodali & Co

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and Brokers:(203) 658-9400

Email: CCCX.info@investor.sodali.com

If you are a CCX shareholder and would like to request documents, please do so no later than five business days prior to the extraordinary general meeting, in order to receive them before the extraordinary general meeting. If you request any documents from CCX, CCX will mail them to you by first class mail, or another equally prompt means.

This document is a proxy statement/prospectus of CCX for the extraordinary general meeting. CCX has not authorized anyone to give any information or make any representation about the business combination, Infleqtion or CCX that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
Churchill Capital Corp X Financial Statements
Audited Financial Statements of Churchill Capital Corp X
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2024	F-3
Statement of Operations for the period from January 4, 2024 (inception) through December 31, 2024	F-4
Statement of Changes in Shareholder’s Deficit for the period from January 4, 2024 (inception) through December 31, 2024	F-5
Statement of Cash Flows for the period from January 4, 2024 (inception) through December 31, 2024	F-6
Notes to Financial Statements	F-7
Unaudited Financial Statements of Churchill Capital Corp X
Condensed Consolidated Balance Sheets as of September 30, 2025 (Unaudited) and December 31, 2024 (Audited)	F-19
Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2025 and for the Three Months Ended September 30, 2024 and for the Period from January 4, 2024 (Inception) Through September 30, 2024 (Unaudited)
F-21
Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Three and Nine Months Ended September 30, 2025 and for the Three Months Ended September 30, 2024 and for the Period from January 4, 2024 (Inception) Through September 30, 2024 (Unaudited)
F-22
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2025 and for the Period from January 4, 2024 (Inception) Through September 30, 2024 (Unaudited)	F-24
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholder and the Board of Directors of
Churchill Capital Corp X:
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Churchill Capital Corp. X (the “Company”) as of December 31, 2024 and the related statements of operations, changes in shareholder’s deficit, and cash flows for the period from January 4, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the period January 4, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2024.
New York, New York
April 28, 2025

CHURCHILL CAPITAL CORP X
BALANCE SHEET

December 31, 2024
ASSETS
Deferred offering costs	$157,937

Total assets	$157,937

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Promissory note—related party	184,847

Total current liabilities	184,847

Commitments and Contingencies
Shareholder’s Deficit
Preference shares, $ 0.0001 par value; 5,000,000 shares authorized; no ne issued or outstanding	—
Class A ordinary shares, $ 0.0001 par value; 500,000,000 shares authorized; no ne issued or outstanding	—
Class B ordinary shares, $ 0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding(1)(2)	863
Additional paid-in capital	24,137
Accumulated deficit	(51,910)

Total shareholder’s deficit	(26,910)

Total Liabilities and Shareholder’s Deficit	$157,937

(1)	Includes an aggregate of up to 1,125,000 Class B ordinary shares, $0.0001 par value subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (Note 5).
(2)
In April 2025 the Company, through a share capitalization, issued the Sponsor an additional 1,437,500 founder shares, for which the Sponsor now holds 8,625,000 founder shares in the aggregate. All share and per share data has been retrospectively presented.

The accompanying notes are an integral part of these financial statements.

CHURCHILL CAPITAL CORP X
STATEMENT OF OPERATIONS

For the Period From January 4, 2024 (inception) through
December 31, 2024
General and administrative costs	$51,910

Net loss	$(51,910)

Weighted average shares outstanding, basic and diluted(1)(2)	7,500,000

Basic and diluted net loss per share	$(0.01)

(1)	Excludes an aggregate of up to 1,125,000 Class B ordinary shares, $0.0001 par value subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (Note 5).
(2)
In April 2025 the Company, through a share capitalization, issued the Sponsor an additional 1,437,500 founder shares, for which the Sponsor now holds 8,625,000 founder shares in the aggregate. All share and per share data has been retrospectively presented.

The accompanying notes are an integral part of these financial statements.

CHURCHILL CAPITAL CORP X
STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT
For the period from January 4, 2024 (inception) through December 31, 2024

	Class B		Additional Paid-In Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount
Balance as of January 4, 2024 (inception)	—	$—	$—	$—	$—
Issuance of ordinary shares to Sponsor(1)(2)	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	(51,910)	(51,910)

Balance as of December 31, 2024	8,625,000	$863	$24,137	$(51,910)	$(26,910)

(1)	Includes an aggregate of up to 1,125,000 Class B ordinary shares, $0.0001 par value subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (Note 5).
(2)
In April 2025 the Company, through a share capitalization, issued the Sponsor an additional 1,437,500 founder shares, for which the Sponsor now holds 8,625,000 founder shares in the aggregate. All share and per share data has been retrospectively presented.

The accompanying notes are an integral part of these financial statements.

CHURCHILL CAPITAL CORP X
STATEMENT OF CASH FLOWS

For the Period from January 4, 2024 (inception) through December 31, 2024
Cash Flows from Operating Activities
Net loss	$(51,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	4,827
Payment of expenses through promissory note – related party	47,083

Net cash used in operating activities	—
Net increase in cash	—
Cash—beginning of period	—

Cash—end of period	$—

Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$20,173

Deferred offering costs paid through promissory note—related party	$137,764

The accompanying notes are an integral part of these financial statements.

CHURCHILL CAPITAL CORP X
NOTES TO FINANCIAL STATEMENTS
Note 1—Description of Organization and Business Operations
Organization and General
Churchill Capital Corp X (the “Company”) was incorporated as a Cayman Islands exempted company on January 4, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act”, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
As of December 31, 2024, the Company had not yet commenced operations. All activity for the period from January 4, 2024 (inception) through December 31, 2024 relates to the Company’s formation and the proposed initial public offering (“Proposed Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Offering. The Company has selected December 31 as its fiscal year end.
Sponsor and Proposed Financing
The Company’s sponsor is Churchill Sponsor X LLC (the “Sponsor”), having M. Klein Associates, Inc. as its managing member, and is an affiliate of M. Klein and Company, LLC. The Company intends to finance its Initial Business Combination with proceeds from the Proposed Offering of $300 million of Units (as defined below) (See Note 3) and a private placement of 300,000 of Private Placement Units (as defined below) for an aggregate of $3,000,000 (See Note 4). Separately, an affiliate of BTIG, LLC will commit to invest $500,000 in, and will be admitted as a member of, the Sponsor in connection with the closing of the Proposed Offering in exchange for interests in the Sponsor corresponding to 50,000 Private Placement Units (defined below) and 200,000 founder shares (See Note 5).
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through the Proposed Offering of 30,000,000 Units at $10.00 per unit (or 34,500,000 Units if the underwriters’ over-allotment option is exercised in full) (Note 3) and the sale of 300,000 units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor that will close simultaneously with the Proposed Offering (Note 4).
The Trust Account
The proceeds to be held in the Trust Account will initially be invested only in U.S. government treasury bills with a maturity of one hundred eighty-five (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations and, may at any time be held as cash or cash items, including in demand deposit accounts at a bank. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The Company’s second amended and restated memorandum and articles of association will provide that, other than the permitted withdrawals (as defined below), if any, none of the funds held in the Trust Account will be released until the earlier of (i) the completion of the Initial Business Combination; (ii) the redemption of any

CHURCHILL CAPITAL CORP X
NOTES TO FINANCIAL STATEMENTS

Class A ordinary shares, $0.0001 par value, of the Company (the “Public Shares”), that have been properly submitted in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) in a manner that would affect the substance or timing of its obligation to redeem 100% of the Public Shares if it does not complete an Initial Business Combination within 24 months from the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the Public Offering) or (B) with respect to any other provision relating to the rights of holders of the Public Shares or pre-Initial Business Combination activity; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Proposed Offering (subject to the requirements of law) (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the Public Offering). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering, although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.
The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the trust account (net of amounts withdrawn to fund the working capital requirements, subject to an annual limit of $1,000,000, and to pay taxes (“permitted withdrawals”)), (ii) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest less permitted withdrawals. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by law or under Nasdaq rules.
Pursuant to the Company’s memorandum and articles of association if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Proposed Offering (or 27 months from the closing of the Proposed Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Proposed Offering), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor,

CHURCHILL CAPITAL CORP X
NOTES TO FINANCIAL STATEMENTS

redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned (which interest shall be net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the holders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor, officers and directors will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Proposed Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the Public Offering). However, if the Sponsor and management team acquires Public Shares in or after the Proposed Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s shareholder is entitled to share ratably in all assets remaining available for distribution
after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. The Company’s shareholder has no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that the Company will provide its shareholder with the opportunity to redeem its Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.
Risks and Uncertainties
The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.
Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial

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NOTES TO FINANCIAL STATEMENTS

Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.
Liquidity and Capital Resources
As of December 31, 2024, the Company had no cash balance and a working capital deficit of $184,847. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, as of December 31, 2024, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor (see Note 4) that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Offering or a minimum of one year from the date of issuance of these financial statements. The Company cannot assure that its plans to raise capital or to consummate an Initial Business Combination will be successful.
Note 2—Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).
Emerging Growth Company
As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

CHURCHILL CAPITAL CORP X
NOTES TO FINANCIAL STATEMENTS

Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short- term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The underwriters’ over-allotment option is deemed to be a freestanding financial instrument indexed on the shares subject to redemption and will be accounted for as a liability pursuant to ASC 480 if not fully exercised at the time of the initial public offering.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

CHURCHILL CAPITAL CORP X
NOTES TO FINANCIAL STATEMENTS

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ signific antly
from those estimates.
Deferred Offering Costs Associated with the Proposed Public Offering
The Company complies with the
requirements
of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, —“Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Proposed Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Proposed Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Proposed Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares will be charged to temporary equity, offering costs allocated to the Public and Private Placement Warrants will be charged to shareholder’s deficit after management’s evaluation that these will be accounted for under equity treatment. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net Loss per Ordinary Share
Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares issued and outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,125,000 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5). At

CHURCHILL CAPITAL CORP X
NOTES TO FINANCIAL STATEMENTS

December 31, 2024, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.
Warrant Instruments
The Company will account for the Public and Private Warrants to be issued in connection with the Proposed Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and will classify the warrant instruments under equity treatment at their assigned value. There are no Public or Private Warrants currently outstanding as of December 31, 2024.
Recent Accounting Standards
In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion
and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 as of January 4, 2024 (inception).
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on January 4, 2024 (inception).
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3—Public Offering
Pursuant to the Proposed Offering, the Company intends to offer for sale up to 30,000,000 units at a price of $10.00 per unit for a total of $300 million (or 34,500,000 units at a price of $10.00 per unit for a total of $345 million if the underwriters’ over-allotment option is exercised in full) (the “Units”). Each Unit consists of

CHURCHILL CAPITAL CORP X
NOTES TO FINANCIAL STATEMENTS

one Public Share and one-fourth of one warrant (each, a “Public Warrant” and collectively, the “Public Warrants”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustments (see Note 7).
Note 4—Private Placement
The Sponsor has committed to purchase an aggregate of 300,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement that will close simultaneously with the Proposed Offering. Condor Investments V, the representative of the underwriters of this offering, will commit to invest $500,000 in, and will be admitted as a member of, the Sponsor in connection with the closing of the Proposed Offering in exchange for interests in the Sponsor corresponding to 50,000 Private Placement Units and 200,000 founder shares (see Note 5). Each Unit consists of one Public Share and one-fourth of one warrant (each, a “Private Warrant”). Each Private Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustments. Each warrant will become exercisable 30 days after the completion of the Initial Business Combination and will not expire except upon liquidation. If the Initial Business Combination is not completed within 24 months from the closing of the Proposed Offering (or 27 months from the closing of the Proposed Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the Proposed Offering), the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).
The Company expects to grant the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover any over-allotments at the Proposed Offering price less the underwriting discounts and commissions. The Units that would be issued in connection with the over-allotment option would be identical to the Units issued in the Proposed Offering.
Note 5—Related Party Transactions
Founder Shares
On February 15, 2024, the Company issued an aggregate of 7,187,500 Class B ordinary shares, $0.0001 par value (the “Founder Shares”), in exchange for a $25,000 payment (approximately $0.003 per share) from the Sponsor to cover certain expenses on behalf of the Company. In April 2025 the company, through a share capitalization, issued the Sponsor an additional 1,437,500 founder shares, for which the Sponsor now holds 8,625,000 founder shares in the aggregate. All share and per share data has been retrospectively presented. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the Public Shares issuable upon conversion thereof. The Founder Shares are identical to the Public Shares included in the Units being sold in the Proposed Offering except that the Founder Shares automatically convert into Public Shares at the time of the Initial Business Combination (with such conversion taking place immediately prior to, simultaneously with, or immediately following the time of the Initial Business Combination, as may be determined by the directors of the Company) or earlier at the option of the holder and are subject to certain transfer restrictions, as described in more detail below. The Sponsor has agreed to forfeit up to an aggregate of 1,125,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20%
of the Company’s issued and outstanding shares after the Proposed Offering. If the Company increases or decreases the size of the offering, the Company will effect a share dividend or share surrender, as applicable, immediately prior to the consummation of the Proposed Offering in such amount as to maintain the Founder Share ownership of the Company’s shareholders prior to the Proposed Offering at 20% of the Company’s issued and outstanding ordinary shares upon the consummation of the Proposed Offering. The Sponsor will not be entitled to redemption rights with respect to any Founder Shares and any Public Shares held by the Sponsor in connection with the

CHURCHILL CAPITAL CORP X
NOTES TO FINANCIAL STATEMENTS

completion of the Initial Business Combination. If the Initial Business Combination is not completed within 24 months from the closing of the Proposed Offering (or 27 months from the closing of the Proposed Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the Proposed Offering), the Sponsor will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by it.
The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of (A) six months after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination (the date on which the Company consummates a transaction which results in the shareholder having the right to exchange its shares for cash, securities, or other property subject to certain limited exceptions).
Registration Rights
The holders of Founder Shares, Private Placement Units (and their underlying securities) and Units that may be issued upon conversion of working capital loans (and their underlying securities), if any, and any Class A ordinary shares issuable upon conversion of the Founder Shares and any Class A ordinary shares held by the initial shareholders at the completion of the Proposed Offering or acquired prior to or in connection with the initial Business Combination, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the registration statement for the Proposed Offering. These holders will be entitled to make up to three demands and have “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Administrative Support Agreement
Commencing on the date of the initial public offering, the Company will agree to reimburse the managing member of the Sponsor in an amount equal to $30,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.
Related Party Loans
On February 15, 2024, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of up to $600,000 to cover expenses related to the Proposed Offering pursuant
to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of December 31, 2025, or the date on which the Company consummates the Proposed Offering. As of December 31, 2024, the Company borrowed $184,847 under the Note.
Working Capital Loans
In addition, in order to finance transaction costs in connection with its Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes its Initial Business Combination, the Company would repay the Working Capital Loans. In the event that the Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Sponsor makes any Working Capital Loans, up to

$
1,500,000
of such loans may be convertible into units of the post business combination entity at a price of $
10.00
per unit at the option of the lender. The units and their underlying securities would be identical to the private placement units. As of December 31, 2024, the Company had no borrowings under the Working Capital Loans.

CHURCHILL CAPITAL CORP X
NOTES TO FINANCIAL STATEMENTS

Note 6—Commitments and Contingencies
Underwriting Agreement
The Company expects to pay 1.0% of the gross offering proceeds, or $3,000,000 in the aggregate (including if the underwriters’ overallotment option is exercised in full), payable only upon the Company’s completion of its Initial Business Combination (the “Deferred Discount”). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination. The amount payable to the underwriters for deferred underwriting discounts and commissions will be reduced from $3,000,000 to $1,500,000 in the event the amount held in the Trust Account following a successful consummation of the Initial Business Combination is less than $100,000,000, after taking into account redemptions in connection with the vote on the Initial Business Combination.
Note 7—Shareholder’s Deficit
Preference Shares
The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2024, there were no preference shares issued or outstanding.
Ordinary Shares
The authorized ordinary shares of the Company includes up to 500,000,000 Class A ordinary shares with a par value of $0.0001 per share and 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of Class A ordinary shares which the Company is authorized to issue at the same time as the Company’s shareholder votes on the Initial Business Combination to the extent the Company seeks shareholder approval in connection with the Initial Business Combination. Holders of the Company’s ordinary shares are entitled to one vote for each ordinary share (except as otherwise expressed in the Company’s memorandum and articles of association). As of December 31, 2024, there are no Class A ordinary shares issued or outstanding.
The Sponsor has agreed to forfeit up to an aggregate of 1,125,000 Founder Shares depending on the extent to which the over-allotment option is not exercised by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Proposed Offering. As of March 31, 2024 and February 22, 2024, there were 8,625,000 Class B Founder Shares issued and outstanding.
Warrants
As of December 31, 2024, there were no Public Warrants or Private Placement Warrants outstanding. Each whole warrant entitles the holder thereof to purchase one whole Class A ordinary share at a price of $11.50 per share, subject to adjustment as described herein, at any time commencing 30 days after the completion of the initial Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a “cashless basis” under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No

CHURCHILL CAPITAL CORP X
NOTES TO FINANCIAL STATEMENTS

fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company is not registering Public Shares issuable upon exercise of the warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the Initial Business Combination, the Company will use its commercially best efforts to file with the SEC a post-effective amendment to the registration statement or a new registration statement registering, under the Securities Act, the issuance of the Public Shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the applicable warrant agreement. Notwithstanding the above, if the Public Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants for cash when the price per Class A ordinary shares equals or exceeds $18.00. Beginning 30 days after completion of the Initial Business Combination, the Company may redeem the outstanding Public Warrants for cash:

•	In whole and not in part;

•	At a price of $0.01 per warrant;

•	Upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•
if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders. The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout such 30 trading day period and the 30-day redemption period.

The Private Placement Warrants contained in the private placement units will be non-redeemable. The Private Placement Warrants may also be exercised for cash or on a “cashless basis.” The private placement warrants will not expire except upon liquidation.
Note 8—Segment Information
ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

CHURCHILL CAPITAL CORP X
NOTES TO FINANCIAL STATEMENTS

The Company’s chief operating decision makers have been identified as the
Chief Executive Officer
and the Chief Financial Officer (“CODMs”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one
operating segment.
The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODMs review several key metrics, which include the following:

For the Period from January 4, 2024 (Inception) Through December 31, 2024
General and administrative costs	$51,910
The key measures of segment profit or loss reviewed by the CODMs are general and administrative costs. General and administrative costs are reviewed and monitored by the CODMs to manage and forecast cash to ensure enough capital is available to complete a Proposed Public Offering and eventually a Business Combination within the business combination period. The CODMs also review general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.
Note 9—Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date, up to April 28, 2025, the date the financial statements were available to be issued. Based upon this review, the Company did not identify
any subsequent events that would have required adjustments or disclosure in the financial statements.

CHURCHILL CAPITAL CORP X
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2025 (UNAUDITED) AND DECEMBER 31, 2024 (AUDITED)

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets:
Current assets:
Cash	$1,135,562	$—
Prepaid expenses	71,705	—
Prepaid insurance	321,429	—

Total Current Assets	1,528,696	—
Deferred offering costs	—	157,937
Prepaid insurance- long term	187,500	—
Cash and marketable securities held in Trust Account	419,552,466	—

Total Assets	$421,268,662	$157,937

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses	$67,450	$—
Accrued offering costs	85,000	—
IPO Promissory Note-related party	—	184,847
Subscription agreement liability	36,544,215	—

Total Current Liabilities	36,696,665	184,847
Deferred underwriting fee payable	3,000,000	—

Total Liabilities	39,696,665	184,847

Commitments and Contingencies (Note 6)
Class A Ordinary Shares subject to possible redemption, 41,400,000 and 0 shares at redemption value of $10.13 per share and $0 at September 30, 2025 and December 31, 2024, respectively	419,552,466	—
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; 300,000 and no shares issued and outstanding, excluding 41,400,000 and no shares, respectively, subject to possible redemption, as of September 30, 2025 and December 31, 2024, respectively	30	—
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 10,350,000 shares issued and outstanding as of September 30, 2025 and December 31, 2024(1)(2)	1,036	1,036
Additional paid-in capital	—	23,964
Accumulated deficit	(37,981,535)	(51,910)

Total Shareholders’ Deficit	(37,980,469)	(26,910)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$421,268,662	$157,937

(1)
At December 31, 2024, included an aggregate of up to 1,350,000 Class B ordinary shares, $0.0001 par value (the “Class B Ordinary Shares”), subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (Note 5). On May 15, 2025, Churchill Capital Corp X (the “Company”) consummated its initial public offering and sold 41.4 million public units (the “Public Units”), which included the full exercise of the underwriters’ over-allotment option (the “Initial Public Offering”), hence the 1,350,000 Class B Ordinary Shares are no longer subject to forfeiture.

(2)
On February 15, 2024, Churchill Sponsor X LLC (the “Sponsor”) acquired an aggregate of 7,187,500 Class B Ordinary Shares (the “Founder Shares”) for approximately $0.003 per share. In April 2025, the Company effected a share capitalization in the form of a share dividend of approximately 0.2 fully paid Class B Ordinary Shares for each Class B Ordinary Share in issue. In May 2025, the Company issued an additional 1,725,000 Class B Ordinary Shares in a share capitalization, resulting in the Sponsor, holding an aggregate of 10,350,000 Founder Shares. All share and per-share
data have been retrospectively presented.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CHURCHILL CAPITAL CORP X
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2024 AND
FOR THE PERIOD FROM JANUARY 4, 2024 (INCEPTION) THROUGH SEPTEMBER 30, 2024 (UNAUDITED)

	For the Three Months Ended September 30, 2025	For the Three Months Ended September 30, 2024	For the Nine Months Ended September 30, 2025	For the Period from January 4, 2024 (inception) through September 30, 2024
General and administrative costs	$1,234,544	$69	$1,437,976	$51,910
Subscription agreement expense	6,044,986	—	6,044,986	—

Loss from operations	(7,279,530)	(69)	(7,482,962)	(51,910)

OTHER INCOME (LOSS)
Income earned on cash and marketable securities held in Trust Account	4,393,948	—	6,552,466	—
Change of fair value of subscription agreement liability	(30,499,229)	—	(30,499,229)	—

Total other loss	(26,105,281)	—	(23,946,763)	—

NET LOSS	$(33,384,811)	$(69)	$(31,429,725)	$(51,910)

Basic and diluted weighted average shares outstanding, Class A Ordinary Shares	41,700,000	—	21,156,618	—

Basic and diluted net loss per Class A ordinary share	$(0.64)	$—	$(1.02)	$—

Basic and diluted weighted average shares outstanding, Class B Ordinary Shares(1)(2)	10,350,000	9,000,000	9,684,926	9,000,000

Basic and diluted net loss per Class B ordinary share	$(0.64)	$(0.00)	$(1.02)	$(0.01)

(1)
At December 31, 2024, included an aggregate of up to 1,350,000 Class B Ordinary Shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (
Note
5). On May 15, 2025, the Company consummated its Initial Public Offering and sold 41.4 million Public Units, which included the full exercise of the underwriters’ over-allotment option, hence the 1,350,000 Class B Ordinary Shares are no longer subject to forfeiture.

(2)
On February 15, 2024, the Sponsor acquired an aggregate of 7,187,500 Founder Shares for approximately $0.003 per share. In April 2025, the
Company
effected a share capitalization in the form of a share dividend of approximately 0.2 fully paid Class B Ordinary Shares for each Class B Ordinary Share in issue. In May 2025, the Company issued an additional 1,725,000 Class B Ordinary Shares in a share capitalization, resulting in the Sponsor holding an aggregate of 10,350,000 Founder Shares. All share and per-share
data have been retrospectively presented.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CHURCHILL CAPITAL CORP X
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 (UNAUDITED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2025	—	$—	10,350,000	$1,036	$23,964	$(51,910)	$(26,910)
Net loss	—	—	—	—	—	(18,200)	(18,200)

Balance – March 31, 2025	—	—	10,350,000	1,036	23,964	(70,110)	(45,110)
Accretion for Class A Ordinary Shares to redemption amount	—	—	—	—	(6,821,553)	(2,105,952)	(8,927,505)
Sale of 300,000 Private Placement Units	300,000	30	—	—	2,999,970	—	3,000,000
Fair Value of Public Warrants at issuance	—	—	—	—	3,177,450	—	3,177,450
Allocated value of transaction costs to Class A Ordinary Shares	—	—	—	—	(47,303)	—	(47,303)
Fair value of Founder Share transfer or contributed	—	—	—	—	667,472	—	667,472
Net income	—	—	—	—	—	1,973,286	1,973,286

Balance – June 30, 2025	300,000	30	10,350,000	1,036	—	(202,776)	(201,710)
Accretion for Class A Ordinary Shares to redemption amount	—	—	—	—	—	(4,393,948)	(4,393,948)
Net loss	—	—	—	—	—	(33,384,811)	(33,384,811)

Balance – September 30, 2025	300,000	$30	10,350,000	$1,036	$—	$(37,981,535)	$(37,980,469)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2024 AND
FOR THE
PERIOD
FROM JANUARY 4, 2024 (INCEPTION) THROUGH SEPTEMBER 30, 2024
(UNAUDITED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 4, 2024 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B Ordinary Shares to Sponsor(1) (2)	—	—	10,350,000	1,036	23,964	—	25,000
Net loss	—	—	—	—	—	(44,611)	(44,611)

Balance – March 31, 2024	—	—	10,350,000	1,036	23,964	(44,611)	(19,611)
Net loss	—	—	—	—	—	(7,230)	(7,230)

Balance – June 30, 2024	—	—	10,350,000	1,036	23,964	(51,841)	(26,841)
Net loss	—	—	—	—	—	(69)	(69)

Balance – September 30, 2024	—	$—	10,350,000	$1,036	$23,964	$(51,910)	$(26,910)

(1)
Includes an aggregate of up to 1,350,000 Class B Ordinary Shares, $0.0001 par value subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (Note 5). On May 15, 2025, the Company consummated its Initial Public Offering and sold 41.4 million Public Units, which includes the full exercise of the underwriters’ over-allotment option, hence the 1,350,000 Class B Ordinary Shares are no longer subject to forfeiture.

(2)
On February 15, 2024, the Sponsor acquired an aggregate of 7,187,500 Founder Shares for approximately $0.003 per share. In April 2025, the Company effected a share capitalization in the form of a share dividend of approximately 0.2 fully paid Class B Ordinary Shares for each Class B Ordinary Share in issue. In
May
2025, the Company issued an additional 1,725,000 Class B Ordinary Shares in a share capitalization, resulting in the Sponsor holding an aggregate of 10,350,000 Founder Shares. All share and per-share
data have been retrospectively presented.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CHURCHILL CAPITAL CORP X
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND FOR THE PERIOD FROM
JANUARY 4, 2024 (INCEPTION) THROUGH SEPTEMBER 30, 2024
(UNAUDITED)

	For the Nine Months Ended September 30, 2025	For the Period from January 4, 2024 (inception) through September 30, 2024
Cash Flows from Operating Activities:
Net loss	$(31,429,725)	$(51,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through issuance of Class B Ordinary Shares	—	4,827
Payment of operating costs through IPO Promissory Note	36,839	33,620
Subscription agreement expense	6,044,986	—
Change of fair value of subscription agreement liability	30,499,229	—
Income earned on cash and marketable securities held in Trust	(6,552,466)	—
Changes in operating assets and liabilities:
Prepaid expenses	3,295	—
Prepaid insurance	(508,929)	—
Accrued expenses	67,450	13,463

Net cash used in operating activities	(1,839,321)	—

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(414,000,000)	—
Cash withdrawn from Trust Account for working capital purposes	1,000,000	—

Net cash used in investing activities	(413,000,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Public Units	414,000,000	—
Proceeds from sale of Private Placement Units	3,000,000	—
Repayment of IPO Promissory Note—related party	(420,673)	—
Payment of offering costs	(604,444)	—

Net cash provided by financing activities	415,974,883	—

Net Change in Cash	1,135,562	—
Cash – Beginning of year	—	—

Cash – End of period	$1,135,562	$—

Supplemental disclosure of cash flow information:
Offering costs included in accrued offering costs	$85,000	$14,455

Deferred offering costs paid by Sponsor in exchange for issuance of Class B Ordinary Shares	$—	$20,173

Deferred offering costs paid through IPO Promissory Note – related party	$123,987	$118,625

Prepaid services contributed by Sponsor through IPO Promissory Note—related party	$75,000	$—

Deferred underwriting fee payable	$3,000,000	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)
Note 1—Description of Organization and Business Operations
Organization and General
Churchill Capital Corp X (the “Company”) was incorporated as a Cayman Islands exempted company on January 4, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company, as of its incorporation, had not yet identified (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act”, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
The Company has two direct wholly owned subsidiaries, AH Merger Sub I, Inc. (“Merger Sub I”), a Delaware corporation and AH Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”, and collectively with “Merger Sub I”, the “Merger Subs”). The Merger Subs were formed on September 2, 2025 for the sole purposes of effecting the ColdQuanta, Inc. Business Combination (as defined below) (see Note 6).
As of September 30, 2025, the Company had not yet commenced operations. All activity for the period from January 4, 2024 (inception) through September 30, 2025 related to the Company’s formation, Initial Public Offering and activities in connection with entering into the Merger Agreement (as defined below) (see Note 6). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
Sponsor and Initial Public Offering
The Company’s sponsor is Churchill Sponsor X LLC (the “Sponsor”), of which M. Klein Associates, Inc. is the managing member, and is an affiliate of M. Klein and Company, LLC.
The Registration Statement on Form
S-1
(File Nos.
333-286799
and
333-287245)
for the Initial Public Offering was declared effective on May 13, 2025 (the “IPO Registration Statement”). On May 15, 2025, the Company consummated the Initial Public Offering of 41,400,000 units (the “Public Units”) at $10.00 per Public Unit, which included the full exercise of the underwriters’ Over-Allotment Option (as defined in Note 3) of 5,400,000 Public Units (the “Option Units”), generating gross proceeds of $414,000,000,as discussed in Note 3. Each Public Unit consists of one Class A ordinary share, par value $0.0001 per share (the “Class A Ordinary Shares” and with respect to the Class A Ordinary Shares included in the Public Units, the “Public Shares”) and one-fourth
of one warrant (the “Public Warrant”). Each whole Public Warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share.
Simultaneously, with the closing of the Initial Public Offering, the Company consummated the sale of the private placement (“Private Placement”) of 300,000 of private placement units (the “Private Placement Units” and together with the Public Units, the “Units”), to (i) the Sponsor at a price of $10.00 per Private Placement Unit, or $3,000,000, as discussed in Note 4. Each Private Placement Unit consists of one Class A Ordinary Share (the “Private Placement Shares”) and
one-fourth
of one warrant, exercisable at $11.50 in exchange for one Class A Ordinary Share (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”). Separately, an affiliate of BTIG, LLC (“BTIG”), the representative of the underwriters for the Initial Public Offering, invested $500,000 in, and was admitted as a member of, the Sponsor in connection with the closing of the Initial Public Offering in exchange for interests in the Sponsor corresponding to 50,000 Private Placement Units and 200,000 Founder Shares (see Note 5).

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

Transaction costs amounted to $4,638,840, consisting of $3,000,000 of Deferred Discount (as defined in Note 6), and $1,638,840 of other offering costs.
The Trust Account
Upon the closing of the Initial Public Offering on May 15, 2025, an aggregate amount of $414,000,000 ($10.00 per unit) from the net proceeds of the Initial Public Offering, and a portion of the proceeds of the sale of the Private Placement, is held in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company (“Continental”) and were invested only in U.S. government treasury bills with a maturity of one hundred eighty-five (185) days or less or in money market funds that meet certain conditions under Rule
2a-7
under the Investment Company Act of 1940 (the “Investment Company Act”) and that invest only in direct U.S. government obligations and, may at any time be held as cash or cash items, including in demand deposit accounts at a bank. Funds will remain in the Trust Account until the earlier of (i) the consummation of the initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The Company’s amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”) provides that, other than the permitted withdrawals (as defined below), if any, none of the funds held in the Trust Account will be released until the earlier of (i) the completion of the initial Business Combination; (ii) the redemption of the Public Shares that have been properly submitted in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) in a manner that would affect the substance or timing of its obligation to redeem 100% of the Public Shares if it does not complete an initial Business Combination within 24 months from the closing of the Initial Public Offering (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the Initial Public Offering) (such 24 or 27 month period, as may be amended, the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of the Public Shares or pre-initial
Business Combination activity; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an initial Business Combination within the Combination Period. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.
Initial Business Combination
The Company’s management (“Management”) has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an initial Business Combination.
The Company, after signing a definitive agreement for an initial Business Combination, will either (i) seek shareholder approval of the initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (net of amounts withdrawn to fund the working capital requirements, subject to an annual limit of $1,000,000, and to pay taxes (“permitted withdrawals”)), (ii) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest less permitted withdrawals. The decision as to whether the Company will seek shareholder approval of the initial Business Combination or will allow shareholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by law or under Nasdaq rules.
Pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned (which interest shall be net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the holders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors (the “Board”), dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor, officers and directors are not entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the initial Business Combination within the Combination Period. However, if the Sponsor and management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of the Company after an initial Business Combination, the Company’s shareholders are entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each shareholder’s class of shares, if any, having preference over the ordinary shares. The Company’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that the Company will provide its shareholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the initial Business Combination, subject to the limitations described herein.
Merger Agreement
On September 8, 2025, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Merger Sub I, Merger Sub II and ColdQuanta, Inc., a Delaware corporation (“ColdQuanta”). Pursuant to the Merger Agreement, and on the terms and subject to the satisfaction or waiver of the conditions set forth therein, the parties thereto intend to effect a business combination transaction by which Merger Sub I will merge with and into ColdQuanta, with ColdQuanta continuing as the surviving corporation and a wholly-owned subsidiary of the Company (“First Merger”), and immediately following the First Merger, the

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

surviving corporation of the First Merger will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”). The transactions contemplated by the Merger Agreement, including the PIPE Investment, are referred to as the “Transactions.”
In connection with the execution of the Merger Agreement, on September 8, 2025, the Company amended and restated that certain letter agreement, dated May 13, 2025, from the Sponsor and each of the persons undersigned thereto to the Company (the “Amended and Restated Sponsor Agreement”).
The foregoing descriptions of each of the Merger Agreement and the Amended and Restated Sponsor Agreement are qualified in their entirety by reference to each of the Merger Agreement and the Amended and Restated Sponsor Agreement filed as Exhibits 2.1, respectively, to this Report.
Amended and Restated Sponsor Agreement
In connection with the execution of the Merger Agreement, on September 8, 2025, the Company amended and restated that certain letter agreement, dated May 13, 2025, from the Sponsor and each of the persons undersigned thereto (the “Insiders”) to the Company (the “Amended and Restated Sponsor Agreement”), pursuant to which each of the Sponsor and the Insiders agreed, among other things, (i) to vote or consent (or cause to be voted or consented) all of the Sponsor’s or such Insider’s shares (as applicable) of the Company’s capital stock (a) in favor of the adoption and approval of the Merger Agreement and approval of the Business Combination and all other Special Purpose Acquisition Company (“SPAC”) Stockholder Matters (as defined in the Merger Agreement), (b) if applicable, in favor of waiving any and all anti-dilution rights the Sponsor may hold pursuant to the governance documents of the Company, (c) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of the Company contained in the Merger Agreement, (d) in favor of any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) (1) there are not sufficient votes to approve and adopt any of the matters described in clause (a) above on the dates on which such meetings are held or proposed to be held or (2) the Minimum Cash Condition (as defined in the Merger Agreement has not been satisfied, and (e) against the following actions or proposals: (1) any Business Combination Proposal (as defined in the Merger Agreement) or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement and (2) (A) any change in the dividend policy or present capitalization of SPAC or any amendment of the governance documents of Churchill or the Domesticated SPAC, except (x) as contemplated by clause (a) above or (y) to the extent expressly contemplated by the Merger Agreement, (B) any liquidation, dissolution or other change in Churchill’s corporate structure or business (other than as may be proposed pursuant to an extension proxy), (C) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of the Sponsor or any Insider under the Amended and Restated Sponsor Agreement, or (D) any other action or proposal involving Churchill or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions (excluding, for the avoidance of doubt, any action taken in connection with any valid action taken by Churchill to terminate the Merger Agreement in accordance with the terms thereof), (ii) not to redeem, elect to redeem or tender or submit any Cayman Class B Shares, Cayman Class A Shares or Domesticated SPAC Common Stock owned by it, him or her for redemption in connection with any of the stockholder approvals or proposals described in clause (i) above, or in connection with any vote to amend the governance documents of Churchill or the Domesticated SPAC, and (iii) to vote or consent (or cause to be voted or consented) all of the Sponsor’s or such Insider’s shares (as applicable) of Churchill capital stock in favor of the appointment or election of the individual(s) nominated for election in the Registration Statement in accordance with Section 8.09 of the Merger Agreement to the board of directors of the Domesticated SPAC.

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

Pursuant to the Amended and Restated Sponsor Agreement, 1,500,000 of Sponsor’s Cayman Class B Share (the “Sponsor Shares”) will unvest as of the Closing and will revest on the date on which (i) the VWAP of the Domesticated SPAC Common Stock equals or exceeds $12.00 per share during any 15 trading days within any 180 consecutive trading day period following the Closing or (ii) Churchill undergoes a change of control and the price per share received by stockholders of Churchill in such change of control transaction equals or exceeds $12.00 per share (or if consideration is not received by stockholders of Churchill, the price per share implied by such transaction is $12.00) (the “Triggering Event”). If the applicable vesting terms as described in the foregoing sentence is not achieved within five years of the Closing, such Sponsor Shares will be forfeited in accordance with the terms of the Amended and Restated Sponsor Agreement. In the event of a change of control of Churchill prior to the fifth anniversary of the Closing, the Sponsor Shares will vest immediately prior to the closing of such change of control if the change of control also constitutes the Triggering Event; otherwise, they will be automatically forfeited immediately prior to the closing for no consideration.
Risks and Uncertainties
The Company’s ability to complete an initial Business Combination may be adversely affected by various factors, many of which are beyond the Company’s control. The Company’s ability to consummate an initial Business Combination could be impacted by, among other things, changes in laws or regulations, downturns in the financial markets or in economic conditions, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. The Company cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s ability to complete an initial Business Combination.
Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas conflict and subsequent sanctions or related actions, or the ongoing trade and tariff policy changes by the U.S. or other countries, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.
Liquidity and Capital Resources
As of September 30, 2025, the Company had $1,135,562 of cash and a working capital deficit of $35,167,969.
In order to finance working capital deficit or to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes its initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Sponsor makes any Working Capital Loans, up to $1,500,000 of such loans may be convertible into units of the post business combination entity at a price of $10.00 per unit at the option of the lender. The units and their underlying securities would be identical to the Private Placement Units. As of September 30, 2025 and December 31, 2024, the Company had no borrowings under the Working Capital Loans.
Additionally, to fund working capital the Company has permitted withdrawals available up to an annual limit of $1,000,000. These permitted withdrawals are limited to only the interest available that has been earned in excess

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

of the initial deposit at the Initial Public Offering. For the three and nine months ended September 30, 2025, the Company has withdrawn $1,000,000 in interest from the Trust Account for working capital purposes and has no further amounts available for permitted withdrawals until May 15, 2026, which is the
1-year
anniversary of the Initial Public Offering.
In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”)
205-40,
“Going Concern,” as of September 30, 2025, the Company has sufficient funds for the working capital needs of the Company until a minimum of one year from the date of issuance of these condensed consolidated financial statements. The Company cannot assure that its plans to consummate an initial Business Combination will be successful.
The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the estimate of the costs of negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete their initial Business Combination or because the Company becomes obligated to redeem a significant number of its Public Shares upon completion of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with such initial Business Combination. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
Note 2—Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to
Form10-Q
and Article 8 of Regulation
S-X
of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in the accompanying condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of Management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s prospectus for its IPO Registration Statement as well as the Company’s Current Report on Form
8-K,
as filed with the SEC on May 21, 2025. The interim results for the three and nine months ended September 30, 2025, are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

Principles of Consolidation
On September 2, 2025, the Merger Subs were formed.
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an (i) emerging growth company nor (ii) an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $1,135,562 and $0 as of September 30, 2025 and December 31, 2024, respectively. The Company did not have any cash equivalents as of September 30, 2025 or December 31, 2024.
Marketable Securities and Cash Held in Trust Account
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity
in accordance with ASC Topic 320, “Investments—Debt and Equity Securities,”
held-to-maturity
securities are those securities which the Company has the ability and intent to hold until maturity.
Held-to-maturity
treasury securities are recorded at amortized cost on the accompanying condensed consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts. On September 30, 2025, $419,571,007 was invested in U.S. Treasury Securities and $46 was held in cash, at an amortized cost of $419,552,420 as reflected on the accompanying condensed consolidated balance sheet (see Note 8). On December 31, 2024, no funds were held in the Trust Account.

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

To fund working capital the Company has permitted withdrawals available up to an annual limit of $1,000,000. These permitted withdrawals are limited to only the interest available that has been earned in excess of the initial deposit at the Initial Public Offering. For the three and nine months ended September 30, 2025, the Company has withdrawn $1,000,000 in interest from the Trust Account for working capital purposes and has no further amounts available for permitted withdrawals until May 15, 2026, which is the
1-year
anniversary of the Initial Public Offering.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed consolidated balance sheets, primarily due to their short-term nature.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then re-valued
at each reporting date, with changes in the fair value reported in the unaudited condensed consolidated statements of operations. Derivative liabilities are classified in the condensed consolidated balance sheets as current or non-current
based on whether
net-cash
settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
The subscription agreement liability meets the criteria for derivative liability classification. As such, the subscription agreement liability is recorded at its initial fair value on the date of issuance, and each unaudited condensed consolidated balance sheet date thereafter. Changes in the estimated fair value of the derivative liability is recognized as a non-cash
gain or loss on the condensed consolidated statements of operations. The fair value of the subscription agreement liability is discussed in Note 8.
Use of Estimates
The preparation of the accompanying unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires Management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of the ASC Topic
340-10-S99
and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC Topic
470-20,
“Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applied this guidance to allocate Initial Public Offering proceeds from the Public Units between the Public Shares and Public Warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the Public Warrants and then to the Public Ordinary Shares. Offering costs allocated to the Public Shares were charged to temporary equity, offering costs allocated to the Public Warrants and Private Placement Warrants were charged to shareholders’ deficit. After Management’s evaluation, the Public Warrants included in the Public Units were accounted for under equity treatment.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s Management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2025 and December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Class A Shares Subject to Possible Redemption
The Public Shares contain a redemption feature that allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial
Business Combination activity, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC Topic
480-10-S99,
“Distinguishing Liabilities from Equity,” the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in
capital (to the extent available) and accumulated deficit. Accordingly, as of September 30, 2025, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheet.
As of September 30, 2025, the Class A Ordinary Shares subject to possible redemption reflected in the condensed consolidated balance sheet are reconciled in the following table:

Gross proceeds	$414,000,000
Less:
Proceeds allocated to Public Warrants	(3,177,450)
Class A Ordinary Shares issuance cost	(4,591,537)
Plus:
Accretion of carrying value to redemption value	8,927,505

Class A Ordinary Shares subject to possible redemption, June 30, 2025	415,158,518
Plus:
Accretion of carrying value to redemption value	4,393,948

Class A Ordinary Shares subject to possible redemption, September 30, 2025	$419,552,466

Warrant Instruments
The Company accounts for the Public and Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned value.
Net Loss per Ordinary Share
The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A Ordinary Shares and Class B Ordinary Shares. Income and losses are shared pro rata between the two classes of shares. Net loss per ordinary share is calculated by dividing the net loss by the weighted average number of Ordinary Shares outstanding for the respective period. Diluted net loss per share attributable to holders of the Company’s Ordinary Shares (the “Ordinary Shareholders”) adjusts the basic net loss per share attributable to Ordinary Shareholders and the weighted-average Ordinary Shares outstanding for the potentially dilutive impact of outstanding Warrants. However, because the Warrants are anti-dilutive, the Warrants are not included in loss per Ordinary Share for the periods presented.
With respect to the accretion of Class A Ordinary Shares subject to possible redemption and consistent with ASC Topic
480-10-S99-3A,
the Company treated accretion in the same manner as a dividend paid to the shareholders in the calculation of the net loss per Ordinary Share.

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

The following table reflects the calculation of basic and diluted net loss per Ordinary Share:

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,		For the Period from January 4, 2024 (inception) through September 30,
	2025			2024		2025		2024
	Class A		Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Net loss	$	(26,746,333)	$(6,638,478)	$—	$(69)	$(21,560,097)	$(9,869,628)	$—	$(51,910)
Denominator:
Basic weighted average shares outstanding		41,700,000	10,350,000	—	9,000,000	21,156,618	9,684,926	—	9,000,000

Basic and diluted net loss per share		$(0.64)	$(0.64)	$—	$(0.00)	$(1.02)	$(1.02)	$—	$(0.01)

Recent Accounting Standards
In November 2024, FASB issued Accounting Standards Update (“ASU”) 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic
220-40):
Disaggregation of Income Statement Expenses” (“ASU
2024-03”).
Under ASU
2024-03,
a public entity would be required to disclose information about purchases of inventory, employee compensation, depreciation, intangible asset amortization, and depletion for each income statement line item that contains those expenses. ASU
2024-03
is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. ASU
2024-03
allows for early adoption and requires either prospective adoption to financial statements issued for reporting periods after the effective date of ASU
2024-03
or retrospectively to any or all prior periods presented in the financial statements. The Company’s Management does not believe the adoption of ASU
2024-03
will have a material impact on its unaudited condensed consolidated financial statements and disclosures.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.
Note 3—Initial Public Offering
Pursuant to the Initial Public Offering on May 15, 2025, the Company sold 41,400,000 Public Units at a price of $10.00 per unit for a total of $414,000,000, which includes the full exercise of the underwriters’ Over-Allotment Option in the amount of 5,400,000 units (the “Over-Allotment Option”). Each Unit consists of one Public Share and one-fourth
of one warrant. Each Public Warrant entitles the holder to purchase one
Class A Ordinary Share at a price of $11.50 per share, subject to adjustments (see Note 7).

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

Note 4—Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 300,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a Private Placement for an aggregate purchase price of $3,000,000. Condor Investments V, an affiliate of the representative of the underwriters of the Initial Public Offering invested $500,000 in, and was admitted as a member of, the Sponsor in connection with the closing of the Initial Public Offering in exchange for interests in the Sponsor corresponding to 50,000 Private Placement Units and 200,000 Founder Shares (see Note 5). Each Private Placement Unit consists of one Private Placement Share and Private Placement Warrant. Each Private Placement Warrant will become exercisable 30 days after the completion of the initial Business Combination and will not expire except upon liquidation; provided, however, that for so long as they are held by BTIG or its affiliates or associated persons, the Private Placement Warrants will not be exercisable more than five years from the commencement of sales in the Initial Public Offering in accordance with Financial Industry Regulatory Authority (“FINRA”) rules. If the initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).
Note 5—Related Party Transactions
Founder Shares
On February 15, 2024, the Company issued an aggregate of 7,187,500 Founder Shares, in exchange for a $25,000 payment (approximately $0.003 per share) from the Sponsor to cover certain expenses on behalf of the Company. In April 2025, the Company, through a share capitalization, issued the Sponsor an additional 1,437,500 Founder Shares. In May 2025, the Company, through a share capitalization, issued the Sponsor an additional 1,725,000 Founder Shares, for which the Sponsor now holds 10,350,000 Founder Shares in the aggregate. All share and per share data has been retrospectively presented. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the Public Shares issuable upon conversion thereof. The Founder Shares are identical to the Public Shares except that the Founder Shares automatically convert into Public Shares at the time of the initial Business Combination (with such conversion taking place immediately prior to, simultaneously with, or immediately following the time of the initial Business Combination, as may be determined by the directors of the Company) or earlier at the option of the holder and are subject to certain transfer restrictions, as described in more detail below. The Sponsor agreed to forfeit up to an aggregate of 1,350,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the full exercise of the over-allotment option by the underwriters, the 1,350,000 Founder Shares are no longer subject to forfeiture.
The Sponsor is not entitled to redemption rights with respect to any Founder Shares and any Public Shares held by the Sponsor in connection with the completion of the initial Business Combination. If the initial Business Combination is not completed within the Combination Period, the Sponsor would not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by it.
The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of (i) six months after the completion of the initial Business Combination or (ii) subsequent to the initial Business Combination (the date on which the Company consummates a transaction which results in the shareholder having the right to exchange its shares for cash, securities, or other property subject to certain limited exceptions).

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

Registration Rights
The holders of Founder Shares, Private Placement Units (and their underlying securities) and units that may be issued upon conversion of working capital loans (and their underlying securities), if any, and any Class A Ordinary Shares issuable upon conversion of the Founder Shares and any Class A Ordinary Shares held by the Sponsor at the completion of the Initial Public Offering or acquired prior to or in connection with the initial Business Combination, are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the registration statement for the Initial Public Offering. These holders are entitled to make up to three demands and have “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Administrative Support Agreement
Commencing on the date the securities of the Company are first listed, May 14, 2025, the Company agreed to reimburse the managing member of the Sponsor in an amount equal to $30,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2025, the Company incurred and paid $90,000 and $135,000 of fees for these services, respectively. For the three months ended September 30, 2024 and for the period from January 4, 2024 (inception) through September 30, 2024, the Company did not incur any fees for these services.
Director Agreements
On August 1, 2025, the Company entered into the Director Agreements with each of the three independent directors of the Company, pursuant to which, in connection with each director’s continuing service as a director of the Company, the Company agreed to pay each director a cash compensation of $75,000 per annum, beginning on the later of the date of appointment of each director and August 1, 2025. For the three and nine months ended September 30, 2025, the Company incurred $37,500 and $37,500 in fees related to the Director Agreement, respectively, and $37,500 is included in accrued expenses within the condensed consolidated balance sheets. For the three months ended September 30, 2024 and for the period from January 4, 2024 (inception) through September 30, 2024, the Company did not incur any fees for these services.
Related Party Loans
On February 15, 2024, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of up to $600,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “IPO Promissory Note”). The IPO Promissory Note was
non-interest
bearing and payable on the earlier of December 31, 2025, or the date on which the Company consummates the Initial Public Offering. As of September 30, 2025 and December 31, 2024, there were amounts of $0 and $184,847, respectively, outstanding under the IPO Promissory Note. The Company repaid the borrowings in full at the closing of the Initial Public Offering. Borrowings under the IPO Promissory Note are no longer available.
Working Capital Loans
In addition, in order to finance transaction costs in connection with its initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, enter into Working Capital Loans with the Company. If the Company completes its initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Sponsor makes any Working Capital Loans, up to $1,500,000 of such loans may be convertible into units of the post business combination entity at a price of $10.00 per unit at the option of the lender. Such units and their underlying securities would be identical to the Private Placement Units. As of September 30, 2025 and December 31, 2024, the Company had no borrowings under the Working Capital Loans.
Note 6—Commitments and Contingencies
Underwriting Agreement
The underwriters are entitled to a deferred fee of up to $3,000,000 in the aggregate, payable only upon the Company’s completion of its initial Business Combination (the “Deferred Discount”). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination. The amount payable to the underwriters for deferred underwriting discounts and commissions will be reduced from $3,000,000 to $1,500,000 in the event the amount held in the Trust Account following a successful consummation of the initial Business Combination is less than $100,000,000, after taking into account redemptions in connection with the vote on the initial Business Combination.
Additionally, BTIG was admitted as a member of the Sponsor in connection with the closing of the Initial Public Offering and has been allocated interests in the Sponsor corresponding to 360,000 Founder Shares as upfront underwriting compensation in lieu of a cash underwriting discount (such shares, the “BTIG Founder Shares”). The fair value of the BTIG Founder Shares at grant was determined to be $667,472 using a PWERM valuation model. As such, in accordance with ASC
340-10-S99-1,
“Other Assets and Deferred Offering Costs,” the fair value less any amounts previously recorded related to the original purchase resembles an amount paid to the underwriters and represents a reduction in the proceeds received as it is directly related to the Initial Public Offering. The following inputs were used in the PWERM valuation model to determine the fair value of the BTIG Founder Shares:

May 13, 2025
Restricted term (years)	2.50
Risk-free rate	3.97%
Volatility	6.00%
Discount for lack of marketability	2.20%
The BTIG Founder Shares and the interests in the Sponsor corresponding to 50,000 Private Placement Units and 200,000 Founder Shares allocated to Condor Investments V, an affiliate of BTIG, have been deemed compensation by FINRA and are subject to lock-up
restrictions, as required by FINRA Rule 5110(e)(1), and may not be sold during the Initial Public Offering or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of the Initial Public Offering, except as provided in FINRA Rule 5110(e)(2). As required by FINRA Rule 5110(g)(8), BTIG and Condor Investments V may not exercise their demand and piggyback registration rights after five and seven years, respectively, after the effective date of the Initial Public Offering and may not exercise their demand rights on more than one occasion. Further, for so long as they are held by BTIG or its affiliates or associated persons, the Private Placement Warrants will not be exercisable more than five years from the commencement of sales in the Initial Public Offering in accordance with FINRA Rule 5110(g)(8).

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

Merger Agreement
On September 8, 2025, the Company entered into the Merger Agreement by and among Merger Sub I, Merger Sub II and ColdQuanta. Pursuant to the Merger Agreement, and on the terms and subject to the satisfaction or waiver of the conditions set forth therein, the parties thereto intend to effect the First Merger and immediately following the First Merger, Second Merger.
Subscription Agreement Liability
In connection with the execution of the Merger Agreement, on September 8, 2025, the Company entered into certain common stock subscription agreements (the “Subscription Agreements”) with certain investment funds (the “PIPE Investors”) pursuant to which, the Company has agreed to issue and sell to the PIPE Investors $126,547,600 of Domesticated SPAC Common Stock (as defined in the Merger Agreement), par value $0.0001 (the “PIPE Shares”) in reliance on an exemption from registration under Section 4(a)(2) under the Securities Act at a purchase price of $10.00 per share (the “PIPE Investment”). The closing of the PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the PIPE Investment. The Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement, (ii) the mutual written agreement of the parties thereto and (iii) March 21, 2026. The Subscription Agreements provide for, under certain circumstances, customary indemnities between the Company and the PIPE Investors. As of September 30, 2025, the Company recorded a liability in connection with the Subscription Agreements of $36,544,215 on the accompanying condensed consolidated balance sheet and an expense of $36,544,215 within the accompanying condensed consolidated statements of operations.
PIPE Engagement Letters
On September 1, 2025, the Company engaged Citigroup Global Markets Inc. (“Citi”) as a placement agent for a proposed PIPE offering of equity or equity-linked securities for ColdQuanta (the “Citi PIPE Engagement Letter”). The placement fee payable to Citi is set at 4.0% of the gross proceeds of securities sold in any placement, up to a maximum of $100 million.
On September 7, 2025, J.P. Morgan Securities LLC (“J.P. Morgan”) entered into an agreement with the Company to serve as a
Co-Placement
Agent in connection with the PIPE offering (the “J.P. Morgan PIPE Engagement Letter” and together with the Citi PIPE Engagement Letter, the “PIPE Engagement Letters”). J.P. Morgan and Citi shall be referred to as the agents (the “agents”). As of September 30, 2025, there are not fees that have been incurred in connection with the PIPE Engagement Letters.
Capital Markets Advisory Agreement
On September 3, 2025, the Company entered into an agreement with Citi to serve as capital markets advisor to the Company (the “Capital Markets Advisory Agreement”). The Company will pay Citi a cash fee of $7,000,000 promptly upon consummation of the Transactions. Citi will also be eligible to receive an incentive fee of up to $3,000,000, payable solely at the discretion of the Company and ColdQuanta. As of September 30, 2025, there are no fees that have been incurred in connection with the Capital Markets Advisory Agreement.
Advisory Agreement
In connection with the execution of the Merger Agreement, the Company and The Klein Group, LLC (the “Advisor”), an affiliate M. Klein & Company, entered into the advisory agreement (the “Advisory Agreement”).

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

Pursuant to the terms thereof, effective as of the closing of the Transactions, the Advisor will provide financial advisory, strategy consulting, business development and investor relations to the Company. Pursuant to the terms of the Advisory Agreement, the Advisor is entitled to a fee of $250,000 per quarter, in addition to other potential fees depending on the outcomes of certain transactions. The Advisory Agreement will be for a term of two years, provided, however, it may be extended for an additional one year term upon mutual agreement of the Company and the Advisor.
Note 7—Shareholders’ Deficit
Preference Shares
The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Board. As of September 30, 2025 and December 31, 2024, there were no preference shares issued or outstanding.
Class A Ordinary Shares
The authorized Ordinary Shares of the Company includes up to 500,000,000 Class A Ordinary Shares with a par value of $0.0001 per share and 50,000,000 Class B Ordinary Shares with a par value of $0.0001 per share. If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of Class A Ordinary Shares which the Company is authorized to issue at the same time as the Company’s shareholder votes on the initial Business Combination to the extent the Company seeks shareholder approval in connection with the initial Business Combination. Holders of the Company’s ordinary shares are entitled to one vote for each Ordinary Share (except as otherwise expressed in the Company’s Amended and Restated Memorandum and Articles of Association). As of September 30, 2025, there are 300,000 Class A Ordinary Shares issued or outstanding, excluding 41,400,000 shares subject to possible redemption. As of December 31, 2024, there are no Class A Ordinary Shares issued or outstanding.
Class B Ordinary Shares
The Company is also authorized to issue a total of 50,000,000 Class B Ordinary Shares with a par value of $0.0001 per share. On May 15, 2025, as a result of the underwriters’ election to fully exercise their Over-Allotment Option, an aggregate of 1,350,000 Founder Shares are no longer subject to forfeiture. As of September 30, 2025 and December 31, 2024, there were 10,350,000 Class B Founder Shares issued and outstanding.
Warrants
As of September 30, 2025, there were 10,350,000 Public Warrants and 75,000 Private Placement Warrants outstanding. As of December 31, 2024, there were no Public Warrants or Private Placement Warrants outstanding. Each whole Warrant entitles the holder thereof to purchase one whole Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described therein, at any time commencing 30 days after the completion of the initial Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a “cashless basis” under the circumstances specified in either the (i) public warrant agreement, dated as of May 13, 2025, between the Company and Continental (the “Public Warrant Agreement”) or the (ii) private placement warrant agreement, dated as of May 13, 2025, between the Company and Continental (the “Private

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

Placement Warrant Agreement,” and together with the Public Warrant Agreement, the “Warrant Agreements”) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreements, a Warrant holder may exercise its Warrants only for a whole number of Class A Ordinary Shares. This means that only a whole Warrant may be exercised at any given time by a Warrant holder. No fractional Public Warrants will be issued upon separation of the Public Units and only whole Public Warrants will trade. The Warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, the Company will use its commercially best efforts to file with the SEC a post-effective amendment to the registration statement or a new registration statement registering, under the Securities Act, the issuance of the Public Shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the applicable Warrant Agreement. Notwithstanding the above, if the Public Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Public Warrants for cash when the price per Class A Ordinary Shares equals or exceeds $18.00.
Beginning 30 days after completion of the initial Business Combination, the Company may redeem the outstanding Public Warrants for cash:

•	In whole and not in part;

•	At a price of $0.01 per Public Warrant;

•	Upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•
if, and only if, the last sale price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders. The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those Class A Ordinary Shares is available throughout such 30 trading day period and the 30 day redemption period.

The Private Placement Warrants con
taine
d in the Private Placement Units are
non-redeemable.
The Private Placement Warrants may also be exercised for cash or on a “cashless basis.” The Private Placement Warrants will not expire except upon liquidation.
Note 8—Fair Value Measurements
The fair value of the Company’s financial assets and liabilities reflects Management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).
The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.
As of September 30, 2025, assets held in the Trust Account were comprised of $46 in cash and $419,571,007 invested in U.S. Treasury Bills.
The following table presents information about the Company’s assets that are measured at amortized cost on a recurring basis at September 30, 2025:

	Held to Maturity	Amortized Cost	Unrealized Gain	Fair Value
September 30, 2025
U.S. Treasury Securities (Mature on 11/13/25 and 12/4/25)		$419,552,420	$18,587	$419,571,007
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at September 30, 2025:

	Level	Fair Value
September 30, 2025
Subscription agreement liability	3	$36,544,215
The subscription agreement liability was accounted for as a liability in accordance with ASC
815-40
and is presented within current liabilities on the unaudited condensed consolidated balance sheet as of September 30, 2025. The subscription agreement liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of subscription agreement liability in the unaudited condensed consolidated statements of operations.
The subscription agreement liability was valued using a Probability Weighted Expected Return Method (“PWERM”) with an underlying Put Option Pricing Model using a Black Scholes Model (“BSM”) which is considered to be a Level 3 fair value measurement.

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

The key inputs into the PWERM model for the subscription agreement liability were as follows:

	September 8, 2025	September 30, 2025
Market price of Public Shares	$10.20	$12.86
Term (years)	0.53	0.47
Risk-free rate	3.83%	3.85%
Volatility	8.71%	10.06%
Likelihood of completing a business combination	95%	95%

Subscription Agreement Liability
Fair value as of September 8, 2025	$6,044,986
Change in valuation inputs or other assumptions	30,499,229

Fair value as of September 30, 2025	$36,544,215

Public Warrants
The fair value of the Public Warrants is $3,177,450 or $0.307 per Public Warrant at the Initial Public Offering. The fair value of Public Warrants was determined using a Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

May 15, 2025
Market price of Public Shares	$9.923
Term (years)	2.96
Risk-free rate	3.95%
Volatility	6.1%
Likelihood of completing a business combination	19.2%
Note 9—Segment Information
ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.
The Company’s chief operating decision makers (“CODMs”) have been identified as the
Chief Executive Officer
and the Chief Financial Officer, who review the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, Management has determined that the Company only has one operating segment.

CHURCHILL CAPITAL CORP X
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

The CODMs assess performance for the single segment and determine how to allocate resources based on net income or loss that also is reported on the condensed consolidated statements of operations as net income or loss. The measure of segment assets is reported on the condensed consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODMs review several key metrics, which include the following:

	September 30, 2025	December 31, 2024
Cash and marketable securities held in Trust Account	$419,552,466	$—
Cash	$1,135,562	$—

	For the Three Months Ended September 30, 2025	For the Three Months Ended September 30, 2024	For the Nine Months Ended September 30, 2025	For the Period from January 4, 2024 (inception) through September 30, 2024
General and administrative costs	$1,234,544	$69	$1,437,976	$51,910

Income earned on cash and marketable securities held in Trust Account	$4,393,948	$—	$6,552,466	$—

The key measures of segment profit or loss reviewed by the CODMs are general and administrative costs. General and administrative costs are reviewed and monitored by the CODMs to manage and forecast cash to ensure enough capital is available to complete a Business Combination within the Combination Period. The CODMs also review general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.
Note 10—Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, the Company did no
t id
entify any subsequent events that would have required adjustment or disclosure in the unaudited condensed
consolidated financial statements.

ColdQuanta, Inc. dba Infleqtion
Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2025 and 2024
(Unaudited)

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
ColdQuanta, Inc. dba Infleqtion:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of ColdQuanta, Inc. dba Infleqtion and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, changes in convertible redeemable preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2022.
Denver, Colorado
October 29, 2025
, except for Note 1, as to which the date is January 5, 2026

ColdQuanta, Inc. dba Infleqtion
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	As of December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$47,942	$27,462
Available-for-sale securities	—	12,660
Accounts receivable	4,033	2,057
Unbilled receivables	3,558	1,304
Inventories	2,223	1,279
Prepaid expenses and other current assets	3,195	3,756

Total current assets	60,951	48,518
Property and equipment, net	10,015	10,361
Operating lease right-of-use assets	5,400	3,224
Other assets	637	467
Goodwill	9,315	9,315

TOTAL ASSETS	$86,318	$71,885

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$1,361	$2,363
Accrued liabilities	9,278	3,086
Contract liabilities	3,402	2,551
Current portion of operating lease liabilities	1,324	1,086
Deferred consideration payable, current	1,362	—

Total current liabilities	16,727	9,086
Simple Agreement for Future Equity (SAFE)	—	1,425
Operating lease liabilities, net of current portion	4,774	2,563
Deferred consideration payable	408	—

TOTAL LIABILITIES	21,909	13,074

Convertible Redeemable Preferred Stock:
Series Seed convertible redeemable preferred stock; $0.0001 par value per share	6,526	6,526
Series Seed II convertible redeemable preferred stock; $0.0001 par value per share	10,411	10,411
Series A convertible redeemable preferred stock; $0.0001 par value per share	36,658	36,658
Series B convertible redeemable preferred stock; $0.0001 par value per share	112,145	107,395
Series B-1 convertible redeemable preferred stock; $0.0001 par value per share	32,990	32,990
Series C convertible redeemable preferred stock; $0.0001 par value per share	22,503	—
Series C-1 convertible redeemable preferred stock; $0.0001 par value per share	26,351	—

Total Convertible Redeemable Preferred Stock	247,584	193,980

Stockholders’ Deficit:
Common stock: $0.0001 par value per share; 573,000,000 and 480,642,000 shares authorized as of December 31, 2024 and 2023, respectively; 45,512,715 and 35,831,766 shares issued and outstanding as of December 31, 2024 and 2023, respectively	5	4
Additional paid-in capital	15,751	10,468
Accumulated deficit	(199,291)	(145,527)
Accumulated other comprehensive income (loss)	360	(114)

Total Stockholders’ Deficit	(183,175)	$(135,169)

Total Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Deficit	$86,318	$71,885

The accompanying notes are an integral part of these consolidated financial statements

ColdQuanta, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	For the period ended December 31,
	2024	2023
Revenue
Product revenue	$22,325	$6,732
Service revenue	6,511	4,218

Total revenue	28,836	10,950

Cost of revenue:
Cost of products	17,571	4,326
Cost of services	2,201	2,188

Total cost of revenue	19,772	6,514

Gross profit	9,064	4,436

Research and development	22,303	33,824
Selling and marketing	3,412	4,875
General and administrative	23,875	22,871
Impairment of assets and goodwill	13,539	—
Grant income	(1,057)	(1,337)

Loss from operations	(53,008)	(55,797)

Other income (expense):
Interest income, net	1,154	3,156
Change in fair value of SAFE liabilities	(2,271)	—
Change in fair value of contingent consideration	380	—
Other, net	(21)	(125)

Total other (expense) income, net	(758)	3,031

Loss before income taxes	(53,766)	(52,766)

Income tax (benefit) expense	(2)	—

Net loss	$(53,764)	$(52,766)

Other comprehensive income (loss):
Foreign currency translation adjustment	474	(330)

Comprehensive loss	$(53,290)	$(53,096)

Net loss per share attributable to common stockholders - basic and diluted	$(1.35)	$(1.50)
Weighted average shares used in computing net loss per share attributable to common stockholders - basic and diluted	39,808,027	35,065,048
The accompanying notes are an integral part of these consolidated financial statements

ColdQuanta, Inc. dba Infleqtion
Consolidated Statements of Changes in Convertible Redeemable Preferred Stock and Stockholders’ Deficit
(in thousands, except share amounts)

	Convertible Redeemable Preferred Stock														Stockholders’ Deficit
	Series Seed		Series Seed II		Series A		Series B		Series B-1		Series C		Series C-1		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2022	24,871,033	$6,526	27,499,984	$10,411	101,515,976	$36,658	107,814,417	$107,395	32,419,574	$32,990	—	—	—	—	34,150,400	$3	$6,715	$(92,761)	$216	$(85,827)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(52,766)	—	(52,766)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,543	—	—	3,543
Stock options exercised	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,681,366	1	210	—	—	211
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(330)	(330)

Balances as of December 31, 2023	24,871,033	$6,526	27,499,984	$10,411	101,515,976	$36,658	107,814,417	$107,395	32,419,574	$32,990	—	—	—	—	35,831,766	$4	$10,468	$(145,527)	$(114)	$(135,169)
Convertible redeemable preferred stock issue, net	—	—	—	—	—	—	6,141,902	4,750	—	—	20,508,938	22,503	—	—	—	—	—	—	—	—
SAFE notes conversion	—	—	—	—	—	—	—	—	—	—	—	—	22,869,771	26,351	—	—	—	—	—	—
Common stock issued in acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,457,536	—	436	—	—	436
Issuance of contingent consideration shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	50	—	—	50
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(53,764)	—	(53,764)
Stock-based compensation expense	—	—	—	—	—	—	—				—	—	—	—	—	—	3,741	—	—	3,741
Stock options exercised	—	—	—	—	—	—	—	—	—	—	—	—	—	—	5,223,413	1	1,056	—	—	1,057
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	474	474

Balances as of December 31, 2024	24,871,033	$6,526	27,499,984	$10,411	101,515,976	$36,658	113,956,319	$112,145	32,419,574	$32,990	20,508,938	$22,503	22,869,771	$26,351	45,512,715	$5	$15,751	$(199,291)	$360	$(183,175)

The accompanying notes are an integral part of these consolidated financial statements

ColdQuanta, Inc. dba Infleqtion
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2024	2023
Cash flows from operating activities
Net loss	$(53,764)	$(52,766)
Adjustments to reconcile net loss to net cash used in operating activities:	—
Depreciation and amortization expense	2,616	2,134
Stock-based compensation expense	3,741	3,543
Interest accretion on deferred cash consideration	281	139
Non-cash transfer of property, plant and equipment	686	—
Loss on assset disposal	—	807
Changes in fair value of SAFE notes	2,271	—
Change in fair value of contingent consideration	(380)	—
Impairment of assets and goodwill	13,539	—
Changes in operating assets and liabilities:
Accounts receivable	(1,981)	(36)
Inventories	(944)	(394)
Unbilled receivables	(2,254)	(602)
Prepaid expenses and other current assets	582	(2,458)
Other assets	(225)	(54)
Accounts payable	(987)	1,555
Accrued liabilities	3,563	(1,121)
Contract liabilities	851	1,635
Operating lease right-of-use assets	(2,511)	(368)
Operating lease right-of-use liabilities	2,449	654

Net cash used in operating activities	(32,467)	(47,332)
Cash flows from investing activities
Redemptions of marketable securities	12,660	(12,660)
Purchases of property and equipment	(2,858)	(3,676)
Morton Acquisition, net of cash acquired	(3,041)	—
Synoptiq Acquisition, net of cash acquired	(2,655)	—

Net cash provided by (used in) investing activities	4,106	(16,336)
Cash flows from financing activities
Proceeds from issuance of Series C convertible preferred stock, net of issuance costs	25,153	—
Proceeds from issuance of SAFE Notes, net of issuance costs	22,655	1,425
Proceeds from stock options exercised	1,057	211
Payment of deferred cash consideration	(475)	(7,484)

Net cash provided by financing activities	48,390	(5,848)
Foreign currency translation	451	(342)

Net increase (decrease) in cash and cash equivalents and restricted cash	$20,480	$(69,858)
Cash and cash equivalents and restricted cash at beginning of period	$27,662	$97,520

Cash and cash equivalents and restricted cash at end of period	$48,142	$27,662

Supplemental disclosure of cash flow information
Acquisition of net assets through issuance of equity	$5,236	—
Acquisition of assets through deferred payment arrangements	$1,964	—
Series C unpaid issuance costs	$2,650	—
The accompanying notes are an integral part of these consolidated financial statement

ColdQuanta, Inc. dba Infleqtion
Notes to the Consolidated Financial Statements
1. Summary of Operations and Significant Accounting Policies
Nature of Operations
ColdQuanta, Inc. dba Infleqtion (“ColdQuanta”) together with its wholly owned subsidiaries, (collectively the “Company” or “Infleqtion”) develops and commercializes quantum technology products as part of a full-stack platform, which currently includes offerings such as: quantum sensing, quantum computing and software. The Company’s quantum-enabled solutions are focused on addressing pressing challenges, with technologies actively deployed across a number of sectors today, including defense and security, artificial intelligence (“AI”), energy optimization, space and frontier, materials discovery, and cybersecurity. The Company’s quantum sensors and computers are supported by the Company’s proprietary software, Superstaq, which serves as a control panel for future hybrid quantum-classical workflows. In addition, the Company has developed contextual machine learning software, based on quantum physics principles, that increases AI performance today on classical graphics processing units. To serve the market as a multi-platform quantum technology company, the Company engages in multiple research and development areas. Infleqtion is engaged in research and development of neutral atom quantum computers that may have uses in military, drug design, investment strategies, encryption-cracking, and complex scheduling problems. The Company is also a developer and supplier of Bose-Einstein condensates and cold atom devices, instruments and systems, and quantum software applications and platforms. The Company’s customers are primarily government agencies of the United States (“U.S.”), such as the U.S. Department of War, the Defense Advanced Research Projects Agency, and similar government agencies in the United Kingdom (“U.K.”) who contract with the Company for research and development services and the production of technical devices. The Company also sells critical supply chain quantum devices and machines to commercial customers.
ColdQuanta, Inc. was formed as a Colorado corporation on February 7, 2007 and subsequently converted to a Delaware corporation on June 29, 2018. The Company is located and headquartered in Colorado and also has operations in; Illinois; Texas; Wisconsin; Melbourne, Australia and Oxford, U.K.
Basis of Presentation
The accompanying consolidated financial statements include the financial results of ColdQuanta and its wholly owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.
Correction of Immaterial Errors
Subsequent to the original issuance of the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023, the Company identified errors related to the recognition of unbilled accounts receivable and cost of products, the erroneous impairment of a lease right-of-use asset, and the timing of recognition of certain refundable tax credits. In addition, the Company identified an error in Footnote 2 —
Revenue Recognition
related to the amount of revenue expected to be recognized in the years ending December 31, 2025 and 2026 from performance obligations that remain unsatisfied (or partially unsatisfied) at December 31, 2024. The amount of revenue expected to be recognized in the year ending December 31, 2025 was understated
by $
0.6
million and the amount to expected to be recognized in the year ending December 31, 2026 was overstated by $
0.6
million. Management evaluated the errors and the impact to previously issued financial statements based upon Accounting Standards Codification (“ASC”) 250, Accounting Changes and Error Corrections. Based on this evaluation, management has concluded that the adjustments and impact of these errors are not material to any previously issued financial statements.
To correct the immaterial errors, the Company elected to revise its previously reported annual consolidated financial statements. Included below is a summary of the previously reported amounts, the impact of these adjustments and the as-adjusted amounts for the year ended December 31, 2024.

Consolidated Balance Sheet

	As of December 31, 2024
	As Reported	Adjustments	As Adjusted
ASSETS
CURRENT ASSETS:
Accounts receivable	$3,492	$541	$4,033
Unbilled receivables	4,863	(1,305)	3,558

Total current assets	61,715	(764)	60,951
Property and equipment, net	9,915	100	10,015
Operating lease right-of-use assets	5,131	269	5,400

TOTAL ASSETS	$86,713	$(395)	$86,318

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accrued liabilities	$9,081	$197	$9,278

Total current liabilities	16,530	197	16,727

TOTAL LIABILITIES	21,712	197	21,909
Accumulated deficit	(198,699)	(592)	(199,291)

Total Stockholders’ Deficit	(182,583)	(592)	(183,175)

Total Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Deficit	$86,713	$(395)	$86,318

Consolidated Statements of Operations and Comprehensive Loss

	For the period ended December 31, 2024
	As Reported	Adjustments	As Adjusted
Cost of revenue
Cost of products	$16,266	$1,305	$17,571
Cost of services	2,185	16	2,201

Total cost of revenue	18,451	1,321	19,772

Gross profit	10,385	(1,321)	9,064

General and administrative	24,209	(334)	23,875
Grant income	(994)	(63)	(1,057)

Loss from operations	(52,084)	(924)	(53,008)

Other, net	(353)	332	(21)

Total other (expense) income, net	(1,090)	332	(758)

Loss before income taxes	(53,174)	(592)	(53,766)

Net loss	$(53,172)	$(592)	$(53,764)

Comprehensive loss	$(52,698)	$(592)	$(53,290)

Net loss per share attributable to common stockholders - basic and diluted	$(1.34)	$(0.01)	$(1.35)

Consolidated Statements of Cash Flows

	For the period ended December 31, 2024
	As Reported	Adjustments	As Adjusted
Cash flows from operating activities
Net loss	$(53,172)	$(592)	$(53,764)
Depreciation and amortization expense	2,716	(100)	2,616
Accounts receivable	(1,440)	(541)	(1,981)
Unbilled receivables	(3,559)	1,305	(2,254)
Accrued liabilities	3,366	197	3,563
Operating lease right-of-use assets	(2,242)	(269)	(2,511)

Net cash used in operating activities	(32,467)	—	(32,467)

There was no impact on the Consolidated Balance sheet as of December 31, 2023, and the Consolidated Statement of Operations and Comprehensive Loss, Consolidated Statements of Changes in Convertible Redeemable Preferred Stock and Stockholders’ Deficit, or Consolidated Statement of Cash Flows for the year ended December 31, 2023.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth
companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and the accompanying notes.
Significant estimates and judgments are inherent in the analysis and measurement of items including, but not limited to, the selection of the method to measure progress in the satisfaction of performance obligations in revenue arrangements recognized over time and the related estimate of total expected costs for the revenue arrangement, the useful lives of long-lived assets, the fair value of stock-based awards, the fair value of assets and liabilities acquired in business combinations, the fair value of contingent consideration, and the fair value of assets and reporting units associated with impairment losses. Management bases its estimates and assumptions on current facts, historical experience, expectations, forecasts, trends, and various other f acto
rs that are believed to be reasonable under the circ
umst
ances. Due to the inherent uncertainty involved in making estimates, actual results could differ materially from such estimates and assumptions.
Concentrations of Credit Risk and other Risks and Uncertainties
Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalents are deposited at high-credit-quality financial institutions. The Company’s deposit balances at these institutions routinely exceed federally insured limits. The Company has not experienced any credit losses relating to its cash and cash equivalents and does not believe there is exposure to any significant credit risk on such accounts.
The majority of the Company’s accounts receivable is derived from governmental institutions and commercial customers primarily located in the U.S., U.K., and Japan. At December 31, 2024, two customers represented 57% and 25% of total accounts receivable. At December 31, 2023, three customers represented 46%, 21%, and 11% of total accounts receivable. There have been no credit losses since the Company’s inception.
Significant customers are those that represent more than 10% of the Company’s total revenue. During the year ended December 31, 2024, 36%, 32%, and 12% of total revenue is attributable to customers related to the UK government, the U.S. government and the Japanese government, respectively
. During the year ended December 31, 2023, two customers represented 56% and 13% of total revenue.
A significant portion of the Company’s resources are engaged in supplying services and technological equipment to the U.S. and U.K. governments and can be subject to certain business risks unique to being a government contractor. Sales to government entities may be affected by changes in procurement policies, turnover of key personnel, budget considerations, political developments abroad, and other factors. In addition, the Company is subject to periodic compliance audits by the U.S. and U.K. governments.
The Company is also subject to the risks inherent in any technological business model, including the development of competing products and technologies and the related risk of obsolescence. The Company’s current focus is on research and development of quantum technology. However, the quantum technology industry is still in its early stage, and the Company may not be successful in all of its research and development.
Accounting Pronouncements Recently Issued or Adopted
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No.
2016-13,
 Financial Instruments—Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments
 (“ASU
2016-13”).
The main objective of ASU
2016-13
is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in ASU
2016-13
replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In April 2019, the FASB issued ASU
2019-04
—Codification Improvements to Topic 326, Financial Instruments—Credit Losses; Topic 815, Derivatives and Hedging; and Topic 825, Financial Instruments
, which provides codification improvements to Topic 326, Topic 815, and Topic 825. The amendments clarify certain aspects of accounting for credit losses, hedging activities, and financial instruments. In November 2019, the FASB issued ASU
2019-11
—Codification Improvements to Topic 326, Financial Instruments—Credit Losses
, to further clarify and refine certain aspects of the credit loss model introduced in ASU
2016-13.
These ASUs became effective for the Company for annual periods beginning after December 31, 2022, including interim periods within those years, and must be adopted under a modified retrospective approach. The Company concurrently adopted these ASUs effective January 1, 2023. The Company determined that the adoption of the ASUs did not have a material impact on the consolidated financial statements.

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In January 2017, the FASB issued ASU
2017-04,
Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment
. This ASU eliminates Step 2 of the goodwill impairment test, which required comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (i.e. measure the charge based on the current Step 1 of the goodwill impairment test. Any impairment charge will be limited to the amount of goodwill allocated to an impacted reporting unit. This ASU became effective for the Company for annual periods beginning after December 15, 2022. The Company adopted this ASU effective January 1, 2023, on a prospective basis. The Company determined that the adoption of this ASU did not have a material impact on the consolidated financial statements.
In August 2020, the FASB issued ASU
No. 2020-06,
Debt—(Topic 815),
which simplifies an issuer’s accounting for convertible instruments and its application of the derivatives scope exception for contracts in its own equity. This ASU was effective for the Company for annual periods beginning after December 15, 2023. The Company adopted this ASU effective as of January 1, 2024. The Company determined that the adoption of this ASU did not have a material impact on the consolidated financial statements.
In November 2023, the FASB issued ASU
2023-07,
Segment Reporting (Topic 280):
Improvements to Reportable Segment Disclosures
to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. This ASU requires disclosure of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. It also requires disclosure of the title and position of the individual identified as the CODM as well as disclosure over the method in which the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and determining the allocation of resources. This ASU is effective for the Company for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 and must be applied on a retrospective basis. The Company adopted this ASU effective January 1, 2024, on a retrospective basis. The Company determined that the adoption of this ASU did not have a material impact on the consolidated financial statements.
In December 2023, the FASB issued ASU
No. 2023-09,
Improvements to Income Tax Disclosures
, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. This ASU is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. This ASU is effective for the Company for annual periods beginning after December 15, 2024, with the option to apply the ASU retrospectively. The Company determined that the adoption of this ASU will not have a material impact on the consolidated financial statements.
In November 2024, the FASB issued ASU
No. 2024-03:
Disaggregation of Income Statement Expenses
. This ASU requires additional disclosure of the nature of expenses included in the income statement. This ASU is effective for the Company for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with the option to apply the ASU retrospectively. The Company is currently evaluating the extent of the impact of this ASU on the disclosures in the Company’s consolidated financial statements.
Cash and Cash Equivalents and Restricted Cash
Cash and cash equivalents include cash in banks, checking deposits and money market funds. The Company considers all highly liquid investments purchased with an original maturity at the date of acquisition of three months or less to be cash equivalents. Cash balances, which may be in excess of federally insured limits, are deposited in financial institutions. At December 31, 2024 and 2023, the Company’s restri cted
cash totaled $0.2 million related to cash deposits for an office-building lease. The restricted cash is classified as other long-term assets on the Company’s consolidated balance sheets.

Accounts Receivable
Accounts receivable primarily consist of amounts due from customers for which the Company has an unconditional right to receive payment for delivery of products and the performance of services. The Company’s customers primarily consist of the U.S. federal government and its agencies, and universities. Amounts are generally due 30 days from the invoice date and do not bear interest.
On a periodic basis, management evaluates its accounts receivable to determine whether to provide an allowance for credit losses. Management considers relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of receivables.
The Company did not have an allowance for credit losses as of December 31, 2024 or 2023.
Available-for-sale
securities
Available-for-sale
securities may consist of investment grade commercial paper, corporate bonds, federal agency bonds, government bonds, and other bonds issued in the U.S. (and denominated in the U.S. dollar) by foreign entities. Current available-for-sale
securities are those with maturities of greater than three months, but less than one year. Noncurrent available-for-sale
securities hold maturities greater than one year. The Company evaluates the classification of its securities at the time of purchase and re-evaluates
such determination at each balance sheet date, which includes an assessment of the intent to hold the available-for-sale
securities. The Company’s securities policy sets minimum credit quality criteria and maximum maturity limits on the securities it holds to provide for preservation of capital, liquidity, and a reasonable rate of return. The Company classifies its securities as available-for-sale.
Available-for-sale
securities are recorded at fair value. Unrealized holding gains and losses on available-for-sale
securities (except for credit losses) are excluded from net loss and are reported as a separate component of accumulated other comprehensive (loss) income until realized. Realized gains and losses are included in interest income in the consolidated statements of operations and are derived using the specific identification method for determining the cost of the securities sold. The Company evaluates whether a credit loss exists, and in the event a credit loss does exist, the credit loss is recognized in the consolidated statements of operations based on the amount that the fair value is less than the amortized cost. The Company sold all of its available-for-sale
securities in 2024.
Inventories
Inventories are stated at the lower of cost or net realizable value under the first-in-first-out
(FIFO) assumption. Cost is determined using the weighted-average cost method. Costs include direct materials, direct labor, and indirect facilities overhead costs that are allocated to inventory based on the portion of the Company’s facilities used in manufacturing. Adjustments to reduce the cost of inventory to its net realizable value, if required, are made for estimated excess, obsolescence or impaired inventory and are charged to cost of revenue. During the years ended December 31, 2024 and 2023, excess and obsolescence charges were less than $0.2 million.
Business Combinations & Asset Acquisitions
Upon obtaining control of another entity (even if less than 100% ownership is acquired), the Company first evaluates the transaction using the screen test to determine if the transaction constitutes the acquisition of a business in accordance with ASC 805,
Business Combinations
(ASC 805). The Company evaluates the net assets acquired to determine whether substantially all the fair value of the acquired assets is concentrated in a single identifiable asset or a group of similar identifiable assets. If substantially all the fair value of the assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the transaction does not meet the definition of a business combination and is accounted for as an asset acquisition. In an asset acquisition, the Company allocates the cost of the acquisition to the assets and liabilities acquired at their relative fair values. Direct acquisition-related costs (e.g., transaction costs) are included in the cost of the acquired assets.

If the fair value of the acquired assets is not concentrated in a single identifiable asset or group of similar identifiable assets, the Company then evaluates whether the net assets acquired meet the definition of a business in ASC 805. If the net assets acquired meet the definition of a business the transaction qualifies as a business combination and is accounted for by applying the acquisition method of accounting. Under the acquisition method the Company recognizes and measures the assets acquired and liabilities assumed in a business combination at their acquisition date fair values. Goodwill as of the acquisition date represents the excess of the purchase price over the fair value of the assets acquired net of liabilities assumed. The purchase consideration is determined based on the fair value of the assets transferred to the seller net of any liabilities assumed by the Company, after considering any transactions that are separate from the business combination. Subsequent adjustments may be recorded to the assets acquired and liabilities assumed, with a corresponding adjustment to goodwill, during the measurement period, which may be up to one year from the acquisition date, if the adjustments relate to events and circumstances that existed at the acquisition date. Transaction costs and costs to restructure the acquired company are expensed as incurred. The Company measures contingent consideration arrangements at fair value at each reporting period, with changes in fair value recognized in the consolidated statements of operations. Changes in the fair value of contingent consideration can result from changes in the likelihood of the contingency becoming more or less probable over time, as well as changes in the fair value of equity-based contingent consideration. The Company includes the results of all acquisitions in the consolidated financial statements from the date of acquisition.
Goodwill
Goodwill is measured as the excess of the purchase price over the fair value of the assets acquired and liabilities assumed in a business combination. The Company tests goodwill for impairment on an annual basis, which is determined to be the first day of the fourth quarter, and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company performs impairment tests of goodwill at its reporting unit level, which is one level below its operating segments. The Company may elect to perform a qualitative assessment of goodwill in order to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount which would require a quantitative test.
If a quantitative test is required, the Company compares the fair value of the reporting unit to its carrying value, including goodwill. If the fair value of the reporting unit is lower than its carrying amount, goodwill is written down for the amount by which the carrying amount exceeds the fair value.
The fair value of the reporting unit is calculated using a market-based approach. This approach incorporates observable market data, including comparable company trading multiples, recent market transactions, and other relevant valuation metrics. Key assumptions used in the market-based valuation include selection of appropriate publicly-traded peer companies with similar operational and financial characteristics, application of relevant valuation multiples derived from market data and adjustments for differences in size, growth prospects, and risk profiles between the Company and its peers.
A goodwill impairment loss of $1.5 million was recognized related to the Company’s acquisition of Morton Photonics Incorporated and Morton Hybrid Lasers LLC (collectively, “Morton”) for the year ended

December 31, 2024. Please see Footnote 3
—Business Combination
and Footnote 4—
Goodwill
for more information.
No
impairment loss was recognized for the year ended December 31, 2023.
Intangible Assets, Net
Intangible assets acquired in a business combination or in an asset acquisition that qualify for separate recognition are recognized at their fair value and amortized on a straight-line basis over their estimated useful lives or over the period the economic benefits of the asset are consumed. Residual values and useful lives are reviewed at each reporting date. Intangible assets consist of customer relationships, tradenames, software, and order backlog.

Property and Equipment, Net
Property and equipment, net is stated at cost less accumulated depreciation and amortization. Expenditures on improvements are capitalized, while expenditures on routine maintenance and repairs are expensed as incurred. Depreciation and amortization expense is calculated using the straight-line method over the estimated useful lives of the assets, as listed below:

Assets	Years
Computers and equipment	3-5
Software and website	3
Leasehold improvements	Shorter of useful life or lease term
Impairment of Long-Lived Assets
Long-lived assets such as property and equipment,
right-of-use
assets, and intangible assets with identifiable useful lives are reviewed for impairment when events or changes in circumstances indicate that the carrying value of the asset or asset group may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for impairment, the Company first compares the total estimated future undiscounted cash flows expected to be generated from the asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the asset exceeds its fair value. An impairment loss related to long-lived assets of $12.0 million was recognized for the year ended December 31, 2024, of which $11.6 million was attributed to newly-acquired intangible assets. No impairment loss was recognized for the year ended December 31, 2023. See Footnote 5—
Intangible Assets
for a description of the impaired intangible assets as of December 31, 2024.
Leases
The Company determines if an arrangement is or contains a lease at inception and classifies the lease as an operating or finance lease at the commencement date. An arrangement is or contains a lease where the Company has a right to control an identified asset. For leases with an initial term of greater than twelve months, the Company recognizes a right-of-use
asset and a lease liability as of the lease commencement date.
Right-of-use
assets represent the Company’s right to use the underlying assets for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease.
Lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term.
Right-of-use
assets are recognized as the initial measurement of the lease liabilities, plus any initial direct costs, any prepaid lease payments, and less incentives received, if any.
The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate, because the implicit rates in the Company’s leases are not readily determinable. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments and in economic environments where the leased asset is located.
The Company recognizes lease expense for its operating leases on a straight-line basis over the lease term. Lease expense for finance leases is generally front-loaded as the finance lease right-of-use
asset is depreciated on a straight-line basis, but interest expense on the liability is recognized utilizing the interest method that results in more expense during the early years of the lease. Accordingly, costs for finance leases are disaggregated and recognized as both an operating expense (for the amortization of the right-of-use
asset) and interest expense (for interest on the lease liability).
The Company’s operating and finance lease terms may include renewal or early termination options. The Company only includes renewal or termination options in the lease term when the options are reasonably certain

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of exercise. The assessment of whether such options are reasonably certain of exercise is based on facts and circumstances at lease commencement, including contract-based, asset-based, and entity-based factors.
Warranty
Liability
The Company records warranty liabilities for the estimated costs of fulfilling its obligations under its product warranties at the time of sale. Warranty liabilities are included in accrued liabilities on the consolidated balance sheets. The Company generally issues one-year
p
rod
uct warranties guaranteeing the product’s intended functionality but may negotiate specific terms with certain customers. Liability under product warranties is estimated based on management’s review of outstanding warranties, prior experience, and specific customer circumstances. If actual results differ from estimates, the Company revises its estimated warranty liability. Warranty liability as of the years ended December 31, 2024 and 2023 did not have a material impact on the consolidated financial statements.
Fair Value Measurements
The carrying value of certain financial instruments held by the Company are measured at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines the fair value of its financial instruments based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. As a basis for considering such assumptions, the following hierarchy lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market:

•	Level 1 —Observable inputs such as quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level
 2
—Observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations whose significant inputs are observable; and

•	Level 3 —Unobservable inputs that are significant to the measurement of fair value but are supported by little to no market data, requiring the Company to develop its own assumptions.
Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and consideration of factors specific to the asset or liability. Changes in assumptions or in market conditions could significantly affect the estimates. The Company determines whether transfers have occurred between levels in the fair value hierarchy by reassessing the inputs used in determining fair value at the end of each reporting period.

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The following table sets forth the fair value of financial instruments that were measured at fair value on a recurring basis (in thousands):

	As of December 31,
	2024				2023
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Financial Assets:
Money market funds	$42,740	$42,740	$—	$—	$23,432	$23,432	$—	$—
Available-for-sale Securities	—	—	—	—	12,660	12,660	—	—

Total financial assets	$42,740	$42,740	$—	$—	$36,092	$36,092	$—	$—

Financial Liabilities:
Simple Agreement for Future Equity (SAFE)	$—	$—	$—	$—	$1,425	$—	$—	$1,425

Total financial liabilities	$—	$—	$—	$—	$1,425	$—	$—	$1,425

The Company’s money market funds, presented within cash and cash equivalents on the consolidated balance sheets, are classified within Level 1 of the fair value hierarchy as the fair value is based on quoted prices in active markets. The Company’s available-for-sale
securities are classified within Level 1 of the fair value hierarchy as the fair value is based on quoted prices in active markets. The Company’s Simple Agreement for Future Equity Notes (“SAFE Notes”) are classified within Level 3 of the fair value hierarchy as their valuation incorporates significant unobservable inputs and relies on Company-specific assumptions. SAFE Notes were converted into shares of Series
C-1
convertible redeemable preferred stock as discussed in Footnote 10—
SAFE Notes and
Footnote 12
—Convertible Redeemable Preferred Stock
.
The Company’s financial assets and liabilities that are not measured at fair value on a recurring basis consist of cash and cash equivalents (excluding the money markets funds in the table above), accounts receivable, accounts payable, accrued liabilities, and deferred consideration payable. The carrying amounts of these financial assets and liabilities approximate their fair value due to the short-term nature of these instruments.
The Company’s
non-financial
assets, which primarily consist of property and equipment, goodwill, and intangible assets, are not required to be measured at fair value on a recurring basis and instead are reported at their cost basis. However, on a periodic basis whenever events or changes in circumstances indicate that their carrying amount may not be fully recoverable, non-financial
assets are assessed for impairment. The fair value measurements, in such instances, are based on market participant assumptions which would fall within Level 3 of the fair value hierarchy.
Convertible Redeemable Preferred Stock
The Company accounts for its preferred stock subject to possible redemption in accordance with the guidance in ASC 480,
Distinguishing Liabilities from Equity
. As all series of the Company’s preferred stock are contingently redeemable upon the occurrence of events not solely within the Company’s control, the preferred stock is presented as mezzanine equity, separate from the stockholders’ deficit section of the consolidated balance sheet. The preferred stock is initially recorded at the fair value determined on the issuance date. Adjustments to the fair value of the preferred stock to the current market value are not made each period. Rather, the Company assesses whether the preferred stock has become redeemable or the probability that the preferred stock will become redeemable in determining whether to record subsequent measurement adjustments. Refer to Footnote 12—
Convertible Redeemable Preferred Stock
for additional information.
Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with ASC 718,
Compensation
—
Stock Compensation
. The Company’s stock-based compensation awards are all equity-classified and consist of stock

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options and restricted stock awards (“RSA”). The Company has sufficient authorized but unissued common shares to satisfy all of the convertible redeemable preferred stock conversions and stock-based compensation awards. Stock-based compensation cost is measured based on the fair value of the awards as determined on the grant date. The Company recognizes stock-based compensation expense using the graded attribution method in which expense is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the stock option or RSA as if the award was, in substance, multiple awards. The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model, which requires extensive use of accounting judgment and financial estimates, including estimates of the fair value of the underlying common stock, the expected term participants will retain their vested stock options before exercising them, the estimated volatility of the common stock price over the expected term, the risk free rate, and expected dividend yield. The fair value of restricted stock awards is determined based on the estimated f air
market value of the Company’s common stock on the grant date. Because the Company’s shares are not publicly traded, the fair market value is established through an independent third-party valuation, which considers a number of factors, including recent equity transactions, financial performance, peer companies, and other relevant qualitative and quantitative inputs. The Company accounts for forfeitures as they occur.
Income Taxes
Income taxes are accounted for under the asset and liability method. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Current and deferred income taxes are measured based on the tax laws that are enacted as of the balance sheet date of the relevant reporting period. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities and their respective tax bases using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations and comprehensive loss in the period when the change is enacted. A valuation allowance is established when it is more likely than not, based on available positive and negative evidence that some or all of the Company’s deferred tax assets will not be realized.
The Company recognizes the effect of a tax position when it is more likely than not, based on technical merits, that the position will be sustained upon examination by the appropriate taxing authorities. The amount of tax benefit recognized for an uncertain tax position is the largest amount of benefit with a greater than 50 percent likelihood of being realized. Unrecognized tax benefits are included within other liabilities if recognized and are charged to earnings in the period that such determination is made. The Company records interest and penalties related to tax uncertainties, if applicable, as a component of income tax expense.
The Company accounts for the tax effects of global intangible low-taxed
income (“GILTI”) as a component of income tax expense in the period the tax arises, to the extent applicable.
Revenue Recognition
The Company primarily generates revenue from customers under governmental contracts and commercial contracts. Governmental revenue includes revenue recognized primarily from contracts with the U.S. and U.K. governments. Commercial revenue includes revenue recognized primarily from contracts with research institutes and private companies located predominantly in the U.S. and U.K. Refer to Footnote 2
—Revenue Recognition
for the Company’s revenue, as presented on the consolidated statement of operations and comprehensive loss, disaggregated by governmental and commercial revenues.
The Company’s government contracts are primarily related to research and development projects or the development of a product to agreed-upon specifications. Government contracts typically have a single performance obligation. Contracts are typically either report-based research in which various activities are significantly integrated until the final report that is provided, or contracts are prototype- or product-based

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development in which the Company provides a significant service of integrating development activities throughout the term of the contract until the final prototype or product is delivered. The Company recognizes revenue over time as control of the goods or services is transferred to the customer. In these instances, the contracts have provisions that are deemed to transfer control to the customer over time. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided. The Company generally uses an input measure of progress for its contracts based on costs incurred because it best depicts the transfer of control to the customer, which occurs as the Company incurs the costs to fulfill its contracts. The costs incurred are predominantly related to labor and materials, incurrence of which is indicative of progress and transfer of value to the customer. The Company utilizes the proportional performance method to recognize revenue for its fixed price contracts. Accounting for long-term contracts requires significant judgment and estimation, which could be considerably different if the underlying circumstances were to change. When any adjustments of estimated contract revenue or costs are required, any changes from prior estimates are included in revenues or earnings in the period in which the change occurs.
The Company determines the transaction price for revenues under government contracts by using a cost-plus margin approach. The estimation of costs is based on historical knowledge and engineering expertise of tasks and components required to complete the project. The resulting consideration is contracted either as a firm fixed price (fixed consideration) or a cost-plus fixed fee arrangement (variable consideration). Under a cost-plus fixed fee arrangement, the amount of variable consideration consists of direct and indirect costs plus a fixed fee. A provisional rate, which is used as an initial estimate of indirect costs, is established through agreement with the government for all government contracts.
Variable consideration is included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur.
Contracts with commercial customers for products generally contain separate performance obligations, as each individual product can be transferred independently of each other to the customer. Revenues under commercial contracts are generally recognized at a point in time when the Company satisfies its performance obligations and control of the goods or services transfers to the customer. Control typically transfers to the customer when the goods are shipped but can also transfer when the customer receives and accepts the goods, based on the terms of the contract. The transaction price for revenues under commercial contracts is fixed and stated in the contract with the customer. There are no forms of variable consideration or discounts offered for early payment in commercial contracts. The Company’s commercial contracts typically include a standard one-year
warranty period. These assurance-type warranties do not represent separate performance obligations because the warranties are only for the products to comply with agreed-upon specifications, and they do not provide the Company’s customers with any additional distinct services. The Company has elected the practical expedient, enabling it to recognize shipping and handling costs performed after a customer obtains control of the good as fulfillment of the original performance obligation, rather than as a separate performance obligation, and includes such costs as a component of the transaction price.
The Company also has commercial service contracts that are primarily related to quantum software research and development projects. These contracts typically have a single performance obligation. The Company recognizes revenue over time as control of the goods or services is transferred to the customer. In these instances, the contracts have provisions that are deemed to transfer control to the customer over time. Similar to government service contracts, the Company generally uses an input measure of progress for its contracts based on costs incurred.
The transaction price for both government and commercial contracts typically does not include a significant financing component.
The Company’s contracts are often subsequently modified to include changes in specifications, requirements, or price, which may create new or change existing enforceable rights and obligations. Depending on the nature of

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the modification, the Company considers whether to account for the modification as an adjustment to the existing contract or as a separate contract. Generally, modifications to the Company’s contracts are either separate contracts or are not distinct from the existing contract due to the significant integration and interrelated tasks provided in the context of the contract. Modifications to add non-distinct
services are accounted for as if they were part of the existing contract and recognized as a cumulative adjustment to revenue.
The timing of revenue recognition, billings, and cash collection may result in unbilled receivables or contract liabilities. Unbilled receivables arise when revenue recognized exceeds the amount billed to customers and represent the Company’s right to consideration that is conditional upon factors other than the passage of time. Contract liabilities arise when the Company receives consideration from customers in advance of providing goods or services and represent the Company’s obligations to satisfy performance obligations. Contract liabilities are recognized as revenue when (or as) the performance obligations are satisfied. Unbilled receivables and contract liabilities are generally classified as current assets and liabilities, respectively in the consolidated balance sheets.
Accounting for Government Grants
U.S. GAAP does not provide authoritative guidance on accounting for government grants to for-profit
entities. In the absence of such guidance, the Company applies International Accounting Standard 20,
Accounting for Government Grants and Disclosure of Government Assistance
(“IAS 20”), by analogy.
Under IAS 20, a government grant is recognized when there is reasonable assurance (analogous to “probable” as defined in U.S. GAAP) that the Company will comply with the conditions of the grant and the grant will be received. Grants are recognized in earnings on a systematic basis over the periods in which the related qualifying expenses are incurred.
IAS 20 permits recognition either (i) separately under a general heading such as other income, (ii) as a reduction of the related expense, or (iii) as a reduction of the cost of the related asset. The Company records government grants in accordance with the nature of the grant and has elected to present such income separately within grant income to distinguish it from other operating items. Generally, government grant income results from arrangements where the Company does not have an obligation to provide the counter party with an end deliverable, whereas arrangements with governmental entities that obligate the Company to provide a prototype product, research paper, or other form of deliverable are accounted for as revenue.
Cost of Revenue
The cost of revenue primarily consists of labor, including direct labor and third-party specialist subcontractors, materials and equipment costs related to delivering the Company’s products and services, allocated facility costs, and warranty expenses. Allocated facility costs primarily include depreciation and amortization expenses, information technology costs, and facility occupancy costs. Costs of products and services are recorded as or when control of products is transferred to the customer, and as services are performed.
Research and Development
Research and development expenses primarily consist of personnel-related costs, including salaries, benefits, and stock-based compensation costs, costs of materials, costs of consultants, and allocated facility costs associated with the research, engineering, design, and development of the Company’s quantum computing technologies. Allocated facility costs primarily include depreciation and amortization expenses, information technology costs, and facility occupancy costs. Research and development costs are expensed as incurred.
Selling and Marketing
Selling and marketing expenses primarily consist of personnel-related costs, including salaries, commissions, benefits, and stock-based compensation costs, for employees performing bid, proposal, marketing, and sales

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functions. In addition, these expenses include allocated facility costs and the costs of consultants performing similar functions. Selling and marketing costs are expensed as incurred.
General and Administrat
iv
e
General and administrative expenses primarily consist of personnel-related costs, including salaries, benefits, and stock-based compensation costs, for executive leadership and employees in legal, finance, accounting, human resources, information technology, and other administrative functions. In addition, these expenses include allocated facility costs and costs of consultants and advisors. General and administrative costs are expensed as incurred.
Foreign Currency Measurement and Translation
Infleqtion operates in the U.K. and Australia in the form of its wholly owned subsidiaries, ColdQuanta U.K. Ltd, and ColdQuanta Australia, respectively. The functional currency of ColdQuanta U.K. Ltd is the British Pound Sterling (GBP), while ColdQuanta Australia’s functional currency is the Australian Dollar (AUD). ColdQuanta U.K. Ltd has foreign currency transactions in U.S. dollars (USD) and Euros (EUR). ColdQuanta Australia has foreign currency transactions USD. For both subsidiaries, foreign currency monetary assets primarily consist of bank accounts held in foreign currency and accounts receivable balances. Monetary assets and liabilities denominated in a currency other than the functional currency are remeasured to the functional currency using the exchange rate as of the balance sheet date.
Non-monetary
assets and liabilities are remeasured to the functional currency using historical exchange rates. Gains and losses resulting from foreign currency transactions are recognized in the consolidated statement of operations and comprehensive loss. At both foreign subsidiaries, the assets and liabilities are translated from the functional currency to USD, the Company’s reporting currency, using the exchange rate existing on each respective balance sheet date. Revenues and expenses are translated using the average exchange rates for the period. The resulting translation adjustments are included in stockholders’ deficit as a component of accumulated other comprehensive loss.
Total other income, net
Total other income, net consists of interest income, the change in fair value of SAFE liabilities, and other miscellaneous expenses.
Comprehensive Loss
Comprehensive loss consists of net loss and other comprehensive income (loss), which principally includes foreign currency translation adjustments. Accumulated other comprehensive income (loss) is reported as a component of stockholders’ deficit.
Related Party Transactions
A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries’ controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.
The consolidated financial statements include disclosure of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business.

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However, disclosure of transactions that are eliminated in the preparation of the accompanying consolidated financial statements is not required.
Loss Per Share
Basic net loss per share attributable to common stockholders is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period.
Diluted net loss per share attributable to common stockholders is computed by dividing net loss by the weighted-average number of shares of common stock outstanding in the basic net loss per share calculation plus the number of potential shares of common stock that would be issued assuming exercise or conversion of all potentially dilutive securities. In periods with a reported net loss, the effects of anti-dilutive potential common shares are excluded and diluted net loss per share is equal to basic net loss per share.
2
. Revenue Recognitio
n
As described in Footnote 1
—Summary of Operations and Significant Accounting Policies
, the Company recognizes revenue at a point in time or over time consistent with how it satisfies its performance obligations and transfers control to its customers. Revenue from point-in-time
contracts was $3.0 million and $2.4 million for the years ended December 31, 2024 and 2023, respectively. Revenue from over-time contracts was $25.9 million and $8.6 million for the years ended December 31, 2024, and 2023, respectively.
A receivable is recorded when the Company has an unconditional right to receive payment based on the satisfaction of performance obligations. The balance of accounts receivable was $4.0 million and $2.1 million as of December 31, 2024 and 2023, respectively as shown on the consolidated balance sheet.
A reconciliation of the beginning and ending balances of unbilled receivables and contract liabilities for the year is shown in the table below (in thousands):

	Year Ended December 31,
	2024		2023
	Unbilled Receivables	Contract Liabilities	Unbilled Receivables	Contract Liabilities
Beginning of the year	$1,304	$2,551	$702	$916
Unbilled receivables additions	15,711	—	10,492	—
Amounts transferred to receivables	(13,457)	—	(9,890)	—
Customer advance payments	—	3,525	—	2,817
Revenue recognized	—	(2,674)	—	(1,182)

End of the year	$3,558	$3,402	$1,304	$2,551

The Company expects to recognize revenue of $12.9 million and $1.7 million from remaining performance obligations that are unsatisfied (or partially unsatisfied) for non-cancelable
contracts in the years ending December 31, 2025 and December 31, 2026, respectively. The increase in unbilled receivables and contract liabilities from 2023 to 2024 was a direct result of the Company’s increase in revenue transactions.
Disaggregated Revenue
Revenue from government customers comprised 80% and 69% of total revenue for the years ended December 31, 2024 and 2023, respectively.

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The Company’s revenues disaggregated by customer location is as follows (in thousands):

	Year ended December 31,
	2024	2023
United States	$12,548	$8,347
United Kingdom	11,333	1,466
Japan	3,784	142
Other	1,171	995

Total revenue	$28,836	$10,950

3. Business Combination
Morton Acquisition
On January 25, 2024, the Company acquired 100% of the equity of Morton (the “Morton Acquisition”). Morton specialized in the development and manufacturing of advanced silicon photonics-based component and sub-system
technologies. The acquisition date fair value purchase consideration of $3.9 million consisted of $2.6 million of cash, $0.4 million of common stock (
1,179,246
shares at $0.37 per share), $0.4 million of contingent consideration, and $0.5 million of other payments and adjustments.
The contingent consideration payments include cash of $0.2 million and 1,725,415 shares of common stock subject to the achievement of specified development milestones. The contingent consideration had an estimated fair value of $0.4 million at the acquisition date and was recognized as a liability. During the year ended December 31, 2024, the Company issued 86,271 shares valued at $50 thousand and paid $12 thousand in cash related to the contingent consideration. Changes in the Company’s strategic direction during the year ended December 31, 2024 resulted in the decision not to integrate or further invest in the commercialization of the photonic business represented by the Morton Acquisition and the Company determined that it would not achieve the remaining specified development milestones underlying the contingent consideration. As a result, the Company de-recognized
the liability and recognized a gain of $0.4 million related to the change in the fair value of the contingent consideration. See Footnote 4—
Goodwill
and Footnote 5—
Intangible Assets
for further discussion of the change in strategic direction. Contingent consideration is a Level 3 instrument as defined in Footnote 1—
Summary of Operations and Significant Accounting Policies
.
The acquisition agreement also provides for deferred employee compensation of $0.8 million comprised of 1,552,875 common shares and $0.2 million in cash, contingent on the continued employment of a key individual who is a former shareholder. These deferred payments have been accounted for as post-combination compensation expense and are excluded from the purchase consideration.

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The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date (in thousands):

January 25, 2024
Net initial cash payment	$2,627
Common stock	436
Contingent consideration	430
Other payments and adjustments	453

Purchase Consideration	$3,946

Assets:
Cash and cash equivalents	$40
Accounts receivable	46
Prepaid expenses and other current assets	13

Total Current Assets	99
Property and equipment	32
Intangible assets	2,310
Goodwill	1,533
Other assets	3

Total Assets Acquired	3,977
Accrued liabilities	31

Total Current Liabilities	31

Total Net Assets Acquired	$3,946

The following table summarizes the intangible assets acquired by class (in thousands):

	Amount (January 25, 2024)	Estimated Useful Life (years)
Customer contracts	$61	1
In-process research & development	2,249	Indefinite

	$2,310

The fair value of the acquired customer contracts was determined using the discounted cash flow method. The fair value of the acquired technology was determined using the replacement cost new less depreciation method.
The acquisition was accounted for as a business combination, whereby the excess of the purchase consideration over the fair value of identifiable net assets was allocated to goodwill. The goodwill is associated with the acquired workforce and technical knowledge of that workforce that does not qualify as a separable intangible asset. In accordance with applicable jurisdictional tax rules, the goodwill recognized is deductible for income tax purposes.
The following table summarizes the
non-current
assets acquired by class (in thousands):

Amount (January 25, 2024)
Property and equipment	$32
Other long-term assets	3

$35

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Subsequent to the acquisition, the Company determined that it would not further invest in the activities of the acquired business and thus it would not be integrated as originally planned. As a result, during the year ended December 31, 2024, the Company recorded impairment charges to fully write down the carrying value of goodwill, intangible assets, and other long-lived assets associated with this acquisition. See Footnote 4—
Goodwill
and Footnote 5—
Intangible Assets
for additional
information
.
4. Goodwill
In the first quarter of 2024, the Company identified indicators of impairment for the goodwill recognized in connection with the Morton Acquisition. Changes in the Company’s strategic direction resulted in the decision not to integrate or further invest in the commercialization of the photonic business represented by the Morton Acquisition. At the time of the acquisition and up to the determination not to further invest in the photonic business, the Company deemed the photonic business to be a separate reporting unit.
In accordance with ASC 350,
Intangibles
—
Goodwill and Other (Topic 350)
, management assessed the recoverability of the goodwill associated with its reporting units, including the newly acquired photonics reporting unit. Given the strategic change, the Company concluded that the fair values of assets acquired in the Morton Acquisition comprising the photonic reporting unit were negligible and recognized a non-cash
impairment charges of $1.5 million, equal to the full carrying amount of goodwill recognized in connection with the Morton Acquisition. Subsequent to the impairment, the Company has determined its business is comprised of one reporting unit.
In the fourth quarter of 2024 and 2023, the Company performed its annual goodwill impairment assessments as of October 1, 2024 and 2023, respectively using a qualitative approach. In evaluating whether it was more likely than not that the fair value of its single reporting unit was less than its carrying amount, management considered relevant events and circumstances including macroeconomic conditions, industry and market trends, cost factors, overall financial performance, and entity-specific developments such as the indicated enterprise values from the issuance of financing transactions during 2024 and 2023. Based on this assessment, management concluded that it was not more likely than not that the fair value of its single reporting unit was less than its carrying amount. Accordingly, no quantitative impairment test was required, and no impairment of goodwill, except as described above related to the Morton Acquisition, was recognized for the years ended December 31, 2024 and 2023, respectively.
The table below presents the changes in the carrying amount of goodwill (in thousands):

Amount
Balance as of December 31, 2023	$9,315
Goodwill arising from Morton Acquisition	1,533
Goodwill impairment	(1,533)

Balance as of December 31, 2024	$9,315

Accumulated impairment losses to goodwill were $1.5 million as of December 31, 2024.
5. Intangible Assets
On January 26, 2024, the Company acquired a photonic patent license from SiNoptiq, Inc. for a purchase price of $9.4 million, consisting of i) $4.8 million of Series B convertible redeemable preferred stock, representing 4,667,846 shares with a fair value of $1.0176 per share, ii) $2.2 million in
cash, iii) $2.0 million in deferred cash payments, payable over two years in four scheduled installments with the first payment of $0.5 million completed in 2024, which has been included in deferred consideration payable in the consolidated balance sheet, and iv) $0.4 million in other adjustments, which includes an indemnity escrow amount, transaction expenses

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incurred by both the acquiree and the Company for legal, tax, accounting, and financial advisory services in connection with the asset acquisition, and the settlement of pre-existing
indebtedness between the Company and seller. The asset acquisition also provided for payments of cash up to $1.5 million and 1,474,056 restricted shares of Series B convertible redeemable preferred stock that are contingent upon the achievement of certain sales-and
development-based milestones. The cash portion of these contingent payments is further dependent on the Company closing a round of equity financing at a level defined in the purchase agreement. At the acquisition date, the Company assessed the likelihood of the contingencies being met as not probable and thus the contingent consideration was not included in the purchase price for the asset.
Given the aforementioned change in strategic direction, management determined that the intangible asset arising from the above asset acquisition and intangible assets acquired in the Morton Acquisition no longer have substantive future economic benefits. Accordingly, the Company recognized an impairment charge equal to the full carrying amount of these intangible assets of $11.6 million during the year ended December 31, 2024.
Intangible assets from prior business combinations are included in other assets on the consolidated balance sheet. The intangible asset balances and accumulated amortization are as follows (in thousands):

	December 31, 2024
	Gross Carrying Value	Accumulated Amortization	Net of Accumulated Amortization	Weighted-Average Remaining Amortization Period (in years)
Customer relationships	$41	$18	$23	3.33
Tradename	127	57	70	3.33
Software	162	162	—	0.00
Order back log	2	2	—	0.00

	$332	$239	$93

	December 31, 2023
	Gross Carrying Value	Accumulated Amortization	Net of Accumulated Amortization	Weighted-Average Remaining Amortization Period (in years)
Customer relationships	$41	$12	$29	4.33
Tradename	127	35	92	4.33
Software	162	135	27	0.33
Order back log	2	2	—	0.00

	$332	$184	$148

Amortization expense of $0.1 million and $0.1 million was recognized during the year ended December 31, 2024 and December 31, 2023, respectively.
The table below presents the estimated amortization expense on intangible assets for the next five years and thereafter as of December 31, 2024 (in thousands):

2025	$28
2026	28
2027	28
2028	9
2029	—
Thereafter	—

Total estimated amortization expense	$93

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9

6. Inventories
Major classifications of inventories are as follows (in thousand
s)
:

	As of December 31,
	2024	2023
Raw materials	$2,204	$1,066
Work-in-process	19	213

Total inventories	$2,223	$1,279

7. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	As of December 31,
	2024	2023
Prepaid expenses	$2,759	$1,589
Other current assets	436	2,167

Total prepaid expenses and other current assets	$3,195	$3,756

8. Property and Equipment, Net
Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2024	2023
Computers and equipment	$10,454	$8,080
Quantum computer	3,614	4,301
Leasehold improvements	1,221	1,186
Furniture and fixtures	217	213
Software and website	684	684

Total property and equipment	16,190	14,464
Accumulated depreciation	(6,872)	(4,248)

Total property and equipment, net of depreciation	9,318	10,216
Assets not in service	697	145

Total property and equipment, net	$10,015	$10,361

For the years ended December 31, 2024 and 2023, respectively, depreciation expenses were $2.5 million and $2.0 million, respectively. Depreciation expense is included within the consolidated statement of operations and comprehensive loss as follows (in thousands):

	Years Ended December 31,
	2024	2023
Cost of revenue	$100	$46
Research and development	2,285	1,717
Selling and marketing	29	39
General and administrative	104	219

Total depreciation expense	$2,518	$2,021

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0

Long-lived assets by geographic area
The following table presents the Company’s long-lived assets by geographic area, which include property and equipment, net, and operating lease right of use assets:

	As of December 31,
(in thousands)	2024	2023
United States	$12,443	$13,263
United Kingdom	2,972	322

Total	$15,415	$13,585

9. Accrued Liabilities
Accrued liabilities consisted of the following (in thousands):

	As of December 31,
	2024	2023
Accrued wages	$942	$1,505
Accrued vacation	331	555
Accrued other compensation	650	274
Warranty liability	14	10
VAT liability	575	—
Goods and services received, not yet invoiced	3,932	720
Series C convertible redeemable preferred stock unpaid issuance costs	2,650	—
Other accruals	184	22

Total accrued liabilities	$9,278	$3,086

10. SAFE Notes
From December 2023 through May 2024, the Company issued a series of SAFE Notes to multiple investors for total cash proceeds of $24.0 million comprising $1.4 million in 2023 and $22.6 million in 2024 with identical terms for each issuance. The SAFE Notes allow investors to purchase equity at a negotiated fixed price now with the investor receiving equity in the future with no set time for conversion. The SAFE Notes will convert on a qualifying equity financing event, as further described below, if such equity financing is consummated. The SAFE Notes generally focus on equity rounds, however, there are terms included for a liquidity event (as further described below) or dissolution event, which allow for conversion into equity or cash at the option of the holder under certain circumstances. The Company determined that the SAFE Notes are freestanding financial instruments and do not have a legal form of an outstanding share or legal form debt (i.e., no creditors’ rights).
Management evaluated the SAFE Notes under ASC 480,
Distinguishing Liabilities from Equity
, and determined that they are a liability under ASC 480, do not meet the definition of a derivative, and do not qualify for equity classification. Given the variation in possible share prices of the future equity financing, the SAFE Notes represent an obligation to issue a variable number of shares for a fixed monetary amount. Accordingly, the SAFE Notes are accounted for as nonderivative financial liabilities, initially recognized at fair value with subsequent remeasurement at each reporting date. Any changes in fair value will be recognized in earnings and any issuance costs related to the SAFE Notes will be expensed immediately as incurred.
The SAFE Notes grant the holder the right to shares of convertible redeemable preferred stock in the case of a qualifying equity financing event at a 20% discount to the share price offered to other investors in the round. In case of a liquidation or dissolution event, the holder is entitled to a share of the proceeds, and the liquidation

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1

priority is the same as
non-participating
convertible redeemable preferred stock. These instruments are terminated either when the Company issues convertible redeemable preferred stock to the investor or a liquidation or dissolution event.
On December 27, 2024, the Company settled the SAFE Notes with total aggregate face amount of $24.0 million. Upon settlement, the SAFE Notes were measured at a fair value of $26.4 million and exchanged for 22,869,771 shares of Series
C-1
convertible redeemable preferred stock. The carrying amount of the SAFE Notes was derecognized and the new shares of Series
C-1
convertible redeemable preferred stock were recorded within temporary equity at fair value. As a result of the remeasurement adjustments recorded during 2024 and ultimate settlement, a loss of $2.4 million was recognized during the year ended December 31, 2024.
11. Commitments and Contingencies
Indemnification
In the ordinary course of business, the Company enters into contractual arrangements under which it may agree to indemnify the counterparties from any losses incurred relating to breach of representation, failure to perform, or claims and losses arising from certain events as outlined within the particular contract. The Company has also entered into indemnification agreements with certain of its officers and directors.
The Company’s maximum exposure under such indemnities is unknown and has not been estimated, as this would involve future claims that may be made against the Company that have not occurred. To date, the Company has not made any payments related to these indemnities and believes the risk of material obligations under these indemnities to be remote. Accordingly, the Company has not accrued any liabilities related to such indemnification obligations in the consolidated financial statements.
Product Warranties
As described in Footnote 1—
Summary of Operations and Significant Accounting Policies
, the Company issues
one-year
product warranties on its commercial product sales as a guarantee of the intended functionality of such products. Information regarding accruals of such warranty obligations is provided in Footnote 9—
Accrued Liabilities
.
Legal Matters
From time to time, the Company may become involved in certain legal proceedings and claims incidental to the normal course of its business. As of December 31, 2024 and 2023, management is not aware of any pending or threatened litigation that could have a material impact on the consolidated financial statements.
Exclusive License Agreement with University of Wisconsin
In October 2019, the Company entered into an exclusive license agreement with the Wisconsin Alumni Research Foundation (WARF) (the WARF License Agreement). Under the WARF License Agreement, the Company is granted an exclusive (subject to standard carve-outs), worldwide, sub-licensable
license, in all fields, to make, have made, use, have used, offer for sale, sell, have sold, and import products and services that would be covered by the patents listed in the WARF License Agreement. The WARF License Agreement provides the Company with exclusive rights to the listed patents, subject to certain WARF reservations.
In consideration for the rights granted under the WARF License Agreement, the Company paid a $50 thousand license fee and will pay an earned royalty on the net sales of products, including a pass-through
of
sales-based
royalties on sublicensee sales, a sublicense consideration percentage for sublicenses executed on or before December 31, 2022 and annual minimum royalties per calendar year. These are first due within the Company’s fiscal year 2026 and creditable against that year’s earned royalties.

F-7
2

Exclusive License Agreement with University of Colorado
In June 2021, the Company entered into an exclusive license agreement with the Regents of the University of Colorado (the “Exclusive CU License Agreement”). Under the Exclusive CU License Agreement, the Company is granted an exclusive (subject to standard carve-outs), worldwide, sub-licensable
license, in all fields, to make, have made, use, have used, offer for sale, sell, have sold, and import products and services that would be covered by the patents listed in the Exclusive CU License Agreement.
The Exclusive CU License Agreement provides the Company with exclusive rights to the listed patent portfolio in all fields, subject to (a) reserved rights for CU and other non-profit
employers of the inventors and authors of the licensed patents and software and other research institutions to use the inventions for research, education, clinical, and non-commercial
purposes, and (b) U.S. Government rights in federally funded intellectual property under the Bayh-Dole Act and other regulations.
In consideration for the rights granted under the Exclusive CU License Agreement, the Company paid a $130 thousand license fee, and will pay annual license maintenance fees (creditable against royalties), a royalty on net sales of non-software
products in the low single digits, with royalties on sales to the government fluctuating by a single digit percentage, depending on volume, a royalty on net sales of licensed software products in the mid-single
digits, and a sublicense revenue percentage share in the low double digits for sublicenses (with higher rates for sublicenses executed in the first or second year).
Non-Exclusive
License Agreement with the University of Colorado
In February 2012, the Company entered into a
non-exclusive
license agreement with the Regents of the University of Colorado (the
“Non-Exclusive
CU License Agreement”), as amended. Under the
Non-Exclusive
CU License Agreement, the Company is granted a
non-exclusive,
worldwide license, in all fields to make, use, sell, offer for sale, lease and import products and processes that would infringe certain licensed patents co-owned
with, or solely owned by, SRI International, Inc. listed in the
Non-Exclusive
CU License Agreement. The
Non-Exclusive
CU License Agreement also grants the Company to CU’s know how related to such patents. The license grant in the preceding sentence is exclusive as to CU’s interests in the patents listed in the
Non-Exclusive
CU License Agreement. The
Non-Exclusive
CU License Agreement is predicated on an inter-institutional agreement, pursuant to which the CU obtained the right to grant us the licenses under the
Non-Exclusive
CU License Agreement from SRI International, Inc.
The
Non-Exclusive
CU License Agreement provides the Company rights to the listed patent portfolio subject to reserved rights for CU to the Company’s own research and education, SRI International’s rights to the patents, and U.S. Government rights under the Bayh-Dole Act and other regulations. In consideration for the rights granted under the
Non-Exclusive
CU License Agreement, the Company will pay a royalty on net sales.
12. Convertible Redeemable Preferred Stock
Series Seed Convertible Redeemable Preferred Stock
In 2018, the Company issued 24,871,033 shares of Series Seed convertible redeemable preferred stock at an original issue price of $0.2714 per share for $6.5 million, net of issuance costs of $0.2 million. No Series Seed shares were issued during the years ended December 31, 2024 and 2023.
Series Seed II Convertible Redeemable Preferred Stock
In 2019 and 2020, the Company issued 27,499,984 shares of Series Seed II convertible redeemable preferred stock at an original issue price of $0.38 per share. The financing for the Series Seed II convertible redeemable preferred stock was performed over three rounds. The first round occurred in November 2019, when 13,749,995 shares were issued for $5.2 million, net of issuance costs of $40.0 thousand. The other two rounds occurred in April and July 2020, when the remaining 13,749,989 shares were issued for $5.2 million with no additional issuance costs. No Series Seed II shares were issued during the years ended December 31, 2024 and 2023.

F-7
3

Series A Convertible Redeemable Preferred Stock
In 2020, the Company issued 101,515,976 shares of Series A convertible redeemable preferred stock at an original issue price of $0.3628 per share for $36.7 million, net of issuance costs of $0.2 million. No Series A shares were issued during the years ended December 31, 2024 and 2023.
Series B and Series
B-1
Convertible Redeemable Preferred Stock
During 2022, the Company issued 107,814,417 shares of Series B convertible redeemable preferred stock at an original issue price of $1.0176 per share for $109.7 million, resulting in net proceeds of $107.4 million after legal issuance costs. In the same year, the Company issued 32,419,574 shares of Series
B-1
convertible redeemable preferred stock at an original issue price of $0.6420 per share for $20.8 million, which was subsequently adjusted to $33.0 million to reflect the change in the fair value of the related embedded derivative liability. Total issuance costs associated with Series B and
B-1
were $1.9 million. No Series B or
B-1
convertible redeemable preferred stock shares were issued during the year ended December 31, 2023. On January 26, 2024 the Company issued 6,141,902 shares of Series B convertible redeemable preferred stock as consideration to the seller in the Company’s acquisition of SiNoptiq, Inc.
Series C and Series
C-1
Convertible Redeemable Preferred Stock
On December 27, 2024, the Company issued 20,508,938 shares of Series C convertible redeemable preferred stock at an original purchase price of $1.234 per share for proceeds of $25.3 million. As noted in Footnote 10—
SAFE Notes
, the Company converted all of its issued and outstanding SAFE Notes valued at $26.4 million into 22,869,771 shares of Series
C-1
convertible redeemable preferred stock at an issue price of $1.05 per share, in accordance with the terms of the SAFE Notes and recorded in temporary equity. Total issuance costs associated with Series C and
C-1
convertible redeemable preferred stock was $2.8 million.
The Company’s convertible redeemable preferred stock is classified as temporary equity and initially recorded at fair value which is determined to be the net proceeds of the transaction. The Company’s Series Seed, Seed II, A, B, B-1, C, and C-1 convertible redeemable preferred stock (collectively “convertible redeemable preferred stock”) are not currently redeemable or probable of becoming redeemable in the future period.
The convertible redeemable preferred stock contains the following rights:
Dividends
The holders of the Company’s convertible redeemable preferred stock are entitled to receive non-cumulative
cash dividends at a rate of 6% of the original issue price of each series per year only if and when declared by the Board of Directors in preference to holders of common stock. Series B, Series
B-1,
Series C, and Series
C-1
convertible redeemable preferred stock are entitled to receive the non-cumulative
cash dividends in preference to holders of the Company’s Series Seed, Series Seed II, and Series A convertible redeemable preferred stock.
The Company has not declared any dividends through years ended December 31, 2024 and December 31, 2023.
Voting Rights
Holders of all convertible redeemable preferred stock are entitled to the number of votes equal to the number of shares of the Company’s common stock into which such holder’s shares are convertible.
Election of Board of Directors
Holders of Series C and
C-1
convertible redeemable preferred stock are entitled to elect one of the members of the Company’s Board of Directors. Holders of Series B and
B-1
convertible redeemable preferred stock are

F-7
4

entitled to elect two of the members of the Company’s Board of Directors. Holders of Series Seed II and Series Seed convertible redeemable preferred stock are entitled to elect one director. The holders of all convertible redeemable preferred stock are entitled to elect one of the members of the Company’s Board of Directors. Two directors are elected by holders of common stock.
Conversion Rights
Each share of convertible redeemable preferred stock is initially convertible into one fully paid and non-assessable
share of the Company’s common stock at the option of the holder, at any time, and without payment of additional consideration and is mandatorily convertible upon the occurrence of certain events. The conversion price is initially equal to the applicable original issue price of each series and could be adjusted for events such as dilutive issuances, stock splits, combinations, mergers or reorganizations.
There were no conversions of convertible redeemable preferred stock into common stock during the years ended December 31, 2024 and 2023.
Redemption Rights
The convertible redeemable preferred stock contains provisions which provide the holders with the option to redeem the shares upon a voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation Event such as a merger, sale, lease transfer or other disposition of all or substantially all the assets of the Company. These provisions are considered contingent redemption provisions that are not solely within the control of the Company and are deemed to be not probable. Accordingly, the convertible redeemable preferred stock is presented outside of permanent equity in mezzanine equity of the consolidated balance sheet.
Liquidity Preference
In the event of any Liquidation Event or Deemed Liquidation Event, holders of Series C,
C-1,
B, and
B-1
convertible redeemable preferred stock are entitled to receive, prior to and in preference to holders of Series Seed, Series Seed II, Series A and common stock, an amount equal to the greater of (i) the applicable Original Issue Price plus any declared but unpaid dividends and (ii) the amount per share as would have been payable had all shares of Series B,
B-1,
C, and
C-1
convertible redeemable preferred stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If the residual assets are insufficient to pay the convertible and redeemable preferred shareholders the full amount, holders of the Series B,
B-1,
C, and
C-1
convertible redeemable preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be paid in full.

The Company’s convertible redeemable preferred stock consists of the following (in thousands, except share data):

	As of December 31, 2024
Convertible Redeemable Preferred Stock	Shares Authorized	Shares Issued and Outstanding	Carrying Amount	Aggregate Liquidation Preference
Series Seed	24,871,033	24,871,033	$6,526	$6,750
Series Seed II	27,499,984	27,499,984	10,411	10,450
Series A	101,515,976	101,515,976	36,658	36,830
Series B	113,956,319	113,956,319	112,145	115,962
Series B-1	32,419,574	32,419,574	32,990	20,813
Series C	60,777,953	20,508,938	22,503	25,308
Series C-1	22,869,771	22,869,771	26,351	23,988

Total Convertible Redeemable Preferred Stock	383,910,610	343,641,595	$247,584	$240,101

	As of December 31, 2023
Convertible Redeemable Preferred Stock	Shares Authorized	Shares Issued and Outstanding	Carrying Amount	Aggregate Liquidation Preference
Series Seed	24,871,033	24,871,033	$6,526	$6,750
Series Seed II	27,499,984	27,499,984	10,411	10,450
Series A	101,515,976	101,515,976	36,658	36,830
Series B	122,689,742	107,814,417	107,395	109,712
Series B-1	32,419,574	32,419,574	32,990	20,813

Total Convertible Redeemable Preferred Stock	308,996,309	294,120,984	$193,980	$184,555

13. Common Stock
The voting, dividend, and liquidation rights of holders of common stock are subject to and qualified by the rights, powers and preferences of the holders of convertible redeemable preferred stock. Holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders. The number of authorized shares of common stock may be increased or decreased by the affirmative vote of the majority of holders of outstanding shares of the Company’s capital stock.
On December 27, 2024, in connection with the Series C and Series
C-1
convertible redeemable preferred stock issuances, the Amended and Restated Certificate of Incorporation granted the Company authority to issue 573,000,000 shares of common stock, $0.0001 par value per share.
14. Stock-Based Compensation
Stock Incentive Plan
In July 2017, the Company approved and adopted the 2017 Stock Incentive Plan (Voting), which authorized the granting of incentive and nonqualified stock options, restricted stock and other stock awards to employees, officers, directors, consultants, and advisors. In connection with the Company’s incorporation in the state of Delaware in June 2018, the original equity incentive plan was continued as the 2017 Stock Incentive Plan (the “Plan”). As of December 31, 2023, 122,326,612 shares of common stock were reserved for issuance under the Plan. In connection with the Series C and Series
C-1
convertible redeemable preferred stock issuances, the Amended and Restated Certificate of Incorporation reserved an additional 30,710,552 shares of common stock for issuance under the Plan and accordingly, as of December 31, 2024, there are 153,037,164 shares of common stock reserved for issuance under the
Plan.

The exercise term, exercise price, and vesting conditions for stock option grants are determined by the Company’s Board of Directors. Under the terms of the Plan, options may not be granted at an exercise price less than the fair value of the common stock on the grant date. In the case of incentive stock options, for individuals holding more than
10
% of the voting power of all classes of outstanding stock of the Company, the exercise price must be at least
110
% of the fair value of the common stock on the grant date. In the absence of trading on a national or regional exchange, the fair value of the Company’s common stock is determined by the Board of Directors.
The Company has the right of first refusal to repurchase shares in the event a stockholder proposes to transfer shares acquired under the Plan to a third party. Under the terms of the Plan and form of option agreement, the Company has the right to repurchase all, but not less than all, of the shares on the same terms and conditions as those offered to the third party. The Company’s right of first refusal expires within thirty days of the Company receiving notice of the stockholder’s proposed transfer. Under the terms of the Plan and form of option agreement, the Company’s right of first refusal terminates in its entirety on the first date that the Company’s common stock is listed on an established national or regional stock exchange.

Following termination of a Plan participant’s service for any reason, the Company has the right to repurchase all of the shares that the participant has acquired or will acquire, pursuant to awards granted under the Plan, at a repurchase price equal to the fair value of the shares, as determined by the Board of Directors. Vested options held at the date of a participant’s termination may generally be exercised within ninety days. The Company’s repurchase right generally expires one year after the participant’s termination date or, if the terminated participant exercises vested options post-termination in accordance with the terms of the Plan, one year after the participant’s post-termination exercise date. Under the terms of the Plan, the Company’s repurchase right terminates in its entirety on the first date that the Company’s common stock is listed on an established national or regional stock exchange. The Company’s policies prohibit the repurchase of stock resulting from exercised stock options where the stock option had been vested for less than six months.
Awards granted under the Plan are service-based awards typically vesting over a period of three to four years from the date of grant. The vesting schedules typically contain both cliff vesting and graded vesting. All options granted have a contractual term of ten years, following the date of grant.
Stock Options
The following table summarizes the Company’s stock option activity (in thousands, except share and per share amounts):

	Number of Options	Weighted Avg Exercise Price	Weighted Avg Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2022	90,871,879	$0.13	8.5	$9,315
Granted	17,023,367	$0.27
Exercised	(1,681,366)	$0.12
Forfeited/Cancelled	(5,941,767)	$0.15

Outstanding as of December 31, 2023	100,272,113	$0.15	7.8	$15,891

Granted	43,241,076	$0.31
Exercised	(5,223,413)	$0.20
Forfeited/Cancelled	(43,227,230)	$0.18

Outstanding as of December 31, 2024	95,062,546	$0.21	7.2	$35,180

As of December 31, 2023
Exercisable	52,854,866	$0.12	7.2	$9,866

As of December 31, 2024
Exercisable	77,771,189	$0.20	5.8	$29,566
Exercisable and Expected to Vest	95,062,546	$0.21	7.2	$35,180
The aggregate intrinsic value in the table above represents the difference between the exercise price of the underlying stock options and the fair value of the Company’s common stock for the respective date. The total intrinsic value of options exercised during the years ended December 31, 2024 and 2023 was $0.9 million and $0.2 million, respectively. The total intrinsic value of options vested during the year ended December 31, 2024 and 2023 was $2.1 million and $1.7 million, respectively.
Significant Assumptions Used to Estimate Fair Value
The Company estimates the fair value of stock options on the grant date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option.

The following assumptions were used to estimate the fair value of stock options granted during the years ended December 31:

	2024	2023
Expected volatility	45.8% - 70.6%	47.4% - 70.6%
Expected term (in years)	5.00 - 10.00	5.00 - 6.61
Risk-free interest rate	0.4% - 3.2%	0.4% - 2.9%
Dividend yield	—%	—%
Expected volatility—
Expected volatility measures the uncertainty about the realization of expected future returns that was estimated based on the implied and historical volatility of the share price of publicly-traded peer companies over the expected term.
Expected term—
The expected term of the Company’s options represents the period that the awards are expected to be outstanding. The Company uses the simplified method to estimate the expected term.

Risk-free interest rate—
The risk-free interest rate is based on the U.S. Treasury rate in effect on the date of grant with a term equal to the expected term of each option.
Dividend yield—
The Company has not paid dividends in the past and does not anticipate paying dividends on its common stock in the foreseeable future. Accordingly, the Company used an expected dividend yield of zero.
Fair value of underlying common stock—
The absence of a public market for the Company’s common stock for the years ended December 31, 2024 and 2023 required the Company’s Board of Directors to estimate the fair value of its common stock. The Company’s Board of Directors considered a number of objective and subjective factors, including third party valuations of its common stock, the valuation of comparable companies, sales of the Company’s convertible redeemable preferred stock to outside investors in arms-length transactions, the Company’s operating and financial performance, the lack of marketability and general and industry specific economic factors.
Restricted Stock
Effective May 10, 2022 (the “Super.tech Closing Date”), the Company acquired 100% of the equity and voting interests of Super.tech pursuant to the terms of an agreement and plan of merger dated as of May 6, 2022. In connection with the acquisition, the Company issued common shares to the sellers subject to a make-whole obligation. The shares issued in connection with the acquisition may be automatically forfeited, along with any dividends declared by the Board, by the holders if the founders do not continue involvement as an employee or consultant over at least two years from the Super.tech Closing Date. Accordingly, the Company has accounted for the consideration as compensation in the form of restricted shares.
In January 2024, the Company acquired 100% of the equity of Morton. In connection with the acquisition, the Company issued restricted stock awards to the sellers subject to certain vesting conditions. Refer to Footnote 3—
Business Combination
for further information.

The table below presents the activity of the restricted stock awards (“RSAs”):

	RSAs Outstanding	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2022	9,034,090	$0.09
Granted	—	—
Vested	(6,377,000)	0.09
Forfeited	—	—

Unvested as of December 31, 2023	2,657,090	$0.09

Granted	3,278,290	0.31
Vested	(2,743,360)	0.10
Forfeited	—	—

Unvested as of December 31, 2024	3,192,020	$0.31

Compensation Cost
Total stock-based compensation expense is included within the consolidated statement of operations and comprehensive loss as follows (in thousands):

	Year Ended December 31,
	2024	2023
Cost of revenue	$104	$128
Research and development	447	622
Selling and marketing	85	233
General and administrative	3,105	2,560

Total stock-based compensation expense	$3,741	$3,543

Unvested Stock Options and RSAs
As of December 31, 2024, unrecognized stock-based compensation expense related to unvested stock option awards was $3.3 million, which the Company expects to recognize over a weighted-average period of 3.0 years. Unrecognized stock-based compensation expense related to unvested restricted stock awards as of December 31, 2024 was $1.0 million, expected to be recognized over a weighted-average period of 0.1 years.

15. Income Taxes
The following table sets forth income (loss) before taxes and the expense (benefit) for income taxes (in thousands):

	Years Ended December 31,
	2024	2023
Loss before income taxes:
U.S	$(52,256)	$(50,776)
Foreign	(1,508)	(1,990)

Total loss before income taxes	$(53,764)	$(52,766)

Current income tax expense (benefit):
Federal	(2)	—
State	—	—
Foreign	—	—

Total current income tax expense (benefit)	$(2)	$—

Deferred income tax expense (benefit):
Federal	—	—
State	—	—
Foreign	—	—

Total deferred income tax expense (benefit)	$—	$—

The reconciliation between the income tax benefit computed by applying the statutory income tax rate to the pre-tax
loss before income taxes, and total income tax benefit recognized in the consolidated financial statements is as follows (in thousands except percentages):

	Years Ended December 31,
	2024	2024 Effective Tax Rate	2023	2023 Effective Tax Rate
U.S. federal statutory income tax	$(11,290)	21.00%	$(11,081)	21.00%
State and local income taxes	(110)	0.21%	(445)	0.84%
Foreign tax rate differential	(55)	0.10%	(80)	0.15%
Non-deductible expenses	123	-0.23%	258	-0.49%
Change in valuation allowance	10,323	-19.20%	9,140	-17.32%
Return to provision adjustment	252	-0.47%	1,178	-2.23%
Rate difference	675	-1.26%	858	-1.63%
Others	80	-0.15%	172	-0.32%

Total tax (benefit) expense	$(2)	0.00%	$—	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

	As of December 31,
	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$21,930	$13,726
Capitalized §174 R&D expense	13,983	11,883
Stock-based compensation expense	817	1,137
Research and development credits	391	391
Operating lease ROU liability	182	793
Plant, Property, & Equipment	104	137
Other	259	155

Total deferred tax assets	37,666	28,222
Valuation allowance	(37,646)	(27,490)

Total deferred tax assets net of valuation allowance	$20	$732

Deferred tax liabilities:
Operating lease ROU asset	—	(700)
Other	(20)	(32)

Total deferred tax liabilities	$(20)	$(732)

Net deferred tax assets	$—	$—

Temporary differences giving rise to deferred tax assets consisted primarily of U.S. federal and state net operating loss carryforwards and U.S. federal research and development tax credit carryforwards. As of December 31, 2024 and 2023, the Company has U.S. federal net operating loss carryforwards of approximately $104.0 million and $63.8 million, respectively, all of which can be carried forward indefinitely. As of December 31, 2024 and 2023, the Company has U.S. federal research and development tax carryforwards of $0.4 million. The Company’s tax credit carryforwards will begin to expire in 2034. The Company has various state net operating loss carryforwards. The determination of state net operating losses depends on apportionment percentages. State tax laws can change from year to year and impact the amount of such carryforwards.

Future realization of the tax benefits of existing temporary differences and carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As of December
31
,
2024
, the Company performed an evaluation to determine whether a valuation allowance was needed. Based on the Company’s analysis, which considered all available evidence, both positive and negative, the Company determined that it is not more likely than not that its net deferred tax assets will be realized. Accordingly, the Company maintained a full valuation allowance as of December
31
,
2024
. The valuation allowance increased by $
10.2
 million in
2024
primarily due to current year operating losses.
In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (or the Code), a corporation that undergoes an “ownership change,” generally defined as a greater than 50% change by value in its equity ownership over a three-year period, is subject to limitations on its ability to utilize its pre-change net operating losses (“NOLs”) and its research and development credit carryforwards to offset future taxable income. The Company’s existing NOLs and research and development credit carryforwards may be subject to limitations arising from previous ownership changes. If the Company undergoes, or is deemed to have previously undergone, an ownership change, the Company’s ability to utilize NOLs and research and development credit carryforwards could be limited (perhaps substantially) by Sections 382 and 383 of the Code. Additionally, future changes in the Company’s stock ownership, some of which might be beyond the Company’s control, could result in an ownership change under Section
382
of the Code. For these reasons, in the event the Company experiences or is deemed to have experienced an “ownership change” for these purposes, the Company may not be able to utilize a material or even a substantial portion of the NOLs and research and development credit carryforwards, even if the Company attains profitability. The Company has not completed a Code Section
382
analysis regarding any limitation on its NOLs carryforwards. As of December
31
,
2024
and
2023
, the Company has a U.K. net operating loss carryforward of $
6.2
 million and $
5.0
 million respectively. The net operating loss can be carried forward indefinitely.
To the extent penalties and interest would be assessed on any underpayment of income tax, the Company’s policy is that such amounts would be accrued and classified as a component of income tax expense in the consolidated financial statements. For the year ended December 31, 2024, there were no amounts recognized relating to interest and penalties, nor were there any uncertain income tax positions.
The Company files U.S federal and state income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending federal or state income tax examinations. As a result of the Company’s net operating loss carryforwards, the Company’s federal and state statutes of limitations remain open for all years until the net operating loss carryforwards are utilized or expire prior to utilization.
The transition tax in the Tax Act imposed a tax on undistributed and previously untaxed foreign earnings at various tax rates. This tax largely eliminated the differences between the financial reporting and income tax basis of foreign undistributed earnings. Furthermore, as of December 31, 2024, foreign withholding taxes have not been provided on unremitted earnings of subsidiaries operating outside of the U.S. as these amounts are considered to be indefinitely reinvested.
The Company accounts for the tax effects of global intangible low-taxed income (“GILTI”) as a component of income tax expense in the period the tax arises, to the extent applicable. The U.S. Treasury Department issued final regulations in July 2020 concerning global intangible low income, commonly referred to as GILTI tax and introduced by the Tax Act of 2017. The GILTI provisions impose a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations. The final tax regulations allow income to be excluded from GILTI tax that are subject to an effective tax rate higher than 90 percent of the U.S. tax rate. An accounting policy choice is allowed to either treat taxes due on future U.S. inclusions related to GILTI in taxable income as a current-period expense when incurred (the “period cost method”) or factor such amounts into the measurement of deferred taxes (the “deferred method”). The calculation of the deferred balance with respect to the new GILTI tax provisions will depend, in part, on analyzing global income to determine whether future U.S. inclusions in taxable income are expected related to GILTI and, if so, what the impact is expected to be. The Company’s accounting policy election is to treat the taxes due on future U.S. inclusions in taxable income under GILTI as a period cost when incurred. Therefore, it has not recorded deferred taxes related to GILTI on the Company’s foreign subsidiary.
16. Leases
Cash paid for operating lease was $1.4 million and $0.8 million for the years ended December 31, 2024 and D ecemb
er 31, 2023, respectively. Operating lease expense was $1.7 million and $1.0 million for the years ended December 31, 2024 and 2023, respectively.
Weighted average remaining lease terms and discount rates were as follows:

	As of December 31,
	2024	2023
Weighted-average remaining lease term (in years)	5.85	6.88
Weighted-average discount rate	8.47%	8.57%

The amount of undiscounted future minimum lease payments as of December 31, 2024 is as follows (in thousands):

Lease Payments
2025	$1,265
2026	1,185
2027	803
2028	813
2029	824
Thereafter	1,725

Total lease payments	6,615
Less: Present value adjustment	(517)

Present value of lease liabilities	$6,098

17. Related Party Transactions
Transactions with Universities
University of Colorado-Boulder
The Company considers the University of Colorado-Boulder to be a related party because the Company’s
Co-Founder
and Chief Science Officer concurrently serves as a professor at the University of Colorado-Boulder. The Company sponsors research projects and utilizes laboratory equipment at the University of Colorado-Boulder. Under these contracts, the Company recognized service revenue of $100 thousand and $60 thousand and cost of services of $90.0 thousand and $0.9 million during the years ended December 31, 2024, and December 31,2023, respectively, as reflected in the consolidated statements of operations and comprehensive loss. Expenses relate to research and development and use of laboratory equipment. The Company recorded no accounts receivable or unbilled receivables as of December 31, 2024, and December 31, 2023, on its consolidated balance sheet.
University of Wisconsin-Madison
The Company’s Chief Scientist for Quantum Information concurrently serves as a professor at the University of Wisconsin-Madison. In his role as a researcher and professor at the university, he has been granted patents held by WARF. Additionally, in June 2016, the Company
entered into a research agreement with the Board of Regents of the University of Wisconsin System on behalf of the University of Wisconsin-Madison to provide research, data and findings in accordance with the terms of the contract and subsequent amendments. The Company recorded $0.5 million and $0.8 million in research and development expenses during the years ended December 31, 2024, and 2023, respectively, as reflected in the consolidated statement of operations and comprehensive loss. The Company recorded $0.5 million and $0 in accrued liabilities as of December 31, 2024, and 2023, respectively on its consolidated balance sheets. The Company has committed an additional $0.5 million through December 31, 2025, which amounted to total funding of $4.7 million.
Other
The Company engages a patent attorney, who is a related party to an officer of the Company, for the preparation and filing of patent applications and other patent-related legal matters. Fees of $0.1 million and $0.4 million were billed by the attorney for patent legal services rendered during the years ended December 31, 2024, and 2023, respectively, as reflected within general and administrative expenses in the consolidated statements of operations and comprehensive loss. There was no payable balance as of December 31, 2024, while $20 thousand remained outstanding in accounts payable as of December 31, 2023, on its consolidated balance sheet.

The Company entered into a consulting agreement with the spouse of a member of the Company’s management to provide consulting services on various research and development and customer contracts. The Company paid $41.0 thousand and $0.2 million in 2024 and 2023, respectively, as reflected in the consolidated statement of operations and comprehensive loss. There are no amounts recorded in accounts payable as of December 31, 2024 and 2023, on its consolidated balance sheet.
The Company occasionally enters into consulting agreements with members of the Company’s Board of Directors and/or investors in the Company to serve in executive roles based on the business’ needs. In 2025, Infleqtion entered into a consulting agreement with Grant Dollens, a member of Infleqtion’s Board of Directors to become Interim Chief Financial Officer of Infleqtion. Under the terms of the agreement, Mr. Dollens provides financial and accounting services to Infleqtion and receives compensation at a rate of $15 thousand per month. Under this agreement, Infleqtion paid Mr. Dollens $45 thousand in the year ended December 31, 2024.
18. Loss Per Share
Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period. The following table sets forth the computation of basic net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Years Ended December 31,
	2024	2023
Numerator:
Net loss attributable to common stockholders	$(53,764)	$(52,766)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders—basic	39,808,027	35,065,048
Net loss per share attributable to common stockholders—	$(1.35)	$(1.50)
Diluted net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding in the basic net loss per share calculation plus the number of potential shares of common stock that would be issued assuming exercise or conversion of all potentially dilutive securities. For the years ended December 31, 2024 and 2023, diluted net loss per share is the same as basic net loss per share as the inclusion of potentially dilutive shares would have been anti-dilutive.

The following table summarizes the outstanding shares of potentially dilutive securities that were excluded from the computation of diluted net loss per share attributable to common stockholders, as their effect would be anti-dilutive:

	Years Ended December 31,
	2024	2023
Common stock options outstanding	95,062,546	100,272,113
Convertible redeemable preferred stock outstanding	343,641,595	294,120,984
SAFE Notes	—	631,190
Unvested restricted common stock awards	3,192,020	2,657,090

Total	441,896,161	397,681,377

The restricted stock awards, while legally outstanding, are not considered participating securities as any rights to dividends during the vesting period are forfeitable.

19. Segment Information
The Company derives revenues from customers by providing quantum computing solutions to its government and commercial customers from multiple locations throughout the world, but manages the business activities on a consolidated basis. The Company’s CODM is the Company’s
Chief Executive Officer
. The segment information below is based on the manner in which financial information is used internally by the CODM for evaluating segment performance and deciding how to allocate resources to segments. Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by CODM.
The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources, and evaluating financial performance. Accordingly, the Company determined that it operates in a single
operating and reportable segment.
The measure used by the Company’s CODM to assess performance and make operating decisions is net income or loss as reported on the consolidated statements of operations. The Company’s consolidated net income or loss is used by the CODM to identify underlying trends in the performance of the business and compare the Company’s financial performance against competitors.
Significant expense categories used by the CODM to assess performance or to make resource allocation decisions are cost of revenue, research and development, and general and administrative expense, as presented in the consolidated statement of operations and comprehensive loss. Other segment items consist of the remaining income and expense items presented in the consolidated statement of operations and comprehensive loss. Total assets reviewed by the CODM are those presented on the Company’s consolidated balance sheets. Purchases of property and equipment reviewed by the CODM are those reported on the consolidated statements of cash flows.
Refer to Footnote 1—
Summary of Operations and Significant Accounting Policies
for customers which represent significant concentrations of the Company’s total revenue and Footnote 2—
Revenue Recognition
for revenue by geographic area.
20. Subsequent Events
The Company has evaluated subsequent events through October 29, 2025, the date the consolidated financial statements were available to be issued.
In May 2025, the Company completed the final Series C convertible redeemable preferred stock offerings for aggregate gross proceeds of approximately $100 million. The total raised includes $24.0 million in SAFEs issued in 2023 and 2024 that were converted into 22,869,771 shares of Series
C-1
convertible redeemable preferred stock on December 27,
2024.

In 2025, the Company entered into a separate agreement related to Morton which requires contingent payments for the achievement of additional development milestones up to a contractually stated notional amount of $
2.0
 million payable through a combination of cash and shares. In this agreement, total contingent payments based on development milestones related to the Morton Acquisition were capped at $
2.0
 million in total.
On September 8, 2025, the Company entered into a definitive business combination agreement (the “BCA”) with Churchill Capital Corp X (“CCX”), a publicly traded special purpose acquisition company. Under the terms of the BCA, AH Merger Sub I, Inc., a direct, wholly-owned subsidiary of CCX, will merge with and into Infleqtion, with Infleqtion continuing as the surviving corporation, and immediately thereafter, such surviving corporation will merge with and into AH Merger Sub II, LLC (“Merger Sub II”), another direct, wholly-owned subsidiary of CCX, with Merger Sub II continuing as the surviving entity and as a wholly-owned subsidiary of CCX (collectively, the “transaction”). In connection with the transaction, CCX will change its name to “Infleqtion, Inc.” The transaction is expected to close in the first half of 2026, subject to customary closing conditions, including regulatory approvals and approval by CCX shareholders.

F-8
5

ColdQuanta, Inc. dba Infleqtion
Condensed Consolidated Balance Sheets
(Unaudited; in thousands, except share and per share amounts)

	As of
	September 30, 2025 (Unaudited)	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,889	$47,942
Available-for-sale securities	51,415	—
Accounts receivable	4,532	4,033
Unbilled receivables	3,789	3,558
Inventories	4,055	2,223
Prepaid expenses and other current assets	6,923	3,195

Total current assets	95,603	60,951
Property and equipment, net	8,817	10,015
Operating lease right-of-use assets	5,186	5,400
Other assets	649	637
Goodwill	9,315	9,315

TOTAL ASSETS	$119,570	$86,318

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$5,682	$1,361
Accrued liabilities	8,489	9,278
Contract liabilities	3,067	3,402
Current portion of operating lease liabilities	1,187	1,324
Deferred consideration payable, current	455	1,362

Total current liabilities	18,880	16,727
Operating lease liabilities, net of current portion	4,310	4,774
Deferred consideration payable	—	408

TOTAL LIABILITIES	23,190	21,909

Convertible Redeemable Preferred Stock:
Series Seed convertible redeemable preferred stock; $0.0001 par value per share	6,526	6,526
Series Seed II convertible redeemable preferred stock; $0.0001 par value per share	10,411	10,411
Series A convertible redeemable preferred stock; $0.0001 par value per share	36,658	36,658
Series B convertible redeemable preferred stock; $0.0001 par value per share	112,145	112,145
Series B-1 convertible redeemable preferred stock; $0.0001 par value per share	32,990	32,990
Series C convertible redeemable preferred stock; $0.0001 par value per share	71,728	22,503
Series C-1 convertible redeemable preferred stock; $0.0001 par value per share	26,351	26,351

Total Convertible Redeemable Preferred Stock	296,809	247,584

Stockholders’ Deficit:
Common stock: $0.0001 par value per share; 573,000,000 shares authorized as of September 30, 2025 and December 31, 2024; 49,694,426 and 45,512,715 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	5	5
Additional paid-in capital	19,237	15,751
Accumulated deficit	(220,326)	(199,291)
Accumulated other comprehensive income (loss)	655	360

Total Stockholders’ Deficit	(200,429)	(183,175)

Total Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Deficit	$119,570	$86,318

The accompanying notes are an integral part of these condensed consolidated financial statements

F-8
6

ColdQuanta, Inc. dba Infleqtion
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited; in thousands, except share and per share amounts)

	Nine Months Ended September 30,
	2025	2024
Revenue
Product revenue	$15,987	$14,397
Service revenue	5,687	5,184

Total revenue	21,674	19,581

Cost of revenue :
Cost of products	10,651	13,776
Cost of services	2,939	1,828

Total cost of revenue	13,590	15,604

Gross profit	8,084	3,977

Research and development	15,324	17,653
Selling and marketing	1,163	2,695
General and administrative	16,860	17,461
Impairment of assets and goodwill	—	13,204
Grant income	(1,531)	(793)

Loss from operations	(23,732)	(46,243)

Other income (expense):
Interest income , net	1,855	961
Change in fair value of SAFE liabilities	—	(363)
Change in fair value of contingent consideration	—	380
Other, net	842	(230)

Total other income, net	2,697	748

Loss before income taxes	(21,035)	(45,495)

Income tax (benefit) expense	—	3

Net loss	$(21,035)	$(45,498)

Other comprehensive income (loss):
Unrealized income (losses) on available-for-sale securities	105	—
Foreign currency translation adjustment	190	345

Comprehensive loss	$(20,740)	$(45,153)

Net loss per share attributable to common stockholders - basic and diluted	$(0.46)	$(1.16)
Weighted average shares used in computing net loss per share attributable to common stockholders - basic and diluted	45,456,929	39,217,386
The accompanying notes are an integral part of these condensed consolidated financial statement

F-8
7

ColdQuanta, Inc. dba Infleqtion
Condensed Consolidated Statements of Changes in Convertible Redeemable Preferred Stock and Stockholders’ Deficit
(Unaudited; in thousands, except share amounts)

	Convertible Redeemable Preferred Stock												Stockholders’ Deficit
	Series Seed		Series Seed II		Series A		Series B		Series B-1		Series C		Series C-1		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2024	24,871,033	$6,526	27,499,984	$10,411	101,515,976	$36,658	113,956,319	$112,145	32,419,574	$32,990	20,508,938	$22,503	22,869,771	$26,351	45,512,715	$5	$15,751	$(199,291)	$360	$(183,175)
Convertible redeemable preferred stock issue, net	—	—	—	—	—	—	—	—	—	—	39,891,014	49,225	—	—	—	—	—	—	—	—
SAFE notes conversion	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Common stock issued in acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of contingent consideration shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(21,035)	—	(21,035)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,660	—	—	2,660
Stock options exercised	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,181,711	—	826	—	—	826
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	295	295

Balances as of September 30, 2025	24,871,033	$6,526	27,499,984	$10,411	101,515,976	$36,658	113,956,319	$112,145	32,419,574	$32,990	60,399,952	$71,728	22,869,771	$26,351	49,694,426	$5	$19,237	$(220,326)	$655	$(200,429)

	Convertible Redeemable Preferred Stock												Stockholders’ Deficit
	Series Seed		Series Seed II		Series A		Series B		Series B-1		Series C		Series C-1		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2023	24,871,033	$6,526	27,499,984	$10,411	101,515,976	$36,658	107,814,417	$107,395	32,419,574	$32,990	—	—	—	—	35,831,766	$4	$10,468	$(145,527)	$(114)	$(135,169)
Convertible redeemable preferred stock issue, net	—	—	—	—	—	—	6,141,902	4,750	—	—	—	—	—	—	—	—	—	—	—	—
SAFE notes conversion	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Common stock issued in acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,457,537	—	436	—	—	436
Issuance of contingent consideration shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	50	—	—	50
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(45,498)	—	(45,498)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,766	—	–	2,766
Stock options exercised	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,090,837	—	831	—	—	831
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	345	345

Balances as of September 30, 2024	24,871,033	$6,526	27,499,984	$10,411	101,515,976	$36,658	113,956,319	112,145	32,419,574	$32,990	—	—	—	—	44,380,140	$4	$14,551	$(191,025)	$231	$(176,239)

The accompanying notes are an integral part of these condensed consolidated financial statement

F-8
8

ColdQuanta, Inc. dba Infleqtion
Condensed Consolidated Statements of Cash Flows
(Unaudited; in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities
Net loss	$(21,035)	$(45,498)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	2,410	1,821
Stock-based compensation expense	2,660	2,766
Interest accretion on deferred cash consideration	110	214
Changes in fair value of SAFE notes	—	363
Change in fair value of contingent consideration	—	(380)
Impairment of assets and goodwill	—	13,204
Changes in operating assets and liabilities:
Accounts receivable	(399)	(3,452)
Inventories	(1,832)	(596)
Unbilled receivables	(231)	(1,011)
Prepaid expenses and other current assets	812	95
Other assets	(12)	41
Accounts payable	1,971	607
Accrued liabilities	324	782
Contract liabilities	(335)	1,694
Operating lease right-of-use assets	490	(214)
Operating lease right-of-use liabilities	(877)	(18)

Net cash used in operating activities	(15,944)	(29,583)
Cash flows from investing activities
Purchases of marketable securities	(51,415)	—
Redemptions of marketable securities	—	12,660
Purchases of property and equipment	(1,212)	(2,053)
Morton acquisition, net of cash acquired	—	(3,041)
SiNoptiq asset acquisition	—	(2,655)

Net cash provided by (used in) investing activities	(52,627)	4,911
Cash flows from financing activities
Proceeds from issuance of Series C convertible preferred stock, net of issuance costs	49,225	—
Proceeds from issuance of SAFE Notes, net of issuance costs	—	22,656
Proceeds from stock options exercised	826	831
Payment of accrued issuance costs	(2,410)	—
Payment of offering costs	(1,021)	—
Payment of deferred cash consideration	(1,425)	(475)

Net cash provided by financing activities	45,195	23,012
Foreign currency translation	323	244

Net increase (decrease) in cash and cash equivalents and restricted cash	$(23,053)	$(1,415)
Cash and cash equivalents and restricted cash at beginning of period	$48,142	$27,662

Cash and cash equivalents and restricted cash at end of period	$25,089	$26,247

Supplemental disclosure of cash flow information
Acquisition of net assets through issuance of equity	$—	$5,236
Acquisition of assets through deferred payment arrangements	$—	$1,964
Unpaid offering costs	$3,509	$—
The accompanying notes are an integral part of these condensed consolidated financial statement

F-8
9

ColdQuanta, Inc. dba Infleqtion
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
1. Summary of Operations and Significant Accounting Policies
Nature of Operations
ColdQuanta, Inc. dba Infleqtion (“ColdQuanta”) together with its wholly owned subsidiaries, (collectively the “Company” or “Infleqtion”) develops and commercializes quantum technology products as part of a full-stack platform, which currently includes offerings such as: quantum sensing, quantum computing and software. The Company’s quantum-enabled solutions are focused on addressing pressing challenges, with technologies actively deployed across a number of sectors today, including defense and security, artificial intelligence (“AI”), energy optimization, space and frontier, materials discovery, and cybersecurity. The Company’s quantum sensors and computers are supported by the Company’s proprietary software, Superstaq, which serves as a control panel for future hybrid quantum-classical workflows. In addition, the Company has developed contextual machine learning software, based on quantum physics principles, that increases AI performance today on classical graphics processing units. To serve the market as a multi-platform quantum technology company, the Company engages in multiple research and development areas. Infleqtion is engaged in research and development of neutral atom quantum computers that may have uses in military, drug design, investment strategies, encryption-cracking, and complex scheduling problems. The Company is also a developer and supplier of Bose-Einstein condensates and cold atom devices, instruments and systems, and quantum software applications and platforms. The Company’s customers are primarily government agencies of the United States (“U.S.”), such as the U.S. Department of War, the Defense Advanced Research Projects Agency, and similar government agencies in the United Kingdom (“U.K.”) who contract with the Company for research and development services and the production of technical devices. The Company also sells critical supply chain quantum devices and machines to commercial customers.
ColdQuanta, Inc. was formed as a Colorado corporation on February 7, 2007 and subsequently converted to a Delaware corporation on June 29, 2018. The Company is located and headquartered in Colorado and also has operations in; Illinois; Texas; Wisconsin; Melbourne, Australia and Oxford, U.K.
Churchill Capital Corp X Business Combination Agreement
On September 8, 2025, the Company entered into a definitive business combination agreement (the “BCA”) with Churchill Capital Corp X (“CCX”), a publicly traded special purpose acquisition company. Under the terms of the BCA, AH Merger Sub I, Inc., a direct, wholly-owned subsidiary of CCX, will merge with and into Infleqtion, with Infleqtion continuing as the surviving corporation, and immediately thereafter, such surviving corporation will merge with and into AH Merger Sub II, LLC (“Merger Sub II”), another direct, wholly-owned subsidiary of CCX, with Merger Sub II continuing as the surviving entity and as a wholly-owned subsidiary of CCX (collectively, the “transaction”). In connection with the transaction, CCX will change its name to “Infleqtion, Inc.” The transaction is expected to close in the first half of 2026, subject to customary closing conditions, including regulatory approvals and approval by CCX shareholders.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements include the results of ColdQuanta and its wholly owned subsidiaries and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the applicable rules of the U.S. Securities and Exchange Commission’s (“SEC”) regarding interim financial reporting. Accordingly, they do not include all information and notes required by GAAP for complete financial statements due to the permitted exclusion of certain disclosures for interim reporting. In the opinion of management, these condensed consolidated financial statements reflect all adjustments that are of a normal recurring nature necessary for a fair presentation of the results of operations, financial condition and cash flows for the interim periods presented. All intercompany balances and transactions have been eliminated in consolidation.

F-
90

The results of operations for the interim periods presented are not necessarily indicative of results to be expected for the full year or future periods. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023.
Significant Accounting Policies
There were no material changes to the significant accounting policies disclosed in “Note 1 – Summary of Operations and Significant Accounting Policies” of the Company’s consolidated financial statements for the year ended December 31, 2024 and 2023.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these condensed consolidated financial statements and the accompanying notes.
Significant estimates and judgments are inherent in the analysis and measurement of items including, but not limited to, the selection of the method to measure progress in the satisfaction of performance obligations in revenue arrangements recognized over time and the related estimate of total expected costs for the revenue arrangement, the useful lives of long-lived assets, the fair value of stock-based awards, the fair value of assets and liabilities acquired in business combinations, the fair value of contingent consideration, and the fair value of assets and reporting units associated with impairment losses. Management bases its estimates and assumptions on current facts, historical experience, expectations, forecasts, trends, and various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results could differ materially from such estimates and assumptions.
Concentrations of Credit Risk and other Risks and Uncertainties
Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, available-for-sale
securities and accounts receivable. The Company’s cash and cash equivalents are deposited at high-credit-quality financial institutions. The Company’s deposit balances at these institutions routinely exceed federally insured limits. The Company has not experienced any credit losses relating to its cash and cash equivalents and does not believe there is exposure to any significant credit risk on such accounts. See the section below for further information on available-for-sale
securities.
The majority of the Company’s accounts receivable is derived from governmental institutions and commercial customers primarily located in the U.S., U.K., Australia and Japan. At September 30, 2025, two customers

F-9
1

represented
55% and 23% of total accounts receivable. At December 31, 2024, two customers represented 57% and 25% of total accounts receivable. There have been no credit losses since the Company’s inception.
Significant customers are those that represent more than 10% of the Company’s total revenue. During the nine months ended September 30, 2025, two customers represented 54% and 16% of total revenue. During the nine months ended September 30, 2024, three customers represented 32%
, 27%
and 18% of total revenue.
A significant portion of the Company’s resources are engaged in supplying services and technological equipment to the U.S. and U.K. governments and can be subject to certain business risks unique to being a government contractor. Sales to government entities may be affected by changes in procurement policies, turnover of key personnel, budget considerations, political developments abroad, and other factors. In addition, the Company is subject to periodic compliance audits by the U.S. and U.K. governments.
The Company is also subject to the risks inherent in any technological business model, including the development of competing products and technologies and the related risk of obsolescence. The Company’s current focus is on research and development of quantum technology. However, the quantum technology industry is still in its early stage, and the Company may not be successful in all of its research and development.
Accounting Pronouncements Recently Issued or Adopted
In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2023-09,
Improvements to Income Tax Disclosures
, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. This ASU is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. This ASU is effective for the Company for annual periods beginning after December 15, 2024, with the option to apply the ASU retrospectively. The Company determined that the adoption of this ASU will not have a material impact on the consolidated financial statements.
In November 2024, the FASB issued ASU
2024-03:
Disaggregation of Income Statement Expenses
. This ASU requires additional disclosure of the nature of expenses included in the income statement. This ASU is effective for the Company for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with the option to apply the ASU retrospectively. The Company is currently evaluating the extent of the impact of this ASU on the disclosures in the Company’s consolidated financial statements.
In May 2025, the FASB issued ASU
2025-03,
which amends guidance in ASC 805,
Business Combinations
and ASC 810,
Consolidation
related to determining the accounting acquirer in a business combination when the legal acquiree is a variable interest entity (“VIE”). The update removes the previous requirement that the primary beneficiary of a VIE is automatically the accounting acquirer. Instead, entities must apply the general factors in ASC
805-10-55-12
through
55-15
when the transaction is primarily impacted by exchanging equity interests. This change allows certain transactions, including those involving VIEs, to be accounted for as reverse acquisitions when appropriate. This ASU is effective for the Company for annual periods beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. The Company early adopted this ASU effective January 1, 2025. The adoption of this ASU did not have a material impact on the consolidated financial statements.
In November 2025, the FASB issued ASU
2025-06,
which modernizes accounting for
internal-use
software development costs, aligning with evolving technology practices. This ASU is effective for the Company for annual periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the extent of the impact of this ASU on the Company’s consolidated financial statements.
In November 2025, the FASB issued ASU
2025-07,
which clarifies derivative scope exceptions and provides guidance for share-based noncash consideration in revenue contracts. This ASU is effective for the Company for

F-9
2

annual periods beginning after December 15, 2026, with early adoption permitted. The Company is currently evaluating the extent of the impact of this ASU on the Company’s consolidated financial statements.
In December 2025, the FASB issued ASU
2025-10,
which establishes guidance on the recognition, measurement and presentation of a government grant received by a business entity. U.S. GAAP did not provide such guidance, and many business entities have been analogizing to International Accounting Standard (“IAS”) 20 or other guidance when accounting for government grants. The ASU incorporates elements of IAS 20 into US GAAP, modifying certain aspects of that standard’s scope, recognition threshold and other implementation guidance. This ASU is effective for the Company for annual periods beginning after December 15, 2028, with early adoption permitted. The Company is currently evaluating the extent of the impact of this ASU on the Company’s consolidated financial statements.
Cash and Cash Equivalents and Restricted Cash
Cash and cash equivalents include cash in banks, checking deposits and money market funds. The Company considers all highly liquid investments purchased with an original maturity at the date of acquisition of three months or less to be cash equivalents. Cash balances, which may be in excess of federally insured limits, are deposited in financial institutions. At September 30, 2025 and December 31, 2024, the Company’s restricted cash totaled $0.2 million, related to cash deposits for an office-building lease. The restricted cash is classified as other long-term assets on the Company’s condensed consolidated balance sheets.
Accounts Receivable
Accounts receivable primarily consist of amounts due from customers for which the Company has an unconditional right to receive payment for delivery of products and the performance of services. The Company’s customers primarily consist of the U.S. federal government and its agencies, and universities. Amounts are generally due 30 days from the invoice date and do not bear interest.
On a periodic basis, management evaluates its accounts receivable to determine whether to provide an allowance for credit losses. Management considers relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of receivables.
The Company did not have an allowance for credit losses as of September 30, 2025 and December 31, 2024.
Available-for-sale
securities
Available-for-sale
securities may consist of investment grade commercial paper, corporate bonds, federal agency bonds, government bonds, and other bonds issued in the U.S. (and denominated in the U.S. dollar) by foreign entities. Current available-for-sale
securities are those with maturities of greater than three months, but less than one year. Noncurrent available-for-sale
securities hold maturities greater than one year. The Company evaluates the classification of its securities at the time of purchase and re-evaluates
such determination at each balance sheet date, which includes an assessment of the intent to hold the available-for-sale
securities. The Company’s securities policy sets minimum credit quality criteria and maximum maturity limits on the securities it holds to provide for preservation of capital, liquidity, and a reasonable rate of return. The Company classifies its securities as available-for-sale.
Available-for-sale
securities are recorded at fair value. Unrealized holding gains and losses on available-for-sale
securities (except for credit losses) are excluded from net loss and are reported as a separate component of accumulated other comprehensive (loss) income until realized. The amortized cost of debt securities is adjusted for amortization and premiums and accretion of discounts to maturity, the net amount of which, along with interest and realized gains and losses are included in interest income (expense), net in the consolidated statements of operations. Realized gains are derived using the specific identification method for determining the cost of the securities sold. The Company evaluates whether a credit loss exists, and in the event a credit loss does exist, the credit loss is recognized in the consolidated statements of operations based on the amount that the fair value is less than the amortized cost.
The following table summarizes the unrealized positions disaggregated by class of instrument as of September 30, 2025:

	At September 30, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
US Treasury securities	$12,073	$25	$—	$12,098
Corporate debt	39,237	80	—	39,317

Total	$51,310	$105	$—	$51,415

The following table provides the amortized cost and fair value of securities by contractual maturity as of September 30, 2025:

Fair Value
Maturing within one year	$31,132
Maturing after one to five years	20,283

Total	$51,415

For securities classified as
available-for-sale
that are
in an unrealized loss position as of the balance sheet date, the Company assesses whether or not it intends to sell the security, or more-likely-than-not
will be required to sell the security, before recovery of its amortized cost basis which would require a write-down to fair value through net income. As of September 30, 2025, there were no available-for-sale
debt securities in a loss position. An allowance for credit losses (“ACL”) was not deemed necessary related to available-for-sale
securities as of September 30, 2025. There were no debt securities classified as available-for-sale
as of December 31, 2024.
Inventories
Inventories are stated at the lower of cost or net realizable value under the first-in-first-out
(FIFO) assumption. Cost is determined using the weighted-average cost method. Costs include direct materials, direct labor, and indirect facilities overhead costs that are allocated to inventory based on the portion of the Company’s facilities used in manufacturing. Adjustments to reduce the cost of inventory to its net realizable value, if required, are made for estimated excess, obsolescence or impaired inventory and are charged to cost of revenue. During the nine months ended September 30, 2025 and 2024 excess and obsolescence charges were less than $0.1 million.
Warranty Liability
The Company records warranty liabilities for the estimated costs of fulfilling its obligations under its product warranties at the time of sale. Warranty liabilities are included in accrued liabilities on the condensed consolidated balance sheets. The Company generally issues one-year
product warranties guaranteeing the product’s intended functionality but may negotiate specific terms with certain customers. Liability under product warranties is estimated based on management’s review of outstanding warranties, prior experience, and specific customer circumstances. If actual results differ from estimates, the Company revises its estimated warranty liability.
Warranty liability as of nine months ended September 30, 2025 and year ended December 31, 2024 did not have a material impact to the financial statements.

Fair Value Measurements
The carrying value of certain financial instruments held by the Company are measured at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines the fair value of its financial instruments based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. As a basis for considering such assumptions, the following hierarchy lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market:

•	Level 1 —Observable inputs such as quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2
—Observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations whose significant inputs are observable; and

•	Level 3 —Unobservable inputs that are significant to the measurement of fair value but are supported by little to no market data, requiring the Company to develop its own assumptions.
Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and consideration of factors specific to the asset or liability.
Changes in assumptions or in market conditions could significantly affect the estimates. The Company determines whether transfers have occurred between levels in the fair v alue hier
archy by reassessing the inputs used in determining fair value at the end of each reporting period.
The following table sets forth the fair value of financial instruments that were measured at fair value on a recurring basis (in thousands):

	As of
	September 30, 2025				December 31, 2024
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Financial Assets:
Money market funds	$19,423	$19,423	$—	$—	$42,740	$42,740	$—	$—
Available-for-sale s ecurities	51,415	51,415	—	—	—	—	—	—

Total financial assets	$70,838	$70,838	$—	$—	$42,740	$42,740	$—	$—

The Company’s money market funds, presented within cash and cash equivalents on the condensed consolidated balance sheets, are classified within Level 1 of the fair value hierarchy as the fair value is based on quoted prices in active markets.
The Company’s financial assets and liabilities that are not measured at fair value on a recurring basis consist of cash and cash equivalents (excluding the money markets funds in the table above), accounts receivable, accounts payable, accrued liabilities, and deferred consideration payable. The carrying amounts of these financial assets and liabilities approximate their fair value due to the short-term nature of these instruments.
The Company’s
non-financial
assets, which primarily consist of property and equipment, goodwill, and intangible assets, are not required to be measured at fair value on a recurring basis and instead are reported at their cost basis. H
o
wever, on a periodic basis whenever events or changes in circumstances indicate that their carrying amount may not be fully recoverable, non-financial
assets are assessed for impairment. The fair value measurements, in such instances, are based on market participant assumptions which would fall within Level 3 of the fair value hierarchy.

Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with ASC 718,
Compensation—Stock Compensation.
The Company’s stock-based compensation awards are all equity-classified and consist of stock options and restricted stock awards (“RSA”). The Company has sufficient authorized but unissued common shares to satisfy all of the convertible redeemable preferred stock conversions and stock-based compensation awards. Stock-based compensation cost is measured based on the fair value of the awards as determined on the grant date. The Company recognizes stock-based compensation expense using the graded attribution method in which expense is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the stock option or RSA as if the award was, in substance, multiple awards. The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model, which requires extensive use of accounting judgment and financial estimates, including estimates of the fair value of the underlying common stock, the expected term participants will retain their vested stock options before exercising them, the estimated volatility of the common stock price over the expected term, the risk free rate, and expected dividend yield. The fair value of restricted stock awards is determined based on the estimated fair market value of the Company’s common stock on the grant date.
Because shares of the Company’s common stock are not publicly traded, the fair market value is established through a third-party valuation using a probability weighted expected return method. The valuation considers several factors requiring extensive use of judgement, including recently completed equity transactions, historical and forecasted financial performance, selection of peer companies, the estimated value and probability of future equity transactions and other relevant qua litativ
e and quantitative inputs. The Company accounts for forfeitures as they occur.
2. Revenue Recognition
As described in Footnote 1
—Summary of Operations and Significant Accounting Policies,
to the consolidated financial statements for the years ended December 31, 2024 and 2023, the Company recognizes revenue at a point in time or over time consistent with how it satisfies its performance obligations and transfers control to its customers. Revenue from point-in-time
contracts was $2.4 million and $1.6 million for the nine months ended September 30, 2025 and 2024, respectively. Revenue from over-time contracts was $19.2 million and $18.0 million for the nine months ended September 30, 2025 and 2024, respectively.
A receivable is recorded when the Company has an unconditional right to receive payment based on the satisfaction of performance obligations.

A reconciliation of the beginning and ending balances of unbilled receivables and contract liabilities for the period is shown in the table below (in thousands):

	Unbilled Receivables	Contract Liabilities
As of December 31, 2024	$3,558	$3,402
Unbilled receivables additions	14,774	—
Amounts transferred to receivables	(14,543)	—
Customer advance payments	—	2,258
Revenue recognized	—	(2,593)

As of September 30, 2025	$3,789	$3,067

The Company expects to recognize revenue of $6.0 million and $12.2 million from remaining performance obligations that are unsatisfied (or partially unsatisfied) for non-cancelable
contracts in the years ending December 31, 2025 and 2026, respectively. The increase in unbilled receivables and contract liabilities from 2024 to 2025 was a direct result of the Company’s increase in revenue transactions.

Disaggregated Revenue
Revenue from government customers comprised 89% and 87% of total revenue for the nine months ended September 30, 2025 and 2024, respectively.
The Company’s revenues disaggregated by customer location is as follows (in thousands):

	Nine Months Ended September 30,
	2025	2024
United States	$14,616	$10,096
United Kingdom	3,444	5,310
Japan	1,950	3,736
Australia	1,429	146
Other	235	293

Total revenue	$21,674	$19,581

3. Business Combination
Morton Acquisition
On January 25, 2024, the Company acquired 100% of the equity of Morton (the “Morton Acquisition”). Morton specialized in the development and manufacturing of advanced silicon photonics-based component and sub-system
technologies. The acquisition date fair value purchase consideration of $3.9 million consisted of $2.6 million of cash, $0.4 million of common stock (1,179,246 shares at $0.37 per share), $0.4 million of contingent consideration, and $0.5 million of other payments and adjustments.
The contingent consideration payments include cash of $0.2 million and 1,725,415 shares of common stock subject to the achievement of specified development milestones. The contingent consideration had an estimated fair value of $0.4 million at the acquisition date and was recognized as a liability. During the nine months ended September 30, 2024, the Company issued 86,271 shares valued at $50 thousand and paid $12 thousand in cash related to the contingent consideration. Changes in the Company’s strategic direction during the second quarter of 2024 resulted in the decision not to integrate or further invest in the commercialization of the photonic business represented by the Morton Acquisition and the Company determined that it would not achieve the remaining specified development milestones underlying the contingent consideration. As a result, the Company de-recognized
the liability and recognized a gain of $0.4 million, in the nine-month period ended September 30, 2024, related to the change in the fair value of the contingent consideration.
In
May 2025
, the Company amended the equity purchase agreement with the former Morton owners. The amendment requires contingent payments for the achievement of additional milestones. The Company evaluated the guidance in ASC and determined that this agreement should be accounted for separately from the Morton Acquisition. See Footnote –
10
–
Commitments and Contingencies for further discussion
The acquisition agreement also provides for deferred employee compensation of $0.8 million comprised of 1,552,875 common shares and $0.2 million in cash, contingent on the continued employment of a key individual who is a former shareholder. These deferred payments have been accounted for as post-combination compensation expense and are excluded from the purchase consideration.
The acquisition was accounted for as a business combination, whereby the excess of the purchase consideration over the fair value of identifiable net assets was allocated to goodwill. The Company recognized intangible assets of $2.3 million of which $2.2 million represented in-process
research and development. The goodwill of $1.5 million is associated with the acquired workforce and technical knowledge of that workforce that does not qualify as a separable intangible asset. In accordance with applicable jurisdictional tax rules, the goodwill recognized is deductible for income tax purposes.

In the second quarter of 2024, the Company determined that it would not further invest in the activities of the acquired business and thus it would not be integrated as originally planned. As a result the Company identified indicators of impairment for the goodwill recognized in connection with the Morton Acquisition. In accordance with ASC 350, the Company recorded impairment charges to fully write down the carrying value of goodwill, intangible assets, and other long-lived assets associated with this acquisition. The Company recognized a non-cash
impairment charge of $1.5 million during the nine months ended September 30, 2024, equal to the full carrying amount goodwill recognized in connection with the Morton Acquisition as the carrying value of the photonic reporting unit exceeded its fair value. Subsequent to the impairment, the Company determined its business is comprised of one reporting unit. There were no goodwill impairment charges recorded during the nine months ended September 30, 2025.
4. Intangible Assets
On January 26, 2024, the Company acquired a photonic patent license from SiNoptiq, Inc. for a purchase price of $9.4 million, consisting of i) $4.8 million of Series B convertible redeemable preferred stock, representing 4,667,846 shares with a fair value of $1.0176 per share, ii) $2.2 million in cash, iii) $2.0 million in deferred cash payments, payable over two years in four scheduled installments, which has been included in deferred consideration payable in the condensed consolidated balance sheet, and iv) $0.4 million in other adjustments, which includes an indemnity escrow amount, transaction expenses incurred by both the acquiree and the
Company for legal, tax, accounting, and financial advisory services in connection with the asset acquisition, and the settlement of pre-existing
indebtedness between the Company and seller.
The asset acquisition also provided for payments of cash up to $1.5 million and 1,474,056 restricted shares of Series B convertible redeemable preferred stock that are contingent upon the achievement of certain sales-and
development-based milestones. The cash portion of these contingent payments is further dependent on the Company closing a round of equity financing at a level defined in the purchase agreement. At the acquisition date, the Company assessed the likelihood of the contingencies being met as not probable and thus the contingent consideration was not included in the purchase price for the asset. As of September 30, 2025 the Company continues to assess the likelihood of the contingencies being met as not probable.
During the second quarter of 2024, in consideration of the change in strategic direction, management determined that the intangible asset arising from the above asset acquisition and the intangible assets acquired in the Morton Acquisition no longer have substantive future economic benefits. The Company recognized an impairment charge equal to the full carrying amount of these intangible assets of $11.6 million during the nine months ended September 30, 2024. There were no intangible asset impairments during the nine months ended September 30, 2025. Amortization expense of less than $0.1 million was recognized during the nine months ended September 30, 2025 and 2024, respectively.
5. Inventories
Major classifications of inventories are as follows (in thousands):

	As of
	September 30, 2025	December 31, 2024
Raw materials	$3,863	$2,204
Work-in-process	192	19

Total inventories	$4,055	$2,223

6. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	As of
	September 30, 2025	December 31, 2024
Prepaid expenses	$2,214	$2,759
Deferred offering costs	4,530	—
Other current assets	179	436

Total prepaid expenses and other current assets	$6,923	$3,195

7. Property and Equipment, Net
Property and equipment, net consisted of the following (in thousands):

	As of
	September 30, 2025	December 31, 2024
Computers and equipment	$11,431	$10,454
Quantum computer	3,614	3,614
Leasehold improvements	1,416	1,221
Furniture and fixtures	354	217
Software and website	1,381	684

Total property and equipment	18,196	16,190
Accumulated depreciation and amortization	(9,503)	(6,872)

Total property and equipment, net of depreciation	8,693	9,318
Assets not in service	124	697

Total property and equipment, net	$8,817	$10,015

For the nine months ended September 30, 2025 and 2024, respectively, depreciation and amortization expenses were $2.4 million and $1.8 million, respectively.
Depreciation expense is included within the condensed consolidated statement of operations and comprehensive loss as follows (in thousands):

	Nine Months Ended September 30,
	2025	2024
Cost of revenue	$393	$20
Research and development	1,568	1,639
Selling and marketing	122	5
General and administrative	327	114

Total depreciation and amortization expense	$2,410	$1,778

8. Accrued Liabilities
Accrued liabilities consisted of the following (in thousands):

	As of
	September 30, 2025	December 31, 2024
Accrued wages	$1,621	$942
Accrued vacation	303	331
Accrued other compensation	802	650
Warranty liability	19	14
VAT liability	83	575
Accrued contingent payments	2,000	—
Accrued offering costs	1,197	—
Goods and services received, not yet invoiced	2,225	3,932
Series C convertible redeemable preferred stock unpaid issuance costs	—	2,650
Other accruals	239	184

Total accrued liabilities	$8,489	$9,278

9. SAFE Notes
From December 2023 through May 2024, the Company issued a series of SAFE Notes to multiple investors for total cash proceeds of $24.0 million comprising $1.4 million in 2023 and $22.6 million in 2024 with identical terms for each issuance. Management evaluated the SAFE Notes under ASC 480,
Distinguishing Liabilities from Equity
, and determined that they are a liability under ASC 480, do not meet the definition of a derivative, and do not qualify for equity classification. Given the variation in possible share prices of the future equity financing, the SAFE Notes represent an obligation to issue a variable number of shares for a fixed monetary amount. Accordingly, the SAFE Notes are accounted for as nonderivative financial liabilities, initially recognized at fair value with subsequent remeasurement at each reporting date. Any changes in fair value will be recognized in earnings and any issuance costs related to the SAFE Notes will be expensed immediately as incurred. During the nine months ended September 30, 2024 a loss of $0.4 million was recognized from
the remeasurement of the SAFE Notes.
On December 27, 2024, the Company settled the SAFE Notes with total aggregate face amount of $24.0 million. Upon settlement, the SAFE Notes were measured at a fair value of $26.4 million and exchanged for 22,869,771 shares of Series
C-1
convertible redeemable preferred stock. The carrying amount of the SAFE Notes was derecognized and the new shares of Series
C-1
convertible redeemable preferred stock were recorded within temporary equity at fair value. The Company remeasured the SAFE Notes at the date of settlement and recorded a loss of $1.9 million dollars, resulting in an aggregate loss of $2.4 million for the year ended December 31, 2024.
10. Commitments and Contingencies
Contingent Payments
In May 2025, the Company amended the equity purchase agreement related to the Morton Acquisition. The amendment requires the Company to make contingent payments in the form of cash and shares of the Company’s common stock to the former owners upon achievement of additional development milestones. Based on the terms of the amended agreement, the total contingent payments are capped at
$2.0 million. At the date of the amendment, the Company assessed the likelihood that the milestones related to the contingent payments would be met and recognized the contingent obligation at the estimated fair value, which approximated the full contractual value of $2.0 million. No payments were made during the nine months ended September 30, 2025.

The contingent obligation is included in accrued liabilities on the condensed consolidated balance sheet as of September 30, 2025. The Company recognized the corresponding $2.0 million expense in general and administrative expenses on the condensed consolidated statement of operations and comprehensive loss for the nine months ended September 30, 2025.
Indemnification
In the ordinary course of business, the Company enters into contractual arrangements under which it may agree to indemnify the counterparties from any losses incurred relating to breach of representation, failure to perform, or claims and losses arising from certain events as outlined within the particular contract. The Company has also entered into indemnification agreements with certain of its officers and directors.
The Company’s maximum exposure under such indemnities is unknown and has not been estimated, as this would involve future claims that may be made against the Company that have not occurred. To date, the Company has not made any payments related to these indemnities and believes the risk of material obligations under these indemnities to be remote. Accordingly, the Company has not accrued any liabilities related to such indemnification obligations in the condensed consolidated financial statements.
Legal Matters
From time to time, the Company may become involved in certain legal proceedings and claims incidental to the normal course of its business. As of September 30, 2025 and December 31, 2024, management is not aware of any pending or threatened litigation that could have a material impact on the condensed consolidated financial statements.
Exclusive License Agreement with University of Wisconsin
In October 2019, the Company entered into an exclusive license agreement with the Wisconsin Alumni Research Foundation (WARF) (the WARF License Agreement). Under the WARF License Agreement, the Company is granted an exclusive (subject to standard carve-outs), worldwide, sub-licensable
license, in all fields, to make, have made, use, have used, offer for sale, sell, have sold, and import products and services that would be covered by the patents listed in the WARF License Agreement. The WARF License Agreement provides the Company with exclusive rights to the listed patents, subject to certain WARF reservations.
In consideration for the rights granted under the WARF License Agreement, the Company paid a $50 thousand license fee and will pay an earned royalty on the net sales of products, including a pass-through of sales-based royalties on sublicensee sales, a sublicense consideration percentage for sublicenses executed on or before December 31, 2022 and annual minimum royalties per calendar year. These are first due within the Company’s fiscal year 2026 and creditable against that year’s earned royalties.
Exclusive License Agreement with University of Colorado
In June 2021, the Company entered into an exclusive license agreement with the Regents of the University of Colorado (the “Exclusive CU License Agreement”). Under the Exclusive CU License Agreement, the Company is granted an exclusive (subject to standard carve-outs), worldwide, sub-licensable
license, in all fields, to make, have made, use, have used, offer for sale, sell, have sold, and import products and services that would be covered by the patents listed in the Exclusive CU License Agreement.
The Exclusive CU License Agreement provides the Company with exclusive rights to the listed patent portfolio in all fields, subject to (a) reserved rights for CU and other non-profit
employers of the inventors and authors of the licensed patents and software and other research institutions to use the inventions for research, education, clinical, and non-commercial
purposes, and (b) U.S. Government rights in federally funded intellectual property under the Bayh-Dole Act and other regulations.

F-10
1

In consideration for the rights granted under the Exclusive CU License Agreement, the Company paid a $
130
 thousand license fee, and will pay annual license maintenance fees (creditable against royalties), a royalty on net sales of non-software
products in the low single digits, with royalties on sales to the government fluctuating by a single digit percentage, depending on volume, a royalty on net sales of licensed software products in the mid-single
digits, and a sublicense revenue percentage share in the low double digits for sublicenses (with higher rates for sublicenses executed in the first or second year).
Non-Exclusive
License Agreement with the University of Colorado
In February 2012, the Company entered into a
non-exclusive
license agreement with the Regents of the University of Colorado (the
“Non-Exclusive
CU License Agreement”), as amended. Under the
Non-Exclusive
CU License Agreement, the Company is granted a
non-exclusive,
worldwide license, in all fields to make, use, sell, offer for sale, lease and import products and processes that would infringe certain licensed patents co-owned
with, or solely owned by, SRI International, Inc. listed in the
Non-Exclusive
CU License Agreement. The
Non-Exclusive
CU License Agreement also grants the Company to CU’s know how related to such patents. The license grant in the preceding sentence is exclusive as to CU’s interests in the patents listed in the
Non-Exclusive
CU License Agreement. The
Non-Exclusive
CU License Agreement is predicated on an inter-institutional agreement, pursuant to which the CU obtained the right to grant us the licenses under the
Non-Exclusive
CU License Agreement from SRI International, Inc.
The
Non-Exclusive
CU License Agreement provides the Company rights to the listed patent portfolio subject to reserved rights for CU to the Company’s own research and education, SRI International’s rights to the patents, and U.S. Government rights under the Bayh-Dole Act and other regulations. In consideration for the rights granted under the
Non-Exclusive
CU License Agreement, the Company will pay a royalty on net sales.
11. Convertibl
e Red
eemable Preferred Stock
Series Seed Convertible Redeemable Preferred Stock
In 2018, the Company issued 24,871,033 shares of Series Seed convertible redeemable preferred stock at an original issue price of $0.2714 per share for $6.5 million, net of issuance costs of $0.2 million. No Series Seed convertible redeemable preferred stock shares were issued during the nine months ended September 30, 2025 and year ended December 31, 2024
Series Seed II Convertible Redeemable Preferred Stock
In 2019 and 2020, the Company issued 27,499,984 shares of Series Seed II convertible redeemable preferred stock at an original issue price of $0.38 per share. The financing for the Series Seed II convertible redeemable preferred stock was performed over three rounds. The first round occurred in November 2019, when 13,749,995 shares were issued for $5.2 million, net of issuance costs of $40.0 thousand. The other two rounds occurred in April and July 2020, when the remaining 13,749,989 shares were issued for $5.2 million with no additional issuance costs. No Series Seed II convertible redeemable preferred stock shares were issued during the nine months ended September 30, 2025 and year ended December 31, 2024.
Series A Convertible Redeemable Preferred Stock
In 2020, the Company issued 101,515,976 shares of Series A convertible redeemable preferred stock at an original issue price of $0.3628 per share for $36.7 million, net of issuance costs of $0.2 million. No Series A convertible redeemable preferred stock shares were issued during the nine months ended September 30, 2025 and year ended December 31, 2024.
Series B and Series
B-1
Convertible Redeemable Preferred Stock
During 2022, the Company issued 107,814,417 shares of Series B convertible redeemable preferred stock at an original issue price of $1.0176 per share for $109.7 million, resulting in net proceeds of $107.4 million after
legal

issuance
costs. In the same year, the Company issued 32,419,574 shares of Series B-1 convertible redeemable preferred stock at an original issue price of $0.6420 per share for $20.8 million, whic
h was subsequently adjusted to $33.0 million to reflect the change in the fair value of the related embedded derivative liability. Total issuance costs associated with Series B and B-1 were $1.9 million. On January 26, 2024 the Company issued 6,141,902 shares of Series B convertible redeemable preferred stock as consideration to the seller in the Company’s acquisition of SiNoptiq, Inc. No Series B or B-1 convertible redeemable preferred stock shares were issued during the nine months ended September 30, 2025.
Series C and Series
C-1
Convertible Redeemable Preferred Stock
On December 27, 2024, the Company issued 20,508,938 shares of Series C convertible redeemable preferred stock at an original purchase price of $1.234 per share for proceeds of $25.3 million. The Company converted all of its issued and outstanding SAFE Notes valued at $26.4 million into 22,869,771 shares of Series
C-1
convertible redeemable preferred stock at an issue price of $1.05 per share, in accordance with the terms of the

SAFE Notes and recorded in temporary equity. Total issuance costs associated with Series C and
C-1
convertible redeemable preferred stock issued during the year ended December 31, 2024 was $2.8 million.
On April, 11, 2025 the Company issued 35,032,081 shares of Series C convertible redeemable preferred stock at an original purchase price of $1.234 per share for proceeds of $43.2 million. On May, 08, 2025 the Company issued 4,858,933 shares of Series C convertible redeemable preferred stock at an original purchase price of $1.234 per share for proceeds of $6.0 million. No issuance costs were incurred with Series C convertible redeemable preferred stock issued during the nine months ended September 30, 2025.
The Company’s convertible redeemable preferred stock is classified as temporary equity and initially recorded at fair value which is determined to be the net proceeds of the transaction. The Company’s Series Seed, Seed II, A, B,
B-1,
C, and
C-1
convertible redeemable preferred stock (collectively “convertible redeemable preferred stock”) are not currently redeemable or probable of becoming redeemable in the future period.
The convertible redeemable preferred stock contains the following rights:
Dividends
The holders of the Company’s convertible redeemable preferred stock are entitled to receive non-cumulative
cash dividends at a rate of 6% of the original issue price of each series per year only if and when declared by the Board of Directors in preference to holders of common stock. Series B, Series
B-1,
Series C, and Series
C-1
convertible redeemable preferred stock are entitled to receive the non-cumulative
cash dividends in preference to holders of the Company’s Series Seed, Series Seed II, and Series A convertible redeemable preferred stock.
The Company has not declared any dividends during the nine months ended September 30, 2025 and September 30, 2024.
Voting Rights
Holders of all convertible redeemable preferred stock are entitled to the number of votes equal to the number of shares of the Company’s common stock into which such holder’s shares are convertible.
Election of Board of Directors
Holders of Series C and
C-1
convertible redeemable preferred stock are entitled to elect one of the members of the Company’s Board of Directors. Holders of Series B and

convertible redeemable preferred stock are entitled to elect two of the members of the Company’s Board of Directors. Holders of Series Seed II and Series

Seed convertible redeemable preferred stock are entitled to elect one director. The holders of all convertible redeemable preferred stock are entitled to elect one of the members of the Company’s Board of Directors. Two directors are elected by holders of common stock.
Conversion Rights
Each share of convertible redeemable preferred stock is initially convertible into one fully paid and non-assessable
share of the Company’s common stock at the option of the holder, at any time, and without payment of additional consideration and is mandatorily convertible upon the occurrence of certain events. The conversion price is initially equal to the applicable original issue price of each series and could be adjusted for events such as dilutive issuances, stock splits, combinations, mergers or reorganizations.
There were no conversions of convertible redeemable preferred stock into common stock during the nine months ended September 30, 2025 and September 30, 2024.
Redemption Rights
The convertible redeemable preferred stock contains provisions which provide the holders with the option to redeem the shares upon a voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation Event such as a merger, sale, lease transfer or other disposition of all or substantially all the assets of the Company. These provisions are considered contingent redemption provisions that are not solely within the control of the Company and are deemed to be not probable. Accordingly, the convertible redeemable preferred stock is presented outside of permanent equity in mezzanine equity of the condensed consolidated balance sheet.
Liquidity Preference
In the event of any Liquidation Event or Deemed Liquidation Event, holders of Series C,
C-1,
B, and
B-1
convertible redeemable preferred stock are entitled to receive, prior to and in preference to holders of Series Seed, Series Seed II, Series A and common stock, an amount equal to the greater of (i) the applicable Original Issue Price plus any declared but unpaid dividends and (ii) the amount per share as would have been payable had all shares of Series B,
B-1,
C, and
C-1
convertible redeemable preferred stock bee
n c
onverted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If the residual assets are insufficient to pay the convertible and redeemable preferred shareholders the full amount, holders of the Series B,
B-1,
C, and
C-1
convertible redeemable preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be paid in full.
The Company’s convertible redeemable preferred stock consists of the following (in thousands, except share data):

As of September 30, 2025
Convertible Preferred Stock	Shares Authorized	Shares Issued and Outstanding	Amount	Aggregate Liquidation Preference
Series Seed	24,871,033	24,871,033	$6,526	$6,750
Series Seed II	27,499,984	27,499,984	10,411	10,450
Series A	101,515,976	101,515,976	36,658	36,830
Series B	113,956,319	113,956,319	112,145	115,962
Series B-1	32,419,574	32,419,574	32,990	20,813
Series C	60,777,953	60,399,952	71,728	74,534
Series C-1	22,869,771	22,869,771	26,351	23,988

Total Convertible Preferred Stock	383,910,610	383,532,609	$296,809	$289,327

As of December 31, 2024
Convertible Preferred Stock	Shares Authorized	Shares Issued and Outstanding	Amount	Aggregate Liquidation Preference
Series Seed	24,871,033	24,871,033	$6,526	$6,750
Series Seed II	27,499,984	27,499,984	10,411	10,450
Series A	101,515,976	101,515,976	36,658	36,830
Series B	113,956,319	113,956,319	112,145	115,962
Series B-1	32,419,574	32,419,574	32,990	20,813
Series C	60,777,953	20,508,938	22,503	25,308
Series C-1	22,869,771	22,869,771	26,351	23,988

Total Convertible Preferred Stock	383,910,610	343,641,595	$247,584	$$240,101

12. Common Stock
The voting, dividend, and liquidation rights of h
older
s of common stock are subje
ct to and
qualified by the rights, powers and preferences of the holders of convertible redeemable preferred sto
ck. Holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders. The number of authorized shares of common stock may be increased or decreased by the affirmative vote of the majority of holders of outstanding shares of the Company’s capital stock.
On December 27, 2024, in connection with the Series C and Series
C-1
convertible redeemable preferred stock issuances, the Amended and Restated Certificate of Incorporation granted the Company authority to issue 573,000,000 shares of common stock, $0.0001 par value per share.
13. Stock-Based Compensation
Stock Incentive Plan
In July 2017, the Company approved and adopted the 2017 Stock Incentive Plan (Voting), which authorized the granting of incentive and nonqualified stock options, restricted stock and other stock awards to employees, officers, directors, consultants, and advisors. In connection with the Company’s incorporation in the state of Delaware in June 2018, the original equity incentive plan was continued as the 2017 Stock Incentive Plan (the “Plan”). As of September 30, 2025 and December 31, 2024, 153,037,164 shares of common stock were reserved for issuance under the Plan.
Stock Options
The following table summarizes the Company’s stock option activity (in thousands, except share and per share amounts):

	Number of Options	Weighted Avg Exercise Price	Weighted Avg Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2024	95,062,546	$0.21	7.2	$35,180
Granted	5,382,161	0.58
Exercised	(4,181,710)	0.20
Forfeited/Cancelled	(5,110,282)	0.26

Outstanding as of September 30, 2025	91,152,715	$0.23	6.8	$186,907

As of September 30, 2025
Exercisable	78,893,291	$0.20	6.0	$163,754
Exercisable and Expected to Vest	91,152,715	$0.23	6.8	$186,907

The aggregate intrinsic value in the table above represents the difference between the exercise price of the underlying stock options and the fair value of the Company’s common stock for the respective date. The total intrinsic value of options exercised during the nine months ended September 30, 2025 was $
1.8
 million. The total grant date fair value of options vested during the nine months ended September 30, 2025 was $
2.3
 million.
Restricted Stock
The table below presents the activity of the restricted stock awards:

	RSAs Outstanding	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2024	3,192,020	$0.31
Granted	—	—
Vested	(1,035,250)	0.31
Forfeited	—	—

Unvested as of September 30, 2025	2,156,770	$0.31

Compensation Cost
Total stock-based compensation expense is included within the condensed consolidated statement of operations and comprehensive loss as follows (in thousands):

	Nine Months Ended September 30,
	2025	2024
Cost of revenue	$267	$77
Research and development	284	331
Selling and marketing	—	63
General and administrative	2,109	2,295

Total stock-based compensation expense	$2,660	$2,766

Unvested Stock Options and RSAs
As of September 30, 2025, unrecognized stock-based compensation expense related to unvested stock option awards was $2.3 million, which the Company expects to recognize over a weighted-average period of 2.7 years. Unrecognized stock-based compensation expense related to unvested restricted stock awards as of September 30, 2025 was $0.7 million, which is expected to be recognized in the year ended December 31, 2025.
14. Income Taxes
The Company’s effective tax rate for the nine months ended September 30, 2025, was 0% due to immaterial permanent differences, state tax benefit, and the recording of additional valuation allowance against deferred tax assets.
The Company estimates its annual effective income tax rate in recording its quarterly provision for income taxes in the various jurisdictions in which it operates. The Company recorded no income tax expense or benefit for the nine months ended September 30, 2025, as the tax benefit the Company would otherwise generate from its anticipated loss in the current year is offset by an increase in the valuation allowance against deferred tax assets. Similarly, an inconsequential tax benefit was recognized for the year ended December 31, 2024.
The Company had a Gross deferred tax asset of $43,617,140 and $38,923,590 at September 30, 2025 and December 31, 2024, respectively. Realization of the deferred tax asset is dependent, in part, on generating sufficient taxable income. The Company has placed a 100% valuation allowance against the net deferred tax asset because future realization of this asset is not assured.

F-10
6

On July 4, 2025, President Trump signed the One Big Beautiful Bill Act into law. This act makes permanent key elements of the Tax Cuts and Jobs Act, including 100% bonus depreciation, domestic research cost expensing, and the business interest expense limitation. According to ASC 740, “Income Taxes,” the effects of changes in tax rates and laws on deferred tax balances must be recognized in the period in which the legislation is enacted. The Company is evaluating the impact on the condensed consolidated financial statements.
Authoritative guidance for uncertainty in income taxes requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an examination. The Company has reviewed its tax positions and determined there were no uncertain tax positions requiring recognition in the condensed consolidated financial statements.
The Company has not recorded any interest or penalties associated with unrecognized tax benefits for the nine months ended September 30, 2025 and 2024.
15. Leases
Cash paid for operating lease was $1.4 million and $1.0 million for the nine months ended September 30, 2025 and 2024, respectively. Operating lease expense was $1.1 million for both the nine months ended September 30, 2025 and 2024, respectively.
Weighted average remaining lease terms and discount rates were as follows:

	As of September 30,
	2025	2024
Weighted-average remaining lease term (in years):	5.79	5.94
Weighted-average discount rate:	8.37%	8.40%
The amount of undiscounted future minimum lease payments as of September 30, 2025 is as follows (in thousands):

Lease Payments
2025 (Remainder)	$446
2026	1,430
2027	952
2028	930
2029	941
Thereafter	2,183

Total lease payments	6,882
Less: Present value adjustment	(1,385)

Present value of lease liabilities	$5,497

16. Related Party Transactions
Transactions with Universities
University of Colorado-Boulder
The Company considers the University of Colorado-Boulder to be a related party because the Company’s
Co-Founder
and Chief Science Officer concurrently serves as a professor at the University of Colorado-Boulder. The Company sponsors research projects and utilizes laboratory equipment at the University of Colorado-Boulder. Under these contracts, the Company recognized service revenue of $0 and $0.1 million and cost of services of $0 and $58 thousand during the nine months ended September 30, 2025 and 2024, respectively, as

F-10
7

reflected in the condensed consolidated statements of operations and comprehensive loss. Expenses relate to research and development and use of laboratory equipment. The Company recorded accounts payable of $
3
 thousand and
no
ne as of September 30, 2025, and December 31, 2024, on its condensed consolidated balance sheet or condensed consolidated balance sheet, respectively. The company recorded no
accounts receivable or unbilled receivable as of September 30, 2025, and December 31, 2024, on its condensed consolidated balance sheet or consolidated balance sheet, respectively.
University of Wisconsin-Madison
The Company’s Chief Scientist for Quantum Information concurrently serves as a professor at the University of Wisconsin-Madison. In his role as a researcher and professor at the university, he has been granted patents held by WARF. Additionally, in June 2016, the Company entered into a research agreement with the Board of Regents of the University of Wisconsin System on behalf of the University of Wisconsin-Madison to provide research, data and findings in accordance with the terms of the contract and subsequent amendments. The Company recorded $0.4 million and $0.4 million in research and development expenses during the nine months ended September 30, 2025, and 2024, respectively, as reflected in the condensed consolidated statement of operations and comprehensive loss. The Company recorded $0.4 million and $0.5 million in accrued liabilities as of September 30, 2025, and December 31, 2024, respectively on its condensed consolidated balance sheets. The Company has committed an additional $0.5 million through December 31, 2025, which amounted to total funding of $4.7 million.
Other
In June 2025, the Company announced a new go-to-market partnership with SAIC, an investor in the Company’s Series C-1 convertible redeemable preferred stock. SAIC is provides advanced technology solutions to solve and support mission-critical needs across military, intelligence and government agencies. Through this partnership, the Company is expanding the deployment of quantum sensing technologies, including atomic clocks, quantum RF communication and inertial sensing, into defense and aerospace applications.
The Company engages a patent attorney, who is a related party to an officer of the Company, for the preparation and filing of patent applications and other patent-related legal matters. Fees of $
0
and $
88
 thousand were billed by the attorney for patent legal services rendered during the nine months ended September 30, 2025, and 2024, respectively, as reflected within general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss. There was no
payable balance as of September 30, 2025, and December 31, 2024 on its condensed consolidated balance sheet.
The Company entered into a consulting agreement with the spouse of a member of the Company’s management to provide consulting services on various research and development and customer contracts. The Company paid $0.1 million and $31 thousand during the nine months ended September 30, 2025, and 2024, respectively, as reflected in the condensed consolidated statement of operations and comprehensive loss. There are no amounts recorded in accounts payable as of September 30, 2025, and December 31, 2024, on its condensed consolidated balance sheet.
The Company occasionally enters into consulting agreements with members of the Company’s Board of Directors and/or investors in the Company to serve in executive roles based on the business’ needs. In 2025, Infleqtion entered into a consulting agreement with Grant Dollens, a member of Infleqtion’s Board of Directors to become Interim Chief Financial Officer of Infleqtion. Under the terms of the agreement, Mr. Dollens provides financial and accounting services to Infleqtion and receives compensation at a rate of
 $
15
 thousand per month. Under this agreement, Infleqtion paid Mr. Dollens $
0.1
 million and $
0
during the
nine
months ended September
30
,
2025
, and
2024
, respectively. Also in
2025
, Infleqtion entered into a consulting agreement with Timothy Day, a former member of Infleqtion’s Board of Directors, who resigned as of November
3
,
2025
. Under the terms of the agreement, Mr. Day provides engineering and programming services to Infleqtion and receives compensation as specified in the purchase order. Under this agreement, Infleqtion paid
M
r. Day, t
hrough the C
ompa
ny, DRS Daylight Solutions, Inc., $
0.6
 million during the
nine
months ended September
30
,
2025
.
17. Loss Per Share
Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period. The following table sets forth the computation of basic net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Nine Months Ended September 30,
	2025	2024
Numerator:
Net loss attributable to common stockholders	$(21,035)	$(45,498)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders – basic	45,456,929	39,217,386
Net loss per share attributable to common stockholders -	$(0.46)	$(1.16)
Diluted net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding in the basic net loss per share calculation plus the number of potential shares of common stock that would be issued assuming exercise or conversion of all potentially dilutive securities. For the nine months ended September 30, 2025 and 2024, diluted net loss per share is the same as basic net loss per share as the inclusion of potentially dilutive shares would have been anti-dilutive.
The following table summarizes the outstanding shares of potentially dilutive securities that were excluded from the computation of diluted net loss per share attributable to common stockholders, as their effect would be anti-dilutive:

	Nine Months Ended September 30,
	2025	2024
Common stock options outstanding	91,152,715	109,764,629
Convertible redeemable preferred stock outstanding	383,532,609	300,262,886
Unvested restricted stock awards	2,156,770	3,192,020

Total	476,842,094	413,219,535

The restricted stock awards, while legally outstanding, are not considered participating
securities as any rights to dividends during the vesting period are forfeitable.
18. Segment Information
The Company derives revenues from customers by providing quantum computing solutions to its government and commercial customers from multiple locations throughout the world, but manages the business activities on a consolidated basis. The Company’s CODM is the Company’s
Chief Executive Officer
.
The segment information below is based on the manner in which financial information is used internally by the CODM for evaluating segment performance and deciding how to allocate resources to segments. Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by CODM.

The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources, and evaluating financial performance. Accordingly, the Company determined that it operates in a single
operating and reportable segment.
The measure used by the Company’s CODM to assess performance and make operating decisions is net income or loss as reported on the condensed consolidated statements of operations. The Company’s condensed consolidated net income or loss is used by the CODM to identify underlying trends in the performance of the business and compare the Company’s financial performance against competitors.
Significant expense categories used by the CODM to assess performance or to make resource allocation decisions are cost of revenue, research and development, and general and administrative expense, as presented in the condensed consolidated statement of operations and comprehensive loss. Other segment items consist of the remaining income and expense items presented in the condensed consolidated statement of operations and comprehensive loss. Total assets reviewed by the CODM are those presented on the Company’s condensed consolidated balance sheets. Purchases of property and equipment reviewed by the CODM are those reported on the condensed consolidated statements of cash flows.
Refer to Footnote 1—
Summary of Operations and Significant Accounting Policies
for
customers
which represent significant concentrations of the Company’s total revenue and Footnote 2—
Revenue Recognition
for revenue by geographic area.
19. Subsequent Events
The Company has evaluated subsequent events through January 5, 2026, the date the condensed consolidated financial statements were available to be issued.
Subsequent to September 30
, 2025
, a milestone was achieved related to the Morton Acquisition amendment and a payment was made in cash and shares with total value of $1.0 million. Refer to
Footnote 10
—
Commitments and Contingencies
for further information.

F-1
10

 ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

CHURCHILL CAPITAL CORP X,

AH MERGER SUB I, INC.,

AH MERGER SUB II, LLC

and

COLDQUANTA, INC.

dated as of

September 8, 2025

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	–	Form of SPAC Charter Upon Domestication
Exhibit B	–	Form of SPAC Bylaws Upon Domestication
Exhibit C	–	Sponsor Agreement
Exhibit D	–	Form of Company Voting and Support Agreement
Exhibit E	–	Form of A&R Registration Rights Agreement
Exhibit F	–	Form of Advisory Agreement
Exhibit G	–	Form of First Certificate of Merger
Exhibit H	–	Form of Second Certificate of Merger
Exhibit I	–	Form of A&R Certificate of Incorporation of the Surviving Corporation
Exhibit J	–	Form of A&R LLC Agreement of the Surviving Entity
Exhibit K	–	Form of Company Stockholder Written Consent

SCHEDULES

Schedule 7.05(a)	–	Financial Statements

A-iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of September 8, 2025, by and among Churchill Capital Corp X, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (“SPAC”), AH Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of SPAC (“Merger Sub I”), AH Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) and ColdQuanta, Inc., a Delaware corporation (the “Company”). SPAC, Merger Subs and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), prior to the Closing, SPAC shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), Section 18-212 of the Delaware Limited Liability Company Act (the “DLLCA”), and Part 12 of the Cayman Companies Act (the “Domestication”). The Domestication will take place at least one day prior to the Closing;

WHEREAS, the sole holder of the SPAC Class B Ordinary Shares shall cause to be converted, immediately prior to the Domestication, each then issued and outstanding SPAC Class B Ordinary Share, on a one-for-one basis, into a SPAC Class A Ordinary Share (the “Sponsor Share Conversion”). In connection with the Domestication: (a) each then issued and outstanding SPAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of SPAC Common Stock; (b) each then issued and outstanding warrant to acquire SPAC Class A Ordinary Shares (each a “Cayman SPAC Warrant”) shall convert automatically into a warrant to acquire a corresponding number of shares of the SPAC Common Stock, on a one-for-one basis (“Domesticated SPAC Warrant”), pursuant to the Warrant Agreement; and (c) each then issued and outstanding unit of SPAC (the “Cayman SPAC Units”) shall be cancelled and will thereafter entitle the holder of such unit to one share of SPAC Common Stock and one-quarter of one Domesticated SPAC Warrant;

WHEREAS, substantially concurrently with, and in order to effectuate, the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), SPAC will: (a) file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware in substantially the form attached as Exhibit A (the “SPAC Charter Upon Domestication”); and (b) adopt bylaws in substantially the form attached as Exhibit B (the “SPAC Bylaws Upon Domestication”). SPAC and the Company may agree upon changes to the forms attached as Exhibits A and B, provided those changes are reflected in a written instrument signed by each of SPAC and the Company;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and other applicable Laws, the Parties intend to enter into a business combination transaction pursuant to which (a) Merger Sub I will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) (the “First Merger”), and (b) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Surviving Entity”) (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, for U.S. federal (and, as applicable, state and local) income tax purposes, each of the Parties intends that (i) the Domestication will qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; (ii) the Sponsor Share Conversion will qualify as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; (iii) the Mergers, taken together as integrated steps of a single transaction for U.S. federal income tax purposes, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and (iv) this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Company Board has unanimously (i) determined that the Mergers are fair to, and in the best interests of the Company and the Holders, (ii) approved and adopted this Agreement and declared it advisable and approved the Transactions (including the Mergers), and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the stockholders of the Company (the “Company Board Recommendation”);

WHEREAS, the board of directors of SPAC has unanimously (i) determined that it is in the best interests of SPAC and the shareholders of SPAC, and declared it advisable, to enter into this Agreement providing for the Domestication and the Mergers in accordance with the DGCL and DLLCA, (ii) approved this Agreement and the Transactions, including the Domestication and the Mergers in accordance with the DGCL, the DLLCA, and the Cayman Companies Act on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending the SPAC Stockholder Matters be approved and adopted by the shareholders of SPAC (the “SPAC Board Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and SPAC have entered into the Sponsor Agreement, a copy of which is attached as Exhibit C hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Holders holding shares of Company Stock sufficient to constitute the Company Stockholder Approval have entered into one or more Voting and Support Agreements substantially in the form of Exhibit D attached hereto (each, a “Company Voting and Support Agreement”) with SPAC pursuant to which, inter alia, such Holders have agreed to vote their respective shares of Company Stock in favor of this Agreement, the Mergers and the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Sponsor, and certain stockholders of the Company have entered into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E, pursuant to which, effective as of the Closing, among other things certain stockholders of the Company have agreed, subject to certain exceptions, to not transfer the Merger Consideration received by them in connection with the Mergers for certain specified periods of time following the Closing Date; and

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and an Affiliate of Sponsor have entered into an Advisory Agreement (the “Advisory Agreement”) substantially in the form attached hereto as Exhibit F, pursuant to which, effective as of the Closing, among other things, such Affiliate will provide financial advisory, strategy consulting, business development and investor relations to the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“2017 Plan” means the ColdQuanta, Inc. 2017 Stock Incentive Plan, as amended from time to time.

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“Acquisition Transaction” has the meaning specified in Section 9.04(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at Law or in equity) by or before a Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 8.07.

“Advisory Agreement” has the meaning specified in the Recitals.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall Sponsor be considered an Affiliate of any portfolio company of any investment fund affiliated with M. Klein & Company nor shall any portfolio company of any investment fund affiliated with M. Klein & Company be considered to be an Affiliate of Sponsor; provided, further, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries.

“Agreement” has the meaning specified in the preamble hereto.

“AI Inputs” has the meaning specified in Section 5.19(f)(i).

“Antitrust Laws” means any supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict, investigate or regulate actions having the purpose or effect of monopolization, attempted monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition.

“Appraisal Rights Deadline” has the meaning specified in Section 9.02(f).

“Available Closing SPAC Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption and any Permitted Withdrawals but before (A) payment of any SPAC Transaction Expenses or

Company Transaction Expenses and (B) repayment of Sponsor loans, if any), plus (ii) the net proceeds of any incremental financing raised by SPAC or the Company in connection with the transactions contemplated by this Agreement, including for the avoidance of doubt, any amounts raised or funded in connection with a PIPE Investment in accordance with the terms and conditions of the PIPE Subscription Agreements. For the avoidance of doubt, such amount shall exclude any cash and cash equivalents on the balance sheet or otherwise in the bank accounts of the Company.

“Business Combination” has the meaning ascribed to such term in the Existing SPAC Governing Document.

“Business Combination Proposal” has the meaning set forth in Section 9.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to close.

“Business Software” means all material Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Capitalization Date” has the meaning specified in Section 5.06(b).

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Cayman SPAC Units” has the meaning specified in the Recitals.

“Cayman SPAC Warrant” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning specified in the preamble hereto.

“Company AI” has the meaning specified in Section 5.19(f)(i).

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning specified in the Recitals.

“Company Certificate of Incorporation” means the Fourth Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on December 27, 2024.

“Company Closing Statement” has the meaning specified in Section 4.03.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Convertible Securities” means (a) any Simple Agreement for Future Equity issued by the Company and (b) any convertible promissory notes or other convertible debt that is convertible into or exchangeable for capital stock of the Company.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Letter” has the meaning specified in ARTICLE 5.

“Company Employee” means as of the date of determination, an employee of the Company or any of its Subsidiaries as of such date.

“Company Employee List” means the letter provided by the Company to SPAC simultaneously with the execution and delivery of this Agreement, which letter contains a true and complete list of each Company Employee as of the date of this Agreement, on a no-name basis if required by applicable Law, together with each such Company Employee’s title or position, work location, full-time or part-time status, current rate of hourly wage or salary, and current annual target cash bonus opportunity, in each case as of the date of this Agreement and as applicable.

“Company Equity Award” means, collectively, the Company Options and the Company Restricted Stock Awards.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Options” means all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person granted under the 2017 Plan.

“Company Preferred Stock” means the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series B-1 Preferred Stock, Company Series C Preferred Stock, Company Series C-1 Preferred Stock, Company Series Seed Preferred Stock, Company Series Seed II Preferred Stock.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in ARTICLE 5 of this Agreement, as qualified by the Company Disclosure Letter. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Restricted Stock Award” means any shares of Company Common Stock or Company Preferred Stock that are subject to vesting or forfeiture, whether granted under the 2017 Plan, issued in respect of early exercised Company Options, issued as contingent consideration, or otherwise.

“Company Series A Preferred Stock” means the Series A preferred stock, par value $0.0001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B preferred stock, par value $0.0001 per share, of the Company.

“Company Series B-1 Preferred Stock” means the Series B-1 preferred stock, par value $0.0001 per share, of the Company.

“Company Series C Preferred Stock” means the Series C preferred stock, par value $0.0001 per share, of the Company.

“Company Series C-1 Preferred Stock” means the Series C-1 preferred stock, par value $0.0001 per share, of the Company.

“Company Series Seed Preferred Stock” means the Series Seed preferred stock, par value $0.0001 per share, of the Company.

“Company Series Seed II Preferred Stock” means the Series Seed II preferred stock, par value $0.0001 per share, of the Company.

“Company Service Provider” means each individual who is a current or former director, officer, employee, independent contractor or other service provider of the Company or any of its Subsidiaries, including any Company Employee.

“Company Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Agreements” means (i) the Company Certificate of Incorporation; (ii) the Fourth Amended and Restated Voting Agreement, dated as of December 27, 2024 by and among the Company and certain Holders; (iii) the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of December 27, 2024 by and among the Company and certain Holders; and (iv) the Fourth Amended and Restated Investors’ Rights Agreement, dated as of December 27, 2024 by and among the Company and certain Holders.

“Company Stockholder Approval” means the adoption of this Agreement by the vote or consent of (i) the holders of a majority of the voting power of the outstanding capital stock of the Company (voting together as a single class, and, with respect to the Company Preferred Stock, on an as-converted to Company Common Stock basis) and (ii) the holders of a majority of the voting power of the outstanding Company Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis).

“Company Subsidiary Securities” has the meaning specified in Section 5.07.

“Company Total Shares” means the sum of (i) the aggregate number of issued and outstanding shares of Company Common Stock as of immediately prior to the First Effective Time after giving effect to the Conversions set forth under Section 3.01 and including, for the avoidance of doubt, shares subject to any Company Restricted Stock Award, and (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Options (vested and unvested) as of immediately prior to the First Effective Time.

“Company Transaction Expenses” means all accrued fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, to the extent unpaid prior to the Closing; provided that, any engagement letters the Company intends to enter into with any (i) financial advisors or (ii) capital markets advisors will, in each case, require the prior written consent of SPAC.

“Company Voting and Support Agreement” has the meaning specified in the Recitals.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any written legally binding contracts, agreements, subcontracts, leases and purchase orders and all material written amendments, modifications and written supplements thereto.

“Conversions” has the meaning specified in Section 3.01.

“Cooley” has the meaning specified in Section 12.17(b).

“D&O Tail” has the meaning specified in Section 8.02(b).

“Data Security Program” means Executive Order 14117 and rules issued thereunder, including 28 C.F.R. Part 202, as amended from time to time.

“DGCL” has the meaning specified in the Recitals.

“Dissenting Shares” has the meaning specified in Section 3.04.

“Dissenting Stockholders” has the meaning specified in Section 3.04.

“DLLCA” has the meaning specified in the Recitals.

“Domesticated SPAC Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“DPA” has the meaning specified in Section 6.20.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or human health and safety (with respect to exposure to Hazardous Materials), or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“Equity Plans” has the meaning specified in Section 8.11.

“Equity Value” means $1,800,000,000.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company and its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company and its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.05(a).

“Exchange Pool” has the meaning specified in Section 3.05(a).

“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Equity Value by (ii) ten dollars ($10.00).

“Exchanged Option” has the meaning specified in Section 3.03(b).

“Excise Tax” means any Taxes imposed on SPAC pursuant to Section 4501 of the Code (and any related guidance, including IRS Notice 2023-2) with respect to the exercise of any SPAC Stockholders of their redemption rights, and any penalties or interest thereon.

“Excluded Share” has the meaning specified in Section 3.02(c).

“Existing SPAC Governing Document” means the Amended and Restated Memorandum and Articles of Association of SPAC, as adopted by special resolution on May 13, 2025 and as in effect on the date hereof.

“Export Administration Regulations” means 15 C.F.R. 730-774, as implemented or revised from time to time.

“Export-Import Laws” means all applicable Laws and regulations relating to export, reexport, transfer, and import controls, including but not limited to the U.S. Export Controls Act of 2018 (22 U.S.C. 2751 et seq.), the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, the UK export control Laws and regulations and the EU military and dual-use export control regulations and additional export and impot restrictions imposed by EU Member States.

“Extended Termination Date” has the meaning specified in Section 11.01(b).

“FATA” has the meaning specified in Section 8.01(d).

“Financial Statements” has the meaning specified in Section 5.08(a).

“First Certificate of Merger” has the meaning specified in Section 2.02(a).

“First Effective Time” has the meaning specified in Section 2.02(a).

“First Merger” has the meaning specified in the Recitals.

“Foreign Benefit Plan” has the meaning specified in Section 5.13(j).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Generative AI Tools” has the meaning specified in Section 5.19(f)(iii).

“Government Closure” has the meaning specified in Section 7.03(a).

“Government Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Grant Date” has the meaning specified in Section 5.13(e).

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Holders” means all Persons who hold one or more shares of Company Stock as of immediately prior to the First Effective Time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICE” has the meaning specified in Section 5.14(g).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) obligations of such Person for the deferred purchase price of property or other services (other than trade payables or accruals incurred in the ordinary course of business), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP (other than real estate leases and any other leases that are only required to be capitalized upon adoption of ASC 842), (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (viii) all obligations of the type referred to in clauses (i) - (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Indemnified Person” has the meaning specified in Section 8.02(a).

“Indemnitee Affiliates” has the meaning specified in Section 8.02(c).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.

“INFQ Group” has the meaning specified in Section 12.17(b).

“Intellectual Property” means all intellectual property rights (including with respect to Technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), whether registered, unregistered or registrable, including all: (i) patents, patent applications and such rights in inventions (whether or not patentable and whether or not reduced to practice), (ii) trademarks, service marks, trade names, trade dress, logos, slogans and other indicia of commercial source or origin and general intangibles of a like nature, and all goodwill associated with any of the foregoing (collectively, “Trademarks”), (iii) copyrights, mask works and such rights in copyrightable works and works of authorship, and moral rights and technical database and design rights, and rights in data collections, (iv) internet domain names and social media accounts, (v) trade secrets and such rights in confidential information, proprietary information and other non-public information, including inventions, invention disclosures, inventor’s notes, designs, plans, specifications, unpatented blueprints, drawings, discoveries and improvements, know-how, manufacturing and production processes and techniques, research and development information, market know-how, customer lists, and proprietary data (collectively, “Trade Secrets”), (vi) any of the foregoing rights in Software and Technology, (vii) industrial property rights, and (viii) all issuances, registrations and applications to register (including any reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof and rights to claim priority to) any of the foregoing (i) – (vii).

“Intended Tax Treatment” has the meaning specified in Section 9.05(b).

“Interim Period” has the meaning specified in Section 7.01.

“IRS” means the Internal Revenue Service.

“IT Systems” means all computer systems, servers, networks, websites, firmware, computer hardware and equipment used to process, store, maintain and operate data, information and functions that are owned, controlled, licensed, or leased by a Person, including any Software embedded or installed thereon.

“JOBS Act” has the meaning specified in Section 8.12.

“Labor Contract” has the meaning specified in Section 5.12(a)(ix).

“Labor Union” has the meaning specified in Section 5.12(a)(ix).

“Law” means any applicable statute, law (including principle of common law and law of equity), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 5.18(c).

“Licensed Intellectual Property” has the meaning specified in Section 5.19(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Malware” has the meaning specified in Section 5.19(d).

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, including inflation or supply chain disruptions, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of SPAC (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, or acts of terrorism, cyberterrorism, any acts or threats of war (whether or not declared), imposition of tariffs or trade wars, civil unrest, civil disobedience, sabotage, cybercrime, government shutdowns, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar event, or any change, escalation or worsening thereof after the date hereof, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, predictions, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections, predictions or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (i) any epidemic, pandemic or disease outbreak or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith, (j) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement and the Transactions, including allegations of a breach of fiduciary duty or any demand, action, claim or proceeding for appraisal of any Company Stock pursuant to the DGCL in connection with this Agreement and the Transactions, (k) the identity of, or any facts or circumstances relating to, SPAC, Merger Subs or their respective affiliates, or the availability of equity, debt or other financing to SPAC or Merger Subs, or (l) any matter set forth in the Schedules to this Agreement; provided that, in the case of clauses (a), (b), (d), (f) and (g) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other competitors or comparable entities operating in the industries or markets and geographic areas in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 5.12(a).

“Merger Consideration” means the number of shares of SPAC Common Stock (including shares subject to any SPAC Restricted Stock Award) issuable to holders of Company Stock (including, for the avoidance of doubt, shares subject to any Company Restricted Stock Award) in the Mergers pursuant to ARTICLE 3.

“Merger Sub I” has the meaning specified in the preamble hereto.

“Merger Sub II” has the meaning specified in the preamble hereto.

“Merger Subs” has the meaning specified in the preamble hereto.

“Mergers” has the meaning specified in the Recitals.

“Modification of Recommendation” has the meaning specified in Section 9.02(e).

“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).

“Multiemployer Plan” means each Company Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Nasdaq” means the Nasdaq Global Market.

“National Security Laws” means any Law relating to foreign investment or national security, including for the avoidance of doubt the NSI Act and the FATA.

“NSI Act” has the meaning specified in Section 8.01(c).

“Open Source Software” means any software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (iii) under a license that (A) requires source code or derivative works based on such software to be made publicly available under the same license or (B) prohibits the receipt of consideration in connection with sublicensing or distributing such software.

“Outbound Investment Security Program” means 31 C.F.R. Part 850, as implemented or revised from time to time.

“Owned Intellectual Property” means all Intellectual Property and Technology that is owned or purported to be owned by the Company or its Subsidiaries.

“Owned Real Property” means all real property owned by the Company or its Subsidiaries.

“Party” and “Parties” have the meanings specified in the preamble hereto.

“Per Share Equity Value” means the quotient obtained by dividing (i) the sum of (A) the Equity Value plus (B) the aggregate exercise price of all Company Options, in each case to the extent outstanding (whether vested or unvested) as of immediately prior to the First Effective Time by (ii) the Company Total Shares.

“Per Share Merger Consideration” means, with respect to any share of Company Common Stock (including, for the avoidance of doubt, any share subject to any Company Restricted Stock Award) that is issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversions set forth under Section 3.01, the right to receive shares of SPAC Common Stock pursuant to Section 3.02(a) or shares subject to any SPAC Restricted Stock Award pursuant to Section 3.03(c).

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on Leased Real Property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such Leased Real Property, and (C) do not materially interfere with the present uses of such Leased Real Property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens securing any Indebtedness of the Company and its Subsidiaries, (viii) any Lien that is disclosed on the Most Recent Balance Sheet or notes thereto (or securing liabilities reflected on such balance sheet), (ix) deemed to be created by this Agreement, any Transaction Agreement or any other document executed in connection herewith, (x) any Lien that will be released prior to the Closing, and (xi) any other Liens that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted.

“Permitted Withdrawals” has the meaning given to it in the Existing SPAC Governing Document.

“Permitted Working Capital Loan” means one or more Working Capital Loans in an aggregate principal amount up to $1,500,000, which may be converted into up to an additional 150,000 Cayman SPAC Units, at the price of $10.00 per unit, prior to the Domestication.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means information in the Company’s possession, custody, or control that constitutes “personal data,” “personal information,” “personally identifiable information,” or a similar term under applicable Privacy Laws.

“Personnel IP Agreements” has the meaning specified in Section 5.19(c).

“PIPE Investments” shall have the meaning set forth in Section 9.03.

“PIPE Subscription Agreements” shall have the meaning set forth in Section 9.03.

“Policies” has the meaning specified in Section 5.16.

“Premium Cap” has the meaning specified in Section 8.02(b).

“Prior Government Contracts” has the meaning specified in Section 5.12(a)(vi).

“Privacy Laws” means all applicable Laws regarding data privacy, data protection, or data security governing the receipt, collection, compilation, adaptation or alteration, retrieval, use, storage, processing, sharing, safeguarding, security (technical, administrative and physical), disposal, destruction, disclosure or transfer (including cross-border) whether or not by automated means (collectively, “Processing”, or “Processed”, as applicable) of Personal Information by or for the Company, including, but not limited to, to the extent applicable, the California Consumer Privacy Act as amended by the California Privacy Rights Act (CCPA), EU General Data Protection Regulation (GDPR), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), and any and all applicable Laws governing (i) breach notification in connection with Personal Information, (ii) the use of biometric identifiers, or (iii) the use of Personal Information for marketing purposes.

“Privacy Requirements” has the meaning specified in Section 5.19(g).

“Proxy Clearance Date” has the meaning specified in Section 9.02(a).

“Proxy Statement” has the meaning specified in Section 9.02(a).

“Registered Intellectual Property” has the meaning specified in Section 5.19(a).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by SPAC under the Securities Act with respect to SPAC Common Stock to be issued in connection with the transactions contemplated by this Agreement.

“Regulatory Consent Authorities” means a Governmental Authority, including for the avoidance of doubt, the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable, the UK Secretary of State, the Chancellor of the Duchy of Lancaster, the UK Investment Security Unit, and the Treasurer of the Commonwealth of Australia or their delegate.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial or capital markets advisors, placement agents and consultants of such Person.

“Required Company Information” has the meaning specified in Section 7.05(a).

“Sanctioned Party” means any Person that is: (i) organized under the Laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions; (ii) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List; or (iii) fifty percent (50%) or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Persons described in subparagraph (i) or (ii) of this clause.

“Sanctions” means applicable Laws pertaining to trade and economic sanctions administered by the United States, European Union, United Kingdom or other relevant jurisdiction.

“Schedules” means (i) the Company Disclosure Letter or (ii) the SPAC Disclosure Letter, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.09(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02(b).

“Second Effective Time” has the meaning specified in Section 2.02(b).

“Second Merger” has the meaning specified in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning specified in Section 5.19(h).

“Software” means any and all computer programs and other software, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, and all documentation, including development, testing, diagnostic, support, user and training documentation, related to any of the foregoing.

“SPAC” has the meaning specified in the preamble hereto. For the avoidance of doubt, the term “SPAC” shall include from and after the Domestication and the Closing Infleqtion, Inc.

“SPAC Board Recommendation” has the meaning specified in the Recitals.

“SPAC Bylaws Upon Domestication” has the meaning specified in the Recitals.

“SPAC Charter Upon Domestication” has the meaning specified in the Recitals.

“SPAC Class A Ordinary Share” means the Class A ordinary shares, par value $0.0001 per share, of SPAC prior to the Domestication.

“SPAC Class B Ordinary Share” means the Class B ordinary shares, par value $0.0001 per share, of SPAC prior to the Domestication.

“SPAC Closing Statement” has the meaning specified in Section 4.02.

“SPAC Common Stock” means (i) prior to the Domestication, the Class A ordinary shares of SPAC, par value $0.0001 per share, and (ii) from and after the Domestication, the shares of common stock, par value $0.0001 per share, of SPAC.

“SPAC Cure Period” has the meaning specified in Section 11.01(c).

“SPAC Disclosure Letter” has the meaning specified in ARTICLE 6.

“SPAC Material Adverse Effect” means, with respect to SPAC, a material adverse effect on: (i) the ability of any SPAC Party to enter into this Agreement or any Transaction Agreement and perform its respective obligations thereunder or consummate the Transactions or (ii) the business, condition (financial or otherwise), assets, liabilities or operations of SPAC, provided, however, that none of the following, alone or in combination, shall be deemed to constitute or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect under this clause (ii): (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currently or market conditions generally, (c) any actions taken or not taken by SPAC, or such other changes or events, in each case, which (I) the Company has consented in writing or (II) are required by this Agreement (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 6.03 and, to the extent related thereto, the condition in Section 10.03(a)) and (d) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement (provided that the exceptions in this clause (d) shall not be deemed to apply to references to “SPAC Material Adverse Effect” in the representations and warranties set forth in Section 6.03 and, to the extent related thereto, the condition in Section 10.03(a)); provided that, in the case of clauses (a) and (b) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on SPAC, as compared to other competitors or comparable entities operating in the industries or markets in which SPAC operates.

“SPAC Organizational Documents” means, (i) prior to the Domestication, the Existing SPAC Governing Document, as amended and in effect on the date hereof, and (ii) following the Domestication and prior to the First Effective Time, the SPAC Charter Upon Domestication and SPAC Bylaws Upon Domestication.

“SPAC Parties” means SPAC and Merger Subs.

“SPAC Party Representations” means the representations and warranties of SPAC and Merger Subs expressly and specifically set forth in ARTICLE 6 of this Agreement, as qualified by the SPAC Disclosure Letter.

“SPAC Preferred Shares” means, prior to the Domestication, the preferred shares, par value $0.0001 per share, of SPAC.

“SPAC Restricted Stock Award” has the meaning specified in Section 3.03(c).

“SPAC Shares” means the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and the SPAC Preferred Shares.

“SPAC Specified Representations” has the meaning specified in Section 10.03(a)(i).

“SPAC Stockholder Matters” has the meaning specified in Section 9.02(a)

“SPAC Stockholder Redemption” has the meaning specified in Section 9.02(a).

“SPAC Stockholders” means (i) prior to the Domestication, the holders of SPAC Shares, and (ii) following the Domestication, the holders of shares of SPAC Common Stock.

“SPAC Transaction Expenses” means all fees, costs and expenses of SPAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and covenants contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including, subject to Section 12.05, any (i) fees, costs and expenses related to the D&O Tail, (ii) deferred underwriting fees, (iii) any amounts outstanding under any Working Capital Loans (excluding, for the avoidance of doubt, any Permitted Working Capital Loans that are converted into Cayman SPAC Units prior to the Closing), and (iv) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of SPAC, to the extent unpaid prior to the Closing; provided, that any Excise Tax payable by SPAC shall expressly be excluded and shall not be deemed SPAC Transaction Expenses.

“Special Meeting” has the meaning specified in Section 9.02(e).

“Sponsor” means Churchill Sponsor X, LLC.

“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the date hereof, by and among Sponsor, SPAC and the other parties thereto, as amended, restated, modified or supplemented from time to time.

“Sponsor Group” has the meaning specified in Section 12.17(a).

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Standard Employment Agreements” has the meaning specified in Section 5.13(a).

“Stock Exchange” means the Nasdaq or such other stock exchange as the Company and SPAC may mutually agree prior to the Closing.

“Stockholder Action” has the meaning specified in Section 9.08.

“Stockholder Action Expenses” has the meaning specified in Section 9.08.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company, exempted company, partnership or such other entity), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning specified in the Recitals.

“Surviving Entity” has the meaning specified in the Recitals.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment in the nature of a tax (whether payable directly or by withholding), in each case that is imposed by a Governmental Authority; (ii) any interest, penalties, addition to tax or additional amounts relating to any items in clause (i) or this clause (ii); and (iii) any liability for any items described in clauses (i) and (ii) of this definition payable by reason of Contract, assumption, transferee or successor liability, operation of applicable Law, or Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Technology” means, collectively, all Software, formulae, algorithms, procedures, methods, techniques, technical data, programs, subroutines, tools, materials, processes, apparatus, creations, and other similar materials, and all recordings, graphs, reports, analyses, and other writings, and other tangible embodiments of the foregoing or of Intellectual Property, in any form whether or not specifically listed herein.

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Terminating SPAC Breach” has the meaning specified in Section 11.01(c).

“Termination Date” has the meaning specified in Section 11.01(b).

“Transaction Agreements” means this Agreement, the Sponsor Agreement, the A&R Registration Rights Agreement, the Company Voting and Support Agreements, the SPAC Charter Upon Domestication, the SPAC Bylaws Upon Domestication, the Advisory Agreement and all of the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, the Transaction Agreements and the PIPE Investments, including the Mergers and the Conversions.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

“Unaudited Financial Statements” has the meaning specified in Section 5.08(a).

“Uniform Antitrust Pre-Merger Notification Act” means the Colorado Senate Bill 25-126, the Uniform Antitrust Pre-Merger Notification Act signed into law on June 4, 2025.

“WARN Act” has the meaning specified in Section 5.14(c).

“Warrant Agreement” means the Warrant Agreement, dated as May 13, 2025, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Willkie” has the meaning specified in Section 12.17(a).

“Working Capital Loan” means any loan made to SPAC by any of Sponsor or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing SPAC Transaction Expenses.

“Written Consent” has the meaning specified in Section 9.02(f).

“Written Consent Failure” has the meaning specified in Section 9.02(f).

Section 1.02. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and the term “date hereof” refers to the date of the execution of this Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 6:00 p.m. (New York Time) on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03. Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, the individuals set forth on Schedule 1.03 of the Company Disclosure Letter (and, solely with respect to knowledge of matters related to the individuals set forth on Schedule 1.03 of the Company Disclosure Letter, as of the date of this Agreement only) and, in the case of the SPAC Parties, the individuals set for on Schedule 1.03 of the SPAC Disclosure Letter.

Section 1.04. Equitable Adjustments. If, following the date of this Agreement, the outstanding Company Stock or shares of SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by SPAC with respect to its covenant not to issue shares of SPAC Common Stock or rights to acquire SPAC Common Stock under Section 8.03(a), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock or shares of SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Stock or SPAC Stockholders, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SPAC, the Company or Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE 2

THE MERGERS

Section 2.01. The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the Surviving Corporation and a direct wholly-owned Subsidiary of SPAC. The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(b) Immediately following the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Merger Sub II, whereupon the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the Surviving Entity and a direct wholly-owned Subsidiary of SPAC. The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA.

Section 2.02. First Effective Time; Second Effective Time.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties shall cause the First Merger to be consummated by filing a certificate of merger in substantially the form attached as Exhibit G (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The First Merger shall become effective at such time as the First Certificate of Merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the Company and SPAC and specified in the First Certificate of Merger) (the “First Effective Time”).

(b) Immediately following the First Effective Time, the Parties shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form attached as Exhibit H (the “Second

Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the DLLCA and Section 251 of the DGCL. The Second Merger shall become effective at such time as the Second Certificate of Merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the Company and SPAC and specified in the Second Certificate of Merger) (the “Second Effective Time”).

Section 2.03. Effect of the Mergers. At the First Effective Time, the effects of the First Merger, and at the Second Effective Time, the effects of the Second Merger, shall be as provided in this Agreement, the First Certificate of Merger, the Second Certificate of Merger, and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto: (i) at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Corporation; and (ii) at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub II shall vest in the Surviving Entity, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.04. Governing Documents.

(a) At the First Effective Time, the certificate of incorporation of the Company in effect as of immediately prior to the First Effective Time shall be amended and restated in the form attached hereto as Exhibit I, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or modified in accordance with its terms and the DGCL.

(b) At the First Effective Time, the bylaws of the Company in effect as of immediately prior to the First Effective Time shall be amended and restated to conform to the bylaws of Merger Sub I, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(c) At the Second Effective Time, the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be amended and restated in the form attached hereto as Exhibit J, and, as so amended and restated, shall be the limited liability company agreement of the Surviving Entity until thereafter amended or modified in accordance with its terms and the DLLCA.

Section 2.05. Officers of the Surviving Entity.

(a) Prior to the First Effective Time, each of SPAC and Merger Subs shall cause the individuals identified in writing by the Company prior to the Closing to be designated or appointed as the directors and officers of Merger Sub I and Merger Sub II, as applicable, effective as of immediately prior to the First Effective Time. Immediately after the Second Effective Time, the officers of the Surviving Entity shall be the officers of Merger Sub II immediately prior to the First Effective Time.

(b) The Parties shall use reasonable best efforts to cause the individuals nominated for election in the Registration Statement in accordance with Section 8.09 to comprise the board of directors of SPAC immediately following the First Effective Time, each to hold office in accordance with the DGCL, the SPAC Charter Upon Domestication and the SPAC Bylaws Upon Domestication and until their respective successors are duly elected or appointed and qualified.

Section 2.06. Further Assurances. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Mergers with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Subs, the applicable directors and officers of the Company and Merger Subs (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE 3

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 3.01. Conversion of Company Preferred Stock. The Company shall take all actions necessary or appropriate so that, immediately prior to the Closing, all of the Company Preferred Stock (including, for the avoidance of doubt, Company Restricted Stock Awards in respect of Company Preferred Stock) shall be converted into Company Common Stock in accordance with the terms of the Company Certificate of Incorporation (the “Conversions”). All of the Company Preferred Stock converted into Company Common Stock shall no longer be outstanding, shall be deemed cancelled and terminated, as applicable, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock.

Section 3.02. Effect of Mergers on Company Common Stock. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party, any Holder or SPAC Stockholder, the following shall occur:

(a) On the terms and subject to the conditions set forth in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversions will be automatically surrendered and shall cease to exist, and be exchanged for the right to receive a number of shares of SPAC Common Stock equal to the Exchange Ratio. From and after the First Effective Time, such Person that, immediately prior to the First Effective Time, was registered as a holder of the Company Common Stock (other than Excluded Shares and Dissenting Shares, and after giving effect to the Conversions described in Section 3.01) in the share transfer books of the Company shall thereafter cease to be a stockholder of the Company and only have the right to receive the Per Share Merger Consideration in accordance with the terms of this Agreement. At the First Effective Time, the share transfer books of the Company shall be closed, and no transfer of Company Common Stock shall be made thereafter.

(b) Each issued and outstanding share of common stock of Merger Sub I shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the First Effective Time, all certificates and book-entry notations representing the common stock of Merger Sub I shall be deemed for all purposes to represent the number of common shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c) Each share of Company Stock held in the Company’s treasury or owned by SPAC, Merger Sub I or the Company immediately prior to the First Effective Time (each, an “Excluded Share”) shall automatically be cancelled and surrendered (as applicable) and no consideration shall be paid or payable with respect thereto.

(d) At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any holder thereof, (i) each share of common stock of the Surviving Corporation shall be canceled and retired and no consideration shall be paid with respect thereto, and (ii) each membership interest of Merger Sub II outstanding immediately prior to the Second Effective Time shall remain outstanding and shall constitute all of the membership interests of the Surviving Entity.

Section 3.03. Treatment of Equity Awards.

(a) Company Stock Plans. At the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party, the 2017 Plan shall be assumed by SPAC. All Exchanged Options will continue to remain governed by and subject to the terms and conditions of the assumed 2017 Plan.

(b) Company Options. At the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time shall, by virtue of the Mergers and without any further action on the part of any Party or the holder thereof, whether such Company Option is vested or unvested, be assumed and converted into an option to purchase a number of shares of SPAC Common Stock, on the same terms and conditions (including applicable vesting, exercise, termination, and expiration provisions) as are in effect with respect to each such Company Option immediately prior to the First Effective Time (each, an “Exchanged Option”); provided, that each Exchanged Option will represent the right to acquire the whole number of shares of SPAC Common Stock, subject to such Exchanged Option (with any fractional share otherwise resulting rounded down to the nearest whole share) equal the product of (x) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the First Effective Time, multiplied by (y) the Exchange Ratio, and such Exchanged Option’s per-share exercise price shall equal the quotient of (1) the exercise price per share of Company Common Stock (with any fractional cent otherwise resulting rounded up to the nearest whole cent) at which such Company Option was exercisable immediately prior to the First Effective Time, divided by (2) the Exchange Ratio; provided, that each Company Option (A) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner that complies with or is exempt from Section 409A of the Code, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.

(c) Company Restricted Stock Awards. At the First Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the First Effective Time shall, by virtue of the Mergers and without any further action on the part of any Party or the holder thereof, be converted into the right to receive a number of shares of restricted shares of SPAC Common Stock (each, a “SPAC Restricted Stock Award”) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the First Effective Time (after giving effect to the Conversions) and (ii) the Exchange Ratio (with any fractional shares rounded up or down to the nearest whole share of SPAC Common Stock (with 0.5 of a share or greater rounded up), as applicable) and such SPAC Restricted Stock Award will otherwise be subject to substantially the same terms and conditions as were applicable to such Company Restricted Stock Award immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions).

(d) Company Action. The Company shall take all reasonably necessary actions to effect the treatment of the Company Options pursuant to Section 3.03(b) and the Company Restricted Stock Awards pursuant to Section 3.03(c) in accordance with the 2017 Plan and the applicable award agreements. Prior to the First Effective Time, the Company shall adopt any resolutions and take any actions which are necessary to cause the 2017 Plan to be amended to provide that no additional or new grants shall be made under the 2017 Plan following the Closing.

Section 3.04. Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, and to the extent available under the DGCL or the Company Certificate of Incorporation, as applicable, shares of Company Stock that are issued and outstanding immediately prior to the First Effective Time and that are held by stockholders of record or owned by beneficial owners who either shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL, or who shall have validly exercised a redemption right for such Company Stock under the Company Certificate of Incorporation (the shares of Company Stock that are the subject to such demand or exercise of redemption rights, collectively, the “Dissenting Shares”; record holders and beneficial owners of Dissenting Shares being referred to as “Dissenting Stockholders”), and, with respect to appraisal or dissenters’ claims, otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such Dissenting Stockholders shall have no right to receive, the applicable Per Share Merger Consideration as provided in Section 3.02(a) unless and until such Dissenting Stockholder fails to perfect or waives, withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, or waives, withdraws or otherwise loses his, her or its right to redemption under the Company Certificate of Incorporation, with respect to such Company Stock, as applicable. Notwithstanding the foregoing, if any such person shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under Section 262 of the DGCL or shall waive, withdraw or otherwise lose the right to redemption under the Company Certificate of Incorporation, as applicable, such Person’s Dissenting Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(a), without interest or any other payments. The Company shall serve prompt notice to SPAC of any notices of objection, notices of dissent or demands for fair value under Section 262 of the DGCL of any of the Company Stock or demands for redemption under the Company Certificate of Incorporation, as applicable, attempted withdrawals of such notices or demands and any other instruments served pursuant to the DGCL or otherwise and received by the Company, and SPAC shall have the right to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such notices or demands, or agree to do or commit to do any of the foregoing.

Section 3.05. Exchange Pool.

(a) Immediately prior to or at the First Effective Time, SPAC shall deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) evidence in book-entry form of shares of SPAC Common Stock, representing the number of shares of SPAC Common Stock sufficient to deliver the Merger Consideration (the “Exchange Pool”).

(b) Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Common Stock will be issued by virtue of this Agreement or the Transactions, and each Holder who would otherwise be entitled to a fraction of a share of either such class (after aggregating all shares of SPAC Common Stock to which such Holder otherwise would be entitled) shall instead have the number of shares of SPAC Common Stock issued to such Holder rounded up or down to the nearest whole share of SPAC Common Stock (with 0.5 of a share or greater rounded up), as applicable.

(c) Promptly following the earlier of (i) the date on which the entire Exchange Pool has been disbursed and (ii) the date which is six (6) months after the First Effective Time, SPAC shall instruct the Exchange Agent to deliver to SPAC any remaining portion of the Exchange Pool and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to SPAC (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such Holder’s claim for Merger Consideration that such Holder may have the right to receive pursuant to Section 3.02 without any interest thereon.

(d) None of the Company, SPAC, the Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SPAC, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.06. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub I, Merger Sub II, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that if SPAC, Merger Sub I, Merger Sub II, any of their respective Affiliates, or any party acting on their behalf determines that any payment hereunder is subject to deduction and/or withholding, then SPAC shall, prior to so deducting and/or withholding, (a) provide written notice to the Company as soon as reasonably practicable after such determination and (b) consult and cooperate with the Company in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Section 3.07. Legend. Each certificate or book entry position representing the shares of SPAC Common Stock issued pursuant to the right to receive Per Share Merger Consideration shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance:

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE ISSUER’S BYLAWS. A COPY OF SUCH BYLAWS WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

ARTICLE 4

CLOSING; CLOSING STATEMENT

Section 4.01. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE 10 (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02. SPAC Closing Statement. At least two (2) Business Days prior to the Special Meeting, and in any event not earlier than following the time that holders of SPAC Common Stock may no longer elect redemption in accordance with the SPAC Stockholder Redemption, SPAC shall prepare and deliver to the Company a statement (the “SPAC Closing Statement”) setting forth in good faith: (a) an estimate of the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption); (b) an estimate of the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; (c) an estimate of the Available Closing SPAC Cash resulting therefrom; (d) the aggregate number of shares of SPAC Common Stock tendered for redemption pursuant to the SPAC Stockholder Redemption and the number of shares of SPAC Common Stock to be outstanding as of immediately prior to the Closing after giving effect to the SPAC Stockholder Redemption and the Domestication; and (e) the number of SPAC Common Stock to be issued pursuant to the PIPE Subscription Agreements, if any, in each case, including reasonable supporting detail therefor. The SPAC Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the SPAC Closing Statement until the Closing, SPAC shall (x) cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within SPAC’s or its Representatives’ possession or control in connection with the Company’s review of the SPAC Closing Statement and (y) consider in good faith any comments to the SPAC Closing Statement provided by the Company and its Representatives, which comments the Company shall deliver to SPAC no less than two (2) Business Days prior to the Closing Date, and SPAC shall revise such SPAC Closing Statement to incorporate any changes SPAC reasonably determines are necessary or appropriate given such comments. At least two (2) Business Days prior to the Closing Date, SPAC shall prepare and deliver to the Company (i) a statement setting forth in good faith as of the Closing Date SPAC’s calculation of the SPAC Transaction Expenses, including reasonable supporting detail therefor, and (ii) an updated SPAC Closing Statement to update, as needed, the calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption); (b) the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; and (c) the Available Closing SPAC Cash resulting therefrom.

Section 4.03. Company Closing Statement. At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to SPAC a statement (the “Company Closing Statement”) setting forth in good faith as of the Closing Date: (a) the aggregate number of shares of Company Common Stock issued and outstanding (including, for the avoidance of doubt, shares subject to any Company Restricted Stock Award); (b) the aggregate number of shares of Company Preferred Stock (by series) issued and outstanding (in the case of (a) and (b), prior to giving effect to the Conversions of Company Preferred Stock); (c) the aggregate number of shares of Company Common Stock to be outstanding after giving effect to the Conversions set forth under Section 3.01; (d) the aggregate number of shares of Company Common Stock underlying vested and unvested Company Options issued and outstanding and the exercise prices therefor; (e) the aggregate number of shares subject to any Company Restricted Stock Award issued and outstanding; (f) the Company’s calculation of the Company Transaction Expenses; (g) the Company’s calculation of the Per Share Equity Value; and (h) the Company’s calculation of the Exchange Ratio, in each case, including reasonable supporting detail therefor. From and after delivery of the Company Closing Statement until the Closing, the Company shall (x) cooperate with and provide SPAC and its Representatives all information reasonably requested by SPAC or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with SPAC’s review of the Company Closing Statement and (y) consider in good faith any comments to the Company Closing Statement provided by SPAC and its Representatives, which comments SPAC shall deliver to the Company no less than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company reasonably determines are necessary or appropriate given such comments and as otherwise determined by the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to SPAC (the “Company Disclosure Letter”) (each section or subsection of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to SPAC as of the date hereof and as of the Closing as follows:

Section 5.01. Corporate Organization of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted, except as would not be material to the Company. The Company Certificate of Incorporation, as in effect on the date hereof, previously made available by the Company to SPAC (a) is true, correct and complete, (b) is in full force and effect, and (c) has not been amended. The Company is duly licensed or qualified and in good standing (or its equivalent) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation.

Section 5.02. Subsidiaries. The Subsidiaries of the Company as of the date of this Agreement are set forth on Schedule 5.02 to the Company Disclosure Letter. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is duly licensed or qualified and in good standing (or its equivalent, to the extent an equivalent exists in the applicable jurisdiction) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The respective jurisdiction of incorporation or organization of each Subsidiaries is identified on Schedule 5.02 of the Company Disclosure Letter.

Section 5.03. Due Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05), subject to obtaining the Company Stockholder Approval, to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The Holders who have executed the Company Voting and Support Agreements as of the date hereof have agreed to vote in favor of the approval of this Agreement and the Transactions, including the Mergers, and such approval will be sufficient to duly obtain the Company Stockholder Approval. Other than the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to the remedy of specific performance and injunctive and other forms of equitable relief which may be subject to equitable defenses, general principles of equity and to the discretion of the court before which any proceeding therefor may be brought, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and upon receipt of the Company Stockholder Approval, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Company Certificate of Incorporation or the Company’s bylaws, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law to which the Company is subject or by which any property or asset of the Company is bound, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract, including to any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to the terms, conditions or provisions of any such Material Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries under any Material Contract, other than Permitted Liens, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien other than Permitted Liens, or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority, except, in each of cases (a) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the SPAC Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any Antitrust Laws and National Security Laws, (b) compliance with any applicable requirements of the Securities Laws, (c) the filing of the First Certificate of Merger in accordance with the DGCL, (d) the filing of the Second

Certificate of Merger in accordance with the DGCL and the DLLCA, (e) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof, and (f) as otherwise disclosed on Schedule 5.05 of the Company Disclosure Letter.

Section 5.06. Current Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of: (i) 573,000,000 shares of Company Common Stock; and (ii) 383,910,610 shares of Company Preferred Stock, of which (A) 101,515,976 shares are designated as Company Series A Preferred Stock; (B) 113,956,319 shares are designated as Company Series B Preferred Stock; (C) 32,419,574 shares are designated as Company Series B-1 Preferred Stock; (D) 60,777,953 shares are designated as Company Series C Preferred Stock; (E) 22,869,771 shares are designated as Company Series C-1 Preferred Stock; (F) 24,871,033 shares are designated as Company Series Seed Preferred Stock; and (G) 27,499,984 shares are designated as Company Series Seed II Preferred Stock.

(b) As of the date of this Agreement (the “Capitalization Date”), there were: (i) 49,378,073 shares of Company Common Stock issued and outstanding (of which 2,634,548 are shares subject to a Company Restricted Stock Award); (ii) 101,515,976 shares of Company Series A Preferred Stock issued and outstanding; (iii) 113,956,319 shares of Company Series B Preferred Stock issued and outstanding (of which 1,459,315 are shares subject to a Company Restricted Stock Award); (iv) 32,419,574 shares of Company Series B-1 Preferred Stock issued and outstanding; (v) 60,399,952 shares of Company Series C Preferred Stock are issued and outstanding; (vi) 22,869,771 shares of Company Series C-1 Preferred Stock are issued and outstanding; (vii) 24,871,033 of Company Series Seed Preferred Stock issued and outstanding; and (viii) 27,499,984 shares of Company Series Seed II Preferred Stock issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(c) As of the Capitalization Date, there were outstanding (i) Company Options to purchase an aggregate 91,551,968 shares of Company Common Stock (of which options to purchase an aggregate of 63,438,720 shares of Company Common Stock were vested and exercisable and of which options to purchase an aggregate of 28,113,248 shares of Company Common Stock were unvested), and (ii) 42,426,022 additional shares of Company Common Stock were reserved for issuance pursuant to the 2017 Plan.

(d) As of the Capitalization Date, there were no outstanding Company Convertible Securities nor any obligations to issue any Company Convertible Securities.

(e) As of the Capitalization Date, other than the rights of (i) Company Options, (ii) Company Preferred Stock, and (iii) the Company Restricted Stock Awards, in each case outstanding as of the Capitalization Date, to convert into or be exchanged or exercised for Company Stock in accordance with the terms thereof in existence as of the Capitalization Date, there are (x) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Common Stock, Company Preferred Stock or any other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of, other equity interests in or debt securities of, the Company, (y) no obligations incurred by the Company to issue additional shares of capital stock or equity interests of the Company under the Company Stockholder Agreements and (z) no equity equivalents, stock or stock appreciation rights, phantom stock or stock ownership interests or similar rights in the Company. As of the Capitalization Date, except as set forth on Schedule 5.06(e)(i) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and, as of the date hereof, no holders of Company Stock have any redemption rights that are exercisable under the Company Stockholder Agreements. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Other than the Company Stockholder Agreements, the Company Voting and Support Agreements, and as set forth on Schedule 5.06(e)(ii) of the Company Disclosure Letter the Company is not party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.

Section 5.07. Capitalization of Subsidiaries. The issued share capital, stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. As of the date hereof, there are (a) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for the equity interests of any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue or sell any shares, stock, or other equity interests in or debt securities of, any Subsidiary of the Company and (b) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Subsidiary of the Company (the items in clauses (a) and (b), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of any Subsidiary of the Company. The Company and its Subsidiaries are not party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to the equity interests of any Subsidiary of the Company. A sufficient number of Holders have executed the Company Voting and Support Agreement to terminate all agreements with the Company’s Affiliates. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of treasury stock are held by any Subsidiary of the Company.

Section 5.08. Financial Statements.

(a) Schedule 5.08(a) of the Company Disclosure Letter are true, correct, accurate and complete copies of (i) the unaudited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2023 and December 31, 2024, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the six (6) month period June 30, 2025 and the full year period ended December 31, 2024 (the “Unaudited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of the Company and its Subsidiaries as at December 31, 2024 the related unaudited consolidated condensed statements of operations and cash flows for the six (6) month period then ended (such June 30, 2025 balance sheet of the Company and its Subsidiaries, the “Most Recent Balance Sheet” and together with the Unaudited Financial Statements, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).

Section 5.09. Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including Company Transaction Expenses, (d) disclosed in the Company Disclosure Letter, or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Litigation and Proceedings. As of the date of this Agreement, except as would not constitute a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of their properties or assets. As of the date of this Agreement, except as would not constitute a Material Adverse Effect, there is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties or assets. As of the date of this Agreement, there is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement.

Section 5.11. Compliance with Laws. Except with respect to compliance with Environmental Laws (which are the subject of Section 5.23) and compliance with Tax Laws (which are the subject of Section 5.15), or except as would not constitute a Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all applicable Laws and Governmental Orders and (b) from the date that is three (3) years prior to the date of this Agreement to the date of this Agreement, to the knowledge of the Company, neither the Company nor any of its Subsidiaries, has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and to the knowledge of the Company, no charge, claim, assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business).

Section 5.12. Contracts; No Defaults.

(a) Schedule 5.12(a) of the Company Disclosure Letter contains a true and complete listing of all Contracts (other than purchase orders) (including without limitations agreements for funding with any Governmental Authority) described in the subclauses of this Section 5.12 to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) other than Company Benefit Plans and Standard Employment Agreements and Contracts that may not be disclosed pursuant to applicable Law (collectively, with Prior Government Contracts (as defined below) the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to SPAC or its agents or Representatives, except where delivery or other sharing of such Material Contract is not permitted by applicable Law.

(i) Each Contract that (x) the Company reasonably anticipates will involve aggregate payments or consideration furnished by the Company or by any of its Subsidiaries of more than $500,000 in the calendar year ended December 31, 2025 or (y) involved aggregate payments or consideration furnished to the Company or to any of its Subsidiaries of more than $500,000, in each case, in the calendar year ended December 31, 2024;

(ii) Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the three (3) years prior to the date of this Agreement, in each case, involving payments in excess of $500,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iii) Each Contract with outstanding obligations of the Company or its Subsidiaries that provides for the sale or purchase of personal property, fixed assets or real property and involves aggregate payments in excess of $500,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv) Each joint venture Contract, legal partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries taken as a whole;

(v) Each Contract expressly prohibiting or restricting in any material respect the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person (other than Contracts with providers or other entities limiting the Company’s or any of its Subsidiary’s ability to engage providers in the same geographic area, none of which are material to the Company and its Subsidiaries, taken as a whole);

(vi) Each Contract, license or other agreement in or under which the Company or any of its Subsidiaries in-licenses from any Person, or out-licenses to any Person, any item of Intellectual Property or Technology, but excluding (A) non-exclusive licenses granted by the Company or any of its Subsidiaries to customers in the ordinary course of business; (B) Contracts where any license of any Intellectual Property or Technology is non-exclusive and incidental to the subject matter of such agreement, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes; (C) nondisclosure agreements entered into in the ordinary course of business; (D) Personnel IP Agreements or agreements with subcontractors under which the Company receives licenses from a subcontractor solely for use in connection with the Company’s engagement as a prime contractor; (E) licenses in respect of Open Source Software; (F) non-exclusive licenses granted to Governmental Authorities prior to September 1, 2023 (“Prior Government Contracts”); and (G) non-exclusive licenses (including click-wrap, shrink-wrap or similar Contracts) in respect of commercially available, unmodified, non-customized, “off-the-shelf software” with an annual aggregate fee of less than $500,000;

(vii) Each Contract that constitutes an option agreement, escrow agreement (including any source code escrow Contract), settlement agreement, co-existence agreement, non-assertion or covenant not to sue agreement, in each case, concerning Intellectual Property, other than Prior Government Contracts;

(viii) Each Contract providing for the discovery, creation, development or reduction to practice by a third party of any material Intellectual Property or Technology for or on behalf of the Company or any of its Subsidiaries (other than Personnel IP Agreements);

(ix) Each employee collective bargaining Contract (“Labor Contract”) with a labor union, works council, or similar representative body (each, a “Labor Union”);

(x) Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries in excess of $500,000;

(xi) Each Contract that is a currency or interest hedging arrangement;

(xii) Each material Contract that provides for any most favored nation provision or equivalent preferential terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject;

(xiii) Each Lease; and

(xiv) Any commitment to enter into agreement of the type described in the subclauses of this Section 5.12(a).

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past twelve (12) months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries.

Section 5.13. Company Benefit Plans.

(a) Schedule 5.13(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan as of the date hereof. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) (including Multiemployer Plans), and any and all other compensation and benefits plans, policies, programs, or arrangements and each other stock purchase, stock option, restricted stock, restricted stock unit, phantom equity, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control compensation, bonus, incentive, deferred compensation, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition reimbursement, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, and other benefit plan, policy, program, or arrangement, whether or not subject to ERISA whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case, for the benefit of Company Service Providers, that is sponsored, established, maintained, contributed to or required to be contributed to by the Company or its Subsidiaries, or under which the Company or its Subsidiaries has any current or potential liability, except for (i) employment agreements and offer letters establishing at-will employment or otherwise not obligating the Company or any of its Subsidiaries to make any payments or provide any benefits upon a termination of employment and otherwise not requiring more than thirty (30) days’ notice to terminate, other than as may be required by applicable Law (the “Standard Employment Agreements”) and (ii) any statutorily required plan, agreement, program, policy or other arrangement sponsored by a Governmental Authority.

(b) With respect to each material Company Benefit Plan, the Company has provided to SPAC or its counsel a true and complete copy, to the extent applicable, of (i) each writing constituting such Company Benefit Plan and all amendments thereto (or, in the case of any writings applicable to such Company Benefit Plan for which the general terms do not differ materially from each other, the form of such writing in lieu of each individual writing), and a written description of any material unwritten Company Benefit Plan; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial statements and actuarial reports; (v) the most recent determination or opinion letter received by the Company and its Subsidiaries from the IRS regarding the tax-qualified status of such Company Benefit Plan; (vi) the most recent written results of all compliance testing required by applicable Laws; and (vii) copies of any material, non-routine written correspondence with the IRS, Department of Labor or other Governmental Authority. There has been no amendment to any Company Benefit Plan made, or communicated by the Company or its Subsidiaries to participants therein, which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(c) Each Company Benefit Plan (and each related trust, insurance contract or fund) is and has been established, administered and funded in accordance with its express terms, and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened Actions against or relating to the Company Benefit Plans, the assets of any of the trusts under such Company Benefit Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such Company Benefit Plans (other than routine benefits claims). Neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any “party in interest” or “disqualified person” with respect to a Company Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Company Benefit Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Company Benefit Plan. All material payments required to be made by the Company and its Subsidiaries under, or with respect to, any Company Benefit Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Company Benefit Plans, applicable Law and GAAP. To the knowledge of the Company, as of the date of this Agreement, no Company Benefit Plan is under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(d) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, its related trust is exempt from Tax under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e) The Company has made available a correct and complete list of all outstanding Company Equity Awards as of the Capitalization Date setting forth: (i) the form of the Company Equity Award (including whether the Company Option is a non-qualified stock option or an incentive stock option for purposes of Section 422 of the Code) and the number of shares of Company Common Stock subject to each Company Equity Award, (ii) the holder’s name, grant date, applicable vesting schedule (including acceleration rights thereof), and the per-share exercise price with respect to each Company Equity Award, and (iii) for each holder who is not a current employee of the Company or its Subsidiaries, whether such Person was an employee of the Company or its Subsidiaries on or since the grant date of the Company Option. Except as set forth in Section 5.13(e) of the Company Disclosure Letter, each holder of an outstanding Company Restricted Stock Award timely made an election under Section 83(b) of the Code. Except for the 2017 Plan and any award agreements that have been made provided to SPAC, neither the Company nor any of its Subsidiaries has adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any Person (whether payable in shares of Company Common Stock, cash or otherwise). The 2017 Plan has been duly authorized, approved and adopted by the Board of Directors and the Company’s stockholders and is in full force and effect. Each Company Equity Award, (i) was duly authorized no later than the date on which the grant was by its terms effective (the “Grant Date”) by all necessary corporate action, (ii) was granted (or, in the case of Company Restricted Stock Awards, was acquired pursuant to an early exercise of a Company Option) in compliance with all applicable Laws (including all applicable federal, state and local Securities Laws) and all the terms and conditions of the 2017 Plan, and (iii) with respect to Company Options, has a per-share exercise price equal to or greater than the fair market value of a share of Company Common Stock on the Grant Date and no modifications within the meaning of Section 409A of the Code have been made to any Company Options following the Grant Date, and (iv) does not trigger any obligation or liability for the holder thereof under Code Section 409A of the Code.

(f) No Company Benefit Plan is, and none of the Company or its Subsidiaries or any ERISA Affiliate has at any time in the six (6) years prior to the date of this Agreement sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Company or its Subsidiaries or any ERISA Affiliate has withdrawn at any time in the six (6) years prior to the date of this Agreement from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company and its Subsidiaries.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (either alone or in combination with another event) (i) result in any material payment becoming due, or material increase the amount of any compensation or benefits due, to any Company Service Provider or with respect to any Company Benefit Plan; (ii) increase any material benefits, payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits, or the forgiveness of any material amount of indebtedness of any Company Service Provider; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any material Company Benefit Plan. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h) The consummation of the Transactions contemplated by this Agreement will not result in a change in the ownership or effective control of the Company or its Subsidiaries for purposes of Section 280G or Section 409A of the Code.

(i) Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been established, funded, (if applicable) and administered in compliance in all material respects with applicable Laws.

(j) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States or that covers any Company Service Provider residing or working outside of the United States (each, a “Foreign Benefit Plan”) (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment and, to the knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been in the three (3) years prior to the date of this Agreement so qualified, approved or registered and, nothing has occurred in the three (3) years prior to the date of this Agreement that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

Section 5.14. Labor Matters.

(a) The Company has delivered the Company Employee List to SPAC and all of the information included on the Company Employee List is true and accurate as of the date hereof. The Company has delivered a true and accurate list of each individual independent contractor or other individual service provider who provides substantially recurring services to the Company or any of its Subsidiaries as of the date hereof for annualized fees or cash compensation in excess of $250,000, which includes for each such individual (i) a description of the services so provided, (ii) primary work location, (iii) base fee or compensation rate, and (iv) the amount of fees or other compensation actually paid in 2024 and 2025.

(b) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Labor Contract with a Labor Union and none of the employees of the Company or its Subsidiaries are subject to collective bargaining arrangements with respect to their employment with the Company. To the knowledge of the Company, there are no activities or proceedings of any Labor Union to organize any Company Employees. Additionally, to the knowledge of the Company, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company and its Subsidiaries or any Company Service Provider; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or threatened against or affecting the Company and its Subsidiaries, and none of the Company and its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any current Company Service Provider; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no charges with respect to or relating to the Company and its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c) In the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has implemented any “plant closings” or “mass layoffs,” as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar state or local laws (the “WARN Act”).

(d) Except where the failure to so comply would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is, and have been, in compliance in all material respects with (i) all applicable Laws regarding employment and employment practices, including, without limitation, all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes, (ii) all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification, and none of the Company or its Subsidiaries currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed and (iii) all Laws that could require overtime to be paid to any current or former Company Employee, and no Person has ever brought or, to the knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(e) As of the date of this Agreement, the Company has not received written notice that any current direct report to the CEO of the Company presently intends to terminate his or her employment within six months after the Closing. To the knowledge of the Company, as of the date of this Agreement, no current Company Service Provider at the level of Vice President or above has received an offer to join a business that is competitive with the business activities of the Company and its Subsidiaries.

(f) Except where the failure to so comply would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, there are no Actions against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened in writing, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ any individual by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no Governmental Order imposing any continuing material remedial obligations on the Company or any of its Subsidiaries.

(g) To the knowledge of the Company, the current Company Employees who work in the United States are authorized and have appropriate documentation to work in the United States. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have ever been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries have received any “no match” notices from ICE, the Social Security Administration, or the IRS.

(h) Except as would not reasonably be expected to be material to the Company, taken as a whole, in the three (3) years prior to the date of this Agreement, no allegations of sexual harassment or sexual misconduct have been made by a Company Employee (in their capacity as an employee of the Company or its Subsidiaries) against any director or officer of the Company or such Subsidiaries (in their respective capacities as such) or against the Company or any of its Subsidiaries on account of the conduct of any such director or officer. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have incurred, nor do circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur, any liability arising from any allegation of sexual harassment against any director or officer of the Company or any of its Subsidiaries (in their respective capacities as such) that would reasonably be expected to be material to the Company, taken as a whole.

Section 5.15. Taxes. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries (taking into account any applicable extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes described in clause (iii) of the definition of Permitted Liens. The Most Recent Balance Sheet reflects, in accordance with GAAP, all material unpaid Taxes of the Company and its Subsidiaries for periods (or portions of periods) through the date of the Most Recent Balance Sheet. Since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Each of the Company and its Subsidiaries (i) has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, and (iii) has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of the Company, no such claims have been threatened in writing.

(e) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.

(g) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Except with respect to deferred revenue collected by the Company and its Subsidiaries in the ordinary course of business, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(j) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(k) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial agreements not primarily relating to Taxes).

(l) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(m) The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(n) The Company and its Subsidiaries have not taken any action, and none of the Company or any of its Subsidiaries is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(o) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) The Company is, and has been since its formation, treated as a corporation that is a tax resident of the United States for U.S. federal income tax purposes.

(q) Nothing in this Agreement, including this Section 5.15, shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any net operating losses, Tax credits, Tax basis or other similar Tax attributes after the Closing Date.

For purposes of this Section 5.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Subsidiary, if applicable. Other than Section 5.13 to the extent such Section relates to Taxes, this Section 5.15 provides the sole and exclusive representations and warranties of the Company in respect of Tax matters.

Section 5.16. Insurance. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole: (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 5.17. Permits. Each of the Company and its Subsidiaries has all material licenses, approvals, consents, registrations, franchises and permits (the “Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.23)), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have obtained all of the Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company and its Subsidiaries as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The operation of the business of the Company and its Subsidiaries as currently conducted is not in violation of, nor is the Company or any of its Subsidiaries in default or violation under, any Permit, except where such violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.18. Real Property.

(a) The Company does not have and has not ever had any Owned Real Property.

(b) Schedule 5.18(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all Leases, including the address of each Leased Real Property. As of the date hereof, the Leased Real Property identified on Schedule 5.18(b) of the Company Disclosure Letter comprise all of the real property used or otherwise related to, the business of the Company and its Subsidiaries as it is currently conducted. Neither the Company nor any Subsidiary of the Company is party to any agreement or option to purchase or sell any Leased Real Property or interest therein.

(c) The Company has made available to SPAC true, correct and complete copies of the leases, subleases, licenses, occupancy agreements, or any other contracts (including all material modifications, amendments, guarantees, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid and subsisting leasehold or subleasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the knowledge of the Company knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) each Lease has not been materially amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to SPAC, (iii) neither the Company nor one of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases and to the knowledge of the Company, neither the Company nor its Subsidiaries has received oral notice of any material default that has not been cured within the applicable cure period, (iv) as of the date of this Agreement, the Company has not received written notice from any Governmental Authority regarding intent to modify, suspend or revoke any Lease, and (v) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default by the Company or one of its Subsidiaries or, to the knowledge of the Company, the other party thereto.

(d) Neither the Company nor its Subsidiaries subleases or grants any other Person the right to use or occupy Leased Real Property (and no such agreement is currently in effect). Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Neither the Company nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. No construction or expansion is currently being performed or is planned by the Company or its Subsidiaries (or to the knowledge of the Company, by and other party to any Lease) at any Leased Real Property that is expected to result in liability to the Company or any of its Subsidiaries (including in the aggregate) after the date of this Agreement in excess of $500,000.

Section 5.19. Intellectual Property and Data Security.

(a) Schedule 5.19(a) of the Company Disclosure Letter lists as of the date hereof a true, correct and complete list of (i) all Owned Intellectual Property for which applications are pending, or which are registered or issued, in each case, under the authority of any Governmental Authority, whether in the United States or internationally (“Registered Intellectual Property”); (ii) all domain names and social media accounts owned or purported to be owned by the Company or any of its Subsidiaries; and (iii) each material unregistered Trademark owned or purported to be owned by the Company or any of its Subsidiaries. Each item of Registered Intellectual Property, other than items with pending applications, is subsisting and enforceable, and, to the knowledge of the Company, all issuances and registrations are valid. All necessary registration, maintenance, renewal, and other relevant fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith that are required to be filed have been timely filed with the relevant authorities (including domain name registrars) in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (A) solely and exclusively owns all right, title and interest in and to all Owned Intellectual Property free and clear of any Liens (other than Permitted Liens) and (B) has (and will continue to have following the Closing), and other than as disclosed in Section 5.04, the right to use pursuant to a valid written license, sublicense, agreement or permission, all other material Intellectual Property and Technology used in the operation of the business of the Company and its Subsidiaries, as currently conducted (“Licensed Intellectual Property”). Except as would not reasonably be expected to have a Material Adverse Effect, the Company Intellectual Property constitutes all of the Intellectual Property used in and held for use in, and necessary and sufficient to enable the Company and its Subsidiaries to conduct, the business as currently conducted. None of the Owned Intellectual Property or, to the knowledge of the Company, any other Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of a dispute that adversely restricts the use, transfer, registration, or licensing of, or adversely affects the validity or enforceability of any such Intellectual Property.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating, diluting or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Person. To the knowledge of the Company, no third party is infringing upon, misappropriating, diluting or otherwise violating or, in the three (3) years prior to the date of this Agreement, has infringed upon, misappropriated, diluted or otherwise violated any Owned Intellectual Property. As of the date of this Agreement, no claims alleging or involving any of the foregoing have been made against any Person by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, the Company and its Subsidiaries (i) are not the subject of any pending or threatened (in writing, or to the knowledge of the Company, otherwise) Actions and (ii) have not received from any Person at any time in the three (3) years prior to the date of this Agreement any written notice, for each of (i) and (ii) (A) alleging that the Company or any of its Subsidiaries is infringing upon, misappropriating, diluting or otherwise violating or has infringed upon, misappropriated, diluted or otherwise violated, any Intellectual Property rights of any Person or (B) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property and, to the knowledge of the Company, there are no facts or circumstances that would form the reasonable basis for any such claim or challenge.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures designed to protect and maintain: (A) the sole ownership, confidentiality and value of their Owned Intellectual Property including through valid and enforceable copies of agreements, substantially in the form made available to SPAC, executed by their former and current employees, consultants and independent contractors, (x) in each case who are or were engaged in creating or developing Owned Intellectual Property for the Company or its Subsidiaries, pursuant to which such Person presently assigned to the Company or its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property or Technology created or developed for the Company or its Subsidiaries by such Person or, in the case of employees, consultants and independent contractors that retained title in certain Intellectual Property owned by such employee, consultant or independent contractor prior to the employment or engagement or that was independently developed outside the scope of such employment or engagement, granted the Company or applicable Subsidiary a broad, perpetual, irrevocable license to any such retained Intellectual Property incorporated into the Intellectual Property or Technology created or developed for the Company or applicable Subsidiary and (y) pursuant to which such Person has agreed to hold all Trade Secrets of or held by the Company and its Subsidiaries disclosed to such Person in confidence both during and after such Person’s employment or retention for a reasonable period thereby (x) and (y) collectively, the “Personnel IP Agreements” and (B) the security, confidentiality, value, operation and integrity of (x) their IT Systems and (y) Software in their respective possession or control; (ii) no former or current founder, officer, director, employee, independent contractor, consultant or agent of the Company or its Subsidiaries holds any right, title or interest, in whole or in part, in or to any Company Intellectual Property, and, to the knowledge of the Company, no Person (including any former or current employee, consultant, or independent contractor) is in breach of any Personnel IP Agreement; (iii) no Trade Secret of the Company or any of its Subsidiaries has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a valid written non-disclosure agreement adequately restricting the disclosure and use of such Intellectual Property; (iv) no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any products of the Company or any of its Subsidiaries in a manner that would (A) require the Company or any of its Subsidiaries to distribute or disclose any Business Software or any other Owned Intellectual Property; (B) require the Company to distribute or make available any Business Software or any other Owned Intellectual Property without charge or at a reduced charge; (C) require that users have the right to decompile, disassemble or otherwise reverse engineer any Business Software or any other Owned Intellectual Property; except, in each of the foregoing cases, other than with respect to the Open Source Software itself; or (D) otherwise impose any limitation, restriction, waiver of rights or condition on the right or ability of the Company or to use or distribute any Owned Intellectual Property; (v) except for employees, consultants and other independent contractors engaged by the Company or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements or other written agreements that include confidentiality provisions, no other Person has any right to access, possess, or have disclosed or, to the knowledge of the Company, actually possesses any source code owned by or purported to be owned by the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries is a party to (or is obligated to enter into) any source code escrow Contract or any other Contract requiring the deposit of any source code or related materials for any Software; and (vii) the Company and each of its Subsidiaries have complied and are in compliance with all terms and conditions of all relevant licenses for Open Source Software incorporated or embedded into, linked or called by, or otherwise used in Software owned or purported to be owned by the Company and its Subsidiaries.

(d) (i) Except as would not reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all of their IT Systems used in connection with their business as currently conducted, and such IT Systems operate reliably and in material compliance with their respective documentation and specifications and are sufficient in all material respects for the conduct of the business as currently conducted; (ii) the Company and each of its Subsidiaries has implemented and maintained commercially reasonable back-up and disaster recovery arrangements for the continued operation of their businesses in the event of a failure of its IT Systems that are in material accordance with standard industry practice, and such IT Systems have not, in the past three (3) years, malfunctioned or failed at any time in a manner that resulted in material disruptions to the operation of the business the Company and its Subsidiaries; (iii) to the knowledge of the Company, there has not been, in the past three (3) years, any material security breach, unauthorized use of or unauthorized access to any of the material IT Systems of the Company and its Subsidiaries; (iv) to the knowledge of the Company, the Software and IT Systems of the Company and its Subsidiaries are free of any material malicious or disabling Software including viruses, worms and trojan horses, which may be used to gain unauthorized access to or without authorization, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause material damage to or abuse such IT Systems or Software (“Malware”); (v) the Company and each of its Subsidiaries have taken commercially reasonable efforts designed to maintain its Software free from such Malware; and (vi) the Company and each of its Subsidiaries possesses a sufficient number of seat licenses for the IT Systems and has not been subject to any audit related to a lack of sufficient seat licensing.

(e) No funding, facilities, or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create any Owned Intellectual Property, where, as a result, such Governmental Authority, university, college, research institute or other educational institution has any rights, title or interest in or to such Intellectual Property, other than “march-in rights” as set forth in any Material Contracts.

(f) AI Technologies.

(i) The Company and its Subsidiaries have: (A) obtained all licenses, consents, and permissions, provided all notices and disclosures, and otherwise have all rights, in each case as required under applicable Law, to collect and use all data, content, or materials used by the proprietary artificial intelligence Technology of the Company and its Subsidiaries (“Company AI”) in the operation of the their business as presently conducted (“AI Inputs”); (B) complied with all use restrictions and other requirements of any contractual obligation, website terms of use or terms of service, or other terms by which the Company or any of its Subsidiaries is bound and governing any collection and/or use by the Company and its Subsidiaries of such AI Inputs; and (C) implemented and complied with commercially reasonable policies and procedures relating to use of third-party Generative AI Tools (as defined below), which policies and procedures are reasonably consistent with industry standards;

(ii) all Company AI has been designed, developed, tested, trained, implemented and improved in compliance with all applicable Laws; and

(iii) the Company and its Subsidiaries (A) use all generative artificial intelligence Technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts (“Generative AI Tools”) in compliance with the applicable license terms, consents, agreements, and laws; (B) have not included and do not include any Personal Information, Trade Secrets or material confidential or proprietary information of the Company or any of its Subsidiaries, or of any third Person under an obligation of confidentiality by the Company or any of its Subsidiaries, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts, or services to train the machine learning or algorithm of such tools or improve the services related to such tools; and (C) have not used Generative AI Tools to develop any Owned Intellectual Property in a manner that it believes would materially affect the Company’s ownership or rights of any Owned Intellectual Property.

(g) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and, to the knowledge of the Company, any Person authorized by the Company to Process Personal Information, when acting for and on behalf of the Company have, at all applicable times in the three (3) years prior to the date of this Agreement, complied with all: (A) applicable Privacy Laws, (B) the Company’s written policies and notices regarding Personal Information, and (C) the Company’s obligations with respect to Personal Information under any Contracts or industry standards to which the Company purports to adhere (including, as applicable, the Payment Card Industry Data Security Standard) (clauses (A), (B), and (C) collectively, “Privacy Requirements”); and (ii) the Company has implemented and, in the three (3) years prior to the date of this Agreement, maintained commercially reasonable and appropriate (taking into account the Company’s size and resources as well as the nature and purpose of the Processing and the types of Personal Information) administrative, technical and organizational safeguards, compliant with Privacy Requirements in all material respects, designed to protect the confidentiality, integrity and availability of, as appropriate, the IT Systems and Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and the Company has taken commercially reasonable steps to ensure that any third party authorized by the Company to access or Process Personal Information on its behalf collected by or on behalf of the Company has implemented and maintained the same; (iv) to the knowledge of the Company, any third party who has provided Personal Information to the Company in the three (3) years prior to the date of this Agreement, has not done so in material violation of applicable Privacy Laws.

(h) In the three (3) years prior to the date of this Agreement, (i) there have been no breaches of the Company’s security that resulted in material misuse of, or unauthorized access to, or disclosure, modification, or destruction of any Personal Information in the possession or control of the Company and its Subsidiaries or, to the knowledge of the Company, Processed by a third party on behalf of the Company and its Subsidiaries (“Security Incident”) that would in each instance require notification to any Person pursuant to any applicable Privacy Requirement; and (ii) the Company has not provided or, to the knowledge of the Company, been legally required to provide any notices to any Person in connection with a Security Incident. In the three (3) years prior to the date of this Agreement, the Company has not received any written notice of any investigations or inquiries from any Governmental Authority or written notice of other claims by any Person by or before any Governmental Authority, in each case related to the Company’s or its Subsidiaries’ violation of any Privacy Requirements, nor has the Company been charged with the violation of any Privacy Law. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has, since August 1, 2023, conducted commercially reasonable privacy and security reviews at commercially reasonable and appropriate intervals and has, in a commercially reasonable manner, resolved, remediated, or mitigated any (i) privacy or data security plans, and taken actions consistent with such plans, to the extent required, in an effort to safeguard all Personal Information in its possession or under its control, and (ii) critical- or high-severity issues or vulnerabilities identified by such reviews.

(i) Except as would not reasonably be expected to have a Material Adverse Effect, the Company is not subject to any Privacy Requirements that, following and because of the Closing, would prohibit the Company from Processing any Personal Information in the manner in which the Company Processed such Personal Information immediately prior to the Closing. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, the transactions contemplated by this Agreement will not violate applicable Privacy Requirements.

Section 5.20. Anti-Bribery, Anti-Corruption, and Anti-Money Laundering. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the Company or any of its Subsidiaries in the three (3) years prior to the date of this Agreement, (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended, or any other applicable Laws relating to corruption or bribery; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended, the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Laws relating to corruption, bribery, or money laundering. In the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries, has made any voluntary or directed disclosure to any Governmental Authority relating to corruption, bribery or money laundering Laws; to the knowledge of the Company, been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 5.21. Sanctions, Import, and Export Controls. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the knowledge of the Company, any of their agents, or any other Person acting for or on behalf of the Company, any of its Subsidiaries: (a) is a Sanctioned Party, or (b) has violated any Sanctions since April 24, 2019. The Company and its Subsidiaries, are, and since April 24, 2019 have been, in possession of and in compliance with any and all authorizations, consents, licenses, registrations, and permits that may be required for their lawful conduct under economic Sanctions and Export-Import Laws. Since April 24, 2019, neither the Company nor any of its Subsidiaries, has made any voluntary disclosure to any Governmental Authority relating to Sanctions or Export-Import Laws, has been the subject of any investigation or inquiry regarding compliance with such Laws or has been assessed any fine or penalty under such Laws. The Company, and each of its subsidiaries, maintains policies and procedures reasonably designed to promote compliance with economic Sanctions and Export-Import Laws.

Section 5.22. Outbound Investment Security Program Status. The Company is not a “person of a country of concern” within the meaning of the Outbound Investment Security Program.

Section 5.23. Environmental Matters. Except as would not constitute a Material Adverse Effect:

(a) the Company and its Subsidiaries are, and in the three (3) years prior to the date of this Agreement have been, in compliance with all applicable Environmental Laws;

(b) the Company and its Subsidiaries are not, and in the three (3) years prior to the date of this Agreement, have not been, required to obtain, maintain or comply with any Permit required under applicable Environmental Laws; and

(c) there are no written claims or notices of violation pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company, is there any basis for any such claims or notices.

Other than Section 5.04, Section 5.05, Section 5.09, Section 5.11 and Section 5.19(g), this Section 5.23 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 5.24. Absence of Changes.

(a) Since the date of the Most Recent Balance Sheet to the date of this Agreement, no Material Adverse Effect has occurred.

(b) Since the date of the Most Recent Balance Sheet to the date of this Agreement, except (i) as set forth on Schedule 5.24(b) of the Company Disclosure Letter, and (ii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

Section 5.25. Brokers’ Fees. Except as set forth on Schedule 5.25 to the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.26. Related Party Transactions. Except for the Contracts set forth on Schedule 5.26 of the Company Disclosure Letter, there are no Contracts between the Company or any of its Subsidiaries on the one hand, and any Affiliate, officer or director of the Company or, to the knowledge of the Company, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), (c) the Company Stockholder Agreements, (d) Contracts pursuant to which any such Affiliate, officer or director of the Company has purchased equity of the Company, and (e) Company Benefit Plans, Standard Employment Agreements and amounts paid pursuant to such Company Benefit Plans and Standard Employment Agreements. For clarity, no disclosure will be required under this Section 5.26 as to (i) portfolio companies of any venture capital, private equity or angel investor in the Company or (ii) any publicly traded company.

Section 5.27. Registration Statement and Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement or Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SPAC PARTIES

Except as set forth in: (i) the disclosure schedule dated as of the date of this Agreement delivered by SPAC to the Company (the “SPAC Disclosure Letter”) (each section or subsection of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or (ii) the SEC Reports filed or furnished by SPAC prior to the date of this Agreement (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations, warranties, or covenants set forth in Section 6.05 (Litigation and Proceedings); Section 6.07 (Financial Ability; Trust Account); Section 6.11 (Tax Matters); Section 6.13 (Capitalization)); and Section 8.03 (Conduct of SPAC During the Interim Period) each SPAC Party represents and warrants to the Company as of the date hereof and as of the Closing as follows:

Section 6.01. Corporate Organization. Each of SPAC and Merger Sub I is duly incorporated and is validly existing as a corporation, in good standing under the Laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. The copies of the organizational documents of each of the SPAC Parties previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the SPAC Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the SPAC Parties is duly licensed or qualified and in good standing (or its equivalent) as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the SPAC Parties to enter into this Agreement or consummate the Transactions. No SPAC Party is in violation of any provision of its organizational documents.

Section 6.02. Due Authorization.

(a) Each of the SPAC Parties has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the board of directors of the applicable SPAC Party and, except for approval of the SPAC Stockholder Matters by the SPAC Stockholders, no other corporate proceeding on the part of any SPAC Party is necessary to authorize the execution, delivery and performance of this Agreement or such Transaction Agreements. By SPAC’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of Merger Subs required for the Transactions. This Agreement has been, and each such Transaction Agreement to which such SPAC Party will be party, duly and validly executed and delivered by such SPAC Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such SPAC Party will be party, will constitute a legal, valid and binding obligation of such SPAC Party, enforceable against each SPAC Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of SPAC’s authorized share capital necessary in connection with the entry into this Agreement by SPAC, the consummation of the Transactions, including the Closing, and the approval of the SPAC Stockholder Matters are as set forth on Schedule 6.02(b) to the SPAC Disclosure Letter.

(c) At a meeting duly called and held or otherwise by unanimous written resolutions, the board of directors of SPAC has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC’s shareholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (excluding Taxes paid or payable on the income earned on the Trust Account and excluding the amount of any deferred underwriting commissions) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of SPAC approval of the Transactions and the SPAC Stockholder Matters.

(d) The board of directors of Merger Sub I and the managing member of Merger Sub II, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub I’s sole stockholder and Merger Sub II’s sole and managing member, as applicable; (ii) approved the transactions contemplated by this Agreement; and (iii) resolved to recommend to the sole stockholder and sole and managing member of Merger Sub I and Merger Sub II, respectively, approval of the Transactions.

(e) To the knowledge of SPAC, the execution, delivery and performance of any Transaction Agreement by any party thereto, other than any SPAC Party or the Company and any of its Affiliates, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 6.03. No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any SPAC Party is a party by such SPAC Party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, the consummation of the Transactions by any SPAC Party do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents or any organizational documents of any Subsidiaries of SPAC, (b) conflict with or result in any violation, or result in the breach of or default by SPAC under, or require any filing, registration or qualification under, any provision of any Law or Governmental Order applicable to which SPAC or any Subsidiary of SPAC is subject or by which any of their respective properties or assets are bound, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC or any Subsidiaries of SPAC is a party or by which any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties or assets of SPAC or any Subsidiaries of SPAC, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien other than Permitted Liens, or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority, except (in the case of clauses (b), (c), (d), (e) or (f) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.04. Compliance With Laws. The SPAC Parties are and have been in material compliance with all applicable Laws and Governmental Orders. No SPAC Party has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits, and to the knowledge of the SPAC Parties, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the SPAC Parties is currently threatened against the SPAC Parties. To the knowledge of the SPAC Parties, as of the date of this Agreement (1) no material investigation or review by any Governmental Authority with respect to the SPAC Parties is pending or threatened, and (2) no such investigations have been conducted by any Governmental Authority, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the SPAC Parties, taken as a whole.

Section 6.05. Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations or other inquiries, in each case, against any SPAC Party, or otherwise affecting any SPAC Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any SPAC Party or their respective assets, which would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.06. Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any SPAC Party with respect to the execution or delivery of this Agreement by each SPAC Party or any Transaction Agreement to which any of the SPAC Parties is a party, as applicable, or the consummation of the Transactions, except for applicable requirements of the HSR Act, any Antitrust Laws, National Security Laws, Securities Laws, the Stock Exchange, Part 12 of the Cayman Companies Act with respect to the Domestication, the filing of the First Certificate of Merger in accordance with the DGCL, and the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA.

Section 6.07. Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $416,108,095.93 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York limited purpose trust company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated May 13, 2025, by and between SPAC and the Trustee on file with the SEC Reports of SPAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus filed with the SEC on May 15, 2025. Amounts in the Trust Account are invested in United States government securities, cash (including demand deposit accounts) or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending, or to SPAC’s knowledge, threatened, with respect to the Trust Account. Since May 15, 2025, SPAC has not released any money from the Trust Account (other than Permitted Withdrawals). As of the First Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of SPAC Common Stock for redemption pursuant to the SPAC Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, or express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Stockholder Redemption or the underwriters of SPAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

(c) As of the date of this Agreement, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness including any Working Capital Loans (other than the Permitted Working Capital Loan).

Section 6.08. Brokers’ Fees. Except for the fees described on Schedule 6.08 to SPAC Disclosure Letter (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by SPAC or any of its Affiliates, including Sponsor.

Section 6.09. SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since May 15, 2025

(collectively, as they have been supplemented, amended or modified since the time of their filing and including all exhibits and schedules thereto and other information incorporated therein, the “SEC Reports”). Each of the SEC Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of applicable Securities Laws. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No SPAC Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports. None of the Additional SEC Reports will contain, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To SPAC’s knowledge, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c) SPAC has established and maintained a system of internal controls that are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as described in the SEC Reports, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC, or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of SPAC, as of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.10. Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational

Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect of the type described in clause (i) of the definition thereof. Merger Sub I and Merger Sub II were formed solely for the purpose of engaging in the Transactions, have not conducted any business prior to the date hereof and have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the Transactions, as applicable.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby including any agreements permitted by Section 8.03 or as set forth on Schedule 6.10(c) to the SPAC Disclosure Letter, no SPAC Party is, and at no time has been, party to any Contract with any other Person that would require payments by any SPAC Party in excess of $30,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts, other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03 and Contracts set forth on Schedule 6.10(c) to the SPAC Disclosure Letter).

(d) There is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of June 30, 2025 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of June 30, 2025 in the ordinary course of the operation of business of SPAC and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules, or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 6.11. Tax Matters. Except as would not reasonably be expected to have a SPAC Material Adverse Effect:

(a) All material Tax Returns required by Law to be filed by SPAC or its Subsidiaries (taking into account any applicable extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by SPAC and its Subsidiaries have been paid, other than Taxes described in clause (iii) of the definition of Permitted Liens. The audited financial statements and unaudited interim financial statements included in the SEC Reports reflects, in accordance with GAAP, all material unpaid Taxes of the Company and its Subsidiaries for periods (or portions of periods) through July 31, 2025. Since July 31, 2025, neither SPAC nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Each of SPAC and its Subsidiaries (i) has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, and (iii) has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither SPAC nor any of its Subsidiaries is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither SPAC nor any of its Subsidiaries has not received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of SPAC, no such claims have been threatened in writing.

(e) No written claim has been made by any Governmental Authority in a jurisdiction where SPAC or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC or any of its Subsidiaries (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.

(g) Neither SPAC nor of its Subsidiaries (or any predecessor thereof) has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h) Neither SPAC nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Except with respect to deferred revenue collected by SPAC and its Subsidiaries in the ordinary course of business, neither SPAC nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(j) There are no Liens with respect to Taxes on any of the assets of SPAC or its Subsidiaries, other than Permitted Liens.

(k) Neither SPAC nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than SPAC or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial agreements not primarily relating to Taxes).

(l) Neither SPAC nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than SPAC or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(m) As of the Closing Date, SPAC is a domestic corporation for U.S. federal income tax purposes.

(n) SPAC and its Subsidiaries have not taken any action, and none of SPAC or any of its Subsidiaries is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(o) All of the equity interests in each of Merger Sub I and Merger Sub II are owned by SPAC. Merger Sub II is, and has been since formation, a disregarded entity that is disregarded as separate from SPAC for U.S. federal income tax purposes and has not taken (and does not plan to take) any actions that could cause it to be treated as anything other than a disregarded entity for U.S. federal income tax purposes. The Merger Subs are newly formed solely to effect the Mergers and they have not conducted any business activities or other operations of any kind (other than administrative or ministerial activities) prior to the Mergers.

(p) SPAC has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 6.12. Employees. Other than any officers as described in the SEC Reports, the SPAC Parties have no and have never had any employees on their payroll, and have never retained any contractors, other than professional consultants and professional advisors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. The SPAC Parties have never and do not currently maintain, sponsor, or contribute to any employee benefit plan.

Section 6.13. Capitalization.

(a) As of the date of this Agreement, the authorized share capital is $55,500 divided into (i) 500,000,000 SPAC Class A Ordinary Shares, (ii) 50,000,000 SPAC Class B Ordinary Shares and (iii) 5,000,000 SPAC Preferred Shares of which (A) 41,700,000 SPAC Class A Ordinary Shares are issued and outstanding (inclusive of SPAC Class A Ordinary Shares included in any outstanding public or private placement Cayman SPAC Units) as of the date of this Agreement, (B) 10,350,000 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement and (C) no shares of SPAC Preferred Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares described in clauses (A) and (B) and the Cayman SPAC Units (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain SPAC Class B Ordinary Shares held by Sponsor.

(b) Upon the completion of the Mergers the authorized capital stock of SPAC will be as set forth in the SPAC Charter Upon Domestication.

(c) Subject to the terms and conditions of the Warrant Agreement and in connection with the Domestication, the Cayman SPAC Warrants will be converted into Domesticated SPAC Warrants. The Domesticated SPAC Warrants will be exercisable after giving effect to the Transactions for one share of SPAC Common Stock at an exercise price of $11.50 per share. 10,425,000 Cayman SPAC Warrants (inclusive of Cayman SPAC Warrants included in any outstanding public or private placement Cayman SPAC Units), consisting of 10,350,000 public warrants (inclusive of those included in any outstanding public Cayman SPAC Units) and 75,000 private placement warrants (inclusive of those included in any private placement Cayman SPAC Units) are issued and outstanding. All outstanding Cayman SPAC Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract.

(d) As of the date hereof, other than the Cayman SPAC Warrants, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which

SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as provided for in the SPAC Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC Stockholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(e) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of SPAC representing thirty-five percent (35%) or more of the combined voting power of the issued and outstanding securities of SPAC.

Section 6.14. Nasdaq Stock Market Listing. The issued and outstanding SPAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CCCX”. The issued and outstanding shares of Cayman SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CCCXW”. The issued and outstanding Cayman SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CCCXU”. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units or terminate the listing of SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units on the Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units from the Nasdaq or the SEC.

Section 6.15. Sponsor Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Agreement.

Section 6.16. Related Party Transactions. Except as set forth in Section 6.16 of the SPAC Disclosure Letter, there are no transactions, Contracts, side letters, arrangements or understandings between any SPAC Party, on the one hand, and any former or present director or officer, employee, stockholder or Affiliate of such SPAC Party.

Section 6.17. Investment Company Act. Neither SPAC nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 6.18. Sanctions. None of the SPAC Parties, nor any of their respective officers, directors, employees, agents, stockholders or partners, is a Sanctioned Party.

Section 6.19. CFIUS Foreign Person Status. None of the SPAC Parties nor holders of SPAC Shares (i) is a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), (ii) is “controlled” by a foreign person within the meaning of the DPA, nor (iii) permits or will permit any foreign person affiliate – whether affiliated as a limited partner or otherwise – to obtain through it any of the following with respect to the Company and within the meaning of the DPA: (a) access to any “material nonpublic technical information” in the possession of the Company; (b) membership or observer rights on the Company Board or equivalent governing body of the Company or the right to nominate an individual to a position on the Company Board or equivalent governing body of the Company; (c) any “involvement,” other than through the voting of shares, in the “substantive decisionmaking” of the Company regarding (i) the use, development, acquisition, or release of “critical technology”; (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by the Company; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure”; or (d) “control” of the Company.

Section 6.20. Data Security Program Status. Each of the SPAC Parties is not a “covered person,” as defined in the Data Security Program.

Section 6.21. Outbound Investment Security Program Status. Each of the SPAC Parties is not a “person of a country of concern” within the meaning of the Outbound Investment Security Program.

Section 6.22. Registration Statement and Proxy Statement; Additional SEC Reports.

(a) At the First Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) or Section 14A, the date the Proxy Statement is first mailed to SPAC Stockholders, and at the time of the Special Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement or Proxy Statement in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company or any of their Affiliates specifically for inclusion in the Registration Statement or the Proxy Statement.

(b) Each of the Additional SEC Reports, as of their respective dates of filing (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), will comply in all material respects with the applicable requirements of applicable Securities Laws. None of the Additional SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from any Additional SEC Reports in reliance upon or in conformity with information furnished in writing to SPAC by or on behalf of the Company or any of their Affiliates specifically for inclusion or incorporation by reference in the Additional SEC Reports.

Section 6.23. Fairness Opinion. The board of directors of SPAC has received the opinion of Ocean Tomo, a part of J.S. Held, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other conditions contained therein, the Merger Consideration is fair, from a financial point of view, to the SPAC Stockholders (other than the Sponsor).

Section 6.24. No Outside Reliance. Notwithstanding anything contained in this ARTICLE 6 or any other provision hereof, each of SPAC Parties, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the SPAC has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE 5, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the SPAC or its representatives) or reviewed by SPAC pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in ARTICLE 5 of this Agreement. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in ARTICLE 5, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE 7

COVENANTS OF THE COMPANY

Section 7.01. Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law or any Governmental Authority, (iii) as set forth on Schedule 7.01 to the Company Disclosure Letter, or (iv) as consented to by SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in all material respects in the ordinary course of business. Without limiting the generality of the foregoing, except (i) as contemplated by this Agreement, (ii) as required by applicable Law or any Governmental Authority, (iii) as set forth on Schedule 7.01 to the Company Disclosure Letter, or (iv) as consented to by SPAC in writing (which consent shall, except in the case of clause (d), not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the Company Certificate of Incorporation or other organizational documents of the Company, except as (i) otherwise required by Law, (ii) required in order to effectuate the conversion of Company Preferred Stock into Company Common Stock, or (iii) in connection with a PIPE Investment;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiaries of the Company;

(c) enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Labor Contract to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business;

(d) other than seeking and negotiating PIPE Subscription Agreements, (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants, Company

Convertible Securities or other rights to purchase, convert into, exchange for or otherwise obtain any shares or any other equity or voting securities of the Company, or amend, modify or waive the terms of any of the foregoing, in each case other than (A) those issuances of Company Options to eligible recipients set forth on Schedule 7.01(d) of the Company Disclosure Letter, in each case pursuant to the 2017 Plan, (B) issuances of shares of Company Common Stock upon the exercise of Company Options, or the conversion of Company Preferred Stock, in each case that are outstanding on the date of this Agreement or issued or granted thereafter in compliance with the terms of this Agreement, and in the case of Company Options, in accordance with the terms of the 2017 Plan and award agreement, or (C) in connection with a PIPE Investment;

(e) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material Owned Intellectual Property or material assets, rights, Technology or properties of the Company and its Subsidiaries, taken as a whole, other than the sale or non-exclusive license of Software, goods, products and services to customers in the ordinary course of business, non-exclusive licenses to service providers in connection with provision of services to the Company and its Subsidiaries in the ordinary course of business, or the sale, non-exclusive license or other disposition of Technology or equipment deemed by the Company in its reasonable business judgement to be obsolete or not material to the business of the Company and its Subsidiaries, in each case, in the ordinary course of business;

(f) (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $500,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority (unless such settlement would not reasonably be expected to be materially adverse to the Company) or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;

(g) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof in a transaction that would be material to the Company and its Subsidiaries, taken as a whole;

(h) make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $500,000 in the aggregate and (ii) prepayments made to suppliers of the Company or any of its Subsidiaries;

(i) enter into, assume, assign, or amend any material term of or terminate (excluding any expiration in accordance with its terms) any Material Contract (or any Contract that would constitute a Material Contract if in effect on the date hereof), other than entry into such agreements in the ordinary course of business; provided, that neither the Company nor any Subsidiary thereof shall modify, amend, renew, extend, terminate or enter into any Material Contract (or any Contract that would constitute a Material Contract if in effect on the date hereof) if the effect thereof would be to (i) impose any material restrictions on the right or ability of the Company or any Subsidiary thereof to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area, (ii) grant any exclusive rights to license, market, sell or deliver any material product, service or Owned Intellectual Property of the Company or any Subsidiary thereof, (iii) require the Company or any Subsidiary thereof to exclusively purchase any material inventory, products, or services from such Person, or (iv) grant any “most favored nation” or similar provision in favor of the other party or a right of first refusal, first offer or first negotiation binding upon the Company or any Subsidiary thereof that, in each case, is material to the Company;

(j) redeem, purchase or otherwise acquire, any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries (including, for the avoidance of doubt, in satisfaction of the exercise price or Tax withholding obligations with respect to any Company Equity Awards or other equity securities of the Company outstanding as of the date hereof or issued or granted thereafter in compliance with the terms of this Agreement), except pursuant to exercises (excluding, for the avoidance of doubt, the exercise of redemption rights), conversion, settlement or cancellations of equity securities of the Company outstanding as of the date hereof or issued or granted thereafter in compliance with the terms of this Agreement, repurchase or redemption of any Company Restricted Stock Awards following a termination of employment or service of a current or former Company Service Provider, in each case in accordance with the terms of such securities, the 2017 Plan, and/or award agreement in effect as of the date hereof;

(k) split, combine, subdivide, recapitalize or reclassify any shares or other equity interests or securities of the Company;

(l) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines or interpretations thereof;

(m) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the First Merger and Second Merger and the transactions contemplated by this Agreement);

(n) make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than ordinary course extensions of time to file Tax Returns), or enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to Taxes) or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability of the Company or any of its Subsidiaries in a manner that will disproportionately affect the SPAC Stockholders (as compared to the Company’s stockholders) after the Closing;

(o) take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(p) (i) modify in any material respect the terms of, any Indebtedness, (ii) issue any debt securities, or (iii) incur or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness for borrowed money in excess of $1,000,000 in the aggregate (other than Indebtedness under capital leases entered into in the ordinary course of business);

(q) voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices (except that the Company shall be authorized to replace existing insurance policies with substantially comparable amounts of insurance coverage);

(r) enter into any transaction or amend in any material respect any existing agreement with any Person that, to the knowledge of the Company, is an Affiliate of the Company or its Subsidiaries (excluding ordinary course Company Benefit Plans, Standard Employment Agreements and payments of annual compensation, provision of benefits or reimbursement of expenses in respect of stockholders who are officers or directors of the Company or its Subsidiaries);

(s) other than in the ordinary course of business or as required by an existing Company Benefit Plan, Standard Employment Agreement, Labor Contract, or applicable Law, (i) increase the compensation or benefits of any Company Service Provider or accelerate the vesting or lapsing of restrictions or payment, or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan other than payments of compensation or benefits that are immaterial, (ii) establish, adopt, enter into, materially amend in any respect or terminate any material Company Benefit Plan or any plan, agreement, program, policy or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement, (iii) except as provided in Section 7.01(s) of the Company Disclosure Letter, hire or terminate without “cause” (as determined consistent with past practice) the employment of any Company Employee with the title of Chief Executive Officer, Chief Financial Officer, Vice President and General Manager of Computing, Chief Operating Officer, Chief Technology Officer, Chief Legal Officer or Chief Scientist for Quantum Information, (iv) implement or announce any employee layoffs, furloughs, or reductions in force, in each case that would require notice or pay in lieu of notice under the WARN Act, or (vi) recognize or certify any Labor Union as the bargaining representative for any Company Service Provider or become a party to, establish, adopt, amend, commence participation in or terminate any Labor Contract with a Labor Union;

(t) make any capital expenditures (or series of related capital expenditures) other than in an amount not in excess of the amount set forth of Section 7.01(t) of the Company Disclosure Letter;

(u) enter into any engagement letters with (i) financial advisors or (ii) capital markets advisors; and

(v) enter into any Contract to do any action prohibited under this Section 7.01.

Section 7.02. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (i) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, including with respect to the consideration or valuation of the Mergers or any financial or strategic alternatives thereto, or any Acquisition Transaction, (ii) is prohibited from being disclosed by applicable Law, (iii) is subject to statutory non-disclosure or similar provisions, or that is subject to a non-disclosure agreement with a third party or protection as a trade secret, or (iv) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, Contracts, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that SPAC shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03. HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than twenty (20) Business

Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act; provided, further, that all fees and expenses in connection with filing to obtain clearance pursuant to the HSR Act shall be paid by SPAC.

(b) The Company shall use reasonable best efforts to: (i) promptly furnish to SPAC copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority, and disclose to SPAC the nature of any material oral communications between the Company or any of its Affiliates and any such Governmental Authority, with respect to the transactions contemplated by this Agreement, and (ii) permit counsel to SPAC an opportunity to review in advance, any proposed material written communications by the Company and/or its Affiliates to any Governmental Authority, and excluding any notification and report forms filed under the HSR Act concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period under the HSR Act without the written consent of SPAC. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such disclosures or provisions of information by the Company pursuant to this Section 7.03 may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

(c) Without limiting the generality of the undertakings pursuant to this Section 7.03, the Company shall, contemporaneously with the submission of its notification and report forms filed under the HSR Act, submit to the Colorado Attorney General, a copy of the notification and report forms filed under the HSR Act pursuant to Colorado’s Uniform Antitrust Pre-Merger Notification Act.

Section 7.04. No Claim Against the Trust Account. The Company acknowledges that it has read SPAC’s final prospectus, filed with the SEC on May 15, 2025 and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by May 15, 2027 (or August 15, 2027 if SPAC has an executed letter of intent, agreement in principle or definitive agreement for a Business Combination by May 15, 2027), SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, except in the event of a distribution from the Trust Account in connection with the consummation of a Business Combination involving SPAC, the Company (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.04 shall survive the termination of this Agreement for any reason; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.04 shall survive the termination of this Agreement for any reason.

Section 7.05. Proxy Solicitation; Other Actions(a) .

(a) The Company agrees to use commercially reasonable efforts to provide SPAC: (i) as soon as practicable following the date hereof, and in any event within sixty (60) days following the date hereof, (A) the financial statements set forth in items 1 and 2 on Schedule 7.05(a), (B) auditor’s reports and consents to use such financial statements and reports in the Registration Statement, as applicable, and (C) such other information regarding the Company and its Subsidiaries as is required under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder for inclusion in the Proxy Statement; and (ii) as soon as practicable following the date hereof, the financial statements set forth on Schedule 7.05(a) other than those set forth in items 1 and 2 thereof (collectively, the “Required Company Information”). The Company shall be available to, and the Company and its Subsidiaries shall use commercially reasonable efforts to make their officers and employees available, in each case, during normal business hours and upon reasonable advanced notice, to SPAC and its counsel in connection with (A) the drafting of the Registration Statement or Proxy Statement and (B) responding in a timely manner to comments on the Registration Statement or Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Registration Statement or Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) During the Interim Period, each of SPAC and the Company shall, and shall cause its respective Representatives to, reasonably cooperate in a timely manner in connection with SPAC and its Representatives’ due diligence in connection with the Transactions, including in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including any PIPE Investment), including: (i) by providing such information and assistance as the other party or its Representatives may reasonably request; (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence; (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, and due diligence sessions with respect to such financing efforts; and (iv) using its commercially reasonable efforts to deliver or, cause its Representatives to deliver, all documents that may be reasonably required by any financial advisor or other Representative to either party, in form and substance reasonably satisfactory to such financial advisors or other Representatives to facilitate the consummation of the Transactions or any financing arrangement in connection therewith. Such documents may include customary comfort letters from the relevant party’s current or former independent auditors and legal opinions and negative assurance letters from its counsel. Such cooperation shall include direct contact between senior management and other Representatives of each party at reasonable times and locations. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the providing party or its Representatives.

Section 7.06. Certain Transaction Agreements. Except to the extent provided in writing by SPAC, the Company shall not permit any amendment or modification to be made to any Company Voting and Support Agreement to the extent that such amendment or modification would reasonably be expected to materially and adversely affect the closing of the Transactions. The Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in each Company Voting and Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement, except to the extent that that the failure of the Company to enforce such rights would not reasonably be expected to materially and adversely affect the closing of the Transactions. Without limiting the generality of the foregoing, the Company shall give SPAC, prompt written notice: (a) of any breach or default (or any threatened breach or default) by any party to any Company Voting and Support Agreement known to the Company; or (b) of the receipt of any written notice or other written communication from any other party to any Company Voting and Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 7.07. FIRPTA. At the Closing, the Company shall deliver to SPAC (a) a properly executed certificate in such manner consistent and in accordance with the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (b) a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 7.08. Termination of Certain Agreements. The Company shall use reasonable best efforts to cause the Contracts listed on Schedule 7.08 of the Company Disclosure Letter to be terminated as of, and contingent upon the occurrence of, the Closing without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 7.09. Written Consent and A&R Registration Rights Agreement. The Company shall use commercially reasonable efforts to solicit and request that any Holders of Company Stock execute and deliver the Written Consent after the Proxy Clearance Date, in each case in accordance with applicable SEC rules and interpretations, and the Company and SPAC shall solicit and request that such Holders enter into the A&R Registration Rights Agreement (to the extent they are not already a party) prior to the Closing.

ARTICLE 8

COVENANTS OF SPAC

Section 8.01. HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, SPAC shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than twenty (20) Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event that there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. SPAC shall substantially comply with any Information or Document Requests; provided, further, that all fees and expenses in connection with filing to obtain clearance pursuant to the HSR Act shall be paid by SPAC.

(b) SPAC shall request early termination of any waiting period under the HSR Act and undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement, and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) In connection with the transactions contemplated by this Agreement, SPAC shall promptly but in no event later than twenty (20) Business Days make an appropriate mandatory notification to the UK Secretary of State pursuant to section 14(1) of the National Security and Investment Act 2021 (the “NSI Act”).

(d) In connection with the transactions contemplated by this Agreement, SPAC shall promptly but in no event later than twenty (20) Business Days make an appropriate mandatory notification to the Treasurer of the Commonwealth of Australia or their delegate pursuant to the Foreign Acquisitions and Takeovers Act 1975 (Cth) (the “FATA”).

(e) SPAC shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or SPAC or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or SPAC and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the Transactions but requiring any of the assets or lines of business of SPAC to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in ARTICLE 10. Notwithstanding anything to the contrary, portfolio companies managed by Affiliates of SPAC are under no obligation, and SPAC is under no obligation to cause such portfolio companies to undertake any actions in this Section 8.01(e).

(f) SPAC shall promptly furnish to the Company copies of any notices or written communications received by SPAC or any of its Affiliates from any third party or any Governmental Authority, and disclose to the Company the nature of any substantive oral communications between SPAC and any Governmental Authority, with respect to the transactions contemplated by this Agreement, and SPAC shall permit counsel to the Company an opportunity to review in advance, and SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by SPAC and/or its Affiliates to any Governmental Authority (excluding any notification and report forms filed under the HSR Act) concerning the transactions contemplated by this Agreement; provided, that SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period under the HSR Act without the written consent of the Company. SPAC agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between SPAC and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such disclosures or provisions of information by SPAC pursuant to this Section 8.01(f) may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

(g) Except as required by this Agreement, SPAC shall not engage in any action or enter into any transaction, that would reasonably be expected to materially impair or delay SPAC’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

Section 8.02. Indemnification and Insurance.

(a) From and after the First Effective Time, SPAC agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and SPAC and each of their respective Subsidiaries (each an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents or indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, SPAC shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the First Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Indemnified Persons that are no less favorable to such Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of any Indemnified Person thereunder, in each case, except as required by applicable Law. Notwithstanding the foregoing, all rights to indemnification or advancement of expenses in respect of any claims made or Actions commenced during such six-year period shall continue until the final disposition of such claim or Action.

(b) At or prior to the Closing, SPAC shall, or shall cause one or more of its Subsidiaries to obtain a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) in respect of acts or omissions occurring at or prior to the First Effective Time. Such D&O Tail shall remain in effect for a period of six (6) years following the First Effective Time and shall be on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SPAC or its Subsidiaries be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2025 (such amount, the “Premium Cap”); provided, however, that (i) SPAC shall be required to cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof. If such minimum coverage is or becomes unavailable at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at such Premium Cap. SPAC shall maintain the D&O Tail in full force and effect for its full term and shall cause all obligations thereunder to be honored by the Surviving Entity.

(c) SPAC and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the Indemnified Persons under this Section 8.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders (“Indemnitee Affiliates”) separate from the indemnification obligations of SPAC, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that SPAC, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the Indemnified Persons under this Section 8.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Persons under this Section 8.02 are secondary), (ii) that SPAC, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the Indemnified Persons under this Section 8.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by SPAC’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the Indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on SPAC, the Surviving Corporation and the Surviving Entity and all successors and assigns of SPAC, the Surviving Corporation and the Surviving Entity. In the event that SPAC, the Surviving Corporation or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SPAC, the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.02.

Section 8.03. Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 8.03(a) of the SPAC Disclosure Letter, as reasonably required in connection with the Domestication, as contemplated by this Agreement, as required by applicable Law or any Governmental Authority or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv), (viii) and (xii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), SPAC shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, PIPE Subscription Agreement, the SPAC Organizational Documents or the organizational documents of Merger Subs;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPAC; (B) split, combine, subdivide, recapitalize or reclassify any capital stock of, or other equity interests in, SPAC, excluding any separation of Cayman SPAC Units in accordance with their terms; (C) other than in connection with the SPAC Stockholder Redemption or as otherwise required by the SPAC Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC; or (D) make any withdrawals from the Trust Account, other than Permitted Withdrawals and interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement to pay SPAC’s Taxes and, in an aggregate amount up to one million dollars ($1,000,000) per annual period, to fund the SPAC’s working capital requirements, in each case in the ordinary course of business;

(iii) make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to Taxes) or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability of the Company or any of its Subsidiaries in a manner that will disproportionately affect Company’s stockholders (as compared to the SPAC Stockholders) after the Closing;

(iv) take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(v) other than Permitted Working Capital Loans, enter into, renew or amend any Working Capital Loan or other transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vi) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(vii) enter into, assume, assign, or amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of SPAC or Merger Subs that is (or would be if entered into or assumed after the date hereof) a “material contract” pursuant to Regulation S-K 601;

(viii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(ix) establish a new Subsidiary or enter into a new line of business;

(x) fail to maintain in full force and effect its director and officer liability insurance policy in a form and amount consistent with past practices (except that the Company shall be authorized to replace existing insurance policies with substantially comparable or greater amounts of insurance coverage);

(xi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or make a loan or advance to or investment in any third party (other than any Permitted Working Capital Loans);

(xii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SPAC or its Subsidiaries (other than First Merger and Second Merger and the transactions contemplated by this Agreement);

(xiii) enter into any engagement letters with any (i) financial advisors or (ii) capital markets advisors; and

(xiv) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, stock units, phantom stock ownership interests or similar rights in, SPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests except for Permitted Working Capital Loans or as expressly contemplated by this Agreement.

(b) During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with the SPAC Organizational Documents and the Trust Agreement.

Section 8.04. Certain Transaction Agreements. Unless otherwise approved in writing by the Company, no SPAC Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) of or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of the Sponsor Agreement. SPAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, SPAC shall give the Company, prompt written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to the Sponsor Agreement known to SPAC; and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.05. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information (x) which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure, (y) which is prohibited from being disclosed by applicable Law, or (z) is subject to statutory non-disclosure or similar provisions, or that is subject to a non-disclosure agreement with a third party or protection as a trade secret,

SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, records and appropriate officers and employees of SPAC and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.

Section 8.06. SPAC Stock Exchange Listing. From the date hereof through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Common Stock to be listed on, the Stock Exchange. SPAC shall take all steps reasonably necessary or advisable to cause the shares of SPAC Common Stock to trade under such symbol as mutually agreed by the Company and SPAC prior to the Closing.

Section 8.07. SPAC Public Filings. From the date hereof through the Closing, SPAC shall use reasonable best efforts to keep current and timely file or timely furnish (or obtain extensions in respect thereof and file or furnish within the applicable grace period) all registration statements reports schedules, forms, statements and other documents required to be filed or furnished with the SEC (collectively, as they have been supplemented, amended or modified since the time of their filing and including all exhibits and schedules thereto and other information incorporated therein, the “Additional SEC Reports”) and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.08. Section 16 Matters. Prior to the First Effective Time, SPAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09. SPAC Board of Directors. The Company and SPAC shall take all necessary action to cause the board of directors of SPAC as of immediately following the Closing to consist of seven (7) or nine (9) directors, which, (a) to the extent that the board of directors of SPAC is comprised of at least nine (9) directors, shall include two (2) directors designated by Sponsor (one of which to be designated as a Class I director and one of which to be designated as a Class III director), and (b) to the extent that the board of directors of SPAC is comprised of fewer than nine (9) directors, shall include one (1) director designated by Sponsor (which director will be designated as a Class III director) and (ii) such other individuals as shall be determined by the Company, in its sole and exclusive discretion, provided that the citizenship of the members of the board shall be such that SPAC will be free of foreign ownership, control or domination, in each case as designated by such persons prior to the initial filing of the Proxy Statement with the SEC. Upon each individual becoming a director of the board of directors of SPAC, SPAC will enter into customary indemnification agreements with each such director.

Section 8.10. SPAC Management. Schedule 8.10 of the SPAC Disclosure Letter sets forth the names and positions of the members of the senior management of the Company who shall each serve in such positions (or in substantially similar positions) at SPAC following the First Effective Time, provided that the citizenship of the members of the senior management of SPAC following the First Effective Time will be such that SPAC will be free of foreign ownership, control or domination. The Company and SPAC shall use reasonable best efforts to provide that such individuals are appointed and continue to serve after the First Effective Time in their respective positions with substantially similar duties and responsibilities at SPAC, subject to the terms of any employment or offer letters to be agreed prior to the Closing.

Section 8.11. Equity Plans. Prior to the Closing Date, SPAC shall approve and adopt and submit for stockholder approval, (i) an equity incentive plan, in a form and substance reasonably acceptable to SPAC and the Company that provides for the grant of awards to employees and other service providers of the Surviving Corporation and its Subsidiaries in the form of options, restricted stock, restricted stock units or other equity-based awards based on SPAC Common Stock with (x) an initial share pool reserve of SPAC Common Stock equal to thirteen percent (13%) of the total number of SPAC Common Stock outstanding on a fully diluted basis, as of immediately following the First Effective Time (for the avoidance of doubt, including all shares of SPAC Common Stock issuable to holders of Company Stock pursuant to Section 3.02), and (y) an annual “evergreen” increase of five percent (5%) of the shares of SPAC Common Stock outstanding as of the day prior to such increase, and (ii) an employee stock purchase plan, in a form and substance reasonably acceptable to SPAC and the Company that provides for the grant of purchase rights with respect to SPAC Common Stock to employees of the Surviving Corporation and its Subsidiaries with (x) an initial share pool reserve of SPAC Common Stock equal to two percent (2%) of the total number of SPAC Common Stock outstanding on a fully diluted basis, as determined at the Closing, and (y) an annual “evergreen” increase of one percent (1%) of the shares of SPAC Common Stock outstanding as of the day prior to such increase ((i) and (ii), together, the “Equity Plans”). As soon as practicable following the date that is sixty (60) days after the Closing and subject to applicable securities Laws, SPAC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the SPAC Common Stock issuable under the 2017 Plan and the Equity Plans, and SPAC shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the 2017 Plan and the Equity Plans remain outstanding.

Section 8.12. Qualification as an Emerging Growth Company. SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.13. Domestication. At least one day prior to the Closing and in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq or the Stock Exchange, as applicable, and the SPAC Organizational Documents, SPAC shall cause the Sponsor Share Conversion and the Domestication to become effective on such date (or such other date that is at least one day prior to the Closing), including by: (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to SPAC and the Company, together with the SPAC Charter Upon Domestication, in each case, in accordance with the provisions of the Certificate of Domestication with respect to the Domestication and the SPAC Charter Upon Domestication and applicable Law; (b) adopting the SPAC Bylaws Upon Domestication; and (c) completing, making and procuring all filings required to be made with the Cayman Registrar of Companies in connection with the Domestication. Following the consummation of the Domestication and prior to the Closing, the board of directors of SPAC will resolve to ratify and approve such matters as may be required to effect the Transactions as contemplated by this Agreement and any such other matters as the Company and SPAC may mutually agree.

ARTICLE 9

JOINT COVENANTS

Section 9.01. Support of Transaction. Without limiting any covenant contained in ARTICLE 7 or ARTICLE 8, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, SPAC and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by the Company and SPAC, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in ARTICLE 10 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall SPAC, Merger Subs, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.02. Registration Statement; Proxy Statement; SPAC Special Meeting.

(a) Registration Statement; Proxy Statement. As promptly as practicable after the date of this Agreement, SPAC and the Company shall, in accordance with this Section 9.02(a), prepare, and, subject to its receipt of all Required Company Information of the Company Disclosure Letter (other than the financial statements set forth in item 5 of Schedule 7.05(a), to the extent such financial statements are not required to be included in the Registration Statement), SPAC shall file with the SEC, (i) in preliminary form, a proxy statement and a notice of general meeting in connection with the Transactions (together, as amended or supplemented, the “Proxy Statement”) to be filed as part of the Registration Statement and to be sent to the shareholders of SPAC in advance of the Special Meeting in accordance with the Existing SPAC Governing Document, for the purpose of, among other things: (A) providing the SPAC Stockholders with the opportunity to redeem shares of SPAC Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “SPAC Stockholder Redemption”); and (B) soliciting proxies from holders of SPAC Common Stock to vote at the Special Meeting, as may be adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the approval of the Domestication; (3) adoption of the SPAC Charter Upon Domestication, the SPAC Bylaws Upon Domestication; (4) the issuance of shares of SPAC Common Stock in connection with the Mergers (including as may be required by the Stock Exchange); (5) the approval of the adoption of the Equity Plans; (6) the election of the directors constituting the board of directors of SPAC immediately following the First Effective Time (in the form of an advisory vote, with the directors being elected by written resolution of the holders of the SPAC Class B Ordinary Shares in accordance with the SPAC Organizational Documents); (7) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto; (8) any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (9) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “SPAC Stockholder Matters”) and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus; provided, that, notwithstanding the foregoing, in the event all of the Required Company Information has been delivered other than the information set forth in Section 7.05(a)(ii), and if mutually agreed by the Parties, the Parties may confidentially submit the Registration Statement to the SEC. Without the prior written consent of the Company, the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the Special Meeting, as adjourned or postponed. SPAC and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective Representatives in the preparation of the Registration Statement and Proxy Statement. The Registration Statement shall also include a consent solicitation statement in preliminary form in connection with the solicitation by the Company of written consents from the stockholders of the Company, to approve, by stockholders holding Company Stock sufficient to obtain the Company Stockholder Approval, this Agreement, the Mergers and the Transactions. The Registration Statement and Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder. Subject to its receipt of all Required Company Information from the Company pursuant to Section 7.05, SPAC shall (I) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and keep the Registration Statement effective as long as is necessary to consummate the Mergers, (II) file the definitive Proxy Statement with the SEC, (III) cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of SPAC in accordance with Section 9.02(e), as promptly as practicable (but in no event later than five (5) Business Days except as otherwise required by applicable Law) following the effective date of the Registration Statement (such date, the “Proxy Clearance Date”), and (IV) promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(b) Prior to filing with the SEC, SPAC will make available to the Company drafts of the Registration Statement, Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement, Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SPAC shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company promptly after it receives notice thereof, of: (i) the time when the Registration Statement and Proxy Statement has been filed; (ii) the time when the Registration Statement has been declared effective under the Securities Act; (iii) the filing of any supplement or amendment to the Registration Statement or Proxy Statement; (iv) any request by the SEC for amendment of the Registration Statement or Proxy Statement; (v) any comments from the SEC relating to the Registration Statement or Proxy Statement and responses thereto; and (vi) requests by the SEC for additional information. SPAC shall respond to any SEC comments on the Registration Statement and Proxy Statement as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, SPAC will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts. SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, SPAC shall provide the Company and their counsel with any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement and Proxy Statement promptly after receipt of those comments or other communications.

(c) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall, subject to Section 9.02(b), promptly file an amendment or supplement to the Registration Statement and Proxy Statement containing such information. If, at any time prior to the Closing, the Company or SPAC, or any of their respective Affiliates, directors or officers, as applicable, discovers any information, event or circumstance relating to such Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Party shall promptly inform the other Party of such information, event or circumstance. In such event, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(d) SPAC shall make all necessary filings to obtain necessary approvals with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to use commercially reasonable efforts to promptly provide SPAC with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by SPAC for inclusion in the Registration Statement and Proxy Statement.

(e) SPAC Special Meeting. SPAC shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 9.02(a)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of the SPAC Stockholders, for the purpose of obtaining the approval of the SPAC Stockholder Matters (the “Special Meeting”), which meeting shall be held not less than twenty-five (25) days and not more than thirty-five (35) days after the date on which SPAC commences the mailing of the Proxy Statement to its shareholders and otherwise in accordance with SPAC’s obligations to give shareholders notice of the Special Meeting in accordance with the Existing SPAC Governing Document. SPAC shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the SPAC Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the SPAC Stockholder Matters. SPAC shall include the SPAC Board Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation for any reason, except as required by appliable Laws (“Modification of Recommendation”). SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Stockholder Matters shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the SPAC Stockholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than fifteen (15) days: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to the SPAC Stockholders and for such supplement or amendment to be promptly disseminated to the SPAC Stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of SPAC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the SPAC Stockholder Matters; or (iv) with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, for purposes of satisfying the condition set forth in Section 10.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(f) Company Stockholder Written Consent. As promptly as practicable following the Proxy Clearance Date, the Company shall solicit the Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the Proxy Clearance Date, the Company Board shall set a record date for determining the stockholders of the Company entitled to provide such written consent. The Company shall use reasonable best efforts to cause the parties to the Company Voting and Support Agreements to duly execute and deliver a stockholder written consent substantially in the form attached hereto as Exhibit K (the “Written Consent”) in respect of the shares of Company Stock beneficially owned by such parties (which parties hold Company Stock sufficient to constitute the Company Stockholder Approval) in accordance with Section 228 of the DGCL within forty-eight (48) hours of the Proxy Clearance Date. As promptly as practicable following the execution and delivery of the Written Consent by such parties to the Company, the Company shall deliver to SPAC a copy of such Written Consent in accordance with Section 12.02. The Company shall use reasonable best efforts to, within forty-eight (48) hours of the receipt of the Company Stockholder Approval via the Written Consent, and shall in no event later than five (5) Business Days after such receipt, deliver to the stockholders of the Company who have not executed and delivered the Written Consent the notice required by Section 228(e) of the DGCL, together with a notice and description of the appraisal rights of the holders of record and beneficial owners of Company Stock available under Section 262 of the DGCL (in a manner sufficient in form and substance to start the twenty (20) day period during which appraisal must be demanded as contemplated by Section 262(d)(2) of the DGCL (the last day of such period, the “Appraisal Rights Deadline”)) along with such other information as is required thereunder and pursuant to applicable Law; the Company shall provide SPAC with a reasonable opportunity to comment on drafts of such notice and shall consider such comments in good faith. If stockholders holding Company Stock sufficient to obtain the Company Stockholder Approval fail to deliver the Written Consent to the Company within forty-eight (48) hours of the Registration Statement becoming effective (a “Written Consent Failure”), SPAC shall have the right to terminate this Agreement as set forth in Section 11.01.

(g) The consent solicitation statement shall include the Company Board Recommendation. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation for any reason, unless the Company Board (or the applicable committee or subgroup thereof) determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

Section 9.03. PIPE Investment. Prior to and, if mutually agreed by the Parties, following the date hereof, the Parties shall use their commercially reasonable efforts to obtain commitments from one or more investors for a private financing (collectively, the “PIPE Investments”) pursuant to the terms of one or more subscription agreements (collectively, the “PIPE Subscription Agreements”), the terms of which will be mutually agreed by the Company and SPAC, with such private placement to be consummated prior to or substantially concurrently with the consummation of the Transactions.

Section 9.04. Exclusivity.

(a) Except in connection with a PIPE Investment, during the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s equity securities or the sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries or in a PIPE Investment) or any merger or sale of substantial assets of the Company or its Subsidiaries, taken as a whole, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(a). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(b). SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.05. Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, SPAC shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. SPAC shall, at its own expense, timely file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b) For U.S. federal (and, as applicable, state and local) income tax purposes, (i) each of the Parties intends that the Domestication will qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated under Section 368 of the Code, (ii) each of the Parties intends that the Mergers, taken together as integrated steps of a single transaction for U.S. federal income tax purposes, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, (iii) SPAC intends that this Agreement be, and hereby is, adopted as a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Domestication and the Sponsor Share Conversion for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated under Sections 354, 361 and 368 of the Code, and (iv) each of the Parties intends that this Agreement be, and hereby is, adopted as a separate “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) (clauses (i) through (iv) collectively, the “Intended Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) Each of SPAC and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts to (i) cause the Mergers to qualify for the Intended Tax Treatment and (ii) not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers from so qualifying for the Intended Tax Treatment. Without limiting the foregoing, if the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the U.S. Tax consequences of or related to the Transactions, the Parties shall agree to use their reasonable best efforts to cause its respective Tax counsel to provide any such opinion, as reasonably determined by such Parties, subject to customary assumptions and limitations.

Section 9.06. Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 9.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are subject to confidentiality obligations at least as restrictive as those set forth in the

Confidentiality Agreement without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.06(b), nothing herein shall modify or affect SPAC’s obligations pursuant to Section 9.02.

Section 9.07. Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 9.08. Stockholder Litigation. SPAC shall notify the Company, and the Company shall notify SPAC, promptly following receipt of any threat to file, or written notice of the filing of, an Action related to this Agreement or the Transaction by any of its stockholders against any of the SPAC Parties, the Company or any of their respective directors or officers (any such action, a “Stockholder Action”). SPAC shall keep the Company, and the Company shall keep SPAC, as applicable, reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. SPAC shall give the Company, and the Company shall give SPAC, as applicable, the opportunity to participate in, subject to a customary joint defense agreement, the defense of any such litigation, to give due consideration to the Company’s or the SPAC’s advice, as applicable, with respect to such litigation and to not settle any such litigation without the prior written consent of the Company or SPAC, as applicable, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, SPAC shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Stockholder Action initiated by or on behalf of any stockholders of SPAC, in their capacity as such, and the Company shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Stockholder Action initiated by or on behalf of any stockholders of the Company, in their capacity as such (“Stockholder Action Expenses”).

ARTICLE 10

CONDITIONS TO OBLIGATIONS

Section 10.01. Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) Regulatory Approvals. The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

(b) UK NSI Approval. The UK Secretary of State, the Chancellor of the Duchy of Lancaster or the Investment Security Unit will have:

(i) notified the SPAC in accordance with section 14(8)(b)(ii) of the NSI Act that no further action will be taken in relation to the Transactions and the Transactions are therefore cleared and will not receive a call-in notice;

(ii) issued a final notification in accordance with section 26(1)(b) of the NSI Act containing confirmation that no further action will be taken in relation to the Transactions and the Transactions are therefore cleared;

(iii) made a final order permitting the Transactions to proceed and, to the extent relevant, all conditions, provisions or obligations contained in such final order necessary for completion of the Transactions shall have been satisfied or complied with; or

(iv) provided a written notice to the SPAC or Company that the Transactions are not subject to review under the NSI Act.

(c) FIRB Approval. The Treasurer of the Commonwealth of Australia or their delegate has either:

(i) provided written notice that there is no objection under the FATA to the Transactions (whether or not subject to conditions); or

(ii) become precluded from exercising any power to make an order under Division 2 of Part 3 of the FATA in relation to the Transactions.

(d) No Injunction or Restraints. No Governmental Authority having jurisdiction over any Party or the Transactions shall have issued any Governmental Order preventing, materially restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and no Law shall have been enforced that prevents or materially restrains the consummation of the Transactions.

(e) Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the SPAC Stockholder Redemption, and giving effect to the receipt by SPAC of the net amount of proceeds actually contributed by investors in accordance with the terms and conditions of the PIPE Subscription Agreements upon consummation of the PIPE Investments.

(f) SPAC Stockholder Approval. The approval of the SPAC Stockholder Matters shall have been duly obtained in accordance with applicable Law, the SPAC Organizational Documents and the rules and regulations of the Stock Exchange.

(g) Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company Certificate of Incorporation.

(h) Governance Arrangements. Any organizational documents or agreements necessary to give effect to the governance arrangements contemplated by this Agreement and the Transaction Agreements shall have been adopted or executed and delivered by the parties thereto, as applicable.

(i) Board Appointments. All action shall have been taken such that the board of directors of SPAC as of immediately following the Closing shall be constituted of the directors contemplated by Section 8.09.

(j) Stock Exchange Listing Requirements. The shares of SPAC Common Stock contemplated to be listed pursuant to this Agreement shall have been listed on the Stock Exchange and shall be eligible for continued listing on the Stock Exchange immediately following the Closing (as if it were a new initial listing by an issuer that had never been listed prior to Closing).

(k) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

Section 10.02. Additional Conditions to Obligations of SPAC Parties. The obligations of the SPAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained (A) in Section 5.06 (Current Capitalization), shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) other than de minimis inaccuracies, and (B) in the first sentence of Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), Section 5.24(a) (Absence of Changes) and Section 5.25 (Brokers’ Fees) (the representations and warranties in (A) and (B) collectively, the “Company Specified Representations”) shall, if qualified by “materiality” or “Material Adverse Effect” or any similar limitation be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in ARTICLE 5 (other than the Company Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not occurred a Material Adverse Effect with respect to the Company which is continuing.

(d) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.

(e) Dissenting Shares. The Appraisal Rights Deadline shall have occurred and no Holder or Holders, individually or in the aggregate, beneficially owning more than five percent (5%) of the issued and outstanding shares of Company Stock (with such number of shares being calculated, with respect to the Company Preferred Stock, on an as-converted to Company Common Stock basis) shall beneficially own any Dissenting Shares as of the Closing Date.

Section 10.03. Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the SPAC Parties contained in (A) Section 6.13 (Capitalization) shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) other than de minimis inaccuracies, and (B) the first sentence of Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.08 (Brokers’ Fees) and Section 6.24 (Fairness Opinion) (the representations and warranties in (A) and (B) collectively, the “SPAC Specified Representations”) shall be, if qualified by “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein, be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case, as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the SPAC Parties contained in ARTICLE 6 (other than the SPAC Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a SPAC Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the SPAC Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No SPAC Material Adverse Effect. Since the date of this Agreement, there has not existed a SPAC Material Adverse Effect with respect to SPAC which is continuing.

(d) Available Closing SPAC Cash. The Available Closing SPAC Cash shall not be less than $100,000,000.

(e) Domestication. The Domestication shall have been completed as provided in Section 8.13 and a time-stamped copy of the SPAC Charter Upon Domestication issued by the Secretary of State of Delaware in relation thereto shall have been delivered to the Company.

(f) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b), Section 10.03(c), Section 10.03(d) and Section 10.03(g) have been fulfilled.

(g) Sponsor Agreement. Each of the covenants of Sponsor and the Insiders (as defined in the Sponsor Agreement) required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and Sponsor or the Insiders shall not have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that SPAC or the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

Section 10.04. Frustration of Conditions. None of the SPAC Parties or the Company may rely on the failure of any condition set forth in this ARTICLE 10 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.

ARTICLE 11

TERMINATION/EFFECTIVENESS

Section 11.01. Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of the Company and SPAC;

(b) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by the Company of notice from SPAC of such breach, but only as long as the Company continues to use commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before March 1, 2026 (the “Termination Date”); provided, that if any Action for specific performance or other equitable relief by the Company with respect to this Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is thirty (30) days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Extended Termination Date”); or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if SPAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any SPAC Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by such SPAC Party, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise commercially reasonable efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; and provided, further, that, without limiting the foregoing, the Company shall use reasonable best efforts to provide written notice to SPAC, in good faith, prior to the Domestication, if the Company believes it has the right to, and intends to, terminate this Agreement prior to the Closing.

(d) by written notice from either the Company or SPAC to the other if the approval of the SPAC Stockholder Matters required to consummate the Transactions by the SPAC Stockholders is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 11.01(d) shall not be available to SPAC if, at the time of such termination, SPAC is in breach of Section 9.02;

(e) by written notice from SPAC to the Company in the event of a Written Consent Failure; provided, that the right to terminate this Agreement on account of a Written Consent Failure shall not be available if the Company Stockholder Approval is obtained prior to SPAC providing notice of its intent to terminate this Agreement on account of a Written Consent Failure; or

(f) by written notice from the Company to SPAC if there has been a Modification of Recommendation.

Section 11.02. Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability under this Agreement on the part of any Party or its respective Affiliates, officers, directors, employees, Representatives or stockholders, other than liability of any Party for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.06 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and ARTICLE 12 (collectively, the “Surviving Provisions”) and the

Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to SPAC or Merger Subs to:

Churchill Capital Corp X

640 Fifth Avenue, 14th Floor

New York, NY 10019

Attn:	Jay Taragin
Email:	[***]

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, NY 10019

Attn:	Greg Astrachan
Sean Ewen
Esther Chang
Email:	[***]

(b) If to the Company or the Surviving Entity, to:

ColdQuanta, Inc.

1315 W Century Dr #150

Louisville, CO 80027

Attn:	Jim Stirbis
Email:	[***]

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

Attn:	Garth Osterman
Mike Nelson
Peter Byrne
Kristin VanderPas
Email:	[***]

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.02(a) and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15.

Section 12.05. Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not the Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, SPAC shall bear and pay at or promptly after Closing, all SPAC Transaction Expenses and all Company Transaction Expenses; provided that all Stockholder Action Expenses, whether borne by SPAC or the Company, shall be fully payable by SPAC if the Closing occurs and not subject to any limitation or cap.

Section 12.06. Governing Law. This Agreement, and all claims or causes of Action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Cayman Company Act shall apply to the Domestication and any claims related to internal affairs of SPAC prior to the Domestication).

Section 12.07. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08. Schedules and Exhibits. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09. Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Non-Disclosure Agreement, dated as of May 23, 2025, between SPAC and the Company (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12. Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 12.13. Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement or under applicable Law, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, SPAC acknowledges and agrees that the Company may, without breach of this Agreement, (i) with respect to any Transaction Agreement to which the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement, (ii) with respect to any Transaction Agreement to which the Company is not a party or a third party beneficiary thereof, upon written notice to SPAC, (A) require SPAC to enforce its rights under any such Transaction Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement) in the event the counterparty under such Transaction Agreement is in breach of its obligations thereunder, (B) have approval rights over SPAC’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (C) select a separate counsel to participate alongside SPAC’s counsel in any such litigation (at the expense of the Company); provided that such separate counsel shall not be entitled to control or seek court orders on SPAC’s behalf, and/or (D) fund any such litigation, and (c) require SPAC to promptly execute, and SPAC hereby agrees to execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence. Each Party agrees that it will use its reasonable best efforts to cooperate with the other in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance.

Section 12.14. Non-Recourse. Subject in all respect to the last sentence of this Section 12.14, this Agreement may only be enforced against, and any claim or cause of Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party has undertaken specific obligations pursuant to this Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement.

Section 12.15. Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the First Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this ARTICLE 12.

Section 12.16. Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective, stockholders, shareholders, partners, members and Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the SPAC Party Representations constitute the sole and exclusive representations and warranties of SPAC and Merger Subs; (iv) except for the Company Representations by the Company and the SPAC Party Representations by the

SPAC Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); (v) Representatives of SPAC or the Company have not made, and are not making, any representation or warranty whatsoever to any Party or its Affiliates and shall not be liable in respect of the accuracy or completeness of any information provided to any Party or its Affiliates; and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the SPAC Party Representations by the SPAC Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(d), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16 shall relieve any Party of liability in the case of actual and intentional fraud committed by such Party.

(b) Effective upon Closing, except with respect to those covenants and agreements contained herein that by their terms expressly apply at or after the Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in ARTICLE 5 or ARTICLE 6 (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 12.17. Conflicts and Privilege.

(a) SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of SPAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Entity) prior to the Closing (collectively, the “Sponsor Group”), on the one hand, and (y) the Surviving Entity and/or any member of the INFQ Group, on the other hand, any legal counsel, including Willkie Farr & Gallagher LLP (“Willkie”) that represented SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Sponsor Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity and/or the Sponsor. SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor and/or any other member of the Sponsor Group, on the one hand, and Willkie, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Sponsor Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Entity) prior to the Closing (collectively, the “INFQ Group”), on the one hand, and (y) the Surviving Entity and/or any member of the Sponsor Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”) that represented the Company prior to the Closing may represent any member of the INFQ Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented SPAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the INFQ Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the INFQ Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by SPAC prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date hereof.

CHURCHILL CAPITAL CORP X

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Chief Financial Officer

AH MERGER SUB I, INC.

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Secretary and Treasurer

AH MERGER SUB II, LLC

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Secretary and Treasurer

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date hereof.

COLDQUANTA, INC.

By:	/s/ Matthew Kinsella
Name:Matthew Kinsella
Title:Chief Executive Officer

Schedule 7.05(a)

Financial Statements

1.	Audited Financial Statements for FY 2023
2.	Audited Financial Statements for FY 2024
3.	Unaudited Financial Statements for Q1 2025
4.	Unaudited Financial Statements for Q2 2025
5.	Unaudited Financial Statements for Q3 2025 (no earlier than “staleness” date for Q2 2025 financials)

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INFLEQTION, INC.

Infleqtion, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

ONE: The name of this corporation is Infleqtion, Inc. The date of filing of the original certificate of incorporation of this corporation with the Secretary of State of the State of Delaware was [●], 20[●][, and the name under which such filing was made was [  ]].

TWO: This certificate of incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, and has been duly approved by the written consent of the stockholders of this corporation in accordance with Section 228 of the DGCL.

THREE: Pursuant to Sections 242 and 245 of the DGCL, the certificate of incorporation of this corporation, as heretofore amended, is hereby amended, integrated and restated to read in its entirety as follows:

SECTION 1.

The name of this corporation is Infleqtion, Inc. (the “Corporation”).

SECTION 2.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

SECTION 3.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

SECTION 4.

Section 4.1 The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 1,500,000,000 shares, consisting of 1,400,000,000 shares of Common Stock, par value $0.0001 per share, and 100,000,000 shares of Preferred Stock, par value $0.0001 per share.

Section 4.2 The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be set forth in a certificate of designation adopted by the Board and filed in accordance with the DGCL.

Section 4.3 Irrespective of the provisions of Section 242(b)(2) of the DGCL, but subject to the terms of any certificate of designation filed with respect to any series of Preferred Stock, the holders of Preferred Stock and Common Stock shall vote together, and not as separate classes, on any amendment to this Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock or Common Stock.

Section 4.4 Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this certificate of incorporation (as amended from time to time, the “Certificate of Incorporation”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other affected series of Preferred Stock, to vote thereon pursuant to applicable law or the Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

SECTION 5.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class thereof, as the case may be, it is further provided that:

Section 5.1 MANAGEMENT OF THE BUSINESS.

Except as otherwise provided by the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board shall be fixed exclusively by the Board.

Section 5.2 BOARD OF DIRECTORS

Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as practicable, of a number of directors equal to one third of the number of members of the Board authorized as provided in Section 5.1. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective (the “Filing Date”). At the first annual meeting of stockholders following the Filing Date, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Filing Date, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Filing Date, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall remove or shorten the term of any incumbent director.

Section 5.3 REMOVAL OF DIRECTORS

Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

Section 5.4 VACANCIES.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

Section 5.5 PREFERRED STOCKHOLDERS ELECTION RIGHTS.

Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.1 hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.6 BYLAW AMENDMENTS.

The Board is expressly authorized and empowered to adopt, amend or repeal any provisions of the bylaws of the Corporation (as amended from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Section 5.7 STOCKHOLDER ACTIONS.

a. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

b. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

c. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the President or directors representing a majority of directors then in office, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

SECTION 6.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. Solely for purposes of this Section 6, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

SECTION 7.

Section 7.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and any appellate court therefrom shall be the sole and exclusive forum for: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action that is based upon a violation of a duty owed by any current or former director, officer, other employee or stockholder of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by applicable law; provided, however, that if the designation of such court as the sole and exclusive forum for a claim or action referred to in foregoing clauses (A) through (F) of this Section would violate applicable law, then the United States District Court for the District of Delaware or if the designation of such court would violate applicable law, then the Superior Court of Delaware shall be the sole and exclusive forum for such claim or cause of action.

Section 7.2 Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

SECTION 8.

Section 8.1 Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of the Certificate of Incorporation.

Section 8.2 The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section 8.3, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to this reservation. For the avoidance of doubt, but subject to the rights of the holders of any outstanding series of Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to the Certificate of Incorporation.

Section 8.3 Notwithstanding any other provisions of the Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or by the Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Sections 5, 6, 7 and this Section 8.

SECTION 9.

Section 9.1 If any provision or provisions of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Certificate of Incorporation (including, without limitation, each portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

* * *

The Corporation has caused this certificate of incorporation to be signed by a duly authorized officer of the Corporation on [●], 20[●].

Infleqtion, Inc.

By:
[ ]
[ ]

Exhibit B

AMENDED AND RESTATED BYLAWS

OF

INFLEQTION, INC.

(A DELAWARE CORPORATION)

SECTION 1.

OFFICES

Section 1.1 Registered Office. The registered office of Infleqtion, Inc. (the “Corporation”) in the State of Delaware and the name of the Corporation’s registered agent at such address shall be as set forth in the certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 1.2 Other Offices. The Corporation may at any time establish other offices both within and without the State of Delaware.

SECTION 2.

CORPORATE SEAL

Section 2.1 Corporate Seal. The Board of Directors of the Corporation (the “Board”) may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

SECTION 3.

STOCKHOLDERS’ MEETINGS

Section 3.1 Place of Meetings. Meetings of the stockholders of the Corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board (or its designee). The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 3.9 below.

Section 3.2 Annual Meetings.

(a) The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and time as may be determined from time to time by the Board (or its designee). Any annual meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer of the Corporation to whom the Board delegates such authority, at any time before or after notice of such meeting has been given to stockholders. Nominations of persons for election to the Board and proposals of other business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Corporation’s notice of meeting of stockholders (or any supplement thereto); (ii) by or at the direction of the Board or a duly authorized committee thereof; or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 3.2(b) of these bylaws (as may be amended and/or restated from time to time, the “Bylaws”) and who is a stockholder of record at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the notice procedures and requirements set forth in this Section 3.2.

For the avoidance of doubt, clause (a) above shall be the exclusive means for a stockholder to make nominations and submit other business before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under the DGCL, the Certificate of Incorporation and the Bylaws, and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(i) For nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(iii) and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the Corporation that are owned of record and beneficially by such nominee and list of any pledge of or encumbrances on such shares, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) the questionnaire, representation and agreement required by Section 3.2(e), completed and signed by such nominee, and (6) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed or provided to the Corporation pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including such person’s written consent to being named in a proxy statement, associated proxy card and other filings as a nominee and to serving as a director if elected); and (B) all of the information required by Section 3.2(b)(iv).

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or to serve on any committee or sub-committee of the Board, in either case under any applicable stock exchange listing requirements, applicable law or the Policies (as defined below). The number of nominees a stockholder may nominate for election at an annual meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at an annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. A stockholder may not designate any substitute or alternate nominees unless the stockholder provides timely notice of such substitute or alternate nominee(s) in accordance with this Section 3.2, in the case of an annual meeting, or Section 3.3, in the case of a special meeting (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute or alternate nominee(s) that are required by the Bylaws with respect to nominees for director).

(ii) For business other than nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(iii), and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each matter such stockholder proposes to bring before the meeting, (1) a brief description of the business desired to be brought before the meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (3) the reasons for conducting such business at the meeting, and

(4) any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) all of the information required by Section 3.2(b)(iv).

(iii) To be timely, the written notice required by Section 3.2(b)(i) or 3.2(b)(ii) must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting (for purposes of notice required for action to be taken at the Corporation’s first annual meeting of stockholders after the filing date of the Certificate of Incorporation, the date of the immediately preceding year’s annual meeting shall be deemed to have occurred on June 1 in such immediately preceding calendar year); provided, however, that, subject to the last sentence of this Section 3.2(b)(iii), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (or deemed to have been held), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to such annual meeting and not later than the later of the close of business on (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation.

In no event shall an adjournment or postponement (or the public announcement thereof) of an annual meeting for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Sections 3.2(b)(i) or 3.2(b)(ii) shall also include, as of the date of the notice and as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made and any affiliate who controls (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”)) either of the foregoing stockholder or beneficial owner, directly or indirectly (each, a “Proponent” and collectively, the “Proponents”):

(A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the Corporation’s books and records;

(B) the class, series and number of shares of each class or series of the capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 3.2(b)(iv), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the Corporation as to which such Proponent or any of its affiliates or associates has a right to acquire beneficial ownership whether immediately or at any time in the future);

(C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the Corporation, other than a revocable proxy given in response to a proxy solicitation made to 10 or more persons) between or among any Proponent and any of its affiliates or associates, and/or any other persons (including their names) including without limitation, any agreements, arrangements or understandings required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D, regardless of whether the requirement to file a Schedule 13D is applicable;

(D) a representation that the stockholder is a holder of record of shares of the Corporation at the time of giving notice, will be entitled to vote at the meeting, and that such stockholder (or a qualified representative thereof) intends to appear at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(ii));

(E) a representation whether any Proponent or any other participant (as defined in Item 4 of Schedule 14A under the 1934 Act) will engage in a solicitation with respect to such nomination or proposal and, if so, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation, and a representation as to whether the Proponents intend or are part of a group which intends to: (x) deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required to approve or adopt the proposal or elect the nominee, (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination and/or (z) solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the 1934 Act;

(F) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions;

(G) a certification regarding whether each Proponent has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the Corporation and/or such Proponent’s acts or omissions as a stockholder or beneficial owner of the Corporation; and

(H) any other information relating to each Proponent required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14 of the 1934 Act and the rules and regulations promulgated thereunder.

(c) A stockholder providing the written notice required by Section 3.2(b)(i) or 3.2(b)(ii) shall update and supplement such notice in writing, if necessary, so that the information (other than the representations required by Section 3.2(b)(iv)(E)) provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting; provided, that no such update or supplement shall cure or affect the accuracy (or inaccuracy) of any representations made by any Proponent, any of its affiliates or associates, or a nominee or the validity (or invalidity) of any nomination or proposal that failed to comply with this Section 3.2 or is rendered invalid as a result of any inaccuracy therein.

In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting (or if there are fewer than two Business Days between the date for the meeting, or the date of the immediately preceding adjournment or postponement thereof, and the date for the adjourned or postponed meeting, not later than the day prior to such adjourned or postponed meeting).

(d) Notwithstanding anything in Section 3.2(b)(iii) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with Section 3.2(b)(iii), a stockholder’s notice required by this Section 3.2 and that complies with the requirements in Section 3.2(b)(i), other than the timing requirements in Section 3.2(b)(iii), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(e) To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (iii) of Section 3.2(a) or clause (ii) of Section 3.3(c), each Proponent must deliver (in accordance with the time periods prescribed for delivery of notice under Sections 3.2(b)(iii), 3.2(d) or Section 3.3(c), as applicable) to the Secretary at the principal executive offices of the Corporation a completed written questionnaire with respect to the background, qualifications, stock ownership and independence of such proposed nominee (in the form provided by the Secretary within 10 days following a written request therefor by a stockholder of record) and a written representation and agreement (in the form provided by the Secretary within 10 days following written request therefor by a stockholder of record) that such person:

(i) is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question that (A) has not been disclosed in the questionnaire or (B) could limit or interfere with such person’s ability to comply with such person’s fiduciary duties under applicable law;

(ii) is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation or a nominee that has not been disclosed in such questionnaire;

(iii) would be in compliance, if elected as a director of the Corporation (and a statement as to whether such person, if elected, intends to comply with), all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation that are publicly disclosed or which were provided by the Secretary with the written representation and agreement required by this Section 3.2(e) (together, the “Policies”); and

(iv) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(f) A person shall not be eligible for election or re-election as a director unless the person is nominated, in the case of an annual meeting, in accordance with Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e) and Section 3.2(f), as applicable, or in the case of a special meeting, in accordance with Section 3.3(c) and the requirements thereof. Only such business shall be conducted at any annual meeting of the stockholders of the Corporation as shall have been brought before the meeting in accordance with Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b), Section 3.2(c) and Section 3.2(f), as applicable. Notwithstanding anything to the contrary in the Bylaws, unless otherwise required by applicable law, in the event that any Proponent (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to one or more proposed nominees and (ii) subsequently fails to (A) comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proponent has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the next sentence) or (B) inform the Corporation that they no longer plan to solicit proxies in accordance with the requirements of Rule 14a-19 under the 1934 Act by delivering a written notice to the Secretary at the principal executive offices of the Corporation within two (2) Business Days after the occurrence of such change, then the nomination of each such proposed nominee shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nominee is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded).

If any Proponent provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proponent shall deliver to the Corporation, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence sufficient to demonstrate that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act.

Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, the nomination of any person whose name is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) as a result of any notice provided by any Proponent pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to such proposed nominee and whose nomination is not made by or at the direction of the Board or any authorized committee thereof shall not be deemed (for purposes of clause (a) of Section 3.2(a) or otherwise) to have been made pursuant to the Corporation’s notice of meeting (or any supplement thereto) and any such nominee may only be nominated by a Proponent pursuant to clause (a) of Section 3.2(a) and, in the case of a special meeting of stockholders, pursuant to and to the extent permitted under Section 3.3(c).

Except as otherwise required by applicable law, and subject to the supervision, direction and control of the Board of Directors, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures and requirements set forth in the Bylaws (including, without limitation, compliance with Rule 14a-19 promulgated under the 1934 Act) and, if any proposed nomination or business is not in compliance with the Bylaws, or the Proponent does not act in accordance with the representations required in this Section 3.2, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), or that such business shall not be transacted, notwithstanding that such proposal or nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination or such business may have been solicited or received.

Notwithstanding the foregoing provisions of this Section 3.2, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election) and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the Corporation. For purposes of this Section 3.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, shall be provided to the Secretary of the Corporation at least five (5) Business Days prior to the meeting of stockholders.

(g) Notwithstanding anything to the contrary in this Section 3.2, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 3.2 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a 8 under the 1934 Act (“Rule 14a-8”); and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a 8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.

(h) For purposes of Sections 3.2 and 3.3,

(i) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the 1933 Act;

(ii) “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(iii) “close of business” means 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a Business Day;

(iv) “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation;

(B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation;

(C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the Corporation; or

(D) that provides the right to vote (other than a revocable proxy given in response to a proxy solicitation made to 10 or more persons) or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the Corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(v) “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the Corporation’s investor relations website.

Section 3.3 Special Meetings.

(a) Special meetings of the stockholders of the Corporation may only be called in the manner provided in the Certificate of Incorporation. Any special meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer to whom the Board has delegated such authority, at any time before or after notice of such meeting has been given to stockholders.

(b) The Board (or its designee) shall determine the date and time of such special meeting. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 3.4.

(c) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board or a duly authorized committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this paragraph and who is a stockholder of record at the time of the special meeting, who is entitled to vote at the meeting and who complies with Sections 3.2(b)(i), 3.2(b)(iv), 3.2(c), 3.2(e) and 3.2(f).

The number of nominees a stockholder may nominate for election at a special meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at a special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors, any such stockholder of record entitled to vote in such election of directors may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Sections 3.2(b)(i) and 3.2(b)(iv) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such meeting or (ii) the tenth day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 3.2(c).

In no event shall an adjournment or a postponement (or the public announcement thereof) of a special meeting for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d) A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 3.3(c). Except as otherwise required by applicable law, and subject to the supervision, direction and control of the Board of Directors, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures and requirements set forth in the Bylaws and, if any proposed nomination is not in compliance with the Bylaws (including, without limitation, compliance with Rule 14a-19 under the 1934 Act), or if the Proponent does not act in accordance with the representations required in Section 3.2, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that such nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received.

Notwithstanding the foregoing provisions of this Section 3.3, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Section 3.2(f)) does not appear at the special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nomination is set forth (as applicable) in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received by the Corporation.

(e) Notwithstanding the foregoing provisions of Sections 3.2 and 3.3, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Sections 3.2 and 3.3, and any failure to comply with such requirements shall be deemed a failure to comply with Sections 3.2 or 3.3, as applicable; provided, however, that, to the fullest extent not prohibited by applicable law, any references in the Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Sections 3.2(a) and 3.3(c). Nothing in the Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

Section 3.4 Notice of Meetings. Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, notice of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of such meeting. Such notice shall specify the date, time and place, if any, of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting, and, in the case of special meetings, the purpose or purposes of the meeting. Notice shall be deemed given as provided in Section 232 of the DGCL.

Section 3.5 Quorum and Vote Required. At all meetings of stockholders, except where otherwise required by law or by the Certificate of Incorporation, or by the Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Unless a different or minimum vote is provided by law or by applicable stock exchange rules, or by the Certificate of Incorporation or the Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of the stockholders. Except as otherwise required by law, the Certificate of Incorporation or the Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, except as required by law or by the Certificate of Incorporation or the Bylaws, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Unless a different or minimum vote is provided by law or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (or plurality, in the case of the election of directors) of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of such class or classes or series.

Section 3.6 Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes). When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken or are (a) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (b) set forth in the notice of meeting given in accordance with Section 3.4.

At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

Section 3.7 Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the Corporation on the record date shall be entitled to vote at any meeting of stockholders. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 3.8 List of Stockholders. The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Nothing in this Section 3.8 shall require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation.

In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 3.9 Remote Communication; Delivery to the Corporation.

(a) If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a stockholder meeting may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(b) Whenever Section 3.2 or 3.3 requires one or more persons (including a record or beneficial owner of capital stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Section 3.10 Organization.

(a) At every meeting of stockholders, a person designated by the Board shall act as chairperson of the meeting of stockholders. If no chairperson of the meeting of stockholders is so designated, then the Chairperson of the Board, or if no Chairperson has been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting chosen by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall act as chairperson of the meeting of stockholders. A person designated by the Board shall act as secretary of the meeting. If no secretary of the meeting is designated, then the Secretary, or, in the Secretary’s absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b) The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c) The Corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall:

(1) ascertain the number of shares outstanding and the voting power of each;

(2) determine the shares represented at a meeting and the validity of proxies and ballots;

(3) count all votes and ballots;

(4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

SECTION 4.

DIRECTORS

Section 4.1 Number. The authorized number of directors of the Corporation shall be fixed in accordance with the Certificate of Incorporation.

Section 4.2 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.

Section 4.3 Terms. The terms of directors shall be as set forth in the Certificate of Incorporation.

Section 4.4 Vacancies; Newly Created Directorships. Vacancies and newly created directorships on the Board shall be filled as set forth in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 4.5 Resignation. Any director may resign at any time by delivering such director’s notice in writing or by electronic transmission to the Board or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

Section 4.6 Removal. Directors shall be removed as set forth in the Certificate of Incorporation.

Section 4.7 Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board may be held at any time or date and at any place, if any, within or outside of the State of Delaware that has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board may be held at any time and place, if any, within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or by a majority of the directors then in office.

(c) Meetings by Electronic Communications Equipment. Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other means of electronic transmission at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board need be specified in any such notice.

Section 4.8 Quorum and Voting.

(a) Except as otherwise required by the DGCL, the Certificate of Incorporation or the Bylaws, a quorum of the Board shall consist of a majority of the authorized number of directors fixed from time to time by the Board in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn the meeting to another time, without notice other than by announcement at the meeting.

(b) At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or the Bylaws.

Section 4.9 Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.10 Fees and Compensation. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, the Board, or any duly authorized committee thereof, shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 4.11 Committees.

(a) Committees. The Board may, from time to time, appoint such committees as may be permitted by applicable law. Such committees appointed by the Board shall consist of one or more members of the Board and to the extent permitted by applicable law and provided in the resolution of the Board shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation. Except as otherwise required by the DGCL, the Certificate of Incorporation or the Bylaws, a quorum of any committee of the Board shall consist of such number of directors as set forth in the charter of such committee approved by the Board.

(b) Term. The Board, subject to any requirements of any outstanding series of preferred stock and the provisions of subsection (a) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board. The Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c) Meetings. Unless the Board shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 4.11 shall be held at such times and places, if any, as are determined by the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place, if any, of special meetings of the Board. Unless otherwise provided by the Board in the resolutions authorizing the creation of the committee, the presence of at least a majority of the members of the committee then serving shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by the affirmative vote of a majority of the members present at a meeting of the committee at which a quorum is present.

Section 4.12 Duties of Chairperson of the Board. The Board shall elect from its ranks a Chairperson of the Board. The Chairperson of the Board shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time. The Chairperson of the Board, when present, shall preside at all meetings of the Board in accordance with Section 4.13.

Section 4.13 Organization. At every meeting of the directors, the Chairperson of the Board shall act as chairperson of the meeting. If a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if no Chief Executive Officer is then serving or the Chief Executive Officer is absent, the President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in the Secretary’s absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

SECTION 5.

OFFICERS

Section 5.1 Officers Designated. The officers of the Corporation shall include, if and when designated by the Board, the Chief Executive Officer, the President, the Secretary and the Treasurer. The Board may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws.

Section 5.2 Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board or by a committee thereof to which the Board has delegated such responsibility or, if so authorized by the Board, by the Chief Executive Officer or another officer of the Corporation.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board has been appointed and is present thereat. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in the Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

(c) Duties of President. The President shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board or Chief Executive Officer has been appointed and is present and willing to act. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of chief executive officer. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d) Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board and shall record, or cause to be recorded, all acts, votes and proceedings thereof in the minute books of the Corporation. The Secretary shall give, or cause to be given, notice in conformity with the Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in the Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(e) Duties of Treasurer and Assistant Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Section 5.3 Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 5.4 Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer, the President or the

Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 5.5 Removal. Any officer may be removed from office at any time, either with or without cause, by the Board, or by any duly authorized committee thereof or any officer upon whom such power of removal may have been conferred by the Board.

SECTION 6.

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 6.1 Execution of Corporate Instruments. The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by applicable law or the Bylaws, and such execution or signature shall be binding upon the Corporation.

(a) All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall from time to time authorize so to do.

(b) Unless otherwise specifically determined by the Board or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the Corporation may be effected manually, by facsimile or (to the extent not prohibited by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

(c) Unless authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 6.2 Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies and consents with respect thereto shall be executed, by the person authorized so to do by resolution of the Board, or, in the absence of such authorization, by the Chairperson of the Board, the Chief Executive Officer, or the President.

SECTION 7.

SHARES OF STOCK

Section 7.1 Form and Execution of Certificates. The shares of the Corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board. Certificates for the shares of stock of the Corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation (including, without limitation, the Chairperson of the Board, the Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary), certifying the number, and the class or series, of shares owned by such holder in the Corporation in certificated form. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 7.2 Lost Certificates. The Corporation may issue a new certificate or certificates or uncertificated shares in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to give the Corporation a bond (or other adequate security) sufficient to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate(s) or uncertificated shares.

Section 7.3 Transfers.

(a) Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.4 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determining the stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determining the stockholders entitled to vote in accordance with the provisions of this Section 7.4(a).

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such action.

Section 7.5 Lock-Up.

(a) Subject to Section 7.5(b), the holders (the “Lock-Up Holders”) of shares of Common Stock (i) issued as consideration pursuant to that certain Agreement and Plan of Merger and Reorganization, dated on or about September 8, 2025, by and among the Corporation, AH Merger Sub I, Inc., a Delaware corporation, AH Merger Sub II, LLC, a Delaware limited liability company, and ColdQuanta, Inc., a Delaware corporation (the “Merger Agreement”), (ii) issued upon the settlement or exercise of stock options, restricted stock awards or other equity awards assumed by the Corporation pursuant to the Merger Agreement, or (iii) otherwise held by Churchill Sponsor X LLC (“Sponsor”), the officers or directors of Sponsor or the Corporation, or its and their respective affiliates as of the date hereof (such shares referred to in this Section 7.5(a)(i)-(iv), the “Lock-Up Shares”) may not Transfer any Lock-Up Shares during the Lock-Up Period (the “Lock-Up”).

(b) Notwithstanding the provisions set forth in Section 7.5(a), the Lock-Up Holders or their respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-Up Holder or any other natural person with whom such Lock-Up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Lock-Up Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement, or any legal, regulatory or other order; (v) if such Lock-Up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-Up Holder, or (B) to partners, limited liability company members or stockholders of the Lock-Up Holder, including, for the avoidance of doubt, where the Lock-Up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Lock-Up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permissible under clauses (i) through (vi) of this Section 7.5(b); (viii) as a pledge or other grant of a security interest in Lock-Up Shares to one or more financial or lending institutions as collateral or security in connection with any bona fide loans, advances or extensions of credit or debt transaction (or enforcement thereunder) entered into by the Lock-Up Holder or any of its affiliates, or any refinancings thereof, and any Transfers of such Lock-Up Shares upon foreclosure thereof, so long as the applicable Transferee agrees in writing to be bound by the restrictions set forth herein; (ix) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change in control of the Corporation; provided, however, that if such tender offer, merger, stock sale, recapitalization, consolidation or other such transaction is not completed, the Lock-Up Shares shall remain subject to the Lock-Up; (x) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the 1934 Act; provided, however, that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-Up Period; (xi) to the Corporation in connection with the repurchase of such Lock-Up Holder’s shares in connection with the termination of the Lock-Up Holder’s employment with the Corporation or any subsidiary of the Corporation pursuant to contractual agreements with the Corporation; (xii) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Common Stock of the Corporation or the vesting or settlement of stock-based awards of the Corporation; (xiii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock; or (xiv) from and after the occurrence of a Triggering Event.

(c) In order to enforce this Section 7.5, the Corporation may impose stop transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d) Notwithstanding the other provisions set forth in this Section 7.5, the Board (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal the Lock-Up obligations set forth herein; provided that, for so long as at least one director designated by Sponsor is then serving on the Board, any decision by the Board (or such committee) to waive, amend, or repeal the Lock-Up obligations set forth herein shall include the affirmative vote or consent of at least one director designated by Sponsor.

(e) For purposes of this Section 7.5,

(i) “Common Stock” means the common stock, par value $0.0001 per share, of the Corporation;

(ii) “Lock-Up Period” means the period beginning on the closing date of the merger transactions contemplated by the Merger Agreement and ending on the date that is one hundred eighty (180) days thereafter;

(iii) “Permitted Transferees” means any person or entity to whom such Lock-Up Holder is permitted to Transfer shares of Common Stock prior to the expiration of the Lock-Up Period pursuant to Section 7.5(b)(i)-(xii);

(iv) “Transfer” means to (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act with respect to, any security, or any right or interest therein, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B);

(v) “Triggering Event” means the VWAP of the Corporation’s Common Stock is at any time greater than or equal to $12.00 over any fifteen (15) trading days within any one hundred eighty (180) trading day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Corporation’s Common Stock); and

(vi) “VWAP” means for any security as of any trading day means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such shall be the fair market value per share on such day as reasonably determined by the Board (including for the avoidance of doubt a duly authorized committee thereof).

Section 7.6 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 7.7 Additional Powers of the Board. In addition to, and without limiting, the powers set forth in the Bylaws, the Board shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

SECTION 8.

OTHER SECURITIES OF THE CORPORATION

Section 8.1 Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 7.1), may be signed by the Chairperson of the Board, the Chief Executive Officer, or the President, or such other person as may be authorized by the Board; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

SECTION 9.

DIVIDENDS

Section 9.1 Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 9.2 Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose or purposes as the Board shall determine to be conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

SECTION 10.

FISCAL YEAR

Section 10.1 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

SECTION 11.

INDEMNIFICATION

Section 11.1 Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The Corporation shall indemnify to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in a Proceeding, by reason of the fact that such person is or was a director or executive officer (for the purposes of this Section 11.1, “executive officer” has the meaning defined in Rule 3b-7 promulgated under the 1934 Act) of the Corporation, or while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such Proceeding is alleged action in an official capacity as a director or executive officer or in any other capacity while serving as a director or executive officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation will not be required to indemnify or advance expenses to any director or executive officer in connection with any Proceeding (or part thereof) initiated by such person unless (i) the Proceeding (or part thereof) was authorized by the Board or (ii) the Proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses as provided under subsection (d) of this Section 11.1 or is a compulsory counterclaim brought by such person.

Any reference to an officer of the Corporation in this Section 11.1 shall be deemed to refer exclusively to the Chief Executive Officer, President, Secretary, Treasurer and any other officer of the Corporation appointed by the Board pursuant to Section 5 of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Section 11.1.

(b) Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify and advance expenses to its other officers, employees and other agents to the fullest extent permitted by the DGCL.

(c) Expenses. The Corporation shall advance to any current or former director or executive officer of the Corporation, or to any person, who while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses incurred by such person in defending (or participating as a witness in) any Proceeding referred to in Section 11.1(a), or in connection with a Proceeding (or part thereof) brought to establish or enforce a right to indemnification or advancement of expenses under subsection (d) of this Section 11.1, provided, however, that any advancement of expenses incurred by a current or former director or executive officer in such director’s or executive officer’s capacity as a director or executive officer will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses under this Section 11.1 or otherwise.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to current and former directors and executive officers under this Section 11.1 will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and such director or executive officer. Any right to indemnification or advancement of expenses granted by this Section 11.1 to a current or former director or executive officer will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advancement of expenses is denied, in whole or in part, (ii) no disposition of a claim for indemnification is made within 60 days of request therefor, or (iii) no disposition of a claim for an advance is made within 30 days of request therefor.

The indemnitee in such enforcement action, if successful in whole or in part, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, will be entitled to be paid also the expense of prosecuting or defending the claim to the fullest extent permitted by the DGCL.

In (i) any suit brought to enforce a right to indemnification hereunder (but not in a suit brought to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL.

Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the indemnitee has not met the applicable standard of conduct. In any suit brought by a current or former director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise is on the Corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Section 11.1 are not exclusive of any other right that such person may have or hereafter acquire under any applicable law, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

(f) Survival of Rights. The rights conferred on any person by this Section 11.1 will continue as to a person who has ceased to be a director or executive officer and will inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL, the Corporation may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.

(h) Amendments. Any repeal or modification of this Section 11.1 is only prospective and does not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any current or former director or executive officer of the Corporation.

(i) Saving Clause. If this Section 11 or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify and advance expenses to each director and executive officer to the full extent not prohibited by any applicable portion of this Section 11 that has not been invalidated, or by any. If this Section 11 is invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the Corporation will indemnify and advance expenses to each director and executive officer to the full extent under applicable law.

(j) Certain Definitions. For the purposes of this Section 11, the following definitions apply:

(i) The term “Proceeding” is to be broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” is to be broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, stands in the same position under the provisions of this Section 11 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan.

SECTION 12.

NOTICES

Section 12.1 Notices.

(a) Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 3.4. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or courier service, facsimile or by electronic mail or other means of electronic transmission in accordance with Section 232 of the DGCL.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in the Bylaws, with notice other than one that is delivered personally to be sent to such address or electronic mail address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address or electronic mail address of such director.

(c) Affidavit of Mailing. An affidavit of notice, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within 60 days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

(g) Waiver. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or the Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or the Bylaws.

SECTION 13.

AMENDMENTS

Section 13.1 Amendments. Subject to the limitations set forth in Section 11.1(h) or the Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation)), such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Exhibit C

September 8, 2025

Churchill Capital Corp X

640 Fifth Avenue, 14th Floor

New York, NY 10019

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of the date hereof, by and among Churchill Capital Corp X, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (“SPAC”), AH Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of SPAC (“Merger Sub I”), AH Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) and ColdQuanta, Inc., a Delaware corporation (the “Company”), and hereby amends and restates in its entirety that certain letter agreement, dated May 13, 2025, from each of the persons undersigned thereto to SPAC (as may be amended from time to time, the “Prior Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

Churchill Sponsor X LLC, a Cayman Islands limited liability company (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of SPAC’s board of directors and/or management team, which parties, for the avoidance of doubt, include all parties to the Prior Letter Agreement (each of the undersigned individuals, an “Insider”, and collectively, the “Insiders”) are currently, and as of immediately prior to the Closing (including following the Domestication (as defined in the Merger Agreement)) will be, the record owners of the SPAC Capital Stock set forth across such Person’s name on Annex A hereto.

In order to induce (i) the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and (ii) induce the Company, SPAC and Merger Subs to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and each of the Insiders hereby severally (and not jointly or jointly and severally), agrees with SPAC and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1. The Sponsor and each Insider hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the stockholders of SPAC (or any adjournment or postponement thereof), and in any action by written consent or written resolutions of the stockholders of SPAC requested by SPAC’s board of directors or undertaken as contemplated by the Transactions, the Sponsor and each such Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her shares of SPAC Capital Stock to be counted as present thereat for purposes of establishing a quorum, and shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its, his or her shares of SPAC Capital Stock (a) in favor of the adoption and approval of the Merger Agreement and approval of the Transactions and all other SPAC Stockholder Matters (and any actions required in furtherance thereof), (b) if applicable, in favor of waiving any and all anti-dilution rights the Sponsor may hold pursuant to Existing SPAC Governing Documents, (c) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of SPAC contained in the Merger Agreement, (d) in favor of any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) (1) there are not sufficient votes to approve and adopt any of the matters described in clause (a) above on the dates on which such meetings are held or proposed to be held or (2) the condition to the Company’s obligation to consummate or cause to be consummated the Transactions pursuant to Section 10.03(d) of the Merger

Agreement regarding Available Closing SPAC Cash (the “Minimum Cash Condition”) has not been satisfied, and (e) against the following actions or proposals: (1) any Business Combination Proposal or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement and (2) (A) any change in the dividend policy or present capitalization of SPAC or any amendment of the Existing SPAC Governing Documents, the SPAC Charter Upon Domestication or the SPAC Bylaws Upon Domestication, except (x) as contemplated by clause (a) above or (y) to the extent expressly contemplated by the Merger Agreement, (B) any liquidation, dissolution or other change in SPAC’s corporate structure or business (other than as may be proposed pursuant to an extension proxy), (C) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of the Sponsor or any Insider under this Sponsor Agreement, or (D) any other action or proposal involving SPAC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions (excluding, for the avoidance of doubt, any action taken in connection with any valid action taken by SPAC to terminate the Merger Agreement in accordance with the terms thereof), (ii) not to redeem, elect to redeem or tender or submit any SPAC Common Shares owned by it, him or her for redemption in connection with any of the stockholder approvals or proposals described in clause (i) above, or in connection with any vote to amend the Existing SPAC Governing Documents, the SPAC Charter Upon Domestication or the SPAC Bylaws Upon Domestication and (iii) in favor of the appointment or election of the individual(s) nominated for election in the Registration Statement in accordance with Section 8.09 of the Merger Agreement to the board of directors of SPAC. Prior to any valid termination of the Merger Agreement, (x) the Sponsor and each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary subject to and under applicable Law to consummate the Transactions on the terms and subject to the conditions set forth therein and (y) the Sponsor and each Insider shall be bound by and comply with Sections 9.04 (Exclusivity) and 9.06 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (1) such Person was an original signatory to the Merger Agreement with respect to such provisions, and (2) the references to the “SPAC” contained in such provisions also referred to such Person. Following the valid termination of the Merger Agreement, the Sponsor and each Insider agree that if SPAC seeks shareholder approval of any other proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote all Founder Shares and any shares acquired by it, him or her in the Public Offering or the secondary public market in favor of such proposed Business Combination, except that it, he or she shall not vote any SPAC Common Shares that it, he or she purchased after SPAC publicly announces its intention to engage in such proposed Business Combination for or against such proposed Business Combination and (ii) not redeem any SPAC Common Shares owned by it, him or her in connection with such shareholder approval. If SPAC seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any SPAC Common Shares owned by it, him or her in connection therewith. The obligations of the Sponsor and the Insiders specified in this paragraph 1 shall apply whether or not the Mergers, any of the Transactions or any action described above is recommended by SPAC’s board of directors.

2. The Sponsor and each Insider hereby agrees that in the event that SPAC fails to consummate a Business Combination by May 15, 2027 (or August 15, 2027 if SPAC has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination by May 15, 2027), or such later period approved by SPAC’s shareholders in accordance with SPAC’s amended and restated memorandum and articles of association, as may be amended from time to time (the “Memorandum and Articles”), or, solely following the valid termination of the Merger Agreement, by such earlier liquidation date as SPAC’s board of directors may approve, the Sponsor and each Insider shall take all reasonable steps to cause SPAC to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the SPAC Common Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SPAC to pay its taxes (net of amounts withdrawn to fund SPAC’s working capital requirements, subject to an annual limit of $1,000,000 and taxes payable (“Permitted

Withdrawals”) and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable Law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining shareholders and SPAC’s board of directors, dissolve and liquidate, subject in each case to SPAC’s obligations under Cayman Islands Law prior to the Domestication and Delaware Law following the Domestication to provide for claims of creditors and other requirements of applicable Law. The Sponsor and each Insider agree to not propose any amendment (a) to the Memorandum and Articles that would affect the substance or timing of SPAC’s obligation to redeem 100% of the Offering Shares if SPAC does not complete a Business Combination within such time as is prescribed in the Memorandum and Articles or (b) with respect to any other provision relating to the rights of holders of SPAC Common Shares or pre-initial business combination activity, unless SPAC provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and net of Permitted Withdrawals, divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares or Private Placement Units held by it, him or her if SPAC fails to complete a Business Combination within such time as is described in the Memorandum and Articles; although it, he or she will be entitled to liquidating distributions from the Trust Account with respect to any public shares it, he or she holds if SPAC fails to complete a Business Combination within the time as is prescribed in the Memorandum and Articles. The Sponsor and each Insider hereby further acknowledge that it, he or she will not be entitled to (a) redemption rights with respect to any Founder Shares and public shares held by it, him or her, in connection with the consummation of a Business Combination, or (b) redemption rights with respect to Founder Shares and public shares held by it, him or her in connection with a shareholder vote to amend the Memorandum and Articles (A) in a manner that would affect the substance or timing of SPAC’s obligation to redeem 100% of SPAC’s public shares if SPAC does not complete a Business Combination within such time as is prescribed in the Memorandum and Articles or (B) with respect to any other provision relating to the rights of holders of SPAC Common Shares or pre-initial Business Combination activity.

3. Without limiting their obligations under paragraph 7 below, during the period commencing on the date hereof and ending on the earlier of (a) the valid termination of the Merger Agreement and (b) the Closing, the Sponsor and each Insider shall not, without the prior written consent of the Company, Transfer any shares of SPAC Capital Stock or any securities convertible into, or exercisable, or exchangeable for, SPAC Common Shares owned by it, him or her, except for: (A) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family, or to a charitable trust; (B) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of such individual; (C) in the case of an individual, transfers to such individual’s spouse pursuant to a qualified domestic relations order; (D) transfers to the Sponsor or to any Insider; and (E) transfers by the Sponsor to its members and such members’ respective members; provided that such members shall agree in writing to SPAC and the Company that the securities so distributed to them will continue to be subject to the applicable obligations under this Sponsor Agreement; provided, further, that any other permitted transferees must enter into a written agreement with SPAC and the Company agreeing to be bound by the obligations herein. In the event that (i) any shares of SPAC Capital Stock or other equity securities of SPAC are issued to the Sponsor or any Insider after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of SPAC Capital Stock of, on or affecting the shares of SPAC Capital Stock owned by the Sponsor or any Insider or otherwise, (ii) the Sponsor or any Insider purchases or otherwise acquires or receives beneficial ownership of any shares of SPAC Capital Stock or other equity securities of SPAC after the date hereof or (iii) the Sponsor or any Insider acquires the right to vote or share in the voting of any shares of SPAC Capital Stock or other equity securities of SPAC after the date hereof (such shares of SPAC Capital Stock or other equity securities of SPAC described in clauses (i), (ii), and (iii), the “New SPAC Shares”), then such New SPAC Shares acquired or purchased by the Sponsor or any Insider shall be subject to the terms of this paragraph 3 and paragraph 1 above to the same extent as if they constituted the SPAC Capital Stock owned by the Sponsor or any Insider as of the date hereof.

4. To the fullest extent permitted by applicable Law, SPAC hereby agrees to defend, indemnify, hold harmless and exonerate (including the advancement of expenses to the fullest extent permitted by applicable Law) the Sponsor and its members (present and former), managers and Affiliates and their respective present and former officers and directors (each, a “Sponsor Indemnitee”) from any and all costs, fees, expenses, judgments, liabilities, fines, penalties, reasonable attorneys’ fees and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement) actually, and reasonably, incurred by a Sponsor Indemnitee or on a Sponsor Indemnitee’s behalf in connection with any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, hearing or any other actual, threatened or completed proceeding instituted by SPAC or any third party, whether civil, criminal, administrative or investigative in nature, in respect of any investment opportunities sourced by a Sponsor Indemnitee for SPAC or any liability arising with respect to a Sponsor Indemnitee’s activities in connection with the affairs of SPAC (in each case to the extent that such indemnification, hold harmless and exoneration obligations with respect to such matters are not expressly covered by a separate written agreement between SPAC and the applicable Sponsor Indemnitee); provided, that in no event shall a Sponsor Indemnitee be entitled to be indemnified or held harmless hereunder in respect of any costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (if any) that a Sponsor Indemnitee may incur by reason of such person’s own actual fraud or intentional misconduct; provided, further, that, for the avoidance of doubt, under no circumstance shall a Sponsor Indemnitee have a claim to any monies or assets held in the Trust Account, and SPAC shall not be permitted to procure monies or assets held in the Trust Account for the satisfaction of its obligations to any Sponsor Indemnitee in respect of the indemnification provided hereunder. The Sponsor Indemnitees shall be third-party beneficiaries of this paragraph 4.

5. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any officer, member or manager of the Sponsor) agrees to indemnify and hold harmless SPAC against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which SPAC may become subject as a result of any claim by (i) any third party (other than SPAC’s independent public accountants) for services rendered or products sold to SPAC or (ii) any prospective target business with which SPAC has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”); provided, however, that such indemnification of SPAC by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than SPAC’s independent public accountants) or products sold to SPAC or a Target do not reduce the amount of funds in the Trust Account to below (A) $10.00 per share of the Offering Shares or (B) such lesser amount per share of the Offering Shares held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and net of Permitted Withdrawals, except as to any claims by a third party or Target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible for any liability as a result of any such third-party claims. Notwithstanding any of the foregoing, such indemnification of the Company by the Sponsor shall not apply as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to SPAC if, within fifteen (15) days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies SPAC in writing that it shall undertake such defense.

6. The Sponsor and each Insider hereby agrees and acknowledges that: (i) each of the Underwriters, SPAC and, prior to any valid termination of the Merger Agreement, the Company, would be irreparably injured in the event of a breach by such Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 5, 7(a), 7(b), 8 and 12, as applicable, of this Sponsor Agreement (with respect to the Underwriters, only such provisions as were contained in the Prior Letter Agreement), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in Law or in equity, in the event of such breach. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this paragraph 6 shall not be required to provide any bond or other security in connection with any such injunction.

7. Transfer Restrictions.

(a) Subject to the exceptions set forth herein, in the event that the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement), the Sponsor and each Insider agrees not to Transfer any (i) any Founder Shares (or SPAC Common Shares issuable upon conversion thereof) until the earlier of (A) six (6) months after the date of the consummation of a Business Combination and (B) subsequent to a Business Combination, the date on which SPAC consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of SPAC’s shareholders having the right to exchange their SPAC Common Shares for cash, securities or other property and (ii) any Private Placement Units (including the underlying private placement warrants, SPAC Common Shares, and the SPAC Common Shares issuable upon exercise of the private placement warrants) held by it, he or she until thirty (30) days after the completion of a Business Combination.

(b) Notwithstanding the provisions set forth in paragraphs 3 and 7(a), but subject to the provisions set forth in paragraph 7(c), upon the valid termination of the Merger Agreement, the following Transfers of the Founder Shares (including the SPAC Common Shares issued or issuable upon the conversion of the Founder Shares), the Private Placement Shares, the Private Placement Units (including the underlying private placement warrants or SPAC Common Shares, and the SPAC Common Shares issuable upon exercise of the private placement warrants) that are held by the Sponsor, any Insider or any of their permitted transferees, as applicable (that have complied with any applicable requirements of this paragraph 7(b)), are permitted: (A) to SPAC’s officers or directors, any Affiliates or family members of any of SPAC’s officers or directors, the Sponsor, any members of the Sponsor or their Affiliates or any Affiliates of the Sponsor; (B) in the case of an individual, transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (C) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, transfers pursuant to a qualified domestic relations order; (E) by virtue of the laws of or the Sponsor’s operating agreement upon dissolution of the Sponsor; (F) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (G) transfers in the event of SPAC’s liquidation prior to the completion of an initial Business Combination; (H) in the event of SPAC’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of SPAC’s public stockholders having the right to exchange their SPAC Common Shares for cash, securities or other property, subsequent to the completion of an initial Business Combination; (I) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (H) above; provided, however, that, in the case of clauses (A) through (F) and (I), these permitted transferees must enter into a written agreement with SPAC agreeing to be bound by these transfer restrictions herein and the other restrictions contained in this Sponsor Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

(c) Vesting Provisions. The Sponsor agrees that, as of the Closing, 1,500,000 of the Founder Shares or SPAC Common Shares issued or issuable upon the exercise or conversion of the Founder Shares as identified on

Annex A as “Vesting Founder Shares” shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this paragraph 7(c). The Sponsor agrees that it shall not (and will cause its Affiliates not to) Transfer any unvested Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the unvested Founder Shares prior to the later of (x) the expiration of the applicable lock-up described in paragraph 7(a), and (y) the date such Founder Shares or SPAC Common Shares become vested pursuant to this paragraph 7(c). For the avoidance of doubt, it is acknowledged and agreed that the Private Placement Shares shall not be subject to the provisions of this paragraph 7(c).

(i) Vesting Schedule.

(1) 1,500,000 of the Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares owned by the Sponsor as of the Closing and identified on Annex A as “Vesting Founder Shares” shall vest on the occurrence of a Triggering Event (the “Vesting Date”); provided, however, that if the Vesting Date occurs on or after the date that is five (5) years after the Closing Date, such Founder Shares shall not vest.

(2) Founder Shares identified on Annex A as “Vesting Founder Shares” that do not vest in accordance with this paragraph 7(c)(i) on or before the date that is five (5) years after the Closing Date will be automatically forfeited for no additional consideration immediately following the five-year anniversary of the Closing Date.

(ii) Acceleration of Vesting Upon a Change in Control. In the event of a Change in Control prior to the fifth anniversary of the Closing Date, the vesting of unvested Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the unvested Founder Shares shall be accelerated or the unvested Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the unvested Founder Shares will be forfeited, as follows:

(1) With respect to the unvested Founder Shares (or SPAC Common Shares issuable or issued upon conversion thereof) that were eligible to vest pursuant to paragraph 7(c)(i)(1), (A) such Founder Shares (or SPAC Common Shares issuable or issued upon conversion thereof) will fully vest as of immediately prior to the closing of such Change in Control if such Change in Control constitutes a Triggering Event and (B) no portion of such Founder Shares (or SPAC Common Shares issuable or issued upon conversion thereof) will vest in connection with such Sale if such Change in Control does not constitute a Triggering Event.

(2) Unvested Founder Shares (or SPAC Common Shares issuable or issued upon conversion thereof) that do not vest in accordance with this paragraph 7(c)(ii) upon the occurrence of a Change in Control will be forfeited immediately prior to the closing of such Change in Control.

(3) For avoidance of doubt, following a transaction or business combination that is not a Change in Control, the equitable adjustment provisions of paragraph 20 shall apply, including, without limitation, to performance vesting criteria.

(4) Holders of Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares subject to the vesting provisions of this paragraph 7(c) shall be entitled to vote such Founder Shares or SPAC Common Shares and receive dividends and other distributions with respect to such Founder Shares or SPAC Common Shares prior to vesting; provided that dividends and other distributions with respect to Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares that are subject to vesting pursuant to paragraph 7(c)(i) shall be set aside by SPAC and shall only be paid to such holders upon the vesting of such Founder Shares or SPAC Common Shares (if at all); for the avoidance of doubt, (A) such dividends and other distributions shall be paid only on the portion of the unvested Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares that vest and (B) if any dividends or other distributions with respect to Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares that are subject to vesting pursuant to paragraph 7(c)(i) are set aside and such Founder Shares or SPAC Common Shares are subsequently forfeited, such set aside dividends or distributions shall become the property of SPAC.

(iii) Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares that are forfeited pursuant to this paragraph 7(c) shall be automatically transferred by the Sponsor to SPAC, without any consideration for such Transfer, and cancelled.

(d) Conversion; Waiver of Conversion Ratio Adjustment.

(i) (A) Section 4.1 of the Memorandum and Articles provides that each share of SPAC Class B Ordinary Share shall automatically convert into one share of SPAC Class A Ordinary Share (the “Initial Conversion Ratio”) at the time of a Business Combination, and (B) Section 4.2 of the Memorandum and Articles provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional SPAC Common Shares are issued in excess of the amounts offered in SPAC’s initial public offering of securities such that the Sponsor and the Insiders, along with any other holders of SPAC Class B Ordinary Shares, shall continue to own 20% of the issued and outstanding shares of Capital Stock after giving effect to such issuance.

(ii) As of and conditioned upon the Domestication, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.2 of the Memorandum and Articles to receive SPAC Common Shares in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing SPAC Class B Ordinary Shares held by him, her or it, as applicable, in connection with the Domestication as a result of any Adjustment, and, as a result, the shares of SPAC Class B Ordinary Shares shall convert into SPAC Common Shares (or such equivalent security) prior to the Domestication on a one-for-one basis.

(iii) Without limiting the foregoing, the Sponsor, as the sole holder of SPAC Class B Ordinary Shares prior to the Domestication, shall cause to be converted, immediately prior to the Domestication, each then issued and outstanding SPAC Class B Ordinary Share, on a one-for-one basis, into a SPAC Class A Ordinary Share.

(e) Bylaws Lockup. SPAC agrees that, for so long as at least one director designated by Sponsor is then serving on the Board of Directors of SPAC, any decision by the Board of Directors of SPAC (or any duly authorized committee thereof) to waive, amend, or repeal the lockup obligations set forth in Section 7.5 of the SPAC Bylaws upon Domestication (the “Bylaws Lockup”) shall include the affirmative vote or consent of at least one director designated by Sponsor.

8. Each Insider’s biographical information furnished to SPAC and the Representative that is included in the Prospectus or the Proxy Statement, as applicable, is true and accurate in all respects and does not omit any material information with respect to such Insider’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act. Each Insider’s questionnaire furnished to SPAC and the Representative including any such information that is included in the Prospectus is true and accurate in all respects. Each Insider represents and warrants that: (i) such Insider is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and (ii) such Insider has never been convicted of, or pleaded guilty to, any crime (A) involving fraud, (B) relating to any financial transaction or handling of funds of another person or (C) pertaining to any dealings in any securities and such Insider is not currently a defendant in any such criminal proceeding. The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

9. Except as disclosed on Schedule 6.08 (Brokers’ Fees) of the Merger Agreement, neither the Sponsor nor any Insider nor any Affiliate of the Sponsor or any Insider, nor any director or officer of SPAC, shall receive from SPAC any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of a Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the Business Combination and each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations in respect thereof shall be due and owing by SPAC or the Company or any of its Subsidiaries from and after the Closing: payment to an Affiliate of the Sponsor for office space and related support services for a total of $30,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating a Business Combination; and repayment of loans, if any, and on such terms as to be determined by SPAC from time to time, made by the Sponsor or certain of SPAC’s officers and directors to finance transaction costs in connection with an intended Business Combination, provided that if SPAC does not consummate a Business Combination, a portion of the working capital held outside the Trust Account may be used by SPAC to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into SPAC Common Shares at a price of $10.00 per share at the option of the lender. Any such shares will be identical to the Private Placement Shares. During the period commencing on the date hereof and ending on the earlier of (i) the consummation of the Closing and (ii) the valid termination of the Merger Agreement, the Sponsor and each Insider agrees not to enter into, modify or amend any Contract between or among the Sponsor, any Insider, anyone related by blood, marriage or adoption to any Insider or any Affiliate of any such Person (other than SPAC or any of its Subsidiaries), on the one hand, and SPAC or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Agreement or (y) the Company’s, SPAC’s or Merger Subs’ ability to perform or satisfy any obligation under the Merger Agreement.

10. The Sponsor and each Insider has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of SPAC and each Insider hereby consents to being named in the Prospectus as an officer and/or director of SPAC, as applicable.

11. As used herein, the following terms shall have the respective meanings set forth below:

(a) “Business Combination” shall mean a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving SPAC and one or more businesses or entities;

(b) “Change in Control” means (i) a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of SPAC with or into any other corporation or other entity) in which the equity securities of SPAC, its successor, or the surviving entity of such business combination or other transaction are not registered under the Exchange Act or listed or quoted for trading on a national securities exchange, (ii) a sale, lease, exchange or other transfer (including a merger) in one transaction or a series of related transactions of assets representing fifty percent (50%) or more of the value of SPAC’s assets (including, after the Closing, the capital stock of the Company and other Subsidiaries of SPAC) to a third party that is not an Affiliate of the Sponsor (or a group of third parties that are not Affiliates of the Sponsor), (iii) the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of SPAC’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) securities constituting more than fifty percent (50%) of the outstanding voting power of SPAC (it being understood for the purposes of this clause (iii), a bona fide equity financing shall not be considered a “Change in Control”), or (iv) a merger, consolidation or other business combination with or involving SPAC (or any Subsidiary or Subsidiaries that alone or together represent fifty percent (50%) or more of the value of SPAC’s assets) that results in the stockholders of SPAC immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than fifty percent (50%) of the voting power of SPAC (or such Subsidiary or Subsidiaries) or of any successor or surviving entity thereof or of any acquiring entity (or parent thereof), as applicable, immediately following the consummation of such transaction or series of related transactions.

(c) “Commission” shall mean the U.S. Securities and Exchange Commission;

(d) “Founder Shares” shall mean the 10,350,000 SPAC Class B Ordinary Shares owned by the Sponsor;

(e) “Private Placement Shares” shall mean the 300,000 SPAC Common Shares owned by the Sponsor;

(f) “Private Placement Units” shall mean the 300,000 Units sold to the Sponsor in a private sale simultaneously with the closing of the Public Offering, all of which have been separated into the underlying SPAC Common Shares and private placement warrants as of the date hereof;

(g) “Public Offering” shall mean the underwritten initial public offering of 41,400,000 SPAC Common Shares;

(h) “Public Shareholders” shall mean the holders of securities issued in the Public Offering;

(i) “Representative” means Citigroup Global Markets Inc.

(j) “SPAC Capital Stock” shall mean, collectively, the SPAC Common Shares, the Private Placement Shares and the Founder Shares;

(k) “SPAC Class A Ordinary Share” shall mean SPAC’s Class A Ordinary Share, par value $0.0001 per share;

(l) “SPAC Class B Ordinary Shares” shall mean SPAC’s Class B Ordinary Share, par value $0.0001 per share;

(m) “SPAC Common Shares” shall mean, as applicable, SPAC Class A Ordinary Shares prior to the Domestication or SPAC Common Stock following the Domestication;

(n) “SPAC Common Stock” shall mean common stock of SPAC following the Domestication;

(o) “Transfer” shall mean the, direct or indirect, voluntary or involuntary, (I) transfer, sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase, distribution or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (II) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (III) public announcement of any intention to effect any transaction specified in clause (I) or (II) above;

(p) “Triggering Event” means the earliest of the following to occur: (a) the VWAP of one share of SPAC Common Stock at any time is greater than or equal to $12.00 per share over any fifteen (15) Trading Days within any one hundred eighty (180) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Common Stock) or (b) a Change in Control of SPAC pursuant to which stockholders of SPAC Common Stock have the right to receive consideration implying a price per share (based on the value of the cash, securities or in-kind consideration being delivered in respect of SPAC Common Stock, as determined in good faith by the board of directors of SPAC) greater than or equal to $12.00 or, in the case of a Change in Control where the holders of SPAC Common Stock do not receive consideration, the price per share of SPAC Common Stock implied by such transaction (as determined in good faith by the board of directors of SPAC) is greater than or equal to $12.00.

(q) “Trust Account” shall mean the trust fund into which the net proceeds of the Public Offering and a portion of the proceeds from the sale of the Private Placement Shares were deposited;

(r) “Underwriters” means the underwriters of the Public Offering; and

(s) “VWAP” for any security as of any trading day means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such shall be the fair market value per share on such day as reasonably determined by the board of directors of SPAC.

(t) “Units” shall mean the units consisting of one SPAC Class A Ordinary Share and one-quarter of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one SPAC Class A Ordinary Share for $11.50 per share.

12. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto and the Company, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement. Each of the parties hereto hereby acknowledges and agrees that the Representative is a third-party beneficiary of this Letter Agreement (solely to the extent such provisions also appeared in the Prior Letter Agreement).

13. Except as otherwise provided herein, no party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties and the Company (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on SPAC, the Sponsor and each of the Insiders and each of their respective successors, heirs and assigns and permitted transferees.

14. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of SPAC, the Sponsor and the Insiders, and, prior to any valid termination of the Merger Agreement, the Company, and their respective successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of SPAC, the Sponsor and each Insider acknowledges and agrees that, until the valid termination of the Merger Agreement, the Company is an express third-party beneficiary of this Sponsor Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Sponsor Agreement as though directly party hereto.

15. This Sponsor Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

16. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17. This Sponsor Agreement, and all claims or causes of action (each, an “Action”) based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or E-mail transmission to the receiving party’s address or E-mail address set forth above or on the receiving party’s signature page hereto; provided that any such notice, consent or request to be given to SPAC or the Company at any time prior to the valid termination of the Merger Agreement shall be given in accordance with the terms of Section 12.02 (Notices) of the Merger Agreement.

19. This Sponsor Agreement shall terminate on the earlier of (i) the later of (x) the expiration of the applicable lock-up described in paragraph 7(a), and (y) the vesting and/or forfeiture in full of all Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares owned by the Sponsor as of the Closing pursuant to paragraph 7(c); and (ii) the liquidation of SPAC; provided, however, that paragraph 5 of this Sponsor Agreement shall survive such liquidation for a period of six (6) years; provided, further, that paragraph 7(e) of this Sponsor Agreement shall survive until the expiration of the Bylaws Lockup in full; provided, further, that no such termination shall relieve the Sponsor, any Insider or SPAC from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination.

20. Each of the Sponsor and the Insiders hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to SPAC and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or its, his or her Founder Shares or Private Placement Shares, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of such Person’s obligations under this Sponsor Agreement; (vi) except for fees described on Schedule 6.08 (Brokers’ Fees) of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, SPAC, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which SPAC, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) except as otherwise described in this Sponsor Agreement, such Person has the direct or indirect interest in all of its, his or her SPAC Common Shares, Founder Shares and Private Placement Shares, which are held through the Sponsor, the Sponsor has good title to all such Founder Shares and Private Placement Shares and any SPAC Common Shares held by the Sponsor, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities) (other than transfer restrictions under the Securities Act) affecting any such securities, other than pursuant to (A) this Sponsor Agreement, (B) the Memorandum and Articles, (C) the Merger Agreement, (D) that certain Amended Registration Rights Agreement, dated as of the date hereof, or (E) any applicable securities Laws; (x) the Founder Shares and Private Placement Shares listed on Annex A are the only equity securities in SPAC (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of SPAC) owned of record or beneficially by such Person as of the date hereof and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares and Private Placement Shares and none of such Founder Shares or Private Placement Shares is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Shares, except as provided in this Sponsor Agreement.

21. If, and as often as, there are any changes in SPAC, the SPAC Common Shares, the Founder Shares or the Private Placement Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, SPAC’s successor or the surviving entity of such transaction, the SPAC Common Shares, the Founder Shares or the Private Placement Shares, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the performance criteria set forth in paragraph 7(c).

22. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

Sincerely,

SPONSOR:

CHURCHILL SPONSOR X LLC

By:
Name: Michael Klein
Title: Authorized Person

[Signature Page to Sponsor Agreement]

INSIDERS:

By:
	Name:	Michael Klein
	Address:	c/o Churchill Capital Corp X
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E-mail:	[***]

By:
	Name:	Jay Taragin
	Address:	c/o Churchill Capital Corp X
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E-mail:	[***]

By:
	Name:	Stephen Murphy
	Address:	c/o Churchill Capital Corp X
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E-mail:	[***]

By:
	Name:	William Sherman
	Address:	c/o Churchill Capital Corp X
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E-mail:	[***]

By:
	Name:	Paul Lapping
	Address:	c/o Churchill Capital Corp X
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E-mail:	[***]

[Signature Page to Sponsor Agreement]

Acknowledged and Agreed:

CHURCHILL CAPITAL CORP IX

By:
Name: Jay Taragin
Title: Chief Financial Officer

[Signature Page to Sponsor Agreement]

ANNEX A

	Founder Shares*	Vesting Founder Shares	Private Placement Shares
Churchill Sponsor X LLC**	10,350,000	1,500,000	300,000

*	Includes SPAC Common Shares issued or issuable upon the conversion of the Founder Shares.
**	Michael Klein may be deemed to beneficially own the Founder Shares and Private Placement Shares owned by Churchill Sponsor X LLC.

Annex A

Exhibit D

STOCKHOLDER VOTING AND SUPPORT AGREEMENT

This Stockholder Voting and Support Agreement (this “Agreement”) is dated as of September 8, 2025, by and among Churchill Capital Corp X, a Cayman Islands exempted company limited by shares (which shall transfer by way of continuation and domesticate as a Delaware corporation) (“Acquiror”), the Person set forth on the signature page hereto (the “Company Stockholder”), and ColdQuanta, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of such classes or series of Company Stock as are indicated opposite such Company Stockholder’s name on Schedule I hereto (all such shares of Company Stock, together with (i) any shares of Company Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by the Company Stockholder during the period from the date hereof through the Expiration Time (as defined below) and (ii) securities convertible into Company Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by the Company Stockholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, AH Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub I”), AH Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) and the Company, have entered into an Agreement and Plan of Merger and Reorganization (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof;

WHEREAS, pursuant to the terms of the Merger Agreement, among other transactions, prior to Closing, Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Companies Act (as revised) (the “Domestication”);

WHEREAS, pursuant to the terms of the Merger Agreement, among other transactions, following the Domestication (i) Merger Sub I will merger with and into the Company with the Company continuing as the surviving corporation (the “Surviving Corporation” and such merger, the “First Merger”) and immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Surviving Entity” and such second merger, the “Second Merger” and together with the First Merger, the “Mergers”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement, the Transaction Agreements and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

STOCKHOLDER VOTIG AND SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. The Company Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Company Stockholder shall be bound by and comply with 9.04(a) (Exclusivity) and Sections 9.06(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) the first reference to the “Company” contained in each sentence of Section 9.04(a) of the Merger Agreement and the first reference to the Company contained in section 9.06(b) also referred to the Company Stockholder.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the First Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 11.1 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), the Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers between the Company Stockholder and any Affiliate of the Company Stockholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the Company Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 with respect to the Company Stockholder’s Subject Shares shall be null and void.

Section 1.3 New Shares. In the event that after the date hereof but prior to the Expiration Time (a) any Subject Shares are issued to the Company Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares, exercise of Company Options, conversion of Company Preferred Stock or otherwise, (b) the Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares, or (c) the Company Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively, the “New Securities”), then such New Securities acquired or purchased by the Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Company Stockholder as of the date hereof.

Section 1.4 Company Stockholder Agreements.

(a) Hereafter until the Expiration Time, the Company Stockholder hereby unconditionally and irrevocably agrees that, (x) at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and (y) in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in respect of or as contemplated by the Merger Agreement, the Transaction Agreements or the Transactions and delivered or otherwise made available to stockholders of the Company, the Company Stockholder shall, (X) if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and (Y) the Company Stockholder shall vote or provide written consent (or cause to be voted or consent provided), as applicable, in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):

(i) to approve and adopt the Merger Agreement, the other Transaction Agreements and the Transactions (and any actions required in furtherance thereof), including by executing and delivering to the Company (for delivery to Acquiror), within forty-eight (48) hours following the Proxy Clearance Date, the Written Consent (in substantially the form attached Exhibit L to the Merger Agreement);

(ii) to exercise the drag-along rights, if applicable to the Merger, set forth in Section 3 of the Voting Agreement (as defined below);

(iii) in any other circumstances upon which a consent, waiver or other approval is required under the Company Stockholder Agreements or under any agreements between the Company and its stockholders or otherwise sought with respect to the Merger Agreement, the Transaction Agreements or the Transactions, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of the Company Stockholder’s Subject Shares held at such time in favor thereof (to the extent such Subject Shares are entitled to vote on or provide consent, waiver or approval with respect to such matter);

(iv) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the Transactions);

(v) against any change in the business, management or board of directors of the Company that would or would reasonably be expected to adversely affect the ability of the Company to consummate the Transactions; and

(vi) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article 10 of the Merger Agreement not being fulfilled, or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock or securities convertible into capital stock of, the Company.

The Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) For the avoidance of doubt, nothing in this Agreement shall require the Company Stockholder to vote in any manner with respect to any amendment to the Merger Agreement in a manner that decreases the Per Share Merger Consideration, changes the form of the Per Share Merger Consideration or is materially adverse to the Company Stockholder or the Company’s Stockholders generally. Except as expressly set forth in this Article I, the Company Stockholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

Section 1.5 Related Party Agreements. The Company Stockholder, severally and not jointly, hereby agrees and consents to the termination of all related party Contracts to which the Company Stockholder is party, effective as of and contingent upon the occurrence of the Closing without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror, including those certain agreements set forth on Schedule II hereto, as applicable.

Section 1.6 Registration Rights Agreement. The Company Stockholder agrees that it will deliver, concurrently herewith (or, in any event, prior to the Closing) a duly executed copy of the Amended and Restated Registration Rights Agreement substantially in the form attached as Exhibit E to the Merger Agreement.

Section 1.7 Company Preferred Stock. To the extent the Company Stockholder is a holder of shares of Company Preferred Stock, the Company Stockholder hereby agrees, acknowledges and consents, immediately prior to the Closing and subject to the consummation of the Mergers, and without any further action on the part of the Company Stockholder, the Company or any other stockholder of the Company, (a) to have each share of Company Preferred Stock convert automatically into shares of Company Common Stock at the then effective conversion rate as calculated pursuant to Section 4.1.1 of the Company Certificate of Incorporation in accordance with Section 5.1 of the Company Certificate of Incorporation and (b) hereby specifies, pursuant to Section 5.1(c) of the Company Certificate of Incorporation, that the Mandatory Conversion Time (as defined in the Company Certificate of Incorporation) shall be such time as is immediately prior to Closing, but contingent upon the occurrence of the Closing, and that all then-outstanding shares of Company Preferred Stock shall automatically convert at such time (the “Conversion of Securities”).

Section 1.8 Further Assurances. The Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company to support the Meger, the Conversion of Securities, the Merger Agreement, any other Transaction Agreements and any of the Transactions, including, without limitation, (i) any applicable Transaction Agreements (including, without limitation and to the extent applicable, the Registration Rights Agreement), (ii) any additional instrument of conversion required to effect the Conversion of Securities (or other similar documentation reasonably requested by Acquiror or the Company), (iii) any actions contemplated by the Written Consent presented to the Company Stockholder, and (iv) any applicable customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.9 No Inconsistent Agreement. The Company Stockholder hereby represents and covenants that the Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Company Stockholder’s obligations hereunder.

Section 1.10 Waiver of Notice Rights. The Company Stockholder hereby waives any and all notice rights with respect to the Transactions under the Company Stockholder Agreements.

Section 1.11 Waiver of Dissenters’ Rights. The Company Stockholder agrees to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law, including pursuant to the DGCL, at any time with respect to the Merger Agreement, the other Transaction Agreements and the Transactions.

Section 1.12 No Challenges. The Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors, assigns or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Company Stockholder from enforcing the Company Stockholder’s rights under this Agreement and the other Transaction Agreements entered into by the Company Stockholder in connection herewith, including the Company Stockholder’s right to receive its portion of the Per Share Merger Consideration as provided in the Merger Agreement.

Section 1.13 Consent to Disclosure. The Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror), as required by applicable securities Laws, of the Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Stockholders. The Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:

(a) Organization; Due Authorization. If the Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Company Stockholder. If the Company Stockholder is an individual, the Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by the Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company Stockholder.

(b) Ownership. The Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Certificate of Incorporation, (iii) the other Company Stockholder Agreements; (iv) the Merger Agreement, (v) the bylaws of the Company; or (vi) any applicable securities Laws. The Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by the Company Stockholder on the date of this Agreement, and none of the Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares other than as set forth hereunder and in the Company’s Fourth Amended and Restated Voting Agreement, dated as of December 24, 2024 by and among the Company and certain Holders (the “Voting Agreement”). Other than as set forth on Schedule I, the Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by the Company Stockholder does not, and the performance by the Company Stockholder of his, her or its obligations hereunder will not, (i) if the Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of the Company Stockholder; (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Company Stockholder or the Company Stockholder’s Subject Shares); (iii) result in a violation of applicable Law applicable to the Company Stockholder; or (iv) result in the creation or imposition of any Lien on the Subject Shares, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company Stockholder of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against the Company Stockholder, or to the knowledge of the Company Stockholder threatened against the Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges the beneficial or record ownership of the Subject Shares, the validity of this Agreement, or seeks to prevent, enjoin or materially delay the performance by the Company Stockholder of its, his or her obligations under this Agreement.

(e) Adequate Information. The Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as the Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Stockholder are irrevocable.

(f) Brokerage Fees. Except as described on Schedule 5.25 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Company Stockholder, for which the Company or any of its Affiliates may become liable.

(g) Acknowledgment. The Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon the Company Stockholder’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Acquiror, the Company and the Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement, and all claims or causes of Action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Cayman Company Act shall apply to the Domestication and any claims related to internal affairs of Acquiror prior to the Domestication).

Section 3.3 Jurisdiction. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6 Amendment; Waiver. This Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and, to the extent such amendment, supplement, modification or waiver is materially adverse to the Company Stockholder, the Company Stockholder.

Section 3.7 Severability. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, and the parties hereto shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law (ii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement. To the extent necessary, the parties hereto shall amend or otherwise modify this Agreement to replace any provision that is held invalid, illegal, or unenforceable with a valid and enforceable provision that gives effect to the intent of the Parties. Without limiting the foregoing, if any covenant of the Company Stockholder in this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, shall be effective, binding and enforceable against the Company Stockholder.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Churchill Capital Corp X

640 Fifth Avenue, 14th Floor

New York, NY 10019

Attention: Jay Taragin

Email: [***]

with a copy to (which shall not constitute notice):

Willkie, Farr & Gallagher LLP

787 7th Avenue

New York, NY 10019

Attention: Greg Astrachan, Sean Ewen and Esther Chang

Email: [***]

If to the Company:

ColdQuanta, Inc.

1315 W Century Dr #150

Louisville, CO 80027

Attention: Jim Stirbis

Email: [***]

with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

Attn: Garth Osterman, Mike Nelson, Peter Byrne and Kristin VanderPas

Email: [***]

If to the Company Stockholder:

To the Company Stockholder’s address set forth on the signature page hereto with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

Attn: Garth Osterman, Mike Nelson, Peter Byrne and Kristin VanderPas

Email: [***]

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Voting and Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDER:

[STOCKHOLDER]

By:
Name:

Address:

[Signature Page to Stockholder Voting and Support Agreement]

ACQUIROR:

CHURCHILL CAPITAL CORP X

By:
Name: Jay Taragin
Title: Chief Financial Officer

[Signature Page to Stockholder Voting and Support Agreement]

COMPANY:

COLDQUANTA, INC.

By:
Name: Matthew Kinsella
Title: Chief Executive Officer

[Signature Page to Stockholder Voting and Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Voting and Support Agreement, dated as of September 8, 2025 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Churchill Capital Corp X, a Cayman Islands exempted company limited by shares (which shall transfer by way of continuation and domesticate as a Delaware corporation), ColdQuanta, Inc., a Delaware corporation, and [     ]. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and the “Company Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Company Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●], 2025

By:
Name:
Title:

Address for Notices:

With copies to:

Exhibit E

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, this “A&R Registration Rights Agreement”), dated as of September 8, 2025 is made and entered into by and among (i) CHURCHILL CAPITAL CORP X, a Delaware corporation (the “PubCo”), to be renamed Infleqtion, Inc. upon the Effective Date; (ii) each of the Persons identified on the signature pages hereto or on the signature pages to a joinder in the form attached to this A&R Registration Rights Agreement as Exhibit A under the heading “Company Shareholders” or “Insiders”; and (iii) CHURCHILL SPONSOR X LLC, a Delaware limited liability company (the “Sponsor”). Each of PubCo, the Company Shareholders, the Insiders and the Sponsor may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, simultaneously with the execution and delivery of this A&R Registration Rights Agreement, PubCo has entered into that certain Agreement and Plan of Merger and Reorganization, dated as of September 8, 2025 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), by and among PubCo,, AH Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), AH Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), and ColdQuanta, Inc., a Delaware corporation (the “Company”), in connection with the business combination set forth in the Merger Agreement;

WHEREAS, on or prior to the Effective Date and subject to the conditions of the Merger Agreement, PubCo will transfer by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”);

WHEREAS, pursuant to the Merger Agreement, (a) Merger Sub I will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) (the “First Merger”), and (b) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, pursuant to the Merger Agreement, holders of Company equity securities, will receive shares of Common Stock (as defined herein) or rights to acquire Common Stock;

WHEREAS, PubCo, Sponsor and certain other PubCo stockholders (the “Existing Holders”) are party to that certain Registration Rights Agreement, dated as of May 13, 2025 (the “Original RRA”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, any of the terms of the Original RRA may be amended with the written consent of PubCo and Existing Holders holding a majority in interest of the Registrable Securities (as defined herein) (the “Requisite Holders”);

WHEREAS, in connection with the execution of this A&R Registration Rights Agreement, PubCo and the Requisite Holders desire to amend and restate the Original RRA and as set forth in this A&R Registration Rights Agreement; and

WHEREAS, the Parties desire to set forth their agreement with respect to registration rights and certain other matters, in each case in accordance with the terms and conditions of this A&R Registration Rights Agreement.

NOW, THEREFORE, in consideration of the representations, mutual covenants and agreements contained in this A&R Registration Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions. As used in this A&R Registration Rights Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such public disclosure.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this A&R Registration Rights Agreement.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Closing Date Lock-Up Shares” means the Equity Securities of PubCo held by the Holders as of the Closing Date, including Common Stock, Common Stock subject to vesting and forfeiture and Common Stock issuable upon exercise of any warrants, options or other rights.

“Common Stock” means shares of the common stock, par value $0.0001 per share, of PubCo, including (i) any shares of such common stock issuable upon the exercise of any warrant or other right to acquire shares of such common stock and (ii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to such common stock by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Company” has the meaning set forth in the Recitals.

“Company Shareholders” means each undersigned party not identified as an “Insider” or “Sponsor” on the signature pages or Joinders attached hereto.

“Demand Delay” has the meaning set forth in Section 2.2(a)(ii).

“Demand Initiating Holders” has the meaning set forth in Section 2.2(a).

“Demand Registration” has the meaning set forth in Section 2.2(a).

“Effective Date” has the meaning set forth in Section 1.3.

“Effectiveness Period” has the meaning set forth in Section 2.5(a).

“Eligible Demand Participation Holders” means any Holder or group of Holders, that together elects to dispose of Registrable Securities having an aggregate value of at least $50,000,000, at the time of the demand for registration, solely with respect to Registrable Securities that have been released from the Lock-Up restrictions of Section 3.1.

“Eligible Take-Down Holders” means each Holder, solely with respect to Registrable Securities that have been released from the Lock-Up restrictions of Section 3.1.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this A&R Registration Rights Agreement pursuant to Section 4.1.

“Insiders” means each undersigned party identified as an “Insider” on the signature pages attached hereto.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is one hundred eighty (180) days thereafter.

“Lock-Up Shares” means the Closing Date Lock-Up Shares.

“Marketed” means an Underwritten Shelf Take-Down or other Underwritten Offering, as applicable, that involves the use or involvement of a customary “road show” (including an “electronic road show”) or other substantial marketing effort by Underwriters over a period of at least 48 hours.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub I” has the meaning set forth in the Recitals.

“Merger Sub II” has the meaning set forth in the Recitals.

“Merger Subs” has the meaning set forth in the Recitals.

“Mergers” has the meaning set forth in the Recitals.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down.

“Non-Marketed Underwritten Shelf Take-Down Selling Holders” has the meaning set forth in Section 2.1(d)(iv)(B).

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to Transfer such Registrable Securities prior to the expiration of the Lock-up Period under this A&R Registration Rights Agreement pursuant to Section 3.1(b)(i)-(xiii) hereof and under any other applicable agreement between such Holder and PubCo, and to any Transferee thereafter.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“PIPE Subscription Agreements” has the meaning given to such term in the Merger Agreement.

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means (i) any shares of Common Stock and (ii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clause (i) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case Beneficially Owned by a Holder as of immediately following the Closing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, Transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement; (b) such Registrable Securities shall have ceased to be outstanding; (c) such Registrable Securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction; (d) such Registrable Securities shall have been otherwise Transferred by a Holder, a new certificate or book-entry for such security not bearing a legend restricting further Transfer shall have been delivered by PubCo and subsequent public distribution of such security shall not require registration under the Securities Act; or (E) such Registrable Securities are eligible for resale without registration pursuant to Rule 144 under the Securities Act (or any successor rule promulgated thereafter by the SEC) without volume or manner-of-sale restrictions and without the requirement for PubCo to be in compliance with the current public information required by Rule 144(i)(2) under the Securities Act.

“Registration” means a registration, including any related Shelf Take-Down, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration or other Transfer pursuant to the terms of this A&R Registration Rights Agreement, including (a) all SEC, stock exchange and FINRA registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision), and of its counsel), (b) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) the reasonable fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (e) the reasonable fees and disbursements of counsel for PubCo and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (f) the reasonable and documented fees and out-of-pocket expenses of one counsel for all of the Holders participating in an Underwritten Offering, selected by such Holders that own a majority of the Registrable Securities participating in such Registration or other Transfer; provided, however, that such reimbursable fees and expenses of counsel shall not exceed $50,000, per Registration and (g) any other reasonable and documented fees and distributions customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this A&R Registration Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Registration Statement” means a Registration Statement of PubCo filed with the SEC on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if PubCo is not permitted to file a Registration Statement on Form S-3, a Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 2.1(c).

“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by a Shelf Take-Down Initiating Holder pursuant to a Shelf Registration Statement.

“Shelf Take-Down Initiating Holders” has the meaning set forth in Section 2.1(d).

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of September 8, 2025, by and among the Sponsor and PubCo, as amended, restated, modified or supplemented from time to time.

“Subsequent Shelf Registration” has the meaning set forth in Section 2.1(b).

“Take-Down Participation Notice” has the meaning set forth in Section 2.1(d)(iv)(C).

“Take-Down Tagging Holder” has the meaning set forth in Section 2.1(d)(iv)(B).

“Trading Day” means a day on which the principal United States securities exchange on which the Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means to (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, or any right or interest therein, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B). The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Triggering Event” means the VWAP of the Common Stock is at any time greater than or equal to $12.00 over any fifteen (15) Trading Days within any one hundred eighty (180) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to PubCo’s Common Stock).

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Take-Down” has the meaning set forth in Section 2.1(d)(ii)(A).

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 2.1(d)(ii)(A).

“VWAP” for any security as of any trading day means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such shall be the fair market value per share on such day as reasonably determined by the Board of Directors (including for the avoidance of doubt a duly authorized committee thereof).

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

Section 1.2. Interpretive Provisions. For all purposes of this A&R Registration Rights Agreement, except as otherwise provided in this A&R Registration Rights Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this A&R Registration Rights Agreement, refer to this A&R Registration Rights Agreement as a whole and not to any particular provision of this A&R Registration Rights Agreement;

(c) references in this A&R Registration Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d) whenever the words “include”, “includes” or “including” are used in this A&R Registration Rights Agreement, they shall mean “without limitation;”

(e) the captions and headings of this A&R Registration Rights Agreement are for convenience of reference only and shall not affect the interpretation of this A&R Registration Rights Agreement; and

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

Section 1.3. Effectiveness. This A&R Registration Rights Agreement shall become effective upon the Closing (as such term is defined in the Merger Agreement) (the “Effective Date”) and shall be of no further force or effect upon any termination of the Merger Agreement (without liability to either party).

ARTICLE 2

REGISTRATION RIGHTS

Section 2.1. Shelf Registration.

(a) Filing. PubCo shall use commercially reasonable efforts to file within thirty (30) business days following the Closing Date a Shelf Registration Statement covering the resale of all Registrable Securities

(except as determined by PubCo pursuant to Section 2.7 as of two Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective under the Securities Act as soon as reasonably practicable after such filing, but in no event later than the 105th calendar day (or 165th calendar day if the SEC notifies PubCo that it will “review” the Shelf Registration Statement) after the Closing Date. PubCo shall maintain such Shelf Registration Statement in accordance with the terms of this A&R Registration Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Shelf Registration Statement have been sold or cease to be Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form S-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a Shelf Registration Statement on Form S-3 as soon as reasonably practicable after PubCo is eligible to use Form S-3. PubCo shall also use its commercially reasonable efforts to file any replacement or additional Shelf Registration Statement and use commercially reasonable efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 2.1(a).

(b) Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while there remain any Registrable Securities registered by such Shelf Registration Statement, PubCo shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities registered by such prior Shelf Registration Statement. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Subsequent Shelf Registration have been sold or cease to be Registrable Securities.

(c) Suspension of Filing or Registration. Upon receipt of written notice from the Company that a Shelf Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until they have received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until they are advised in writing by PubCo that the use of the Registration Statement or Prospectus may be resumed. PubCo shall be entitled to delay or postpone the filing or effectiveness of a Shelf Registration Statement, and from time to time to require the Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of a Shelf Registration Statement at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Shelf Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control; provided, however, that PubCo shall have a period of not more than ninety (90) days within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that PubCo shall not be permitted to exercise in any twelve (12) month period (i) more than two (2) Shelf Suspensions pursuant to this Section 2.1(c) and Demand Delays pursuant to Section 2.2(a)(ii) in the aggregate, unless consented to in writing by Holders holding a majority of the Registrable Securities or (ii) aggregate Shelf Suspensions pursuant to this Section 2.1(c) and

Demand Delays pursuant to Section 2.2(a)(ii) of more than one hundred fifty (150) days. Each Holder shall keep confidential the fact that a Shelf Suspension is in effect and the contents of any notice by PubCo of a Shelf Suspension for the permitted duration of the Shelf Suspension or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential or (C) as required by law or subpoena. In the case of a Shelf Suspension that occurs after the effectiveness of the applicable Shelf Registration Statement, the Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of written notice by PubCo. PubCo shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its commercially reasonable efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any Misstatement prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. PubCo agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by PubCo for the Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Shelf Holders Beneficially Owning a majority of the Registrable Securities then outstanding.

(d) Shelf Take-Downs.

(i) Generally. Subject to the terms and provisions of this Article 2 (including Section 2.2(d)), an Eligible Take-Down Holder may initiate a Shelf Take-Down (the then Eligible Take-Down Holder, the “Shelf Take-Down Initiating Holder”) that, at the option of such Shelf Take-Down Initiating Holder (A) is in the form of an Underwritten Shelf Take-Down or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (B) in the case of an Underwritten Shelf Take-Down, is Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holder to PubCo pursuant to the provisions of this Section 2.1(d). For the avoidance of doubt, an Eligible Take-Down Holder that is not a Shelf Take-Down Initiating Holder cannot initiate a Shelf Take-Down.

(ii) Underwritten Shelf Take-Downs.

(A) A Shelf Take-Down Initiating Holder may elect in a written demand delivered to PubCo (an “Underwritten Shelf Take-Down Notice”) for any Shelf Take-Down that it has initiated to be in the form of an Underwritten Offering (an “Underwritten Shelf Take-Down”), and PubCo shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable; provided, that any such Underwritten Shelf Take-Down must comply with Section 2.2(d) and involve the offer and sale of Registrable Securities having a reasonably anticipated net aggregate offering price (after deduction of Underwriter commissions) of at least (I) in the case of any Marketed Underwritten Shelf Take-Down, $50,000,000 and (II) in the case of any Non-Marketed Underwritten Shelf Take-Down, $30,000,000 unless such Non-Marketed Underwritten Shelf Take-Down is for all of the Registrable Securities then held by the applicable Shelf Take-Down Initiating Holder (in which case there is no minimum other than the inclusion of all of such Registrable Securities). PubCo shall have the right to select the Underwriter or Underwriters to administer such Underwritten Shelf Take-Down; provided, that such Underwriter or Underwriters shall be reasonably acceptable to the Shelf Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down subject to the limitations of this Section 2.1(d)(ii)(B).

(B) With respect to any Underwritten Shelf Take-Down (including any Marketed Underwritten Shelf Take-Down), in the event that a Shelf Holder otherwise would be entitled to participate in such Underwritten Shelf Take-Down pursuant to this Section 2.1(d)(ii), Section 2.1(d)(iii) or Section 2.1(d)(iv), as the case may be, the right of such Shelf Holder to participate in such Underwritten Shelf Take-Down shall be conditioned upon such Shelf Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all Shelf Holders proposing to distribute their securities through such Underwritten Shelf Take-Down, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected in accordance with Section 2.1(d)(ii)(A). Notwithstanding any other provision of this Section 2.1, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten in an Underwritten Shelf Take-Down, then PubCo shall so advise all Shelf Holders that have requested to participate in such Underwritten Shelf Take-Down, and the number of Registrable Securities that may be included in such Underwritten Shelf Take-Down shall be allocated pro rata among such Shelf Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Shelf Holders at the time of such Underwritten Shelf Take-Down; provided, that any Registrable Securities thereby allocated to a Shelf Holder that exceeds such Shelf Holder’s request shall be reallocated among the remaining Shelf Holders in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Shelf Take-Down shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from any contemporaneous Underwritten Offering. No Registrable Securities excluded from an Underwritten Shelf Take-Down by reason of the Underwriter’s marketing limitation shall be included in such Underwritten Offering. For the avoidance of doubt, PubCo may include securities for its own account (or for the account of any other Persons) in such Underwritten Shelf Take-Down subject to the limitations of this Section 2.2.

(iii) Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Holder submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to PubCo pursuant to Section 2.1(d)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, PubCo shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Eligible Take-Down Holders of Registrable Securities under such Shelf Registration Statement and any such Eligible Take-Down Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. Each such Eligible Take-Down Holder that timely delivers any such request shall be permitted to sell in such Marketed Underwritten Shelf Take-Down subject to the terms and conditions of Section 2.1(d)(ii).

(iv) Non-Marketed Underwritten Shelf Take-Downs and Non-Underwritten Shelf Take-Downs.

(A) Any Shelf Take-Down Initiating Holder may initiate (x) an Underwritten Shelf Take-Down that is Non-Marketed (a “Non-Marketed Underwritten Shelf Take-Down”) or (y) a Shelf Take-Down that is not an Underwritten Shelf Take-Down (a “Non-Underwritten Shelf Take-Down”) by providing written notice thereof to PubCo and, to the extent required by Section 2.1(d)(iv)(B), PubCo shall provide written notice thereof to all other Eligible Take-Down Holders.

(B) With respect to each Non-Marketed Underwritten Shelf Take-Down, the Shelf Take-Down Initiating Holder initiating such Non-Marketed Underwritten Shelf Take-Down shall provide written notice (a “Non-Marketed Underwritten Shelf Take-Down Notice”) of such Non-Marketed Underwritten Shelf Take-Down to PubCo and PubCo shall provide written notice thereof to all other Eligible Take-Down Holders at least forty-eight (48) hours prior to the expected time of the pricing of the applicable Non-Marketed Underwritten Shelf Take-Down, which Non-Marketed Underwritten Shelf Take-Down Notice shall set forth (I) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Underwritten Shelf Take-Down, (II) the expected timing and plan of distribution of such Non-Marketed Underwritten Shelf Take-Down, (III) an invitation to each Eligible Take-Down Holder to elect (such Eligible Take-Down Holders who make such an election being “Take-Down Tagging Holders” and, together with the Shelf Take-Down Initiating Holders and all other Persons (other than any Affiliates of the Shelf Take-Down Initiating Holders) who otherwise are Transferring, or have exercised a contractual or other right to Transfer, Registrable Securities in connection with such Non-Marketed Underwritten Shelf Take-Down, the “Non-Marketed Underwritten Shelf Take-Down Selling Holders”) to include in the Non-Marketed Underwritten Shelf Take-Down Registrable Securities held by such Take-Down Tagging Holder (but subject to Section 2.1(d)(ii)(B)) and (IV) the action or actions required (including the timing thereof) in connection with such Non-Marketed Underwritten Shelf Take-Down with respect to each Eligible Take-Down Holder that elects to exercise such right (including the delivery of one or more stock certificates representing Registrable Securities of such Eligible Take-Down Holder to be sold in such Non-Marketed Underwritten Shelf Take-Down).

(C) Upon delivery of a Non-Marketed Underwritten Shelf Take-Down Notice, each Eligible Take-Down Holder may elect to sell Registrable Securities in such Non-Marketed Underwritten Shelf Take-Down, at the same price per Registrable Security and pursuant to the same terms and conditions with respect to payment for the Registrable Securities as agreed to by the Shelf Take-Down Initiating Holders, by sending an irrevocable written notice (a “Take-Down Participation Notice”) to PubCo within the time period specified in such Non-Marketed Underwritten Shelf Take-Down Notice (which time period shall be at least twenty-four (24) hours prior to the expected time of the pricing of the applicable Non-Marketed Underwritten Shelf Take-Down), indicating their election to sell up to the number of Registrable Securities in the Non-Marketed Underwritten Shelf Take-Down specified by such Eligible Take-Down Holder in such Take-Down Participation Notice (but, in all cases, subject to Section 2.1(d)(ii)(B)). Following the time period specified in such Non-Marketed Underwritten Shelf Take-Down Notice, each Take-Down Tagging Holder that has delivered a Take-Down Participation Notice shall be permitted to sell in such Non-Marketed Underwritten Shelf Take-Down on the terms and conditions set forth in the Non-Marketed Underwritten Shelf Take-Down Notice, concurrently with the Shelf Take-Down Initiating Holders and the other Non-Marketed Underwritten Shelf Take-Down Selling Holders, the number of Registrable Securities calculated pursuant to Section 2.1(d)(ii)(B). It is understood that in order to be entitled to exercise their right to sell Registrable Securities in a Non-Marketed Underwritten Shelf Take-Down pursuant to this Section 2.1(d)(iv), each Take-Down Tagging Holder must agree to make the same representations, warranties, covenants, indemnities and agreements, if any, as the Shelf Take-Down Initiating Holders agree to make in connection with the Non-Marketed Underwritten Shelf Take-Down, with such additions or changes as are required of such Take-Down Tagging Holder by the Underwriters (if applicable).

(D) Notwithstanding the delivery of any Non-Marketed Underwritten Shelf Take-Down Notice, all determinations as to whether to complete any Non-Marketed Underwritten Shelf Take-Down and as to the timing, manner, price and other terms and conditions of any Non-Marketed Underwritten Shelf Take-Down shall be at the sole discretion of the applicable Shelf Take-Down Initiating Holder, and PubCo agrees to cooperate in facilitating any Non-Marketed Underwritten Shelf Take-Down pursuant to this Section 2.1(d). Each of the Eligible Take-Down Holders agrees to reasonably cooperate with each of the other Eligible Take-Down Holders and PubCo to establish notice, delivery and documentation procedures and measures to facilitate such other Eligible Take-Down Holders’ participation in Non-Marketed Underwritten Shelf Take-Downs pursuant to this Section 2.1(d).

(E) With respect to each Non-Underwritten Shelf Take-Down, the Shelf Take-Down Initiating Holder initiating such Non-Underwritten Shelf Take-Down shall provide written notice of such Non-Underwritten Shelf Take-Down to PubCo at least forty-eight (48) hours prior to the expected time of such Non-Underwritten Shelf Take-Down, which shall set forth (I) the total number of Registrable Securities expected to be offered and sold in such Non-Underwritten Shelf Take-Down, (II) the expected timing and plan of distribution of such Non-Underwritten Shelf Take-Down, and (III) the action or actions required (including the timing thereof) in connection with such Non-Underwritten Shelf Take-Down.

Section 2.2. Demand Registrations.

(a) Holders’ Demand for Registration. Subject to Section 2.2(d), if, at a time when a Shelf Registration Statement is not effective pursuant to Section 2.1, PubCo shall receive from an Eligible Demand Participation Holder (such Holder(s), the “Demand Initiating Holder”) a written demand that PubCo effect any Registration in connection with an Underwritten Offering other than a Shelf Registration or a Shelf Take-Down (a “Demand Registration”) of Registrable Securities held by such Holder(s) having a reasonably anticipated net aggregate offering price (after deduction of Underwriter commissions and offering expenses) of at least $50,000,000, PubCo will:

(i) promptly (but in any event within five (5) days prior to the date such Demand Registration becomes effective under the Securities Act) give written notice of the proposed Demand Registration to all other Holders; and

(ii) use its commercially reasonable efforts to effect such registration as soon as practicable and facilitate the sale and distribution of all or such portion of such Demand Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any other Holders joining in such demand (together with the Demand Initiating Holder, the “Participating Holders”) as are specified in a written demand received by PubCo within five (5) days after such written notice is given; provided that PubCo shall not be obligated to file any Registration Statement or other disclosure document pursuant to this Section 2.2 (but shall be obligated to continue to prepare such Registration Statement or other disclosure document) if the filing or effectiveness of such Registration Statement at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control; provided, however, that PubCo may, in its discretion, defer the filing of such Registration Statement for an additional period (each, a “Demand Delay”) of not more than ninety (90) days; provided, however, that PubCo shall not exercise, in any twelve (12) month period, more than two (2) Demand Delays pursuant to this Section 2.2(a), unless consented to in writing by the Participating Holders holding a majority of the Registrable Securities held by such Participating Holders. Each Participating Holder shall keep confidential the fact that a Demand Delay is in effect and the contents of any notice by PubCo of a Demand Delay for the permitted duration of the Demand Delay or until otherwise notified by PubCo, except (A) for disclosure to such Participating Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential or (C) as required by law.

(b) Underwriting. If the Demand Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an Underwritten Offering, they shall so advise PubCo as part of their demand made pursuant to this Section 2.2, and PubCo shall include such information in the written notice referred to in Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all holders of Registrable Securities proposing to distribute their securities through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected by PubCo and reasonably satisfactory to the Participating Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Offering. Notwithstanding any other provision of this Section 2.2, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo shall so advise all Participating Holders that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Demand Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the Participating Holders on a pro rata basis based on the total number of Registrable Securities held by such Holders, (B) second, to PubCo and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such

Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Participating Holders or other requesting holders, as applicable, in like manner. No Registrable Securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Demand Registration. For the avoidance of doubt, PubCo may include securities for its own account (or for the account of any other Persons) in such Demand Registration subject to the limitations of this Section 2.2.

(c) Effective Registration. PubCo shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and PubCo has complied with all of its obligations under this A&R Registration Rights Agreement with respect thereto. No Demand Registration shall be deemed to have been effected if such registration is subsequently interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demand Initiating Holders thereafter affirmatively elect to continue with such Registration and accordingly notify PubCo in writing, but in no event later than five (5) days, of such election; provided that PubCo shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

(d) Restrictions on Registered Offerings. Notwithstanding the rights and obligations set forth in Section 2.1 and/or Section 2.2, in no event shall PubCo be obligated to take any action to effect:

(i) any Demand Registration or Shelf Take-Down at the request of any Holder prior to the expiration of the Lock-Up Period, to the extent such request relates to Registrable Securities that have not been released from the Lock-Up restrictions of Section 3.1;

(ii) any Demand Registration or Underwritten Shelf Take-Down at the request of the Sponsor, except the Sponsor shall be entitled to initiate one (1) Demand Registration or Underwritten Shelf Take-Down in accordance with the terms of this Article 2, to the extent such request relates to Registrable Securities that have been released from the Lock-Up restrictions of Section 3.1;

(iii) more than three (3) Demand Registrations under this Section 2.2 (other than under clause (ii) above), except the Company Shareholders shall be entitled to initiate two (2) Demand Registrations or Underwritten Shelf Take-Downs in accordance with the terms of this Article 2;

(iv) more than an aggregate of three (3) Underwritten Offerings (including Underwritten Shelf Take-Downs) (other than under clause (ii) above), except the Company Shareholders shall be entitled to initiate two (2) Underwritten Offerings in accordance with the terms of this Article 2;

(v) more than one (1) Underwritten Offering (including Underwritten Shelf Take-Downs) in any 180-day period; or

(vi) any Demand Registration while a Shelf Registration Statement remains outstanding in accordance with the terms of this A&R Registration Rights Agreement.

A majority-in-interest of the Demand Initiating Holders shall have the right to withdraw from a Demand Registration for any or no reason whatsoever upon written notification to PubCo and any Underwriter or Underwriters of their intention to withdraw from such Demand Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. If a majority-in-interest of the Demand Initiating Holders (i) withdraws from a proposed offering pursuant to this Section 2.2(d) and (ii) reimburse the Registration Expenses of PubCo incurred in respect of such aborted Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.2.

Notwithstanding anything to the contrary in this Section 2.2(d), in the event that Company Shareholders that are Demand Initiating Holders or Shelf Take-Down Initiating Holders, as applicable, do not sell at least fifty percent (50%) of the Registrable Securities requested to be sold in a Demand Registration or an Underwritten Shelf Take-Down as a result of the Underwriter advising PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then for purposes of clauses (iv), (v) and (vi) above, such Demand Registration or Underwritten Shelf Take-Down (as applicable) shall not be considered a Demand Registration or Underwritten Shelf Take-Down effected at the request of such Demand Initiating Holder or Shelf Take-Down Initiating Holder.

Section 2.3. Piggyback Registration.

(a) If at any time or from time to time PubCo shall determine to register any of its Equity Securities, either for its own account or for the account of security holders (other than in (1) a registration relating solely to employee benefit plans, (2) a registration statement on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which PubCo is offering to exchange its own securities for other securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, (5) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent Transferees of debt securities of PubCo or any of its subsidiaries that are convertible for Common Stock and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such notes and sell the Common Stock into which such notes may be converted, (6) a registration pursuant to Section 2.1 or Section 2.2 hereof, (7) a “universal” Shelf Registration Statement on Form S-3) or (8) a registration expressly contemplated by the PIPE Subscription Agreements, PubCo will:

(i) promptly (but in no event less than ten (10) days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and

(ii) include in such Registration (and any related qualification under state securities laws or other compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests made within five (5) days after receipt of such written notice from PubCo by any Holder or Holders except as set forth in Section 2.3(b) below.

Each Holder shall keep confidential its receipt of any such notice until the contents of such notice are publicly announced by PubCo or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential or (C) as required by law or subpoena.

Notwithstanding anything herein to the contrary, this Section 2.3 shall not apply (i) prior to the expiration of the Lock-Up Period in respect of any Holder, to the extent relating to Registrable Securities that have not been released from the Lock-Up restrictions of Section 3.1 or (ii) to any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down.

(b) Underwriting. If the Registration of which PubCo gives notice pursuant to Section 2.3(a) is for an Underwritten Offering, PubCo shall so advise the Holders as a part of the written notice given pursuant to Section 2.3(a)(i). In such event the right of any Holder to participate in such registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. All Holders proposing to dispose of their Registrable Securities through such Underwritten Offering, together with PubCo and the other parties distributing their Equity Securities of PubCo through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by PubCo. Notwithstanding any other provision of this Section 2.3, if the Underwriters shall advise PubCo that marketing factors (including, without limitation, an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo may limit the number of Registrable Securities to be included in the Registration and Underwritten Offering as follows:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

(ii) If the Registration is initiated and undertaken at the request of one or more holders of Equity Securities of PubCo who are not Holders, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the initiating holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering, on a pro rata basis based on the total number of Equity Securities of PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders, (C) third, to PubCo, (D) fourth, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

No securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Registration.

(c) Right to Terminate Registration. PubCo shall have the right to terminate or withdraw any Registration initiated by it under this Section 2.3 prior to the effectiveness of such Registration whether or not any Holder has elected to include Registrable Securities in such Registration.

Section 2.4. Expenses of Registration. Except as provided in Section 2.2(d), all Registration Expenses incurred in connection with all Registrations or other Transfers effected pursuant to or permitted by this A&R Registration Rights Agreement shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling or otherwise Transferring any Registrable Securities in any Registration or Transfer shall bear all incremental selling expenses relating to the sale or Transfer of such Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold or Transferred in such Registration. Any transfer taxes with respect to the sale of Registrable Securities will be borne by the Holder of such Registrable Securities.

Section 2.5. Obligations of PubCo. Whenever required under this Article 2 to effect the Registration of any Registrable Securities, PubCo shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

(b) prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep such Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) permit a representative of the Holders, any Underwriter participating in any distribution pursuant to such Registration and any attorney or accountant retained by such Holders, to participate in good faith in the preparation of such Registration Statement and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, attorney or accountant in connection with the Registration; provided, however, that such representatives enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(d) during the Effectiveness Period, furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them; provided that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the SEC’s EDGAR system;

(e) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes existing Misstatement;

(g) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by PubCo of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(h) use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final Prospectus and, if any such order is issued, to use commercially reasonable efforts to obtain the withdrawal of any such order as soon as reasonably practicable;

(i) use its commercially reasonable efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the Underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the blue sky or securities laws of each state and other jurisdiction of the United States as any such Holder or Underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 2.1(b) and Section 2.2(c), as applicable; provided, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;

(j) in the case of an Underwritten Offering, obtain for delivery to the Underwriters an opinion or opinions from counsel for PubCo, dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to the managing Underwriter;

(k) in the case of an Underwritten Offering, obtain for delivery to PubCo and the Underwriters a comfort letter from PubCo’s independent certified public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter reasonably requests;

(l) use its commercially reasonable efforts to list the Registrable Securities that are covered by such Registration Statement with any securities exchange or automated quotation system on which the Common Stock or other Equity Securities of PubCo, as applicable, are then listed;

(m) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(n) cooperate with Holders including Registrable Securities in such Registration and the managing Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing Underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities;

(o) make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(p) in the case of an Underwritten Offering that is Marketed, cause appropriate personnel of PubCo to participate in the customary “road show” presentations that may be reasonably requested by the managing Underwriter; and

(q) otherwise, in good faith, reasonably cooperate with, and take such customary actions as may reasonably be requested by, the Holders, in connection with such Registration.

Section 2.6. Indemnification.

(a) PubCo will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities and each of such Holder’s officers, directors, partners, members, stockholders and agents, legal counsel and accountants for each such Holder, any underwriter (as defined in the Securities Act) for each such Holder and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against all claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of or based upon any Misstatement or alleged Misstatement or any violation or alleged violation by PubCo (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law; provided that PubCo will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by such Holder expressly for use therein.

(b) Each Holder (if Registrable Securities held by or issuable to such Holder are included in such Registration, qualification, compliance or sale pursuant to this Article 2) will, and does hereby undertake to, indemnify and hold harmless, severally and not jointly, PubCo and each of its officers who has signed the Registration Statement, directors, partners, members, stockholders and agents, legal counsel and accountants for PubCo, any underwriter (as defined in the Securities Act), any other Holder selling securities in such Registration Statement, any controlling Person of any such underwriter or other Holder and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against all claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of or based upon (i) any Misstatement or alleged Misstatement or (ii) any violation or alleged violation by PubCo (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law, but in the case of clause (i), only to the extent, that such Misstatement or alleged Misstatement was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information that relates to such Holder in its capacity as a selling security Holder and was furnished to PubCo by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation, except in the case of fraud or willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be, in the reasonable judgment of the Indemnified Party, inappropriate due to an actual or potential conflict of interest between such Indemnified Party and any other party represented by such counsel in such proceeding or there may be reasonable defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. If such defense is assumed by the Indemnifying Party, the Indemnifying Party shall not be subject to any liability for any settlement made by the Indemnified Party without its consent (but such consent shall not be unreasonably withheld). No Indemnifying Party shall, without the consent of the Indemnified Party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the Indemnifying Party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any Misstatement or alleged Misstatement, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.6(d) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 2.6(d).

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any Underwritten Offering conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.

Section 2.7. Information by Holder. The Holder or Holders of Registrable Securities included in any Registration shall furnish to PubCo such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as PubCo may reasonably request in writing and as shall be required in connection with any Registration, qualification or compliance referred to in this Article 2. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this A&R Registration Rights Agreement, including for purposes of Section 2.9 hereof. Notwithstanding anything to the contrary contained in this A&R Registration Rights Agreement, if any Holder does not provide PubCo with information requested pursuant to this Section 2.7, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of outside counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this A&R Registration Rights Agreement unless such Person completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1(d)(ii) and Section 2.2(a) of this A&R Registration Rights Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 2.7 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 2.8. Delay of Registration. No Holder shall have any right to obtain, and hereby waives any right to seek, an injunction restraining or otherwise delaying any such Registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 2.

Section 2.9. Rule 144 Reporting. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to resell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC), including providing any customary legal opinions. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 2.10. “Market Stand Off” Agreement. Each Holder hereby agrees with PubCo that, with respect to Underwritten Offerings in which such Holder participates, during such period (which period shall in no event exceed 90 days) following the effective date of a Registration Statement of PubCo (or, in the case of an

Underwritten Shelf Take-Down, the date of the filing of a preliminary Prospectus or Prospectus supplement relating to such Underwritten Offering (or if there is no such filing, the first contemporaneous press release announcing commencement of such Underwritten Offering)) as the Holders that own a majority of the Registrable Securities participating in such Underwritten Offering may agree to with the Underwriter or Underwriters of such Underwritten Offering (a “Market Stand-Off Period”), such Holder or its Affiliates shall not Transfer (other than to donees who agree to be similarly bound) any Registrable Securities held by it at any time during such period except Registrable Securities included in such Registration. In connection with any Underwritten Offering contemplated by this Section 2.10, PubCo shall use commercially reasonable efforts to cause each director and executive officer of PubCo to execute a customary lock-up for the Market Stand-Off Period. Each Holder agrees with PubCo that it shall deliver to the Underwriter or Underwriters for any such Underwritten Offering a customary agreement (with customary terms, conditions and exceptions) that is substantially similar to the agreement delivered to the Underwriter or Underwriters by the Holders that own a majority of the Registrable Securities participating in such Registration reflecting their agreement set forth in this Section 2.10; provided, that such agreement shall not be materially more restrictive than any similar agreement entered into by PubCo’s directors and executive officers participating in such Underwritten Offering; provided, further, that such agreement shall not be required unless all Holders are required to enter into similar agreements; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all Holders.

Section 2.11. Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 2.12. Term. Article 2 shall terminate on the earlier of (i) the fifth (5th) anniversary of the date of this A&R Registration Rights Agreement and (ii) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 2.6 shall survive any such termination with respect to such Holder.

Section 2.13. Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the PIPE Subscription Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this A&R Registration Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and the Sponsor represents and warrants that this A&R Registration Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), among any of the relevant parties; other than, in respect of any Holders who are also party to the PIPE Subscription Agreements, the PIPE Subscription Agreements.

Section 2.14. Termination of Original RRA. Upon the Closing, PubCo and the Sponsor hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

ARTICLE 3

LOCK-UP

Section 3.1. Lock-Up.

(a) Subject to Section 3.1(b), the Holders may not Transfer any Lock-Up Shares during the Lock-Up Period (the “Lock-Up”).

(b) Notwithstanding the provisions set forth in Section 3.1(a), the Holders or their respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Holder or any other natural person with whom such Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement, or any legal, regulatory or other order; (v) if such Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder, or (B) to partners, limited liability company members or stockholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permissible under clauses (i) through (vi) of this Section 3.1(b); (viii) as a pledge or other grant of a security interest in Lock-Up Shares to one or more financial or lending institutions as collateral or security in connection with any bona fide loans, advances or extensions of credit or debt transaction (or enforcement thereunder) entered into by the Holder or any of its Affiliates, or any refinancings thereof, and any Transfers of such Lock-Up Shares upon foreclosure thereof, so long as the applicable Transferee agrees in writing to be bound by the restrictions set forth herein; (ix) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change in control of PubCo; provided, however, that if such tender offer, merger, stock sale, recapitalization, consolidation or other such transaction is not completed, the Lock-Up Shares shall remain subject to the Lock-Up; (x) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the 1934 Act; provided, however, that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-Up Period; (xi) to PubCo in connection with the repurchase of such Holder’s shares in connection with the termination of the Holder’s employment with PubCo or any subsidiary of PubCo pursuant to contractual agreements with the PubCo; (xii) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Common Stock of PubCo or the vesting or settlement of PubCo stock-based awards; (xiii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock of PubCo; or (xiv) from and after the occurrence of a Triggering Event (the “Release Date”).

(c) In order to enforce this Section 3.1, PubCo may impose stop transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d) Notwithstanding the other provisions set forth in this Section 3.1, the Board (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal the Lock-Up obligations set forth herein; provided that, for so long as at least one director designated by Sponsor is then serving on the Board, any decision by the Board (or such committee) to waive, amend, or repeal the Lock-Up obligations set forth herein shall include the affirmative vote or consent of at least one director designated by Sponsor.

(e) The Transferee of any Lock-Up Shares prior to the expiration of the Lock-Up Period in accordance with the terms of this A&R Registration Rights Agreement shall have no rights under this A&R Registration

Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee. Any Transferee of Lock-Up Shares who is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this A&R Registration Rights Agreement by executing and delivering a joinder in the form attached to this A&R Registration Rights Agreement as Exhibit B, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this A&R Registration Rights Agreement. Notwithstanding the foregoing provisions of this Section 3.1(e), a Holder may (i) not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this A&R Registration Rights Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities beneficially own the underlying Lock-Up Shares, or (B) followed by a change in the relationship between the Holder and the Permitted Transferee (or a change of control of such Holder or Permitted Transferee) after the Transfer with the result and effect that the Holder has indirectly made a Transfer of Lock-Up Shares by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 3.1 had such change in such relationship occurred prior to such Transfer).

ARTICLE 4

GENERAL PROVISIONS

Section 4.1. Assignment; Successors and Assigns; No Third-Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this A&R Registration Rights Agreement, no Party may assign such Party’s rights and obligations under this A&R Registration Rights Agreement, in whole or in part, without the prior written consent of PubCo. Any such assignee may not again assign those rights, other than in accordance with this Article 4. Any attempted assignment of rights or obligations in violation of this Article 4 shall be null and void.

(b) Notwithstanding anything to the contrary contained in this A&R Registration Rights Agreement (other than the succeeding sentence of this Section 4.1(b)), (i) prior to the expiration of the Lock-Up Period, a Holder may not Transfer such Holder’s rights or obligations under this A&R Registration Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 3.1(b); and (ii) after the expiration of the Lock-Up restrictions in Section 3.1 with respect to any Registrable Securities held by a Holder, a Holder may Transfer such Holder’s rights or obligations under this A&R Registration Rights Agreement in connection with a Transfer of such Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees, or (y) any Person with the prior written consent of PubCo. Any Transferee of Registrable Securities (other than pursuant to an effective registration statement under the Securities Act or pursuant to a Rule 144 transaction) shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of the Transferor Holder under this A&R Registration Rights Agreement and shall be required, at the time of and as a condition to such Transfer, to become a party to this A&R Registration Rights Agreement by executing and delivering a joinder in the form attached to this A&R Registration Rights Agreement as Exhibit B. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this A&R Registration Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this A&R Registration Rights Agreement.

(c) All of the terms and provisions of this A&R Registration Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and Representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and Representatives of any Party only to the extent that they are permitted successors, assigns, heirs and Representatives pursuant to the terms of this A&R Registration Rights Agreement.

(d) Nothing in this A&R Registration Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and Representatives, any rights or remedies under this A&R Registration Rights Agreement or otherwise create any third party beneficiary hereto.

Section 4.2. Termination. Article 2 of this A&R Registration Rights Agreement shall terminate as set forth in Section 2.13. The remainder of this A&R Registration Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder, following the Closing Date, ceases to Beneficially Own any Registrable Securities. Notwithstanding anything herein to the contrary, in the event the Merger Agreement terminates in accordance with its terms prior to the Closing, this A&R Registration Rights Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.

Section 4.3. Severability. If any provision of this A&R Registration Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this A&R Registration Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 4.4. Entire Agreement; Amendments; No Waiver.

(a) This A&R Registration Rights Agreement, together with the Exhibits to this A&R Registration Rights Agreement, the Merger Agreement and all other Transaction Agreements (as such term is defined in the Merger Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way, including the Original RRA, and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this A&R Registration Rights Agreement and therein.

(b) No provision of this A&R Registration Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of PubCo and the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that adversely affects any right granted to Holder, solely in their capacity as a holder of the shares of capital stock of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this A&R Registration Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 4.5. Counterparts; Electronic Delivery. This A&R Registration Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this A&R Registration Rights Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this A&R Registration Rights Agreement or any document to be signed in connection with this A&R Registration Rights Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 4.6. Notices. All notices, demands and other communications to be given or delivered under this A&R Registration Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 4.6, notices, demands and other communications shall be sent to the addresses indicated below or on the receiving party’s signature page:

if to PubCo, to:

ColdQuanta, Inc.

1315 W Century Dr #150

Louisville, CO 80027

Attention: Jim Stirbis

Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attn: Peter Byrne

   Kristin VanderPas

Email: [***]

if to the Sponsor, to:

Churchill Sponsor X LLC

640 Fifth Avenue, 14th Floor

New York, NY 10019

Attn: Jay Taragin

Email: [***]

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, NY 10019

Attn: Greg Astrachan

   Sean Ewen

   Esther Chang

Email: [***]

Section 4.7. Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this A&R Registration Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this A&R Registration Rights Agreement, and the performance of the obligations imposed by this A&R Registration Rights Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS A&R REGISTRATION RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF,

CONNECTED WITH, RELATED OR INCIDENTAL TO THIS A&R REGISTRATION RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS A&R REGISTRATION RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS A&R REGISTRATION RIGHTS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this A&R Registration Rights Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this A&R Registration Rights Agreement in any other courts. Each Party irrevocably consents to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices as provided in Section 4.6 of this A&R Registration Rights Agreement, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Nothing in this Section 4.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity; provided, that each of the Parties hereby waives any right it may have under the Laws of any jurisdiction to commence by publication any Action with respect to this A&R Registration Rights Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this in any of the courts referred to in this Section 4.7 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such Action. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity, in any jurisdiction.

Section 4.8. Specific Performance. Each Party hereby agrees and acknowledges that it may be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this A&R Registration Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party may, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond.

Section 4.9. Consents, Approvals and Actions. If any consent, approval or action of the Company Shareholders is required at any time pursuant to this A&R Registration Rights Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Equity Securities of PubCo held by the Company Shareholders at such time provide such consent, approval or action in writing at such time.

Section 4.10. Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and PubCo agree that the arrangements contemplated by this A&R Registration Rights Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this A&R Registration Rights Agreement of PubCo’s Equity Securities owned by the other Holders, and PubCo agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this A&R Registration Rights Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this A&R Registration Rights Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and PubCo acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this A&R Registration Rights Agreement, and PubCo acknowledges that the Holders are not acting in concert or as a group, and PubCo shall not assert any such claim, with respect to such obligations or the transactions contemplated by this A&R Registration Rights Agreement. The decision of each Holder to enter into this A&R Registration Rights Agreement has been made by such Holder independently of any other Holder. Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in PubCo and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Common Stock or enforcing its rights under this A&R Registration Rights Agreement. PubCo and each Holder confirms that each Holder has had the opportunity to independently participate with PubCo and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this A&R Registration Rights Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of PubCo, not the action or decision of any Holder, and was done solely for the convenience of PubCo and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this A&R Registration Rights Agreement is between PubCo and a Holder, solely, and not between PubCo and the Holders collectively and not between and among the Holders.

Section 4.11. Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

(a) Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b) Such Party has the full power, authority and legal right to execute, deliver and perform this A&R Registration Rights Agreement. The execution, delivery and performance of this A&R Registration Rights Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This A&R Registration Rights Agreement has been duly executed and delivered by such Party and constitutes their legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) The execution and delivery by such Party of this A&R Registration Rights Agreement, the performance by such Party of their obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

(d) Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this A&R Registration Rights Agreement or to perform their obligations hereunder.

(e) There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this A&R Registration Rights Agreement or to perform their obligations hereunder.

Section 4.12. No Third-Party Liabilities. This A&R Registration Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this A&R Registration Rights Agreement, or the negotiation, execution or performance of this A&R Registration Rights Agreement (including any representation or warranty made in or in connection with this A&R Registration Rights Agreement or as an inducement to enter into this A&R Registration Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or Representative of any Party hereto (including any Person negotiating or executing this A&R Registration Rights Agreement on behalf of a Party hereto), unless a Party to this A&R Registration Rights Agreement, shall have any liability or obligation with respect to this A&R Registration Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this A&R Registration Rights Agreement, or the negotiation, execution or performance of this A&R Registration Rights Agreement (including a representation or warranty made in or in connection with this A&R Registration Rights Agreement or as an inducement to enter into this A&R Registration Rights Agreement).

Section 4.13. Legends. Without limiting the obligations of PubCo set forth in Section 2.11, each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this A&R Registration Rights Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 4.14. Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this A&R Registration Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this A&R Registration Rights Agreement shall continue with respect to the Common Stock as so changed.

(Signature Pages Follow)

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

INFLEQTION, INC.

By:
Name:
Title:

[Signature Page to A&R Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

SPONSOR:

CHURCHILL SPONSOR X LLC

By: M. Klein and Company, the Managing Member

By:
Name: Michael Klein
Title: Authorized Person

[Signature Page to A&R Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

COMPANY SHAREHOLDERS:

[ ]

By:
Name: [ ]
Title: [ ]

[Signature Page to A&R Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

INSIDERS:

[ ]

By:
Name: [ ]
Title: [ ]

[Signature Page to A&R Registration Rights Agreement]

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Amended and Restated Registration Rights Agreement, made as of     , is executed by      (“Joining Company Shareholder”).

WHEREAS, pursuant to the Merger Agreement, Joining Company Shareholder will receive shares of Common Stock; and

WHEREAS, Joining Company Shareholder is required to become a party to that certain Amended and Restated Registration Rights Agreement, dated as of September 8, 2025, among Churchill Capital Corp X, a Delaware corporation (“PubCo”) to be renamed Infleqtion, Inc. upon the Effective Date, and the other persons party thereto (the “A&R Registration Rights Agreement”) by executing and delivering this Joinder, whereupon such Joining Company Shareholder will be treated as a Party (with the same rights and obligations as other Insiders party thereto) for all purposes of the A&R Registration Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the A&R Registration Rights Agreement.

Section 2. Joinder. Joining Company Shareholder hereby acknowledges and agrees that (a) such Joining Company Shareholder has received and read the A&R Registration Rights Agreement, and (b) such Joining Company Shareholder will be treated as a Party (with the same rights and obligations as other Company Shareholders party thereto and, if applicable, the other Insiders party thereto) for all purposes of the Amended and Restated Registration Rights Agreement.

Section 3. Notice. Any notice, demand or other communication under the Amended and Restated Registration Rights Agreement to Joining Company Shareholder shall be given to Joining Company Shareholder at the address set forth on the signature page hereto in accordance with Section 4.6 of the A&R Registration Rights Agreement.

Section 4. Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 5. Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(signature page follows)

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

JOINING COMPANY STOCKHOLDER:

[ ]

By:

Name:	[ ]
Title:	[ ]

Email:

Mailing Address:

Signature Page to Joinder to Amended and Restated Registration Rights Agreement

Exhibit B

Form of Joinder

This Joinder (this “Joinder”) to the A&R Registration Rights Agreement, made as of     , is between      (“Transferor”) and      (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain A&R Registration Rights Agreement, dated as of September 8, 2025, among Churchill Capital Corp X, a Delaware corporation (“PubCo”) to be renamed Infleqtion, Inc. upon the Effective Date and the other persons party thereto (the “A&R Registration Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the A&R Registration Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the A&R Registration Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the A&R Registration Rights Agreement.

Section 2. Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 3. Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the A&R Registration Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the A&R Registration Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the A&R Registration Rights Agreement.

Section 4. Notice. Any notice, demand or other communication under the A&R Registration Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 4.6 of the A&R Registration Rights Agreement.

Section 5. Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 6. Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

[ ]

By:

Name:	[ ]
Title:	[ ]

Email:

Mailing Address:

TRANSFEREE:

[ ]

By:

Name:	[ ]
Title:	[ ]

Email:

Mailing Address:

Signature Page to Joinder to Amended and Restated Registration Rights Agreement

Exhibit F

M. Klein & Company

640 Fifth Avenue

New York, NY 10019

CONFIDENTIAL

September 8, 2025

Infleqtion, Inc.

3030 Sterling Circle

Boulder, CO

80301

Ladies and Gentlemen:

This letter agreement (this “Agreement”), which shall become effective upon the Closing (as such term is defined in the Merger Agreement) (the “Effective Date”), confirms certain arrangements between Churchill Capital Corp X, a Delaware corporation (the “Client”), to be renamed Infleqtion, Inc. upon the Effective Date, and M. Klein & Company, through its affiliate, The Klein Group, LLC (“Advisor”), with respect to the engagement of Advisor by the Client as its financial advisor to provide strategic advice and assistance to the Client in connection with capital markets, business development, investor relations and other strategic matters (the “Services”). Simultaneously with the execution and delivery of this Agreement, Client has entered into that certain Agreement and Plan of Merger and Reorganization, dated as of September 8, 2025 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), by and among Client, AH Merger Sub I, Inc., a Delaware corporation, AH Merger Sub II, LLC, a Delaware limited liability company, and ColdQuanta, Inc., a Delaware corporation, in connection with the business combination set forth in the Merger Agreement.

1.	As consideration for the Services, the Client agrees to pay Advisor the following fees:

(a)

A fixed cash retainer fee of $250,000 per quarter (the “Retainer Fee”). The initial payment will be due on the first business day of the month immediately after the end of the first fiscal quarter following the Effective Date (prorated, as applicable) with subsequent payments due every three months thereafter and ending on the expiration or termination of this Agreement.

(b)

If, during the term hereof, the Client conducts a capital markets financing (e.g., equity, debt or convertible securities in U.S. markets) (a “Financing”), the Client shall consider in good faith engaging Advisor as a financial advisor in connection with such Financing. Any such engagement shall be covered by a separate written agreement between the Client and Advisor and shall include mutually agreed fees (and such other additional terms agreed to by the parties, including indemnification provisions); provided that such fees payable to Advisor shall be no less than five percent (5%) of total fees paid in the aggregate to the underwriting syndicate in connection with such Financing.

(c)

If, during the term hereof, the Advisor provides introductions to certain strategic partners with whom Client has no pre-existing relationship that lead to a strategic investment (a “Strategic Investment”) into the Client, Client shall consider in good faith engaging Advisor as a financial advisor in connection with any such Strategic Investment, subject to the terms and conditions of its engagement letter with the Client’s existing Financial Advisors. Any such engagement shall be covered by a separate agreement between the Client and Advisor and shall include mutually agreed fees, which considered together with the Referral Fee will not exceed 3% of gross proceeds from the Strategic Investment (and will include such other additional terms agreed to by the parties, including indemnification provisions).

(d)

If, during the term hereof, the Client conducts strategic merger and acquisition activity, (a “Merger”), the Client shall consider in good faith engaging Advisor as a financial advisor in connection with such

Merger. Any such engagement shall be covered by a separate agreement between the Client and Advisor and shall include mutually agreed fees (and such other additional terms agreed to by the parties, including indemnification provisions).

In addition to such fees, the Client will reimburse Advisor for Advisor’s reasonable, documented and customary out-of-pocket expenses incurred in connection with the services to be provided by Advisor hereunder. Annual expenses will be capped at $50,000 and reimbursements above this threshold require pre-approval from Client’s Chief Financial Officer. Nothing contained herein shall be deemed to limit in any manner the indemnification, expense reimbursement and other obligations of the Client under Annex A hereto. Notwithstanding the foregoing, to the extent that any expenses incurred by Advisor for any activity, task, obligation, or similar that does, or reasonably could, be considered to pertain to both this Agreement and any duties, obligations or responsibilities of Advisor or any of its affiliates, officers, directors, partners, managers or the like in connection with service on the board of directors of Client, such expenses shall not be eligible for reimbursement hereunder.

2.

In connection with the services to be provided hereunder, the Client will make available to Advisor all information in the possession or control of the Client that is reasonably necessary for Advisor to provide the services hereunder. The Client understands and confirms that (a) Advisor will use public reports and other information provided by others, including information provided by the Client, other parties and their respective officers, employees, auditors, attorneys or other agents in performing the services hereunder and (b) Advisor does not assume responsibility for, and may rely without independent verification upon, the accuracy and completeness of any such information. The Client will notify Advisor promptly if it learns of any material change in any information previously made available to Advisor by or on behalf of the Client or any third party.

3.

Advisor shall keep all information made available to Advisor by or on behalf of the Client (the “Information”) confidential, except that nothing herein will prevent Advisor from disclosing the Information to the extent that such Information (a) is disclosed with the Client’s written consent, (b) is disclosed to Advisor’s affiliates or any of Advisor’s or any of its affiliate’s representatives, directors, officers, employees, attorneys or agents (“Authorized Recipients”) in connection with the performance of Advisor’s services hereunder or for internal control or compliance purposes; provided that (i) such Authorized Recipients have been advised to keep the Information confidential in accordance with this Section 3 and (ii) Advisor shall be responsible for any breach of this Section 3 by an Authorized Recipient, or (c) is required to be disclosed by applicable law, regulation or the order of a court of competent jurisdiction or is requested to be disclosed by a regulatory authority having jurisdiction over Advisor or its representatives, provided, however, that prior to a disclosure pursuant to clause (c), Advisor shall, to the extent legally permissible and reasonably practicable under the circumstances, provide notice to the Client of such disclosure requirement such that the Client may seek (at the Client’s sole cost and expense) a protective order to avoid such disclosure or limit its scope or to obtain confidential treatment of that portion of the Information legally required to be disclosed. “Information” shall not include any information that (a) is or becomes generally available to the public (other than as a result of disclosure by Advisor or any Authorized Recipient in breach of this Agreement), (b) was available to Advisor or any Authorized Recipient on a non-confidential basis prior to its disclosure by the Client or its affiliates or the other parties to a transaction or (c) becomes available to Advisor or an Authorized Recipient on a non-confidential basis from a person other than the Client or its affiliates or the other parties to a transaction, who is not to Advisor’s knowledge, bound by a duty of confidentiality to the Client with respect to such information.

4.

The Client acknowledges that Advisor has been retained hereunder solely as an adviser to the Client, and not as an adviser to or agent of any other person, and that Advisor’s engagement hereunder is as an independent contractor and not in any other capacity including as a fiduciary. Any duties of Advisor arising out of its engagement pursuant to this Agreement shall be owed solely to the Client. The Client agrees that any information or advice provided by Advisor in connection with Advisor’s engagement hereunder is for the confidential use of the Client, and may not be provided to or relied upon by any other person without Advisor’s prior written consent. The Client will not disclose, summarize, excerpt from or otherwise refer to such information or advice, in any manner without Advisor’s prior written consent. Neither Advisor’s engagement hereunder, nor the delivery of any advice in connection with Advisor’s engagement hereunder, is intended to confer rights upon any persons not a party hereto (including security holders, employees, directors or creditors of the Client) as against Advisor, its affiliates or any of their respective representatives, directors, officers, employees or agents.

5.

The Client acknowledges that it is not relying on the advice of Advisor for tax, legal, regulatory or accounting matters, it is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any transaction or other matter based upon such advice. In addition, the Client acknowledges that in no event shall Advisor act as an underwriter of any securities in connection with any transaction. Advisor may, to the extent it deems appropriate, render the services hereunder through one or more of its affiliates.

6.	The Client agrees to indemnify Advisor in accordance with Annex A hereto, the terms of which are incorporated into this Agreement in their entirety.

7.

This Agreement will expire on the Second (2nd) anniversary of the Effective Date; provided, however, this Agreement may be extended for an additional one (1) year term upon mutual agreement of the Client and Advisor. Upon the expiration or termination of this Agreement, neither the Client nor Advisor shall have any liability or continuing obligation to the other party except for any fees accrued and expenses incurred (subject to Section 1) by Advisor prior to the date of such expiration or termination. Notwithstanding the foregoing, Section 4, Section 6, this Section 7, Section 9, Section 10 and Annex A hereto shall remain operative regardless of the expiration or termination of this Agreement.

8.

The Client understands and acknowledges that Advisor or its affiliates may currently hold, or in the future may acquire, debt or equity securities (or other interests) issued by the Client or its affiliates, and will be under no obligation to sell any such holdings in connection with this engagement. The Client is aware that Advisor and/or its affiliates may currently or in the future (a) provide services to other parties with interests that conflict with the interests of the Client or (b) engage in transactions (as a principal or otherwise) that conflict with the interests of the Client.

9.

This Agreement (including Annex A) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement may not be assigned by the Client without Advisor’s prior written consent. This Agreement will be binding upon and inure to the benefit of the Client, Advisor and their respective successors and permitted assigns. This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which taken together shall constitute one and the same agreement.

10.

This Agreement and any claim, counterclaim, proceeding or dispute of any kind or nature whatsoever, directly or indirectly, arising out of or in any way relating to this Agreement or Advisor’s engagement hereunder (a “Claim”), shall be governed and construed in accordance with the laws of the State of New York (without giving regard to any otherwise applicable conflict of laws rules). No such Claim shall be commenced, prosecuted or continued in any forum other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and each of the parties (on behalf of itself and its respective successors and assigns) hereto hereby submits to the jurisdiction and venue of such courts (and any appellate courts from any thereof) and personal service with respect thereto. Each of the parties hereto hereby waives on behalf of itself and its successors and assigns any and all right to argue that the choice of forum provision is or has become unreasonable in any legal proceeding. Each of the parties hereto hereby waives all right to trial by jury in any Claim (whether based upon contract, tort or otherwise) directly or indirectly, arising out of or in any way relating to this Agreement or Advisor’s engagement hereunder.

[Signature page follows]

If the foregoing correctly sets forth our agreement, please sign and return a copy of this Agreement.

Very truly yours,

M. KLEIN & COMPANY, through its affiliate, THE KLEIN GROUP, LLC

By:
Name:
Title:

Accepted and agreed as of the date first written above:

CHURCHILL CAPITAL CORP X

By:
Name:
Title:

Annex A

In connection with the engagement of Advisor to render services to the Client pursuant to the Agreement to which this Annex A is attached, the Client and Advisor agree and understand that in the event that Advisor, any of its affiliates or any of their respective representatives, directors, officers, employees or agents (each of the foregoing, an “Indemnified Person”) become involved in any capacity in any claim, suit, action, proceeding, arbitration or investigation (each an “Action”) brought or threatened by or against any person, including the Client’s security holders and creditors, related to, arising out of or in connection with Advisor’s engagement, Advisor’s performance of any services in connection with the Agreement (whether before or after the date hereof) or any transaction contemplated thereby, the Client will promptly reimburse each such Indemnified Person for its reasonable, documented and customary out-of-pocket expenses (including legal and other professional fees, expenses and disbursements and the cost of any investigation and preparation) as and when they are incurred in connection therewith. The Client will indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages, liabilities or expenses (collectively, “Losses”) to which any Indemnified Person may become subject in connection with any pending or threatened Action related to, arising out of or in connection with Advisor’s engagement pursuant to the Agreement, Advisor’s performance of any services in connection therewith (whether before or after the date thereof) or any transaction contemplated thereby, whether or not any such pending or threatened Action giving rise to such Losses is initiated or brought by or on the Client’s behalf and whether or not in connection with any Action in which the Client or an Indemnified Person is a party, except to the extent that any such Losses are found by a court of competent jurisdiction in a final, non-appealable judgment to have resulted primarily from such Indemnified Person’s gross negligence, bad faith or willful misconduct. The Client also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Client, its security holders or creditors related to, arising out of or in connection with Advisor’s engagement pursuant to the Agreement, Advisor’s performance of any services in connection therewith (whether before or after the date thereof) or any transaction contemplated thereby, except to the extent that any Losses are found by a court of competent jurisdiction in a final, non-appealable judgment to have resulted primarily from such Indemnified Person’s gross negligence, bad faith or willful misconduct; provided, however, that, in no event shall the Indemnified Persons, in aggregate, be liable for or required to pay an amount in excess of the aggregate fees actually received by Advisor for any services in connection Advisor’s engagement pursuant to the Agreement. If multiple claims are brought against an Indemnified Person in an Action related to, arising out of or in connection with Advisor’s engagement pursuant to the Agreement, Advisor’s performance of any services in connection therewith (whether before or after the date thereof) or any transaction contemplated thereby, with respect to at least one of which an Indemnified Person is entitled to indemnification as provided hereunder, the Client agrees that any Losses shall be conclusively deemed to be based on the claims as to which indemnification is permitted and provided for hereunder.

If for any reason the foregoing indemnification is unavailable to an Indemnified Person or insufficient to hold such Indemnified Person harmless against Losses (except to the extent not available under the terms of the preceding paragraph), then the Client shall contribute to the Losses for which such indemnification is unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by the Client and its security holders, on the one hand, and the party entitled to contribution, on the other hand, in the matters contemplated by Advisor’s engagement under the Agreement as well as the relative fault of the Client and such party with respect to such Losses and any other relevant equitable considerations. The Client agrees that, for the purposes hereof, the relative benefits received, or sought to be received, by the Client (and its security holders) and Advisor shall be deemed to be in the same proportion as (a) in the case of a transaction, the aggregate consideration paid or received, or contemplated to be paid or received, by the Client or its security holders, as the case may be, pursuant to such transaction (whether or not consummated) or, in the case of another event, the value to the Client of the services and advice rendered by Advisor, bears to (b) the fees paid or payable to Advisor in connection with Advisor’s engagement; provided, however, in no event shall Advisor or any other Indemnified Person be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Advisor in connection with Advisor’s engagement pursuant to the Agreement.

The Client and Advisor agree that it would not be just and equitable if contribution hereunder were determined by pro rata allocation or by any other method that does not take into account the equitable considerations referred to herein.

If any Action shall be brought, threatened or asserted against an Indemnified Person in respect of which indemnity may be sought against the Client, Advisor shall promptly notify the Client in writing, and the Client shall be entitled, at its expense, and upon delivery of written notice to Advisor, to assume the defense thereof with counsel reasonably satisfactory to Advisor. Such Indemnified Person shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (a) the Client has agreed in writing to pay such fees and expenses, (b) the Client has failed to assume the defense in a timely manner or pursue the defense reasonably diligently or (c) outside counsel to an Indemnified Person has advised such Indemnified Person that in such Action there is an actual or potential conflict of interest or a conflict on any material issue between the Client’s position and the position of such Indemnified Person, in which case the Client shall be responsible for the fees and expenses of such separate counsel. It is understood, however, that in the situation in which the Client shall be responsible for the fees and expenses of such counsel, the Client shall, in connection with any such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of substantially similar general allegations or circumstances, be liable for the fees and expenses of only one counsel (in addition to local counsel) at any time for all Indemnified Persons (unless in the reasonable belief of such Indemnified Persons based on the advice of outside counsel, that there is an actual or potential conflict of interest or a conflict on any material issue between such Indemnified Persons, in which case such Indemnified Persons with conflicting interests shall be represented by separate counsel and the Client shall be responsible for the fees and expenses of such counsel). The Client shall not be liable for any settlement or compromise of any pending or threatened Action (or for any related Losses) if such settlement or compromise is effected without the Client’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

The Client agrees that, without Advisor’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification or contribution is reasonably likely to be sought hereunder (whether or not Advisor or any other Indemnified Person is an actual or potential party to such Action), unless such settlement, compromise or consent (a) includes an unconditional release from the settling, compromising or consenting party of each Indemnified Person from all liability arising out of such Action, (b) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person, and (c) shall not impose any continuing obligations or restrictions on any Indemnified Person.

The foregoing reimbursement, indemnity and contribution obligations of the Client under this Annex A shall be in addition to any rights that an Indemnified Person may have at common law or otherwise, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Client and such Indemnified Person. The provisions of this Annex A shall remain in full force and effect regardless of any termination, modification or expiration of the Agreement.

ANNEX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INFLEQTION, INC.

Infleqtion, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

ONE: The name of this corporation is Infleqtion, Inc. The date of filing of the original certificate of incorporation of this corporation with the Secretary of State of the State of Delaware was [•], 20[•][, and the name under which such filing was made was [___]].

TWO: This certificate of incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, and has been duly approved by the written consent of the stockholders of this corporation in accordance with Section 228 of the DGCL.

THREE: Pursuant to Sections 242 and 245 of the DGCL, the certificate of incorporation of this corporation, as heretofore amended, is hereby amended, integrated and restated to read in its entirety as follows:

SECTION 1.

The name of this corporation is Infleqtion, Inc. (the “Corporation”).

SECTION 2.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

SECTION 3.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

SECTION 4.

Section 4.1 The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 1,500,000,000 shares, consisting of 1,400,000,000 shares of Common Stock, par value $0.0001 per share, and 100,000,000 shares of Preferred Stock, par value $0.0001 per share.

Section 4.2 The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be set forth in a certificate of designation adopted by the Board and filed in accordance with the DGCL.

Section 4.3 Irrespective of the provisions of Section 242(b)(2) of the DGCL, but subject to the terms of any certificate of designation filed with respect to any series of Preferred Stock, the holders of Preferred Stock and Common Stock shall vote together, and not as separate classes, on any amendment to this Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock or Common Stock.

Section 4.4 Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this certificate of incorporation (as amended from time to time, the “Certificate of Incorporation”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other affected series of Preferred Stock, to vote thereon pursuant to applicable law or the Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

SECTION 5.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class thereof, as the case may be, it is further provided that:

Section 5.1 MANAGEMENT OF THE BUSINESS.

Except as otherwise provided by the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board shall be fixed exclusively by the Board.

Section 5.2 BOARD OF DIRECTORS

Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as practicable, of a number of directors equal to one third of the number of members of the Board authorized as provided in Section 5.1. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective (the “Filing Date”). At the first annual meeting of stockholders following the Filing Date, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Filing Date, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Filing Date, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall remove or shorten the term of any incumbent director.

Section 5.3 REMOVAL OF DIRECTORS

Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

Section 5.4 VACANCIES.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

Section 5.5 PREFERRED STOCKHOLDERS ELECTION RIGHTS.

Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.1 hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.6 BYLAW AMENDMENTS.

The Board is expressly authorized and empowered to adopt, amend or repeal any provisions of the bylaws of the Corporation (as amended from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Section 5.7 STOCKHOLDER ACTIONS.

a. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

b. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

c. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the President or directors representing a majority of directors then in office, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

SECTION 6.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. Solely for purposes of this Section 6, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

SECTION 7.

Section 7.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and any appellate court therefrom shall be the sole and exclusive forum for: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action that is based upon a violation of a duty owed by any current or former director, officer, other employee or stockholder of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by applicable law; provided, however, that if the designation of such court as the sole and exclusive forum for a claim or action referred to in foregoing clauses (A) through (F) of this Section would violate applicable law, then the United States District Court for the District of Delaware or if the designation of such court would violate applicable law, then the Superior Court of Delaware shall be the sole and exclusive forum for such claim or cause of action.

Section 7.2 Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

SECTION 8.

Section 8.1 Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of the Certificate of Incorporation.

Section 8.2 The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section 8.3, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to this reservation. For the avoidance of doubt, but subject to the rights of the holders of any outstanding series of Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to the Certificate of Incorporation.

Section 8.3 Notwithstanding any other provisions of the Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or by the Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Sections 5, 6, 7 and this Section 8.

SECTION 9.

Section 9.1 If any provision or provisions of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Certificate of Incorporation (including, without limitation, each portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

* * *

The Corporation has caused this certificate of incorporation to be signed by a duly authorized officer of the Corporation on [●], 20[●].

Infleqtion, Inc.

By:
[ ]
[ ]

ANNEX C

AMENDED AND RESTATED BYLAWS

OF

INFLEQTION, INC.

(A DELAWARE CORPORATION)

SECTION 1.

OFFICES

Section 1.1 Registered Office. The registered office of Infleqtion, Inc. (the “Corporation”) in the State of Delaware and the name of the Corporation’s registered agent at such address shall be as set forth in the certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 1.2 Other Offices. The Corporation may at any time establish other offices both within and without the State of Delaware.

SECTION 2.

CORPORATE SEAL

Section 2.1 Corporate Seal. The Board of Directors of the Corporation (the “Board”) may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

SECTION 3.

STOCKHOLDERS’ MEETINGS

Section 3.1 Place of Meetings. Meetings of the stockholders of the Corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board (or its designee). The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 3.9 below.

Section 3.2 Annual Meetings.

(a) The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and time as may be determined from time to time by the Board (or its designee). Any annual meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer of the Corporation to whom the Board delegates such authority, at any time before or after notice of such meeting has been given to stockholders. Nominations of persons for election to the Board and proposals of other business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Corporation’s notice of meeting of stockholders (or any supplement thereto); (ii) by or at the direction of the Board or a duly authorized committee thereof; or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 3.2(b) of these bylaws (as may be amended and/or restated from time to time, the “Bylaws”) and who is a stockholder of record at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the notice procedures and requirements set forth in this Section 3.2.

For the avoidance of doubt, clause (a) above shall be the exclusive means for a stockholder to make nominations and submit other business before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under the DGCL, the Certificate of Incorporation and the Bylaws, and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(i) For nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(iii) and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the Corporation that are owned of record and beneficially by such nominee and list of any pledge of or encumbrances on such shares, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) the questionnaire, representation and agreement required by Section 3.2(e), completed and signed by such nominee, and (6) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed or provided to the Corporation pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including such person’s written consent to being named in a proxy statement, associated proxy card and other filings as a nominee and to serving as a director if elected); and (B) all of the information required by Section 3.2(b)(iv).

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or to serve on any committee or sub-committee of the Board, in either case under any applicable stock exchange listing requirements, applicable law or the Policies (as defined below). The number of nominees a stockholder may nominate for election at an annual meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at an annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. A stockholder may not designate any substitute or alternate nominees unless the stockholder provides timely notice of such substitute or alternate nominee(s) in accordance with this Section 3.2, in the case of an annual meeting, or Section 3.3, in the case of a special meeting (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute or alternate nominee(s) that are required by the Bylaws with respect to nominees for director).

(ii) For business other than nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(iii), and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each matter such stockholder proposes to bring before the meeting, (1) a brief description of the business desired to be brought before the meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (3) the reasons for conducting such business at the meeting, and (4) any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) all of the information required by Section 3.2(b)(iv).

(iii) To be timely, the written notice required by Section 3.2(b)(i) or 3.2(b)(ii) must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting (for purposes of notice required for action to be taken at the Corporation’s first annual meeting of stockholders after the filing date of the Certificate of Incorporation, the date of the immediately preceding year’s annual meeting shall be deemed to have occurred on June 1 in such immediately preceding calendar year); provided, however, that, subject to the last sentence of this Section 3.2(b)(iii), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (or deemed to have been held), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to such annual meeting and not later than the later of the close of business on (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation.

In no event shall an adjournment or postponement (or the public announcement thereof) of an annual meeting for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Sections 3.2(b)(i) or 3.2(b)(ii) shall also include, as of the date of the notice and as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made and any affiliate who controls (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”)) either of the foregoing stockholder or beneficial owner, directly or indirectly (each, a “Proponent” and collectively, the “Proponents”):

(A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the Corporation’s books and records;

(B) the class, series and number of shares of each class or series of the capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 3.2(b)(iv), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the Corporation as to which such Proponent or any of its affiliates or associates has a right to acquire beneficial ownership whether immediately or at any time in the future);

(C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the Corporation, other than a revocable proxy given in response to a proxy solicitation made to 10 or more persons) between or among any Proponent and any of its affiliates or associates, and/or any other persons (including their names) including without limitation, any agreements, arrangements or understandings required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D, regardless of whether the requirement to file a Schedule 13D is applicable;

(D) a representation that the stockholder is a holder of record of shares of the Corporation at the time of giving notice, will be entitled to vote at the meeting, and that such stockholder (or a qualified representative thereof) intends to appear at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(ii));

(E) a representation whether any Proponent or any other participant (as defined in Item 4 of Schedule 14A under the 1934 Act) will engage in a solicitation with respect to such nomination or proposal and, if so, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation, and a representation as to whether the Proponents intend or are part of a group which intends to: (x) deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required to approve or adopt the proposal or elect the nominee, (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination and/or (z) solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the 1934 Act;

(F) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions;

(G) a certification regarding whether each Proponent has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the Corporation and/or such Proponent’s acts or omissions as a stockholder or beneficial owner of the Corporation; and

(H) any other information relating to each Proponent required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14 of the 1934 Act and the rules and regulations promulgated thereunder.

(c) A stockholder providing the written notice required by Section 3.2(b)(i) or 3.2(b)(ii) shall update and supplement such notice in writing, if necessary, so that the information (other than the representations required by Section 3.2(b)(iv)(E)) provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting; provided, that no such update or supplement shall cure or affect the accuracy (or inaccuracy) of any representations made by any Proponent, any of its affiliates or associates, or a nominee or the validity (or invalidity) of any nomination or proposal that failed to comply with this Section 3.2 or is rendered invalid as a result of any inaccuracy therein.

In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting (or if there are fewer than two Business Days between the date for the meeting, or the date of the immediately preceding adjournment or postponement thereof, and the date for the adjourned or postponed meeting, not later than the day prior to such adjourned or postponed meeting).

(d) Notwithstanding anything in Section 3.2(b)(iii) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with Section 3.2(b)(iii), a stockholder’s notice required by this Section 3.2 and that complies with the requirements in Section 3.2(b)(i), other than the timing requirements in Section 3.2(b)(iii), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(e) To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (iii) of Section 3.2(a) or clause (ii) of Section 3.3(c), each Proponent must deliver (in accordance with the time periods prescribed for delivery of notice under Sections 3.2(b)(iii), 3.2(d) or

Section 3.3(c), as applicable) to the Secretary at the principal executive offices of the Corporation a completed written questionnaire with respect to the background, qualifications, stock ownership and independence of such proposed nominee (in the form provided by the Secretary within 10 days following a written request therefor by a stockholder of record) and a written representation and agreement (in the form provided by the Secretary within 10 days following written request therefor by a stockholder of record) that such person:

(i) is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question that (A) has not been disclosed in the questionnaire or (B) could limit or interfere with such person’s ability to comply with such person’s fiduciary duties under applicable law;

(ii) is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation or a nominee that has not been disclosed in such questionnaire;

(iii) would be in compliance, if elected as a director of the Corporation (and a statement as to whether such person, if elected, intends to comply with), all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation that are publicly disclosed or which were provided by the Secretary with the written representation and agreement required by this Section 3.2(e) (together, the “Policies”); and

(iv) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(f) A person shall not be eligible for election or re-election as a director unless the person is nominated, in the case of an annual meeting, in accordance with Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e) and Section 3.2(f), as applicable, or in the case of a special meeting, in accordance with Section 3.3(c) and the requirements thereof. Only such business shall be conducted at any annual meeting of the stockholders of the Corporation as shall have been brought before the meeting in accordance with Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b), Section 3.2(c) and Section 3.2(f), as applicable. Notwithstanding anything to the contrary in the Bylaws, unless otherwise required by applicable law, in the event that any Proponent (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to one or more proposed nominees and (ii) subsequently fails to (A) comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proponent has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the next sentence) or (B) inform the Corporation that they no longer plan to solicit proxies in accordance with the requirements of Rule 14a-19 under the 1934 Act by delivering a written notice to the Secretary at the principal executive offices of the Corporation within two (2) Business Days after the occurrence of such change, then the nomination of each such proposed nominee shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nominee is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded).

If any Proponent provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proponent shall deliver to the Corporation, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence sufficient to demonstrate that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act.

Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, the nomination of any person whose name is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) as a result of any notice provided by any Proponent pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to such proposed nominee and whose nomination is not made by or at the direction of the Board or any authorized committee thereof shall not be deemed (for purposes of clause (a) of Section 3.2(a) or otherwise) to have been made pursuant to the Corporation’s notice of meeting (or any supplement thereto) and any such nominee may only be nominated by a Proponent pursuant to clause (a) of Section 3.2(a) and, in the case of a special meeting of stockholders, pursuant to and to the extent permitted under Section 3.3(c).

Except as otherwise required by applicable law, and subject to the supervision, direction and control of the Board of Directors, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures and requirements set forth in the Bylaws (including, without limitation, compliance with Rule 14a-19 promulgated under the 1934 Act) and, if any proposed nomination or business is not in compliance with the Bylaws, or the Proponent does not act in accordance with the representations required in this Section 3.2, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), or that such business shall not be transacted, notwithstanding that such proposal or nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination or such business may have been solicited or received.

Notwithstanding the foregoing provisions of this Section 3.2, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election) and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the Corporation. For purposes of this Section 3.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, shall be provided to the Secretary of the Corporation at least five (5) Business Days prior to the meeting of stockholders.

(g) Notwithstanding anything to the contrary in this Section 3.2, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 3.2 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a 8 under the 1934 Act (“Rule 14a-8”); and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a 8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.

(h) For purposes of Sections 3.2 and 3.3,

(i) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the 1933 Act;

(ii) “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(iii) “close of business” means 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a Business Day;

(iv) “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation;

(B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation;

(C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the Corporation; or

(D) that provides the right to vote (other than a revocable proxy given in response to a proxy solicitation made to 10 or more persons) or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the Corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(v) “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the Corporation’s investor relations website.

Section 3.3 Special Meetings.

(a) Special meetings of the stockholders of the Corporation may only be called in the manner provided in the Certificate of Incorporation. Any special meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer to whom the Board has delegated such authority, at any time before or after notice of such meeting has been given to stockholders.

(b) The Board (or its designee) shall determine the date and time of such special meeting. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 3.4.

(c) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board or a duly authorized committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this paragraph and who is a stockholder of record at the time of the special meeting, who is entitled to vote at the meeting and who complies with Sections 3.2(b)(i), 3.2(b)(iv), 3.2(c), 3.2(e) and 3.2(f).

The number of nominees a stockholder may nominate for election at a special meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at a special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors, any such stockholder of record entitled to vote in such election of directors may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Sections 3.2(b)(i) and 3.2(b)(iv) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such meeting or (ii) the tenth day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 3.2(c).

In no event shall an adjournment or a postponement (or the public announcement thereof) of a special meeting for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d) A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 3.3(c). Except as otherwise required by applicable law, and subject to the supervision, direction and control of the Board of Directors, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures and requirements set forth in the Bylaws and, if any proposed nomination is not in compliance with the Bylaws (including, without limitation, compliance with Rule 14a-19 under the 1934 Act), or if the Proponent does not act in accordance with the representations required in Section 3.2, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that such nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received.

Notwithstanding the foregoing provisions of this Section 3.3, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Section 3.2(f)) does not appear at the special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nomination is set forth (as applicable) in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received by the Corporation.

(e) Notwithstanding the foregoing provisions of Sections 3.2 and 3.3, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Sections 3.2 and 3.3, and any failure to comply with such requirements shall be deemed a failure to comply with Sections 3.2 or 3.3, as applicable; provided, however, that, to the fullest extent not prohibited by applicable law, any references in the Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Sections 3.2(a) and 3.3(c). Nothing in the Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

Section 3.4 Notice of Meetings. Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, notice of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of such meeting. Such notice shall specify the date, time and place, if any, of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting, and, in the case of special meetings, the purpose or purposes of the meeting. Notice shall be deemed given as provided in Section 232 of the DGCL.

Section 3.5 Quorum and Vote Required. At all meetings of stockholders, except where otherwise required by law or by the Certificate of Incorporation, or by the Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Unless a different or minimum vote is provided by law or by applicable stock exchange rules, or by the Certificate of Incorporation or the Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of the stockholders. Except as otherwise required by law, the Certificate of Incorporation or the Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, except as required by law or by the Certificate of Incorporation or the Bylaws, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Unless a different or minimum vote is provided by law or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (or plurality, in the case of the election of directors) of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of such class or classes or series.

Section 3.6 Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes). When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken or are (a) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (b) set forth in the notice of meeting given in accordance with Section 3.4.

At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

Section 3.7 Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the Corporation on the record date shall be entitled to vote at any meeting of stockholders. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 3.8 List of Stockholders. The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Nothing in this Section 3.8 shall require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation.

In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 3.9 Remote Communication; Delivery to the Corporation.

(a) If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a stockholder meeting may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(b) Whenever Section 3.2 or 3.3 requires one or more persons (including a record or beneficial owner of capital stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Section 3.10 Organization.

(a) At every meeting of stockholders, a person designated by the Board shall act as chairperson of the meeting of stockholders. If no chairperson of the meeting of stockholders is so designated, then the Chairperson of the Board, or if no Chairperson has been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting chosen by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall act as chairperson of the meeting of stockholders. A person designated by the Board shall act as secretary of the meeting. If no secretary of the meeting is designated, then the Secretary, or, in the Secretary’s absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b) The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c) The Corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall:

(1) ascertain the number of shares outstanding and the voting power of each;

(2) determine the shares represented at a meeting and the validity of proxies and ballots;

(3) count all votes and ballots;

(4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

SECTION 4.

DIRECTORS

Section 4.1 Number. The authorized number of directors of the Corporation shall be fixed in accordance with the Certificate of Incorporation.

Section 4.2 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.

Section 4.3 Terms. The terms of directors shall be as set forth in the Certificate of Incorporation.

Section 4.4 Vacancies; Newly Created Directorships. Vacancies and newly created directorships on the Board shall be filled as set forth in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 4.5 Resignation. Any director may resign at any time by delivering such director’s notice in writing or by electronic transmission to the Board or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

Section 4.6 Removal. Directors shall be removed as set forth in the Certificate of Incorporation.

Section 4.7 Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board may be held at any time or date and at any place, if any, within or outside of the State of Delaware that has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board may be held at any time and place, if any, within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or by a majority of the directors then in office.

(c) Meetings by Electronic Communications Equipment. Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other means of electronic transmission at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board need be specified in any such notice.

Section 4.8 Quorum and Voting.

(a) Except as otherwise required by the DGCL, the Certificate of Incorporation or the Bylaws, a quorum of the Board shall consist of a majority of the authorized number of directors fixed from time to time by the Board in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn the meeting to another time, without notice other than by announcement at the meeting.

(b) At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or the Bylaws.

Section 4.9 Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.10 Fees and Compensation. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, the Board, or any duly authorized committee thereof, shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 4.11 Committees.

(a) Committees. The Board may, from time to time, appoint such committees as may be permitted by applicable law. Such committees appointed by the Board shall consist of one or more members of the Board and to the extent permitted by applicable law and provided in the resolution of the Board shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation. Except as otherwise required by the DGCL, the Certificate of Incorporation or the Bylaws, a quorum of any committee of the Board shall consist of such number of directors as set forth in the charter of such committee approved by the Board.

(b) Term. The Board, subject to any requirements of any outstanding series of preferred stock and the provisions of subsection (a) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board. The Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c) Meetings. Unless the Board shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 4.11 shall be held at such times and places, if any, as are determined by the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place, if any, of special meetings of the Board. Unless otherwise provided by the Board in the resolutions authorizing the creation of the committee, the presence of at least a majority of the members of the committee then serving shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by the affirmative vote of a majority of the members present at a meeting of the committee at which a quorum is present.

Section 4.12 Duties of Chairperson of the Board. The Board shall elect from its ranks a Chairperson of the Board. The Chairperson of the Board shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time. The Chairperson of the Board, when present, shall preside at all meetings of the Board in accordance with Section 4.13.

Section 4.13 Organization. At every meeting of the directors, the Chairperson of the Board shall act as chairperson of the meeting. If a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if no Chief Executive Officer is then serving or the Chief Executive Officer is absent, the President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in the Secretary’s absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

SECTION 5.

OFFICERS

Section 5.1 Officers Designated. The officers of the Corporation shall include, if and when designated by the Board, the Chief Executive Officer, the President, the Secretary and the Treasurer. The Board may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws.

Section 5.2 Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board or by a committee thereof to which the Board has delegated such responsibility or, if so authorized by the Board, by the Chief Executive Officer or another officer of the Corporation.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board has been appointed and is present thereat. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in the Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

(c) Duties of President. The President shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board or Chief Executive Officer has been appointed and is present and willing to act. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of chief executive officer. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d) Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board and shall record, or cause to be recorded, all acts, votes and proceedings thereof in the minute books of the Corporation. The Secretary shall give, or cause to be given, notice in conformity with the Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in the Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(e) Duties of Treasurer and Assistant Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Section 5.3 Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 5.4 Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer, the President or the

Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 5.5 Removal. Any officer may be removed from office at any time, either with or without cause, by the Board, or by any duly authorized committee thereof or any officer upon whom such power of removal may have been conferred by the Board.

SECTION 6.

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 6.1 Execution of Corporate Instruments. The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by applicable law or the Bylaws, and such execution or signature shall be binding upon the Corporation.

(a) All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall from time to time authorize so to do.

(b) Unless otherwise specifically determined by the Board or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the Corporation may be effected manually, by facsimile or (to the extent not prohibited by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

(c) Unless authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 6.2 Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies and consents with respect thereto shall be executed, by the person authorized so to do by resolution of the Board, or, in the absence of such authorization, by the Chairperson of the Board, the Chief Executive Officer, or the President.

SECTION 7.

SHARES OF STOCK

Section 7.1 Form and Execution of Certificates. The shares of the Corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board. Certificates for the shares of stock of the Corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation (including, without limitation, the Chairperson of the Board, the Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary), certifying the number, and the class or series, of shares owned by such holder in the Corporation in certificated form. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 7.2 Lost Certificates. The Corporation may issue a new certificate or certificates or uncertificated shares in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to give the Corporation a bond (or other adequate security) sufficient to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate(s) or uncertificated shares.

Section 7.3 Transfers.

(a) Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.4 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determining the stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determining the stockholders entitled to vote in accordance with the provisions of this Section 7.4(a).

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such action.

Section 7.5 Lock-Up.

(a) Subject to Section 7.5(b), the holders (the “Lock-Up Holders”) of shares of Common Stock (i) issued as consideration pursuant to that certain Agreement and Plan of Merger and Reorganization, dated on or about September 8, 2025, by and among the Corporation, AH Merger Sub I, Inc., a Delaware corporation, AH Merger Sub II, LLC, a Delaware limited liability company, and ColdQuanta, Inc., a Delaware corporation (the “Merger Agreement”), (ii) issued upon the settlement or exercise of stock options, restricted stock awards or other equity awards assumed by the Corporation pursuant to the Merger Agreement, or (iii) otherwise held by Churchill Sponsor X LLC (“Sponsor”), the officers or directors of Sponsor or the Corporation, or its and their respective affiliates as of the date hereof (such shares referred to in this Section 7.5(a)(i)-(iv), the “Lock-Up Shares”) may not Transfer any Lock-Up Shares during the Lock-Up Period (the “Lock-Up”).

(b) Notwithstanding the provisions set forth in Section 7.5(a), the Lock-Up Holders or their respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-Up Holder or any other natural person with whom such Lock-Up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Lock-Up Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement, or any legal, regulatory or other order; (v) if such Lock-Up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-Up Holder, or (B) to partners, limited liability company members or stockholders of the Lock-Up Holder, including, for the avoidance of doubt, where the Lock-Up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Lock-Up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permissible under clauses (i) through (vi) of this Section 7.5(b); (viii) as a pledge or other grant of a security interest in Lock-Up Shares to one or more financial or lending institutions as collateral or security in connection with any bona fide loans, advances or extensions of credit or debt transaction (or enforcement thereunder) entered into by the Lock-Up Holder or any of its affiliates, or any refinancings thereof, and any Transfers of such Lock-Up Shares upon foreclosure thereof, so long as the applicable Transferee agrees in writing to be bound by the restrictions set forth herein; (ix) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change in control of the Corporation; provided, however, that if such tender offer, merger, stock sale, recapitalization, consolidation or other such transaction is not completed, the Lock-Up Shares shall remain subject to the Lock-Up; (x) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the 1934 Act; provided, however, that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-Up Period; (xi) to the Corporation in connection with the repurchase of such Lock-Up Holder’s shares in connection with the termination of the Lock-Up Holder’s employment with the Corporation or any subsidiary of the Corporation pursuant to contractual agreements with the Corporation; (xii) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Common Stock of the Corporation or the vesting or settlement of stock-based awards of the Corporation; (xiii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock; or (xiv) from and after the occurrence of a Triggering Event.

(c) In order to enforce this Section 7.5, the Corporation may impose stop transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d) Notwithstanding the other provisions set forth in this Section 7.5, the Board (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal the Lock-Up obligations set forth herein; provided that, for so long as at least one director designated by Sponsor is then serving on the Board, any decision by the Board (or such committee) to waive, amend, or repeal the Lock-Up obligations set forth herein shall include the affirmative vote or consent of at least one director designated by Sponsor.

(e) For purposes of this Section 7.5,

(i) “Common Stock” means the common stock, par value $0.0001 per share, of the Corporation;

(ii) “Lock-Up Period” means the period beginning on the closing date of the merger transactions contemplated by the Merger Agreement and ending on the date that is one hundred eighty (180) days thereafter;

(iii) “Permitted Transferees” means any person or entity to whom such Lock-Up Holder is permitted to Transfer shares of Common Stock prior to the expiration of the Lock-Up Period pursuant to Section 7.5(b)(i)-(xii);

(iv) “Transfer” means to (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act with respect to, any security, or any right or interest therein, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B);

(v) “Triggering Event” means the VWAP of the Corporation’s Common Stock is at any time greater than or equal to $12.00 over any fifteen (15) trading days within any one hundred eighty (180) trading day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Corporation’s Common Stock); and

(vi) “VWAP” means for any security as of any trading day means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such shall be the fair market value per share on such day as reasonably determined by the Board (including for the avoidance of doubt a duly authorized committee thereof).

Section 7.6 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 7.7 Additional Powers of the Board. In addition to, and without limiting, the powers set forth in the Bylaws, the Board shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

SECTION 8.

OTHER SECURITIES OF THE CORPORATION

Section 8.1 Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 7.1), may be signed by the Chairperson of the Board, the Chief Executive Officer, or the President, or such other person as may be authorized by the Board; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

SECTION 9.

DIVIDENDS

Section 9.1 Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 9.2 Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose or purposes as the Board shall determine to be conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

SECTION 10.

FISCAL YEAR

Section 10.1 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

SECTION 11.

INDEMNIFICATION

Section 11.1 Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The Corporation shall indemnify to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in a Proceeding, by reason of the fact that such person is or was a director or executive officer (for the purposes of this Section 11.1, “executive officer” has the meaning defined in Rule 3b-7 promulgated under the 1934 Act) of the Corporation, or while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such Proceeding is alleged action in an official capacity as a director or executive officer or in any other capacity while serving as a director or executive officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation will not be required to indemnify or advance expenses to any director or executive officer in connection with any Proceeding (or part thereof) initiated by such person unless (i) the Proceeding (or part thereof) was authorized by the Board or (ii) the Proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses as provided under subsection (d) of this Section 11.1 or is a compulsory counterclaim brought by such person.

Any reference to an officer of the Corporation in this Section 11.1 shall be deemed to refer exclusively to the Chief Executive Officer, President, Secretary, Treasurer and any other officer of the Corporation appointed by the Board pursuant to Section 5 of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Section 11.1.

(b) Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify and advance expenses to its other officers, employees and other agents to the fullest extent permitted by the DGCL.

(c) Expenses. The Corporation shall advance to any current or former director or executive officer of the Corporation, or to any person, who while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses incurred by such person in defending (or participating as a witness in) any Proceeding referred to in Section 11.1(a), or in connection with a Proceeding (or part thereof) brought to establish or enforce a right to indemnification or advancement of expenses under subsection (d) of this Section 11.1, provided, however, that any advancement of expenses incurred by a current or former director or executive officer in such director’s or executive officer’s capacity as a director or executive officer will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses under this Section 11.1 or otherwise.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to current and former directors and executive officers under this Section 11.1 will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and such director or executive officer. Any right to indemnification or advancement of expenses granted by this Section 11.1 to a current or former director or executive officer will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advancement of expenses is denied, in whole or in part, (ii) no disposition of a claim for indemnification is made within 60 days of request therefor, or (iii) no disposition of a claim for an advance is made within 30 days of request therefor.

The indemnitee in such enforcement action, if successful in whole or in part, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, will be entitled to be paid also the expense of prosecuting or defending the claim to the fullest extent permitted by the DGCL.

In (i) any suit brought to enforce a right to indemnification hereunder (but not in a suit brought to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL.

Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the indemnitee has not met the applicable standard of conduct. In any suit brought by a current or former director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise is on the Corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Section 11.1 are not exclusive of any other right that such person may have or hereafter acquire under any applicable law, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

(f) Survival of Rights. The rights conferred on any person by this Section 11.1 will continue as to a person who has ceased to be a director or executive officer and will inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL, the Corporation may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.

(h) Amendments. Any repeal or modification of this Section 11.1 is only prospective and does not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any current or former director or executive officer of the Corporation.

(i) Saving Clause. If this Section 11 or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify and advance expenses to each director and executive officer to the full extent not prohibited by any applicable portion of this Section 11 that has not been invalidated, or by any. If this Section 11 is invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the Corporation will indemnify and advance expenses to each director and executive officer to the full extent under applicable law.

(j) Certain Definitions. For the purposes of this Section 11, the following definitions apply:

(i) The term “Proceeding” is to be broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” is to be broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, stands in the same position under the provisions of this Section 11 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan.

SECTION 12.

NOTICES

Section 12.1 Notices.

(a) Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 3.4. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or courier service, facsimile or by electronic mail or other means of electronic transmission in accordance with Section 232 of the DGCL.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in the Bylaws, with notice other than one that is delivered personally to be sent to such address or electronic mail address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address or electronic mail address of such director.

(c) Affidavit of Mailing. An affidavit of notice, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within 60 days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

(g) Waiver. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or the Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or the Bylaws.

SECTION 13.

AMENDMENTS

Section 13.1 Amendments. Subject to the limitations set forth in Section 11.1(h) or the Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation)), such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

ANNEX D

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 8th day of September, 2025, by and between Churchill Capital Corp X, a Cayman Islands exempted company (the “Issuer”) and the undersigned (the “Subscriber” and, together with Issuer, the “Parties” and each, a “Party”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, the Issuer, AH Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), AH Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”) and ColdQuanta, Inc., a Delaware corporation (“ColdQuanta”), will, following the execution of this Subscription Agreement, enter into that certain Agreement and Plan of Merger and Reorganization, dated as of September 8, 2025 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”, pursuant to which, inter alia, (i) Merger Sub I will be merged with and into ColdQuanta, with ColdQuanta surviving as a wholly owned subsidiary of the Issuer (the “Surviving Corporation”) (the “First Merger”) and (ii) immediately following the First Merger, the Surviving Corporation will be merged with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and wholly owned subsidiary of the Issuer (the “Second Merger” and, together with the First Merger, the “Mergers”), on the terms and subject to the conditions set forth therein (the Mergers together with the other transactions contemplated by the Merger Agreement , the “Transactions”);

WHEREAS, prior to the closing of the Transactions (the “Closing” and such date, the “Closing Date”), the Issuer will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (“DGCL”) and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);

WHEREAS, in connection with the Transactions, Subscriber is obliged to subscribe for and purchase from the Issuer a number of shares (“Shares”) of the Issuer’s common stock, par value $0.0001 per share (the “common stock”) equal to (A) the number of “Nominal Shares” set forth on the signature page hereto less (B) the number of Offset Shares (as defined in Section 13.1), for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate purchase price for all of the Shares being purchased, the “Purchase Price”), and the Issuer has agreed to issue to Subscriber the Shares in consideration for the payment of the Purchase Price therefore by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein; and

WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional “accredited investors” (as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) (each, an “Other Subscriber”) have, severally and not jointly, entered into or are substantially concurrently entering into separate subscription agreements with the Issuer (the “Other Subscription Agreements”), pursuant to which such Other Subscribers have agreed to purchase common stock on the Closing Date at the same per share purchase price as Subscriber, and the aggregate amount of securities to be sold by the Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, [●] shares of common stock.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

If there is more than one Subscriber identified on the signature page, for ease of administration, this single Subscription Agreement is being executed so as to enable each such Subscriber to enter into a Subscription Agreement, severally, but not jointly. The Parties agree that (i) the Subscription Agreement shall be treated as if it were a separate agreement with respect to each Subscriber listed on the signature page, as if each Subscriber entity had executed a separate Subscription Agreement naming only itself as Subscriber, and (ii) no Subscriber listed on the signature page shall have any liability under the Subscription Agreement for the obligations of any Other Subscriber so listed.

1. Subscription. Subject to the terms and conditions hereof, at the Closing, Subscriber hereby agrees, following the Domestication and upon the substantially concurrent consummation of the Transactions, to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Shares (such subscription and issuance, the “Subscription”). Subscriber acknowledges and agrees that, as a result of the Domestication, the Shares that will be purchased by Subscriber and issued by the Issuer pursuant to this Subscription Agreement shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2. Representations, Warranties and Agreements.

2.1 Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:

2.1.1 If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2 If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3 The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any Governmental Order, rule or regulation of any Governmental Authority having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.

2.1.4 Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) is aware that the Subscription is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts over which

Subscriber exercises sole discretion, each owner of such account is a qualified institutional buyer or accredited investor, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Shares. Subscriber understands that the offering of the Shares hereunder (the “offering”) meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

2.1.5 Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the Subscription. Accordingly, Subscriber understands that the Subscription meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

2.1.6 Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of the Shares has not been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S promulgated under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a legend to such effect (the “Securities Act Legend”). Subscriber acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. Subscriber understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

2.1.7 Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer, ColdQuanta or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement. No disclosure or offering document has been prepared by J.P. Morgan Securities LLC or Citigroup Global Markets Inc. (“Citigroup”) or their respective affiliates (collectively, the “Placement Agents”) in connection with the offer and sale of the Shares. Subscriber acknowledges that neither of the Placement Agents nor any of their respective affiliates has provided Subscriber with any information or advice with respect to the Shares nor is such information or advice necessary or desired. Neither of the Placement Agents nor any of their respective directors, officers, employees, representatives or controlling persons has made any independent investigation with respect to the Issuer or ColdQuanta, the Shares or the completeness or accuracy of any information provided to Subscriber. Neither of the Placement Agents nor any of their respective affiliates has made or makes any representation as to Issuer or ColdQuanta or the quality or value of Issuer, ColdQuanta or the Shares. Subscriber agrees that neither of the Placement Agents nor any of their respective affiliates or any of their respective affiliates’ control persons, officers, directors or employees, shall be liable to Subscriber pursuant to this Subscription Agreement (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscription. This undertaking is given freely and after obtaining independent legal advice.

2.1.8 Subscriber represents and warrants that its acquisition and holding of Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

2.1.9 In making its decision to subscribe for the Shares, Subscriber represents that it has relied solely upon the representations, warranties and covenants set forth in this Subscription Agreement, the SEC Documents and the independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by the Placement Agents or ColdQuanta concerning the Issuer, ColdQuanta or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer, ColdQuanta and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares.

2.1.10 Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber and the Issuer, the Placement Agents or their respective representatives. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Rule 502(c) of Regulation D promulgated under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

2.1.11 Subscriber acknowledges that it is aware that there are substantial risks incident to the subscription for, and ownership of, the Shares, including those set forth in the SEC Documents (as defined below) and the investor presentation provided by the Issuer. Subscriber is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

2.1.12 Without limiting the representations, warranties and covenants set forth in this Subscription Agreement, alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able, at this time and in the foreseeable future, to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.13 Subscriber understands and agrees that no federal (U.S. or foreign) or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

2.1.14 Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable Law, provided, that Subscriber is permitted to do so under applicable Law.

Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares are legally derived.

2.1.15 If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither the Issuer, nor any of its affiliates (the “Subscriber Parties”), has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares, and none of Subscriber Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.

2.1.16 Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber, or a “group” comprised solely of Subscriber and its affiliates, with the Securities and Exchange Commission (the “Commission”) with respect to the “beneficial ownership” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Issuer’s Class A ordinary shares, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.17 Unless otherwise disclosed in advance to the Issuer, Subscriber (i) is not a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), (ii) is not “controlled” by a foreign person within the meaning of the DPA, and (iii) does not and will not permit any foreign person affiliate – whether affiliated as a limited partner or otherwise – to obtain through Subscriber any of the following within the meaning of the DPA: (a) access to any “material nonpublic technical information” in the possession of ColdQuanta; (b) membership or observer rights on the ColdQuanta Board of Directors (the “Board”) or equivalent governing body of ColdQuanta or the right to nominate an individual to a position on the ColdQuanta Board or equivalent governing body of ColdQuanta; (c) any “involvement,” other than through the voting of shares, in the “substantive decisionmaking” of ColdQuanta regarding (i) the use, development, acquisition, or release of “critical technology”; (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by ColdQuanta; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure”; or (d) “control” of ColdQuanta.

2.1.18 No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Issuer purchase and sale of the Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and Subscriber will not have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of the Shares hereunder.

2.1.19 [Reserved].

2.1.20 Subscriber has, and on the date that the Purchase Price would be required to be funded to the Issuer hereunder will have, sufficient immediately available funds to pay the Purchase Price. Subscriber is an individual or entity having total liquid assets and net assets in excess of the Purchase Price as of the date hereof and as of the date the Purchase Price would be required to be funded to the Issuer hereunder and was not formed for the purpose of acquiring the Shares.

2.1.21 [Reserved].

2.1.22 No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.

2.1.23 Subscriber acknowledges that (i) the Issuer and the Placement Agents currently may have, and later may come into possession of, information regarding the Transaction and any of the Parties that is not known to Subscriber and that may be material to a decision to enter into this transaction to subscribe for the Shares (“Excluded Information”), (ii) Subscriber has determined to enter into this transaction to subscribe for the Shares notwithstanding its lack of knowledge of the Excluded Information, which Subscriber agrees need not be provided to it, and (iii) none of the Transaction Parties nor the Placement Agents shall have liability to Subscriber, and Subscriber hereby, to the extent permitted by law, waives and releases any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements it may have against any of the Transaction Parties and the Placement Agents with respect to the non-disclosure of the Excluded Information.

2.1.24 Subscriber acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

2.1.25 Subscriber acknowledges that the Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Issuer, ColdQuanta or the Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer. In connection with the issue and purchase of the Shares, the Placement Agents have not acted as Subscriber’s financial advisors or fiduciaries.

2.1.26 At the date of this Subscription Agreement, Subscriber beneficially owns the Currently Owned Offset Shares (as defined in Section 13.1).

2.1.27 Subscriber acknowledges and is aware that Citigroup is acting as placement agent in connection with the Subscription and capital markets advisor to Issuer in connection with the Transaction. Subscriber understands and acknowledges that Citigroups’s role as capital markets advisor to Issuer may give rise to potential conflicts of interest or the appearance thereof.

2.1.28 Subscriber acknowledges and agrees that (a) each Placement Agent is acting solely as Issuer’s placement agent in connection with the private placement of the Shares and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a financial advisor or fiduciary of Subscriber, Issuer or any other person or entity in connection with the Transaction, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transaction or Subscription, and (c) the Placement Agents will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction, Subscription or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning Issuer, ColdQuanta, or the Transaction or Subscription.

2.1.29 As of the date hereof, Subscriber does not have, and during the 30-day period immediately prior to the date hereof Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of Issuer. Notwithstanding the foregoing, nothing in this Section 2.1.29 in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, the representations set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

2.2 Issuer’s Representations, Warranties and Agreements. To induce Subscriber to subscribe for the Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:

2.2.1 The Issuer has been duly incorporated and is validly existing as an exempted company incorporated and in good standing under the laws of the Cayman Islands, with the requisite power and authority to own, lease and operate its assets and properties and conduct its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, the Issuer will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware with requisite power and authority to own, lease and operate its assets and properties and conduct its business as it is now being conducted.

2.2.2 The Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares will be validly issued, fully paid and non-assessable free and clear of all liens or other restrictions (other than those arising under applicable securities laws), and will not have been issued in breach or violation of or subject to any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract created under the Issuer’s amended and restated certificate of incorporation, bylaws, under the DGCL or otherwise.

2.2.3 This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer, is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.4 The Issuer is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

2.2.5 The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer or ColdQuanta or their respective subsidiaries individually or taken as a whole and including the combined company after giving effect to the Transactions, or the legal authority or other ability of the Issuer to enter into and timely perform its obligations under this Subscription Agreement (an “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries, (iii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance of the Issuer under this Subscription Agreement, or (iv) result in any violation of any statute or any Governmental Order, rule or regulation of any Governmental Authority having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.

2.2.6 Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer securities or solicited any offers to buy any Issuer securities under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the offer and sale of the issuance of the Shares under the Securities Act, or otherwise cause the offering of the Shares to be integrated with any other offering by the Issuer.

2.2.7 Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in Rule 502(c) of Regulation D promulgated under the Securities Act, in connection with the offer or sale of any of the Shares and neither the Issuer nor any person acting on its behalf offered any of the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

2.2.8 Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of an aggregate of [•] shares of common stock for an aggregate purchase price of $[•] (including the Shares purchased and sold under this Subscription Agreement). There are no Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber (other than Subscribers in connection with the Other Subscription Agreements) (collectively, the “PIPE Agreements”) which include terms and conditions that are materially more advantageous to any such Other Subscriber (as compared to Subscriber), other than such PIPE Agreements containing any of the following: (i) any rights or benefits granted to an Other Subscriber in connection with such Other Subscriber’s compliance with any law, regulation or policy specifically applicable to such Other Subscriber or in connection with the taxable status of an Other Subscriber, (ii) any rights or benefits which are personal to an Other Subscriber based solely on its place of organization or headquarters, organizational form of, or other particular restrictions applicable to, such Other Subscriber, (iii) any rights with respect to the confidentiality or disclosure of an Other Subscriber’s identity, or (iv) any rights or benefits granted to the Issuer, ColdQuanta or any of their respective affiliates or any of their respective partners, members, shareholders, employees or agents; provided that, no such Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber provide for a purchase price per share of common stock more favorable to any such Other Subscriber (as compared to Subscriber).

2.2.9 As of the date of this Subscription Agreement, the authorized capital stock of the Issuer consists of (a) 500,000,000 Class A ordinary shares, (b) 50,000,000 Class B ordinary shares; and (c) 5,000,000 preference shares, par value $0.0001 per share. As of the date hereof: (i) no preference shares are issued and outstanding; (ii) 29,475,000 Class A ordinary shares are issued and outstanding; (iii) 7,187,500 Class B ordinary shares are issued and outstanding; (iv) 181,250 warrants to purchase Class A ordinary shares (the “Private Placement Warrants”) are outstanding; and (v) 7,187,500 warrants to purchase Class A ordinary shares (the “Public Warrants”) are outstanding. All (i) issued and outstanding Class A ordinary shares and Class B ordinary shares have been duly authorized and validly issued, are fully paid and are non-assessable, were issued in compliance in all material respects with applicable Law, were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract and (ii) outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid, were issued in compliance in all material respects with applicable Law, were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract. Except as set forth above and pursuant to the Other Subscription Agreements and the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Class A ordinary shares, or Class B ordinary shares, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than Merger Subs, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Merger Agreement and the other Transaction Agreements.

2.2.10 Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1, (x) no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber and (y) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Subscription Agreement.

2.2.11 The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder and applicable to the SEC Documents. As of their respective dates, subject to being supplemented or amended from time to time, all SEC Documents required to be filed by the Issuer with the Commission prior to the date hereof complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder. None of the SEC Documents filed under the Exchange Act contained when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

2.2.12 There are no pending or, to the knowledge of the Issuer, threatened, Actions and, to the knowledge of Issuer, there are no pending or threatened investigations, in each case, against the Issuer, or otherwise affecting the Issuer or its respective assets, including any condemnation or similar proceedings, which, if determined adversely, would, individually or in the aggregate, (i) reasonably be expected to have an Issuer Material Adverse Effect or (ii) seek to restrain, enjoin, prevent, materially delay or otherwise materially impair the consummation of the Transactions. There is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

2.2.13 The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the Commission, including the filing of the Registration Statement (as defined below) pursuant to Section 4, and the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D under the Securities Act, if applicable, (ii) filings required by applicable state securities laws, (iii) those required by the Nasdaq, including with respect to obtaining approval of the Issuer’s stockholders, (iv) those required to consummate the Transactions as provided under the Merger Agreement, including those required in connection with the Domestication, and (v) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

2.2.14 As of the date hereof, the Issuer is in compliance with all applicable Law and has not received any written communication from a Governmental Authority that alleges that the Issuer is not in compliance with or is in default or violation of any applicable Law, in each case except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

2.2.15 The Class A ordinary shares of the Issuer are registered pursuant to Section 12(b) of the Exchange Act, and listed for trading on the Nasdaq under the symbol “CCCX”. Issuer is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of Issuer, threatened against Issuer by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Class A ordinary shares or terminate the listing of the Class A ordinary shares. The Issuer has taken no action that is designed to terminate the registration of the Class A ordinary shares under the Exchange Act except as contemplated by the Merger Agreement. Issuer has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting or suspension of the Class A ordinary shares from the Nasdaq or the SEC and, as of the date hereof, the Class A ordinary shares are duly authorized for listing and eligible for continued trading on Nasdaq. There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the common stock to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.

2.2.16 The Domestication will be duly effected prior to the Closing in accordance with applicable Law and the terms disclosed by the Issuer, and, upon the effectiveness of the Domestication, the Shares will automatically convert into duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Issuer as a Delaware corporation.

2.2.17 As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened impediments, delays or adverse developments that would reasonably be expected to prevent, materially delay, or materially impair the completion of the Domestication.

2.2.18 The Issuer is not, and immediately after receipt of payment for the Shares and consummation of the Transactions will not be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.2.19 Neither (i) the Issuer, any of its subsidiaries, affiliates, directors, officers, employees, or, to Issuer’s knowledge, any of its agents or representatives acting on its behalf in connection with this Subscription Agreement, nor (ii) to the Issuer’s knowledge, ColdQuanta or any of its subsidiaries, affiliates, directors, officers, employees, or agents or representatives acting on its behalf in connection with this Subscription Agreement is: (A) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (B) any person operating, organized or located in a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Subscription Agreement, Cuba, Iran, North Korea, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine) or (C) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Issuer has not heretofore engaged in any transaction to lend, contribute or otherwise make available funds or the funds of any joint venture partner or other person or entity towards any sales or operations in Cuba, Iran, North Korea, or the Crimea, Donetsk People’s Republic, or Luhansk People’s Republic regions of Ukraine or any other jurisdiction subject to comprehensive sanctions by OFAC or for the purpose of financing the activities of any person or entity currently subject to any U.S. sanctions administered by OFAC.

2.2.20 The Issuer has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3. Settlement Date and Delivery.

3.1 Subscription Closing.

3.1.1 The closing of the Subscription contemplated hereby (the “Subscription Closing”) shall occur on the date of, and immediately prior to, the consummation of the Transactions.

3.1.2 Subject to Section 3.1.3, upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least five Business Days prior to the date that the Issuer reasonably expects all conditions to the Closing of the Transactions to be satisfied (the “Expected Subscription Closing Date”), Subscriber shall deliver to the Issuer, no later than three Business Days prior to the Expected Subscription Closing Date, the Purchase Price for the Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice , with such funds to be held by the Issuer in escrow until the Closing. If the Transactions are not consummated on or prior to the 10th Business Day after the Expected Subscription Closing Date, unless Subscriber otherwise agrees in writing, the Issuer shall (to the extent such funds have been received as of such date) promptly return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber. Notwithstanding such return, (i) a failure to close on the Expected Subscription Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 3. Unless otherwise agreed by ColdQuanta in writing, the Issuer shall deliver the Closing Notice at least two Business Days prior to the date of the Special Meeting. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Subscriber the Shares in certificated or book entry form (at the Issuer’s election), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable.

3.1.3 For purposes of this Subscription Agreement, “Business Day” means any day that, in New York, New York, is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close.

3.1.4 Between the date the Registration Statement is declared effective under the Securities Act (the “Effective Date”) and until sixty (60) days thereafter, the Issuer shall not issue or sell any Shares of common stock of the Issuer for capital raising purposes, in each case other than pursuant to this Agreement, the Other Subscription Agreements (or, in the event of a failure to fund under or termination of an Other Subscription Agreement, a replacement agreement on substantially the same terms with a substitute subscriber) or any other agreement entered into by the Issuer or any of its Subsidiaries after the date hereof and prior to the Effective Date. For the avoidance of doubt, the Issuer may issue shares of capital stock pursuant to the Merger Agreement or for other acquisitions or joint ventures and upon the conversion of securities, the exercise of warrants or options or the settlement of restricted stock or restricted stock units outstanding as of the Effective Date. In the event the Subscriber fails to fund on the Closing Date as required under this Agreement, this Section 3.1.4 shall automatically terminate.

3.2 Conditions to the Subscription Closing of the Issuer.

The Issuer’s obligations to issue the Shares at the Subscription Closing are subject to the fulfillment or written waiver by Issuer (to the extent permitted by applicable Law), on or prior to the date of the Subscription Closing (the “Subscription Closing Date”), of each of the following conditions:

3.2.1 Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Subscription Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Subscription.

3.2.2 Compliance with Covenants. Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by Subscriber pursuant to this Subscription Agreement at or prior to the Subscription Closing.

3.2.3 Closing of the Transactions. All conditions precedent to the Transaction Parties’ obligations to consummate, or cause to be consummated, the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions will be consummated substantially concurrently with the Subscription Closing.

3.2.4 Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Subscription Agreement.

3.2.5 Delivery of Form W-9 or Form W-8. Prior to or at the Subscription Closing Date, Subscriber shall deliver to the Issuer a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3.3 Conditions to Subscription Closing of Subscriber.

Subscriber’s obligation to subscribe for the Shares at the Subscription Closing is subject to the fulfillment or written waiver by Subscriber (to the extent permitted by applicable Law), on or prior to the Subscription Closing Date, of each of the following conditions:

3.3.1 Representations and Warranties Correct. The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Subscription Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Subscription.

3.3.2 Compliance with Covenants. The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Subscription Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Subscription Closing.

3.3.3 Closing of the Transactions. (i) All conditions precedent to the consummation of the Transactions set forth in the Merger Agreement shall have been satisfied or waived, by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions) and (ii) the Transactions will be consummated substantially concurrently with the Subscription Closing.

3.3.4 Legality. There shall not be in force any statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Subscription Agreement.

3.3.5 No Amendment to Merger Agreement. No amendment or modification of the Merger Agreement (as the same exists on the date hereof as provided to Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement without having received Subscriber’s prior written consent .

4. Registration Rights.

4.1 The Issuer agrees that, within 30 calendar days after the Closing (the “Filing Date”), the Issuer will file (or confidentially submit) with the Commission (at the Issuer’s sole cost and expense) a registration statement for a shelf registration on Form S-1 (the “Registration Statement”) registering the resale of the Shares that are eligible for registration (determined as of two Business Days prior to such filing) (the “Registrable Securities”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 150th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the fifth (5th) Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling stockholders questionnaire in customary form to the Issuer that contains (a) the information required by Commission rules for a Registration Statement regarding Subscriber, (b) the securities of the Issuer held by Subscriber and (c) the intended method of disposition of the Registrable Securities (which shall be limited to non-underwritten public offerings) to effect the registration of the Registrable Securities. The Issuer will use commercially reasonable efforts to provide a draft of the Registration Statement to the Subscriber for review at least two (2) Business Days in advance of filing the Registration Statement and the Subscriber shall provide any comments on the Registration Statement to Issuer no later than the day which is one (1) Business Day preceding the filing date; provided that for the avoidance of doubt, in no event shall the Issuer be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of any post-effective amendment to the Registration Statement that is required to be filed with the Commission following the filing of the Issuer’s Annual Report for its first completed fiscal year following the effective date of the Registration Statement. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4.1. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders; provided that, if such limitation on the number of Shares to be included relates to a specific selling stockholder named in the Registration Statement, the number of Shares included in the Registration Statement for such specific selling stockholder shall be reduced first before any other selling stockholder. As promptly as practicable after being permitted to register additional Shares under Rule 415 of the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such additional Shares and cause such amendment or Registration Statement to become effective as promptly as practicable. Unless required under applicable Law and Commission rules, in no event shall Subscriber be identified as a statutory underwriter in the Registration Statement; provided, that if Subscriber is required to be so identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw its Registrable Securities from the Registration Statement.

4.2 In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable written request of Subscriber, inform Subscriber as to the status of such registration. At its expense the Issuer shall:

4.2.1 except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (iii) three years from the date of effectiveness of the Registration Statement;

4.2.2 advise Subscriber as promptly as possible, and in any event within three (3) Business Days:

(a) when the Registration Statement or any post-effective amendment thereto has become effective;

(b) after it shall have received notice or obtained knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness the Registration Statement or the initiation of any proceedings for such purpose;

(c) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(d) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in the Registration Statement or any prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, provided, however, that the Issuer shall not be required to disclose the details of such event.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, non-public information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, non-public information regarding the Issuer;

4.2.3 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable;

4.2.4 upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Registration Statement, use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

4.2.5 use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Issuer’s common stock is then listed; and

4.2.6 use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation necessary to enable Subscriber to resell the Shares pursuant to the Registration Statement.

4.3 Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public information, which disclosure, in the good faith, determination of the board of directors of the Issuer, after consultation with counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer (i) has a bona fide business purpose for not making such information public, (ii) determined that such filing would require premature disclosure of information that would materially adversely affect the Issuer, or (iii) has, in the good faith judgment of the majority of the Issuer’s board of directors, determined that such public disclosure would be seriously detrimental to the Issuer (each such circumstance, a “Suspension Event”); provided, however, that the Issuer (x) may not delay or suspend the Registration Statement on more than two occasions or for more than 60 consecutive calendar days, or more than 120 total calendar days, in each case during any 12-month period and (y) shall use commercially reasonable efforts to make the Registration Statement available for the sale by Subscriber of the Shares as soon as practicable thereafter. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by applicable Law or as required or requested by any Governmental Authority, including a tax authority. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

4.4 Indemnity.

4.4.1 The Issuer shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), its officers, directors, employees, members, managers, partners and agents, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any and all losses, claims, damages, liabilities, costs (including reasonable and documented attorneys’ fees) and expenses (collectively, “Losses”), that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information.

4.4.2 Subscriber shall, severally and not jointly with any Other Subscriber, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding Subscriber furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation.

4.4.3 If the indemnification provided under this Section 4.4 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in this Section 4.4, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.4 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 4.4.3 shall be individual, not joint and several, and in no event shall the liability of any Subscriber hereunder be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation.

4.4.4 Any party entitled to indemnification under this Section 4.4 shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any failure so to notify shall not relieve the indemnifying party of its obligations hereunder except to the extent that it is actually prejudiced thereby. The indemnifying party shall not enter into any settlement without the indemnified party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), unless such settlement includes an unconditional release of the indemnified party from all liability arising out of such claim. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the reasonable and documented fees and expenses of such counsel shall be at the expense of such indemnified party unless (x) the indemnifying party has agreed to pay such fees and expenses, (y) the indemnifying party has failed promptly to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, or (z) the named parties to any such action include both the indemnifying party and the indemnified party, and the indemnified party has been advised by counsel that there may be one or more conflicting defenses available to it that would make it inappropriate for the same counsel to represent both parties.

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the Parties to terminate this Subscription Agreement and (iii) March 21, 2026; provided, that nothing herein will relieve any Party from liability for any willful breach hereof prior to the time of termination, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall notify Subscriber of the termination of the Merger Agreement promptly after the termination of the Merger Agreement, and any monies paid by the Subscriber to the Issuer in connection herewith shall be promptly returned to the Subscriber within three (3) Business Days of such termination.

6. [Reserved].

7. Miscellaneous.

7.1 Further Assurances. At the Subscription Closing, the Parties shall execute and deliver such additional documents and take such additional actions as the Parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

7.1.1 Subscriber acknowledges that the Issuer and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Subscription Closing, Subscriber agrees to promptly notify the Issuer and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. The Issuer acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties made by the Issuer contained in this Subscription Agreement. Prior to the Subscription Closing, the Issuer agrees to promptly notify the Subscriber if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

7.1.2 Each of the Issuer, Subscriber and the Placement Agents is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

7.1.3 The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber; provided, that the Issuer agrees to keep any such information confidential except to the extent required to be disclosed by applicable Law or as required or requested by any Governmental Authority, including a tax authority.

7.1.4 Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein; provided that the Issuer shall bear and pay all expenses incurred in connection with the registration of the Shares pursuant to this Subscription Agreement, including, without limitation, (i) all registration and filing fees with the Commission, Nasdaq and any other Governmental Authority, (ii) the fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection therewith), (iii) printing, messenger and delivery expenses, (iv) the Issuer’s internal expenses, (v) the fees and disbursements of counsel for the Issuer, its independent certified public accountants, and any other persons retained by the Issuer in connection with such registration, and (vi) the reasonable fees and expenses of any transfer agent or registrar for the Common Stock, but excluding, for the avoidance of doubt, any underwriting discounts, selling commissions or stock transfer taxes applicable to the sale of the Shares by the Subscriber, or fees and expenses of counsel to the Subscriber.

7.1.5 Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

7.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

Churchill Capital Corp. X

640 Fifth Avenue, 14th Floor

New York, NY 10019

Attention: Jay Taragin

Email: [***]

with a required copy (which copy shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, NY 10019

Attention: Greg Astrachan, Sean Ewen and Esther Chang

Email: [***]

ColdQuanta, Inc.

1315 W Century Dr #150

Louisville, CO 80027

Attention: Jim Stirbis

Email: [***]

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention: Peter Byrne; Kristin VanderPas

Email: [***]

7.3 Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

7.4 Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the Party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided, that any rights (but not obligations) of a Party under this Subscription Agreement may be waived, in whole or in part, by such Party on its own behalf without the prior consent of any other Party.

7.5 Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the Parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of the other Parties hereto (other than the Shares acquired hereunder, if any, and then only in accordance with this Subscription Agreement); provided, that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as Subscriber, without the prior consent of the Issuer, provided, that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided, further, that, no assignment shall relieve the assigning Party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber.

7.6 Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the Parties and their respective successors and assigns, provided, however, each of the Parties hereby agrees that each Placement Agent is an intended third-party beneficiary of this Subscription Agreement, including the representations and warranties of the Parties.

7.7 Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

7.8 Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each Party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.2, and each Party agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 7.8, a Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

7.9 Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

7.10 No Waiver of Rights, Powers and Remedies. No failure or delay by a Party in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the Parties, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Subscription Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

7.11 Remedies.

7.11.1 The Parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate Chosen Court, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the Parties hereto to cause the other Parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The Parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 7.11 is unenforceable, invalid, contrary to applicable Law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

7.11.2 The Parties acknowledge and agree that this Section 7.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing Party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines that the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing Party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

7.12 Survival of Representations and Warranties. All representations and warranties made by the Parties in this Subscription Agreement shall survive the Subscription Closing. For the avoidance of doubt, if for any reason the Subscription Closing does not occur prior to the Closing, all representations, warranties, covenants and agreements of the Parties hereunder shall survive the Closing and remain in full force and effect.

7.13 No Broker or Finder. Each of the Issuer and Subscriber represents and warrants to the other Parties hereto that, except for the Placement Agents, no broker, finder or other financial consultant has acted on its behalf in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on any other party hereto. Each of the Issuer and Subscriber agrees to indemnify and hold the other Parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent other than the Placement Agents claiming to have been employed by or on behalf of such Party and to bear the cost of legal expenses incurred in defending against any such claim.

7.14 No Liability. Subscriber agrees that neither ColdQuanta nor the Placement Agents shall be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the offering. On behalf of Subscriber and its affiliates, Subscriber releases ColdQuanta and the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the offering. Subscriber agrees not to commence any litigation or bring any claim against ColdQuanta or the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the offering. This undertaking is given freely and after obtaining independent legal advice.

7.15 Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

7.16 Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or other transmission method), such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

7.17 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The term “or” shall not be exclusive and shall mean “and/or”. Each of the Parties has participated in the drafting and negotiation of this Subscription Agreement. If any ambiguity or question of intent or interpretation arises, this Subscription Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Subscription Agreement. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached will not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

7.18 Mutual Drafting. This Subscription Agreement is the joint product of the Parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and shall not be construed for or against any Party hereto.

8. Cleansing Statement; Disclosure.

8.1 The Issuer shall, by 9:00 a.m., New York City time, on the first Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions. Upon the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Issuer or any of its officers, directors or employees or the Placement Agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Issuer, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement.

8.2 Without Subscriber’s prior written consent, Issuer shall not disclose the name of Subscriber or, or include the name of Subscriber or any of its affiliates or advisors in (i) any press release, marketing materials or any other public communication or (ii) in any filing with the Commission or any regulatory agency or trading market, except (x) as required by the federal securities laws or pursuant to other routine proceedings of regulatory authorities, (y) to the extent such disclosure is required by law, at the request of the Staff of the Commission or regulatory agency or under the regulations of any national securities exchange on which Issuer’s securities are listed for trading, in which case the Issuer shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure, or (z) in the case of clause (ii), to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously consented to in accordance with this Section 8. Subscriber will promptly provide any information reasonably requested by the Issuer or ColdQuanta for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).

9. Trust Account Waiver. Notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of both its initial public offering and certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, Subscriber, as applicable, shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.

10. [Reserved].

11. Non-Reliance. Subscriber acknowledges and represents that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, ColdQuanta, any of its affiliates or any of their respective control persons, officers, directors or employees), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that neither (i) any Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the offering of shares of the Shares (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) nor (ii) ColdQuanta, its affiliates or any of their respective control persons, officers, directors, partners, agents or employees shall be liable to any Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the offering of the Shares hereunder.

12. Rule 144. From and after such time as the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”) or any other similar rule or regulation of the Commission that may allow Subscriber to resell Shares without registration are available to holders of the Issuer’s common stock and until the third anniversary of the Subscription Closing Date, the Issuer agrees to:

12.1 make and keep public information available, as those terms are understood and defined in Rule 144;

12.2 file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

12.3 furnish to Subscriber, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer, provided that the Issuer will be deemed to have furnished such statements to the extent such reports or documents are made available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System, and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

If the Shares are eligible to be sold without restriction under, and without the Issuer being in compliance with the current public information requirements of, Rule 144 under the Securities Act, or pursuant to any other exemption under the Securities Act such that the Shares held by Subscriber become freely tradable, then at Subscriber’s request, the Issuer will cause its transfer agent to remove the legend set forth in Section 2.1.6. In connection therewith, if required by the Issuer’s transfer agent, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares without any such legend; provided, that, notwithstanding the foregoing, the Issuer will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable federal or state securities laws. The Issuer shall be responsible for the fees of its transfer agent and its legal counsel associated with such delivery.

The Issuer hereby acknowledges and agrees that Subscriber shall have the right to transfer, assign or sell its Shares, in whole or in part, provided that such transfer, assignment or sale complies with applicable federal and state securities laws and regulations, and that the Issuer, upon Subscriber’s written request, and subject to receipt from the Subscriber of customary and reasonably acceptable representations and other documentation with respect to compliance with such federal and state securities laws and regulations, shall take all reasonable steps to effect any such transfer, assignment or sale, including causing the Issuer’s transfer agent to update the stock register to reflect such transaction.

13. Offset Shares.

13.1 For purposes of this Subscription Agreement, “Offset Shares” means the aggregate of (i) the number of Class A ordinary shares that Subscriber beneficially owns as of the date of this Subscription Agreement and that Subscriber designates as “Offset Shares” (the “Currently Owned Offset Shares,” which number of Currently Owned Offset Shares is set forth on the signature page hereto) and (ii) the number of additional Class A ordinary shares (if any) which Subscriber purchases for its own account pursuant to transactions with third parties after the date hereof and prior to the record date (the “Record Date”) established for the special meeting of Issuer stockholders that will be held to approve the Transactions (the “Issuer Stockholder Meeting”) at a price less than the price per share for which each Class A ordinary share has the opportunity to be redeemed for cash in connection with the Issuer Stockholder Meeting (such shares purchased in such transactions, the “Additional Offset Shares”). For the avoidance of doubt, Subscriber may beneficially own Class A ordinary shares as of the date hereof that are not designated as “Currently Owned Offset Shares”.

13.2 Subscriber agrees (i) with respect to the Additional Offset Shares, (a) not to sell or otherwise transfer such Additional Offset Shares prior to the consummation of the Transactions, (b) that in order for Additional Offset Shares to be Offset Shares, Subscriber must not vote any Additional Offset Shares in favor of approving the Transactions and instead submit a proxy with respect to such Additional Offset Shares abstaining from voting thereon and (c) to the extent Subscriber has the right to have any of its Additional Offset Shares redeemed for cash pursuant to the organizational documents of Issuer (the “Issuer Organizational Documents”) in connection with the consummation of the Transactions, not to exercise any such redemption rights (collectively, the “Additional Offset Shares Reduction Conditions”), and (ii) with respect to the Currently Owned Offset Shares, (a) not to sell or otherwise transfer such Currently Owned Offset Shares prior to the consummation of the Transactions and (b) to the extent Subscriber has the right to have any of its Currently Owned Offset Shares redeemed for cash pursuant to the Issuer Organizational Documents in connection with the consummation of the Transactions, not to exercise any such redemption rights (the “Currently Owned Offset Shares Reduction Conditions”).

13.3 Subject to the prior written consent of each of the Parties, Subscriber may elect to increase the number of Nominal Shares or Currently Owned Offset Shares designated on Subscriber’s signature page hereto, with such increase deemed to be effective as of the date of this Subscription Agreement. Subscriber agrees that Subscriber’s representations and warranties in Section 2.1 with respect to such additional Nominal Shares or Currently Owned Shares will be as of the date of this Subscription Agreement, not as of the date of Subscriber’s election. For the avoidance of doubt, Subscriber may not elect to decrease the number of Nominal Shares or Currently Owned Offset Shares designated on the signature page hereto as of the date of this Subscription Agreement.

13.4 Subscriber shall, no later than one Business Day after the Record Date, deliver a certificate in the form attached hereto as Exhibit A (the “Certificate”) to Issuer, signed by Subscriber, certifying: (i) the number of Additional Offset Shares beneficially owned by Subscriber prior to the Record Date and Currently Owned Offset Shares beneficially owned by Subscriber as of the date of this Subscription Agreement, and (ii)(x) with respect to any such Additional Offset Shares, (1) the date(s) on which such Additional Offset Shares were acquired, (2) the price per share at which such Additional Offset Shares were purchased by Subscriber, and (3) an affirmation that Subscriber has and will comply with the Additional Offset Shares Reduction Conditions, and (y) with respect to any such Currently Owned Offset Shares, an affirmation that Subscriber has and will comply with the Currently Owned Offset Shares Reduction Conditions. Notwithstanding anything to the contrary in the foregoing, no later than three (3) Business Days prior to the Expected Subscription Closing Date as set forth in the Closing Notice, Subscriber shall reaffirm to the Issuer in writing that the certifications included in the Certificate are true and correct and that Subscriber will remain in compliance with the Additional Offset Shares Reduction Conditions and the Currently Owned Offset Shares Reduction Conditions.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

CHURCHILL CAPITAL CORP X

By:
Name:
Title:

Accepted and agreed this ______ day of ________, 2025.
SUBSCRIBER:
Signature of Subscriber:	Signature of Joint Subscriber, if applicable:
By:	By:
Name:	Name:
Title:	Title:
Name of Subscriber:	Name of Joint Subscriber, if applicable:
(Please print. Please indicate name and	(Please Print. Please indicate name and
capacity of person signing above)	capacity of person signing above)
Name in which securities are to be registered
(if different from the name of Subscriber listed directly above):
Email Address:
If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Subscriber’s EIN:	Joint Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Aggregate Number of Shares subscribed for:
Aggregate Purchase Price: $___________.

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

SCHEDULE I

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

☐ We are an institutional “accredited investor” (as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the Issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000; or

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose subscription is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D.

EXHIBIT A

CERTIFICATE

This certificate is provided pursuant to Section 13.4 of the Subscription Agreement, dated as of [•], 2025, by and between Churchill Capital Corp X, a Cayman Islands exempted company (“Issuer”) and the undersigned (“Subscriber”), (as the same may be amended, restated, amended and restated, supplemented or otherwise modified through the date hereof, the “Subscription Agreement”). Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Subscription Agreement.

Subscriber hereby certifies as of the date hereof, each of the following:

1.	Subscriber beneficially owned [•] Additional Offset Shares as of the Record Date.

2.	Subscriber purchased the Additional Offset Shares prior to the Record Date and on the following dates and for the following prices per share:

Date of Purchase	Number of Additional Offset Shares	Price Per Additional Offset Share

3.	With respect to the Additional Offset Shares, Subscriber acknowledges and agrees:

a.	not to sell or otherwise transfer any such Additional Offset Shares prior to the consummation of the Transactions;

b.

that in order for Additional Offset Shares to be Offset Shares, Subscriber must not vote any such Additional Offset Shares in favor of approving the Transactions and instead must submit a proxy with respect to such Additional Offset Shares abstaining from voting thereon; and

c.

to the extent it has the right to have any of its Additional Offset Shares redeemed for cash pursuant to the Issuer Organizational Documents in connection with the consummation of the Transactions, not to exercise any such redemption rights.

4.	With respect to the Currently Owned Offset Shares, Subscriber acknowledges and agrees:

a.	Subscriber beneficially owned [•] Currently Owned Offset Shares as of the date of the Subscription Agreement;
b.	not to sell or otherwise transfer any such Currently Owned Offset Shares prior to the consummation of the Transactions; and

c.

to the extent it has the right to have any of its Currently Owned Offset Shares redeemed for cash pursuant to the Issuer Organizational Documents in connection with the consummation of the Transactions, not to exercise any such redemption rights.

SUBSCRIBER:

Signature of Subscriber:

By:
Name:
Title:

ANNEX E

INFLEQTION, INC.

2026 EQUITY INCENTIVE PLAN

Adopted by the Board of Directors: [ ], 2026

Approved by the Stockholders: [ ], 2026

1. GENERAL.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [ ]1 shares of Common Stock. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [  ] shares (equal to three hundred percent (300% of the total number of shares of Common Stock initially reserved for issuance under Section 2(a)).

(c) Share Reserve Operation.

(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company must have available the number of shares of Common Stock necessary to satisfy its obligations to issue shares of Common Stock pursuant to such Awards. Shares of Common Stock may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares of Common Stock available for issuance under the Plan.

[1]	Note Draft: To be equal to thirteen percent (13%) of the total number of SPAC common stock outstanding on a fully diluted basis as of immediately prior to the First Effective Time.

(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares of Common Stock under the Plan and accordingly do not reduce the number of shares of Common Stock subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares of Common Stock covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than shares of Common Stock); (3) the withholding of shares of Common Stock that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares of Common Stock that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares of Common Stock that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares of Common Stock, and (2) any shares of Common Stock that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award, and (3) any shares of Common Stock that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3. ELIGIBILITY AND LIMITATIONS.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the shares of Common Stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares of Common Stock specified in Section 2(b).

(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $750,000 in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.

4. OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares of Common Stock purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares of Common Stock are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares of Common Stock have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares of Common Stock with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares of Common Stock used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to Participant’s Disability or death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5. AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares of Common Stock become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise set forth in an Award Agreement, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares of Common Stock subject to a Restricted Stock Award.

(2) RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares of Common Stock are actually issued in settlement of a vested RSU Award).

(ii) Consideration.

(1) Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.

(2) RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous

Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or in any form of cash payment (or any combination thereof), as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, and the maximum number of shares of Common Stock by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares of Common Stock or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares of Common Stock or rights to fractional shares of Common Stock that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11 unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to outstanding Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such outstanding Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares of Common Stock pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent such stockholder approval is required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan except with the written consent of the affected Participant.

(viii) To submit any amendment to the Plan for stockholder approval.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment except with the written consent of the affected Participant.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8. TAX WITHHOLDING

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9. MISCELLANEOUS.

(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares of Common Stock or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that is adopted by the Company, including any policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j) Securities Law Compliance. A Participant will not be issued any shares of Common Stock in respect of an Award unless either (i) the shares of Common Stock are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares of Common Stock if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares of Common Stock subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares of Common Stock have vested, the holder of such shares of Common Stock is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares of Common Stock provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o) CHOICE OF LAW. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10. COVENANTS OF THE COMPANY.

(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11. ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares of Common Stock be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares of Common Stock will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares of Common Stock would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares of Common Stock shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares of Common Stock, but the shares of Common Stock shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control, the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares of Common Stock will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares of Common Stock that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares of Common Stock to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring

Entity on the same schedule that the shares of Common Stock would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares of Common Stock, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares of Common Stock that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares of Common Stock made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares of Common Stock to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares of Common Stock would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares of Common Stock, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares of Common Stock that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares of Common Stock made on the date of the Corporate Transaction.

(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares of Common Stock that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares of Common Stock will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares of Common Stock that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares of Common Stock to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares of Common Stock would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares of Common Stock, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares of Common Stock that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares of Common Stock in respect of the Non-Exempt Award unless the earlier issuance of the shares of Common Stock upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares of Common Stock would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares of Common Stock shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv) The provisions in this subsection (e) for delivery of the shares of Common Stock in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares of Common Stock to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12. SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13. TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the

Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14. DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i) “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission, attempted commission, or conviction (including a guilty plea or plea of nolo contendere) of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; (v) intentional damage by Participant to any property of the Company or any Affiliate of the Company; (vi) Participant’s misconduct that causes, or is reasonably anticipated to cause, harm to the Company or its business, reputation, or personnel; (vii) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company, including (without limitation) agreements relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions; (viii) the Participant’s loss of Participant’s eligibility to perform Continuous Service in the Participant’s designated work jurisdiction; or (viii) conduct by Participant that demonstrates gross unfitness to serve. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board in its discretion with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer in his/her discretion with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will be final and binding and have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

The consummation of the transactions contemplated by the Merger Agreement shall not constitute a Change in Control under the Plan.

(k) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(n) “Company” means Infleqtion, Inc., a Delaware corporation.

(o) “Compensation Committee” means the Compensation Committee of the Board.

(p) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

The consummation of the transactions contemplated by the Merger Agreement shall not constitute a Corporate Transaction under the Plan.

(s) “Director” means a member of the Board.

(t) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(w) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(x) “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(y) “Entity” means a corporation, partnership, limited liability company or other entity.

(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(cc) “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(dd) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(ee) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(ff) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been

Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A,or (v) to comply with other Applicable Laws.

(gg) “Merger Agreement” means the Agreement and Plan of Merger and Reorganization by and among Churchill Capital Corp X, AH Merger Sub I, Inc., AH Merger Sub II, LLC, and ColdQuanta, Inc., dated as of September 8, 2025.

(hh) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(ii) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares of Common Stock subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.

(jj) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(kk) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares of Common Stock in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(ll) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(mm) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(nn) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(oo) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(pp) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(qq) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(rr) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(ss) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(tt) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(uu) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(vv) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(ww) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a

Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Award.

(xx) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(yy) “Plan” means this Infleqtion, Inc. 2026 Equity Incentive Plan, as amended from time to time.

(zz) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(aaa) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as described in Section 4(h).

(bbb) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ccc) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ddd) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(eee) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(fff) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ggg) “Rule 405” means Rule 405 promulgated under the Securities Act.

(hhh) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(iii) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(jjj) “Securities Act” means the Securities Act of 1933, as amended.

(kkk) “Share Reserve” means the number of shares of Common Stock available for issuance under the Plan as set forth in Section 2(a).

(lll) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(mmm) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(nnn) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ooo) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ppp) “Trading Policy” means the Company’s policy permitting certain individuals to sell shares of Common Stock only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber shares of Common Stock, as in effect from time to time.

(qqq) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(rrr) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

ANNEX F

INFLEQTION, INC.

2026 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [ ], 2026

APPROVED BY THE STOCKHOLDERS: [ ], 2026

1. GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2. ADMINISTRATION.

(a) The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

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(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [ ]1 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (ii) 7,000,000 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

[1]	Note to Draft: To be equal to two percent (2%) of the total number of SPAC common stock outstanding on a fully diluted basis, as determined at the Closing.

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(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock repurchased by the Company on the open market.

4. GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5. ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the

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same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6. PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering,

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(ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7. PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment

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for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f) Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8. EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares of Common Stock will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9. COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

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10. DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue the outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12. AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the

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Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13. TAX QUALIFICATION; TAX WITHHOLDING.

(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

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14. EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15. MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16. DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).

(d) “Board” means the board of directors of the Company.

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(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Infleqtion, Inc., a Delaware corporation.

(j) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.

(k) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(m) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n) “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(o) “Director” means a member of the Board.

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(p) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger and Reorganization by and among Churchill Capital Corp X, AH Merger Sub I, Inc., AH Merger Sub II, LLC, and ColdQuanta, Inc., dated as of September 8, 2025, provided that this Plan is approved by the Company’s stockholders prior to such date.

(q) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(r) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(t) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code

(v) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).

(w) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(x) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(y) “Offering Date” means a date selected by the Board for an Offering to commence.

F-11

(z) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(aa) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(bb) “Plan” means this Infleqtion, Inc. 2026 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(cc) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(dd) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(ee) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ff) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(gg) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(hh) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ii) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

F-12

ANNEX G

September 7, 2025

Churchill Capital Corp X

640 Fifth Avenue

14th Floor

New York, NY 10019

Board of Directors,

The Board of Directors (the “Directors”) of Churchill Capital Corp X (“Churchill” or “SPAC”), engaged Ocean Tomo, a part of J.S. Held (“Ocean Tomo”) to provide this valuation fairness opinion (the “Opinion”) in connection with the anticipated business combination with ColdQuanta, Inc. (“Infleqtion” or the “Company”). Specifically, Ocean Tomo is providing an Opinion regarding the financial fairness of the Aggregate Consideration (as defined below) payable by Churchill pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 8, 2025, by and among Churchill, AH Merger Sub I, Inc. (“Merger Sub I”), AH Merger Sub II, LLC (“Merger Sub II”, and together with Merger Sub I, each a wholly-owned subsidiary of Churchill, “Merger Subs”), and Infleqtion (the “Agreement”). Ocean Tomo is serving as an independent financial advisor to the Directors to provide the Opinion below.

Description of the Transaction

According to the finalized terms set forth in the Agreement, among other things: (i) Merger Sub I will merge with and into Infleqtion with Infleqtion being the surviving corporation in such merger, immediately following which, Infleqtion will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and a wholly-owned subsidiary of Churchill (the “Merger”), and (ii) each share of Company Common Stock outstanding immediately prior to the First Effective Time after giving effect to the Conversions pursuant to Section 3.01 of the Agreement will be exchanged for the right to receive a number of shares of SPAC Common Stock equal to the Exchange Ratio, in each case other than Excluded Shares and Dissenting Shares; and each outstanding Company Option and Company Restricted Stock Award will be treated in accordance with Section 3.03 and Section 3.04 of the Agreement (the aggregate number of such shares of SPAC Common Stock payable by Churchill in the respect of the Company Total Shares, the “Aggregate Consideration”). The Merger and the foregoing clauses are collectively referred to as the “Transaction.”

The terms and conditions of the Transaction are more fully set forth in the Agreement. The summary of the Transaction set forth above is qualified in its entirety by the terms of the Agreement. Defined terms used that are not defined in this Opinion have the meanings given to them in the Agreement.

200 W. Madison Suite 1020 Chicago, IL 60606 +1.312.327.4400 www.oceantomo.com

Opinion

Ocean Tomo was engaged to (a) advise the Directors regarding the fairness of the Aggregate Consideration pursuant to the Transaction, and (b) deliver this letter to the Directors outlining our opinion as to whether the Aggregate Consideration is fair, from a financial point of view, to the shareholders of Churchill (other than Churchill Sponsor X LLC (“Sponsor”)).

Ocean Tomo Qualifications

Ocean Tomo provides Valuation and Management Consulting, Advisory, and Expert Opinion services focused on matters involving intellectual property (“IP”) and other intangible assets. Practice offerings address asset and business valuation; strategy and risk management consulting; merger and acquisition advisory; debt and equity private placement; IP brokerage economic damage calculations and testimony; and business licensing strategy and contract interpretation. Our services are built upon more than three decades of experience assessing technology and other intangible assets in the most rigorous of venues. Our financial, market, scientific, and technical experts have deep experience with tangible and intangible assets protected by intellectual property. We bring a unique understanding of the contributory value of proprietary innovation to every engagement. As a part of J.S. Held, Ocean Tomo works alongside more than 2,000 professionals globally and assists clients – corporations, insurers, law firms, governments, and institutional investors – on complex technical, scientific, and financial matters across all assets and value at risk.

Ocean Tomo and its subject matter experts have significant expertise in computing, artificial intelligence, software, and advanced electronics technology through the course of their practice, including valuation, transaction opinions, expert testimony, strategic advisory, transaction advisory, and more. The firm draws on both the experience of its subject matter experts as well as its decades of valuation and intellectual property advisory experience to provide the services described herein.

Scope of Analysis

In connection with this Opinion, Ocean Tomo made such reviews, research, analyses, and inquiries as it has deemed necessary and appropriate to enable Ocean Tomo to render this Opinion. Ocean Tomo also accounted for its assessment of general economic, market, technical, and financial conditions, as well as its experience in complex securities, technology, and business valuation, in general, and with respect to similar transactions. Ocean Tomo’s procedures, investigations, and financial analyses with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed documents and information from Infleqtion, Churchill, and public sources, including, but not limited to:

a.	Historical financial statements

b.	Financial Disclosures

c.	Company overview documents

d.	Industry, government, and equity analyst reports and analyses

e.	Technology licensing documents and research agreements

f.	Supply chain information

g.	Distribution and Supply contracts with third-parties

h.	Customer pipeline development

i.	Corporate records

j.	Employee records and agreements

k.	Press releases and news

l.	Intellectual property lists and descriptions, including Company patents

m.	Interviews with senior Infleqtion management and technical personnel

n.	VC/PE discount rate studies, expected and actual rates of returns

o.	Technical records

2.	Conducted an analysis and considered factors as Ocean Tomo deemed necessary, including:

a.	Independent market research to develop estimates of undocumented data, including market size, industry trends, comparable company benchmarks, and relevant market transactions and licensing activities.

b.

Creation of detailed financial valuation models and scenario analyses based on data provided by Churchill, other related parties, and Ocean Tomo research. These include, but are not limited to, market size, market capture, timing and other risk factors, technical merits of Infleqtion’ technology, the competitive environment, regulatory issues, and additional considerations Ocean Tomo deemed necessary and relevant to the conclusions in this Opinion.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Aggregate Consideration, Ocean Tomo, with the Directors’ consent:

1.	Assumed that all equity securities of Infleqtion outstanding immediately prior to the Mergers will be converted into shares of SPAC Common Stock in accordance with the terms of the Agreement;

2.	Considered Public and Private warrants and unvested sponsor shares;

3.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions, and representations obtained from public sources or provided to it from private sources, including Churchill, Infleqtion management, and counsel, and did not independently verify such information;

4.

Relied upon the fact that the Directors, Churchill, and parties to the Agreement have been advised by counsel as to all legal matters with respect to the Agreement and the Aggregate Consideration, including whether procedures required by law to be taken in connection with the Agreement and the Aggregate Consideration, if any, have been duly, validly, and timely taken. We are not legal, regulatory or tax experts and have relied, without independent verification, on the assessment of Churchill and its advisors with respect to such matters;

5.

Assumed that estimates, evaluations, and financial disclosure information furnished to Ocean Tomo, if any, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Ocean Tomo expresses no opinion with respect to such information or the underlying assumptions;

6.	Assumed that information supplied and representations made by Churchill, Infleqtion management, and counsel are substantially accurate regarding Infleqtion and the Transaction;

7.	Assumed that the final versions of all documents reviewed by Ocean Tomo in draft form will conform in all material respects to the drafts reviewed;

8.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of Infleqtion since the date of the most recent financial statements and other information made available to Ocean Tomo, and that there is no information or facts that would make the information reviewed by Ocean Tomo incomplete or misleading; and

9.	We have not made any independent valuation or appraisal of the assets or liabilities of Infleqtion.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Ocean Tomo’s analysis and in connection with the preparation of this Opinion, Ocean Tomo has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

Ocean Tomo prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Ocean Tomo disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Ocean Tomo after the date hereof.

Ocean Tomo has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, or (ii) advise the Directors or any other party with respect to alternatives to the Transaction.

This Opinion is furnished solely for the use and benefit of the Directors in connection with assessing the fairness of the Aggregate Consideration from a financial perspective. This Opinion is not intended to be used by the Directors for any other purpose, including, without limitation, compliance under any state statutes governing transfers or distributions. This Opinion is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Ocean Tomo’s express consent. This Opinion is not and should not be construed as a credit rating or a solvency opinion, an analysis of Infleqtion’ credit worthiness, as tax advice, or as accounting advice. Ocean Tomo has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

This Opinion (i) does not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (ii) does not address any other transaction; and (iii) is not a recommendation as to how the Directors should vote or act with respect to any matters relating to the Transaction, or whether to proceed with the Transaction or any related transaction. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Ocean Tomo to any party.

This Opinion is solely that of Ocean Tomo, and Ocean Tomo’s liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Ocean Tomo and Churchill dated

August 16, 2025 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter, provided that this Opinion may be filed as an exhibit in connection with a Registration Statement on Form S-4.

We may provide investment banking or other services to Churchill, Infleqtion, their subsidiaries, and their respective affiliates in the future, for which we may receive compensation.

Ocean Tomo has acted exclusively as financial advisor to the Directors and will receive a fee from Churchill for its services, including upon the delivery of this opinion. In addition, Churchill has agreed to indemnify us for certain liabilities arising from our engagement.

Conclusion

Based upon and subject to the foregoing, Ocean Tomo is of the opinion that the Aggregate Consideration pursuant to the Agreement to be paid for Infleqtion is fair, from a financial perspective, to the shareholders of Churchill, other than the Sponsor.

Very truly yours,

/s/ Gregory Campanella
Gregory Campanella, JD, MBA, CLP
September 7, 2025
Senior Managing Director
Ocean Tomo, a part of J.S. Held

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (1) we have sufficient funds outside of the trust account or (2) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(1) Exhibits.

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-4, which Exhibit Index is incorporated herein by reference.

Item 22. Undertakings

(1) Each undersigned registrant hereby undertakes as follows:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(4) The registrant undertakes that every prospectus (1) that is filed pursuant to paragraph (3) immediately preceding or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description

2.1#	Agreement and Plan of Merger and Reorganization, dated as of September 8, 2025, by and among Churchill Capital Corp X, AH Merger Sub I, Inc., AH Merger Sub II, LLC and ColdQuanta, Inc. (included as Annex A to this proxy statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of Churchill Capital Corp X (incorporated by reference to Churchill Capital Corp X’s Current Report on Form 8-K, filed with the SEC on May 16, 2025).

3.2	Form of Certificate of Incorporation of Infleqtion, Inc. (included as Annex B to this proxy statement/prospectus).

3.3	Form of Bylaws of Infleqtion, Inc. (included as Annex C to this proxy statement/prospectus).

Exhibit Number	Description

3.4*	Form of Certificate of Domestication of Churchill Capital Corp X to be filed with the Secretary of State of Delaware.

4.1	Specimen Unit Certificate of Churchill Capital Corp X (incorporated by reference to Exhibit 4.1 of Churchill Capital Corp X’s Registration Statement on Form S-1 (File Nos. 333-286799 and 333-287245, filed with the SEC on April 28, 2025).

4.2	Public Warrant Agreement, dated May 13, 2025, by and between Churchill Capital Corp X and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Churchill Capital Corp X’s Current Report on Form 8-K, filed with the SEC on May 16, 2025).

4.3	Private Warrant Agreement, dated May 13, 2025, by and between Churchill Capital Corp X and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Churchill Capital Corp X’s Current Report on Form 8-K, filed with the SEC on May 16, 2025).

4.4	Specimen Class A Ordinary Shares Certificate of Churchill Capital Corp X (incorporated by reference to Exhibit 4.2 of Churchill Capital Corp X’s Registration Statement on Form S-1 (File Nos. 333-286799 and 333-287245), filed with the SEC on April 28, 2025).

4.5	Form of Churchill Capital Corp X Specimen Public Warrant Certificate (included in Exhibit 4.1).

4.6	Form of Churchill Capital Corp X Specimen Private Warrant Certificate (included in Exhibit 4.2).

4.7*	Specimen Common Stock Certificate of Infleqtion, Inc.

5.1	Opinion of Willkie Farr & Gallagher LLP.

8.1	Opinion of Willkie Farr & Gallagher LLP regarding certain U.S. federal income tax matters.

10.1	Amended and Restated Promissory Note, dated as of December 31, 2024, issued to Sponsor by Registrant (incorporated by reference to Exhibit 10.1 of Churchill Capital Corp X’s Registration Statement on Form S-1 (File Nos. 333-286799 and 333-287245, filed with the SEC on April 28, 2025).

10.2	Letter Agreement, dated May 13, 2025, among the Company and its officers, directors and the Sponsor (incorporated by reference to Churchill Capital Corp X’s Current Report on Form 8-K, filed with the SEC on May 16, 2025).

10.3	Investment Management Trust Agreement, dated May 13, 2025, by and between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Churchill Capital Corp X’s Current Report on Form 8-K, filed with the SEC on May 16, 2025).

10.4	Private Placement Units Purchase Agreement, dated May 13, 2025, by and among the Company and certain security holders (incorporated by reference to Churchill Capital Corp X’s Current Report on Form 8-K, filed with the SEC on May 16, 2025).

10.5	Amended and Restated Sponsor Agreement, dated as of September 8, 2025, by and among Churchill Capital Corp X, Churchill Sponsor X LLC and the Insiders (incorporated by reference to Churchill Capital Corp X’s Current Report on Form 8-K, filed with the SEC on September 8, 2025).

10.6	Administrative Support Agreement, dated May 13, 2025, by and between the Company and an affiliate of the Sponsor (incorporated by reference to Churchill Capital Corp X’s Current Report on Form 8-K, filed with the SEC on May 16, 2025).

10.7	Advisory Agreement, dated as of September 8, 2025, by and between Churchill Capital Corp X and M. Klein & Company, through its affiliate, The Klein Group, LLC (incorporated by reference to Churchill Capital Corp X’s Current Report on Form 8-K, filed with the SEC on September 8, 2025).

Exhibit Number	Description

10.8	Securities Subscription Agreement, dated February 15, 2024, between the Registrant and Sponsor (incorporated by reference to Exhibit 10.5 of Churchill Capital Corp X’s Registration Statement on Form S-1 (File Nos. 333-286799 and 333-287245, filed with the SEC on April 28, 2025).

10.9	Form of Indemnity Agreement, dated as of May 13, 2025, by and among Churchill Capital Corp X and each director and officer of Churchill Capital Corp X (incorporated by reference to Churchill Capital Corp X’s Current Report on Form 8-K, filed with the SEC on May 16, 2025).

10.10	Form of PIPE Subscription Agreement (included as Annex D to this proxy statement/prospectus).

10.11	Form of Stockholder Voting and Support Agreement, dated as of September 8, 2025, by and among Churchill Capital Corp X, ColdQuanta, Inc., and the stockholders listed on the signature pages thereto (incorporated by reference to Churchill Capital Corp X’s Current Report on Form 8-K, filed with the SEC on September 8, 2025).

10.12	Form of Amended and Restated Registration Rights Agreement, by and among Infleqtion, Inc. and each of the stockholders of Infleqtion, Inc. identified on the signature pages thereto (included as Exhibit E to the Merger Agreement included as Annex A to this proxy statement/prospectus).

10.13*	Form of Infleqtion, Inc. 2026 Equity Incentive Plan and related form agreements (included as Annex E to this proxy statement/prospectus).

10.14*	Form of Infleqtion, Inc. 2026 Employee Stock Purchase Plan and related form agreements (included as Annex F to this proxy statement/prospectus).

10.15*	Employment Agreement of Matthew Kinsella, dated June 6, 2024, as amended on June 24, 2024

10.16*	Employment Terms of Paul Lipman, dated April 9, 2021

10.17*	Offer Letter of Pranav Gokhale, dated April 25, 2022

10.18*	Form of Indemnification Agreement between Infleqtion, Inc. and each of its directors and executive officers.

10.19#	Exclusive License Agreement between ColdQuanta, Inc. and the Regents of the University of Colorado, dated as of June 28, 2021.

10.20#	Non-Exclusive License Agreement between ColdQuanta, Inc. and the Regents of the University of Colorado, dated as of February 2, 2012.

10.21	First Amendment to the Non-Exclusive License Agreement between ColdQuanta, Inc. and the Regents of the University of Colorado, dated as of June 28, 2021.

10.22#	Exclusive License Agreement between ColdQuanta, Inc. and Wisconsin Alumni Research Foundation, dated as of October 1, 2019.

10.23#	First Amendment to the Exclusive License Agreement between ColdQuanta, Inc. and Wisconsin Alumni Research Foundation, dated as of April 29, 2020.

10.24#	Second Amendment to the Exclusive License Agreement between ColdQuanta, Inc. and Wisconsin Alumni Research Foundation, dated as of September 22, 2023.

23.1*	Consent of WithumSmith+Brown, PC.

23.2*	Consent of KPMG LLP.

23.3	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.4	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 8.1 to this registration statement).

Exhibit Number	Description

24.1	Power of Attorney of Churchill Capital Corp X (included on the signature page of the initial filing of this registration statement).

24.2	Power of Attorney of ColdQuanta, Inc. (included on the signature page of ColdQuanta, Inc. of the initial filing of this registration statement).

99.1*	Form of Preliminary Proxy Card for the Extraordinary General Meeting of Churchill Capital Corp X.

99.2	Consent of Matthew Kinsella to be named as a director.

99.3	Consent of Eric Bjornholt to be named as a director.

99.4	Consent of Kristina Johnson to be named as a director.

99.5	Consent of Dawn Meyerriecks to be named as a director.

99.6	Consent of Catherine Lego to be named as a director.

99.7	Consent of David Singer to be named as a director.

99.8*	Consent of Ocean Tomo, a part of J.S. Held.

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

107	Calculation of Registration Fee Table.

*	Filed herewith.
**	To be filed by Amendment.
#

As permitted by Regulation S-K, Item 601(b)(10)(iv) of the Securities Act of 1934, as amended, certain confidential portions of this exhibit have been redacted from the publicly filed document. The Registrant agrees to furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on January 20, 2026.

CHURCHILL CAPITAL CORP X

By:	/s/ Jay Taragin
	Name:	Jay Taragin
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Klein Michael Klein	Chief Executive Officer, President, and Chairman of the Board of Directors (Principal Executive Officer)	January 20, 2026

/s/ Jay Taragin Jay Taragin	Chief Financial Officer (Principal Financial and Accounting Officer)	January 20, 2026

*	Director	January 20, 2026
Stephen Murphy

*	Director	January 20, 2026
William Sherman

*	Director	January 20, 2026
Paul D. Lapping

*By:	/s/ Jay Taragin
Jay Taragin
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on January 20, 2026.

COLDQUANTA, INC.

By:	/s/ Matthew Kinsella
Matthew Kinsella
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Kinsella Matthew Kinsella	Chief Executive Officer and Director (Principal Executive Officer)	January 20, 2026

/s/ Ilan Hart Ilan Hart	Chief Financial Officer (Principal Financial and Officer and Principal Accounting Officer)	January 20, 2026

* Eric Bjornholt	Director	January 20, 2026

*	Director	January 20, 2026
Kristina Johnson

*	Director	January 20, 2026
Dawn Meyerriecks

Signature	Title	Date

*	Director	January 20, 2026
Catherine Lego

*	Director	January 20, 2026
David Singer

*By:	/s/ Matthew Kinsella
Matthew Kinsella Attorney-in-Fact